As filed with the Securities and Exchange Commission on March 12, 2007

Registration No. 333 - 140271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Indevus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3047911
(State or other jurisdiction of organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

33 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Glenn L. Cooper, M.D., Chief Executive Officer and Chairman

33 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Josef B. Volman, Esq. Burns & Levinson LLP 125 Summer Street Boston, MA 02110-1624 (617) 345-3000	Marc S. Gerber, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, DC 20005-2111 (202) 371-7000	Christopher S. Miller, Esq. Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 (610) 640-7800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Hayden Merger Sub, Inc., a direct, wholly-owned subsidiary of the Registrant, with and into Valera Pharmaceuticals, Inc. as described in the Agreement and Plan of Merger, dated as of December 11, 2006, included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, of which this preliminary joint proxy statement/prospectus is a part, is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED MARCH 12, 2007

A MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

To the Stockholders of Indevus Pharmaceuticals, Inc. and the Stockholders of Valera Pharmaceuticals, Inc.:

The boards of directors of Indevus Pharmaceuticals, Inc. and Valera Pharmaceuticals, Inc. have each unanimously approved a merger of the two companies, with Valera continuing as a wholly-owned subsidiary of Indevus. The companies believe that the merger will create a leading specialty pharmaceutical company focused on urology and endocrinology. Your vote is very important and we ask for your support in approving the merger and the issuance of Indevus common stock to Valera stockholders pursuant to the merger agreement.

If the merger is completed, Valera stockholders will have the right to receive Indevus common stock and contingent stock rights to receive additional shares of Indevus common stock. The number of shares of Indevus common stock that Valera stockholders will receive will be based on an exchange ratio determined prior to the Valera stockholders’ meeting. This exchange ratio will be determined by dividing $7.75 by the volume weighted average of the closing prices of Indevus common stock, which we refer to as the Indevus Common Stock Value, as reported by The Nasdaq Global Market during the 25 trading days ending five trading days prior to the date of the Valera stockholders’ meeting. However, if the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be fixed at 0.9626 of a share of Indevus common stock for each share of Valera common stock, and if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be fixed at 1.1766 shares of Indevus common stock for each share of Valera common stock.

In addition, Valera stockholders will have the right to receive three contingent stock rights, which we refer to as CSRs, for each of their shares of Valera common stock. Each CSR relates to one of three Valera product candidates in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant). Upon achievement of the applicable milestones—approval of the particular product by the U.S. Food and Drug Administration, or FDA, and, in the case of Supprelin-LA, Indevus possessing a specified amount of inventory of commercially saleable units—the CSRs relating to Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock as reported by The Nasdaq Global Market for the ten trading days ending three trading days prior to achieving the applicable milestone or milestones. The aggregate number of shares of Indevus common stock that may be issued in the event one or more CSRs become convertible into Indevus common stock is limited and may not exceed the number of shares of Indevus common stock issued as part of the merger consideration upon completion of the merger. If the applicable milestone or milestones are not achieved within three years of completing the merger in the case of Supprelin-LA and within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will expire and no additional shares of Indevus common stock will be issued in connection with those CSRs.

(Continued on next page)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated March 12, 2007 and is first being mailed to stockholders of Indevus and Valera on or about March 14, 2007.

We anticipate that upon completion of the merger, depending upon the exchange ratio, Valera’s former stockholders will own between 21% and 25% of the then outstanding shares of Indevus common stock (not including any shares of Indevus common stock that may be issued upon cancellation of Valera options or conversion of CSRs). Indevus stockholders will continue to own their existing Indevus shares, which will not be affected by the merger. Indevus common stock is listed on The Nasdaq Global Market under the symbol “IDEV,” and Valera common stock is listed on The Nasdaq Global Market under the symbol “VLRX.”

Your vote is very important. The merger cannot be completed unless Valera stockholders adopt the merger agreement and Indevus stockholders approve the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement. Completion of the merger is also subject to other customary conditions.

In connection with the merger, Indevus entered into voting agreements with two Valera stockholders—Sanders Morris Harris, Inc. (and affiliated entities) and Psilos Group Partners II-S, L.P.—owning, in the aggregate, approximately 41.23% of the shares of Valera common stock. Pursuant to the voting agreements, these stockholders have agreed, subject to limited exceptions, to vote all their Valera shares in favor of adoption of the merger agreement.

We are each holding meetings of our stockholders to vote on the proposals necessary to complete the merger and, in the case of Indevus, to approve certain other matters unrelated to the merger. More information about these meetings, the merger and the other business to be considered by Indevus stockholders is contained in this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the section entitled “ Risk Factors” beginning on page 34, before voting.

Regardless of whether you plan to attend your respective company’s meeting, please take the time to vote by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing and returning the proxy card in the enclosed envelope. If you are either a Valera or Indevus stockholder and you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposals to be voted on. If you are a Valera stockholder and you do not return your proxy card, or, if your shares are held in “street name” by a broker, and you fail to instruct your broker how to vote your shares, your failure to vote or instruct your broker will have the same effect as if you voted against the adoption of the merger agreement.

Indevus’ board of directors unanimously recommends that Indevus stockholders vote “FOR” the proposal to approve the issuance of Indevus common stock and CSRs in the merger and “FOR” the other Indevus proposals described in this joint proxy statement/prospectus. Valera’s board of directors unanimously recommends that Valera stockholders vote “FOR” the proposal to adopt the merger agreement.

We enthusiastically support this merger of our companies and join with our respective boards of directors in recommending that you vote in favor of the proposals described in this joint proxy statement/prospectus.

Very truly yours,

Glenn L. Cooper, M.D., Chief Executive Officer and Chairman Indevus Pharmaceuticals, Inc.	James C. Gale Chairman of the Board Valera Pharmaceuticals, Inc.	David S. Tierney, M.D. President and Chief Executive Officer Valera Pharmaceuticals, Inc.

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

An annual and special meeting of stockholders of Indevus Pharmaceuticals, Inc. will be held at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, MA 02451 on Tuesday, April 17, 2007 at 11:00 a.m., local time, to consider and vote on the proposals listed below and to transact such other business that may properly come before the annual and special meeting or any adjournment or postponement of the annual and special meeting:

1. To approve the issuance of Indevus common stock and the contingent stock rights in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus, Hayden Merger Sub, Inc. (which is a wholly-owned subsidiary of Indevus) and Valera Pharmaceuticals, Inc., a copy of which is included as Annex A to the joint proxy statement/prospectus accompanying this notice;

2. To elect eight members of Indevus’ board of directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified;

3. To approve an amendment to Indevus’ Restated Certificate of Incorporation to increase the number of authorized shares of Indevus common stock from 120 million to 200 million;

4. To approve an amendment to Indevus’ 2004 Equity Incentive Plan to increase the number of shares of Indevus common stock reserved for issuance under the plan from 6,000,000 to 9,000,000;

5. To approve an amendment to Indevus’ 2004 Equity Incentive Plan to remove the 20% limitation on the number of certain types of awards that can be made with respect to the additional 3,000,000 shares proposed to be added to the plan as set forth above;

6. To approve an amendment to Indevus’ 1995 Stock Purchase Plan to increase the number of shares of Indevus common stock available for purchase under the plan from 800,000 to 1,050,000; and

7. To ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm.

The close of business on March 12, 2007 has been fixed as the record date for determining those Indevus stockholders entitled to vote at the annual and special meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Indevus annual and special meeting or any adjournments or postponements of the Indevus annual and special meeting. Each of the items of business listed above is more fully described in the joint proxy statement/prospectus that accompanies this notice.

If Indevus stockholders wish to approve the merger, they must approve Proposal No. 1 relating to the issuance of Indevus common stock and contingent stock rights pursuant to the Agreement and Plan of Merger. The proposals to amend the Indevus Restated Certificate of Incorporation, the equity incentive plan and the stock purchase plan and to ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm are not conditions to completion of the merger.

The proposals require different percentages of votes in order to approve them:

•

The issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement, the amendments to Indevus’ 2004 Equity Incentive Plan, the amendment to Indevus’ 1995 Employee Stock Purchase Plan and the ratification of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm, require approval by the affirmative vote of a majority of the total number of votes cast on the particular proposal (with the Indevus common stock and preferred stock voting together as a single class);

•

The election of eight directors to Indevus’ board of directors requires the affirmative vote of a plurality of votes cast by the holders of Indevus common stock (with preferred stock not entitled to vote on this matter); and

•

Approval of the amendment to Indevus’ Restated Certificate of Incorporation requires the affirmative vote of both (i) a majority of the total number of votes of Indevus common stock and preferred stock outstanding and entitled to vote, voting together as a single class (regardless of whether such holders are present in person or represented by proxy at the annual and special meeting) and (ii) a majority of the outstanding shares of Indevus common stock, voting separately as a class.

Your vote is very important. Please read the joint proxy statement/prospectus and the instructions on the enclosed proxy card and then, whether or not you expect to attend the annual and special meeting in person, and no matter how many shares you own, please vote your shares as promptly as possible by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided. Submitting a proxy now will help assure a quorum and avoid added proxy solicitation costs. It will not prevent you from voting in person at the annual and special meeting. You may revoke your proxy at any time before the vote is taken by following the procedures set forth in the section entitled “The Indevus Annual and Special Meeting—How to Change Your Vote” beginning on page 73 of the joint proxy statement/prospectus that accompanies this notice.

The Indevus board of directors unanimously recommends that you vote “FOR” the issuance of Indevus common stock and contingent stock rights pursuant to the Agreement and Plan of Merger, “FOR” the election of the director nominees and “FOR” the approval of the other proposals listed above and described in the joint proxy statement/prospectus.

By Order of the Board of Directors,

Glenn L. Cooper, M.D.
Chief Executive Officer and Chairman

Lexington, Massachusetts

March 12, 2007

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, NJ 08512

(609) 235-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of stockholders of Valera Pharmaceuticals, Inc. will be held at Valera’s offices at 7 Clarke Drive, Cranbury, NJ 08512 on April 17, 2007, at 10:00 a.m., local time, to consider and vote on the proposal listed below and to transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting:

1. To adopt the Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. (which is a wholly-owned subsidiary of Indevus) and Valera, a copy of which is included as Annex A to the joint proxy statement/prospectus accompanying this notice.

The close of business on March 12, 2007 has been fixed as the record date for determining those Valera stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Valera special meeting or any adjournments or postponements of the Valera special meeting. The merger and the Agreement and Plan of Merger are more fully described in the joint proxy statement/prospectus that accompanies this notice.

Adoption of the Agreement and Plan of Merger requires the affirmative vote of Valera stockholders representing a majority of the outstanding shares of Valera common stock entitled to vote at the special meeting. Pursuant to voting agreements entered into with Indevus, two Valera stockholders owning, in the aggregate, approximately 41.23% of the outstanding shares of Valera common stock have agreed, subject to limited exceptions, to vote all of their shares in favor of the adoption of the Agreement and Plan of Merger.

Under applicable provisions of Delaware law, Valera stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Valera common stock, as determined by the Delaware Chancery Court. In order to perfect these appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the Agreement and Plan of Merger. A copy of the applicable Delaware statutory provision is included as Annex H to the joint proxy statement/prospectus accompanying this notice and a summary of this provision can be found in the section entitled “Appraisal Rights for Valera Stockholders” beginning on page 108 of the joint proxy statement/prospectus.

Your vote is very important. Please read the joint proxy statement/prospectus and the instructions on the enclosed proxy card and then, whether or not you expect to attend the special meeting in person, and no matter how many shares you own, please vote your shares as promptly as possible by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by signing, dating and mailing the enclosed proxy card in the self-addressed, postage-paid envelope provided. Submitting a proxy now will help assure a quorum and avoid added proxy solicitation costs. It will not prevent you from voting in person at the special meeting. You may revoke your proxy at any time before the vote is taken by following the procedures set forth in the section entitled “The Valera Special Meeting—How to Change Your Vote” beginning on page 77 of the joint proxy statement/prospectus that accompanies this notice. You should not send any certificates representing Valera common stock with your proxy card.

Valera’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

By Order of the Board of Directors,

James C. Gale
Chairman of the Board

Cranbury, New Jersey

March 12, 2007

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Indevus from other documents that it has filed with the SEC and that have not been included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Indevus at:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

Attn: Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this joint proxy statement/prospectus.

Please see the section entitled “Where You Can Find More Information” beginning on page 257 for a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus.

Some of the information incorporated in this joint proxy statement/prospectus is also available to investors on Indevus’ website at www.indevus.com. None of the information included on Indevus’ website is incorporated by reference in this joint proxy statement/prospectus.

If you would like to request documents, Indevus must receive your request no later than April 10, 2007, in order for you to receive timely delivery of the documents in advance of the stockholders’ meeting. Documents will be distributed within one business day of receipt of such request.

In addition, Indevus stockholders that have questions about the Indevus annual and special meeting, the merger agreement or the proposed merger may contact:

The Altman Group

1200 Wall Street West

Lyndhurst, NJ 07071

800-926-4985

www.altmangroup.com

Indevus, and any logos related to Indevus, are trademarks of Indevus Pharmaceuticals, Inc. or its subsidiaries and are registered in certain jurisdictions. Valera and any logos related to Valera or its subsidiaries are trademarks of Valera Pharmaceuticals, Inc. or its subsidiaries and are registered in certain jurisdictions. All other trademarks are owned by their respective owners.

i

Material United States Federal Income Tax Consequences	104
Accounting Treatment of the Merger	107
Regulatory Matters Relating to the Merger	108
Merger Fees, Costs and Expenses	108
Appraisal Rights for Valera Stockholders	108
Resale of Indevus Common Stock Issued in Connection with the Merger; Affiliate Agreements	111
Delisting and Deregistration of Valera Common Stock Following the Merger	111

THE MERGER AGREEMENT	112
The Merger	112
Closing and Effectiveness of the Merger	113
Merger Consideration	113
Treatment of Valera Options	114
Exchange of Valera Stock Certificates; No Further Rights as Valera Stockholders	115
Distributions with Respect to Unexchanged Shares	115
Representations and Warranties	116
Material Adverse Effect	118
Covenants and Agreements	118
Conditions to Completion of the Merger	126
Termination of the Merger Agreement	127
Termination Fees; Reimbursement of Expenses	128
Amendments, Extensions and Waivers	129

THE VOTING AGREEMENTS	130

THE CONTINGENT STOCK RIGHTS AGREEMENTS	132

INFORMATION ABOUT INDEVUS	137

INFORMATION ABOUT VALERA	139

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INDEVUS	210

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VALERA	213

COMPARISON OF RIGHTS OF VALERA STOCKHOLDERS AND INDEVUS STOCKHOLDERS RIGHTS	215

DESCRIPTION OF INDEVUS CAPITAL STOCK	219

STOCKHOLDER PROPOSALS	221

THE VALERA SPECIAL MEETING OF STOCKHOLDERS	222
Proposal #1—To adopt the merger agreement among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc., a wholly-owned subsidiary of Indevus, and Valera	222

THE INDEVUS ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS	223
Proposal #1—The issuance of Indevus common stock and contingent stock rights in connection with the merger of Hayden Merger Sub, Inc., a wholly-owned subsidiary of Indevus, with and into Valera Pharmaceuticals, Inc.	223
Proposal #2—Election of Directors	224
Board of Directors Structure And Compensation	226
The Board of Directors	226
Meetings of The Board Of Directors	226
Board Committees	226
Communications With Directors	228

ii

ANNEXES

iii

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER

The following are some of the questions that you may have as a stockholder of Valera or as a stockholder of Indevus, and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document and the additional documents incorporated by reference into this joint proxy statement/prospectus carefully and in their entirety prior to making any decision relating to the proposals at the stockholders’ meetings.

THE MERGER

Q1:	Why am I receiving this joint proxy statement/prospectus?

A1:	Indevus and Valera have agreed to the acquisition of Valera by Indevus under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus. We are delivering this document to you because it serves as both a joint proxy statement of Indevus and Valera and a prospectus of Indevus. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of Indevus stockholders and Valera stockholders. It is a prospectus because Indevus is offering Indevus common stock and contingent stock rights in exchange for Valera common stock if the merger is completed.

In order to complete the merger, among other things, Indevus stockholders must vote to approve the issuance of Indevus common stock and contingent stock rights in the merger and Valera stockholders must vote to adopt the merger agreement. Indevus and Valera will hold separate meetings to obtain these approvals and, in the case of Indevus, to approve certain other matters unrelated to the merger.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the merger agreement and the meetings of stockholders of Indevus and Valera.

Q2:	Why are the companies proposing the merger?

A2:	Indevus and Valera both believe that a combination of the two companies will provide strategic and financial benefits by creating a leading specialty pharmaceutical company focused on urology and endocrinology with strengthened prospects for continued growth over the long-term. In addition, Valera also is proposing the merger to offer Valera stockholders the opportunity to participate in the growth and prospects of the combined company by receiving Indevus common stock and contingent stock rights in the merger. For a more complete description of the reasons for the merger, see the sections entitled “The Merger—Indevus’ Reasons for the Merger” beginning on page 82 and “The Merger—Valera’s Reasons for the Merger” beginning on page 84.

Q3:	Do the boards of directors of Indevus and Valera recommend approval of the merger proposals?

A3:	Yes. The boards of directors of both companies have unanimously approved the merger and unanimously recommend approval of the applicable merger proposals by the stockholders of their respective companies. For a more complete description of the recommendations of the respective boards of directors, see the sections entitled “The Merger—Indevus’ Reasons for the Merger” beginning on page 82 and “The Merger—Valera’s Reasons for the Merger” beginning on page 84.

Q4:	Are there risks involved in undertaking the merger?

A4:

Yes. In evaluating the merger, Indevus and Valera stockholders should carefully consider the factors disclosed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 34, and other information included in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus.

Q5:	What will happen in the proposed merger?

A5:	In the proposed merger, a wholly-owned subsidiary of Indevus will merge with and into Valera. After the merger, Valera will be a wholly-owned subsidiary of Indevus and will no longer be a public company. See the sections entitled “The Merger Agreement—The Merger” beginning on page 112 and “The Merger Agreement—Closing and Effectiveness of the Merger” beginning on page 113.

Q6:	What will Valera stockholders receive if the merger occurs?

A6:	In the proposed merger, Valera stockholders will have the right to receive Indevus common stock and three contingent stock rights to receive additional shares of Indevus common stock.

Valera stockholders will receive shares of Indevus common stock for their shares of Valera common stock based on an exchange ratio to be determined prior to the Valera stockholders’ meeting. This exchange ratio will be determined by dividing $7.75 by the volume weighted average of the closing prices of Indevus common stock, which we refer to as the Indevus Common Stock Value, as reported by The Nasdaq Global Market during the 25 trading days ending five trading days prior to the date of the Valera stockholders’ meeting. However, if the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be fixed at 0.9626 of a share of Indevus common stock for each share of Valera common stock, and if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be fixed at 1.1766 shares of Indevus common stock for each share of Valera common stock. Cash will be paid to Valera stockholders in lieu of any fractional shares of Indevus common stock a Valera stockholder would otherwise be entitled to receive.

In addition, Valera stockholders will receive three contingent stock rights, which we refer to as CSRs, for each of their shares of Valera common stock. Each CSR relates to one of three Valera product candidates in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant). Upon achievement of the applicable milestones—approval of the particular product by the U.S. Food and Drug Administration, or FDA, and, in the case of Supprelin-LA, Indevus possessing a specified amount of inventory of commercially saleable units—the CSRs relating to Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock as reported by The Nasdaq Global Market for the ten trading days ending three trading days prior to achieving the applicable milestone or milestones. The aggregate number of shares of Indevus common stock that may be issued in the event one or more CSRs become convertible into Indevus common stock is limited and may not exceed the number of shares of Indevus common stock issued as part of the merger consideration upon completion of the merger. If the applicable milestone or milestones are not achieved within three years of completing the merger in the case of Supprelin-LA and within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will expire and no additional shares of Indevus common stock will be issued in connection with those CSRs.

See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 113.

Q7:	What will Indevus stockholders receive if the merger occurs?

A7:	Indevus stockholders will continue to own their existing Indevus shares. However, those shares will represent a smaller proportion of the outstanding shares of the combined company due to the issuance of Indevus common stock to Valera stockholders in connection with the merger. As a result of the merger, depending upon the exchange ratio, we estimate that current Indevus stockholders will own between approximately 75% and 79% of Indevus’ common stock following the merger (which does not account for any shares of Indevus common stock that may be issued upon cancellation of Valera options or conversion of the CSRs).

Q8:	What will Valera option holders and Indevus option holders receive if the merger occurs?

A8:	Valera option holders:

Upon the closing of the merger, each outstanding option to purchase shares of Valera common stock will be cancelled in exchange for the right to receive shares of Indevus common stock, the amount and timing of which will vary depending on whether holders of options to purchase shares of Valera common stock consent to the proposed treatment of such options. For a more detailed discussion of Valera stock options, please see the section entitled “The Merger Agreement—Treatment of Valera Options” beginning on page 114.

Indevus option holders:

Each option to purchase shares of Indevus common stock outstanding upon the closing of the merger will remain outstanding following the closing of the merger and will be exercisable following the closing of the merger on the same terms as were applicable immediately prior to the merger.

Q9:	How was the merger consideration determined?

A9:	The merger consideration was determined in negotiations by the two companies and reflects the relative market prices of each company’s common stock during the period preceding entering into the merger agreement and other factors that the boards of directors of each company considered relevant.

Q10:	What vote is required to approve the merger?

A10:	Valera: Valera stockholders must adopt the merger agreement by the affirmative vote of Valera stockholders representing a majority of the outstanding shares of Valera common stock entitled to vote at the special meeting. Pursuant to voting agreements entered into with Indevus, two Valera stockholders owning, in the aggregate, approximately 41.23% of the outstanding shares of Valera common stock have agreed, subject to limited exceptions, to vote their shares in favor of adoption of the merger agreement.

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Valera common stock, the failure to submit a proxy card (or to vote in person at the Valera special meeting) or the abstention from voting by a stockholder will have the same effect as a vote against adoption of the merger agreement. Brokers holding shares of Valera common stock as nominees will not have discretionary authority to vote those shares in the absence of specific voting instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker, resulting in a broker “non-vote,” also will have the same effect as a vote against adoption of the merger agreement. See the section entitled “The Valera Special Meeting—Vote Required” beginning on page 76.

Indevus: Indevus stockholders must approve the issuance of the Indevus common stock and CSRs pursuant to the merger agreement by the affirmative vote of the total number of votes cast on the proposal with Indevus common stock and preferred stock (voting on an as-if-converted basis) voting together as a single class. Abstentions and broker non-votes will have no effect on the outcome of the proposal. See the section entitled “The Indevus Annual and Special Meeting—Required Votes” beginning on page 71.

Q11:	When do you expect the merger to be completed?

A11:	If the stockholders of both Indevus and Valera approve their respective proposals related to the merger, we expect to complete the merger shortly after the stockholders’ meetings, subject to the satisfaction or waiver of the other conditions to the merger. However, neither Indevus nor Valera can assure you when or if the merger will occur.

Q12:	What are the material U.S. federal income tax consequences of the merger to Indevus stockholders and to Valera stockholders?

A12:	Indevus and Valera intend for the merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. If the merger qualifies as a reorganization, Valera stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Valera common stock for shares of Indevus common stock and the CSRs. Valera stockholders, however, will have to recognize gain or loss for federal income tax purposes in connection with cash received in lieu of fractional shares of Indevus common stock. In addition, a portion of any additional shares of Indevus common stock issued pursuant to the CSRs may be treated as taxable interest income to the Valera stockholders at the time such shares are issued. Indevus stockholders will not exchange their Indevus common stock in the merger and accordingly will not recognize any taxable gain or loss as a result of the merger. We strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger to you. For more information, please see the section entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page 104.

Q13:	Should I send in my stock certificates now?

A13:	No. If you are a Valera stockholder and the merger is completed, Indevus will send you written instructions about how to exchange your stock certificates for shares of Indevus common stock and contingent stock rights. Please do not send in your stock certificates with your proxy. See the section entitled “The Merger Agreement—Exchange of Valera Stock Certificates; No Further Rights as Valera Stockholders” beginning on page 115.

If you are an Indevus stockholder, you will not need to send in your stock certificates because your shares of Indevus common stock will remain outstanding after the merger.

Q14:	Where will my shares of Indevus common stock be listed?

A14:	After the merger, the shares of Indevus common stock will continue to be listed on The Nasdaq Global Market under the symbol “IDEV.”

THE STOCKHOLDERS’ MEETINGS; VOTING YOUR SHARES

Q15:	When and where are the stockholders’ meetings?

A15:	The Indevus annual and special meeting of stockholders will be held at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, MA 02451 on Tuesday, April 17, 2007 at 11:00 a.m., local time.

The Valera special meeting of stockholders will be held at Valera’s offices at 7 Clarke Drive, Cranbury, NJ 08512 on Tuesday, April 17, 2007, at 10:00 a.m., local time.

For additional information relating to the Indevus and Valera meetings please see the section entitled “The Indevus Annual and Special Meeting” beginning on page 69 and the section entitled “The Valera Special Meeting” beginning on page 75.

Q16:	Who can vote at the meetings?

A16:	Only holders of record of Indevus common stock and preferred stock as of the close of business on March 12, 2007, will be entitled to notice of and to vote at the Indevus annual and special meeting.

Only holders of record of Valera common stock as of the close of business on March 12, 2007, will be entitled to notice of and to vote at the Valera special meeting.

Q17:	As an Indevus stockholder, why am I electing directors and being asked to consider the other Indevus proposals unrelated to the merger when Valera stockholders are only being asked to consider a proposal relating to the merger?

A17:

The timing of a special meeting to consider the merger would have occurred around the time Indevus would regularly hold its annual meeting. Indevus has determined to combine the two meetings in an effort to significantly reduce proxy statement printing and other meeting costs and administrative burdens on Indevus and to reduce the burden on Indevus stockholders who would otherwise receive two sets of proxy materials around the same time to consider and vote on two separate sets of stockholder voting matters. The election of Indevus directors, the proposals to amend the Indevus certificate of incorporation, equity incentive plan and stock purchase plan and the ratification of the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm are not conditions to the completion of the merger.

Q18:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A18:	If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides.

You should instruct your bank, broker or other nominee how to vote your shares. Although rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, your broker does not have discretionary authority to vote your shares for the adoption of the merger agreement, if you are a Valera stockholder, or for the issuance of Indevus common stock and CSRs pursuant to the merger agreement or the approval of the amendments to the equity incentive plan and the employee stock purchase plan, if you are an Indevus stockholder. If your broker does not receive voting instructions from you regarding those proposals, your shares will not be voted on those proposals.

Q19:	What do I need to do now?

A19:	After carefully reading and considering the information contained or incorporated by reference in this joint proxy statement/prospectus, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares will be represented at your company’s stockholders’ meeting.

Q20:	Why is my vote important?

A20:	If you do not submit your proxy by telephone or via the Internet, or if you do not return your card or instruct your broker how to vote any shares held for you in “street name,” Indevus and/or Valera might not have sufficient shares represented at their meeting to constitute a quorum that is required in order to take action on the proposals. In addition, because adoption of the merger agreement by Valera stockholders requires the approval of a majority of the Valera shares outstanding as of the record date, if you hold Valera shares and do not vote, the effect will be a vote against the merger.

Q21:	If I am going to attend my company’s stockholders’ meeting, should I submit my proxy by telephone or via the Internet or return my proxy card or voting instruction card?

A21:	Yes. Submitting your proxy by telephone or via the Internet or returning your signed and dated proxy card or voting instruction card ensures that your shares will be represented and voted at your respective company’s stockholders’ meeting. Stockholders of record as of the record date for the respective meetings can vote in person at the meetings. If your shares are held in the name of a bank, broker or other nominee, then you are not a stockholder of record and you must ask your bank, broker or other nominee how you can vote at the stockholders’ meeting.

Q22:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A22:	Valera stockholders: Yes.

Under Delaware law, Valera stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Valera common stock, as determined by the Delaware Chancery

Court. In order to perfect appraisal rights, Valera stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the merger agreement. Merely voting against adoption of the merger agreement will not protect your rights to appraisal. In order to protect your appraisal rights, you must adhere to all of the requirements set forth under Delaware law. A copy of the applicable Delaware statutory provision is included as Annex H to this joint proxy statement/prospectus and a summary of this provision can be found under the section entitled “Appraisal Rights for Valera Stockholders” beginning on page 108.

Indevus stockholders: No.

Indevus stockholders are not entitled to dissenters’ or appraisal rights under Delaware law in connection with the merger.

Q23:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?

A23:	Yes. You can change your vote at any time before your proxy is voted at the respective stockholders’ meeting. If your shares are registered directly in your name, you can change your vote in any of the three following ways:

•	delivering to the Secretary of Indevus or Valera, as appropriate, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the respective stockholders’ meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending the respective stockholders’ meeting and voting in person (your attendance at the meeting, in and of itself, will not revoke the proxy).

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary of the respective company at the meeting before voting begins.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote. See the sections entitled “The Indevus Annual and Special Meeting—How to Change Your Vote” beginning on page 73 and the section entitled “The Valera Special Meeting—How to Change Your Vote” beginning on page 77.

ADDITIONAL QUESTIONS

Q24:	Where can I find more information about Indevus and Valera?

A24:	You can find more information about Indevus and Valera from various sources described in the section entitled “Where You Can Find More Information” beginning on page 257.

Q25:	Who can help answer my questions?

A25:	If you are an Indevus stockholder and you have any questions about the merger or the other matters described in this joint proxy statement/prospectus or need assistance in voting your shares, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

The Altman Group

1200 Wall Street West

Lyndhurst, NJ 07071

800-926-4985

www.altmangroup.com

Indevus stockholders and Valera stockholders that have questions may also contact their respective investor relations departments:

Indevus Pharmaceuticals, Inc. 33 Hayden Avenue Lexington, MA 02421-7966 (781) 861-8444 Attn: Investor Relations	Valera Pharmaceuticals, Inc. 7 Clarke Drive Cranbury, NJ 08512 (609) 235-3000 Attn: Investor Relations

If your shares are held in the name of your broker or other nominee, you should also contact your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained elsewhere in this document and may not contain all the information that is important to you. Indevus and Valera urge you to read carefully the remainder of this document, including the attached annexes and the other documents to which we have referred you, for a more complete understanding of the merger and the other matters being considered at the applicable stockholders’ meeting. See the section entitled “Where You Can Find More Information” beginning on page 257. We have included page references to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

Indevus (Page 137)

Business

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. Indevus currently markets two products through its approximately 80-person specialty sales force and it has six products in development. Indevus’ marketed products include SANCTURA® for overactive bladder, which it co-promotes with its partner Esprit Pharma, Inc., which we refer to in this joint proxy statement/prospectus as Esprit, and DELATESTRYL® (testosterone enanthate) for the treatment of male hypogonadism.

Indevus’ core urology and endocrinology portfolio contains four compounds in development in addition to its marketed products SANCTURA and DELATESTRYL. Its most advanced compound is SANCTURA XR™, the once-daily formulation of SANCTURA. In October 2006, Indevus submitted a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, seeking approval to market SANCTURA XR. NEBIDO®, for male hypogonadism, is currently in a fully-enrolled, Phase III pharmacokinetic study and Indevus expects to submit an NDA for NEBIDO in mid-2007. PRO 2000, a topical microbicide for the prevention of infection by HIV and other sexually-transmitted diseases, is in two ongoing Phase III trials. IP 751 is for pain and inflammatory disorders, including interstitial cystitis.

In addition to its core urology and endocrinology portfolio, Indevus is preparing to begin a Phase III development program for pagoclone, a GABA-A (gamma amino butyric acid) receptor modulator which it is developing for the treatment of persistent developmental stuttering. Indevus’ product portfolio also contains aminocandin, an echinocandin for systemic fungal infections for which Indevus recently licensed worldwide rights to Novexel S.A, a spin-out company from sanofi-aventis. Indevus also is receiving royalties under a patent it licensed to Eli Lilly & Company based on net sales of Sarafem® in the United States. Sarafem is prescribed to treat certain conditions and symptoms associated with pre-menstrual dysphoric disorder.

Strategy

Indevus’ goal is to become a leading specialty pharmaceutical company focused on urology and endocrinology. The key elements of the strategy that Indevus employs in its efforts to achieve its goal include:

(1) Identifying and acquiring products or product candidates that have differentiating features and defined specialty markets within Indevus’ core focus area.

(2) Adding value to acquired development stage compounds through research, pre-clinical development, clinical testing and regulatory activities.

(3) Commercializing products with our specialty sales force or in collaboration with corporate partners in order to help ensure broader penetration of target markets.

Core Focus Area—Urology and Endocrinology

In urology and endocrinology, Indevus believes it has developed strong capabilities in product development based on its research and development organization and in sales and marketing based on its approximately 80-person specialty sales force.

Through Indevus’ business development efforts and its research and development capabilities, Indevus has a robust late-stage product pipeline. Indevus believes its capabilities will enable it to continue to successfully acquire, develop and commercialize products and product candidates and achieve its strategic goal of becoming a leading specialty pharmaceutical company in its core focus area.

The following table outlines the products in Indevus’ core focus area:

Product Name	Indication/Use	Status	Commercial Rights
SANCTURA	Overactive bladder	Marketed	U.S.[1]

SANCTURA XR	Overactive bladder	NDA[2] filed	Worldwide[3]

DELATESTRYL	Hypogonadism	Marketed	U.S.

NEBIDO	Hypogonadism	Phase III	U.S.

PRO 2000	HIV and STD prevention	Phase III	Worldwide

IP 751	Interstitial cystitis/pain	Phase I	Worldwide

[1]	Licensed to Esprit.
[2]	NDA refers to a New Drug Application.
[3]	Licensed to Esprit in the U.S.; certain territories outside the U.S. licensed to Madaus GmbH.

Other Products

In addition to the products and product candidates in Indevus’ core focus area, it has products and product candidates that address certain other specialty medical areas.

The following table summarizes the status of Indevus’ other products:

Product Name	Indication/Use	Status	Commercial Rights
Sarafem	Premenstrual Dysphoric Disorder	Marketed	Worldwide[1]

Pagoclone	Stuttering	Phase III	Worldwide

Aminocandin	Systemic fungal infections	Phase I	Worldwide[2]

[1]	Licensed to Eli Lilly & Company
[2]	Know-how licensed to Novexel S.A.

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Its principal office is located at 33 Hayden Avenue, Lexington, Massachusetts 02421-7971, and its main telephone number is (781) 861-8444. Reports, proxy statements and other information concerning Indevus may be accessed and reviewed through its website: http://www.indevus.com.

Indevus’ registered trademark “SANCTURA” is assigned in the U.S. to Esprit Pharma Holding Company (subject to our co-exclusive right to use it) and NEBIDO is a registered trademark of Schering AG, Germany that Indevus exclusively licenses in the United States. “DELATESTRYL” is Indevus’ registered trademark for its

DELATESTRYL product. Indevus has pending trademark applications for SANCTURA XR. Other trademarks, trade names and service marks appearing in this registration statement are the property of their respective owners.

Valera (Page 139)

Overview

Valera Pharmaceuticals is a specialty pharmaceutical company concentrating on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize Valera’s proprietary drug delivery technology. Valera’s first product, Vantas, was approved by the U.S. Food and Drug Administration, or FDA, in October 2004. Vantas is a 12-month implant indicated for the palliative treatment of advanced prostate cancer. Vantas slows prostate tumor growth by delivering histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist. Valera began marketing Vantas in November 2004 utilizing its sales force. In December 2006, Valera entered into a co-promotion agreement with Indevus and in January 2007, pursuant to the co-promotion arrangement, Valera and Indevus began to jointly promote Vantas with Indevus with an aggregate sales force of approximately 105 individuals that are currently calling on urologists in the United States that account for the majority of LHRH agonist product sales. In addition to Vantas, Valera is developing a pipeline of product candidates for indications that include central precocious puberty, acromegaly, bladder cancer, opioid addiction, interstitial cystitis, nocturnal enuresis and bladder cancer.

Total U.S sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $850 million in 2006 based on Valera’s estimates and IMS Health Incorporated data, with the leading products being three- and four-month injection formulations. Valera believes that total U.S. sales of LHRH agonist products declined by approximately 5% in 2006, primarily as a result of lower prices due to changes in Medicare reimbursement rates. Valera believes that Vantas has a competitive advantage over other products because it delivers an even, controlled dose of LHRH agonist over a 12-month period, and is the only product indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, the most potent LHRH agonist available on the market.

Vantas is a hydrogel implant based on Valera’s patented Hydron Technology, which is a drug delivery system that allows Valera to control the amount and timing of the release of drugs into the body for up to 12 months. Several of Valera’s product candidates utilize its Hydron Technology delivery system. The hydrogel implant is a soft and flexible implant containing no moving parts. Valera intends to leverage its specialized sales force to market certain of its product candidates, if approved, since the indications of these product candidates are treated by many of the same physicians Valera is calling on for Vantas.

Valera’s Competitive Strengths

Valera believes that its key competitive strengths that allow it to compete effectively in the urology and endocrinology markets include:

•

Technology. Valera believes that Hydron Technology offers significant advantages over existing drug delivery systems. Implants using Hydron Technology can be adapted to deliver many kinds of drugs over an extended period of time. In addition, Valera’s implants are soft and flexible, enhancing patient comfort. Further, because Valera owns the manufacturing know-how to develop products utilizing Hydron Technology, Valera is able to control and maximize the potential commercial uses of this technology.

•

Development Capability. As demonstrated by Vantas, Valera has succeeded in developing a product, successfully taking it through the regulatory process to market in the United States in less than a year from the submission of a new drug application without utilizing an accelerated approval process. However, Valera may not be able to obtain FDA approval for its product candidates as quickly as it did for Vantas. Valera expects to continue to utilize this capability to efficiently develop future products.

•

Manufacturing Ability. Valera manufactures Vantas and Valera’s product candidates utilizing Hydron Technology using a patented and proprietary process. In addition, Valera has developed proprietary equipment and scalable manufacturing methods to achieve cost-effective commercial production. Further, because Valera controls the manufacture of Vantas and Valera’s product candidates that use Hydron Technology, Valera can ensure high quality and fully realize any manufacturing cost efficiencies.

•

Sales and Marketing. Valera and its co-marketing partner, Indevus, are currently calling on urologists that account for the majority of LHRH agonist product sales in the United States. By adjusting Valera’s current sales force structure slightly, Valera will be able to call on physicians in additional specialty areas, such as pediatric endocrinology. These therapeutic areas are attractive because they can be effectively targeted with a small, focused sales force. Valera also believes that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products because generic drug companies do not typically have field sales forces. Outside the United States, Valera has partnered with companies with a local presence and proven distribution channels in the urology market for distribution of Vantas.

Product Development

The following table summarizes certain information regarding Vantas and Valera’s product candidates:

Product	Indication	Therapeutic Area	Delivery Method	Status

Vantas	Prostate Cancer	Urology	Implant	United States Commercial Sales; Approved in Denmark and Canada

Supprelin®-LA	Central Precocious Puberty (early onset of puberty)	Endocrinology	Implant	New Drug Application Filed

VP003 (Octreotide)	Acromegaly (giantism)	Endocrinology	Implant	Phases I/II

VP004 (Naltrexone)	Addiction Disorders	Central Nervous System	Implant	Phase I/II

VP005 (Anti-inflammatory)	Interstitial Cystitis (bladder inflammation)	Urology	Bladder Instillation	Pre-clinical

VP006 (Peptide)	Nocturnal Enuresis (bed wetting)	Urology	Oral Tablet	Phase I

Valstar ® (Valrubicin)	Bladder Cancer	Urology	Bladder Instillation	New Drug Application Approved

Endoureteral Stent	Maintenance of Ureteral Patency	Urology	Insertion	Pivotal Animal Study

Valera is a Delaware corporation. Its principal office is located at 7 Clarke Drive, Cranbury, NJ 08512, and its main telephone number is (609) 235-3000. Reports and other information concerning Valera may be accessed and reviewed through its website at www.valerapharma.com.

Hayden Merger Sub, Inc.

Hayden Merger Sub, Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421-7971

Telephone: (781) 861-8444

Hayden Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation and a direct wholly-owned subsidiary of Indevus, formed on December 7, 2006 for the sole purpose of effecting the merger. If the merger is completed, Hayden Merger Sub, Inc. will cease to exist following its merger with and into Valera.

THE MERGER

The Merger (Page 79)

The boards of directors of Indevus and Valera each unanimously approved the merger of Indevus and Valera on the terms and subject to the conditions of an Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus, Merger Sub and Valera, which we refer to as the merger agreement. We have included the merger agreement as Annex A to this joint proxy statement/prospectus, and encourage you to read the entire merger agreement carefully because it is the legal document governing the merger.

Under the terms of the merger agreement, Merger Sub will merge with and into Valera and the separate corporate existence of Merger Sub will cease. Valera will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of Indevus. Stockholders of Indevus will continue to own their existing shares of Indevus common and preferred stock.

If the stockholders of both Indevus and Valera approve their respective proposals related to the merger, we expect to complete the merger shortly after the stockholders’ meetings, subject to the satisfaction or waiver of the other conditions to the merger. However, neither Indevus nor Valera can assure you when or if the merger will occur.

What Valera Stockholders Will Receive in the Merger (Page 113)

In the proposed merger, Valera stockholders will have the right to receive Indevus common stock and three contingent stock rights to receive additional shares of Indevus common stock.

Valera stockholders will receive shares of Indevus common stock for their shares of Valera common stock based on an exchange ratio to be determined prior to the Valera stockholders’ meeting. This exchange ratio will be determined by dividing $7.75 by the volume weighted average of the closing prices of Indevus common stock, which we refer to as the Indevus Common Stock Value, as reported by The Nasdaq Global Market during the 25 trading days ending five trading days prior to the date of the Valera stockholders’ meeting. However, if the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be fixed at 0.9626 of a share of Indevus common stock for each share of Valera common stock, and if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be fixed at 1.1766 shares of Indevus common stock for each share of Valera common stock. Cash will be paid to Valera stockholders in lieu of any fractional shares of Indevus common stock a Valera stockholder would otherwise be entitled to receive.

In addition, Valera stockholders will receive three contingent stock rights, which we refer to as CSRs, for each of their shares of Valera common stock. Each CSR relates to one of three Valera product candidates in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant). Upon achievement of the applicable milestones—approval of the particular product by the U.S. Food and Drug Administration, or FDA, and, in the case of Supprelin-LA, Indevus possessing a specified amount of inventory of commercially saleable units—the CSRs relating to Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock as reported by The Nasdaq Global Market for the ten trading days ending three trading days prior to achieving the applicable milestone or milestones. The aggregate number of shares of Indevus common stock that may be issued in the event one or more CSRs become convertible into Indevus common stock is limited and may not exceed the number of shares of Indevus common stock issued as part of the merger consideration upon completion of the merger. If the applicable milestone or milestones are not achieved within three years of completing the merger in the case of Supprelin-LA and within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will expire and no additional shares of Indevus common stock will be issued in connection with those CSRs.

What Holders of Valera Stock Options Will Receive in the Merger (Page 114)

Upon the closing of the merger, each outstanding option to purchase shares of Valera common stock will be cancelled in exchange for the right to receive the following consideration:

•	Option holders that consent to the proposed treatment of Valera options will receive the following with respect to each share of Valera common stock underlying the option:

•

Options with a per share exercise price below $7.75 will receive, at closing, a number of shares of Indevus common stock equal to (x) the excess of $7.75 over the per share exercise price of the option divided by (y) the Indevus Common Stock Value (but not less than $6.59 nor more than $8.05); and Indevus’ unfunded and unsecured promise to issue, in the future, the number of shares of Indevus common stock that would have been issuable had option holders received CSRs.

•

Options with a per share exercise price of $7.75 or greater will receive Indevus’ unfunded and unsecured promise to issue, in the future, a number of shares of Indevus common stock determined by a formula intended to provide value equivalent to the CSRs, net of the option exercise price exceeding $7.75.

•	Option holders that do not provide consent to the proposed treatment of Valera options will receive the following:

•

Options with a per share exercise price below the closing price of Valera common stock on the trading day immediately preceding the closing of the merger will receive shares of Indevus common stock based on the spread between Valera’s closing stock price on the trading day immediately preceding the closing of the merger and the exercise price of the option, but will not receive CSRs.

•

Options with a per share exercise price equal to or greater than the closing price of Valera common stock on the trading day immediately preceding the closing of the merger will not be entitled to any consideration upon cancellation.

Cash will be paid to Valera option holders in lieu of any fractional shares of Indevus common stock an option holder would otherwise be entitled to receive.

Ownership of Indevus after the Merger

The percentage ownership of Indevus by former Valera stockholders upon completion of the merger will depend upon the determination of the exchange ratio. Based upon the number of shares of Indevus and Valera capital stock outstanding on January 1, 2007 (excluding shares issuable upon exercise of outstanding Indevus and Valera stock options) we estimate that former Valera stockholders will own between approximately 21% and 25% of the then outstanding shares of Indevus common stock after completion of the merger (not including any shares of Indevus common stock that may be issued upon cancellation of Valera options or conversion of CSRs). In particular, we estimate that certain affiliates of Valera will own between approximately 13% and 15% of the then outstanding shares of Indevus common stock after completion of the merger (which does not account for any shares of Indevus common stock that may be issued upon cancellation of Valera options or conversion of the CSRs).

Voting Agreements with Significant Valera Stockholders (Page 130)

In connection with the execution of the merger agreement, two Valera stockholders entered into voting agreements with Indevus: affiliates of Sanders Morris Harris, Inc., or SMH, and Psilos Group Partners II-S, L.P., or Psilos. As of the record date for the Valera special meeting, SMH and Psilos were the record and/or beneficial owners, respectively, of 5,449,980 and 728,037 shares of Valera common stock. These shares represent approximately 36.37% and 4.86%, respectively, and approximately 41.23% in the aggregate, of Valera’s outstanding shares of common stock as of the record date. Pursuant to these voting agreements these stockholders have agreed, among other things and subject to limited exceptions, to vote all their Valera shares in favor of adoption of the merger agreement. The voting agreement with each of SMH and Psilos is included as Annex D-1 and Annex D-2, respectively, to this joint proxy statement/prospectus.

Recommendations of the Boards of Directors to Stockholders

Indevus (Page 82)

After careful consideration, Indevus’ board of directors unanimously approved the merger agreement and the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement. Indevus’ board of directors determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Indevus’ stockholders. Indevus’ board of directors unanimously recommends that Indevus stockholders vote “FOR” the proposal to issue Indevus common stock and contingent stock rights pursuant to the merger agreement.

Indevus’ board of directors considered a number of factors in determining to approve the merger agreement and the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement. These considerations are described in the section entitled “The Merger—Indevus’ Reasons for the Merger” beginning on page 82.

Valera (Page 84)

After careful consideration, Valera’s board of directors unanimously approved and adopted the merger agreement. Valera’s board of directors determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Valera’s stockholders. Valera’s board of directors unanimously recommends that the Valera stockholders vote “FOR” the proposal to adopt the merger agreement.

Valera’s board of directors considered a number of factors in determining to approve and adopt the merger agreement and the merger. These considerations are described in the section entitled “The Merger—Valera’s Reasons for the Merger” beginning on page 84.

Opinions of Financial Advisors

Indevus (Page 86)

In connection with the merger, Indevus’ board of directors received an opinion from Indevus’ financial advisor, UBS Securities LLC, as to the fairness, from a financial point of view and as of the date of such opinion, to Indevus of the merger consideration to be paid by Indevus. For purposes of UBS’ opinion, the merger consideration refers to (i) the number of shares of Indevus common stock equal to the quotient of $7.75 divided by the Indevus Common Stock Value and (ii) the CSRs. The full text of UBS’ written opinion, dated December 11, 2006, is attached to this joint proxy statement/prospectus as Annex B. Holders of Indevus common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to Indevus’ board of directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Valera (Page 92)

In connection with the merger, Valera’s board of directors considered the oral opinion of Banc of America Securities LLC, delivered on December 11, 2006, which was confirmed by a written opinion, dated December 11, 2006, that, as of the date of the opinion and based upon and subject to various assumptions and limitations set forth in the opinion, the merger consideration to be received by holders of Valera common stock (other than certain stockholders of Valera who have entered into voting agreements in connection with the merger) was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Banc of America Securities to Valera’s board of directors which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus, and is incorporated into this joint proxy statement/prospectus by reference. Banc of America Securities provided its opinion for the information and assistance of Valera’s board of directors in connection with its evaluation of the merger consideration. Banc of America Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any Valera stockholder should vote or act on any matters relating to the merger. Holders of Valera common stock are encouraged to, and should, read this opinion carefully and in its entirety.

Additional Interests of Valera Directors and Executive Officers in the Merger (Page 99)

In considering the recommendation of Valera’s board of directors, Valera stockholders should be aware of the interests that certain Valera executive officers and directors may have in the merger that may be different from, or in addition to, their interests as Valera stockholders generally. These interests include:

•

severance and other payments and benefits to certain executive officers of Valera pursuant to existing change in control and employment agreements with Valera and a consulting arrangement between Dr. David S. Tierney, Valera’s President and Chief Executive Officer, and Indevus during a transition period after the completion of the merger;

•	share issuances to Valera executive officers and directors in consideration of the cancellation of all options to purchase Valera common stock in connection with the merger;

•

employment agreements expected to be entered into between Indevus and certain officers of Valera, and, in the case of James C. Gale, Valera’s chairman of the board, an expected membership on Indevus’ board of directors;

•	rights to continued director and executive officer indemnification and insurance coverage by Indevus after the merger for acts or omissions that occurred before the merger;

•

registration rights covering the shares of Indevus common stock acquired by SMH (and affiliated entities; James C. Gale, Valera’s chairman of the board, is the chief investment officer of those SMH affiliated entities) in connection with the merger for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger; and

•	severance payments to another executive officer of Valera pursuant to the Severance Pay Plan established by Indevus in connection with the merger.

As a result, the directors and executive officers of Valera may be more likely to recommend approval of the merger proposal than if they did not have these interests. The Valera board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to declare the merger and the other transactions contemplated by the merger agreement advisable, to adopt the merger agreement and to recommend that Valera’s stockholders vote in favor of adopting the merger agreement.

Additional Interests of Indevus Directors and Officers in the Proposal to Amend Indevus’ Equity Incentive Plan and Employee Stock Purchase Plan

If either of the proposals to amend Indevus’ equity incentive plan to increase the number of shares of common stock reserved for issuance under the plan and to remove the 20% limitation on the types of awards that can be issued with respect to such additional shares is approved by Indevus stockholders, executive officers and directors of Indevus will be eligible to receive additional stock-based awards under the plan, including restricted and performance stock, stock options, phantom stock, stock bonus awards, and other awards (including stock appreciation rights). The additional awards may or may not be based on the performance of Indevus common stock, and no individual is guaranteed to receive any awards under the equity incentive plan. See the section entitled “Proposal #4—Amendment No. 5 to Indevus’ 2004 Equity Incentive Plan, as Amended—Description of Principal Features of the 2004 Plan” beginning on page 243 for further information regarding the types of awards potentially available under the equity incentive plan.

If the proposal to amend Indevus’ employee stock purchase plan to increase the number of shares of common stock reserved for issuance under such plan is approved by Indevus stockholders, executive officers of Indevus will be eligible to purchase additional shares of common stock under the plan. See the section entitled “Proposal #6—Amendment to Indevus’ 1995 Employee Stock Purchase Plan, as Amended—Description of Principal Features of the 1995 Plan” beginning on page 250 for further information regarding the stock purchase terms available under the stock purchase plan.

The Indevus compensation committee and board of directors were aware of these interests and considered them, among other matters, in reaching a decision to approve the amendments to the equity incentive plan and the stock purchase plan and to recommend that Indevus stockholders vote in favor of the amendments.

Directors and Management of Indevus Following the Merger (Page 104)

James C. Gale, chairman of the board of directors of Valera and chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of SMH, has been nominated for election to Indevus’ board of directors at Indevus’ annual and special meeting. Otherwise, the existence and composition of the board of directors of Indevus will continue unchanged by the merger. Indevus’ executive officers will not change as a result of the merger.

Material United States Federal Income Tax Consequences (Page 104)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, for U.S. federal income tax purposes, holders of

Valera common stock whose shares of Valera common stock are exchanged in the merger for shares of Indevus common stock and CSRs will not recognize a gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Indevus common stock. In addition, a portion of any additional shares of Indevus common stock issued pursuant to the CSRs may be treated as taxable interest income to the Valera stockholders at the time such shares are issued.

It is a condition to the completion of the merger that Indevus and Valera receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Indevus nor Valera intends to waive this closing condition. In the event that either Indevus or Valera waives receipt of such opinion from its counsel, however, the waiving company will again solicit the approval of its stockholders after providing appropriate disclosure.

Tax matters are very complicated and the tax consequences of the merger to each Valera stockholder will depend on such stockholder’s particular facts and circumstances.

Valera stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Overview of the Merger Agreement (Page 112)

Conditions to Completion of the Merger (Page 126)

The completion of the merger depends on the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including the following:

•	adoption of the merger agreement by Valera stockholders and approval of the issuance of Indevus common stock by Indevus stockholders;

•	absence of any order, statute or regulation prohibiting the merger;

•

authorization by Nasdaq of the listing on The Nasdaq Global Market of the shares of Indevus common stock issuable to Valera stockholders in the merger and the shares of Indevus common stock issuable upon conversion of the CSRs;

•	the Securities and Exchange Commission, or SEC, declaring effective the registration statement filed on Form S-4, of which this joint proxy statement/prospectus is a part;

•	absence of any governmental action challenging or seeking to enjoin the merger;

•	receipt of opinions of counsel to Valera and Indevus that the merger will qualify as a tax-free reorganization; and

•	other customary conditions specified in the merger agreement.

No Solicitation by Valera (Page 121)

Subject to certain exceptions, the merger agreement precludes Valera or any of its subsidiaries, whether directly or indirectly through officers, directors, employees, agents or representatives, from soliciting, initiating, encouraging, or taking any action to facilitate any inquiries that could reasonably be expected to lead to, entering into any agreement with respect to, or participating in any discussions or negotiations regarding, any third party’s proposal with respect to the acquisition of assets that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of Valera and its subsidiaries, taken as a whole, or of an equity interest representing a 15% or greater economic interest in Valera or any of its subsidiaries.

However, under certain circumstances, Valera and its board of directors may furnish non-public information to, and enter into discussions or negotiations with, a third party in connection with an unsolicited written acquisition proposal that it determines (after consultation with outside counsel and its financial advisor) to be, or to be reasonably expected to lead to, a superior proposal, as defined in the merger agreement, if a majority of Valera’s board of directors determines (after receiving the advice of outside counsel) that such action is necessary for it to comply with its fiduciary duties to its stockholders and other conditions specified in the merger agreement are satisfied.

Termination of the Merger Agreement (Page 127)

Indevus and Valera can mutually agree to terminate the merger agreement at any time without completing the merger. In addition, either Indevus or Valera may also terminate the merger agreement if the merger is not completed by August 11, 2007, or under other circumstances set forth in the merger agreement and described in this document.

Termination Fees and Expenses (Page 128)

Indevus and Valera will each bear one-half of the expenses incurred in connection with the preparation of this joint proxy statement/prospectus and otherwise, generally, will bear their own expenses related to the merger. In addition, upon termination of the merger agreement under specified circumstances, Valera or Indevus may be required to pay the other a termination fee of $5,000,000. The merger agreement also provides that under specified circumstances where the termination fee is not otherwise payable, Valera or Indevus may be required to reimburse the non-terminating party for up to $3,000,000 of reasonable out-of-pocket expenses. Any expenses reimbursed by Valera or Indevus will be credited against the termination fee if the termination fee subsequently becomes payable by that party.

Accounting Treatment (Page 107)

Indevus will account for the merger as a purchase of a business under United States generally accepted accounting principles, or GAAP. This means that Indevus will allocate the purchase price to the fair value of Valera’s assets and liabilities, including intangible assets, at the acquisition date, with the excess purchase price being recorded as goodwill. The results of operations of Valera will be included in Indevus’ results from the date of acquisition.

Regulatory Matters Related to the Merger (Page 108)

Indevus and Valera are not aware of any material governmental or regulatory requirements that must be complied with regarding the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and compliance with applicable provisions of Delaware law.

Appraisal Rights for Valera Stockholders (Page 108)

Under Delaware law, Valera stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Valera common stock, as determined by the Delaware Chancery Court. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, a Valera stockholder must:

•	send to Valera a written demand for appraisal in compliance with Delaware law before the vote on the merger; and

•	not vote in favor of the merger.

Merely voting against the merger will not protect a Valera stockholder’s rights to appraisal. In order to protect such rights, the stockholder must adhere to all of the requirements set forth under Delaware law. The requirements under Delaware law for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights for Valera Stockholders” beginning on page 108. The relevant section of Delaware law regarding appraisal rights is reproduced and included as Annex H to his joint proxy statement/prospectus. If you are a Valera stockholder and you vote on the merger, you will waive your rights to seek appraisal of your shares of Valera common stock under Delaware law.

Indevus stockholders are not entitled to dissenters’ or appraisal rights under Delaware law in connection with the merger.

How the Rights of Valera Stockholders Will Differ as Indevus Stockholders (Page 215)

Although both Indevus and Valera are Delaware corporations governed by the General Corporation Law of the State of Delaware, the rights of Indevus stockholders are different in some respects from the rights of Valera stockholders because of differences in the respective certificates of incorporation and bylaws of Indevus and Valera. Therefore, Valera stockholders will have different rights as stockholders once they become Indevus stockholders. These differences are described in detail in the section entitled “Comparison of Valera Stockholder Rights and Indevus Stockholder Rights” beginning on page 215.

Listing of Indevus Common Stock and Delisting of Valera Common Stock (Page 111)

Indevus will apply to have the shares of Indevus common stock issued in the merger and the shares of common stock issuable upon conversion of CSRs approved for listing on The Nasdaq Global Market, where shares of Indevus common stock currently are traded under the symbol “IDEV.” Indevus will not apply to have the CSRs themselves approved for listing on any securities market. If the merger is completed, Valera common stock will no longer be listed on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and Valera will no longer file periodic reports with the SEC.

Comparative Stock Price Information (Page 32)

Shares of Indevus common stock are listed on The Nasdaq Global Market under the symbol “IDEV.” Shares of Valera common stock are listed on The Nasdaq Global Market under the symbol “VLRX.” On December 11, 2006, the last full trading day prior to the public announcement of the proposed merger, Indevus common stock closed at $7.86 per share and Valera common stock closed at $5.41 per share. On March 9, 2007, the last full trading day prior to the date of this joint proxy statement/prospectus, Indevus common stock closed at $6.52 per share and Valera common stock closed at $7.97 per share. Indevus and Valera stockholders should obtain current market price information for Indevus common stock and Valera common stock before considering and voting on the applicable merger proposals.

The Stockholders’ Meetings

The Indevus Annual and Special Meeting (Page 69)

The Indevus annual and special meeting will be held on April 17, 2007, at 11:00 a.m., local time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, MA 02451. At the Indevus annual and special meeting, Indevus stockholders will be asked to:

•	Approve the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement;

•	Elect eight members of Indevus’ board of directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified;

•	Approve an amendment to Indevus’ Restated Certificate of Incorporation to increase the number of authorized shares of Indevus common stock from 120 million to 200 million;

•	Approve an amendment to Indevus’ 2004 Equity Incentive Plan to increase the number of shares of Indevus common stock reserved for issuance under the plan from 6,000,000 to 9,000,000;

•

Approve an amendment to Indevus’ 2004 Equity Incentive Plan to remove the 20% limitation on the number of certain types of awards that can be made with respect to the additional 3,000,000 shares proposed to be added plan as set forth above;

•	Approve an amendment to Indevus’ 1995 Stock Purchase Plan to increase the number of shares of Indevus common stock available for purchase under the plan from 800,000 to 1,050,000; and

•	Ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm.

The approval of the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement is a condition to the completion of the merger. Accordingly, if Indevus stockholders wish to approve the merger, they must approve this proposal.

Indevus stockholders also will be asked to transact any other business that may be properly brought before the annual and special meeting or any adjournments or postponements of the annual and special meeting.

You may vote at the Indevus annual and special meeting if you owned shares of Indevus common stock, Series B Preferred Stock or Series C Preferred Stock at the close of business on March 12, 2007. On that date, there were outstanding and entitled to vote [            ] shares of Indevus common stock, 239,425 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock, which, together (and on an as-if-converted basis with respect to the preferred stock), are entitled to an aggregate of [            ] votes on all matters at the annual and special meeting, other than the election of directors for which preferred stock is not eligible to vote.

The proposals require different percentages of votes in order to approve them:

•

The issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement, the amendments to Indevus’ 2004 Equity Incentive Plan, the amendment to Indevus’ 1995 Employee Stock Purchase Plan and the ratification of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm, require approval by the affirmative vote of a majority of the total number of votes cast on the particular proposal (with the Indevus common stock and preferred stock voting together as a single class);

•

The election of eight directors to Indevus’ board of directors requires the affirmative vote of a plurality of votes cast by the holders of Indevus common stock (with preferred stock not entitled to vote on this matter); and

•

Approval of the amendment to Indevus’ Restated Certificate of Incorporation requires the affirmative vote of both (i) a majority of the total number of votes of Indevus common stock and preferred stock outstanding and entitled to vote, voting together as a single class (regardless of whether such holders are present in person or represented by proxy at the annual and special meeting) and (ii) a majority of the outstanding shares of Indevus common stock, voting separately as a class.

As of the close of business on the record date for the annual and special meeting, the directors and executive officers of Indevus collectively beneficially owned approximately [            ] shares of Indevus common stock inclusive of shares subject to stock options that may be exercised within 60 days following that date. Such shares represented approximately [    ]% of the total Indevus voting power as of such date.

The Valera Special Meeting (Page 75)

The Valera special meeting will be held on April 17, 2007, at 10:00 a.m., local time, at Valera’s offices at 7 Clarke Drive, Cranbury, NJ 08512. At the Valera special meeting, Valera stockholders will be asked to adopt the merger agreement and to transact any other business that may be properly brought before the special meeting or any adjournments or postponements of the special meeting.

You may vote at the Valera special meeting if you owned shares of Valera common stock at the close of business on March 12, 2007. On that date, there were outstanding and entitled to vote on all matters at the special meeting 14,985,670 shares of Valera common stock.

Adoption of the merger agreement requires the affirmative vote of a majority of the shares of Valera common stock outstanding on the record date and entitled to vote at the special meeting (regardless of whether such shares are present in person or represented by proxy at the special meeting).

As of the close of business on the record date for the special meeting, the directors and executive officers of Valera collectively beneficially owned approximately 9,093,070 shares of Valera common stock or approximately 58% of the outstanding shares of Valera common stock (inclusive of shares subject to stock options that may be exercised within 60 days following that date).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INDEVUS

The following information is being provided to aid in your analysis of the financial aspects of the merger. Indevus derived its financial information from audited financial statements for fiscal years 2002 through 2006 and from unaudited financial statements for the three months ended December 31, 2006 and 2005.

In the opinion of Indevus’ management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the three months ended December 31, 2006 and 2005. Results for interim periods should not be considered indicative of results for any other period or for the year. This information is only a summary. You should read it along with Indevus’ historical audited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Indevus’ annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 257.

Consolidated Statements of Operations:

	Three Months Ended December 31,		Fiscal Years Ended September 30,
	2006	2005	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Product revenue	$5,257	$3,429	$26,738	$14,269	$9,740	$4,316	$3,439
Contract and license fees	7,894	5,545	23,714	19,067	8,986	929	968

Total revenues	13,151	8,974	50,452	33,336	18,726	5,245	4,407
Cost of product revenue	4,276	1,870	19,692	8,593	7,950	1,073	733
Research and development	9,919	10,320	43,203	30,597	23,303	24,466	13,614
Marketing, general and administrative	9,003	8,308	36,009	41,983	51,916	11,105	8,090
Loss from operations	(10,047)	(11,524)	(48,452)	(47,837)	(64,443)	(31,399)	(18,030)
Investment Income	1,040	886	3,505	3,142	1,396	664	987
Interest expense	1,292	1,292	5,170	5,170	5,170	1,077	—
Loss before income taxes	(10,299)	(11,930)	(50,554)	(50,047)	(68,212)	(31,812)	(17,586)
Provision for income taxes	—	—	—	(3,171)	—	—	—
Net loss[1]	(10,299)	(11,930)	(50,554)	(53,218)	(68,212)	(31,812)	(17,586)
Preferred stock dividends	—	—	35	35	35	35	35
Net loss attributable to common stockholders	(10,299)	(11,930)	(50,589)	(53,253)	(68,247)	(31,847)	(17,621)
Loss per common share from operations-diluted	(0.18)	(0.25)	(1.02)	(1.13)	(1.43)	(0.68)	(0.38)
Net loss per common share-basic and diluted	$(0.18)	$(0.25)	$(1.02)	$(1.13)	$(1.43)	$(0.68)	$(0.38)
Weighted average common shares	55,847	47,166	49,411	46,977	47,542	46,930	45,896

	December 31,		September 30,
	2006	2005	2006	2005	2004	2003	2002
	(Amounts in thousands)
Balance Sheet Data:
Working capital	$51,298	$65,186	$54,876	$79,233	$131,288	$73,866	$34,876
Total assets	91,452	99,568	92,307	112,531	173,838	90,071	43,931
Convertible Notes, long-term	72,000	72,000	72,000	72,000	72,000	72,000	—
Total liabilities including deferred revenue	224,448	225,629	216,511	227,667	236,868	83,817	6,700
Accumulated deficit	(482,974)	(434,051)	(472,675)	(422,121)	(368,903)	(300,691)	(268,879)
Total stockholders’ equity (deficit)	(133,122)	(126,067)	(124,330)	(115,142)	(63,038)	6,241	37,218

(1)	The Company adopted SFAS 123R on a modified prospective basis beginning in fiscal 2006. The expense is determined on an individual employee basis and subsequently allocated to their respective departments.

SELECTED HISTORICAL FINANCIAL DATA OF VALERA

The following information is being provided to aid in your analysis of the financial aspects of the merger. Valera derived its financial information from audited financial statements for fiscal years 2002 through 2006. The information is only a summary. You should read it along with Valera’s historical audited financial statements and related notes beginning on page 184 and the section entitled “Valera Management’s Discussion and Analysis of Financial Condition and Results of Operations of Valera” beginning on page 168.

Statements of Operations:

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
Net product sales	$17,845	$26,798	$5,511	$7	$15
Licensing revenue	121	34	135	—	—

Total net revenue	17,966	26,832	5,646	7	15
Operating costs and expenses
Cost of product sales	5,107	5,966	608	—	—
Research and development	7,574	5,930	6,376	5,230	4,320
Selling and marketing	12,139	10,754	5,025	509	270
General and administrative	8,154	5,500	5,897	1,838	1,324
Amortization of intangible assets	79	—	—	—	—

Total operating expenses	33,053	28,150	17,906	7,577	5,914

Loss from operations	(15,087)	(1,318)	(12,260)	(7,570)	(5,899)
Interest income (expense), net	941	49	(6)	13	16

Loss before income taxes	(14,146)	(1,269)	(12,266)	(7,557)	(5,883)
(Benefit from) provision for income taxes	(207)	75	(243)	—	—

Net loss	(13,939)	(1,344)	(12,023)	(7,557)	(5,883)
Deemed dividend	—	—	(5,861)	(1,139)	—

Net loss attributable to common stockholders	$(13,939)	$(1,344)	$(17,884)	$(8,696)	$(5,883)

Basic and diluted net loss attributable to common stockholders per share	$(1.03)	$(0.81)	$(10.73)	$(5.22)	$(3.53)

Weighted average shares outstanding—basic and diluted	13,580	1,667	1,667	1,667	1,667

	As of December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,069	$2,340	$5,053	$5,241	$641
Working capital	17,597	2,845	8,306	4,585	(404)
Total assets	31,965	16,532	13,667	6,665	1,296
Long-term liabilities	313	300	17	33	67
Convertible preferred stock	—	39,925	39,925	20,469	6,604
Total stockholders’ equity (deficit)	25,731	(31,593)	(29,887)	(15,158)	(6,465)

Selected Quarterly Financial Data (Unaudited) of Valera:

	2006 Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Total net revenue	$5,532	$6,220	$3,013	$3,201
Cost of product sales	1,461	1,653	883	1,110
Total operating expenses	7,818	9,246	8,002	7,987
Loss from operations	(2,286)	(3,026)	(4,989)	(4,786)
Provision for (benefit from) income taxes	10	10	(36)	(191)
Net loss attributable to common shareholders	(2,112)	(2,742)	(4,684)	(4,401)
Basic and diluted net loss attributable to common shareholders per common share	$(0.22)	$(0.18)	$(0.31)	$(0.29)

	2005 Quarters Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Total net revenue	$7,695	$10,286	$3,678	$5,173
Cost of product sales	1,023	2,951	809	1,183
Total operating expenses	5,972	8,777	6,805	6,596
Income (loss) from operations	1,723	1,509	(3,127)	(1,423)
Provision for (benefit from) income taxes	160	140	(300)	75
Net income (loss) attributable to common shareholders	1,577	1,382	(2,808)	(1,495)
Basic net income (loss) attributable to common shareholders per common share	$0.95	$0.83	$(1.68)	$(0.90)
Diluted net income (loss) attributable to common shareholders per common share	$0.14	$0.12	$(1.68)	$(0.90)

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined consolidated financial statements present financial information from the Indevus and Valera unaudited pro forma combined consolidated statements of operations for the years ended September 30, 2006 for Indevus and December 31, 2006 for Valera and for the three months ended December 31, 2006 for Indevus and Valera and the unaudited pro forma combined consolidated balance sheet as of December 31, 2006 is based on the historical balance sheets of Indevus and Valera as of that date. The unaudited pro forma combined consolidated statement of operations is presented as if the merger had occurred on the first day of the period (i.e., October 1, 2005). The unaudited pro forma combined consolidated balance sheet gives effect to the transaction as if it occurred on December 31, 2006. The unaudited pro forma combined consolidated financial data are based on estimates and assumptions, which are preliminary and subject to change, as set forth in the notes to such statements and which are provided for informational purposes only. The unaudited pro forma combined consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of Indevus and Valera included in or incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

(Amounts in thousands except share data)

	As of December 31, 2006
	Historical		Pro forma
	Indevus	Valera	Adjustments			Combined
ASSETS
Current assets:
Cash and cash equivalents	$73,367	$14,069	$			$87,436
Marketable securities	—	—		—		—
Accounts receivable, net	5,417	2,661		—		8,078
Inventories, net	1,585	5,911		950	(C)	8,446
Prepaid and other current assets	3,671	877		—		4,548

Total current assets	84,040	23,518		950		108,508
Property and equipment, net	904	7,849		405	(C)	9,158
Insurance claim receivable	1,258	—		—		1,258
Prepaid debt issuance costs	1,018	—		—		1,018
Inventories, net	1,812	—		—		1,812
Intangible assets, net	—	446		31,604	(A)	32,050
Other assets	2,420	152		1,200	(C)	3,772
Goodwill	—	—		29,770	(E)	29,770

Total assets	$91,452	$31,965		$63,929		$187,346

LIABILITIES
Current liabilities:
Accounts payable	$2,384	$2,594		$—		$4,978
Accrued expenses	12,517	3,318		10,956	(F),(G)	26,791
Accrued interest	2,075	—		—		2,075
Deferred revenue	15,766	—		—		15,766
Capital lease obligations—current	—	9		—		9

Total current liabilities	32,742	5,921		10,956		49,619
Convertible notes	72,000	—		—		72,000
Deferred revenue	117,561	300		(200	)(C)	117,661
Capital lease obligations—long term	—	13		—		13
Other	2,145	—		150	(C)	2,295
Minority interest	126	—		—		126

STOCKHOLDERS’ DEFICIT
Convertible preferred stock
Series B	3,000	—		—		3,000
Series C	500	—		—		500
Common stock, $.001 par value	56	15		(15	)(H)	56
	—	—		18	(H)	18
Additional paid-in-capital	346,296	79,316		(79,316	)(H)	346,296
	—	—		121,537	(H)	121,537
	—	—		4,602	(H)	4,602
Accumulated deficit	(482,974)	(53,600)		53,600	(H)	(482,974)
	—	—		(40,000	)(I)	(40,000)
	—	—		(6,194	)(F),(G)	(6,194)
	—	—		(1,208	)(J)	(1,208)

Total stockholders’ deficit	(133,122)	25,731		53,023		(54,368)

Total liabilities and stockholders’ deficit	$91,452	$31,965		$63,929		$187,346

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands except per share data)

	For the twelve months ended (1)
	Historical		Pro forma
	Indevus	Valera	Adjustments		Combined
Revenues:
Product revenue	$26,738	$17,845	$—		$44,583
Contract and license fees	23,714	121	—		23,835

Total revenues	50,452	17,966	—		68,418
Costs and Expenses:
Cost of product revenue	19,692	5,107	3,078	(B),(D)	27,877
Research and development	43,203	7,574	—		50,777
Marketing, general and administrative	36,009	20,372	—		56,381

Total costs and expenses	98,904	33,053	3,078		135,035
Loss from operations	(48,452)	(15,087)	(3,078)		(66,617)
Investment income	3,505	—	—		3,505
Interest (expense) income, net	(5,170)	941	—		(4,229)
Minority interest and other	(437)	—	—		(437)

Loss before income taxes	(50,554)	(14,146)	(3,078)		(67,778)
Provision for (benefit from) income taxes	—	(207)	—	(K)	(207)

Net loss	$(50,554)	$(13,939)	$(3,078)		$(67,571)

Net loss per common share, basic and diluted	$(1.02)	$(1.03)	$(0.17)		$(1.00)

Weighted average common shares outstanding, basic and diluted	49,411	13,580	18,194	(L)	67,605

(1)	As reported in Indevus’ audited Annual Report on Form 10-K for the year ended September 30, 2006. As reported in Valera’s audited Annual Report on Form 10-K for the year ended December 31, 2006.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(Amounts in thousands except per share data)

	For the three months ended December 31, 2006
	Historical		Pro forma
	Indevus	Valera	Adjustments			Combined
Revenues:
Product revenue	$5,257	$3,196	$			$8,453
Contract and license fees	7,894	5		—		7,899

Total revenues	13,151	3,201		—		16,352
Costs and Expenses:
Cost of product revenue	4,276	1,110		532	(B),(D)	5,918
Research and development	9,919	1,860		—		11,779
Marketing, general and administrative	9,003	5,017		—		14,020

Total costs and expenses	23,198	7,987		532		31,717
Loss from operations	(10,047)	(4,786)		(532)		(15,365)
Investment income	1,040	—		—		1,040
Interest (expense) income, net	(1,292)	194		—		(1,098)
Minority interest and other	—	—		—		—

Loss before income taxes	(10,299)	(4,592)		(532)		(15,423)
Provision for (benefit from) income taxes	—	(191)		—	(K)	(191)

Net loss	$(10,299)	$(4,401)		$(532)		$(15,232)

Net loss per common share, basic and diluted	$(0.18)	$(0.29)		$(0.03)		$(0.21)

Weighted average common shares outstanding, basic and diluted	55,847	14,935		18,194	(L)	74,041

Note 1:

The allocation of the purchase price is preliminary and is based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed. The purchase price allocation included within these unaudited pro forma combined consolidated financial statements is based upon a preliminary estimated purchase price of approximately $129.7 million. The exchange ratio for the merger will be determined shortly before the merger, and will be calculated based upon the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending five trading days prior to the date of the stockholders’ meeting to vote on the merger. For purposes of the unaudited pro forma condensed consolidated financial statements, we have assumed an exchange ratio for the merger of 1.1687 shares of Indevus common stock for each share of Valera common stock. Such exchange ratio was calculated assuming that the volume weighted average of the closing prices of Indevus common stock used to derive the exchange ratio was $6.63, which incorporates the average trading price of Indevus common stock for the 25 trading days ending five trading days prior to March 1, 2007 (a date selected by management to estimate the preliminary purchase price for the purpose of filing the registration statement of which this joint proxy statement/prospectus is part), and which assumes a $6.94 fair value of the Indevus common stock based on the average trading price of the Indevus common stock for the two full trading days prior to and subsequent to March 1, 2007. The merger also provides the Valera option holders the right to receive shares of Indevus stock as consideration for the cancellation of their Valera stock options. The number of Indevus shares which will be issued in exchange for such options also will be determined shortly before we complete the merger. For purposes of the unaudited pro forma condensed consolidated financial statements, we have assumed that the Valera options will be exchanged for approximately 681,000 shares of Indevus common stock, at a fair value of $6.76, based on the closing price of Indevus common stock on March 1, 2007, which aggregates $4.6 million, of which $3.4 million is additional purchase price and $1.2 million is non-cash compensation expense attributed to the issuance of Indevus shares to unvested Valera option holders. The purchase price also includes the estimated transaction costs to be paid by Indevus in connection with the merger. The preliminary purchase consideration is as follows:

Issuance of Indevus common stock to Valera stockholders (17.5 million shares at $6.94 per share)	$121,555
Fair value of Indevus common stock to be issued as consideration for cancellation of outstanding Valera stock options	3,393
Estimated Indevus transaction costs	4,762

Total preliminary purchase price	$129,710

Although the Valera stockholders will also receive CSRs, and the option holders who consent to the proposed treatment of such options will receive an unfunded and unsecured promise to receive shares of Indevus common stock pursuant to a formula specified in the Merger Agreement (“CSR Equivalents”), such CSRs and CSR Equivalents are contingent consideration, which is not reflected in the preliminary purchase price noted above but which will be reflected as additional purchase price when and if such contingencies are resolved and the CSRs and CSR Equivalents become issued or issuable. If all of the CSRs and CSR Equivalents were to be converted into Indevus common stock, based on the preliminary exchange ratios noted above, there would be approximately $56.6 million of additional purchase price resulting from this contingent consideration.

If the Indevus Common Stock Value is greater than $8.05 or less than $6.59, then the exchange ratio will be fixed at 0.9626 and 1.1766 shares, respectively, of Indevus common stock for each share of Valera common stock. Had such fixed ratios been considered in the preliminary purchase price consideration noted above, the number of Indevus issued shares would have ranged from 14.4 million to 17.6 million, and the fair value of these shares would have ranged from $100.1 million to $122.4 million, at an assumed fair value of $6.94.

Indevus has not completed its assessment of the fair value of the assets and liabilities assumed of Valera and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Valera’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair values as of the date of the merger.

The amount of in-process research and development, identifiable intangible assets, and goodwill, as well as the estimated useful lives of these assets, will be determined upon completion of an appraisal and therefore, may be different from the amounts presented within these unaudited pro forma combined financial statements. To the extent the amounts and estimated useful lives are different, the unaudited pro forma combined consolidated financial statements could change significantly (i.e. upon receipt of FDA approval of one of Valera’s existing NDA applications prior to close of the merger). Assuming the purchase consideration does not change, the effect of any changes to the value of Valera’s net assets acquired would directly impact goodwill. The preliminary purchase price allocation is as follows (U.S. dollars, in thousands):

Net tangible assets acquired	$27,890
In-process research and development	40,000
Identifiable intangible assets	32,050
Goodwill	29,770

Total preliminary consideration	$129,710

Note 2:

Adjustments included in the unaudited pro forma combined consolidated balance sheets and unaudited pro forma combined consolidated statements of operations are summarized as follows:

A. To record the estimated valuation of identifiable intangible assets acquired and to eliminate Valera’s historical intangible assets. The fair value of identifiable intangible assets of $32.1 million was estimated using a discounted cash flow model.

B. To record amortization expense for identifiable intangible assets using an average estimated useful life of 14-18 years.

C. To record the fair value of tangible assets acquired and liabilities assumed, including fixed assets, inventory, investment in Spepharm Holding B.U., or Spepharm, deferred revenue and unfavorable lease obligations.

D. To record additional depreciation expense of $140,000 and $35,000 for the twelve months ended September 30, 2006 and for the three months ended December 31, 2006, respectively, resulting from the fixed asset fair value adjustments. To record additional cost of sales of $1 million for the twelve months ended September 30, 2006 resulting from the inventory fair value adjustment.

E. To record goodwill related to the merger of $29.8 million. Goodwill represents the difference between total preliminary consideration and identifiable tangible and intangible assets acquired, net of liabilities assumed.

F. To record the accrual of $4.5 million of Indevus transaction costs, included as a component of total purchase price, and $3.8 million of Valera transaction costs, expensed by Valera. These costs include, but are not limited to, fees for financial advisors, accountants and attorneys and other related costs.

G. To record the accrual of severance payments made by Indevus to certain Valera employees, estimated at $272,000, in addition to the accrual of severance costs for certain Valera employees to be paid by Valera prior to the close of the merger, estimated at $2.4 million. Because the $2.4 million paid by Valera will be expensed prior to the consummation of the deal and will not have a continuing impact, it is not reflected in the pro forma condensed statement of operations.

H. To eliminate Valera’s historical stockholders’ equity accounts. These adjustments also reflect the issuance of 18.2 million shares of Indevus’ $0.001 par value common stock with an estimated value of $126.2 million in exchange for all common stock of Valera, including an adjustment of $4.6 million to additional paid-in-capital to reflect the fair value of all Indevus shares to be issued by Indevus in the merger as consideration for the cancelled Valera options.

I. To record the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed statement of operations. However, this item will be recorded as an expense immediately following the completion of the merger.

J. To record the noncash stock based compensation expense substantially related to the issuance of Indevus shares to unvested Valera option holders. This expense is a component of the $4.6 million of total value attributed to the fair value of the Indevus shares issued as consideration for the cancellation of Valera options.

K. The pro forma adjustments do not include any related income tax effects as Indevus provides a full valuation allowance on its deferred tax assets.

L. To record the issuance of Indevus shares to Valera stockholders and option holders in connection with the merger. Valera shares were exchanged using the balance of shares outstanding at the measurement date of March 1, 2007.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth for the Indevus and Valera common stock certain historical, pro forma combined consolidated and pro forma equivalent per share financial information. The pro forma data in the table are derived from, and should be read in conjunction with, the “Unaudited Pro Forma Combined Consolidated Financial Information” and related notes thereto beginning on page 25. Indevus’ historical per share information is derived from the audited consolidated financial statements for the year ended September 30, 2006 contained in Indevus’ Annual Report on Form 10-K for the year ended September 30, 2006 and the unaudited consolidated interim financial statements for the three months ended December 31, 2006 contained in Indevus’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, both of which are incorporated by reference into this joint proxy statement/prospectus. Valera’s historical per share information is derived from the audited financial statements for the year ended December 31, 2006 contained elsewhere in this document.

The unaudited pro forma combined consolidated per share information does not purport to represent what the actual results of operations of the combined company would have been had the merger been in effect for the periods described below or to project the future results of the combined company after the merger.

Per Common Share Data	Indevus Historical	Valera Historical	Unaudited Pro Forma Combined Consolidated	Pro Forma Equivalent Per Valera Share (3)
For the twelve months ended September 30, 2006 and December 31, 2006 (1)
Net income (loss)
Basic	$(1.02)	$(1.03)	$(1.00)	$(1.17)
Diluted	$(1.02)	$(1.03)	$(1.00)	$(1.17)
As of and for the three months ended December 31, 2006
Net income (loss)
Basic	$(0.18)	$(0.29)	$(0.21)	$(0.24)
Diluted	$(0.18)	$(0.29)	$(0.21)	$(0.24)
Book value (2)	$(2.37)	$1.72	$(0.73)	$(0.85)

(1)	For Indevus, as of and for the fiscal year ended September 30, 2006. For Valera, as of and for the fiscal year ended December 31, 2006.
(2)	The historical book value per share is calculated by dividing stockholders’ equity by the number of shares outstanding at period end. The unaudited pro forma combined consolidated net book value per common share is computed by dividing the pro forma combined consolidated common stockholders’ equity by the pro forma combined consolidated number of Indevus common shares outstanding at period end, assuming the merger had occurred as of that date.
(3)	The pro forma equivalent per Valera share is calculated by multiplying the pro forma consolidated amounts by the assumed exchange ratio of 1.1687 shares of Indevus common stock for each share of Valera common stock, in order to equate the pro forma consolidated amounts to the respective values for one share of Valera common stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Indevus common stock is listed on The Nasdaq Global Market under the symbol “IDEV.” Valera common stock is listed on The Nasdaq Global Market under the symbol “VLRX.” Valera began trading on The Nasdaq Global Market on February 3, 2006. The following table sets forth, for the periods indicated, the high and low sale prices per share of Indevus and Valera common stock as reported on The Nasdaq Global Market (and its predecessor markets).

	High	Low
Indevus
Fiscal Year 2005
First Quarter	$7.45	$5.85
Second Quarter	6.08	2.73
Third Quarter	3.78	2.41
Fourth Quarter	3.42	2.55
Fiscal Year 2006
First Quarter	$5.43	$2.50
Second Quarter	6.75	4.92
Third Quarter	6.32	4.25
Fourth Quarter	6.48	4.99
Fiscal Year 2007
First Quarter	8.06	5.58
Second Quarter (through March 9, 2007)	7.48	6.18

Valera
Fiscal Year 2006
First Quarter (commencing February 3, 2006)	$12.00	$7.75
Second Quarter	10.40	7.52
Third Quarter	8.54	5.50
Fourth Quarter	8.42	4.49
Fiscal Year 2007
First Quarter (through March 9, 2007)	8.61	7.56

The following table presents the per share closing prices of Indevus and Valera common stock on a historical basis and Valera common stock on a pro forma equivalent basis on December 11, 2006, the last business day before Indevus and Valera publicly announced the execution and delivery of the merger agreement, and on March 9, 2007, the last practicable trading day before the date of this joint proxy statement/prospectus. The calculation for the Valera pro forma equivalent share price does not include CSRs.

	Indevus	Valera	Valera Pro Forma Equivalent
December 11, 2006	$7.86	$5.41	$7.75
March 9, 2007	$6.52	$7.97	$7.67

The market value of the Indevus common stock that will be issued in exchange for shares of Valera common stock upon completion of the merger will not be known at the time Valera stockholders vote to adopt the merger agreement or at the time Indevus stockholders vote to approve the issuance of Indevus common stock and CSRs in the merger.

The above tables show only historical comparisons. Because the market prices of Indevus and Valera common stock will likely fluctuate prior to completion of the merger, these comparisons may not provide meaningful information to Indevus stockholders in determining whether to approve the issuance of Indevus common stock and CSRs in the merger and to Valera stockholders in determining whether to adopt the merger agreement. Indevus stockholders and Valera stockholders are encouraged to obtain current market quotations for shares of Indevus and Valera common stock and to review carefully the other information contained or incorporated by reference in this joint proxy statement/prospectus in considering whether to approve the applicable merger proposals. See the section entitled “Where You Can Find More Information” on page 257.

Dividend Information

No cash dividends have ever been paid or declared on shares of Indevus or Valera common stock. Indevus does not anticipate paying cash dividends on its common stock in the near future. Any dividends paid or declared on Indevus shares will be subject to the preferential dividend of $0.1253 per share payable on the outstanding Indevus Series B Preferred Stock ($30,000 per annum), $1.00 per share payable on the outstanding Indevus Series C Preferred Stock ($5,000 per annum) and dividends payable on any other preferred stock that Indevus may issue. Indevus’ present intention is to retain its earnings for the future operation and expansion of its business. Any future payment of dividends on Indevus common stock will be at the discretion of its board of directors and will depend upon, among other things, Indevus’ earnings, financial condition, capital requirements, level of indebtedness and other factors that Indevus’ board of directors deems relevant.

Valera currently intends to retain future earnings, if any, to fund the development and expansion of Valera’s business and does not anticipate paying cash dividends on its common stock in the foreseeable future. Under Valera’s credit agreement with Merrill Lynch Capital, Valera agreed to not declare or pay any cash dividends. Any future determination to pay dividends will be at the discretion of Valera’s board of directors and will depend on Valera’s financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors Valera’s board of directors deems relevant.

RISK FACTORS

In addition to the other information included or incorporated by reference in this document, you are urged to consider carefully the matters described below in determining whether to vote to approve the applicable merger proposals. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect Indevus following the merger.

Risks Relating to the Merger

The number of shares and the value of the Indevus common stock that Valera stockholders will receive in the merger will fluctuate.

The number of shares and precise value of the merger consideration to be received by Valera stockholders at the effective time of the merger cannot be determined at the present time. The exchange ratio, which determines the number of shares of Indevus common stock that Valera stockholders will receive in the merger, will not be determined until shortly before the Valera stockholders’ meeting. Upon completion of the merger, each share of Valera common stock will be converted into the right to receive an amount of Indevus common stock equal to the exchange ratio. Under the terms of the merger agreement, the exchange ratio will be calculated by dividing $7.75 by the volume weighted average, which we refer to as the Indevus Common Stock Value, of the closing prices of Indevus common stock during the 25 trading days ending on the fifth trading day prior to the date of the Valera stockholders’ meeting to consider the merger. The exchange ratio is subject to a collar and will range from a minimum of 0.9626 to a maximum of 1.1766 of a share of Indevus common stock, as follows:

•	if the Indevus Common Stock Value is $6.59 or more but not greater than $8.05, then the exchange ratio will be determined by dividing $7.75 by the Indevus Common Stock Value;

•	if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be 1.1766; and

•	if the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be 0.9626.

As a result of the collar mechanism described above, if the Indevus Common Stock Value is less than $6.59, then the market value of the shares of Indevus common stock to be issued to Valera stockholders would have a value of less than $7.75 per share of Valera common stock. Conversely, if the Indevus Common Stock Value is greater than $8.05, then the market value of the shares of Indevus common stock to be issued to Valera stockholders would have a value of greater than $7.75 per share of Valera common stock.

The price of Indevus common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the Valera stockholders’ meeting. Stock price changes may result from a variety of factors beyond Indevus’ control, including general economic and market conditions. Because the date that the merger is completed may be later than the date of the Valera stockholders’ meeting, at the time of the Valera stockholders’ meeting, Valera stockholders will not know the exact market value of the Indevus common stock that Valera stockholders will receive upon completion of the merger. In addition, there will be a period of time between completion of the merger and the time at which former Valera stockholders actually receive stock certificates evidencing the Indevus common stock. Until stock certificates are received, former Valera stockholders may not be able to sell their Indevus shares in the open market and, therefore, may not be able to avoid losses from any decrease in the trading price of Indevus common stock during that period.

If the applicable milestones are not achieved, the contingent stock rights will not convert into Indevus common stock.

In the merger, each share of Valera common stock will also convert into three contingent stock rights, or CSRs. Each CSR relates to one of three Valera product candidates—Supprelin-LA, the ureteral stent and

VP003 (Octreotide implant). The CSRs become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock only if the milestone or milestones applicable to that product—approval by the U.S. Food and Drug Administration, or FDA, and, in the case of Supprelin-LA, Indevus’ possession of a specified amount of inventory of commercially saleable units—are achieved on a timely basis. If the applicable milestone or milestones are not achieved within three years of completing the merger in the case of Supprelin-LA and within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will expire and no additional shares of Indevus common stock will be issued in connection with those CSRs.

The milestones may not be achieved in a timely manner, or at all, due to numerous factors including delays in the FDA approval process. In addition, Indevus is obligated to use only commercially reasonable efforts to develop these products. Under the terms of the merger agreement, in this context, commercially reasonable efforts means those efforts and resources normally used by Indevus to develop a product it owns or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products and other relevant factors.

Holders of the CSRs may not receive the full number of shares of Indevus common stock that would otherwise be issuable upon conversion of the CSRs.

The aggregate number of shares of Indevus common stock that may be issued in the event one or more CSRs become convertible into Indevus common stock is limited and may not exceed the number of shares of Indevus common stock issued as part of the merger consideration upon completion of the merger. This may result in holders of CSRs not receiving the full number of shares of Indevus common stock that would otherwise be issuable upon conversion of CSRs.

Indevus may be unable to integrate successfully the businesses of Valera and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on Indevus’ ability to realize the anticipated synergies, growth opportunities and cost savings from integrating Valera’s business with Indevus’ business. Indevus’ success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Valera. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among other factors:

•	coordinating geographically separated organizations, systems and facilities, including complexities associated with managing the combined businesses at two separate locations;

•	combining the sales force territories and competencies associated with the sale of products presently sold by Indevus or Valera;

•	integrating personnel from different companies while maintaining focus on providing consistent, high-quality products and customer service;

•	unforeseen expenses or delays associated with the merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger.

If we are unable to combine successfully the businesses of Indevus and Valera in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger, such anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, Indevus and Valera have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, suppliers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company.

Employee uncertainty related to the merger could harm the combined company.

Current and prospective Indevus and Valera employees may experience uncertainty about their future as employees of the combined company until strategies with regard to Valera are announced or executed. This may adversely affect Indevus’ and Valera’s ability to attract and retain, and may affect the performance during the transition period of, key management, sales, marketing and technical personnel.

The merger is subject to conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact Indevus’ or Valera’s stock price and future business and operations.

The merger is subject to conditions to closing as set forth in the merger agreement, including obtaining the requisite Indevus and Valera stockholder approvals. If any of the conditions to the merger are not satisfied or, where permissible, not waived, the merger will not be consummated. Failure to consummate the merger could negatively impact Indevus’ or Valera’s stock price, future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future businesses, growth, revenue and results of operations of either or both of the companies or the combined company.

Failure to complete the merger could negatively impact the market price of Indevus common stock and/or Valera common stock and the future business and financial results of Indevus and Valera.

If the merger is not completed for any reason, the ongoing businesses of Indevus and Valera may be adversely affected and will be subject to a number of risks, including:

•

Valera or Indevus might have to pay the other a termination fee of $5.0 million, or Indevus or Valera might be required to reimburse the other for up to $3.0 million of expenses relating to the merger;

•

failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the anticipated benefits of completing the merger;

•	the market price of Indevus common stock or Valera common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	Indevus’ and Valera’s unreimbursed costs incurred related to the merger must be paid even if the merger is not completed.

If the merger agreement is terminated and Valera’s board of directors seeks another merger or business combination, Valera stockholders cannot be certain that Valera will be able to find a party willing to pay an equivalent or more attractive price than the price Indevus has agreed to pay in the merger.

In the event Indevus does not effectively manage its expanded sales force, marketing and sales of Vantas, or development of Supprelin-LA, the ureteral stent, VP003 (Octreotide implant) or other products in development, operating results may be materially adversely affected.

As a result of the merger, Indevus will be increasing the size of its specialty sales force, adding Valera’s Vantas to the products it currently sells and adding Supprelin-LA, the ureteral stent, VP003 (Octreotide implant), and other Valera product candidates in development, to its development pipeline. Immediately following the merger, the expanded Indevus specialty sales force might be unable to successfully market and sell Vantas, or the resources devoted to incorporating Vantas could cause the combined company to less effectively market and sell existing Indevus products. In addition, Indevus’ development team might not be able to obtain approval for Supprelin-LA, the ureteral stent, VP003 (Octreotide implant), and the other Valera products in development. If Indevus is unable to successfully market and sell Vantas or obtain FDA approval for Supprelin-LA, the ureteral stent, VP003 (Octreotide implant), and the other Valera product candidates in development, it may have a material adverse effect on the combined company after the merger and, as a result, on the market price of Indevus’ common stock.

If Indevus is unable to retain key Indevus or Valera personnel after the merger is completed, Indevus’ business may suffer.

The success of the merger will depend in part on Indevus’ ability to retain sales, marketing, development, manufacturing and other personnel currently employed by Indevus and those key Valera employees who continue employment with Indevus after the merger. It is possible that these employees might decide not to remain with Indevus after the merger is completed. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company’s sales, marketing or development activities might be adversely affected, management’s attention might be diverted from successfully integrating Valera’s operations to hiring suitable replacements, and the combined company’s business might suffer. In addition, Indevus might not be able to locate suitable replacements for any key employees that leave Indevus or offer employment to potential replacements on reasonable terms.

Charges to earnings resulting from the application of the purchase method of accounting might adversely affect the market value of Indevus common stock following the merger.

In accordance with U.S. GAAP, the merger will be accounted for using the purchase method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of Indevus common stock following completion of the merger. Under the purchase method of accounting, the total estimated purchase price will be allocated to Valera’s net tangible assets, identifiable intangible assets or expense for research and development based on their fair values as of the date of completion of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets become impaired, the combined company will be required to incur material charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

Indevus currently estimates that it will incur approximately $2.0 million of incremental annual amortization expense after completion of the merger. Changes in earnings per share, including as a result of this incremental expense, could adversely affect the trading price of Indevus common stock.

Indevus and Valera will incur substantial expenses whether or not the merger is completed.

Indevus and Valera will incur substantial expenses related to the merger whether or not the merger is completed. Indevus currently expects to incur approximately $4.5 million in transactional expenses, approximately $2.9 million of which are not contingent on the completion of the merger. Valera currently expects to incur approximately $3.8 million in transactional expenses, approximately $2.1 of which are not contingent on the completion of the merger. Moreover, in the event the merger agreement is terminated, Valera or Indevus may, under certain circumstances, be required to pay the other a $5.0 million termination fee or reimburse out-of-pocket expenses of up to $3.0 million. Also, should the merger agreement be terminated due to a willful breach of the merger agreement by one of the parties, such party could owe significant damages to the other. See the section entitled “The Merger Agreement—Termination Fees; Reimbursement of Expenses” on page 128.

In the event the merger is completed, Indevus will incur significant additional expenses in connection with the integration of the two businesses

In the event the merger is completed, Indevus expects to incur significant additional expenses in connection with the integration of the two businesses, including integrating personnel, geographically diverse operations, information technology systems, accounting systems, customers, and strategic partners of each company and implementing consistent standards, policies, and procedures, and may be subject to possibly material write downs in assets and charges to earnings, which are expected to include severance pay and other costs.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Indevus and Valera and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 25.

Some of the executive officers and directors of Valera have conflicts of interest or additional interests that might have influenced them to support and approve the merger.

Valera’s executive officers and directors might have been influenced to support and approve the merger because of arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Valera stockholders in the merger, which are described under the section entitled “The Merger—Additional Interests of Valera Directors and Executive Officers in the Merger” on page 99, including the following

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severance and other payments and benefits to certain executive officers of Valera pursuant to existing change in control and employment agreements with Valera and a consulting arrangement between Dr. David S. Tierney, Valera’s President and Chief Executive Officer, and Indevus during a transition period after the completion of the merger;

•	share issuances to Valera executive officers and directors in consideration of the cancellation of all options to purchase Valera common stock in connection with the merger;

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employment agreements expected to be entered into between Indevus and certain officers of Valera, and, in the case of James C. Gale, Valera’s chairman of the board, an expected membership on Indevus’ board of directors;

•	rights to continued director and executive officer indemnification and insurance coverage by Indevus after the merger for acts or omissions occurring before the merger;

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registration rights covering the shares of Indevus common stock acquired by SMH (and affiliated entities; James C. Gale, Valera’s chairman of the board, is the chief investment officer of those SMH affiliated entities) in connection with the merger for resale under the Securities Act on a Registration

Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger; and

•	severance payments to another executive officer of Valera pursuant to the Severance Pay Plan established by Indevus in connection with the merger.

If Valera’s former stockholders immediately sell Indevus’ common stock received in the merger, they could cause Indevus’ common stock price to decline.

The Indevus common stock to be issued in the merger will be registered under the federal securities laws. As a result, those shares will be immediately available for resale in the public market, except for shares of Indevus common stock that will be subject to additional transfer restrictions because those shares were issued to Valera’s former stockholders who were affiliates of Valera before the merger or who become affiliates of Indevus after the merger. See the section entitled “The Merger—Resale of Indevus Common Stock Issued in Connection with the Merger; Affiliate Agreements” on page 111. The number of shares of Indevus common stock to be issued to Valera’s former stockholders in connection with the merger, and immediately available for resale, will equal approximately 21% to 25% of the number of outstanding Indevus common shares. Valera’s former stockholders may sell the stock they receive immediately after the merger. If this occurs, or if other holders of Indevus stock sell significant amounts of Indevus common stock immediately after the merger is completed, the market price of Indevus common stock could decline. These sales may also make it more difficult for Indevus to sell equity securities in the future at a time and at a price that Indevus deems appropriate to raise funds through future offerings of common stock.

In addition, Indevus has agreed to register the shares of Indevus common stock acquired by Sanders Morris Harris, Inc. (and affiliated entities), or SMH, in connection with the merger for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger. The number of shares to be issued to SMH will equal approximately 7.7% to 9.1% of outstanding Indevus common stock. If SMH sells significant amounts of Indevus common stock immediately after the resale registration statement is effective, the market price for Indevus common stock could decline and it may make it more difficult for Indevus to sell equity securities at a time and at a price Indevus deems appropriate to raise funds through future offerings of common stock.

The market price of the Indevus common stock after the merger might be affected by factors different from those affecting the shares of Valera or Indevus currently.

The businesses of Indevus and Valera differ somewhat and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock might be affected by factors different from those currently affecting the independent results of operations of each of Indevus or Valera. For a discussion of the businesses of Indevus and Valera and of factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under the section entitled “Where You Can Find More Information” beginning on page 257, the “Risks Relating to Valera” described below and the section entitled “Information about Valera” beginning on page 139.

The merger agreement limits Valera’s ability to pursue alternative business combinations.

Certain “no shop” provisions included in the merger agreement make it difficult for Valera to sell its business to a party other than Indevus. These provisions include the general prohibition on Valera soliciting any acquisition proposal or offer for a competing transaction, a requirement that Valera pay a termination fee of $5.0 million if the merger agreement is terminated in specified circumstances and a requirement that Valera reimburse Indevus’ fees and expenses of up to $3.0 million if the merger agreement is terminated in specified circumstances. See “The Merger Agreement—No Solicitation by Valera” beginning on page 121 of this joint proxy statement/prospectus, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 127, and “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 128. These provisions might discourage a third party with an interest in acquiring all of or a significant part of Valera from considering or proposing an acquisition, including a proposal that might be more advantageous to the stockholders of Valera when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Valera than it might otherwise have proposed to pay to Valera stockholders.

The merger may be completed even though Indevus or Valera suffers a material adverse effect on its business.

In general, either Indevus or Valera may refuse to complete the merger if the other party suffers a material adverse effect on its business between December 11, 2006, the date of the signing of the merger agreement, and the date the merger would otherwise close. However, the parties have agreed that the following changes or occurrences would be deemed to not constitute a material adverse effect:

•	any change relating to the economy or securities markets in general;

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any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Indevus or Valera, as applicable, participates, including any changes to reimbursement rates related to any Valera products, so long as the effects of any of the foregoing do not disproportionately impact Indevus or Valera, as applicable;

•	any decline in Indevus’ or Valera’s net sales after the date of the merger agreement;

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any failure, in and of itself, by Indevus or Valera to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement;

•	the effect of any change in any applicable law or GAAP; or

•

any events or occurrences directly or indirectly related to the impact of the merger agreement (or the merger) or the announcement or performance of the merger agreement (or the merger) or the transactions contemplated by the merger agreement (or the merger).

In addition, the parties have agreed that Valera’s receipt of a nonapprovable letter with regard to Supprelin-LA, taken alone, will not constitute a material adverse effect on Valera.

In addition, either Indevus or Valera could waive the closing condition related to the occurrence of a material adverse effect on the other party and the merger would be completed even if a material adverse effect had occurred.

Indevus Will Need to Raise Additional Financing Following the Merger

Indevus believes that its existing cash resources will be sufficient to fund its planned combined operations through November 2007. There are certain events that could add significant additional cash resources to fund the operations of the combined company. Among these events, Indevus may receive, upon FDA approval of SANCTURA XR, a payment of approximately $35,000,000 from Esprit, payable at Esprit’s option, which would add to Indevus’ cash resources. FDA approval may occur as early as August 2007, although there can be no assurance that FDA approval can be obtained. If Indevus does not receive the $35,000,000 payment from Esprit, Indevus would need to obtain additional funding prior to November 2007 through corporate collaborations, strategic combinations or public or private equity or debt financing or a combination of such alternatives. In the event the stockholders of Indevus do not approve the proposed amendment to increase the number of authorized shares of common stock under the Indevus Restated Certificate of Incorporation, Indevus may not have sufficient shares of common stock to consummate equity based financing following the merger and would have to rely on the other alternatives discussed above. Although Indevus believes it will receive the $35,000,000 payment if the FDA approves the SANCTURA XR NDA, or would otherwise be able to obtain additional capital to fund its operations, there can be no assurance that the $35,000,000 payment from Esprit will be received or that additional capital can be obtained on favorable terms or at all. The failure to receive such payment or raise such funds would result in Indevus significantly curtailing its marketing and operations and delay development efforts, which would have a material adverse effect on Indevus.

Risks Relating to Indevus

Risks Related to Indevus’ Business

Indevus is dependent on SANCTURA.

Indevus derives a substantial portion of its revenue from Esprit, its marketing partner, under Indevus’ agreement with Esprit relating to SANCTURA, or the SANCTURA Agreement. Indevus believes that revenues derived under the SANCTURA Agreement will continue to account for a substantial portion of Indevus’ revenue for the foreseeable future. Indevus is highly dependent on Esprit for the commercialization and marketing of SANCTURA and for performance of its obligations under the SANCTURA Agreement. The failure of Esprit to perform its obligations under this agreement, or to market SANCTURA, could adversely affect Indevus’ business, financial condition and results of operations. In particular, if sales of SANCTURA do not increase, Indevus’ is unlikely to derive royalties in excess of the minimum royalties under the SANCTURA Agreement and, after the minimum royalty period expires in June 2008, Indevus’ royalty revenue may decrease substantially. Esprit is not obligated to purchase any minimum amount of SANCTURA from Indevus. SANCTURA may suffer from generic penetration after the expiration of the market exclusivity period in May 2009, and competes with many once-daily and other formulations of products to treat overactive bladder. Indevus’ long-term success will be highly dependent on its ability to successfully develop, manufacture and commercialize SANCTURA XR. If SANCTURA does not continue to achieve market acceptance or if Esprit provides notice to Indevus that it does not intend to pay Indevus the development milestone related to FDA approval of SANCTURA XR causing the rights to SANCTURA XR to revert to Indevus, then the marketing of SANCTURA XR may be adversely affected and if efforts to develop and market SANCTURA XR are unsuccessful, Indevus’ business, financial condition and results of operations may be materially adversely affected. Further, Indevus’ sales force subsidy for its co-promotion of SANCTURA and SANCTURA XR in the U.S. expires on December 31, 2008.

Because Indevus’ marketing resources are limited, it may be unable to devote sufficient resources to SANCTURA to achieve increasing market acceptance of SANCTURA in the highly competitive marketplace for overactive bladder therapies. Indevus’ failure to expend the resources to adequately promote SANCTURA would have a material adverse effect on its business and results of operations.

Moreover, because Indevus has fewer sales representatives than its competitors, its sales force may be unable to detail successfully to physicians who prescribe overactive bladder medications. Indevus may not be able to retain all of its current sales representatives. Even if Indevus hires additional representatives, they may not be effective in promoting the sale of SANCTURA. The failure of its sales representatives to be successful in selling SANCTURA would have a material adverse effect on operating results.

Indevus may not compete successfully in the overactive bladder market.

Competition in the overactive bladder market is intense and has increased since the launch of SANCTURA in August 2004 and two other competitive products in early 2005. SANCTURA may not compete successfully with current drug therapies for overactive bladder or with new drugs which may reach the market in the future. SANCTURA competes with drugs and other therapies for overactive bladder marketed by many large, multinational companies who have substantially greater marketing and financial resources and experience than Indevus. In addition, antimuscarinics and antispasmodics for overactive bladder are the subject of testing or commercialization efforts by other companies, including certain treatments for which approval may be sought in the future. Launches of other competitive products may occur in the near future and Indevus cannot predict with accuracy the timing or impact of the introduction of competitive products or their possible effect on Indevus’ sales.

Indevus’ license for SANCTURA does not include any patents that it expects to use in commercializing the product for overactive bladder. Indevus’ ability to successfully commercialize SANCTURA in the U.S. will depend on the continued availability of market exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Waxman-Hatch Act, which provides protections for certain new products. The Waxman-Hatch Act provides for a period of market exclusivity in the U.S. for SANCTURA for five years from the date of FDA approval, May 28, 2004. The marketing of SANCTURA could be materially adversely affected if the period of market exclusivity is shortened. After this time, there may be generic versions of trospium chloride available to treat overactive bladder at significantly lower prices than SANCTURA, in which case sales of SANCTURA will likely decrease significantly. Indevus cannot predict whether any patents will issue on the applications that have been filed for SANCTURA XR, an extended release, once-daily formulation of SANCTURA. If granted, there can be no assurance that these patents can or will preclude eventual market erosion from new technologies or competing products. If Indevus is unable to obtain a patent on such formulation it will have to rely solely on market exclusivity for this formulation, which will be shorter than five years.

Indevus’ product candidates including SANCTURA XR and NEBIDO may not be successfully developed or achieve market acceptance.

Indevus currently has six compounds which are in various stages of development and have not been approved by the FDA, including SANCTURA XR and NEBIDO. These product candidates are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise may fail to receive necessary regulatory clearances. Indevus is unable to predict whether any of these product candidates will receive regulatory clearances or will be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products are long and uncertain. Even if these product candidates receive regulatory clearance, Indevus’ products may not achieve or maintain market acceptance.

Indevus relies on the favorable outcome of clinical trials of its product candidates including SANCTURA XR and NEBIDO.

Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products Indevus is developing, it or its licensees must demonstrate that the product is safe and efficacious for use in each target indication. The process of obtaining FDA and other regulatory approvals is lengthy and expensive. If clinical trials do not demonstrate the safety and efficacy of certain products under development, Indevus will be materially adversely affected. The results of pre-clinical studies and early clinical trials may not predict results that will be obtained in large-scale testing or use. Clinical trials of products Indevus is developing may not demonstrate the safety and efficacy of such products. Regardless of clinical trial results, the FDA may not approve marketing of the product. The costs to obtain regulatory approvals are considerable and the failure to obtain, or delays in obtaining, regulatory approval could have a significant negative effect on Indevus’ business performance and financial results. Even if pre-launch approval of a product is obtained, the FDA is authorized to impose post-marketing requirements. A number of companies in the pharmaceutical industry, including Indevus, have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. For example, while there have been three Phase II clinical trials of pagoclone that demonstrated statistically significant efficacy, two in panic disorder and one in GAD, other trials have failed to demonstrate statistically significant efficacy, prompting Pfizer (Indevus’ previous licensee of this compound) to elect not to pursue further development of the compound and to return to Indevus all rights to pagoclone.

Indevus has regulatory and guideline risks.

On May 28, 2004, the FDA approved SANCTURA. The FDA may impose post-marketing or other regulatory requirements after approval, which could have an adverse affect on the commercialization of SANCTURA. In addition, although SANCTURA have thus far demonstrated an acceptable safety profile in clinical trials, there can be no assurance that the safety profile of the drug would not change when assessed in future trials or when used by a larger patient population.

If SANCTURA becomes subject to efficacy or safety concerns, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales, unexpected side effects or regulatory proceedings, the impact on Indevus’ revenues could be significant.

Government health care cost-containment measures can significantly affect Indevus’ sales and profitability. These include federal, state, and foreign laws and regulations that negatively affect pharmaceutical pricing, such as Medicaid and Medicare; pharmaceutical importation laws, and other laws and regulations that, directly or indirectly, impose governmental controls on the prices at which SANCTURA is sold.

Government agencies promulgate regulations and guidelines directly applicable to Indevus and SANCTURA. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines suggesting the reduced use of SANCTURA or the use of competitive or alternative products that are followed by patients and health care providers could result in decreased use of SANCTURA.

Acceptable levels of reimbursement for costs of developing and manufacturing of pharmaceutical products and treatments related to those pharmaceutical products by government authorities, private health insurers and other organizations, such as HMOs, will have an effect on the successful commercialization of, and attracting collaborative partners to invest in the development of, Indevus’ products and product candidates. Indevus cannot be sure that reimbursement in the United States or elsewhere will be available for any pharmaceutical products it may develop or, if already available, will not be decreased in the future. The U.S. Congress recently enacted a limited prescription drug benefit for Medicare recipients in the Medicare Prescription Drug and Modernization Act of 2003. While the program established by this statute may increase demand for Indevus’ products, if it participates in this program, its prices will be negotiated with drug procurement organizations for Medicare beneficiaries and are likely to be lower than it might otherwise obtain. Non-Medicare third-party drug procurement organizations may also base the price they are willing to pay on the rate paid by drug procurement organizations for Medicare beneficiaries. Also, Indevus cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, its drug products. Any reduction in demand would adversely affect its business. If reimbursement is not available or is available only at limited levels, it may not be able to obtain collaborative partners to manufacture and commercialize its products, and may not be able to obtain a satisfactory financial return on its own manufacture and commercialization of any future products.

Third-party payors are increasingly challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by Indevus in the future. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect Indevus’ ability to sell any products that it successfully develops and approved by regulators. Moreover, it is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on Indevus’ business.

Indevus is dependent on third parties to manufacture SANCTURA and SANCTURA XR.

Indevus is currently dependent on Madaus to manufacture SANCTURA and will be dependent on a third party for the manufacture of SANCTURA XR. Indevus is also dependent on third parties in the supply chain, for the manufacture of trospium chloride, the active pharmaceutical ingredient in SANCTURA and SANCTURA XR. If Madaus or any of the other third parties were unable to maintain compliance with FDA requirements for manufacturers of drugs sold in the U.S., Indevus would need to seek alternative sources of supply, which could create disruptions in the supply of SANCTURA or SANCTURA XR.

Indevus relies on third parties to commercialize and manufacture its products.

Indevus has limited sales and marketing capabilities to market its products. Substantial additional funds will be required to complete development and commercialization of its products and, accordingly, Indevus expects to seek corporate partnerships for the manufacture and commercialization of its products. Indevus may not be successful in finding corporate partners and the terms of any such arrangements may not be favorable to it or its security holders. If Indevus is unable to obtain any such corporate partners, development of its product candidates could be delayed or curtailed, which could materially adversely affect its operations and financial condition.

Any collaborative partners may not be successful in commercializing Indevus’ products or may terminate their collaborative agreements with Indevus. If Indevus enters into any collaborative arrangements, it will depend on the efforts of these collaborative partners and it will have limited or no control over the development, manufacture and commercialization of the products subject to the collaboration. If certain of its collaborative partners terminate the related agreements or fail to develop, manufacture or commercialize products, Indevus would be materially adversely affected. Because Indevus expects generally to retain a royalty interest in sales of products licensed to third parties, its revenues may be less than if it marketed products directly.

Indevus currently contracts with third parties for all of its manufacturing needs and does not manufacture any of its own products or product candidates. In order to continue to develop products, apply for regulatory approvals and commercialize products, Indevus will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities. Certain of Indevus’ requirements for supplies or clinical compounds are filled by purchase orders on an as-requested basis and are not the subject of long-term contracts. As a result, it cannot be certain that manufacturing sources will continue to be available or that it can continue to outsource the manufacturing of these products or product candidates on reasonable terms or at all.

Any manufacturing facilities for any of Indevus’ compounds are subject to FDA inspection both before and after NDA approval to determine compliance with current good manufacturing practices, or cGMP, requirements. There are a limited number of contract manufacturers that operate under cGMP that are capable of manufacturing its products. If Indevus is unable to arrange for third-party manufacturing of its products, or to do so on commercially reasonable terms, Indevus may not be able to complete development of Indevus’ products or commercialize them. Facilities used to produce its compounds may not have complied, or may not be able to maintain compliance, with cGMP. The cGMP regulations are complex and failure to be in compliance could lead to non-approval or delayed approval of an NDA which would delay product launch or, if approval is obtained, may result in remedial action, penalties and delays in production of material acceptable to the FDA. Currently, Schering’s NEBIDO manufacturing facilities have not been approved by the FDA.

Reliance on third-party manufacturers entails risks to which Indevus would not be subject if it manufactured all of its products itself, including reliance on the third party for regulatory compliance, the possibility of breach of the manufacturing agreement by the third party and the possibility of termination or non-renewal of the agreement by the third party, at a time that is costly or inconvenient for Indevus.

Indevus’ failure to acquire and develop additional product candidates will impair its ability to grow.

Indevus does not conduct its own research to discover new drug compounds. Instead, it depends on the acquisition of compounds from others for development through licensing, partnerships, corporate collaborations, strategic corporate transactions or company acquisitions. Therefore, in order to grow, Indevus must continue to acquire and develop additional compounds. The success of this strategy depends upon its ability to identify, select and acquire compounds that meet the criteria it has established. Identifying suitable compounds is a lengthy, complex and uncertain process. In addition, Indevus competes with other companies with substantially greater financial, marketing and sales resources, for the acquisition of compounds. Indevus may not be able to acquire the rights to additional compounds through licensing or strategic acquisitions of selected assets or businesses, on terms it finds acceptable or at all.

Indevus may undertake strategic acquisitions in the future and any difficulties from integrating such acquisitions could adversely affect its stock price, operating results and results of operations.

Indevus may acquire companies, businesses and products that complement or augment its existing business. Indevus may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Integrating any newly acquired business or product could be expensive and time-consuming. Integration efforts often take a significant amount of time, place a significant strain on managerial, operational and financial resources and could prove to be more difficult or expensive than Indevus predicts. The diversion of its management’s attention and any delay or difficulties encountered in connection with any future acquisitions it may consummate could result in the disruption of its on-going business or inconsistencies in standards, controls, procedures and policies that could negatively affect its ability to maintain relationships with customers, suppliers, collaborators, employees and others with whom it has business dealings. Moreover, Indevus may need to raise additional funds through public or private debt or equity financing to acquire any businesses or products, which may result in dilution for stockholders or the incurrence of indebtedness.

As part of Indevus’ efforts to acquire companies, businesses or product candidates or to enter into other significant transactions, it conducts business, legal and financial due diligence with the goal of identifying and evaluating material risks involved in the transaction. Despite its efforts, it ultimately may be unsuccessful in ascertaining or evaluating all such risks and, as a result, might not realize the intended advantages of the transaction. If Indevus fails to realize the expected benefits from acquisitions it may consummate in the future, whether as a result of unidentified risks, integration difficulties, regulatory setbacks and other events, Indevus’ business, results of operations and financial condition could be adversely affected. If it acquires product candidates, it will also need to make certain assumptions about, among other things, development costs, the likelihood of receiving regulatory approval and the market for such product candidates. Indevus’ assumptions may prove to be incorrect, which could cause it to fail to realize the anticipated benefits of these transactions.

In addition, it will likely experience significant charges to earnings in connection with its efforts, if any, to consummate acquisitions. For transactions that are ultimately not consummated, these charges may include fees and expenses for investment bankers, attorneys, accountants and other advisors in connection with its efforts. Even if Indevus’ efforts are successful, it may incur, as part of a transaction, substantial charges for closure costs associated with elimination of duplicate operations and facilities and acquired in-process research and development charges. In either case, the incurrence of these charges could adversely affect its results of operations for particular quarterly or annual periods.

Indevus needs additional funds in the future.

Indevus’ existing cash resources will be insufficient to commercialize any of its current product candidates on its own. In addition, it continues to expend substantial funds for research and development, marketing, general and administrative expenses and manufacturing. Indevus expects to continue to use substantial cash for operating activities in fiscal 2007 as it continues to fund its development activities, as well as marketing activities related to SANCTURA and DELATESTRYL. Indevus may seek additional funding through corporate collaborations, strategic combinations or public or private equity and debt financing options. Any such corporate collaboration, strategic combination or financial transactions could result in material changes to the capitalization, operations, management and prospects for its business and no assurance can be given that the terms of a strategic transaction would be favorable to Indevus or its security holders. If Indevus raises additional funds by issuing equity securities, existing stockholders will be diluted and future investors may be granted rights superior to those of existing stockholders. There can be no assurance that additional financing will be available on terms acceptable to Indevus or at all. If Indevus sells securities in a private offering, it may have to sell such shares at a discount from the market price of its stock which could have a depressive effect on its stock price. In addition, future resales of shares in the public market sold in a private offering could negatively affect its stock price.

Indevus’ cash requirements and cash resources will vary significantly depending upon the following principal factors:

•	marketing success of SANCTURA;

•	marketing success of DELATESTRYL, sales of which may be negatively impacted if NEBIDO is introduced to the market;

•	the costs and progress of its research and development programs;

•	the timing and cost of obtaining regulatory approvals; and

•	whether it is successful in either in-licensing or out-licensing products.

As a result of the uncertainties and costs associated with business development activities, market conditions and other factors generally affecting Indevus’ ability to raise additional funds, it may not be able to obtain sufficient additional funds to satisfy cash requirements in the future or may be required to obtain financing on terms that are not favorable to it. Indevus may have to curtail its operations or delay development of its products.

Indevus has a history of losses and expect losses to continue.

Indevus has incurred substantial net losses over the past five fiscal years including net losses of approximately $17,600,000, $31,800,000, $68,200,000, $53,200,000 and $50,600,000 for fiscal years 2002, 2003, 2004, 2005, and 2006, respectively. At December 31, 2006 it had an accumulated deficit of approximately $483,000,000.

Indevus continues to experience losses and to use substantial amounts of cash in operating activities. Indevus will be required to conduct significant development and clinical testing activities for the products it is developing and these activities are expected to result in continued operating losses and use of cash for the foreseeable future. It cannot predict the extent of future losses or the time required to achieve profitability.

Indevus may not be profitable in the future.

Indevus may never achieve or sustain profitability in the future. Indevus expects to continue to experience fluctuations in revenue as a result of the timing of regulatory filings or approvals, product launches, license fees, royalties, product shipments, and milestone payments. Indevus also continues to expect fluctuations in expense from the timing of clinical trials, payments to licensors for development milestones, and in licensing fees for new product candidates.

The outcome of the Redux litigation could materially harm Indevus.

On September 15, 1997, Indevus announced a market withdrawal of its first commercial prescription product, the weight loss medication Redux, which had been launched by AHP, now Wyeth, Indevus’ licensee, in June 1996. Following the withdrawal, Indevus has been named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions, some of which purport to be class actions, in federal and state courts relating to the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect Indevus’ business. In addition, although Indevus is unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against it, its business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions have had, and may continue to have, an adverse effect on the market price of its common stock and on its ability to obtain corporate collaborations or additional financing to satisfy cash requirements, to retain and attract qualified personnel, to develop and commercialize products on a timely and adequate basis, to acquire rights to additional products, and to obtain product liability insurance for other products at costs acceptable to Indevus, or at all, any or all of which may materially adversely affect its business, financial condition and results of operations.

On May 30, 2001, Indevus entered into the Indemnity and Release Agreement with AHP, now Wyeth, which provides for indemnification of Redux-related claims brought by plaintiffs who initially elected not to stay in the AHP national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension, a serious disease involving the blood vessels in the lungs. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement Indevus’ existing product liability insurance. However, there can be no assurance that uninsured or insufficiently insured Redux-related claims or Redux-related claims for which Indevus is not otherwise indemnified or covered under the AHP indemnity and release agreement will not have a material adverse effect on its future business, results of operations or financial condition or that the potential of any such claims would not adversely affect its ability to obtain sufficient financing to fund operations. Indevus is unable to predict whether the existence of such litigation may adversely affect its business.

Pursuant to agreements Indevus has with Les Laboratories Servier, from whom it in-licensed rights to Redux, Boehringer Ingelheim Pharmaceuticals, Inc., the manufacturer of Redux, and other parties, it may be required to indemnify such parties for Redux-related liabilities. Indevus is unable to predict whether such indemnification obligations, if they arise, may adversely affect its business.

Indevus relies on the protection provided by its intellectual property and has limited patent protection on some of its products.

Its future success will depend to a significant extent on its ability to:

•	obtain and enforce patent protection on Indevus’ products and technologies;

•	maintain trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

There can be no assurance that patent applications filed by Indevus or others, in which it has an interest as assignee, licensee or prospective licensee, will result in patents being granted or that, if granted, any of such patents will afford protection against competitors with similar technology or products, or could not be circumvented or challenged. In addition, certain products Indevus is developing or selling are not covered by any patents and, accordingly, it will be dependent on obtaining market exclusively under the Waxman-Hatch Act for such products. If Indevus is unable to obtain strong proprietary rights protection of its products after obtaining regulatory clearance, competitors may be able to market competing generic products by obtaining regulatory clearance, by demonstrating equivalency to Indevus’ product, without being required to conduct the lengthy and expensive clinical trials required of Indevus. Certain of its agreements provide for reduced royalties, or forgo royalties altogether, in the event of generic competition.

Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

Indevus’ license for SANCTURA, a compound approved for use in the treatment of overactive bladder, does not include any patents that it expects to use in the commercialization of the product for overactive bladder. It does not otherwise currently own or have a license to issued patents that cover its SANCTURA product.

Indevus’ business may be materially adversely affected if it fails to obtain and retain needed patents, licenses or proprietary information. Others may independently develop similar products. Furthermore, litigation may be necessary:

•	to enforce any of its patents;

•	to determine the scope and validity of the patent rights of others; or

•

in response to legal action against Indevus claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The products marketed by Indevus or its licensees or being developed by Indevus may infringe patents issued to competitors, universities or others. Third parties could bring legal actions against Indevus or its sublicensees claiming patent infringement and seeking damages or to enjoin manufacturing and marketing of the affected product or the use of a process for the manufacture of such products. If any such actions are successful, in addition to any potential liability for indemnification, damages and attorneys’ fees in certain cases, Indevus could be required to obtain a license, which may not be available, in order to continue to manufacture or market the affected product or use the affected process. If a license is not available to Indevus, it may be forced to abandon the related product. The outcome of any litigation may be uncertain. Any litigation may also result in significant use of management and financial resources.

Indevus also relies upon unpatented proprietary technology and may determine in some cases that its interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. No assurance can be made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technology or disclose such technology or that it can meaningfully protect its rights in such unpatented proprietary technology. It may also conduct research on other pharmaceutical compounds or technologies, the rights to which may be held by, or be subject to, patent rights of third parties. Accordingly, if products based on such technologies are commercialized, such commercial activities may infringe such patents or other rights, which may require Indevus to obtain a license to such patents or other rights.

To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to Indevus’ proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in Indevus’ favor. Most of its consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals will not necessarily become Indevus’ property. There is a risk that other parties may breach confidentiality agreements or that Indevus’ trade secrets become known or independently discovered by competitors, which could adversely affect Indevus.

Indevus may depend on market exclusivity for certain of its products.

Assuming regulatory approvals are obtained, Indevus’ ability to commercialize successfully certain drugs may depend on the availability of market exclusivity or patent extension under the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. The period of market exclusivity under the Waxman-Hatch Act is considerably shorter than the exclusivity period afforded by patent protection, which, in the case of some patents, may last up to twenty years from the earliest priority date of the patent directed to the product, its use or method of manufacture. Indevus is relying on market exclusivity under the Waxman-Hatch Act for SANCTURA.

Indevus’ products may be unable to compete successfully with other products.

Competition from other pharmaceutical companies is intense and is expected to increase. Indevus is aware of existing products and of products under development by its competitors that address diseases it is targeting and competitors have developed or are developing products or technologies that are, or may compete with Indevus’ products.

Many of the other companies who market or are expected to market competitive drugs or other products are large, multinational companies who have substantially greater marketing and financial resources and experience than Indevus. Indevus may not be able to develop products that are more effective or achieve greater market acceptance than competitive products. In addition, Indevus’ competitors may develop products that are safer or more effective or less expensive than those it is developing or that would render its products less competitive or obsolete. As a result, Indevus’ products may not be able to compete successfully. In addition, royalties payable to

Indevus under certain conditions may be reduced or eliminated if there is generic competition. In the event its products were unable to be sold at the rate Indevus’ currently anticipates, it could potentially have excess inventory, resulting in an impairment charge that could have material effect on its financial statements.

Many companies in the pharmaceutical industry also have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, Indevus competes with other companies in acquiring rights and establishing collaborative agreements for the development and commercialization of its products.

To be successful, its product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new products.

Indevus’ product candidates, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept or utilize the associated products. The product candidates that Indevus is attempting to develop differ from established treatment methods and will compete with a number of more established drugs and therapies manufactured and marketed by major pharmaceutical companies.

Indevus could be materially harmed if its agreements were terminated.

Indevus’ agreements with licensors and licensees generally provide the other party with rights to terminate the agreement, in whole or in part, under certain circumstances. Many of its agreements require Indevus to diligently pursue development of the underlying product or risk loss of the license or incur penalties. Depending upon the importance to Indevus of the product that is subject to any such agreement, this could materially adversely affect its business. In particular, termination of its agreements with Madaus or Esprit, related to SANCTURA and SANCTURA XR, its agreement with Aventis, under which it licenses pagoclone, or its agreements with Schering, under which it licenses NEBIDO, could substantially reduce the likelihood of successful commercialization of Indevus’ product candidates which would materially harm it. The agreements with Esprit, Madaus, Aventis or Schering may be terminated by any of them if Indevus is in material breach of its agreements with them or if it becomes insolvent or files for bankruptcy protection.

Indevus depends upon key personnel and consultants.

Indevus has a small number of employees and are dependent on certain executive officers and scientific personnel, including Dr. Glenn L. Cooper, its Chief Executive Officer, Thomas F. Farb, its President and Chief Operating Officer, Noah D. Beerman, its Chief Business Officer, Mark S. Butler, its Chief Administrative Officer and General Counsel, Michael W. Rogers, its Chief Financial Officer, Dr. Bobby W. Sandage, Jr., its Chief Scientific Officer, and John H. Tucker, its Chief Sales and Marketing Officer. Indevus’ business could be adversely affected by the loss of any of these individuals. In addition, it relies on the assistance of independent consultants to design and supervise clinical trials and prepare FDA submissions.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any qualified employees, or an inability to attract, retain and motivate highly skilled employees, could adversely affect Indevus’ business and prospects. Competition to attract and retain pharmaceutical sales people is intense. Indevus may not be able to attract additional qualified employees or retain its existing personnel.

Indevus has product liability exposure and insurance uncertainties related to its products.

The use of products in clinical trials and the marketing of products may expose Indevus to substantial product liability claims and adverse publicity. Certain of its agreements require it to obtain specified levels of insurance coverage, naming the other party as an additional insured. Indevus currently maintains product liability and clinical trial insurance in the amount of $40,000,000. Indevus may obtain additional coverage for products that may be marketed in the future, including SANCTURA XR and NEBIDO. Indevus may not be able to maintain or obtain insurance coverage, or to obtain insurance in amounts sufficient to protect it or other named parties against liability, at a reasonable cost, or at all. In addition, any insurance obtained may not cover any particular liability claim. Indevus has indemnified certain licensors, licensees and contractors and may be required to indemnify additional licensors, licensees or contractors against product liability claims incurred by them as a result of products Indevus develops or markets. If uninsured or insufficiently insured product liability claims arise, or if a successful indemnification claim was made against Indevus, its business and financial condition could be materially adversely affected. In addition, any payments made by Indevus in connection with product liability litigation could result in significant charges to operations and would materially adversely affect its results of operations and financial condition.

If third parties on which Indevus relies for clinical trials services do not perform as contractually required or as Indevus expects, it may not be able to obtain regulatory approval for or commercialize its product candidates.

Indevus depends on independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical trials of its product candidates and expect to continue to do so. Indevus relies heavily on these parties for successful execution of its clinical trials, but it does not control many aspects of their activities. Nonetheless, Indevus is responsible for confirming that each of its clinical trials is conducted in accordance with the general investigational plan and protocol. Indevus’ reliance on these third parties that it does not control does not relieve it of its responsibility to comply with the regulations and standards of the FDA relating to good clinical practices. Third parties may not complete activities on schedule or may not conduct Indevus’ clinical trials in accordance with regulatory requirements or the applicable trials plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of its product candidates or result in enforcement action against Indevus.

Risks Related to Indevus Common Stock and Other Securities

Indevus may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Indevus’ board of directors has the authority, without further approval of its stockholders, to fix the rights and preferences, and to issue up to 5,000,000 shares of preferred stock, 244,425 of which are currently issued and outstanding. In addition, vesting of shares of Indevus’ common stock subject to awards under its 2004 Equity Incentive Plan accelerates and outstanding options under its stock option plans become immediately exercisable upon certain changes in control of Indevus, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of Indevus and, accordingly, could adversely affect the price of its common stock.

Indevus have never paid any dividends on its common stock.

Indevus has not paid any cash dividends on its common stock since inception and do not expect to do so in the foreseeable future. Any dividends on its common stock will be subject to the preferential cumulative annual dividend of $0.1253 per share and $1.00 per share payable on its outstanding Series B preferred stock and Series C preferred stock, respectively, held by Wyeth and dividends payable on any other preferred stock Indevus may issue.

If Indevus pays cash dividends on its common stock, certain holders of its securities may be deemed to have received a taxable dividend without the receipt of any cash.

If Indevus pays a cash dividend on its common stock which results in an adjustment to the conversion price of its outstanding convertible notes, holders of such notes may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash.

The price for its securities is volatile.

The market prices for Indevus’ securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning Indevus or its competitors may have a significant impact on the market price of Indevus’ securities. Factors which may affect the market price for Indevus’ securities, among others, include:

•	market success of SANCTURA;

•	results of clinical studies and regulatory reviews;

•	the marketing approval of SANCTURA XR;

•	results of its NEBIDO Phase III pharmacokinetic study;

•	partnerships, corporate collaborations and company acquisitions;

•	announcements by its corporate collaboration partners concerning its products, about which Indevus generally has very limited control, if any, over the timing or content;

•	changes in the levels it spends to develop, acquire or license new compounds;

•	market conditions in the pharmaceutical and biotechnology industries;

•	competitive products;

•	sales, the possibility of sales, or buybacks of Indevus’ common stock or other financings;

•

Indevus’ results of operations and financial condition including variability in quarterly operating results due to timing and recognition of revenue, receipt of licensing, milestone and royalty payments, regulatory progress and delays and timing and recognition of certain expenses;

•	changes in proprietary rights of its, or its competitors, products;

•	Redux-related litigation developments;

•	public concern as to the safety or commercial value of its products; and

•	general economic conditions.

The high and low sales prices of Indevus’ common stock as reported by The Nasdaq Global Market were: $12.83 and $0.85 for fiscal 2002, $6.90 and $1.32 for fiscal 2003, $10.25 and $4.86 for fiscal 2004, $7.45 and $2.41 for fiscal 2005, and $6.62 and $2.52 for fiscal 2006. Indevus common stock is subject to delisting if its stock price drops below the bid price of $1.00 per share. If it was to fail to meet any of the continued listing requirements for The Nasdaq Global Market, its common stock could be delisted from The Nasdaq Global Market, the effects of which could include limited release of a market price of its common stock, limited liquidity for stockholders and limited news coverage and could result in an adverse effect on the market for its common stock.

The stock markets also experience significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of Indevus’ common stock.

The price for Indevus’ common stock could be negatively affected if it issues additional shares or if third parties exercise registration rights.

As of March 1, 2007, Indevus had 56,200,285 shares of common stock issued and outstanding. Substantially all of these shares are eligible for sale without restriction. In addition, Wyeth has the right, under certain circumstances, to require Indevus to register for public sale 622,222 shares of common stock issuable to it upon conversion of the Series B and C preferred stock it owns. Indevus has outstanding registration statements on Form S-3 relating to the resale of Indevus’ shares of common stock and on Form S-8 relating to shares issuable under its 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, 2000 Stock Option Plan, and 2004 Equity Incentive Plan. The possibility of sales of such shares, private sales of securities or the possibility of resale of such shares in the public market may adversely affect the market price of its common stock.

Indevus’ stockholders could be diluted if it issues its shares subject to options, warrants, convertible notes, stock awards or other arrangements.

As of December 31, 2006, Indevus has reserved the following shares of its common stock for issuance:

•	10,817,308 shares issuable upon conversion of the $72,000,000 Convertible Senior Notes issued in July 2003, which are due in July 2008;

•

12,733,575 shares issuable upon exercise of outstanding options and Performance Stock Awards, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option holders if Indevus issues additional securities below certain prices;

•	622,222 shares upon conversion of preferred stock owned by Wyeth, subject to anti-dilution provisions; and

•	1,689,509 shares reserved for grant and issuance under its stock option, stock purchase and equity incentive plans.

Indevus may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of its common stock will be diluted.

Increased leverage as a result of Indevus’ convertible debt offering may harm its financial condition and results of operations.

At December 31, 2006, Indevus had $72,000,000 of outstanding debt reflected in its balance sheet relating to its outstanding Convertible Notes. If the price of its common stock at the time the convertible debt is due does not exceed 150% of conversion price then in effect for a specified period, then Indevus may not be able to redeem the notes to cause a conversion, then Indevus may be obligated to repay the note holders in cash on the July 2008 due date. Indevus may incur additional indebtedness in the future and the Convertible Notes do not restrict its future issuance of indebtedness. Indevus level of indebtedness will have several important effects on its future operations, including, without limitation:

•	a portion of its cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•	increases in its outstanding indebtedness and leverage will increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of its outstanding debt, its ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Indevus’ ability to make payments of principal and interest on its indebtedness depends upon its future performance, which will be subject to the success of its development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting its operations, many of which are beyond its control. If Indevus is not able to generate sufficient cash flow from operations or other sources in the future to service Indevus’ debt, it may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of Indevus’ indebtedness, including the Convertible Notes;

•	to sell selected assets; or

•	to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable Indevus to service its debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Risks Relating to Valera

Risks Related to Valera’s Business

Valera is largely dependent on the success of Vantas, its first product to be approved for commercial sale by the FDA, and Valera cannot be certain that it will be able to successfully expand the commercialization of Vantas.

Valera has invested and will invest a significant portion of its time and resources in the commercialization of Vantas, which was approved for commercial use by the FDA in October 2004. The commercial success of Vantas is dependent on many factors, including building and maintaining a focused sales force, effectively managing Valera’s co-promotion relationship with Indevus, generating commercial sales, gaining acceptance of Vantas by patients and the medical community, and obtaining reimbursement from third party payors. All of Valera’s net product sales to date have been generated solely from sales of Vantas. Until Valera’s product candidates are approved for commercial use, Valera’s most significant source of revenue will be sales of Vantas. If Valera is unable to successfully expand the commercialization of Vantas, it may be required to cease or reduce its commercial and manufacturing operations.

Valera has a history of operating losses and may not achieve or sustain profitability.

The extent of Valera’s future operating losses or profits is highly uncertain, and Valera may not achieve or sustain profitability. Valera’s product development and clinical activities will require significant continuing expenditures. Vantas is Valera’s only product that has been approved for commercial use by the FDA and that may generate any significant revenues. From its inception through December 31, 2006 Valera has incurred annual operating losses, and, as of December 31, 2006, Valera had an accumulated deficit of approximately $53.6 million. The majority of the deficit is attributable to research and development expenditures of $33.2 million, primarily for Vantas and Supprelin-LA. Valera may incur additional operating losses, as it continues its product development and clinical research, and acquires or in-licenses other pharmaceutical products. Although Valera expects its net product sales, together with borrowings under its line of credit and the proceeds from its initial public offering, to fund these expenses, Valera may not generate sufficient revenue from sales of Vantas to meet all of its expenses.

Valera is dependent on single suppliers for certain services and raw materials, including histrelin, that are necessary for the manufacture of its products. If any of these suppliers fail or are unable to perform in a timely and satisfactory manner, Valera may be unable to manufacture Vantas or some of its product candidates, which could delay sales of Vantas and hinder research and development of Valera’s product candidates.

Valera currently relies on single suppliers for histrelin, the active ingredient in Vantas and Supprelin-LA, for valrubicin, the active ingredient in Valstar, for its implantation devices and for sterilization services for its implants, including Vantas. Valea currently has no written agreements with certain of these suppliers. Although Valera has identified alternate sources for certain raw materials and services, these raw materials and services may not be immediately available to Valera. Further, even if these alternative raw materials are immediately available, they must first meet Valera’s internal specifications. Consequently, if any of Valera’s suppliers are unable or unwilling to supply Valera with these raw materials in sufficient quantities with the correct specifications, or provide services on commercially acceptable terms, Valera may not be able to manufacture

Vantas or its product candidates in a timely manner or at all, which could delay the production or sale of Vantas and hinder the research and development of some of Valera’s product candidates. Valera’s inability to obtain these raw materials and services for the manufacture of its implants may force it to cease or reduce operations.

Valera has previously experienced disruptions in its manufacturing of Vantas due to issues caused by Valera’s supply of histrelin, the active ingredient in Vantas, including a manufacturing disruption during the second and third quarters of 2005 that caused a material decrease in Valera’s sales for the third quarter of 2005 and may have an adverse impact on Valera’s sales of Vantas in the future and may have resulted in fewer re-implantations in 2006. Further interruptions in Valera’s manufacturing process for Vantas or Valera’s product candidates may have an adverse impact on Valera’s sales of Vantas and the development of Valera’s product candidates in the future.

Valera has experienced two separate disruptions in its manufacturing of Vantas due to issues caused by Valera’s supply of histrelin, the active ingredient in Vantas. In the fourth quarter of 2004, Valera experienced difficulties processing histrelin in its raw, powder form. These difficulties delayed the manufacturing of Vantas for several weeks as Valera’s supplier reformulated the histrelin. In the second and third quarters of 2005, Valera experienced an issue with the histrelin used to produce five lots of Vantas. This issue, which was caused by the method by which Valera’s supplier formulated the histrelin, ultimately resulted in these five lots not meeting certain quality control specifications and caused a delay in production of approximately six weeks. Valera has resolved each of these issues and has developed additional specifications with its supplier of histrelin in an effort to ensure a more consistent supply of histrelin that meets its needs. However, the disruption Valera experienced in the second and third quarters of 2005 directly impacted Valera’s supply of Vantas in the third quarter of 2005 by limiting the amount of finished product available for sale in the quarter to three lots, or approximately 2,400 units. Valera’s third quarter sales were 1,747 units, which was less than Valera’s sales in the first and second quarters of 2005, in which Valera sold 2,925 units and 3,974 units, respectively.

The interruption in Valera’s supply of Vantas in the second and third quarters of 2005 may have an adverse effect on Valera’s ability to sell Vantas in the future. In fact, sales of Vantas were lower in the third quarter of 2006 as compared to the other quarters of 2006, in part because of the disruption experienced in 2005 and the resulting lack of implanted patients that returned for a re-implant in 2006. The lack of supply during that period may continue to have an adverse impact on Valera’s future sales because physicians may have elected to use alternative treatments during this time frame or may, as a result of this interruption, permanently switch to another product. Additionally, in the future, Valera may experience other disruptions in its manufacturing process for Vantas or its product candidates. Any disruptions Valera may experience may adversely impact sales of Vantas or the development of its product candidates.

The successful commercialization of Vantas and any other products Valera develops will depend on obtaining reimbursement at adequate levels from private health insurers and Medicare/Medicaid for patient use of these products. Valera expects the reimbursement levels for Vantas to continue to decline, which will have an adverse effect on its net product sales.

Sales of pharmaceutical products largely depend on the reimbursement of patients’ medical expenses by government healthcare programs, such as Medicare and Medicaid, and private health insurers. These third party payors control healthcare costs by limiting both coverage and the level of reimbursement for healthcare products. Third party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services and altering reimbursement levels. The levels at which government authorities and private health insurers reimburse physicians or patients for the price they pay for Vantas and other products Valera may develop could affect the extent to which Valera is able to commercialize these products.

Vantas is currently eligible for insurance reimbursement coverage. Sales of Vantas in the first half of 2005 were supported, in part, by favorable Medicare reimbursement rates, which decreased at the beginning of the third quarter of 2005. The favorable reimbursement rates Valera experienced in the first half of 2005 were due to the fact that Vantas was a new product that did not yet have an established average selling price, or ASP. As a result, Vantas was reimbursed at wholesale acquisition price, which is typically higher than ASP. Vantas received an established ASP effective July 2005, which has resulted in declining reimbursement rates for Vantas.

Valera expects future Medicare reimbursement levels for Vantas to continue to decline, which will have an adverse effect on its net product sales. Reimbursement levels are currently set by the twenty-three Medicare carriers in the United States which, in the aggregate, cover all fifty states. Certain Medicare carriers have a policy which sets the reimbursement rate for Vantas based on Valera’s ASP. Other Medicare carriers have a policy that applies the least costly alternative, or LCA, methodology to Vantas. LCA is a payment methodology that allows Medicare carriers to pay the same reimbursement for drugs that have been determined by Medicare to be “medically equivalent.” Vantas is currently the least costly alternative in the class of LHRH drugs. Further, certain Medicare carriers have a policy which segregates twelve-month products from all other dosages, including one, three, four and six month injectable products, and reimburses at different rates for these two groups of products, or a split policy. Finally, there are some Medicare carriers which state they have a policy which reimburses on an ASP or LCA methodology, but which Valera believes make payments based upon a split policy.

Valera is devoting internal and external resources to determine the impact and fairness of these various policies. In the states where certain Medicare carriers have adopted a split policy, in writing or in practice, Valera is at an economic disadvantage to the injectable products which are reimbursed at higher annual rates. While Valera is challenging the basis for these reimbursement policies with the Medicare carriers, there is no guarantee that its challenge will be successful.

Significant uncertainty generally exists as to the reimbursement status of newly approved healthcare products. Valera’s ability to achieve acceptable levels of reimbursement for its product candidates will affect its ability to successfully commercialize, and attract collaborative partners to invest in the development of, its product candidates. Reimbursement may not be available for Vantas or any other products that Valera develops and reimbursement or coverage levels may reduce the demand for, or the price of, Vantas or any other products that Valera may develop. If Valera cannot maintain coverage for Vantas and obtain adequate reimbursement for other products it develops, the market for those products may be limited.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals in recent years to change the healthcare system in ways that could impact Valera’s ability to profitably sell Vantas and any other products that it develops. These proposals include prescription drug benefit proposals for Medicare beneficiaries and measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. Legislation creating a prescription drug benefit and making certain changes in Medicaid reimbursement has been enacted by Congress and signed by the President. Additionally, Medicare regulations implementing the prescription drug benefit became effective as of January 1, 2006. These and other regulatory and legislative changes or proposals may affect Valera’s ability to raise capital, obtain additional collaborators and market Vantas and any other products that it may develop. In addition, in many foreign countries, particularly Canada and the countries of the European Union, the pricing of prescription drugs is subject to government control. If Valera’s products are or become subject to government regulation that limits or prohibits payment for products, or that subject the price of Valera’s products to governmental control, Valera’s ability to sell Vantas and other products it develops in commercially acceptable quantities at profitable prices may be harmed.

As a manufacturer of its products, Valera is subject to regulatory requirements. If Valera does not comply with these requirements, the development and sales of its products and its financial performance may be materially harmed.

Pharmaceutical products are required to be manufactured under regulations known as current good manufacturing practice, or cGMP. Before commercializing a new product, manufacturers must demonstrate compliance with the applicable cGMP regulations, which include quality control and quality assurance requirements, as well as the maintenance of extensive records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding foreign and state authorities, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing for products generated through the use of their technology. In addition, cGMP requirements are constantly evolving, and new or different requirements may apply in the future. After regulatory approvals are obtained, the subsequent discovery of previously unknown problems or the failure to maintain compliance with existing or new regulatory requirements may result in restrictions on the marketing of a product, withdrawal of the product from the market, seizures, the shutdown of manufacturing facilities, injunctions, monetary fines and civil or criminal sanctions.

Valera may also encounter problems with the following:

•	production yields;

•	raw materials;

•	shortages of qualified personnel;

•	compliance with FDA regulations, including the demonstration of purity and potency;

•	changes in FDA requirements;

•	controlling production costs; and

•	development of advanced manufacturing techniques and process controls.

In addition, Valera is required to register its manufacturing facilities with the FDA and other regulatory authorities. Valera’s facilities are subject to inspections confirming compliance with cGMP or other regulations. If Valera fails to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product, or revocation of pre-existing approval for a product, such as Vantas, which would eliminate Valera’s sole source of revenue.

Valera may not be able to manufacture the Valstar® (valrubicin) product or realize a return on its investment in this product candidate.

Valera acquired from Anthra Pharmaceuticals, Inc. certain assets associated with Anthra’s valrubicin product for the treatment of bladder cancer, including the NDA filed with the FDA and the right to sell the product in the United States and Canada. This product was withdrawn from the market in 2002 due to a manufacturing problem. Valera may not realize a return on its investment in such assets due to risks related to the lack of intellectual property protection and potential manufacturing difficulties. Even though the FDA has agreed to Valera’s reintroduction plan, there is no assurance that the FDA will ultimately approve the re-launch of Valstar or that Valera will be able to successfully implement the re-introduction plan. Further, Valera will not have exclusive rights with respect to the sale of the valrubicin product because the product is not covered by any patents or orphan drug exclusivity. As a result, competitors may compete with Valera by, among other things, introducing a generic version of the product or a similar product that contains the active ingredient, valrubicin.

Although Valera believes that it has identified the cause of the previous manufacturing problem and that it will be able to correct it, there can be no assurance that Valera will be able to correct the problem or that there will not be manufacturing problems in the future. Even if Valera establishes an acceptable manufacturing protocol, Valera’s third-party manufacturers may be unable to manufacture the product in sufficient quantities with the correct specifications or in compliance with cGMP or other applicable regulatory requirements. As a result of these risks, Valera may be unable to realize a return on its investment in this product.

Valera has limited sales, marketing and distribution experience and may be unable to successfully commercialize its products.

Valera has limited experience in marketing, selling, and distributing its products in the United States and abroad. To achieve commercial success, Valera must build on its current marketing and sales force or contract with other parties, including collaborators, to perform these services for Valera. In fact, in December 2006 Valera entered into a co-promotion agreement with Indevus under which Indevus will co-promote Vantas in the United States. Any revenues that Valera may receive from this co-promotion or other arrangements will depend on the efforts of Indevus or other third parties which may not be successful and are only partially within Valera’s control. Valera will be competing with companies that have experienced and well-funded marketing and sales operations. Many of Valera’s competitors have been marketing their products for many years longer than Valera has been marketing Vantas. The failure to adequately sell and distribute Vantas or its product candidates, if approved, could impair Valera’s net product sales, cash flows from operations and Valera’s cash position.

Valera may not be able to obtain additional capital that may be necessary for growth and market penetration or to continue its operations.

Valera believes that the net proceeds it received from its initial public offering, together with its existing cash, cash generated from future sales of Vantas, and its line of credit will be sufficient to meet its projected operating requirements for at least the next 12 months. However, Valera may need to raise additional funds through public or private debt or equity financings to acquire new products or product candidates, significantly expand its sales and marketing capabilities, expand its manufacturing capacity, develop product candidates, obtain FDA approval of its product candidates and continue its commercial growth. Any additional equity financings may be on terms that are dilutive or potentially dilutive to Valera’s stockholders. Any debt financing Valera enters into may involve incurring significant interest expense and include covenants that restrict Valera’s operations. If Valera raises additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to its technologies, product candidates or products, or grant licenses on terms that are not favorable to Valera. Valera’s ability to raise additional funds will depend on financial, economic and market conditions and other factors, many of which are beyond its control. Valera may not be able to obtain financing on acceptable terms or at all. If financing is insufficient or unavailable, Valera will have to modify its growth and marketing strategies and scale back operations by delaying, reducing the scope of, or eliminating one or more of its planned development, commercialization or expansion activities. This may negatively affect Valera’s ability to expand its commercialization of Vantas and develop and bring new products to market, which could have a material adverse effect on its business, financial condition and results of operations.

Valera’s future capital requirements may be significantly greater than it expects and depend on many factors, including:

•	costs associated with conducting pre-clinical and clinical testing;

•

costs associated with commercializing Vantas and other products it may develop, including expanding sales and marketing functions; for example, in connection with Supprelin-LA, Valera expects to increase its sales force;

•	costs of establishing arrangements for manufacturing;

•	costs of acquiring new pharmaceutical products and drug delivery systems;

•

payments required under its current and any future license agreements and collaborations; for example, Valera is required to make certain royalty and co-promotion payments, which are tied to sales of Vantas;

•	costs, timing and outcome of regulatory reviews;

•	costs of obtaining, maintaining and defending patents on proprietary technology; and

•	costs of increased general and administrative expenses.

As of December 31, 2006, the cumulative amount of royalty expense incurred by Valera as a result of sales of Vantas was approximately $2.5 million.

If products utilizing Valera’s technology fail to gain market acceptance, Valera may be unable to generate significant revenue.

Even if clinical trials demonstrate the safety and efficacy of products developed utilizing Valera’s technology and all regulatory approvals are obtained, such products may not gain market acceptance among physicians, patients, third party payors or the medical community. The current method of administration for Valera’s product candidates in late-stage development is implantation, which may be less well received by some patients than injection therapy. The degree of market acceptance of any product employing Valera’s technology will depend on a number of factors, including:

•	establishment and demonstration of clinical efficacy and safety;

•	cost-effectiveness;

•	adequate reimbursement by third parties;

•	relative convenience and ease of administration;

•	timing of market introduction of competitive products;

•	alternative treatment methods, for example, injections and oral formulations; and

•	marketing and distribution support.

If Valera’s products do not achieve significant market acceptance, Valera may be unable to generate significant revenue, which could have a material adverse effect on its business, cash flows and results of operations.

Valera’s failure to recruit, retain, and motivate qualified management and scientific personnel could adversely affect it.

Valera has a small number of employees and is dependent on certain executive officers and scientific personnel, including David S. Tierney, M.D., Valera’s President and Chief Executive Officer, Petr F. Kuzma, Vice President of Research and Development, Matthew L. Rue, III, Vice President of Marketing and Commercial Development, and Kevin Pelin, Vice President of Manufacturing Operations. The loss of the services of any member of Valera’s senior management, scientific or technical staff may significantly delay or prevent the achievement of drug development and other business objectives, and could have a material adverse effect on Valera’s business, financial condition and results of operations. Valera may not be able to recruit and retain qualified personnel in the future due to intense competition for personnel among pharmaceutical businesses, and Valera’s failure to do so could delay or curtail its product development efforts, impair its ability to execute its business strategy and adversely affect it. Valera has not purchased any key man life insurance for any of its employees.

Valera also utilizes consultants and advisors to assist it with research and development. All of Valera’s consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to Valera, which could have a material adverse effect on Valera’s business, financial condition and results of operations.

Valera faces substantial competition and its competitors may discover, develop or commercialize products similar to Valera’s before or more successfully than Valera does.

The biotechnology and pharmaceutical industries are very competitive. Valera competes against all pharmaceutical companies that manufacture or market LHRH agonist products. Valera also competes against biotechnology companies, universities, government agencies, and other research institutions in the development of urological and endocrine products, technologies and processes that are, or in the future may be, the basis for competitive commercial products.

In particular, Valera competes against the following LHRH agonist products for the palliative treatment of advanced prostate cancer: TAP Pharmaceutical Products’ Lupron and Sanofi-Aventis’ Eligard, both multiple injection formulations that deliver leuprolide; Watson Pharmaceuticals’ Trelstar, a multiple injection formulation that delivers triptorelin; AstraZeneca’s Zoladex, a biodegradable rod that delivers goserelin for up to three months; and Bayer Pharmaceuticals’ Viadur, a rigid metal implant that releases leuprolide over a 12-month period. With respect to Valera’s Supprelin-LA product in late-stage development for the treatment of central precocious puberty, Valera’s competitor is TAP Pharmaceutical Products’ Lupron Depot-PED and with regard to VP003, Valera’s octreotide implant for acromegaly, Valera’s competitors include Novartis’ Sandostatin injections and Sandostatin LAR Depots and Pfizer’s Somavert.

Many of Valera’s competitors have substantially greater financial and other resources, larger research and development staffs and more experience developing products, obtaining FDA and other regulatory approvals and manufacturing and marketing products. In addition, many of Valera’s competitors devote significant resources to challenging the marketing policies of other developers of pharmaceutical products. Consequently, competition for the development and marketing of urological and endocrine pharmaceutical products is intense and is expected to increase. For example, in the past Valera has received communications from Bayer Pharmaceuticals regarding Valera’s sales and marketing techniques for Vantas. Valera’s practice has been to review these communications with counsel to determine whether any remedial or corrective action needs to be made. These communications have not resulted in any notice of violations or other action by any government authority or agency.

Valera’s competitors may discover, develop or commercialize products similar to Valera’s before or more successfully than Valera does and may compete with Valera in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to Valera’s programs or advantageous to Valera’s business. In addition, there may be product candidates of which Valera is not aware at an earlier stage of development that may compete with its product candidates. If any of them are successfully developed and approved, they could compete directly with Valera’s product candidates. This could result in reduced sales and pricing pressure on any similar products that Valera develops, which in turn would reduce Valera’s ability to generate revenue and could have a material adverse effect on Valera’s net product sales, gross margin and cash flows from operations.

Valera’s sales of Vantas and any other products it may develop could suffer from competition by generic products.

Although Valera has proprietary protection for Vantas and other products it is developing, Valera could face competition from generic substitutes of these products if generics are developed by other companies and approved by the FDA. Because generic manufacturers are not exposed to development risks for such generic substitutes, these manufacturers can capture market share by selling generic products at lower prices, which can reduce the market share held by the original product. Competition from the sale of generic products may cause a decrease in Valera’s selling price or units sold, and could have a material adverse effect on Valera’s net product sales, gross margin and cash flows from operations.

Valera faces a risk of product liability claims and may not be able to obtain adequate insurance.

Valera’s business exposes it to potential liability risks that may arise from the clinical testing of its product candidates and the manufacture and sale of Vantas and other products that it may develop. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. Such liability claims may be expensive to defend and may result in large judgments against Valera. Although Valera has liability insurance with a coverage limit of $10 million, its insurance may not reimburse it, or this coverage may not be sufficient to cover claims that may be made against Valera. In addition, if Valera is no longer able to maintain this coverage or have to obtain additional coverage, it may not be able to obtain liability insurance on acceptable terms or at all. Whether or not

Valera is ultimately successful in any product liability litigation, such litigation could consume substantial amounts of Valera’s financial and managerial resources and could result in:

•	significant awards against Valera;

•	substantial litigation costs;

•	recall of the product;

•	injury to Valera’s reputation; and

•	withdrawal of clinical trial participants;

all of which could have a material adverse effect on Valera’s business, financial condition and results of operations.

The approved drugs used in Vantas and Valera’s product candidates, as well as the implant itself, may cause side effects and Valera may not be able to achieve an acceptable level of side effect risks, compared to the potential therapeutic benefits, for its product candidates.

The active compound in Vantas and each of Valera’s product candidates has been approved by the FDA for the treatment of the conditions, diseases and disorders that Valera is seeking to treat. Each of these compounds, as well as the implant itself and other delivery methods, is associated with certain side effects. Although Valera has not experienced any difficulties with the side effects profile of Vantas, the implant or its product candidates to date, the side effects of the approved drugs in its product candidates may be acceptable when a drug is used in its approved dosage to achieve a therapeutic benefit for its currently approved indications, but the side effect risk compared to the therapeutic benefit may not be acceptable when used for the intended indications for the product candidate. Side effects of the approved drugs, the implant or the combination of these elements, could prevent successful development and commercialization of some or all of Valera’s product candidates.

Further, Valera’s development of a product candidate could be adversely affected by safety or efficacy issues that subsequently arise regarding use of the approved drug, similar drugs or the implant or other delivery method. Valera could be forced to abandon a product candidate or an approved product, such as Vantas, due to adverse side effects from long-term or other use of the implant or other delivery method or the active pharmaceutical ingredients in the product candidate or product.

Risks Related to Clinical Trials and Other Regulatory Matters

If Valera’s clinical trials are unsuccessful or significantly delayed, or if Valera does not complete its clinical trials, Valera may not be able to commercialize its product candidates.

Valera must provide the FDA and similar foreign regulatory authorities with pre-clinical and clinical data to demonstrate that its product candidates are safe and effective for each indication before they can be approved for commercialization. The pre-clinical testing and clinical trials of any product candidates that Valera develops must comply with the regulations of numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. Valera may encounter delays or rejections for various reasons, including its inability to enroll enough patients to complete its clinical trials.

Valera has various product candidates at various stages of development. It may take several years to complete the testing of a product candidate, and failure can occur at any stage of development, for many reasons, including:

•	interim results of pre-clinical or clinical studies do not necessarily predict their final results, and acceptable results in early studies might not be seen in later studies;

•

product candidates that appear promising at early stages of development may ultimately fail because the products may be ineffective, may be less effective than competitors’ products or may cause harmful side effects;

•	any pre-clinical or clinical test may fail to produce results satisfactory to the FDA or foreign regulatory authorities;

•	pre-clinical or clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•

negative or inconclusive results from a pre-clinical study or clinical trial or adverse medical events during a clinical trial could cause a pre-clinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA can place a clinical hold on a trial if, among other reasons, it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•

Valera may encounter delays or rejections based on changes in regulatory agency policies during the period in which it is developing a product candidate or the period required for review of any application for regulatory agency approval;

•	Valera’s clinical trials may not demonstrate the safety and efficacy of any product candidates or result in marketable products;

•	the FDA may change its approval policies or adopt new regulations that may negatively affect or delay Valera’s ability to bring a product candidate to market; and

•	a product candidate may not be approved for all the indications which Valera requests.

The development and approval process may take many years, require substantial resources and may never lead to the approval of a product. With the exception of Vantas, Valera does not have, and may never obtain, the regulatory approvals it needs to market its product candidates. Valera’s failure to obtain, or delay in obtaining, regulatory approvals would have a material adverse effect on its business, financial condition and results of operations.

Product candidates are subject to extensive and rigorous government regulation by the FDA, other regulatory agencies, and their respective foreign equivalents. The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products. Any of Valera’s products marketed abroad will also be subject to extensive regulation by foreign governments, whether or not Valera has obtained FDA approval for a given product and its uses.

Government regulation substantially increases the cost of researching, developing, manufacturing and selling pharmaceutical products. The regulatory review and approval process, which includes pre-clinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. Valera must obtain regulatory approval for each product it intends to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive pre-clinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product’s safety, efficacy, potency and purity for each intended use. Moreover, approval policies or regulations may change. Valera will not be able to commercialize its product candidates until it obtains FDA approval in the United States or approval by comparable authorities in other countries. The development and approval process takes many years, requires substantial resources and may never lead to the approval of a product. In October 2004, Valera received FDA approval for the commercial sale of Vantas in the United States. In November 2005, Valera received approval to market Vantas in Denmark. In March 2006, Valera received approval to market Vantas in Canada. Failure to obtain, or delays in obtaining, regulatory approvals may:

•	adversely affect the commercialization of any products that Valera develops;

•	impose additional costs on Valera;

•	diminish any competitive advantages that Valera may attain; and

•	adversely affect Valera’s receipt of revenues or royalties.

Even if Valera receives regulatory approval for its product candidates, the approval may be limited. Moreover, Valera will be subject to significant ongoing regulatory obligations and oversight.

Even if Valera is able to obtain regulatory approval for a particular product, the approval may limit the indicated uses for the product, may otherwise limit Valera’s sales practices and its ability to promote, sell and distribute the product, may require that Valera conduct costly post-marketing surveillance and may require that Valera conduct ongoing post-marketing studies. Material changes to an approved product, such as manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn for a number of reasons, including the later discovery of previously unknown problems with the product. If Valera or its contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in:

•	refusals or delays in the approval of applications or supplements to approved applications;

•	refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

•	warning letters;

•	fines;

•	import or export restrictions;

•	product recalls or seizures;

•	injunctions;

•	total or partial suspension of clinical trials or production;

•	civil penalties;

•	withdrawals of previously approved marketing applications or licenses;

•	recommendations by the FDA or other regulatory authorities against entering into governmental contracts with Valera; or

•	criminal prosecutions.

The regulatory approval process outside the United States varies depending on foreign regulatory requirements, and failure to obtain regulatory approval in foreign jurisdictions would prevent the marketing of Valera’s products in those jurisdictions.

Valera intends to also market its products outside of the United States. For example, Valera has executed agreements to license Vantas in Canada, Europe, South Africa, Asia and Argentina. To market its products in the European Union and many other foreign jurisdictions, Valera must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing that product in those countries. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the regulatory authorities of any other country, nor does the approval by foreign regulatory authorities in one country ensure approval by regulatory authorities in other foreign countries or the FDA. Valera may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize its products in any foreign market. If Valera fails to comply with these regulatory requirements or obtain and maintain required approvals, Valera’s target market will be reduced and its ability to generate revenue from abroad will be adversely affected.

Valera relies on third parties to conduct certain clinical trials for its product candidates, and if they do not perform their obligations, Valera may not be able to obtain regulatory approvals for its product candidates.

Valera designs the clinical trials for its product candidates, but it relies on academic institutions, corporate partners, contract research organizations and other third parties to assist it in managing, monitoring and otherwise carrying out these trials. Accordingly, Valera may have less control over the timing and other aspects of these clinical trials than if it conducted them entirely on its own. Although it relies on these third parties to manage the data from these clinical trials, Valera is responsible for confirming that each of its clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, FDA and foreign regulatory agencies require Valera to comply with regulations and standards, commonly referred to as good clinical practice, for conducting, recording and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the trial participants are adequately protected. Valera’s reliance on third parties does not relieve it of these responsibilities and requirements, and Valera may fail to obtain regulatory approval for its product candidates, if these requirements are not met.

Risks Related to Intellectual Property

Valera’s success depends on the protection of its intellectual property rights and its failure to secure these rights would materially harm its business.

Valera will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Valera protects its proprietary position by filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Valera may not be able to obtain patent protection for its pending patent applications, those it may file in the future, or those it may license from third parties. Moreover, patents issued or that may be issued or licensed may not be enforceable or valid or may expire prior to the commercialization of its product candidates. The patent position of a pharmaceutical company involves complex legal and factual questions and, therefore, enforceability or validity cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that Valera owns or licenses from third parties may not provide sufficient protection against Valera’s competitors. Also, patent rights may not provide Valera with proprietary protection or competitive advantages against competitors with similar technology. Further, the laws of foreign countries may not protect Valera’s intellectual property rights to the same extent as do the laws of the United States.

If Valera is unable to protect the confidentiality of its proprietary information and know-how, its competitive position would be impaired and its business could be adversely affected.

In addition to patent protection, Valera also relies on the protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, Valera has entered into confidentiality agreements with its employees, consultants and collaborators upon the commencement of their relationships with it. These agreements require that all confidential information developed by the individual or made known to the individual by Valera during the course of the individual’s relationship with Valera be kept confidential and not disclosed to third parties. Valera’s agreements with employees also provide that inventions conceived by the individual in the course of rendering services to Valera shall be Valera’s exclusive property. However, Valera may not obtain these agreements in all circumstances, and individuals with whom Valera has these agreements may not comply with the terms of these agreements. In the event of unauthorized use or disclosure of Valera’s trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for its trade secrets or other confidential information. Further, to the extent that its employees, consultants or contractors use technology or know-how owned by others in their work for Valera, disputes may arise as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of Valera’s confidential information. The disclosure of Valera’s trade secrets would impair its competitive position and could harm its business.

Valera’s commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties.

Others may obtain patents that could limit Valera’s ability to use, import, manufacture, market or sell products or impair its competitive position. No patent can protect its holder from a claim of infringement of another patent. Therefore, Valera’s patent position cannot and does not provide any assurance that the commercialization of its products would not infringe the patent rights of another. In the event its technologies infringe or violate the proprietary rights of third parties, Valera may be prevented from pursuing the development, manufacturing or commercialization of its products that utilize such technologies. While Valera knows of no actual or threatened claim of infringement that would be material to it, there can be no assurance that such a claim will not be asserted. If such a claim is asserted, the resolution of the claim may not permit Valera to continue marketing the relevant product, such as Vantas, on commercially reasonable terms, if at all.

Protecting Valera’s intellectual property is expensive and time consuming and could harm its business.

Third parties may challenge the validity of Valera’s patents and other intellectual property rights, resulting in costly litigation or other time-consuming and expensive proceedings, which could deprive Valera of valuable rights. If Valera becomes involved in any intellectual property litigation, interference or other judicial or administrative proceedings, it will incur substantial expenses and the diversion of financial resources and technical and management personnel. An adverse determination may subject Valera to significant liabilities or require it to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, Valera may be required to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the affected products and intellectual property rights. In addition, an adverse determination in a proceeding involving Valera’s owned or licensed intellectual property may allow entry of generic substitutes for its products.

Risks Related to Valera’s Common Stock

The trading price of the shares of Valera’s common stock could be highly volatile.

The trading price of the shares of Valera’s common stock could be highly volatile in response to various factors, many of which are beyond Valera’s control, including:

•	developments concerning Vantas or any of Valera’s product candidates;

•	announcements of technological innovations by Valera or its competitors;

•	new products introduced or announced by Valera or its competitors;

•	changes in reimbursement levels;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate and the biotechnology and pharmaceutical industries;

•	intellectual property, product liability or other litigation against Valera;

•	Valera’s failure to consummate the proposed merger with Indevus;

•	changes in the market valuations of similar companies; and

•	sales of shares of Valera’s common stock, particularly sales by Valera’s officers, directors and significant stockholders.

In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. In addition, changes in economic conditions in the United States, Europe or globally, could impact upon Valera’s ability to grow profitably. Adverse economic changes are outside Valera’s control and may result in material adverse impacts on Valera’s business or results. These broad market and industry factors may materially affect the market price of the shares, regardless of Valera’s development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against Valera could cause Valera to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on Valera’s business, financial condition and results of operations.

The ownership interests of Valera’s officers, directors and largest stockholders could conflict with the interests of Valera’s other stockholders.

Valera’s directors, executive officers and holders of 5% or more of its outstanding common stock beneficially own approximately 58% of Valera’s common stock as of March 1, 2007. As a result, these stockholders, acting together, are able to significantly influence all matters requiring approval by Valera’s stockholders, including the election of directors and approval of mergers or other significant corporate transactions. For example, in connection with Valera’s proposed merger with Indevus, certain affiliated funds of Sanders Morris Harris, Valera’s largest stockholder, and one other large stockholder of Valera’s, entered into voting agreements with Indevus in which they have agreed to vote shares representing approximately 41% of Valera’s outstanding shares of common stock in favor of the merger. The interests of this group of stockholders may not always coincide with Valera’s interests or the interests of other stockholders.

Valera’s use of its initial public offering proceeds may not yield a favorable return on your investment.

Valera has used a portion of the net proceeds from its initial public offering to expand its sales and marketing capabilities, fund its research and development activities, expand its manufacturing capabilities, and for general corporate purposes, including the potential acquisition or in-license of additional urological and endocrine products. Valera has used a portion of the net proceeds from its initial public offering to repay amounts outstanding under its line of credit. In addition, Valera may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to its current or future business and product lines. Valera’s management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Valera also plans to invest the proceeds from its initial public offering. However, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on Valera’s business, cause the price of its common stock to decline and/or delay the development of its product candidates.

Valera’s common stock has been publicly traded for a short time and an active trading market may not be sustained.

Although Valera is currently listed for trading on The Nasdaq Global Market, an active trading market for its common stock may not be sustained. An inactive market may impair your ability to sell shares of Valera’s common stock at the time you wish to sell them or at a price that you consider reasonable. Furthermore, an inactive market may impair Valera’s ability to raise capital by selling additional shares and may impair Valera’s ability to acquire other businesses, products and technologies by using its shares as consideration.

Delaware law and Valera’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of Valera’s amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and applicable provisions of Delaware corporate law may make it more difficult for or prevent a third party from acquiring control of Valera or changing Valera’s board of directors and management. These provisions include:

•	the ability of Valera’s board of directors to issue preferred stock with voting or other rights or preferences;

•	limitations on the ability of stockholders to amend Valera’s charter documents, including stockholder supermajority voting requirements;

•	the inability of stockholders to act by written consent or to call special meetings;

•	a classified board of directors with staggered three-year terms;

•

requirements that special meetings of Valera’s stockholders may only be called by the chairman of Valera’s board of directors, Valera’s president, or upon a resolution adopted by, or an affirmative vote of, a majority of Valera’s board of directors; and

•

advance notice procedures Valera’s stockholders must comply with in order to nominate candidates for election to Valera’s board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of Valera’s stockholders.

Valera will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent Valera from engaging in a business combination with a person who acquires at least 15% of Valera’s common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval were obtained. Because Valera’s board of directors approved the Indevus merger and the agreements executed in connection with the merger, Section 203 will not apply to the merger if it is approved and becomes effective.

Any delay or prevention of a change of control transaction or changes in Valera’s board of directors or management could deter potential acquirors or prevent the completion of a transaction in which Valera’s stockholders could receive a substantial premium over the then current market price for their shares.

Future sales of Valera’s common stock may depress its stock price.

Persons who were Valera stockholders prior to the sale of shares in Valera’s initial public offering continue to hold a substantial number of shares of Valera’s common stock that they will be able to sell in the public market in the near future. Significant portions of these shares are held by a small number of stockholders. Sales by Valera’s current stockholders of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of Valera’s common stock. Moreover, the holders of approximately 9,406,271 shares of Valera’s common stock as of March 1, 2007, will have rights, subject to certain conditions, to require Valera to file registration statements to permit the resale of their shares in the public market or to include their shares in registration statements that Valera may file for itself or other stockholders.

Valera’s quarterly financial results are likely to fluctuate significantly because Valera’s sales prospects are uncertain and, as a result, Valera’s stock price may decline.

Valera’s quarterly operating results are difficult to predict and may fluctuate significantly from period to period. For example, as described above, less favorable reimbursement rates of Vantas became effective at the beginning of the third quarter of 2005, as the basis for determining reimbursement rates switched from wholesale acquisition cost to the typically lower ASP. In addition, as described above, Valera anticipates that the number of states that provide reimbursement for Vantas under the Medicare program using the LCA methodology will increase in future quarters, leading to a decline in Valera’s sales price for Vantas. The level of Valera’s revenues and results of operations at any given time will be based primarily on the following factors:

•	the effectiveness of Valera’s co-promotion relationship with Indevus;

•	success of the commercialization of Vantas and any other product candidates that may be approved;

•	Valera’s ability to license its implant technology;

•	changes in Valera’s ability to obtain FDA approval for Valera’s product candidates;

•	results of Valera’s clinical trials;

•	timing of new product offerings, acquisitions, licenses or other significant events by Valera or its competitors;

•	regulatory approvals and legislative changes affecting the products Valera may offer or those of Valera’s competitors;

•	Valera’s ability to establish, grow and maintain a productive sales force;

•	demand and pricing of Vantas and other products Valera may offer;

•	physician and patient acceptance of Vantas and other products Valera may offer;

•	levels of third-party reimbursement for Vantas and other products Valera may offer;

•	interruption in the manufacturing or distribution of Vantas and other products Valera may offer; and

•	the effect of competing technological and market developments.

It will be difficult for Valera to forecast demand for Vantas and its product candidates that may be approved with any degree of certainty, and therefore, Valera’s sales prospects are uncertain. In addition, Valera will be increasing its operating expenses as it expands its commercial capabilities. Accordingly, Valera may experience significant, unanticipated quarterly losses. Because of these factors, Valera’s operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause Valera’s stock price to decline significantly.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. Indevus and Valera caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about the anticipated benefits of the merger between Indevus and Valera, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “intend” or similar expressions in this document or in documents incorporated by reference in this document.

These forward-looking statements are based on the current beliefs and expectations of Indevus’ and Valera’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk factors described above under the heading “Risk Factors”;

•	the potential inability of the two companies to close the merger, successfully execute their integration strategies or achieve planned synergies;

•	uncertainties regarding the two companies’ future operating results, and the risk that future sales of SANCTURA, DELATESTRYL, Vantas and other of the companies’ products may be less than expected;

•	changes in reimbursement policies and or rates for the companies’ products;

•	the impact of current, pending or future legislation, regulations and legal actions in the United States and elsewhere affecting the pharmaceutical and healthcare industries;

•	currency fluctuations in the two companies’ primary markets;

•	the timing, expense and uncertainty associated with the development and regulatory approval process for products;

•	the safety and effectiveness of the two companies’ products and technologies;

•	the dependence on third parties to develop and commercialize select product candidates;

•	the ability of Indevus and Valera to successfully protect and enforce their respective intellectual property rights;

•	the reliance on third party manufacturers or the ability to manufacture products;

•	the timing and expense associated with compliance with regulatory requirements;

•	general competitive conditions within the drug development and pharmaceutical industry; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

All subsequent written or oral forward-looking statements attributable to Indevus or Valera or any person acting on any of their behalves are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Indevus nor Valera undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

THE INDEVUS ANNUAL AND SPECIAL MEETING

Indevus is furnishing this document to holders of Indevus common stock in connection with the solicitation by Indevus’ board of directors of proxies to be voted at the annual and special meeting of Indevus stockholders to be held on April 17, 2007, and at any adjournment or postponement of the annual and special meeting.

This document is first being mailed to Indevus stockholders on or about March 14, 2007.

Date, Time and Place of Meeting

The annual and special meeting will be held on April 17, 2007, at 11:00 a.m., local time, at The Conference Center at Waltham Woods, 860 Winter Street, Waltham, MA 02451.

Purpose of the Annual and Special Meeting

The purpose of the Indevus annual and special meeting is to consider and vote upon the following proposals:

1. To approve the issuance of Indevus common stock and contingent stock rights in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus, Merger Sub (which is a wholly-owned subsidiary of Indevus) and Valera, a copy of which is included as Annex A to this joint proxy statement/prospectus;

2. To elect eight members of Indevus’ board of directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualified;

3. To approve an amendment to Indevus’ Restated Certificate of Incorporation to increase the number of authorized shares of Indevus common stock from 120 million to 200 million;

4. To approve an amendment to Indevus’ 2004 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan from 6,000,000 to 9,000,000;

5. To approve an amendment to Indevus’ 2004 Equity Incentive Plan to remove the 20% limitation on the number of certain types of awards that can be made with respect to the additional 3,000,000 shares proposed to be added to the plan as set forth above;

6. To approve an amendment to Indevus’ 1995 Stock Purchase Plan to increase the number of shares of Indevus common stock available for purchase under the plan from 800,000 to 1,050,000; and

7. To ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm.

The approval of Proposal No. 1 is a condition to the completion of the merger. Accordingly, if Indevus stockholders wish to approve the merger, they must approve Proposal No. 1.

Indevus stockholders also will be asked to transact any other business that may be properly brought before the annual and special meeting or any adjournments or postponements of the annual and special meeting. At this time, Indevus’ board of directors is unaware of any matters, other than the proposals set forth above, that may properly come before the annual and special meeting.

Record Date; Shares Outstanding and Entitled to Vote

Indevus has fixed the close of business on March 12, 2007, as the record date for the determination of holders of shares of Indevus’ common stock, par value $0.001 per share, and holders of shares of Indevus’ Series B preferred stock and Series C preferred stock, par value $0.001 per share, which we refer to collectively as “preferred stock,” entitled to notice of, and to vote at, the annual and special meeting, and any adjournment or postponement of the annual and special meeting, on all matters, except that the holders of preferred stock are not entitled to vote for the election of directors.

In deciding all matters that come before the annual and special meeting, each holder of Indevus common stock is entitled to one vote per share of Indevus common stock held as of the close of business on the record date. In deciding all matters that come before the annual and special meeting, other than the election of directors for which preferred stock is not entitled to vote, the holders of the Series B Preferred Stock and Series C Preferred Stock are entitled to cast an aggregate of 568,850 votes relating to the 622,222 shares of common stock issuable upon conversion of the respective shares of preferred stock. The holders of the common stock and preferred stock vote together as a single class, except for those matters on which holders of common stock or the holders of preferred stock are entitled to vote as a separate class.

At the close of business on the record date for the annual and special meeting, there were outstanding and entitled to vote [            ] shares of Indevus common stock held by approximately [            ] holders of record. In addition, at the close of business on the record date for the annual and special meeting there were outstanding 239,425 shares of Series B Preferred Stock and 5,000 shares of Series C Preferred Stock, which, on an as-if-converted basis, are entitled to an aggregate of 568,850 votes on all matters at the annual and special meeting, other than the election of directors. There are no other shares of Indevus capital stock entitled to notice of and to vote at the annual and special meeting. Accordingly, the aggregate number of votes of Indevus common stock and preferred stock that may be cast at the annual and special meeting for all matters (other than the election of directors) is [            ].

Quorum; Abstentions and Broker Non-Votes

A quorum, consisting of [            ] shares of Indevus common stock, which is a majority of the outstanding shares of Indevus common stock entitled to vote, must be represented at the annual and special meeting in person or by proxy before any action may be taken with respect to the election of directors at the annual and special meeting. As to all other matters, a quorum, consisting of [            ] shares of Indevus common stock and preferred stock (on an as-if-converted basis), which is a majority of the aggregate number of shares of Indevus common stock and preferred stock (on an as-if-converted basis) outstanding and entitled to vote, must be represented at the annual and special meeting in person or by proxy before any action may be taken. Abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If you hold your shares of Indevus common stock through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Under rules applicable to broker-dealers, the proposal to issue Indevus common stock in connection with the merger, and the proposals relating to the amendments to the 2004 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan are not matters on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the annual and special meeting. The proposals to elect eight members of Indevus’ board of directors, to approve the amendment to Indevus’ restated certificate of incorporation to increase the number of authorized shares of Indevus common stock and to ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm are matters on which brokerage firms may vote in their discretion on behalf of their clients, even if such clients have not furnished voting instructions.

Abstentions will have the same effect as a vote against the proposal to amend Indevus’ Restated Certificate of Incorporation and will have no effect on the outcome of any of the other proposals to be considered at the Indevus stockholders’ meeting. Broker non-votes will have no effect on the outcome of any proposals to be considered at the Indevus stockholders’ meeting.

Required Votes

Proposal No. 1: Under the rules of The Nasdaq Global Market, on which Indevus’ common stock is listed, the proposal to approve the issuance of Indevus common stock and CSRs pursuant to the merger agreement requires Indevus stockholder approval because the number of shares of Indevus common stock to be issued in the merger will exceed 20% of the number of shares of Indevus common stock outstanding immediately prior to the merger. The affirmative vote of the total number of votes cast on the proposal (with Indevus common stock and preferred stock voting together as a single class) is required to approve the issuance of Indevus common stock and CSRs pursuant to the merger agreement. Since the required vote to approve the issuance of Indevus common stock in connection with the merger is based on the number of votes cast at the annual and special meeting, abstentions and broker non-votes will have no effect on the outcome of the proposal. The approval of Proposal No. 1 is a condition to the completion of the merger, and thus a vote against this proposal effectively will be a vote against the merger.

Proposal No. 2: The affirmative vote of a plurality of votes cast by the holders of Indevus common stock (with preferred stock not entitled to vote on this matter) represented at the annual and special meeting and entitled to vote is necessary to elect the directors. With respect to the election of directors, there will be no broker non-votes because brokerage firms may vote in their discretion on behalf of clients on this proposal even if such clients have not furnished voting instructions with respect to this proposal. Abstentions will have no effect in determining whether a director has been elected.

Proposal No. 3: The proposal to approve the amendment to Indevus’ Restated Certificate of Incorporation requires the affirmative vote of both (i) a majority of the total number of votes of Indevus common stock and preferred stock outstanding and entitled to vote, voting together as a single class (regardless of whether such holders are present in person or represented by proxy at the annual and special meeting) and (ii) the holders of a majority of the outstanding shares of Indevus common stock, voting separately as a class. With respect to this proposal, there will be no broker non-votes because brokerage firms may vote in their discretion on behalf of clients on this proposal even if such clients have not furnished voting instructions with respect to this proposal. Failures to vote and abstentions will be the equivalent of a vote against the proposal. Each of the votes specified above is required for the approval of the amendment to Indevus Restated Certificate of Incorporation. For example, if the affirmative vote of holders of a majority of the outstanding shares of common stock voting separately as a class were not obtained, then the amendment to Indevus Restated Certificate of Incorporation would not be approved by the required vote of the stockholders of the Company and the Restated Certificate of Incorporation would not be amended.

Proposal Nos. 4, 5, 6 and 7: The proposals to approve the amendments to the 2004 Equity Incentive Plan and the 1995 Employee Stock Purchase Plan and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm each require the affirmative vote of a majority of the total number votes cast on the particular proposal (with Indevus common stock and preferred stock voting together as a single class). With respect to the plan amendments, abstentions and broker non-votes will have no effect on the outcome of the proposal. With respect to the ratification of the appointment of the independent registered accounting firm, there will be no broker non-votes because brokerage firms may vote in their discretion on behalf of clients on this proposal even if such clients have not furnished voting instructions with respect to this proposal and abstentions will have no effect on the outcome of this proposal.

As of the close of business on the record date for the annual and special meeting, the directors and executive officers of Indevus collectively beneficially owned approximately [            ] shares of Indevus common stock inclusive of shares subject to stock options that may be exercised within 60 days following that date. Such shares represented approximately [        ]% of the total Indevus voting power as of such date.

As of the close of business on the record date for the annual and special meeting and the date of this joint proxy statement/prospectus, neither Indevus nor any of its directors or officers owned any shares of Valera common stock and neither Valera nor any of its directors or executive officers owned any shares of Indevus common stock.

How to Vote Your Shares

If you are a stockholder of Indevus and your shares are registered directly in your name, you may vote:

•

By Internet. You can submit a proxy via the internet until 11:59 Eastern Daylight Time on April 16, 2007 by accessing “www.voteproxy.com” and following the on-screen instructions. Have your proxy card available when you access the web page. Internet proxy submission is available 24 hours a day.

•

By Telephone. You can submit a proxy for your shares by telephone until 11:59 Eastern Daylight Time on April 16, 2007 by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions. Have your proxy card available when you call. Telephone proxy submission is available 24 hours a day.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to American Stock Transfer and Trust Company.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

By casting your vote by proxy, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you sign and return the enclosed proxy card but do not specify how you want your shares voted, they will be voted “FOR” each of the proposals.

If your shares of Indevus common stock are held in “street name” (held for your account by a broker or other nominee):

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares. Please follow their instructions carefully.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to request a broker’s proxy card and present that broker’s proxy card and proof of identification at the meeting.

Proxies; Counting Your Vote

All proxies received by Indevus prior to the annual and special meeting that are not revoked will be voted at the annual and special meeting in accordance with your instructions. If you hold shares in your name and sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted as follows:

•	“FOR” approval of the issuance of Indevus common stock and CSRs pursuant to the merger agreement;

•	“FOR” the election of each of the nominees as directors;

•	“FOR” approval of the amendment to the restated certificate of incorporation;

•	“FOR” approval of both of the amendments to the 2004 Equity Incentive Plan;

•	“FOR” approval of the amendment to the 2005 Employee Stock Purchase Plan; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm.

Indevus’ board of directors does not presently intend to bring any other business before the annual and special meeting and is unaware of any matters, other than as set forth above, that may properly come before the annual and special meeting. If any other matters may properly come before the annual and special meeting, the persons named as proxies in the accompanying Indevus proxy, or their duly constituted substitutes acting at the annual and special meeting or any adjournment or postponement of the annual and special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed proxy, or their duly constituted substitutes acting at the annual and special meeting or any adjournment or postponement of the annual and special meeting, may propose and vote for one or more adjournments or postponements of the annual and special meeting, including adjournments or postponements to permit further solicitations of proxies sufficient to approve the issuance of Indevus common stock and CSRs pursuant to the merger agreement. No proxy voted against the proposal to approve the issuance of Indevus common stock and CSRs pursuant to the merger agreement will be voted in favor of any adjournment or postponement to permit further solicitation of proxies. Proxies solicited may be voted only at the annual and special meeting and any adjournment or postponement of the annual and special meeting and will not be used for any other Indevus meeting of stockholders.

Indevus’ transfer agent, American Stock Transfer & Trust Company, will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

How to Change Your Vote

An Indevus stockholder who has given a proxy may revoke it at any time before it is exercised at the annual and special meeting by:

•	delivering to the Secretary of Indevus, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the annual and special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending the annual and special meeting and voting in person (your attendance at the annual and special meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421

Attention: Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the annual and special meeting before voting begins.

If your shares of Indevus common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Solicitation of Proxies and Expenses

The Indevus proxy accompanying this joint proxy statement/prospectus is solicited on behalf of Indevus’ board of directors. Indevus and Valera will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and Indevus will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this joint proxy statement/prospectus, the directors, officers, employees and agents of Indevus and Valera and their respective subsidiaries may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Indevus has retained a proxy solicitation firm, The Altman Group, to aid in the solicitation of proxies. Indevus will pay that firm an estimated fee of $12,000, plus customary additional payment for telephone solicitations and reimbursement of expenses. In addition, brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. Indevus will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. Indevus urges its stockholders to vote without delay.

Householding of Annual and Special Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in your household. Indevus will promptly deliver a separate copy of the joint proxy statement/prospectus to you if you write to or call Indevus at the following address or phone number: Indevus Pharmaceuticals, Inc., 33 Hayden Avenue, Lexington, Massachusetts 02421, Telephone: (781) 861-8444, Attention: Investor Relations.

Recommendation of the Indevus Board of Directors

Indevus’ board of directors has voted unanimously to approve the merger agreement and the issuance of Indevus common stock and contingent stock rights in the merger and believes that the merger is fair to, and in the best interests of, Indevus. Indevus’ board of directors unanimously recommends that Indevus stockholders vote “FOR” approval of the issuance of Indevus common stock and contingent stock rights in the merger.

Indevus’ board of directors has also voted unanimously to approve the amendments to the Restated Certificate of Incorporation, the 2004 Equity Incentive Plan, and the 2005 Employee Stock Purchase Plan, and the audit committee of Indevus’ board of directors voted unanimously to appoint PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm. Indevus’ board of directors unanimously recommends that Indevus stockholders vote “FOR” approval of the amendments to the Restated Certificate of Incorporation, the 2004 Equity Incentive Plan, and the 2005 Employee Stock Purchase Plan, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

THE VALERA SPECIAL MEETING

Valera is furnishing this document to holders of Valera common stock in connection with the solicitation by Valera’s board of directors of proxies to be voted at the special meeting of Valera stockholders to be held on April 17, 2007, and at any adjournment or postponement of the meeting.

This document is first being mailed to Valera stockholders on or about March 14, 2007. This document is also furnished to Valera stockholders as a prospectus in connection with the issuance by Indevus of shares of Indevus common stock and contingent stock rights as contemplated by the merger agreement.

Date, Time and Place of Meeting

The special meeting will be held on April 17, 2007 at 10:00 a.m., local time, at Valera’s offices at 7 Clark Drive, Cranbury, NJ 08512.

Purpose of the Special Meeting

The purpose of the Valera special meeting is to consider and vote on the following proposal:

•

To adopt the Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus, Merger Sub (which is a wholly-owned subsidiary of Indevus) and Valera, a copy of which is included as Annex A to this joint proxy statement/prospectus.

Valera stockholders also will be asked to transact any other business that may be properly brought before the special meeting or any adjournments or postponements of the special meeting. At this time, Valera’s board of directors is unaware of any matters, other than the proposal set forth above, that may properly come before the special meeting.

Record Date; Shares Outstanding and Entitled to Vote

Valera has fixed the close of business on March 12, 2007, as the record date for the determination of holders of Valera common stock, par value, $0.001 per share, entitled to notice of, and to vote on all matters at, the special meeting and any adjournment or postponement of the special meeting. In deciding all matters that come before the special meeting, each holder of Valera common stock is entitled to one vote per share of Valera common stock held as of the close of business on the record date.

At the close of business on the record date for the special meeting, there were outstanding and entitled to vote 14,985,670 shares of Valera common stock, held by approximately 16 holders of record. There are no other shares of Valera capital stock entitled to notice of and to vote at the special meeting. Accordingly, the aggregate number of votes of Valera common stock that may be cast at the special meeting for all matters is 14,985,670.

Quorum; Abstentions and Broker Non-Votes

A quorum, consisting of 7,492,836 shares, which is a majority of the outstanding shares of Valera common stock entitled to vote, must be represented at the special meeting in person or by proxy before any action may be taken with respect to the adoption of the merger agreement or any other matters at the special meeting. Abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If you hold your shares of Valera common stock through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Under rules applicable to broker-dealers, the proposal to adopt the merger agreement is not a matter on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of Valera common stock outstanding on the record date and entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. In addition, the failure of a Valera stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement. Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares. If you do not instruct your broker how to vote, it will have the effect of a vote against adoption of the merger agreement.

Vote Required

Adoption of the merger agreement by Valera’s stockholders is required by Delaware law. The affirmative vote of the holders of a majority of the shares of Valera common stock outstanding on the record date and entitled to vote at the special meeting is required to adopt the merger agreement.

At the close of business on the record date for the special meeting, the directors and executive officers of Valera collectively beneficially owned approximately 9,093,070 shares of Valera common stock or approximately 58% of the outstanding shares of Valera common stock (inclusive of shares subject to stock options that may be exercised within 60 days following that date).

In connection with the execution of the merger agreement, two Valera stockholders entered into voting agreements with Indevus: affiliates of Sanders Morris Harris, Inc., or SMH, and Psilos Group Partners II-S, L.P., or Psilos. As of the record date for the Valera special meeting, SMH and Psilos were the record and/or beneficial owners, respectively, of 5,449,980 and 728,037 shares of Valera common stock. Such shares represent approximately 36.37% and 4.86%, respectively, and approximately 41.23% in the aggregate, of Valera’s outstanding shares of common stock as of the record date. Pursuant to these voting agreements these stockholders have agreed, among other things and subject to limited exceptions, to vote all their Valera shares in favor of adoption of the merger agreement. James C. Gale, our chairman of the board, is a managing director of SMH. Jeffrey M. Krauss, a member of our board of directors, is affiliated with Psilos.

At the close of business on the record date for the special meeting and the date of this joint proxy statement/prospectus, neither Valera nor any of its directors or executive officers owned any shares of Indevus common stock and neither Indevus nor any of its directors or officers owned any shares of Valera common stock.

How to Vote Your Shares

If you are a stockholder of Valera and your shares are registered directly in your name, you may vote:

•	By Internet. Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

•	By Telephone. Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

•

By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to ADP Investor Communication Services. By casting your vote by proxy, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted “FOR” the proposal to adopt the merger agreement.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares of Valera common stock are held in “street name” (held for your account by a broker or other nominee):

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares. Please follow their instructions carefully.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to request a broker’s proxy card and present that broker’s proxy card and proof of identification at the meeting.

Proxies; Counting Your Vote

All proxies received by Valera prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies. If you hold shares in your name and sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted “FOR” adoption of the merger agreement.

Valera’s board of directors does not presently intend to bring any other business before the special meeting and is unaware of any matters, other than the proposal to adopt the merger agreement that may properly come before the special meeting. If any other matters may properly come before the special meeting, the persons named as proxies in the accompanying Valera proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment or postponement of the special meeting, may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies sufficient to adopt the merger agreement. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement to permit further solicitation of proxies. Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other Valera meeting of stockholders.

ADP Investor Communication Services, will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

How to Change Your Vote

A Valera stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to the Secretary of Valera, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•

submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending the special meeting and voting in person (your attendance at the special meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the special meeting before voting begins.

If your shares of Valera common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Solicitation of Proxies and Expenses

The Valera proxy accompanying this joint proxy statement/prospectus is solicited on behalf of Valera’s board of directors. Valera and Indevus will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and Valera will bear the other costs of the solicitation of proxies from its stockholders. Following the mailing of this joint proxy statement/prospectus, the directors, officers, employees and agents of Valera and Indevus and their respective subsidiaries may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. Valera will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. Valera urges its stockholders to vote without delay.

Householding of Special Meeting Materials

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement/prospectus may have been sent to multiple stockholders in your household. Valera will promptly deliver a separate copy of the joint proxy statement/prospectus to you if you write to or call Valera at the following address or phone number: Valera Pharmaceuticals, Inc., 7 Clarke Drive, Cranbury, New Jersey 08512, Telephone: (609) 235-3000, Attention: Corporate Secretary.

Recommendation of the Valera Board of Directors

Valera’s board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Valera’s stockholders. Valera’s board of directors unanimously recommends that Valera stockholders vote “FOR” adoption of the merger agreement.

THE MERGER

Background of the Merger

The board of directors and senior management of Indevus regularly discuss Indevus’ business and strategic direction including the goals of maximizing the value of Indevus’ current product portfolio and urology franchise as well as evaluating growth opportunities most likely to promote stockholder value. In recent years, Indevus has sought to leverage its investment in commercialization and sales and marketing resources through inlicense, co-promotion or acquisition of additional drugs and drug candidates, primarily focusing on urology, and product life-cycle management. Valera’s board of directors and senior management engaged in similar discussions and strategic planning.

In October 2004, Valera launched Vantas in the United States. Following this launch, in December 2004, representatives of Indevus contacted representatives of Valera to discuss a potential co-promotion arrangement with Valera to supplement Valera’s sales and marketing of Vantas. On January 11, 2005, certain Indevus personnel met with representatives of Valera in Newark, New Jersey to discuss the potential co-promotion arrangement in further detail. On January 14, 2005, Valera and Indevus signed a mutual confidential nondisclosure agreement in order to learn more about each other’s operations and future opportunities.

On February 1, 2005, Dr. Glenn Cooper, Chief Executive Officer and Chairman of Indevus, and Dr. David Tierney, President and Chief Executive Officer of Valera, met in New York City to discuss potential opportunities between the companies. Following this meeting, no additional discussions occurred with regard to any such opportunities until December 2005.

In March 2005, Valera filed its initial registration statement with the SEC in connection with Valera’s initial public offering. Valera completed its initial public offering in February 2006.

During the second half of 2005, in the context of reviewing various strategic alternatives, Valera’s board and management considered the benefits of potential strategic combinations and were assisted by UBS and Banc of America Securities in identifying potential parties with which Valera could consider entering into a strategic transaction. Valera management engaged in some preliminary discussions with various parties, including Indevus, regarding a potential strategic transaction. On December 19, 2005, Indevus’ management, including Dr. Cooper, met with Valera’s management at Valera’s headquarters in Cranbury, New Jersey to resume discussions on the two companies and business generally. Following this meeting, no additional substantive discussions occurred until July 2006.

In July 2006, Valera’s Vice President of Business Development contacted Indevus’ Chief Business Officer to restart discussions regarding a potential co-promotion opportunity for Vantas. Following this meeting, Indevus’ management discussed the co-promotion opportunity internally and decided to pursue the opportunity.

On August 14, 2006, Indevus personnel met with certain Valera personnel at Valera’s headquarters in Cranbury, New Jersey. The parties discussed the potential co-promotion of Vantas and additional strategic opportunities.

On August 23, 2006, certain representatives of Indevus presented a proposal regarding the co-promotion arrangement to certain representatives of Valera. A representative of Valera noted that Valera’s board of directors had an upcoming meeting the following month and that Valera would want to be able to make a recommendation of a potential co-promotion at that time.

On August 25, 2006, Indevus sent a non-binding term sheet regarding a potential co-promotion to Valera. On August 30, 2006, representatives of Indevus met via telephone with representatives of Valera to discuss the term sheet, and after the discussions, Valera’s representatives advised Indevus’ representatives that Valera would submit the co-promotion proposal to its board of directors at its September board meeting.

At the regular meeting of Valera’s board of directors on September 6, 2006, Valera’s board discussed the Indevus proposed co-promotion terms. Following the board meeting, Valera communicated its board’s opposition to the proposed terms to Indevus.

On September 12, 2006, Indevus’ board of directors held its regular meeting. During this meeting, Indevus’ senior management and board of directors discussed the opportunity to co-promote Vantas. The Indevus board discussed the advantages of a co-promotion arrangement with Valera, including potential synergies between the Indevus and Valera sales forces. The Indevus board also discussed the possibility of expanding the discussions with Valera to include an acquisition of Valera’s assets and considered Valera’s product portfolio and manufacturing and supply capabilities.

Throughout the remainder of September 2006, Dr. Cooper and James C. Gale, the chairman of Valera’s board of directors, had various discussions regarding a strategic transaction in addition to the co-promotion arrangement. On September 26, 2006, Dr. Cooper and Mr. Gale met in New York City to discuss a potential strategic transaction.

At a special meeting of Indevus’ board held on October 2, 2006, Indevus’ management noted that, as a result of ongoing discussions between Valera and Indevus regarding co-promotion arrangements, the two companies had begun to discuss a potential strategic transaction. Indevus’ board discussed generally the potential terms of a strategic transaction, as well as Valera’s manufacturing capabilities and the products and product candidates of strategic interest to Indevus.

At a special meeting of Valera’s board on October 16, 2006, Valera’s board discussed the status of the discussions concerning the possible strategic transaction with Indevus. Valera’s board also discussed the fact that, given its familiarity with Valera and Indevus, UBS had been requested to assist both companies in their initial discussions concerning a possible strategic transaction. Following this meeting, Valera, Indevus and UBS agreed that, in the event that Valera and Indevus decided to proceed with a potential strategic transaction, UBS would provide financial advisory services only to Indevus and that Banc of America Securities would continue to provide financial advisory services to Valera in connection with such transaction.

On October 18, 19 and 20, Valera made a presentation regarding its business to Indevus and its advisors and Indevus performed due diligence related activities.

During the week of October 23, 2006, Indevus made a presentation regarding its business to Valera and its advisors and Valera performed due diligence related activities.

During the following weeks, Indevus and Valera each authorized its respective management team and external advisors to continue to exchange due diligence information and engage in discussions regarding a strategic transaction and a co-promotion arrangement. Draft term sheets were exchanged that served as the basis for these discussions.

At a special meeting of Indevus’ board held on November 2, 2006, the board discussed the progress of due diligence regarding Valera, its financial results and product portfolio and also had discussions regarding a co-promotion arrangement with Valera and a potential business combination transaction.

On November 22, 2006, Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel for Indevus, sent a draft merger agreement to Valera and Pepper Hamilton LLP, Valera’s legal counsel, for review. Over the course of the ensuing week, Indevus management and Valera management continued to engage in discussions concerning a possible merger, as well as a possible co-promotion arrangement.

At a special meeting of Indevus’ board held on November 27, 2006, Indevus’ management updated the board on the status of the proposed merger. Various management representatives provided detailed overviews of the merger negotiations and due diligence process and findings, highlighting the material terms of the draft merger agreement, including the consideration proposed to be paid to Valera stockholders. Management representatives also provided a detailed overview of Valera’s product portfolio and presented a financial review and analysis of the transaction. Indevus’ financial advisor discussed with the board at this meeting the types of financial analyses that it would expect to perform in evaluating the merger consideration from a financial point of view. At this meeting, Indevus’ board of directors evaluated and discussed the merits of proceeding with the proposed merger and authorized management to continue moving forward with the negotiations.

On November 30, 2006, Valera’s board of directors held a conference call to discuss the status of the merger negotiations, as well as review the material terms of the proposed transaction and the status of the due diligence investigations.

On December 1, 2006, Valera’s legal counsel provided a revised draft merger agreement to Indevus’ legal counsel. Between December 1, 2006 and December 11, 2006, the parties’ respective management teams and legal and financial advisors held numerous discussions to complete their due diligence and to finalize the terms of the merger agreement and related documents.

On December 5, 2006, Indevus’ board held its regular meeting At this meeting, Indevus’ senior management and its legal and financial advisors updated the board on the status of the proposed merger. Indevus’ legal advisors reviewed the terms and current status of the draft merger agreement and related agreements. Management representatives provided additional information relating to Valera, the integration plan and management’s financial review and analysis of the transaction. At this meeting, Indevus’ financial advisor also discussed with the directors financial aspects of the proposed transaction. Indevus senior management also provided an update on negotiations relating to a co-promotion arrangement. At this meeting, Indevus’ board of directors engaged in a general discussion relating to the advisability of the proposed merger and authorized management to continue moving forward with the negotiations.

On December 7, 2006, Valera’s board of directors held a regular meeting, which was also attended by Valera’s senior management, Banc of America Securities, and Valera’s outside legal counsel. At this meeting, Valera’s senior management and outside legal counsel provided updates regarding the ongoing due diligence and the terms of the proposed merger agreement and related agreements. Valera’s financial advisor also reviewed with Valera’s board of directors its preliminary financial analysis of the merger consideration. Valera’s board of directors continued to express their continued support for the proposed merger with Indevus.

On December 11, 2006, Valera’s board of directors held a special meeting by telephone to consider the proposed transaction. Valera’s senior management, Banc of America Securities and Valera’s outside legal counsel also attended this meeting. Valera’s senior management reviewed with the board of directors the strategic considerations relating to the transaction, as well as the progress of the negotiations regarding the terms of the transaction. Valera’s management also informed the board of the results of its due diligence review of Indevus. Additionally, Banc of America Securities, after reviewing with Valera’s board of directors its financial analysis of the merger consideration, delivered to the Valera board an oral opinion, which was confirmed by delivery of a written opinion dated December 11, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration to be received by holders of Valera common stock (other than certain stockholders of Valera who were entering into voting agreements in connection with the merger) was fair, from a financial point of view, to such holders. During these discussions, Valera’s board discussed the proposed transaction and related agreements. Following further review and discussion, the directors present voted unanimously to approve the merger and the transactions contemplated by the merger agreement and to approve and adopt the merger agreement and resolved to recommend that Valera stockholders vote to adopt the merger agreement. The one Valera director who was not at the meeting subsequently approved and ratified these actions of the board.

On the evening of December 11, 2006, Indevus’ board held a special meeting to consider and take action on the proposed transaction. Indevus’ senior management and legal and financial advisors provided updates regarding the final terms of the proposed merger agreement and related agreements and the final terms of a co-promotion agreement. Also at this meeting, UBS reviewed with Indevus’ board of directors its financial analysis of the merger consideration and rendered to Indevus’ board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 11, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration (defined as (i) the number of shares of Indevus common stock equal to the quotient of $7.75 divided by the Indevus Common Stock Value and (ii) the CSRs) to be paid by Indevus was fair, from a financial point of view, to Indevus. Following deliberations, Indevus’ board of directors unanimously approved the merger agreement and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its stockholders vote to approve the issuance of shares of Indevus company stock and contingent stock rights in the merger. The Indevus board also approved the Vantas co-promotion agreement with Valera.

The parties conveyed the results of their respective meetings to the other. Thereafter, the parties executed the merger agreement as well as the Vantas co-promotion agreement and Indevus, SMH and Psilos executed the voting agreements. Indevus and Valera announced the transaction in a joint press release issued the morning of December 12, 2006.

Indevus’ Reasons for the Merger

The primary rationale behind the Indevus board’s approval of the merger was to further Indevus’ goal of becoming a leading specialty pharmaceutical company focused on urology and endocrinology. The merger represents a combination of assets with a strategic fit that is expected to accelerate both companies’ strategic initiatives, driving future profitable growth and building long term value. Central to that primary rationale, there were several important factors that contributed to the Indevus board’s approval, including the following:

•	Furtherance of Corporate Strategy and Utilization of Sales Force

The merger and combination of the companies is a good fit with Indevus’ corporate strategy of building a world class urology and endocrinology franchise. The merger will also leverage Indevus’ national sales force.

•	Growing proprietary product portfolio and pipeline

The companies have complementary product lines focused on urology and endocrinology. The addition of the current and future revenue from Valera’s products and product candidates, including Vantas, Supprelin-LA, Valstar, the ureteral stent and VP003 (Octreotide implant), if approved, will diversify and strengthen Indevus’ revenue base, thereby reducing the business risk of being heavily dependent on a limited number of products.

•	Combination of core human resources and competencies

The complementary nature of the development, manufacturing, and sales and marketing competencies of the Valera and Indevus employees and the belief that the combined workforce, particularly in the areas of sales and marketing, would yield a more fully integrated, effective and competitive specialty pharmaceutical company.

•	Financial implications

The combination of the two companies should allow the combined company to achieve its strategic objectives, with increased revenue, efficiencies in operating expenses and an enhanced ability to pursue strategic opportunities and more favorable financing alternatives, if needed.

In evaluating the merger, Indevus’ board consulted with Indevus’ management and legal and financial advisors. In addition, Indevus’ board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger and the rationale for the merger outlined above:

•	historical financial information concerning Indevus and Valera;

•	Indevus’ and Valera’s respective historical stock performance;

•	the results of the due diligence review of Valera’s businesses and operation;

•

the assessment that the proposed merger was likely to meet each of the criteria they deemed necessary for a successful merger—strategic and cultural fit, acceptable execution risk and financial benefits to Indevus and Indevus’ stockholders;

•

the current and prospective competitive environment in which Indevus operates, including the likely effect of that competitive environment on Indevus in light of, and in the absence of, the proposed merger;

•

alternative strategies, including the status quo and other possible acquisition candidates considered over a period of more than a year, and the resulting determination that the acquisition of Valera was a good strategic fit and presented a unique opportunity to bring together two companies with synergistic strategies and complementary skills and assets;

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the terms and conditions of the merger agreement, including the fact that the merger agreement is not subject to termination as a result of any change in the trading prices of either company’s stock between signing of the merger agreement and closing;

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the determination that an exchange ratio that is “collared” is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type, and provides a degree of certainty as to the respective ownership interests of the Indevus and Valera stockholders based on fundamental valuation assessments and avoids significant fluctuations caused by short-term market volatility;

•

the opinion of Indevus’ financial advisor, including its financial presentation, dated December 11, 2006, to Indevus’ board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Indevus of the merger consideration (defined as (i) the number of shares of Indevus common stock equal to the quotient of $7.75 divided by the Indevus Common Stock Value and (ii) the CSRs) to be paid by Indevus, as more fully described below under the caption “The Merger—Opinion of Indevus’ Financial Advisor”;

•	the likelihood that the merger will be completed, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions; and

•

the expected qualification of the transaction as a reorganization for U.S. federal income tax purposes, which was considered beneficial compared to alternative, taxable structures because it generally would enable Valera stockholders to defer U.S. federal income tax on the gain in their Valera stock to the extent they received Indevus stock in the merger.

Indevus’ board of directors also considered the potential negative factors and risks of the merger and potential conflicts of interest, including the following:

•	the risk that the potential benefits sought in the merger, including those outlined above, might not be realized;

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the risk that a failure of Valera’s products to meet development, regulatory and commercialization goals forecast by Indevus could prevent Indevus from achieving its financial objectives related to profitability and earnings growth;

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the possibility that Indevus’ share price might fall following announcement of the transaction due to arbitrageurs’ sales of Indevus stock in conjunction with hedging strategies designed to lock in the premium offered by Indevus in the merger;

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the risk that key Valera personnel might choose not to remain employed by Indevus following the merger, particularly in light of the fact that outstanding Valera options will be cancelled when the merger is completed;

•	the possibility that the merger might not be completed or might be unduly delayed;

•	the increased need for additional capital to support the costs involved in completing the merger and Valera’s operations;

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other risks that could adversely impact the future financial performance of Valera including inadequate intellectual property coverage, adverse competitive or other market conditions that could negatively impact demand for or sales of Vantas, and the delay or denial of regulatory or marketing approval or patent coverage for Supprelin-LA, Valera’s ureteral stent, VP003 (Octreotide implant) and Valstar; and

•	the time, effort and costs involved in combining the two businesses, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Indevus’ board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Indevus’ board may have given different weight to different factors. The Indevus board conducted an overall evaluation of the factors described above and considered the factors overall to be favorable to, and to support, its determination. This explanation of the Indevus board’s reasoning and much of the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements” beginning on page 68 of this joint proxy statement/prospectus.

The Indevus board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Indevus common stock and contingent stock rights to Valera stockholders, are advisable and in the best interests of Indevus and its stockholders and unanimously approved the merger agreement and those transactions.

The Indevus board unanimously recommends that Indevus stockholders vote “FOR” approving the issuance of shares of Indevus common stock and contingent stock rights to Valera stockholders pursuant to the merger agreement.

Valera’s Reasons for the Merger

In reaching its decision to approve the merger, Valera’s board consulted with Valera’s management and Valera’s legal and financial advisors, and considered the following potentially positive factors:

•

Valera’s board’s belief that the combination of the businesses of Valera and Indevus would result in an organization with greater commercial and marketing resources to have a more significant presence in the urology and endocrinology fields, including increased sales volume of Vantas resulting from the larger sales force and the corresponding increased sales revenue;

•

Valera’s board’s belief that the combination of the businesses of Valera and Indevus would result in an organization with greater financial, technical and other resources for a significant acceleration in the commercial success of the combined company’s commercial and pipeline products, and therefore a greater ability to support research and development of Valera’s product pipeline;

•	the opportunity of affiliating with a company such as Indevus with attractive pipeline and product prospects;

•	Valera’s difficulties in competing against larger companies with greater resources;

•	the opportunity the transaction affords Valera’s stockholders to reduce their exposure to the risks inherent in Valera’s current reliance on a single marketed product;

•	the opportunity to reduce the volatility associated with Valera’s common stock;

•

the fact that the transaction would allow Valera’s stockholders to receive an equity interest in Indevus and thereby continue to participate in the potential success of Valera’s current product pipeline;

•	the structure of the transaction would allow Valera’s stockholders to directly benefit, through the contingent stock rights, from the potential success of Valera’s current product pipeline;

•	the expected tax treatment for Valera’s stockholders of the exchange of Valera common stock for Indevus common stock;

•

the current and historical market prices of Valera’s common stock relative to the $9.81 per share implied total merger consideration, as calculated by Banc of America, and the fact that $9.81 per share represented a 81% premium over the closing price of Valera’s common stock on December 11, 2006 and a 88% premium to the average closing price of Valera’s common stock over the 25 trading day period up to and including December 11, 2006.

•	a comparison of recent merger and acquisition transactions in the biotechnology industry as well as the trading performance for comparable companies in the specialty pharmaceutical industry;

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Banc of America Securities’ financial presentation, including its opinion dated December 11, 2006, to Valera’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under the caption “The Merger—Opinion of Valera’s Financial Advisor;”

•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants and the conditions to closing;

•

the collar provision of the merger agreement, which affords protection against the risk of an increase in the market price of Indevus common stock above the upper end of the collar prior to the consummation of the transaction;

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the reasonableness and reciprocal nature of the termination fee, taking into account the other terms of the merger agreement, especially the collar provision, and the range of commercially reasonable termination fees for a transaction of this size; and

•	the likelihood that the transaction will be consummated.

Valera’s board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that Indevus’ product candidates would not be commercialized because of failure of clinical trials or adverse changes to the urology or endocrinology markets;

•	the risk that the potential benefits sought in the transaction might not be realized;

•

the collar provision of the merger agreement, which (1) limits the upside associated with an increase in the market price of Indevus common stock prior to the consummation of the transaction, unless the increase is above the upper end of the collar and (2) does not afford protection in the event of a decline in the market price of Indevus common stock below the lower end of the collar prior to consummation of the transaction;

•	the risk that the milestones set forth in the CSR agreements would not be achieved;

•

the difficulty of integrating the businesses of Valera and Indevus, and the possible adverse impact from senior management devoting significant time and effort on completing the transaction and integrating the two businesses;

•	the risk of increased competition, including competition from generic competitors;

•	the possibility that the transaction might not be completed and the potential adverse effect of the public announcement of the transaction on:

•	Valera’s overall competitive position;

•	Valera’s ability to attract and retain key management, sales, marketing and technical personnel;

•	Valera’s collaborations and other key relationships;

•	the risk that Valera would be required to pay Indevus a significant break-up fee in the event either Valera or Indevus terminates the merger agreement under specified circumstances;

•	Valera’s ability to consummate a strategic transaction in the future in the event the merger agreement is terminated; and

•	many of the risks described under “Risk Factors” beginning on page 34 of this proxy statement/prospectus.

During its deliberations concerning the merger, Valera’s board was also aware that some of Valera’s executive officers, directors and employees have interests in the merger and have arrangements that are different from, or in addition to, those of Valera’s stockholders generally, as described under “The Merger—Interests of Certain Persons in the Merger.”

While Valera’s board considered potentially negative and potentially positive factors, Valera’s board concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by Valera’s board in its consideration of the merger. Valera’s board collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board felt were appropriate. In view of the wide variety of factors and the quality and amount of information considered, Valera’s board did not find it useful or practicable to and did not make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of Valera’s board may have given different weight to different factors.

This explanation of the Valera board’s reasoning and much of the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements” on page 68 of this joint proxy statement/prospectus.

The Valera board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Valera and its stockholders.

The Valera board of directors recommends that Valera stockholders vote “FOR” adoption of the merger agreement.

Opinion of Indevus’ Financial Advisor

On December 11, 2006, at a meeting of Indevus’ board of directors held to evaluate the proposed merger, UBS delivered to Indevus’ board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 11, 2006, to the effect that, as of that date and based on and subject to various assumptions, procedures followed, matters considered and limitations described in its opinion, the merger consideration to be paid by Indevus was fair, from a financial point of view, to Indevus. For purposes of UBS’ opinion, the merger consideration refers to (i) the number of shares of Indevus common stock equal to the quotient of $7.75 divided by the Indevus Common Stock Value and (ii) the CSRs.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this joint proxy statement/prospectus by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, to Indevus of the merger consideration to be paid by Indevus and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Indevus or Indevus’ underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger. Holders of Indevus common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to Indevus and Valera;

•

reviewed internal financial information and other data relating to Valera’s business and financial prospects that were provided to UBS by the managements of Valera and Indevus and not publicly available, including financial forecasts and estimates (inclusive of potential synergies) prepared by Indevus’ management with respect to Valera and the three Valera products in development to which the CSRs relate (including forecasts and estimates as to the timing and probability of achieving certain milestones with respect to the those products in development) after giving effect to the merger;

•

reviewed internal financial information and other data relating to Indevus’ business and financial prospects that were provided to UBS by Indevus’ management and not publicly available, including financial forecasts and estimates prepared by Indevus’ management;

•	considered pro forma effects of the merger on Indevus’ financial statements;

•	conducted discussions with members of the senior managements of Indevus and Valera concerning the businesses and financial prospects of Indevus and Valera;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Indevus common stock and Valera common stock;

•	reviewed the merger agreement and forms of the contingent stock rights agreements; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with Indevus’ consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Indevus’ consent, UBS relied on that information being complete and accurate in all material respects. In addition, with Indevus’ consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Indevus or Valera, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates including potential synergies, and pro forma effects referred to above, UBS assumed, at Indevus’ direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Indevus’ management as to the future performance of Indevus and Valera after giving effect to the merger and such pro forma effects. In addition, UBS assumed, with Indevus’ approval, that the financial forecasts and estimates (inclusive of potential synergies) referred to above would be achieved at the times and in the amounts projected. UBS relied, at Indevus’ direction, without independent verification or investigation, upon the assessments of Indevus’ management as to the products and product candidates of Indevus and Valera, including the three Valera products in development to which the CSRs relate, and the risks associated with such products and product candidates (including, without limitation, the potential impact of drug competition, the timing and probability of successful testing, development and marketing, and of approval by appropriate governmental authorities, of such products and product candidates and, accordingly, the timing and probability of the issuance of Indevus common stock pursuant to the CSRs). UBS also assumed, with Indevus’ consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

At Indevus’ direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement and the contingent stock rights agreements, including, without limitation, the fixed exchange ratios provided for in the merger if the Indevus Common Stock Value is greater than $8.05 or less than $6.59, or the form of the merger. UBS expressed no opinion as to what the value of Indevus common stock or any contingent stock right would be when issued in the merger or the prices at which Indevus common stock or Valera common stock would trade, or the value at which any contingent stock right might be transferable, at any time. In rendering its opinion, UBS assumed, with Indevus’ consent, that (i) the final executed forms of the contingent stock rights agreements would not differ in any material respect from the forms that UBS reviewed, (ii) Indevus, Merger Sub and Valera would comply with all material terms of the merger agreement and the contingent stock rights agreements and (iii) the merger would be consummated in accordance with the terms of the merger agreement and the contingent stock rights agreements without any adverse waiver or amendment of any material term or condition of the merger agreement and the contingent stock rights agreements. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Indevus, Valera or the merger. Except as described above, Indevus imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to Indevus’ board of directors, UBS performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses and the selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to Indevus, Valera or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Indevus and Valera provided by Indevus’ management or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Indevus and Valera. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between Indevus and Valera and the decision to enter into the merger was solely that of Indevus’ board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Indevus’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Indevus’ board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Indevus’ board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. To fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the analyses described below, the term “implied per share value of the merger consideration” refers to the mean implied per share value of the merger consideration of $9.76 based on the non-contingent consideration of $7.75 plus the estimated net present value of the CSRs based on Indevus’ management assessments as to the timing and probability of achieving applicable milestones and utilizing discount rates ranging from 15.5% to 19.5%.

Valera Financial Analyses

Selected Companies Analysis

UBS compared selected financial data and stock market data of Valera with corresponding data of the following seven publicly traded specialty pharmaceutical companies:

•	Auxilium Pharmaceuticals, Inc.

•	MGI Pharma, Inc.

•	Nabi Biopharmaceuticals

•	Salix Pharmaceuticals, Ltd.

•	Santarus, Inc.

•	The Medicines Company

•	ViroPharma Incorporated

UBS reviewed, among other things, enterprise values of the selected companies, calculated as equity market value based on closing stock prices on December 8, 2006, plus the book value of debt and minority interests, plus the liquidation value of preferred stock, less cash and cash equivalents, as a multiple of calendar years 2006, 2007 and 2008 estimated revenue. UBS then compared these multiples derived from the selected companies with corresponding revenue multiples implied for Valera based both on the closing price of Valera common stock on December 8, 2006 and the implied per share value of the merger consideration. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Valera were based on internal estimates of Indevus’ management. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, as compared to corresponding multiples implied for Valera:

	Implied Multiples for Selected Companies								Implied Multiples for Valera
	Low		Mean		Median		High		Based on Closing Stock Price on 12/8/06		Based on Implied Per Share Value of Merger Consideration
Enterprise Value as Multiple of:
Revenue
Calendar year 2006	3.0	x	5.8	x	5.1	x	9.1	x	3.2	x	7.0	x
Calendar year 2007	2.4		4.2		4.3		5.7		3.0		6.4
Calendar year 2008	2.0		3.6		3.7		5.1		1.7		3.6

Selected Transactions Analysis

UBS reviewed transaction values in the following 10 selected transactions involving specialty pharmaceutical companies:

Acquiror	Target
• Stiefel Laboratories, Inc.	• Connetics Corporation
• Allergan, Inc.	• Inamed Corporation
• MGI Pharma, Inc.	• Guilford Pharmaceuticals Inc.
• Salix Pharmaceuticals, Ltd.	• InKine Pharmaceutical Company, Inc.
• Genzyme Corporation	• Bone Care International, Inc.
• Jazz Pharmaceuticals, Inc.	• Orphan Medical, Inc.
• Valeant Pharmaceuticals International	• Xcel Pharmaceuticals, Inc.
• Protein Design Labs, Inc.	• ESP Pharma, Inc.
• Bradley Pharmaceuticals, Inc.	• Bioglan Pharmaceuticals, Inc.
• Cephalon, Inc.	• CIMA LABS INC.

UBS reviewed transaction values in the selected transactions as a multiple of latest 12 months revenue. UBS then compared the latest 12 months revenue multiples derived from the selected transactions with the corresponding revenue multiple implied for Valera based on the implied per share value of the merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied low, mean, median and high multiples for the selected transactions, as compared to corresponding multiples implied for Valera:

	Implied Multiples for Selected Transactions								Implied Multiples for Valera Based on Merger Consideration
	Low		Mean		Median		High
Enterprise Value as Multiple of:
LTM Revenue	3.4	x	5.7	x	5.4	x	8.2	x	6.7	x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the unlevered, after-tax free cash flows that Valera could generate during the last nine months of fiscal year 2007 through the full fiscal year 2011 based on internal estimates of Indevus’ management after giving effect to the merger (inclusive of potential synergies) and potential net operating losses, or NOLs, expected by Indevus’ management to be utilized subject to statutory NOL carryover limitations. UBS calculated a range of terminal values by applying to Valera’s fiscal year 2011 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, terminal EBITDA multiples of 8.0x to 10.0x. The cash flows and terminal values were then discounted to present value using discount rates ranging from 17.5% to 22.5%. This analysis indicated the following implied per share equity reference range for Valera, as compared to the implied per share value of the merger consideration:

Implied Per Share Equity Reference Range for Valera	Implied Per Share Value of Merger Consideration
$8.54 - $13.06	$9.76

Indevus Financial Analyses

Selected Companies Analysis

UBS compared selected financial data and stock market data of Indevus with corresponding data of the following seven publicly traded biopharmaceutical companies:

•	Human Genome Sciences, Inc.

•	Idenix Pharmaceuticals, Inc.

•	Nuvelo, Inc.

•	Telik, Inc.

•	Theravance, Inc.

•	Onyx Pharmaceuticals, Inc.

•	Progenics Pharmaceuticals, Inc.

UBS reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2006, 2007 and 2008 estimated revenue. UBS then compared these multiples derived from the selected companies with corresponding revenue multiples implied for Indevus based on the closing price of Indevus common stock on December 8, 2006. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Indevus were based on internal estimates of Indevus’ management. This analysis indicated the following implied low, mean, median and high multiples for the selected companies, as compared to corresponding multiples implied for Indevus:

	Implied Multiples for Selected Companies								Implied Multiples for Indevus Based on Closing Stock Price on 12/8/06
	Low		Mean		Median		High
Enterprise Value as Multiple of:
Revenue
Calendar year 2006	3.9	x	6.9	x	6.9	x	9.9	x	9.1	x
Calendar year 2007	2.2		5.6		5.6		9.0		7.2
Calendar year 2008	1.8		5.7		5.4		9.3		6.3

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Indevus could generate during the last nine months of fiscal year 2007 through the full fiscal year 2011 based on internal estimates of Indevus’ management after giving effect to potential NOLs expected by Indevus’ management to be utilized. UBS calculated a range of terminal values by applying terminal revenue multiples of 5.5x to 7.5x to Indevus’ fiscal year 2011 estimated revenue. The cash flows and terminal values were then discounted to present value using discount rates ranging from 15.5% to 19.5%. This analysis indicated the following implied per share equity reference range for Indevus, as compared to the closing price of Indevus common stock on December 8, 2006:

Implied Per Share Equity Reference Range for Indevus	Closing Price of Indevus Common Stock on December 8, 2006
$6.50 - $9.82	$7.96

Accretion/Dilution Analysis

UBS analyzed the potential pro forma effect of the merger on Indevus’ estimated earnings per share, or EPS, for fiscal years 2007 through 2011 assuming all CSRs issuable in connection with the merger would be converted into the right to receive shares of Indevus common stock. Estimated financial data for Indevus and Valera were based on internal estimates of Indevus’ management. Based on the total number of shares of Indevus common stock issuable in the merger and pursuant to all CSRs and the closing price of Indevus common stock on December 8, 2006, this analysis indicated that the merger could be dilutive to Indevus’ estimated EPS during fiscal years 2007 and 2008 and could be accretive to Indevus’ estimated EPS during fiscal years 2009 through 2011. Actual results may vary from projected results and the variations may be material.

Miscellaneous

Under the terms of UBS’ engagement, Indevus has agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a portion of which was payable in connection with UBS’

opinion and a significant portion of which is contingent upon consummation of the merger. UBS also is currently providing, and will continue to provide following the consummation of the merger, general financial advisory services to Indevus, for which UBS will receive additional compensation upon the consummation of the merger. UBS in the past acted as a financial advisor to Valera in connection with the merger and waived the fees payable by Valera to UBS for such services. In the past, UBS also provided investment banking services to Indevus and Valera unrelated to the proposed merger, for which UBS received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Indevus and Valera and, accordingly, may at any time hold a long or short position in such securities.

Indevus selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with Indevus and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Valera’s Financial Advisor

Valera has retained Banc of America Securities as financial advisor to Valera in connection with the proposed merger. Banc of America Securities is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Valera selected Banc of America Securities as financial advisor in connection with the proposed merger based on its reputation, experience and familiarity with Valera and its businesses.

On December 11, 2006, at a meeting of Valera’s board of directors held to evaluate the merger, Banc of America Securities delivered to Valera’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 11, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the merger consideration to be received by the holders of Valera common stock (other than those holders who were entering into voting agreements in connection with the merger) was fair, from a financial point of view, to such holders.

The full text of the written opinion of Banc of America Securities to Valera’s board of directors, which sets forth, among other things the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus, and is incorporated into this joint proxy statement/prospectus by reference. Holders of Valera common stock are encouraged to, and should, read the opinion carefully and in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities’ opinion was provided to Valera’s board of directors for the benefit and use of Valera’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Valera common stock (other than those stockholders of Valera who have entered into voting agreements in connection with the merger). Banc of America Securities’ opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to Valera or Indevus stockholders on how to vote or act in connection with the merger.

For purposes of its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Valera and Indevus, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Valera and Indevus, respectively;

•

reviewed certain financial forecasts relating to Indevus prepared by the management of Indevus, referred to herein as the “Indevus forecasts” and certain financial forecasts relating to Indevus prepared by the management of Valera, referred to herein as the “Valera/Indevus forecasts,” and discussed with the management of Valera its assessments as to the relative likelihood of achieving the future financial results reflected in the Indevus forecasts and the Valera/Indevus forecasts;

•

reviewed certain financial forecasts relating to Valera prepared by the management of Valera under alternative business scenarios reflecting varying assumptions of such management as to the future financial performance of Valera;

•

reviewed and discussed with the managements of Valera and Indevus certain net operating losses relating to Valera and Indevus, the benefits of which are anticipated by the respective managements of Valera and Indevus to be utilized on a standalone basis;

•

discussed the past and current operations, financial condition and prospects of Valera with senior executives of Valera and discussed the past and current operations, financial condition and prospects of Indevus with senior executives of Valera and Indevus;

•	reviewed certain information prepared by the management of Valera relating to the relative financial contributions of Valera and Indevus to the combined company;

•	reviewed the reported prices and trading activity for Valera common stock and Indevus common stock;

•

compared the financial performance of Valera and Indevus and the prices and trading activity of Valera common stock and Indevus common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Valera and Indevus and their respective advisors;

•	reviewed the merger agreement and the forms of the contingent stock rights agreements;

•

considered the results of Banc of America Securities’ efforts to solicit, at the direction of Valera, indications of interest and proposals from third parties with respect to a possible acquisition of Valera and the fact that Valera held discussions with certain third parties with respect to a potential co-promotion arrangement with respect to certain of Valera’s products as an alternative to the merger; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information it reviewed. With respect to the Indevus forecasts and the Indevus net operating losses, Banc of America Securities assumed, upon the advice of Indevus, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Indevus as to the future financial performance of Indevus and other matters covered thereby. With respect to the Valera/Indevus forecasts, the Valera forecasts and the Valera net operating losses, Banc of America Securities assumed, at the direction of Valera, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Valera as to the future financial performance of Valera, Indevus and the other matters covered thereby and, based on the assessments of the management of Valera as to the relative likelihood of achieving the future financial results reflected in the Indevus forecasts and the Valera/Indevus forecasts, Banc of America Securities relied, at the direction of Valera, on the Valera/Indevus forecasts for purposes of its opinion. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Valera or Indevus, nor was Banc of America Securities furnished with any such valuation or appraisals. Banc of America Securities assumed, with the consent of Valera, that the merger will be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof. Banc of America Securities also assumed, with the consent of Valera, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger (other than the merger consideration to the extent specifically specified in its opinion) or related transactions, including, without limitation, the form or structure of the merger or the merger consideration. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to Valera or in which Valera might engage or as to whether any transaction might be more favorable to Valera as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of Valera’s board of Directors of Valera to proceed with or effect the merger. Furthermore, Banc of America Securities expressed no opinion as to what the value of Indevus common stock actually would be when issued in the merger or the prices at which Indevus common stock or Valera common stock would trade at any time. Except as described above, Valera imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses contained in the presentation that was delivered to Valera’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. For purposes of the financial analyses described below, Banc of America Securities utilized financial forecasts relating to Valera prepared by Valera’s management under two alternative business scenarios. The first scenario, referred to herein as the “Valera Base Case,” assumes that Valera will enter into a co-promotion arrangement with a third party with respect to Vantas, and the second scenario, referred to herein as the “No Vantas Co-Promote Case,” assumes that no co-promotion arrangement is entered into and Valera promotes Vantas without a partner. In addition, for purposes of the “Valera Financial Analyses” described below, Banc of America Securities calculated an implied per share value of Valera’s net operating losses of $0.48 in the case of the Valera Base Case and $0.46 in the case of the Valera No Vantas Co-Promote Case based on the present value of the tax savings anticipated by Valera’s management to result from the net operating losses and a discount rate of 14%. In the case of “Indevus Financial Analyses” described below, Banc of America Securities calculated an implied per share value of Indevus’ net operating losses of $0.71 based on the present value of the tax savings anticipated by Indevus’ management to result from the net operating losses and a discount rate of 14%. For purposes of the “Valera Financial Analyses”, “Up-Front Consideration” means the non-contingent consideration of $7.75 per share which is payable upon consummation of the merger and “Implied Total Consideration” means the non-contingent consideration plus the estimated present value of the CSRs based on the assessments of Valera’s management as to the timing and probability of achieving applicable milestones and utilizing a discount rate of 14% which totaled $9.81 per share.

Valera Financial Analyses

Analysis of Selected Public Companies

Banc of America Securities compared selected financial information for Valera with corresponding financial information for the following nine publicly traded companies in the specialty pharmaceuticals industry:

United Therapeutics Corp.	DepoMed Inc.
The Medicines Co.	MGI Pharma Inc.
Noven Pharmaceuticals Inc.	Pharmion Corp.
Auxilium Pharmaceuticals Inc.	ISTA Pharmaceuticals Inc.
Inspire Pharmaceuticals Inc.

Banc of America Securities reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value (based on closing stock prices on December 8, 2006) plus debt, less cash, as a multiple of calendar years 2007 and 2008 estimated revenue. Banc of America Securities also reviewed closing stock prices on December 8, 2006 of the selected companies as a multiple of calendar years 2007 and 2008 estimated earnings per share, commonly known as “EPS”. Banc of America Securities then applied a range of selected revenue multiples derived from the selected companies to Valera’s calendar years 2007 and 2008 revenue and applied a range of selected EPS multiples derived from the selected companies to Valera’s calendar years 2010 and 2011 estimated net income, which was discounted 3 and 4 years, respectively, utilizing a discount rate of 14%, in each case to derive implied per share equity reference ranges for Valera. The implied per share values for Valera’s net operating losses were then added to the resulting per share equity reference ranges. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Valera was based on internal estimates of Valera’s management. This analysis indicated the following implied per share equity reference ranges for Valera, as compared to the Up-Front Consideration of $7.75 per share and the Implied Total Consideration of $9.81 per share:

	Implied Per Share Equity Reference Ranges for Valera		Merger Consideration
	Valera Base Case	No Vantas Co-Promote Case	Up-Front Consideration	Implied Total Consideration
Enterprise Value as Multiple of:
Revenue	$6.50 - $11.50	$5.50 - $9.00	$7.75	$9.81

Equity Value as Multiple of:
2010 Net Income	$5.73 - $ 7.75	$4.77 - $ 6.42	$7.75	$9.81
2011 Net Income	$11.68 - $15.97	$7.86 - $10.72	$7.75	$9.81

No company or business used in this analysis is identical or directly comparable to Valera or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Valera was compared.

Analysis of Selected Precedent Transactions

Banc of America Securities reviewed enterprise and equity values in the following 13 selected transactions in the specialty pharmaceuticals industry:

Acquiror	Target
Cephalon Inc.	CIMA Labs, Inc.
QLT Inc.	Atrix Laboratories Inc.
Sponsor Group	Warner Chilcott Limited
Protein Design Labs Inc.	ESP Pharma Inc.
Valeant Pharmaceuticals International	Xcel Pharmaceuticals Inc.
Jazz Pharmaceuticals, Inc.	Orphan Medical, Inc.
Genzyme Corp.	Bone Care International Inc.
Salix Pharmaceuticals, Ltd.	InKine Pharmaceutical Company, Inc.
Bayer AG	Schering AG
Merck KGaA	Serono SA
Nycomed	ALTANA Pharma AG
Stiefel Laboratories, Inc.	Connetics Corporation
Abbott Laboratories	KOS Pharmaceuticals, Inc.

Banc of America Securities reviewed enterprise values in the selected transactions as a multiple of one-year forward revenue and equity values in the selected transactions as a multiple of one-year forward EPS. Banc of America Securities then applied a range of selected revenue multiples derived from the selected transactions to Valera’s calendar year 2007 revenue and a range of selected EPS multiples derived from the selected transactions to Valera’s calendar year 2010 net income which was discounted three years utilizing a discount rate of 14%, in each case to derive implied per share equity reference ranges for Valera. The implied per share values for Valera’s net operating losses were then added to the resulting per share equity reference ranges. Estimated financial data for the selected transactions were based on publicly available information at the time of announcement of the applicable transaction. Estimated financial data for Valera was based on estimates of Valera’s management. This analysis indicated the following implied per share equity reference ranges for Valera, as compared to the Up-Front Consideration of $7.75 per share and the Implied Total Consideration of $9.81 per share:

	Implied Per Share Equity Reference Ranges for Valera		Merger Consideration
	Valera Base Case	No Vantas Co-Promote Case	Up-Front Consideration	Implied Total Consideration
Enterprise Value as Multiple of:
1 Year Forward Revenue	$7.96 - $10.56	$6.34 - $8.27	$7.75	$9.81

Equity Value as Multiple of:
One Year Forward Net Income	$7.25 - $ 9.01	$6.00 - $7.44	$7.75	$9.81

No transaction, company or business used in this analysis is identical or directly comparable to Indevus or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Indevus and the merger were compared.

Discounted Cash Flow Analysis

Banc of America Securities performed a discounted cash flow analysis of Valera to calculate the estimated present value as of December 31, 2006 of the stand-alone unlevered, after-tax free cash flows that Valera could generate over fiscal years 2007 through 2011 based on internal estimates of Valera’s management. Banc of

America Securities calculated a range of terminal values by applying a range of earnings before income, taxes, depreciation and amortization, commonly referred to as EBITDA, multiples of 10.0x to 14.0x to Valera’s fiscal year 2011 estimated EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 13% to 15%. This analysis indicated the following implied per share equity reference ranges for Valera after taking into account the implied per share value of Valera’s net operating losses, as compared to the Up-Front Consideration of $7.75 per share and the Implied Total Consideration of $9.81 per share:

Implied Per Share Equity Reference Ranges for Valera		Merger Consideration
Valera Base Case	No Vantas Co-Promote Case	Up-Front Consideration	Implied Total Consideration
$8.81 - $12.81	$6.24 - $8.99	$7.75	$9.81

Indevus Financial Analyses

Analysis of Selected Public Companies

Banc of America Securities compared selected financial information for Indevus with corresponding financial data for the following nine selected publicly traded companies in the specialty pharmaceuticals industry:

United Therapeutics Corp.	Cephalon Inc.
The Medicines Co.	MGI Pharma Inc.
Medicis Pharmaceutical Corp.	Pharmion Corp.
Sepracor, Inc.	Endo Pharmaceuticals Holdings Inc.
Cubist Pharmaceuticals Inc.

Banc of America Securities reviewed, among other things, closing stock prices on December 8, 2006 of the selected companies as a multiple of calendar years 2007 and 2008 estimated EPS. Banc of America Securities then applied a range of selected EPS multiples derived from the selected companies to Indevus’ fiscal years 2012 and 2013 estimated net income which were discounted 4.75 and 5.75 years, respectively, utilizing a discount rate of 14% to derive implied per share equity reference ranges for Indevus. The implied per share value for Indevus’ net operating losses was then added to the resulting per share equity reference ranges. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Indevus were based on internal estimates of Valera’s management. This indicated the following implied per share equity reference range for Indevus, as compared to the 25-day average closing price of Indevus common stock on December 8, 2006 as well as the per share value of Indevus common stock implied by the low and high end of the collar based on the 25-day average closing price of Indevus common stock on December 8, 2006:

	Implied Per Share Equity Reference Range for Indevus	Low End of Collar Based on Closing Price of Indevus Common Stock on 12/8/06	25-Day Average Closing Price of Indevus Common Stock on 12/8/06	High End of Collar Based on Closing Price of Indevus Common Stock on 12/8/06
Equity Value as Multiple of:
2012 Net Income	$5.37 - $7.10	$6.55	$7.28	$8.01
2013 Net Income	$5.90 - $7.81	$6.55	$7.28	$8.01

No company or business used in this analysis is identical or directly comparable to Valera or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which Valera was compared.

Discounted Cash Flow Analysis

Banc of America Securities performed a discounted cash flow analysis of Indevus to calculate the estimated present value as of December 31, 2006 of the stand-alone unlevered, after-tax free cash flows that Indevus could generate over fiscal years 2007 through 2013 based on internal estimates for Indevus prepared by Valera’s management. Banc of America Securities calculated a range of terminal values by applying a range of EBITDA multiples of 10.0x to 14.0x to Indevus’ fiscal year 2013 estimated EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 13% to 15%. This analysis indicated the following implied per share equity reference ranges for Indevus after taking into account the implied per share value of Indevus’ net operating losses, as compared to the 25-day average closing price of Indevus common stock on December 8, 2006 as well as the per share value of Indevus common stock implied by the low and high end of the collar based on the 25-day average closing price of Indevus common stock on December 8, 2006:

Implied Per Share Equity Reference Range for Indevus	Low End of Collar Based on the Average Closing Price of Indevus Common Stock	25-Day Average Closing Price of Indevus Common Stock Prior to 12/8/06	High End of Collar Based on the Average Closing Price of Indevus Common Stock
$4.76 - $6.90	$6.55	$7.28	$8.01

Other Factors

In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

•

the implied exchange ratios based on average of the closing prices of Valera common stock and Indevus common stock for one-week, one-month, two-month, three-month and six-month period prior to December 8, 2006;

•	the implied exchange ratios based on the implied per share equity reference ranges derived for Valera and Indevus in the financial analyses described above;

•

relative contributions of Valera and Indevus to the combined company’s estimated net income, revenue and EBITDA for the fiscal year 2011 based on internal forecasts for Valera and Indevus prepared by Valera’s management; and

•

historical trading prices and trading volumes of Valera common stock since the initial public offering of Valera common stock on February 2, 2006 and historical trading prices and trading volumes of Indevus common stock during the 12-month period ended December 8, 2006.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Valera’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond Valera’s control. The estimates of the future performance of Valera and Indevus provided by Valera’s and Indevus’ respective managements in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness of the merger consideration from a financial point of view, and were provided to Valera’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of Valera.

The type and amount of consideration payable in the merger were determined through negotiations between Valera and Indevus, rather than by any financial advisor, and were approved by Valera’s board of directors. The decision to enter into the merger agreement was solely that of Valera’s board of directors. As described above, Banc of America Securities’ opinion and the financial analyses described above were only one of a number of factors considered by Valera’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Valera’s board of directors or its management with respect to the merger or the type and amount of consideration payable in the merger.

Pursuant to the engagement letter between Banc of America Securities and Valera, Valera has agreed to pay Banc of America Securities for its services in connection with the merger an aggregate fee of approximately $1,500,000, a portion of which was payable in connection with the rendering of Banc of America Securities’ opinion and the remaining portion of which is payable upon consummation of the merger. Valera also has agreed to reimburse Banc of America Securities for its reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ legal counsel, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates have provided and may in the future provide financial advisory and financing services to Valera and Indevus and have received or may in the future receive fees for the rendering of these services, including having acted as joint book-running manager to Valera in connection with its initial public offering. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of Valera and Indevus for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Additional Interests of Valera Directors and Executive Officers in the Merger

In considering the recommendation of Valera’s board of directors, Valera stockholders should be aware of the interests that certain Valera executive officers and directors may have in the merger that may be different from, or in addition to, their interests as Valera stockholders generally. These interests include:

•

severance and other payments and benefits to certain executive officers of Valera pursuant to existing change in control and employment agreements with Valera and a consulting arrangement between Dr. David S. Tierney, Valera’s President and Chief Executive Officer, and Indevus during a transition period after the completion of the merger;

•	share issuances to Valera executive officers and directors in consideration of the cancellation of all options to purchase Valera common stock in connection with the merger;

•

employment agreements expected to be entered into between Indevus and certain officers of Valera, and, in the case of James C. Gale, Valera’s chairman of the board, an expected membership on Indevus’ board of directors;

•	rights to continued director and executive officer indemnification and insurance coverage by Indevus after the merger for acts or omissions that occurred before the merger;

•

registration rights covering the shares of Indevus common stock acquired by SMH (and affiliated entities; James C. Gale, Valera’s chairman of the board, is the chief investment officer of these SMH affiliated entities) in connection with the merger for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger; and

•	severance payments to another officer of Valera pursuant to the Severance Pay Plan established by Indevus in connection with the merger.

As a result, the directors and executive officers of Valera may be more likely to recommend approval of the merger proposal than if they did not have these interests. The Valera board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to declare the merger and the other transactions contemplated by the merger agreement advisable, to adopt the merger agreement and to recommend that Valera’s stockholders vote in favor of adopting the merger agreement.

Severance Payments under Existing Agreements and the Consulting Arrangement

Agreements with David S. Tierney, M.D.

Valera entered into an Amended and Restated Executive Employment Agreement (the “Employee Agreement”), as amended, with David S. Tierney, M.D., Valera’s President and Chief Executive Officer for which severance payments will be made as a result of the merger. Under the Employee Agreement, if, among other reasons, a “change in control” occurs, Dr. Tierney will continue to receive his then current base salary for the 24-month period following the date of the change in control and will receive a bonus equal to two times the highest annual bonus received by him during the three most recently completed fiscal years of Valera. The estimated payment to be made to Dr. Tierney in connection with the change in control provisions of the Employment Agreement as a result of the merger is expected to be $935,000. This estimated amount includes base salary and bonus but does not reflect regular bonus payments earned but not paid and accrued vacation earned but not taken. Under the Employee Agreement, all payments to Dr. Tierney in connection with a change in control are subject to reduction to the extent that the reduction would avoid the imposition of certain “golden parachute” excise taxes and thereby increase Dr. Tierney’s net after-tax proceeds.

Under the Employee Agreement, Dr. Tierney will be paid an annual base salary of $350,000 and will be eligible to participate in any annual bonus program established by Valera’s board of directors and benefit plans and programs that are generally available to other employees of Valera. Valera’s board of directors (excluding Dr. Tierney if he is a director) will review the performance of Dr. Tierney annually and make appropriate adjustments to Dr. Tierney’s base salary.

In addition, Indevus has entered into a short-term consulting arrangement with Dr. David S. Tierney pursuant to which Dr. Tierney will consult on European approvals and general corporate matters for the one-month period following the closing of the merger in exchange for a consulting fee equal to one month of Dr. Tierney’s annual base salary for Valera, as then in effect at the time of the closing, with reimbursement for approved expenses.

Change in Control Agreements with other Executive Officers

Valera has entered into change in control agreements, as amended, with the following executive officers for which severance payments will be made as a result of the merger: Andrew Drechsler, Jeremy Middleton, and Matthew Rue. The estimated severance payments that would be made to each of the executives in connection with a qualifying termination of employment pursuant to their change in control agreements as a result of the merger are as follows:

Name	Estimated Amount
Andrew Drechsler	$640,000
Jeremy Middleton	$275,000
Matthew Rue	$265,000

These estimated amounts include base salary, bonus and health benefits if applicable but do not reflect regular bonus payments earned but not paid and accrued vacation earned but not taken.

Under the agreements, if, among other reasons, a “change in control” (as defined in the agreements to include the merger) occurs, then the executive will be entitled to a severance payment equal to the sum of his or her annual base salary and “bonus amount”, except that in the case of Mr. Drechsler, the severance payment will be equal to the product of two times the sum of his then current base salary and the bonus amount. “Bonus amount” is defined in the agreements as the executive’s target annual bonus or, after the first anniversary of the date the agreement was entered into, the highest annual bonus received by the executive during the past three years (or such lesser number of years the executive was employed by Valera). The agreements also provide for payment of any unpaid bonus earned with respect to the year ended prior to the date the executive’s employment terminated and the waiver of any applicable COBRA premiums for the executive (and, if applicable, his or her spouse and dependents) for a period commensurate with the period covered by the severance payment. Under the agreements, all payments to an executive in connection with a change in control are subject to reduction to the extent that the reduction would avoid the imposition of certain “golden parachute” excise taxes and thereby increase the executive’s net after-tax proceeds. Payment of benefits is conditioned upon execution by the executive of a release and the executives are subject to confidentiality and proprietary information covenants following cessation of employment.

Valera has similar agreements with Petr F. Kuzma and Kevin Pelin except that neither executive is expected to receive severance payments as a result of the merger because each is expected to be employed by Indevus following the merger. See “Employment Agreements with Indevus”.

Equity Compensation Awards

The merger agreement provides that upon completion of the merger, each compensatory Valera stock option, including those held by Valera’s executive officers and directors, will be cancelled in consideration of receipt of Indevus common stock (and cash in lieu of fractional shares) and/or, upon election, Indevus’ unfunded and unsecured promise to issue, in the future, the number of shares of Indevus common stock that would have been issuable had option holders received CSRs.

The following table shows the number of shares of Indevus common stock to be received relating to such cancelled options in connection with the merger, including all potential future issuances of Indevus common stock pursuant to the merger agreement, and the value of such shares of Indevus common stock, based on Valera equity compensation awards held by Valera’s executive officers and directors as of March 1, 2007. In determining the amounts shown on this table, Valera has used the unaudited pro forma condensed consolidated financial statements contained in this joint proxy statement/prospectus, including an assumed exchange ratio for the merger of 1.1687, an assumed volume weighted average trading price of Indevus common stock used to derive the exchange ratio of $6.63, which incorporates the average trading price of Indevus common stock for the 25 trading days ending five trading days prior to March 1, 2007 (a date selected by Indevus’ management to estimate the preliminary purchase price for the purpose of filing the registration statement of which this joint proxy statement/prospectus is a part), and an assumed fair value of $6.76 for the Indevus common stock based on the closing price of the common stock on March 1, 2007.

Name	Number of Options to be Cancelled	Number of Shares to be Received	Value of Shares to be Received
Executive Officers:
David S. Tierney, M.D.	502,500	589,083	$3,982,201
Andrew T. Drechsler	109,166	10,180	$68,817
Petr F. Kuzma	93,334	107,089	$723,922
Jeremy D. Middleton	40,000	14,479	$97,878
Matthew L. Rue, III	136,666	151,959	$1,027,243

Directors:
James C. Gale (1)	20,833	19,304	$130,495
David R. Dantzker, M.D.	22,500	21,379	$144,522
Jerome Feldman	15,000	12,046	$81,431
Hubert Huckel, M.D.	11,458	7,639	$51,640
Jeffrey M. Krauss (2)	22,500	21,379	$144,522
Ogden R. Reid	22,500	21,379	$144,522
Howard Silverman	22,500	21,379	$144,522
John T. Spitznagel	36,666	39,006	$263,681

(1)	Includes options held by SMH Hydro Med, LLC, SMH Hydro Med II, LLC, SMH Valera, LLC, Corporate Opportunities Fund, L.P., by Corporate Opportunities Fund (Institutional), L.P., Life Sciences Opportunities Fund, L.P., Life Sciences Opportunities Fund (Institutional), L.P., each an affiliate of Sanders Morris Harris, Inc. Mr. Gale has sole voting and dispositive power over the options held by Sanders Morris Harris Inc.
(2)	Represents options held by Psilos Group. Mr. Krauss is a managing director of Psilos Group.

Employment Agreements with Indevus

Employment Agreement with Petr Kuzma. Indevus and Petr Kuzma have executed an offer letter relating to a position as Indevus’ Senior Vice President, Research & Development, subject to the successful completion of the merger. This conditional offer covers a two-year term of employment with Indevus, commencing at the time the merger closes and at the expiration of such term, Indevus would provide Mr. Kuzma with a one-year consulting arrangement. The estimated base salary to be paid to Mr. Kuzma is expected to be $230,000 per year and Mr. Kuzma would also be eligible to an annual bonus of up to 30% percent of his base salary if specified corporate and personal performance goals are met for each year. Mr. Kuzma would receive a retention bonus, equal to one twelfth of his base salary, which would be payable three months following the closing date of the merger provided that Mr. Kuzma remains an employee in good standing and in continuous service with Indevus through such payment date. In addition, subject to approval of the Indevus board of directors, pursuant to the terms of the offer Mr. Kuzma would be granted an option to purchase 150,000 shares of Indevus’ common stock with an exercise price equal to the closing price of the common stock on the date of grant. Such stock option will vest and become exercisable with respect to 25% of the shares after the end of one year of employment, and

6.25% of the shares will vest and become exercisable on the last day of each of the next 12 calendar quarters thereafter provided Mr. Kuzma remains an Indevus employee.

Employment Agreement with Kevin Pelin. Indevus and Kevin Pelin, an executive officer of Valera, have executed an offer letter relating to a position as Indevus’ Senior Vice President, Operations and General Manager, subject to the successful completion of the merger. The estimated base salary to be paid to Mr. Pelin is expected to be $230,000 per year and Mr. Pelin would also be eligible to an annual bonus of up to 30% percent of his base salary if specified corporate and personal performance goals are met for each year. Mr. Pelin would receive a retention bonus, equal to one twelfth of his base salary, which would be payable three months following the closing date of the merger provided that Mr. Pelin remains an employee in good standing and in continuous service with Indevus through such payment date. In addition, subject to approval of the Indevus board of directors, pursuant to the terms of the offer Mr. Pelin would be granted an option to purchase 150,000 shares of Indevus’ common stock with an exercise price equal to the closing price of the common stock on the date of grant. Such stock option will vest and become exercisable with respect to 25% of the shares after the end of one year of employment, and 6.25% of the shares will vest and become exercisable on the last day of each of the next 12 calendar quarters thereafter provided Mr. Pelin remains an Indevus employee.

Indemnification and Directors’ and Officers’ Insurance

Valera’s directors and officers will have the right under the merger agreement to continued indemnification and insurance coverage for acts and omissions occurring prior to the merger. See “The Merger Agreement—Covenants and Agreements—Indemnification” below.

Registration Rights

Indevus has agreed to provide registration rights covering the shares of Indevus common stock acquired by SMH (and affiliated entities; James C. Gale, Valera’s chairman of the board, is the chief investment officer of those SMH affiliated entities) in connection with the merger for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger.

Severance Pay Plan

In connection with the execution of the merger agreement, Indevus also adopted a Severance Pay Plan for certain Valera employees, including Richard Caulfield, an executive officer of Valera. The value of Mr. Caulfield’s severance and benefits under the Severance Plan is $107,949. The purpose of the Severance Pay Plan is to provide payments on a discretionary basis to employees of Valera whose employment is terminated as the result of a change of control of Valera, such as the merger. In essence, benefits under the Severance Pay Plan are intended to be supplemental unemployment benefits.

All regular, active, full-time employees of Valera are eligible participants under the Severance Pay Plan, other than:

•	any employee party to any written agreement or offer letter providing cash severance benefits for any termination of employment otherwise covered by the Severance Pay Plan;

•	temporary employees;

•	any individual characterized by Valera as an independent contractor; and

•	any other individual who is not treated by Valera as an employee for purposes of withholding federal income taxes.

To receive a severance payment under the Severance Pay Plan, an eligible participant must:

•	be terminated in connection with a change of control of Valera, such as the merger; and

•

sign and not revoke a release discharging Valera and all affiliated persons and entities from any claims, demands and causes of action (other than claims relating to vested benefits under Valera benefit plans).

Eligible participants will not receive severance payments under the Severance Pay Plan if:

•	they voluntarily resign from Valera, including in connection with retirement;

•	they are terminated in connection with a change of control of Valera, but are offered a comparable job with Valera or any successor and refuse the job;

•	they are terminated in connection with a change of control of Valera, and are offered and accept a non-comparable job with Valera or any successor;

•

they are discharged involuntarily for job performance problems, violations of Valera rules, or for “cause,” as defined in the Severance Pay Plan, or if after they are terminated, Valera discovers that they had engaged in conduct that constitutes “cause” during or after their employment with Valera;

•	they are covered by a collective bargaining agreement; or

•	they leave under circumstances other than those specified above for eligible participants.

Determination of the severance benefit payable to any eligible employee under the Severance Pay Plan is based upon years of service and such other factors determined to be relevant by Valera in its sole discretion. In the absence of any other determination, the amount of severance pay will be determined as follows:

•	if the eligible employee’s official title is below manager, they will receive severance pay equal to twelve weeks of their weekly base pay;

•	if the eligible employee’s official title is manager or above, they will receive sixteen weeks of their weekly base pay; and

•

notwithstanding the eligible employee’s title, if they have completed five or more years of service with Valera, they will receive severance pay equal to four weeks of their weekly base pay in addition to the severance pay to which they are entitled under the first two bullets above.

Directors and Management of Indevus Following the Merger

Board of Directors

James C. Gale, chairman of the board of directors of Valera and chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of Sanders Morris Harris, has been nominated for election to Indevus’ board of directors at Indevus’ annual and special meeting. Otherwise, the composition of the board of directors of Indevus will continue unchanged by the merger. Information regarding nominees for election to Indevus’ board of directors can be found in the section entitled “Proposal #2—Election of Directors” beginning on page 224.

Executive Officers

Indevus’ executive officers will not change as a result of the transaction. Information about Indevus’ executive officers, including biographical information, executive compensation and relationships and related transactions between Indevus and its management, can be found in the section entitled “Proposal #2—Election of Directors” beginning on page 224.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to Valera stockholders who exchange their shares of Valera common stock for shares of Indevus common stock and CSRs in the merger. This discussion addresses only Valera stockholders who are U.S. Holders (as defined below) and hold Valera common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Valera stockholder in light of that stockholder’s individual circumstances or to a Valera stockholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a stockholder who is not a U.S. Holder;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a stockholder who holds Valera common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a stockholder who exercises dissenters’ rights; and

•	a stockholder who acquired his or her shares of Valera common stock pursuant to the exercise of employee stock options or otherwise as compensation.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, or IRS, and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

Valera stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign income and other tax laws.

For purposes of this discussion, “U.S. Holder” refers to a beneficial holder of Valera common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (y) that was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Valera common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of that partnership. If a U.S. Holder is a partner of a partnership holding that common stock, the holder should consult its tax advisor regarding the tax consequences of the merger.

It is a condition to the completion of the merger that Indevus receive a written opinion from its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and that Valera receive a written opinion from its counsel, Pepper Hamilton LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Indevus nor Valera intends to waive this closing condition. In the event that either Indevus or Valera waives receipt of such opinion from its counsel, however, the waiving company will again solicit the approval of its stockholders after providing appropriate disclosure. The opinions will rely on certain assumptions as well as representations made by Indevus, Hayden Merger Sub, Inc. and Valera. If any of those assumptions or representations are inaccurate, counsel may not be able to render the required opinions, or the opinions could become invalid as a result, and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the

IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

TAX CONSEQUENCES TO VALERA STOCKHOLDERS

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following are the material U.S. federal income tax consequences of the merger to Valera stockholders:

Exchange of Valera Common Stock for Indevus Common Stock and CSRs

Except as discussed below with respect to the receipt of cash in lieu of fractional shares and any portion of additional shares of Indevus common stock received pursuant to the CSRs that is treated as imputed interest, Valera’s stockholders will not recognize gain or loss for U.S. federal income tax purposes on their receipt of Indevus common stock or the CSRs in exchange for their Valera common stock in the merger.

Basis and Holding Period of Merger Consideration

The aggregate tax basis of the Indevus common stock and the CSRs received by a Valera stockholder pursuant to the merger will be the same as the aggregate tax basis of the Valera stockholder’s surrendered common stock exchanged therefor, reduced by the tax basis allocable to any fractional share of Indevus common stock received. The tax basis will be allocated among the CSRs and the Indevus common stock as though the Valera stockholder received the maximum number of shares that can be issued under the CSRs.

An adjustment to the basis in the Indevus common stock received and the CSRs should be made once it becomes known how many shares (if any) the holders of the CSRs are entitled to receive. It is unclear how this adjustment should be made, particularly if a Valera stockholder no longer retains all the Indevus common stock or CSRs received in the merger. The IRS has not issued guidelines on how a stockholder should make this adjustment. A Valera stockholder could recalculate its basis in any remaining Indevus common stock or additional Indevus common stock received from the CSRs without recalculating the basis that had been allocated to any disposed merger consideration. Alternatively, a Valera stockholder could recalculate its basis in all of its Indevus common stock, including additional Indevus common stock received from the CSRs, and CSRs, even if the stockholder has disposed of some of its Indevus common stock. Each Valera stockholder should consult its own tax advisor as to the allocation of its tax basis among the Indevus common stock and the CSRs.

The holding period of the Indevus common stock and the CSRs in the hands of a Valera stockholder will include the holding period of the Valera stockholder’s common stock exchanged for the Indevus common stock and the CSRs pursuant to the merger.

Cash in Lieu of Fractional Shares

A Valera stockholder who receives cash instead of a fractional share of Indevus common stock in the merger will be treated as having received the fractional share in the merger and then as having received the cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of the cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share. Any such capital gain or loss will be a long-term capital gain or loss if the Valera common stock exchanged for the fractional share of Indevus common stock was held for more than one year at the time of the merger.

Conversion of the CSRs

Upon the conversion of CSRs for shares of Indevus common stock:

•

no gain or loss would be recognized, except with respect to cash received in lieu of a fractional share and, as described below, any portion of the Indevus shares received pursuant to the CSRs that is treated as imputed interest will be taxed as ordinary interest income;

•

the tax basis in the Indevus common stock received on conversion will be determined initially as set forth above under the section titled “Basis and Holding Period of Merger Consideration,” and will be reduced by any basis allocable to any fractional share and increased by the portion of such stock treated as imputed interest; and

•

the holding period of the Indevus common stock received will include the holding period of the CSR, except that the portion of the additional shares of Indevus common stock received pursuant to the CSRs which represents the receipt of imputed interest, as described below, will begin a new holding period upon receipt of such additional shares.

When you sell or otherwise dispose of your shares of Indevus common stock received in the merger or upon conversion of the CSRs, you will generally recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your tax basis in the shares. Individuals are generally entitled to a reduced rate of tax on capital gains with respect to property held for more than one year.

Imputed Interest on Additional Shares Received Pursuant to the CSRs

Under current law the deferred receipt of additional shares in a reorganization, such as those to be received pursuant to the CSRs, requires that a portion of the additional shares be treated as interest income. Where there is no express provision for interest, as is the case here, under the current regulations interest may be imputed under Section 483 of the Code. Thus, if additional shares become payable more than one year after the merger, a portion of any shares payable more than six months after the date of the merger will constitute ordinary interest income. The amount of such interest income will be calculated by taking the fair market value of any additional shares issued and discounting such amount from the date of issuance back to the time of the merger using the imputed interest rate under the Code. The imputed interest rate will be the “applicable federal rate” provided under Section 1274(d) of the Code as of the time of the merger. Thus, the longer the period of time until the additional shares are received, the greater the proportion of such shares that will be treated as ordinary interest income. Each additional share received will be deemed to represent its pro rata share of the interest income. Upon the issuance of any additional shares, Indevus will report to the recipient and to the IRS the amount of such interest income as required by the Code.

Reporting Requirements

A Valera stockholder will be required to retain records pertaining to the merger and may be required to file with such Valera stockholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. MOREOVER, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER AND DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of Valera by Indevus under the purchase method of accounting under U.S. GAAP. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Indevus issued after consummation of the merger will reflect only the operations of Valera after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Valera.

All unaudited pro forma financial information contained in this document has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of Valera’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining Valera into Indevus. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net fair value of the assets and liabilities of Valera as compared to the unaudited pro forma information included in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Matters Related to the Merger

Indevus and Valera are not aware of any material governmental or regulatory requirements that must be complied with regarding the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and compliance with applicable provisions of Delaware law.

Merger Fees, Costs and Expenses

Indevus and Valera will each bear one-half of the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and otherwise, generally, will bear their own expenses related to the merger. However, under certain circumstances, one party may be required to reimburse up to $3.0 million of the expenses of the other party, and, under other circumstances, one party may be required to pay the other party a termination fee. See the section entitled “The Merger Agreement—Covenants and Agreements—Fees and Expenses” below.

Appraisal Rights for Valera Stockholders

Under Delaware law, Valera stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Valera common stock, as determined by the Delaware Chancery Court. Valera stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Valera will require strict compliance with these statutory procedures. A copy of Section 262 is included as Annex H to this joint proxy statement/prospectus.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If a Valera stockholder wishes to consider exercising its appraisal rights, the Valera stockholder should carefully review the full text of Section 262 contained in Annex H because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

Section 262 requires that stockholders of record on the record date be notified not less than 20 days before the special meeting to vote on the merger for which dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes Valera’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If a Valera stockholder elects to demand appraisal of its shares, the following conditions must be satisfied:

1. The stockholder must deliver to Valera a written demand for appraisal of its shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

2. The stockholder must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of the stockholder’s appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If a Valera stockholder fails to comply with either of these conditions, and the merger is completed, the stockholder will be entitled to receive the shares of Indevus common stock, CSRs and cash in lieu of fractional shares for its shares of Valera common stock as provided for in the merger agreement, but will have no appraisal rights with respect to its shares of Valera common stock.

All demands for appraisal should be addressed to Valera Pharmaceuticals, Inc., 7 Clarke Drive, Cranbury, NJ 08512, Attention: Corporate Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Valera common stock. The demand must reasonably inform Valera of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Valera common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for one or more stockholders of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If a Valera stockholder holds its shares of Valera common stock in a brokerage or bank account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with its broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each Valera stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of Indevus common stock and contingent stock rights specified by the merger agreement for his or her shares of Valera common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Valera common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of Valera common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. You also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in the merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of Indevus common stock and contingent stock rights for his or her shares of Valera common stock pursuant to the merger agreement. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, Valera stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of any appraisal rights.

Resale of Indevus Common Stock Issued in Connection with the Merger; Affiliate Agreements

The shares of Indevus common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Valera or Indevus at the time of its meeting. This joint proxy statement/prospectus does not cover resales of Indevus common stock issued in the merger by affiliates of Valera or Indevus. Valera has agreed to use reasonable efforts to cause each affiliate of Valera to execute an agreement whereby they agree not to transfer any shares of Indevus common stock received in the merger except in compliance with the Securities Act. Indevus has agreed to register the shares of Indevus common stock acquired by Sanders Morris Harris, Inc. (and affiliated entities) in connection with the merger for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements—Affiliate Agreements” on page 124.

Delisting and Deregistration of Valera Common Stock Following the Merger

When the merger is completed, the Valera common stock currently listed on The Nasdaq Global Market will be delisted from The Nasdaq Global Market and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is included in this joint proxy statement/prospectus as Annex A and which we incorporate by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety because this document is the legal document governing the proposed merger.

The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Indevus or Valera. That kind of information can be found elsewhere in this joint proxy statement/prospectus and in the documents incorporated herein by reference. The merger agreement contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Only the parties themselves may enforce and rely on the terms of the merger agreement. As stockholders, you are not third party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Indevus, Valera, Hayden Merger Sub, Inc. or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

The Merger

Generally

Upon the terms and subject to the conditions set forth in the merger agreement, Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Indevus, which was formed for the sole purpose of effectuating the merger and which we refer to as Merger Sub, will be merged with and into Valera. As a result of the merger, Merger Sub’s corporate existence will cease and Valera will be the surviving corporation and will become a wholly-owned subsidiary of Indevus. Each issued and outstanding share of common stock of Merger Sub will be converted into one fully paid and non-assessable share of the surviving corporation. The separate corporate existence of Valera will continue unaffected by the merger, except as set forth in the merger agreement. The name of the surviving corporation initially will be Valera Pharmaceuticals, Inc.

Certificate of Incorporation and Bylaws of Surviving Corporation

The certificate of incorporation and bylaws of Valera in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation until thereafter changed or amended under applicable law.

Directors and Officers of the Surviving Corporation after the Merger

The directors of the surviving corporation will be the directors of Merger Sub immediately prior to the closing of the merger until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be. The initial officers of the surviving corporation will be the officers of Valera immediately prior to the closing of the merger until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

Closing and Effectiveness of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the third business day after all closing conditions have been satisfied or waived, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036. The merger will become effective when we file a certificate of merger with the Delaware Secretary of State, unless we agree to a later time for the completion of the merger and specify that time in the certificate of merger. See “—Conditions to Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to the closing.

We currently expect that the merger will be completed in the second calendar quarter of 2007 shortly after the occurrence of the Indevus and Valera stockholder meetings. However, because completion of the merger is subject to regulatory approvals and other conditions, neither Indevus nor Valera can assure you when or if the merger will occur.

Merger Consideration

Exchange Ratio and Conversion of Valera Common Stock

At the effective time of the merger, each then-outstanding share of Valera common stock (excluding shares for which dissenters’ rights have been properly exercised) will be converted into the right to receive Indevus common stock according to an exchange ratio (described below) and three contingent stock rights (see “—Contingent Stock Rights” below).

The merger agreement provides that, at the effective time of the merger:

•

Each share of Valera common stock issued and outstanding immediately prior to the merger will be automatically canceled and will cease to exist, and will automatically be converted into the right to receive a number of shares of Indevus common stock based on an exchange ratio determined prior to the Valera stockholders’ meeting. This exchange ratio will be determined by dividing $7.75 by the volume weighted average of the closing prices of Indevus common stock, which we refer to as the Indevus Common Stock Value, as reported by The Nasdaq Global Market during the 25 trading days ending five trading days prior to the date of the Valera stockholders’ meeting. The exchange ratio is subject to a collar and will range from a minimum of 0.9626 to a maximum of 1.1766 of a share of Indevus common stock for each share of Valera common stock, as follows:

•

if the Indevus Common Stock Value is $6.59 or more but not greater than $8.05, then the exchange ratio will be determined by dividing $7.75 by the Indevus Common Stock Value (and will be calculated to the nearest one ten-thousandth share of Indevus common stock);

•	if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be fixed at 1.1766 shares of Indevus common stock for each share of Valera common stock; and

•	if the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be fixed at 0.9626 of a share of Indevus common stock for each share of Valera common stock.

Contingent Stock Rights

In addition to the shares of Indevus common stock as provided above, and subject to the terms and conditions set forth in contingent stock rights agreements to be entered into between Indevus and a rights agent, for each share of Valera common stock Valera stockholders also will receive three contingent stock rights, which we refer to as CSRs. Each CSR relates to one of three Valera products in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant). See the section entitled “The Contingent Stock Rights Agreements” beginning on page 132 for a description of the material terms of the CSRs and the forms of contingent stock rights agreements to be entered into.

Upon the achievement of the applicable milestones—approval of the particular product by the U.S. Food and Drug Administration, or the FDA, and, in the case of Supprelin-LA, Indevus possessing a specified amount of inventory of commercially saleable units—the CSRs relating to Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) will become convertible into $1.00, $1.00 and $1.50, respectively, worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock as reported by Nasdaq for the ten trading days ending three trading days prior to achieving the applicable milestone or milestones. If the applicable milestone or milestones are not achieved within three years of completing the merger in the case of Supprelin-LA and within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will expire and no shares of Indevus common stock will be issued in connection with those CSRs.

Additionally, the aggregate amount of Indevus common stock to be issued pursuant to the CSRs is subject to a limit and may not exceed the number of shares of Indevus common stock issued as part of the merger consideration provided at the effective time of the merger.

No Fractional Shares

Indevus will not issue any fractional shares of its common stock in the merger. Each holder of Valera common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of Indevus common stock will receive an amount of cash, without interest, determined by multiplying the fractional share interest by the Indevus Common Stock Value.

Treatment of Valera Options

Upon the closing of the merger, each outstanding option to purchase shares of Valera common stock will be cancelled in exchange for the right to receive the following consideration:

•	Option holders that consent to the proposed treatment of Valera options will receive the following with respect to each share of Valera common stock underlying the option:

•

Options with a per share exercise price below $7.75 will receive (i) at closing, a number of shares of Indevus common stock equal to (x) the excess of $7.75 over the per share exercise price of the option divided by (y) the Indevus Common Stock Value (but not less than $6.59 nor more than $8.05); and (ii) Indevus’ unfunded and unsecured promise to issue, in the future, the number of shares of Indevus common stock that would have been issuable had option holders received CSRs.

•

Options with a per share exercise price of $7.75 or greater will receive Indevus’ unfunded and unsecured promise to issue, in the future, a number of shares of Indevus common stock determined by a formula intended to provide value equivalent to the CSRs, net of the option exercise price exceeding $7.75.

•	Option holders that do not provide consent to the proposed treatment of Valera options will receive the following:

•

Options with a per share exercise price below the closing price of Valera common stock on the trading day immediately preceding the closing of the merger will receive shares of Indevus common stock based on the spread between Valera’s closing stock price on the trading day immediately preceding the closing of the merger and the exercise price of the option, but will not receive CSRs.

•

Options with a per share exercise price equal to or greater than the closing price of Valera common stock on the trading day immediately preceding the closing of the merger will not be entitled to any consideration upon cancellation.

Cash will be paid to Valera option holders, without interest, in lieu of any fractional shares of Indevus common stock an option holder would otherwise be entitled to receive. All consideration paid to option holders shall be subject to the withholding of all federal, state, local or foreign taxes in accordance with applicable law.

Exchange of Valera Stock Certificates; No Further Rights as Valera Stockholders

At or prior to the closing of the merger, Indevus will engage a nationally-recognized financial institution reasonably satisfactory to Valera to act as exchange agent in connection with the merger. Promptly following the closing of the merger, the exchange agent will mail to each record holder of Valera common stock a letter of transmittal. The letter of transmittal will contain instructions explaining the procedure for surrendering Valera common stock certificates in exchange for the merger consideration.

Valera stockholders who surrender their stock certificates, together with the properly completed letter of transmittal and any other documents as may reasonably be required by the exchange agent, will be entitled to receive:

•

the number of shares of Indevus common stock (which shares will be in uncertificated book-entry form unless a physical certificate is requested by the holder) into which those shares of Valera common stock have been converted;

•	cash in lieu of any fractional share of Indevus common stock;

•	uncertificated book-entries representing one contingent stock right for each of Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) for each share of Valera common stock surrendered; and

•	dividends or other distributions, if any, declared or made after completion of the merger on Indevus common stock, which Valera stockholders are entitled to under the terms of the merger agreement.

In the event of a transfer of ownership of Valera common stock that is not registered in the transfer records of Valera, the proper number of shares of Indevus common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if the certificate is properly endorsed or otherwise in proper form for transfer and the person requesting the issuance will pay any transfer or other taxes required by reason of the issuance of shares of Indevus common stock to a person other than the registered holder of the certificate or establish to the satisfaction of Indevus that the tax has been paid or is not applicable.

After the closing of the merger, each certificate representing shares of Valera common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate the consideration identified above. The surrendered certificates representing Valera common stock will be canceled.

Holders of Valera common stock should not send in their Valera stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Valera stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Valera common stock are not entitled to receive any dividends or other distributions on Indevus common stock until the merger is completed. After the merger is completed, holders of Valera stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole Indevus common stock which they are entitled to receive upon exchange of their Valera stock certificates, but they will not be paid any dividends or other distributions on the Indevus common stock until they surrender their Valera stock certificates to the exchange agent in accordance with the exchange agent instructions.

Representations and Warranties

Valera made customary representations and warranties in the merger agreement, on behalf of itself, and its subsidiaries, and Indevus made customary representations and warranties in the merger agreement, on behalf of itself and its subsidiaries. These representations are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in information provided pursuant to certain disclosure obligations set forth in the merger agreement. Some of the representations and warranties are qualified as to “materiality” or “material adverse effect.”

For the definition of “material adverse effect” see “—Material Adverse Effect” beginning on page 118.

Representations and Warranties by Valera

Valera’s representations and warranties relate to, among other things:

•	corporate organization, qualification to do business and good standing of Valera and its subsidiaries;

•	capital structure of Valera and its subsidiaries;

•	corporate authority of Valera to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•

determination by Valera’s board of directors that the transactions under the merger agreement are advisable and in the best interests of Valera and its stockholders, the recommendation by Valera’s board that its stockholders vote in favor of adoption of the merger agreement, and the voting requirements relating to, the merger agreement;

•

receipt by Valera’s board of directors of an opinion from Valera’s financial advisor, to the effect that, as of the date of the merger agreement, the merger consideration was fair from a financial point of view to the holders of Valera common stock;

•	absence of conflicts with organizational documents, laws or agreements as a result of entering into and consummating the merger and the other transactions contemplated by the merger agreement;

•	absence of need for filings with and consents of governmental authorities;

•

holding of, and compliance with, the permits, licenses, franchises, authorizations and approvals from governmental entities and other regulatory agencies necessary for the operation of the businesses and products and services of Valera and its subsidiaries;

•

proper filing of documents with the SEC and the accuracy of information, including financial information, contained in these documents; conformity with GAAP of Valera’s financial statements filed with the SEC;

•	compliance with the Sarbanes-Oxley Act of 2002 and other corporate governance matters, including the maintenance of internal control over financial reporting and other required disclosures;

•	absence of undisclosed liabilities related to Valera and its subsidiaries;

•	absence of certain adverse changes to Valera or its subsidiaries since December 31, 2005;

•

compliance with applicable laws, including laws governing the marketing, sale, use, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices, and possession of permits required to conduct the business of Valera and its subsidiaries;

•	tax matters;

•	change of control agreements;

•	absence of any material undisclosed litigation, investigation or injunction;

•	validity and enforceability of material contracts of Valera and its subsidiaries and the absence of material violations or defaults under material contracts;

•	employee benefit plans;

•	labor and employment matters;

•	compliance with applicable environmental laws and the absence of environmental liabilities;

•	matters relating to the intellectual property of Valera and its subsidiaries;

•

absence of any stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability of Indevus to purchase, or become the direct or indirect beneficial owner of the securities of Valera or its subsidiaries;

•	absence of brokers’ fees in connection with the merger; and

•	insurance.

Representations and Warranties by Indevus

Indevus’ representations and warranties relate to, among other things:

•	corporate organization, qualification to do business and good standing of Indevus and its subsidiaries;

•	capital structure of Indevus and its subsidiaries;

•	corporate authority of Indevus to enter into the merger agreement and the other ancillary agreements and to consummate the transactions contemplated by these agreements;

•

determination by Indevus’ board of directors that the transactions contemplated by the merger agreement are fair to and in the best interests of Indevus and its stockholders, the recommendation by Indevus’ board that its stockholders vote in favor of approval of the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement;

•	receipt by Indevus’ board of directors of an opinion from Indevus’ financial advisor;

•	absence of conflicts with organizational documents, laws or agreements as a result of entering into and consummating the merger and the other transactions contemplated by the merger agreement;

•	absence of need for filings with and consents of governmental authorities;

•	holding of, and compliance with, the permits, licenses, franchises, authorizations and approvals from governmental entities and other regulatory agencies necessary for the operation of the businesses;

•

proper filing of documents with the SEC and the accuracy of information, including financial information, contained in these documents; conformity with GAAP of Indevus’ financial statements filed with the SEC;

•	compliance with the Sarbanes-Oxley Act of 2002 and other corporate governance matters, including the maintenance of internal control over financial reporting and other required disclosures;

•	absence of undisclosed liabilities related to Indevus and its subsidiaries;

•	absence of certain adverse changes to Indevus or its subsidiaries since September 30, 2006;

•

compliance with applicable laws, including laws governing the marketing, sale, use, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices, and possession of permits required to conduct the business of Indevus and its subsidiaries;

•	tax matters;

•	absence of any material undisclosed litigation, investigation or injunction;

•	validity and enforceability of material contracts of Indevus and its subsidiaries and the absence of or material violations or defaults under material contracts;

•	employee benefit plans;

•	compliance with applicable environmental laws and the absence of environmental liabilities;

•	matters relating to the intellectual property of Indevus and its subsidiaries;

•

absence of any stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of the securities of Indevus or its subsidiaries; and

•	absence of brokers’ fees relating to the transaction.

Material Adverse Effect

Any reference to “material adverse effect,” when used in connection with Indevus or Valera (including the surviving corporation as the successor to Valera) means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate, results in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with, hinders or delays the consummation by Indevus or Valera, as applicable, of the merger or the other transactions contemplated by the merger agreement. However, none of the following are deemed, either alone or in combination, to constitute, and none of the following are to be taken into account in determining whether there has been or will be, a material adverse effect:

•	any change relating to the economy or securities markets in general;

•

any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Indevus or Valera, as applicable, participates, including any changes to reimbursement rates related to any Valera products, so long as the effects of any of the foregoing do not disproportionately impact Indevus or Valera, as applicable;

•	any decline in Indevus’ or Valera’s net sales after the date of the merger agreement;

•

any failure, in and of itself, by Indevus’ or Valera’s to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement;

•	the effect of any change in any applicable law or GAAP; or

•

any events or occurrences directly or indirectly related to the impact of the merger agreement (or the merger) or the announcement or performance of the merger agreement (or the merger) or the transactions contemplated by the merger agreement (or the merger).

In addition, Valera’s receipt of a nonapprovable letter with regard to Supprelin-LA, taken alone, will not constitute a material adverse effect on Valera.

Covenants and Agreements

Restrictions on the Interim Operations of Valera

Valera has agreed that, during the period from the date of the merger agreement and the earlier of the completion of the merger or the termination of the merger agreement, it will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice and to use its commercially reasonable best efforts to:

•	preserve intact its business organization;

•	preserve its assets and properties in good repair and condition;

•	keep available the services of its current officers and employees and to preserve; and

•	preserve, in all material respects, the current relationships with its customers, suppliers, licensors, licensees, distributors and other persons with which it has business dealings.

Valera has further agreed that, during the same time period, subject to specified exceptions or unless Indevus has given prior written consent (consent not to be unreasonably withheld or delayed), Valera will not, and will cause its subsidiaries not to, among other things:

•	amend its organizational documents;

•	declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock;

•

subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any stock rights;

•

issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or stock rights, other than the issuance of shares upon the exercise of stock options, in each case outstanding on the date of the merger agreement in accordance with their present terms;

•

create, assume or incur any indebtedness for borrowed money or guaranty any indebtedness of another person, or repay, redeem or repurchase any indebtedness, other than in the ordinary course of business consistent with past practices;

•	make any loans, advances or capital contributions to, or any investments in, any other person;

•

sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to Valera and its subsidiaries, taken as a whole;

•	enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the surviving corporation after the merger;

•

directly or indirectly acquire (i) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (ii) any material assets;

•	implement or adopt any material change in its accounting policies other than as may be required by applicable law or GAAP and as concurred with by Valera’s independent auditors;

•

except to the minimum extent required in order to comply with applicable law or to the minimum extent required in order to avoid adverse treatment under Section 409A of the Code: (i) amend any of the terms or conditions of employment for any of its directors or officers, (ii) adopt, enter into, terminate or amend any benefit plan, benefit agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (iii) increase in any manner the compensation or benefits of, or pay any bonus to, any participant, other than annual salary increases and target bonuses to be paid to employees in the ordinary course of business consistent with past practice, (iv) grant any awards under any benefit plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any benefit plan or benefit agreement on any awards made thereunder, (v) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, benefit plan or benefit agreement or (vi) make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice;

•

modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any material contract or enter into any agreement or contract that would qualify as a material contract;

•

enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice;

•

pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors;

•

form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Valera and its subsidiaries, taken as a whole;

•	make any material tax election or settle or compromise any material tax liability or refund;

•

pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities: (A) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the SEC reports filed by Valera or (B) incurred in the ordinary course of business consistent with past practice or, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•	make or agree to make any new capital expenditure or expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $250,000;

•

fail to take any action necessary or advisable to protect or maintain the intellectual property that is material to the conduct of Valera’s business as currently conducted and planned to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto; or

•	authorize, or commit or agree to take, any of the foregoing actions.

Restrictions on the Interim Operations of Indevus

Indevus has agreed that, during the period from the date of the merger agreement and the earlier of the completion of the merger or the termination of the merger agreement, subject to specified exceptions or unless Indevus has given prior written consent (consent not to be unreasonably withheld or delayed), Indevus will not, and will cause its subsidiaries not to, among other things:

•	amend its certificate of incorporation or the bylaws, except for amendments that do not impact its capital structure;

•	declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock;

•

subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

repurchase, redeem or otherwise acquire any shares of its capital stock or any stock rights, other than in connection with (i) the redemption of its convertible senior notes due July 2008 or the conversion of its Series B convertible preferred stock or Series C convertible preferred stock, (ii) the forfeiture or expiration of outstanding Indevus options and (iii) the withholding of shares of Indevus common stock to satisfy tax obligations with respect to the exercise of Indevus options pursuant to any obligations contained in its stock plans;

•

issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any stock rights, other than (i) the issuance of shares upon the exercise of Indevus options outstanding on December 11, 2006 in accordance with their present terms, (ii) the issuance of shares upon conversion of Series B convertible preferred stock or Series C convertible preferred stock, (iii) issuances of up to 12,000,000 shares of capital stock in the aggregate (excluding shares described in clauses (i) and (ii)) and (iv) the issuance of up to $50 million in debt securities convertible into shares of Indevus capital stock;

•

create, assume or incur any indebtedness for borrowed money or guaranty any indebtedness of another person, or repay, redeem or repurchase any indebtedness, other than (i) in the ordinary course of business consistent with past practices, (ii) for the purpose of refinancing any existing indebtedness, (iii) the issuance of up to $50 million in debt securities convertible into shares of Indevus capital stock and (iv) the incurrence of additional indebtedness of up to $10 million, in the aggregate (excluding indebtedness described in clauses (i), (ii) and (iii));

•

sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any Indevus product that is material, individually or in the aggregate, to Indevus and its subsidiaries, taken as a whole; or

•	authorize, or commit or agree to take, any of the foregoing actions

No Solicitation by Valera

Subject to certain provisions regarding a Superior Proposal (as defined below), the merger agreement provides that Valera may not, nor may it authorize or permit any of its subsidiaries or its or their representatives to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Takeover Proposal (as defined below);

•	enter into any agreement with respect to any Takeover Proposal; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal.

The merger agreement also provides that Valera will, and will cause its subsidiaries and its representatives to, terminate all discussions or negotiations existing as of the date of the merger agreement with any person with respect to any proposal that constitutes, or is reasonably expected to lead to, any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

The term “Takeover Proposal” means, other than the transactions contemplated by the merger agreement:

•

any inquiry, proposal or offer from any person, relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute (i) 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Valera and its subsidiaries, taken as a whole, or (ii) 15% or more of any class of equity securities of Valera or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Valera or any of its subsidiaries; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Valera or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Valera or any of its subsidiaries or of any resulting parent company of Valera.

The merger agreement also requires that Valera promptly advise Indevus orally and in writing (and in any case within 24 hours), of any Takeover Proposal or any inquiry that is reasonably expected to lead to any Takeover Proposal, the material terms and conditions of any Takeover Proposal or inquiry (including the status, details and any changes thereto) and the identity of the person making the Takeover Proposal or inquiry along with copies of any related correspondence.

The merger agreement also provides that at any time prior to obtaining the approval of the merger by Valera stockholders, in response to a bona fide written Takeover Proposal that Valera’s board of directors determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal (as defined below), and which Takeover Proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from a breach of the merger agreement, Valera may, if a majority of its board of directors determines (after receiving the advice of outside counsel) that it is necessary to take these actions in order to comply with its fiduciary duties to the stockholders of Valera under applicable law, and subject to compliance with the merger agreement and after giving Indevus written notice of this determination:

•

furnish information with respect to Valera and its subsidiaries to the person making the Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement meeting requirements set forth in the merger agreement; and

•	participate in discussions or negotiations with the person making the Takeover Proposal (and its representatives) regarding the Takeover Proposal.

The term “Superior Proposal” means a bona fide Takeover Proposal (as defined above, provided however that 50% should be substituted for all references to 15% in the definition above) which Valera’s board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Valera from a financial point of view than the merger, taking into account all relevant factors (including all of the terms and conditions of the proposal and the merger agreement, including any changes to the terms of the merger agreement proposed by Indevus in response to the offer or otherwise) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the proposal.

Valera Board of Directors’ Covenant to Recommend

The merger agreement provides that neither Valera’s board of directors nor any committee of Valera’s board of directors may adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Valera or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Takeover Proposal (other than a confidentiality agreement permitted by the merger agreement).

The merger agreement also provides that neither Valera’s board of directors nor any committee of Valera’s board of directors may:

•

withdraw (or qualify or modify in a manner adverse to Indevus or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Indevus or Merger Sub), the adoption, approval, recommendation or declaration of advisability by Valera’s board of directors or any committee of Valera’s board of directors of the merger, the merger agreement, or the other transactions contemplated by the merger agreement; or

•	recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Takeover Proposal.

However, at any time prior to obtaining the approval of the merger by Valera stockholders, if a majority of Valera’s board of directors determines (after receiving the advice of outside counsel) that it is necessary to take these actions in order to comply with its fiduciary duties to Valera stockholders under applicable law, Valera’s board of directors may take these actions after the fifth calendar day following Indevus’ receipt of written notice from Valera advising Indevus that Valera’s board of directors intends to take these actions and specifying the reasons for taking the actions, including the terms and conditions of any Superior Proposal that is the basis of the proposed action.

Indevus Board of Directors’ Covenant to Recommend

The merger agreement provides that neither Indevus’ board of directors nor any committee of Indevus’ board of directors may withdraw (or qualify or modify in a manner adverse to Valera), or publicly propose to withdraw (or qualify or modify in a manner adverse to Valera), the adoption, approval, recommendation or declaration of advisability by Indevus’ board of directors or any committee of Indevus’ board of directors of the merger, the merger agreement, or the other transactions contemplated by the merger agreement. However, at any time prior to obtaining the approval of the merger by Indevus stockholders, if a majority of Indevus’ board of directors determines (after receiving the advice of outside counsel) that it is necessary to take these actions in order to comply with its fiduciary duties to Indevus stockholders under applicable law, Indevus’ board of directors may take these actions after the fifth calendar day following Valera’s receipt of written notice from Indevus advising Valera that Indevus’ board of directors intends to take the actions and specifying the reasons for taking the actions.

Antitrust Filings

Each of Valera and Indevus agree to:

•

make or cause to be made, to the extent applicable and as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement and all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental entities under competition laws relating to the transactions contemplated by the merger agreement (each of Valera and Indevus filed its respective Notification and Report Form on January 16, 2007);

•

use reasonable best efforts to respond at the earliest practicable date to any requests for additional information from the United States Department of Justice or any other governmental entities and act in good faith and reasonably cooperate with the other party in connection with any investigation by any governmental entity;

•	use reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice;

•

give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the transactions contemplated by the merger agreement;

•

not independently participate in any meeting or engage in any substantive conversation with any governmental authority with respect to any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by the governmental entity, the opportunity to attend and/or participate in any meeting or substantive conversation; and

•	consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under any antitrust laws.

Each of Valera and Indevus agree to use its reasonable best efforts (i) to avoid the entry of any judgment that would restrain, prevent or delay the closing of the merger; (ii) to eliminate every impediment under any antitrust laws that may be asserted by any governmental entity so as to enable the closing to occur as soon as reasonably possible (and in any event no later than August 11, 2007); and (iii) vigorously to contest and resist these actions or proceedings, including any administrative or judicial actions.

Notwithstanding anything to the contrary in the merger agreement, neither Valera nor Indevus will be required in order to resolve any objections asserted under antitrust laws by any governmental entity with respect to the transactions contemplated by the merger agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a material adverse effect on Valera or Indevus, respectively (provided that, in the case of Indevus, the determination will be made after giving effect to the merger).

Affiliate Agreements

Valera agrees to use reasonable best efforts to cause each affiliate of Valera to enter into an agreement with Valera and Indevus not less than 30 days prior to the effective time of the merger, pursuant to which, among other things, the person will acknowledge the application of Rule 145 under the Securities Act and other SEC rules and regulations to certain resales of the shares of Indevus common stock to be received and held as a result of the merger and the other transactions contemplated in the merger agreement. Indevus will be entitled to place appropriate legends on the certificates evidencing any Indevus common stock to be received by an affiliate of Valera in the merger.

Employees and Employee Benefit Matters

For a period of one year following the closing of the merger, Indevus will or will cause the surviving corporation to either:

•

provide the employees of Valera and its subsidiaries who are employed immediately prior to the closing of the merger who remain employed during this one year period by Indevus, the surviving corporation or any of their respective subsidiaries with compensation and benefits (excluding equity based compensation) which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by Valera and its subsidiaries as of the date of the merger agreement; or

•

provide or cause the surviving corporation (or, in this case, its successors or assigns) to provide employees of Valera and its subsidiaries who are employed immediately prior to the closing of the merger who remain employed during this one year period by Indevus, the surviving corporation or their respective subsidiaries with compensation and benefits that, taken as a whole, are not materially less favorable in the aggregate to these employees than those provided to similarly situated employees of Indevus and its subsidiaries.

In connection with the merger, Indevus will waive all limitations on preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to the Valera employees under any welfare benefit plans that the employees may be eligible to participate. Indevus has also agreed to provide each Valera employee with credit for any co-payments and deductibles paid under any Valera benefit plan that provides healthcare benefits in the plan year in effect as of the closing in satisfying any applicable deductible or out-of-pocket expenses under any healthcare plans of Indevus.

Product Development Efforts

After the completion of the merger, Indevus has agreed to use commercially reasonable efforts to develop, in the ordinary course, Supprelin-LA, the ureteral stent and VP003 (Octreotide implant); provided, that, with respect to Supprelin, Indevus’ obligations will terminate on the third anniversary of completing the merger, and with respect to the ureteral stent and Octreotide, Indevus’ obligations will terminate on the fifth anniversary of completing the merger. For purposes of the merger agreement, “commercially reasonable efforts” means efforts and resources normally used by Indevus for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

Transition Committee

Valera and Indevus will establish a joint transition management committee consisting of two representatives from each company. The transition committee will be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of the companies subject to the requirement that control of the management, properties and assets of Indevus and Valera will at all times prior to the closing of the merger remain under the control of their respective board of directors.

Other Covenants and Agreements.

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Valera and Indevus in the preparation of this joint proxy/prospectus;

•

the recommendations of the companies’ boards of directors that stockholders vote in favor of the merger proposals and the timeliness in holding stockholders’ meetings to consider approval of the merger proposals;

•	access by Indevus to certain business, properties, litigation, personnel and other information about Valera prior to the closing of the merger;

•	the confidentiality of all non-public information provided by the other party;

•	development of a joint communications strategy with respect to any public statements regarding the merger;

•	each party’s obligation to provide prompt notice to the other party of the following:

•	material breaches of representations, warranties or covenants contained in the merger agreement; and

•	any material adverse effect;

•	Valera’s obligation to provide prompt notice to Indevus of communications from any regulatory authority and material communications from any person relating to Valera intellectual property;

•	Indevus’ obligation to provide prompt notice to Valera of material communications from any regulatory authority;

•	the taking of any action, or the failure to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a tax-free reorganization;

•	Indevus using its reasonable best efforts to cause the Indevus common stock to be issued or issuable pursuant to the merger agreement to be approved for listing on The Nasdaq Global Market; and

•

each party bearing its own expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement, except that each of Valera and Indevus shall bear and pay one-half of the costs and expenses incurred in connection with filing, printing and mailing this document.

Conditions to Completion of the Merger

Conditions to the Obligations of Indevus, Merger Sub and Valera

The respective obligations of Indevus, Merger Sub and Valera to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by Valera stockholders;

•	approval of the issuance of Indevus common stock and contingent stock rights in connection with the merger by Indevus stockholders;

•	no judgment or other legal prohibition of any court or other governmental entity shall be in effect that prohibits the completion of the merger;

•	the SEC having declared effective the registration statement of which this document forms a part;

•	authorization for listing on The Nasdaq Global Market of the shares of Indevus common stock issuable to Valera stockholders in the merger;

•	termination or expiration of the applicable waiting periods under the HSR Act and any other applicable foreign antitrust, competition or similar law; and

•	absence of any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the merger or the other transactions contemplated by the merger agreement.

In addition, the respective obligations of Indevus, Merger Sub and Valera to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party qualified by material adverse effect being true and correct and the representations and warranties of the other party not so qualified being true and correct in all material respects;

•	the other party having performed, in all material respects, all obligations required to be performed by it under the merger agreement;

•	delivery to each party of a certificate executed by the other party’s chief executive officer and chief financial officer to the effect that the preceding two conditions have been satisfied;

•	receipt of an opinion of that party’s tax counsel to the effect that the merger will qualify as a tax-free reorganization; and

•	absence of any material adverse effect with respect to the other party.

Additional Conditions to the Obligations of Indevus and Merger Sub

The obligations of Indevus and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

holders of not more than 10% of the outstanding shares of Valera common stock having exercised their dissenters’ rights under Delaware law and receipt of a certificate from Valera’s chief executive officer and chief financial officer certifying this fact; and

•

absence of any pending suit, action or proceeding by any governmental entity seeking to prohibit or impose any material limitations on Indevus’ ownership of Valera or the operation of all or a material portion of Indevus’ or Valera’s businesses or assets, or to compel Indevus or Valera or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Indevus or Valera in any case which is reasonably likely to have a material adverse effect on Indevus (determined after giving effect to the merger) or a material adverse effect on Valera.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing of the merger, whether before or after receipt of the Valera stockholder approval or Indevus stockholder approval, as applicable, in any of the following ways:

•	by mutual written consent of Indevus and Valera;

•	by either Indevus or Valera if:

•

the merger has not been completed by August 11, 2007, which we refer as the Outside Date; except that a party may not terminate the merger agreement if that party’s failure to fulfill any of its obligations under merger agreement is the primary cause of, or resulted in, the merger not being completed by the Outside Date;

•

Indevus stockholder approval is not obtained at Indevus’ stockholders’ meeting or at any adjournment or postponement at which the vote to obtain the approval required for the merger is taken, except that this termination right is not available to Indevus where the failure to obtain Indevus stockholder approval is caused by or related to Indevus’ material breach of its obligations under the merger agreement; and

•

Valera stockholder approval is not obtained at Valera’s stockholders’ meeting or at any adjournment or postponement at which the vote to obtain the approval required for the merger is taken, except that this termination right is not available to Valera where the failure to obtain Valera stockholder approval is caused by or related to Valera’s material breach of its obligations under the merger agreement;

•	any judgment or legal prohibition of any court or other governmental entity that prohibits the completion of the merger becomes final and nonappealable.

•	by Indevus:

•

upon a material breach of any representation, warranty, covenant or agreement on the part of Valera such that the conditions to Indevus’ obligations to complete the merger would not then be satisfied and this breach is incapable of being cured or is not cured by Valera within 20 calendar days after receipt of written notice from Indevus of the breach;

•

if Valera’s board of directors (i) fails to recommend that Valera stockholders adopt the merger agreement, or withdraws or modifies its recommendation in a manner adverse to Indevus, (ii) approves or recommends to its stockholders an alternative transaction or (iii) publicly proposes to take any of these actions;

•	if Valera’s board of directors fails to reconfirm publicly its approval and recommendation of the merger within seven days of Indevus’ written request for reaffirmation; or

•

if Valera has (i) materially breached any of its non-solicitation and board recommendation obligations under the merger agreement or (ii) failed to use its reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and to obtain the Valera stockholder approval and this failure was a material breach of its obligations to solicit these proxies;

•	by Valera:

•

upon a material breach of any representation, warranty, covenant or agreement on the part of Indevus such that the conditions to Valera’s obligations to complete the merger would not then be satisfied and this breach is incapable of being cured or is not cured by Indevus within 20 calendar days after receipt of written notice from Valera of the breach;

•

if Indevus’ board of directors fails to recommend that Indevus stockholders approve the issuance of Indevus common stock and contingent stock rights in connection with the merger, withdraws or modifies its recommendation in a manner adverse to Valera, or publicly proposes to take any of these actions;

•	if Indevus’ board of directors fails to reconfirm publicly its approval and recommendation of the merger within seven days of Valera’s written request for reaffirmation;

•

if Indevus has (i) materially breached its board recommendation obligations under the merger agreement or (ii) failed to use its reasonable best efforts to solicit proxies in favor of approval of the issuance of Indevus common stock and contingent stock rights in connection with the merger and to obtain the Indevus stockholder approval and the failure was a material breach of its obligations to solicit these proxies; or

•

if, prior to obtaining Valera stockholder approval of the merger, the board of directors of Valera authorizes Valera to enter into a binding written agreement concerning a Superior Proposal, provided that Valera must have complied with its non-solicitation obligations and at the time of termination must pay a termination fee.

Termination Fees; Reimbursement of Expenses

If the merger agreement is validly terminated, the merger agreement will become void and of no effect, with no liability on the part of any party to the merger agreement, unless the party is in willful breach of any representation, warranty or covenant contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination; fees and expenses; termination payments; amendment of the merger agreement; the party’s representations and warranties relating to brokers; the effect of delivery of certain notices on the representations and warranties, remedies and conditions of the parties; and the general provisions of the merger agreement contained in Article VIII will continue in effect notwithstanding termination of the merger agreement.

Under the circumstances described below, Valera or Indevus, as applicable, would be required to (i) reimburse the other party for the other party’s reasonable, out-of-pocket fees and expenses incurred in connection with the merger agreement in an amount not to exceed $3 million or (ii) pay a termination fee of $5 million provided that any termination fee payable will be reduced by the amount of any fees and expenses previously reimbursed.

(1) Termination due to a Change in Board of Directors Recommendation

•

A termination fee would be payable by a party if the other party terminates the merger agreement because the party’s board of directors (i) withdraws or modifies, or proposes publicly to withdraw or modify, its approval or recommendation of the merger (whether or not in connection with a competing proposal) or (ii) fails to reaffirm publicly it recommendation to its stockholders to vote in favor of the merger within seven days of the receipt by the party of a written request from the other party for reaffirmation.

(2) Termination due to a Superior Proposal

•

A termination fee would be payable by a Valera if, prior to obtaining Valera stockholder approval of the merger, the board of directors of Valera authorizes Valera to enter into a binding written agreement concerning a Superior Proposal and Valera terminates the merger agreement to pursue the Superior Proposal, provided that Valera must have complied with its non-solicitation obligations described above under “—No Solicitation by Valera.”

(3) Termination due to Failure to Obtain Stockholder Approval, Breach of Merger Agreement or Failure to Close by the Outside Date

•

Fifty percent of the termination fee would be payable by a party if: (i) that party becomes the subject of a publicly-known takeover proposal (and the takeover proposal is not withdrawn prior to the party’s stockholder meeting) and (ii) the merger agreement is terminated (x) by either party because of the party’s failure to obtain stockholder approval of the merger, (y) by the other party because of the party’s material breach of its representations, warranties, covenants or agreement contained in the merger agreement or (z) by either party because the merger has not closed by the Outside Date (but only if the party’s stockholder meeting has not been held). The other fifty percent of the termination fee would be payable by the party if it enters into a definitive agreement with respect to, or consummates, a takeover proposal within twelve months after the termination of the merger agreement.

•

Provided that a termination fee is not otherwise payable, reimbursement for fees and expenses would be payable by a party if the other party terminated the merger agreement because of the other party’s failure to obtain stockholder approval of the merger or the party’s material breach of its representations, warranties, covenants or agreements contained in the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after approval of the merger by Valera and Indevus stockholders. However, after approval by the stockholders of both parties, there may not be, without further approval of Valera stockholders and Indevus stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to Valera stockholders, or any amendment for which applicable law expressly requires further stockholder approval.

At any time prior to the closing of the merger, with certain exceptions, any party may, in an instrument in writing signed by that party:

•	extend the time for performance of any obligations or other acts of the other party;

•	waive any inaccuracies of any representations and warranties of the other party contained in the merger agreement; or

•	waive compliance by the other party with any of the agreements, covenants or conditions contained in the merger agreement.

THE VOTING AGREEMENTS

The following summary describes the material terms of the voting agreements entered into by certain Valera stockholders in connection with the merger. The following summary is qualified in its entirety by reference to the complete text of the voting agreements, which are included in this joint proxy statement/prospectus as Annex D-1 and Annex D-2, respectively, and which we incorporate by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully in their entirety because these documents are the legal documents governing the agreement between Indevus, Merger Sub and each of these Valera stockholders.

Concurrently with the execution and delivery of the merger agreement and as an inducement for Indevus and Merger Sub to enter into the merger agreement, certain affiliated funds of Sanders Morris Harris, Inc., or SMH, and Psilos Group Partners II-S, L.P., or Psilos, entered into voting agreements with Indevus and Merger Sub. As of the record date for the Valera special meeting, SMH and Psilos were the record and/or beneficial owners, respectively, of 5,449,980 and 728,037 shares of Valera common stock. Those shares represent approximately 36.37% and 4.86%, respectively, and approximately 41.23% in the aggregate, of Valera’s outstanding shares of common stock as of the record date. James C. Gale, the chairman of Valera’s board of directors, is a managing director of SMH. Jeffrey M. Krauss, a member of Valera’s board of directors, is affiliated with Psilos.

Voting and Proxies

Pursuant to and during the terms of the voting agreements, each stockholder party to a voting agreement has agreed to vote, or cause to be voted, all of the Valera common stock owned by the stockholder and all shares of Valera common stock subsequently acquired by the stockholder:

•	to adopt and approve the merger agreement and each of the other actions contemplated by the merger agreement or the stockholder’s voting agreement;

•

against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Valera contained in the merger agreement; and

•	against the following actions (other than the merger and the transactions contemplated by the merger agreement):

•	any other takeover proposal;

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Valera;

•	a sale, lease or transfer of a material amount of assets of Valera or a reorganization, recapitalization, dissolution or liquidation of Valera;

•

(i) any change in the majority of Valera’s board of directors; (ii) any material change in the present capitalization of Valera or any amendment to the Valera organizational documents; (iii) any other material change in the corporate structure or business of Valera; or (iv) any other action which, in the case of each of the matters referred to in clauses (i), (ii) or (iii) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Indevus or Merger Sub of the merger or the transactions contemplated by the merger agreement or the voting agreement or could reasonably be expected to result in any of the conditions to Valera’s obligations under the merger agreement not being fulfilled.

The agreement to vote its Valera common stock as described above is subject to certain limitations if Valera’s board of directors changes its recommendation with respect to the merger. Under those circumstances, each of SMH and Psilos is required to vote in a manner set forth above only a number of shares of Valera common stock equal to one half of the outstanding shares of Valera common stock that it owns, with the remaining half of its Valera common stock required to be voted in a manner that is proportionate to the manner in which all other Valera common stock not beneficially owned by SMH or Psilos is voted.

In addition, each of SMH and Psilos has granted Indevus an irrevocable proxy to vote its shares of Valera common stock in the manner described above.

Prohibited Actions

Each of SMH and Psilos has also agreed with respect to the shares of Valera common stock subject to the voting agreement that it will not:

•

offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option, derivative, hedging or other agreement or understanding to so transfer or otherwise dispose of the shares;

•	permit to exist any lien of any nature whatsoever with respect to any or all of the shares;

•	grant any proxy, power-of-attorney or other authorization in or with respect to the shares;

•	deposit the shares into a voting trust or enter into a voting agreement or arrangement with respect to the shares;

•	request that Valera register the transfer of any certificate or uncertificated interest in the shares except in accordance with the voting agreement;

•	exercise any rights of appraisal or rights to dissent from the merger; or

•

take any other action that would in any way restrict, limit or interfere with the performance of the stockholder’s obligations under the voting agreement or the transactions contemplated by the voting agreement or the merger agreement.

Termination of Voting Agreements

The voting agreements terminate upon the earliest to occur of (i) mutual consent of Indevus, Merger Sub and SMH or Psilos, as applicable, (ii) the termination of the merger agreement in accordance with its terms or (iii) the closing of the merger.

THE CONTINGENT STOCK RIGHTS AGREEMENTS

In connection with the closing of the merger, Indevus and a rights agent to be determined will enter into a separate contingent stock rights agreement for each of three Valera products in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant)—substantially in the forms of the contingent stock rights agreements included in this joint proxy statement/prospectus as Annex E-1, Annex E-2, and Annex E-3, respectively, which we incorporate by reference into this joint proxy statement/prospectus. The following summary describes the material provisions of the contingent stock rights agreements. This summary may not contain all of the information about the contingent stock rights agreements that is important to you. We encourage you to read the forms of contingent stock rights agreements carefully in their entirety because when entered into between Indevus and the rights agent, these documents will be the legal documents governing the contingent stock rights to be issued to Valera stockholders in the merger. Although we do not expect the definitive versions of the contingent stock rights agreements negotiated and entered into with the chosen rights agent to differ from the forms of contingent stock rights agreements included with this joint proxy statement/prospectus in respects that would be material to holders of contingent stock rights, there can be no assurance that any changes will not, in fact, be material to holders.

In addition to the shares of Indevus common stock, for each share of Valera common stock Valera stockholders also will receive three contingent stock rights, which we refer to as CSRs. Each CSR will be subject to the terms and conditions set forth in a separate contingent stock rights agreement, which we refer to as a CSR agreement, to be entered into between Indevus and a rights agent and relates to one of three Valera products in development—Supprelin-LA, the ureteral stent and VP003 (Octreotide implant).

No Certificates

The CSRs will not be evidenced by a certificate or other instrument. A CSR Register will be maintained by the rights agent and will serve as evidence of the registered ownership of CSRs. The CSRs initially will be registered in the names and addresses of, and in the denominations as set forth in, the applicable letter of transmittal accompanying the shares of Valera common stock surrendered by the Valera stockholder in connection with the merger.

CSRs Non-transferable

The CSRs and any interest in the CSRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a permitted transfer and, in the case of a permitted transfer, only in accordance with the provisions of the CSR agreement regarding procedures for transfer and in compliance with applicable United States federal and state securities laws. For purposes of the CSR agreements, a permitted transfer means:

•	the transfer of any or all of the CSRs on death by will or intestacy;

•	transfer by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee;

•	transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation);

•	if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or

•	a transfer made by operation of law (such as a merger).

Convertibility of CSRs

Upon the occurrence of the applicable “Milestone Date” (described below), the CSRs with respect to Supprelin-LA, the ureteral stent and VP003 (Octreotide implant) will become convertible into $1.00, $1.00 and

$1.50, respectively, worth of Indevus common stock calculated using the average of the per share closing sale prices of Indevus common stock as reported by Nasdaq for the ten trading days ending three trading days prior to the occurrence of the applicable Milestone Date. Cash, without interest, will be paid in lieu of any fractional shares of Indevus common stock a holder would otherwise be entitled to receive upon conversion. In addition, holders of each CSR will be entitled to the amount of any dividends or other distributions, without interest, declared by Indevus on the common stock with a record date after the applicable Milestone Date.

“Milestone Date” means with respect to:

•	Supprelin-LA, the date on which both of the following states of affairs exists:

•	Indevus has received the approval letter from the U.S. Food and Drug Administration, or the FDA, with respect to its New Drug Application for Supprelin-LA, and the FDA approval remains in effect; and

•	Indevus possesses an inventory of 1,482 commercially saleable units of Supprelin-LA;

•	the ureteral stent, the date on which Indevus receives the approval letter from the FDA with respect to its Premarket Application or 510k Application for the ureteral stent; and

•	VP003 (Octreotide implant), the date on which Indevus receives the approval letter from the FDA with respect to its New Drug Application for VP003 (Octreotide implant) for acromegaly.

In order to receive the Indevus common stock issuable upon conversion of the respective CSRs, and any dividend or other distribution on the common stock to which such holder may be entitled, such holder must follow the conversion procedures described below in the section entitled “Conversion Procedures.”

Conversion Procedures

Upon the occurrence of the applicable Milestone Date, the respective CSR may be converted by the holder at any time prior to 5:00 p.m., New York City time, on the five year anniversary of the closing of the merger, by following the conversion procedures described below. After that date, all rights in respect of that CSR and under the respective CSR agreement will cease.

Indevus is required to give prompt written notice to the rights agent that the applicable Milestone Date has occurred. Within 5 business days after receiving such notification from Indevus, the rights agent is required to mail by first class mail, postage prepaid, to each holder:

•	a notice specifying that the Milestone Date has occurred and that the CSR has been converted into the right to receive Indevus common stock pursuant to its terms;

•

a “Letter of Conversion” with instructions for completing the Letter of Conversion and delivering it to the rights agent in exchange for a certificate representing shares of Indevus Common Stock and for cash in lieu of a fractional share and, if applicable, cash payable pursuant to dividends or other distributions on the common stock to which the holder may be entitled.

In addition, the Company will post an appropriate notice of the Milestone Date on its Internet website and issue a press release announcing the occurrence of the Milestone Date.

Upon delivery by the holder of a properly completed Letter of Conversion to the rights agent, the rights agent will deliver a written order to Indevus, which we refer to as the issuance order, specifying the issuance and payment (without interest) to the holder of:

•	a certificate representing that number of whole shares of Indevus common stock into which the CSRs of such holder have been converted pursuant to the provisions of the applicable CSR agreement; and

•	a check in the amount of any cash due in lieu of a fractional share of Indevus common stock and pursuant to any dividend or other distribution on the common stock to which the holder may be entitled.

Upon delivery of the issuance order by the rights agent to Indevus, Indevus will issue and cause to be delivered to the holder with all reasonable dispatch a certificate for that number of shares of Indevus common stock and a check for any amount of cash due to the holder.

Limitation on Aggregate Amount of Indevus Common Stock Issuable

The aggregate number of shares of Indevus common stock issuable upon conversion of the three CSRs pursuant to the terms of the CSR agreements may not exceed the number of shares of Indevus common stock that is issued as part of the merger consideration provided at completion of the merger. The exchange ratio with respect to the conversion of the respective CSRs will be recalculated, as necessary, at the time of conversion of the CSRs so that it results in the maximum number of shares of Indevus common stock becoming issuable without violating this provision.

Termination of CSRs

If the Milestone Date does not occur within three years of completing the merger in the case of Supprelin-LA or within five years of completing the merger in the case of the ureteral stent and VP003 (Octreotide implant), the respective CSRs will terminate and no shares of Indevus common stock will be issued in connection with those CSRs.

Adjustment of CSRs

If, during the period of time used to determine the Indevus stock price for purposes of determining the number of shares issuable upon conversion of a particular CSR, there is a change in the number of issued and outstanding shares of Indevus common stock as the result of a reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the number of shares of Indevus common stock issuable upon the conversion of the CSR in effect immediately prior to such action will be proportionately adjusted, as necessary, so that the holder of any CSR thereafter converted may receive the aggregate number and kind of shares of capital stock of Indevus that the holder would have owned immediately following that action if the CSR had been converted immediately prior to that action.

In the event of any of the following actions (which are collectively referred to as “Reorganizations”):

•

any capital reorganization, other than in the cases referred to in the paragraph above and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Indevus common stock into shares of other stock or other securities or property;

•

the consolidation or merger of Indevus with or into another corporation (other than a merger or consolidation in which Indevus is the continuing corporation and which does not result in any reclassification of the outstanding shares of Indevus common stock into shares of other stock or other securities or property); or

•	the sale of all or substantially all of the assets of Indevus;

upon conversion of a CSR in accordance with the terms of the applicable CSR agreement, the holder shall be entitled (in lieu of the number of shares of Indevus common stock that was previously deliverable) to the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus common stock that would otherwise have been deliverable upon the conversion of the CSR would have been entitled upon the Reorganization if the applicable Milestone Date had occurred and the CSR had been converted in full immediately prior to the Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by Indevus’ board of directors, whose determination will be described in a duly adopted resolution certified by Indevus’ secretary or assistant secretary, will be made in the application of the provisions of the applicable CSR agreement with respect to the rights and interests of holders so that the CSR agreement provisions will thereafter be applicable, as nearly as possible, in relation to any shares or other securities, property or cash thereafter deliverable upon conversion of the CSRs.

Indevus will not effect any Reorganization unless prior to or simultaneously with the consummation of a Reorganization the successor corporation (if it is not Indevus) resulting from the Reorganization or the corporation or other entity purchasing the assets expressly assumes, by a supplemental CSR agreement or other acknowledgment executed and delivered to the rights agent, the obligation to deliver to the rights agent and to cause the rights agent to deliver to each CSR holder such shares of stock, securities or assets as that holder may be entitled to in accordance with the terms the applicable CSR agreement upon the occurrence of the applicable Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under the respective CSR agreement to be performed and observed by Indevus.

Rights of CSR Holder

The rights of a holder are limited to those expressed in the applicable CSR agreement. CSRs will not entitle the holders thereof, by virtue of their ownership of CSRs, to any of the rights of an Indevus stockholder.

Amendment of a CSR Agreement Without the Consent of CSR Holders

Without the consent of the holders, Indevus and the rights agent, at any time and from time to time, may enter into one or more amendments to the CSR agreements, for any of the following purposes:

•	to evidence the succession of another person to Indevus and the assumption by any successor of the covenants of Indevus in the respective CSR agreement;

•	to evidence the succession of another person as a successor rights agent and the assumption by any successor of the covenants and obligations of the rights agent;

•

to add to the covenants of Indevus any further covenants, restrictions, conditions or provisions as Indevus considers to be for the protection of CSR holders; provided that in each case, the provisions do not adversely affect the rights of CSR holders; or

•

to cure any ambiguity, to correct or supplement any provision in the respective CSR agreement that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the respective CSR agreement; provided that in each case, the provisions do not adversely affect the rights of CSR holders.

Amendment of a CSR Agreement With the Consent of CSR Holders

With the written consent of holders of not less than a majority of the respective CSRs then outstanding, Indevus may enter into one or more amendments to a respective CSR agreement for the purpose of adding, eliminating or changing any provision of the CSR agreement, if the addition, elimination or change is in any way adverse to the rights of CSR holders.

The consent of each holder affected is required for any amendment to a CSR agreement pursuant to which the number of shares of Indevus common stock issuable upon conversion of the respective CSRs would be decreased (not including adjustments contemplated under the respective CSR agreement).

Product Development Efforts

After the completion of the merger, Indevus will use commercially reasonable efforts to develop, in the ordinary course, Supprelin-LA, the ureteral stent and VP003 (Octreotide implant); provided, that, with respect to Supprelin, Indevus’ obligations will terminate on the third anniversary of the closing of the merger, and with respect to the ureteral stent and Octreotide, Indevus’ obligations will terminate on the fifth anniversary of the closing of the merger. For purposes of the CSR agreements, “commercially reasonable efforts” means efforts and resources normally used by Indevus for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. Failure to obtain FDA approval, either at all or on or before a certain date, will not be deemed a breach by Indevus of this provision of the CSR agreements.

Termination of CSR Agreement

The respective CSR agreements will terminate at 5:00 p.m., New York City time, on the fifth anniversary of completing the merger, or, in the case of the CSR agreement relating to Supprelin-LA, on the third anniversary of completing the merger if the Milestone Date with respect to Supprelin-LA does not occur prior to that date. The respective CSR agreements will terminate on any earlier date if all respective CSRs have been converted pursuant to the agreement.

INFORMATION ABOUT INDEVUS

Business

Indevus is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. Indevus currently markets two products through its approximately 80-person specialty sales force and it has six products in development. Indevus’ marketed products include SANCTURA for overactive bladder, which it co-promotes with its partner Esprit Pharma, Inc., which we refer to in this joint proxy statement/prospectus as Esprit, and DELATESTRYL (testosterone enanthate) for the treatment of male hypogonadism.

Indevus’ core urology and endocrinology portfolio contains four compounds in development in addition to its marketed products SANCTURA and DELATESTRYL. Its most advanced compound is SANCTURA XR, the once-daily formulation of SANCTURA. In October 2006, Indevus submitted a New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, seeking approval to market SANCTURA XR. NEBIDO, for male hypogonadism, is currently in a fully-enrolled, Phase III pharmacokinetic study and Indevus expects to submit an NDA for NEBIDO in mid-2007. PRO 2000, a topical microbicide for the prevention of infection by HIV and other sexually-transmitted diseases, is in two ongoing Phase III trials. IP 751 is for pain and inflammatory disorders, including interstitial cystitis.

In addition to its core urology and endocrinology portfolio, Indevus is preparing to begin a Phase III development program for pagoclone, a GABA-A (gamma amino butyric acid) receptor modulator which it is developing for the treatment of persistent developmental stuttering. Indevus’ product portfolio also contains aminocandin, an echinocandin for systemic fungal infections for which Indevus recently licensed worldwide rights to Novexel S.A, a spin-out company from sanofi-aventis. Indevus also is receiving royalties under a patent it licensed to Eli Lilly & Company based on net sales of Sarafem® in the United States. Sarafem is prescribed to treat certain conditions and symptoms associated with pre-menstrual dysphoric disorder.

In December 2006, Indevus entered into a co-promotion arrangement with Valera and in January 2007, pursuant to the co-promotion arrangement, Indevus and Valera began to jointly market Vantas with an aggregate sales force of approximately 105 individuals that are currently calling on urologists in the United States that account for the majority of LHRH agonist product sales.

Strategy

Indevus’ goal is to become a leading specialty pharmaceutical company focused on urology and endocrinology. The key elements of the strategy that Indevus employs in its efforts to achieve its goal include:

(1) Identifying and acquiring products or product candidates that have differentiating features and defined specialty markets within Indevus’ core focus area.

(2) Adding value to acquired development stage compounds through research, pre-clinical development, clinical testing and regulatory activities.

(3) Commercializing products with our specialty sales force or in collaboration with corporate partners in order to help ensure broader penetration of target markets.

Core Focus Area—Urology and Endocrinology

In urology and endocrinology, Indevus believes it has developed strong capabilities in product development based on its research and development organization and in sales and marketing based on its approximately 80-person specialty sales force.

Through Indevus’ business development efforts and its research and development capabilities, Indevus has a robust late-stage product pipeline. Indevus believes its capabilities will enable it to continue to successfully acquire, develop and commercialize products and product candidates and achieve its strategic goal of becoming a leading specialty pharmaceutical company in its core focus area.

The following table outlines the products in its core focus area:

Product Name	Indication/Use	Status	Commercial Rights
SANCTURA	Overactive bladder	Marketed	U.S.[1]

SANCTURA XR	Overactive bladder	NDA[2] filed	Worldwide[3]

DELATESTRYL	Hypogonadism	Marketed	U.S.

NEBIDO	Hypogonadism	Phase III	U.S.

PRO 2000	HIV and STD prevention	Phase III	Worldwide

IP 751	Interstitial cystitis/pain	Phase I	Worldwide

[1]	Licensed to Esprit.
[2]	NDA refers to a New Drug Application.
[3]	Licensed to Esprit in the U.S.; certain territories outside the U.S. licensed to Madaus GmbH.

Other Products

In addition to the products and product candidates in its core focus area, it has products and product candidates that address certain other specialty medical areas.

The following table summarizes the status of its other products:

Product Name	Indication/Use	Status	Commercial Rights
Sarafem	Premenstrual Dysphoric Disorder	Marketed	Worldwide[1]

Pagoclone	Stuttering	Phase III	Worldwide

Aminocandin	Systemic fungal infections	Phase I	Worldwide[2]

[1]	Licensed to Eli Lilly & Company
[2]	Know-how licensed to Novexel S.A.

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Its principal office is located at 33 Hayden Avenue, Lexington, Massachusetts 02421-7971, and its main telephone number is (781) 861-8444. Reports, proxy statements and other information concerning Indevus may be accessed and reviewed through its website at www.indevus.com.

Indevus’ registered trademark “SANCTURA” is assigned in the U.S. to Esprit Pharma Holding Company (subject to our co-exclusive right to use it) and NEBIDO is a registered trademark of Schering AG, Germany that Indevus exclusively licenses in the United States. “DELATESTRYL” is Indevus’ registered trademark for its DELATESTRYL product. Indevus has pending trademark applications for SANCTURA XR. Other trademarks, trade names and service marks appearing in this registration statement are the property of their respective owners.

INFORMATION ABOUT VALERA

Overview

Valera Pharmaceuticals is a specialty pharmaceutical company concentrating on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize Valera’s proprietary drug delivery technology. Valera’s first product, Vantas, was approved by the U.S. Food and Drug Administration, or FDA, in October 2004. Vantas is a 12-month implant indicated for the palliative treatment of advanced prostate cancer. Vantas slows prostate tumor growth by delivering histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist. Valera began marketing Vantas in November 2004 utilizing its sales force. In December 2006, Valera entered into a co-promotion agreement with Indevus and in January 2007, pursuant to the co-promotion arrangement, Valera and Indevus began to jointly promote Vantas with Indevus with an aggregate sales force of approximately 105 individuals that are currently calling on urologists in the United States that account for the majority of LHRH agonist product sales. In addition to Vantas, Valera is developing a pipeline of product candidates for indications that include central precocious puberty, acromegaly, bladder cancer, opioid addiction, interstitial cystitis, nocturnal enuresis and bladder cancer.

Total U.S sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $850 million in 2006 based on Valera’s estimates and IMS Health Incorporated data, with the leading products being three- and four-month injection formulations. Valera believes that total U.S. sales of LHRH agonist products declined by approximately 5% in 2006, primarily as a result of lower prices due to changes in Medicare reimbursement rates. Valera believes that Vantas has a competitive advantage over other products because it delivers an even, controlled dose of LHRH agonist over a 12-month period, and is the only product indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, the most potent LHRH agonist available on the market.

Vantas is a hydrogel implant based on Valera’s patented Hydron Technology, which is a drug delivery system that allows Valera to control the amount and timing of the release of drugs into the body for up to 12 months. Several of Valera’s product candidates utilize its Hydron Technology delivery system. The hydrogel implant is a soft and flexible implant containing no moving parts. Valera intends to leverage its specialized sales force to market certain of its product candidates, if approved, since the indications of these product candidates are treated by many of the same physicians Valera is calling on for Vantas.

Valera is a Delaware corporation. Its principal office is located at 7 Clarke Drive, Cranbury, NJ 08512, and its main telephone number is (609) 235-3000. Reports and other information concerning Valera may be accessed and reviewed through its website at www.valerapharma.com.

Valera’s Competitive Strengths

Valera believes that its key competitive strengths that allow it to compete effectively in the urology and endocrinology markets include:

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Technology. Valera believes that Hydron Technology offers significant advantages over existing drug delivery systems. Implants using Hydron Technology can be adapted to deliver many kinds of drugs over an extended period of time. In addition, Valera’s implants are soft and flexible, enhancing patient comfort. Further, because Valera owns the manufacturing know-how to develop products utilizing Hydron Technology, Valera is able to control and maximize the potential commercial uses of this technology.

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Development Capability. As demonstrated by Vantas, Valera has succeeded in developing a product, successfully taking it through the regulatory process to market in the United States in less than a year from the submission of a new drug application without utilizing an accelerated approval process. However, Valera may not be able to obtain FDA approval for its product candidates as quickly as it did for Vantas. Valera expects to continue to utilize this capability to efficiently develop future products.

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Manufacturing Ability. Valera manufactures Vantas and Valera’s product candidates utilizing Hydron Technology using a patented and proprietary process. In addition, Valera has developed proprietary equipment and scalable manufacturing methods to achieve cost-effective commercial production. Further, because Valera controls the manufacture of Vantas and Valera’s product candidates that use Hydron Technology, Valera can ensure high quality and fully realize any manufacturing cost efficiencies.

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Sales and Marketing. Valera and its co-marketing partner, Indevus, are currently calling on urologists that account for the majority of LHRH agonist product sales in the United States. By adjusting Valera’s current sales force structure slightly, Valera will be able to call on physicians in additional specialty areas, such as pediatric endocrinology. These therapeutic areas are attractive because they can be effectively targeted with a small, focused sales force. Valera also believes that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products because generic drug companies do not typically have field sales forces. Outside the United States, Valera has partnered with companies with a local presence and proven distribution channels in the urology market for distribution of Vantas.

Product Development

The following table summarizes certain information regarding Vantas and Valera’s product candidates:

Product	Indication	Therapeutic Area	Delivery Method	Status
Vantas	Prostate Cancer	Urology	Implant	United States Commercial Sales; Approved in Denmark and Canada

Supprelin ®-LA	Central Precocious Puberty (early onset of puberty)	Endocrinology	Implant	New Drug Application Filed

VP003 (Octreotide)	Acromegaly (giantism)	Endocrinology	Implant	Phases I/II

VP004 (Naltrexone)	Addiction Disorders	Central Nervous System	Implant	Phase I/II

VP005 (Anti-inflammatory)	Interstitial Cystitis (bladder inflammation)	Urology	Bladder Instillation	Pre-clinical

VP006 (Peptide)	Nocturnal Enuresis (bed wetting)	Urology	Oral Tablet	Phase I

Valstar ® (Valrubicin)	Bladder Cancer	Urology	Bladder Instillation	New Drug Application Approved

Endoureteral Stent	Maintenance of Ureteral Patency	Urology	Insertion	Pivotal Animal Study

Vantas

Vantas is a soft and flexible 12-month hydrogel implant based on Valera’s patented Hydron Technology indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist, over a 12-month period for the palliative treatment of advanced prostate cancer. Valera began marketing Vantas in the United States in November 2004 utilizing its own sales force. In December 2006, Valera entered into a co-promotion agreement with Indevus and in January 2007, pursuant to the co-promotion agreement, Valera began to jointly promote Vantas with Indevus with an aggregate sales force of approximately 105 individuals that are currently calling on urologists in the United States that account for the majority of LHRH agonist product sales. In November 2005, Valera announced that it received approval to market Vantas in Denmark and in July 2006, Valera submitted an application for regulatory approval in Germany, Ireland, Italy, Spain and the United Kingdom. In July 2006, Valera announced a partnership with Spepharm to market Vantas in Denmark and throughout Europe. Valera has completed the primary stage of the Mutual Recognition Procedure (MRP) process which concluded with a non-approvable status and referral to the Co-ordination Group for Mutual Recognition and Decentralized Procedure-Human, CMD(h). The CMD(h) arbitration failed to reach a consensus on approval and the procedure has been further referred to the Committee for Medicinal Products for Human Use (CHMP) at the European Agency for the Evaluation of Medicinal Products (EMEA). This final CHMP arbitration process will include all twenty-seven countries in the European Union where a majority rule will apply. In March 2006, Valera announced that Paladin Labs, Valera’s marketing partner in Canada, received approval from Health Canada to market Vantas in Canada. Subsequently, Paladin Labs submitted an application for reimbursement to the Canadian Common Drug Review (CDR) and the Conseil du Médicament du Québec and this documentation is under review. As of December 31, 2006, in conjunction with BioPro Pharmaceutical Inc., Valera’s marketing partner for most countries in Asia, Vantas was submitted for regulatory approval in Thailand, Singapore, Malaysia, Taiwan, Korea Hong Kong and China.

The current standard of care for the palliative treatment of prostate cancer is LHRH agonist therapy. An agonist is a chemical substance capable of activating a receptor to induce a full or partial pharmacological response. LHRH agonist therapies for advanced prostate cancer are designed to suppress the production of testosterone because testosterone promotes and accelerates the growth of tumors associated with prostate cancer. Histrelin, a powerful inhibitor of testosterone production, is the most potent LHRH agonist available.

The most common dosage forms for the administration of LHRH agonists for the palliative treatment of prostate cancer involve three- and four-month injection formulations such as Lupron and Eligard, which deliver leuprolide, Trelstar, which delivers triptorelin, and Zoladex, a biodegradable rod, which delivers goserelin. Another product is Viadur, a rigid metal implant that releases leuprolide over a 12-month period. Valera believes that Vantas is a more comfortable and convenient alternative to competing products because it eliminates the requirement of multiple physician visits and repeated injections and is smaller, softer and more flexible than other implants. Implantation, however, may be less well-received by some patients than injection therapy. In addition, in Valera’s Phase III clinical trial for Vantas, 100% of the evaluable patients achieved chemical castration at week four and testosterone suppression was maintained throughout the 52-week study period for 99% of the patients. Based on these data, Valera believes Vantas is a highly effective product for the palliative treatment of advanced prostate cancer. During the Phase III clinical trial, side effects included hot flashes, fatigue and implant site reactions, such as swelling and redness.

Prostate cancer is the most common cancer for men other than skin cancers and the second leading cause of cancer death in men. According to the American Cancer Society, every year approximately 220,000 men are diagnosed with prostate cancer and approximately 27,000 die from this disease. The National Cancer Institute’s SEER Program and the National Oncology Database each project that this patient group will grow at an annual rate of 2% to 3% per year through 2008 and beyond.

Along with its co-marketing partner, Indevus, Valera is currently selling and marketing Vantas to the urologists that account for the majority of LHRH agonist product sales in the United States. Valera’s product specialists utilize various promotional materials when making clinical presentations, including instructional videos on proper implantation technique. In remote areas where Valera’s product specialists cannot make personal visits, Valera conducts direct mail programs to selected physicians. Additionally, Valera supports its sales efforts by employing a wide range of marketing programs to promote Vantas, including journal advertising, industry publications, medical educational conferences and Internet initiatives.

Supprelin-LA

Supprelin-LA is an implant utilizing Valera’s Hydron Technology to deliver histrelin over a 12-month period for the treatment of central precocious puberty, or CPP. The incidence of this condition is estimated to be between one in 5,000 to 10,000 children. This yields a potential population of up to approximately 12,000 children in the United States with this condition who are treatable. CPP is the early onset of puberty in young children, resulting in the development of secondary sexual characteristics and short stature, if left untreated. The development of these secondary sexual characteristics is due to an increase in the secretion of sex hormones, the cause of which is unknown. The standard of care of CPP involves the use of LHRH agonists to suppress the secretion of sex hormones in order to delay the onset of puberty.

One therapy currently marketed to treat CPP is Lupron Depot-PED, which is manufactured and marketed by TAP Pharmaceutical Products, Inc. According to IMS Health market data, sales of Lupron Depot-PED generated revenues of approximately $80 million in the United States in 2006. The average monthly cost of Lupron Depot-PED is in excess of $1,000 per month. CPP treatment using Lupron Depot-PED consists of intramuscular injections of leuprolide every four weeks to hormonally suppress these children. Valera’s research indicates that, in many cases, hormonal suppression may not be achieved by a four-week injection schedule, and leuprolide needs to be administered more frequently. Supprelin-LA delivers histrelin, which has ten times the relative potency of leuprolide, and which was previously approved for this condition as a daily injection for children. Supprelin-LA is formulated to release a higher daily dose of histrelin than Vantas because children with CPP need higher doses of LHRH agonist to achieve hormonal suppression. If approved, Supprelin-LA would provide hormonal suppression over a 12-month period. Valera believes Supprelin-LA would have a competitive advantage over Lupron Depot-PED because it eliminates the monthly injections given to these children with a once yearly implant and offers increased convenience and reduced costs by eliminating the need for monthly physician visits. Depending on the age of diagnosis, typical therapy may last three to five years.

In a survey conducted by D2 Market Research on Valera’s behalf at the 2004 Pediatric Academic Society conference, over 50% of the pediatric endocrinologists who completed a self-administered questionnaire indicated they would be likely to use a one-year implant like Supprelin-LA. There are approximately 700 pediatric endocrinologists in the United States, and most of them are located in the same major metropolitan areas as the urologists Valera is currently calling on for Vantas. Valera intends to market Supprelin-LA, if approved, by primarily leveraging its existing sales force.

In June 2006, Valera submitted a New Drug Application (NDA) to the FDA for Supprelin-LA. The Phase III study of Supprelin-LA is the basis of the NDA submission. The study was a multi-center, open-label Phase III study which involved 36 patients ranging in age from four to eleven years. Sixteen children had received GnRH therapy prior to enrollment while the remaining twenty were naïve to treatment. The subcutaneous implant was inserted into the inner aspect of the upper arm. The primary endpoints, which were hormonal suppression below pubertal levels and continued suppression upon challenge with gonadotropin-releasing hormone, were met. All patients were analyzed for efficacy and safety. In September 2006, Valera received notice from the FDA, that they had accepted Valera’s submission of its NDA for Supprelin-LA and accordingly, under the Prescription Drug User Fee Act (PDUFA) guidelines, the FDA is expected to complete its review and act upon this NDA submission by the PDUFA date of May 3, 2007. Valera also announced in September 2006, its Supprelin-LA manufacturing facilities in Cranbury, New Jersey successfully passed a recent FDA pre-approval inspection. Pursuant to Valera’s co-promotion agreement with Indevus, Valera has the option to elect to enter into negotiations with Indevus to grant Indevus a co-exclusive right to co-promote Supprelin-LA.

VP003 (Octreotide)

VP003 is an implant utilizing Hydron Technology to deliver octreotide over a six-month period for the treatment of acromegaly, or giantism. Valera believes there are approximately 1,000 new acromegalic patients per year and 16,000 total patients in the United States. Acromegaly is a chronic hormonal disorder that occurs when a pituitary tumor produces excess growth hormone, or GH. It most commonly affects middle-aged adults, and if untreated, causes enlargement of certain bones, cartilage, muscles, organs and other tissue, leading to serious illness and potential premature death.

Octreotide is a treatment used to substantially reduce GH levels and insulin-like growth factor levels, or IGF-1 levels, in patients with acromegaly. Octreotide is also approved to treat the symptoms associated with metastatic carcinoid tumors and vasoactive intestinal peptide secreting adenomas, which are gastrointestinal tumors. Octreotide is currently being marketed by Novartis as Sandostatin injections in several strengths in both daily and monthly formulations.

Valera estimates the U.S acromegalic market to be approximately $200 million annually, consisting mostly of monthly injections of octreotide. Valera believes there is a market for a longer- acting octreotide formulation such as VP003 in order to reduce the number of physician visits for injections of octreotide. In addition, since there are a limited number of endocrinologists dispensing octreotide and patients are dispersed throughout the country, Valera believes patient compliance would also be significantly improved by longer-acting treatment with VP003.

Research conducted by Verispan Market Research on Valera’s behalf shows that a longer-acting octreotide product would be favorably received in the endocrinology market. The endocrinologists interviewed by Verispan cited the poor compliance of acromegalics who are required to visit a doctor every month to get injections for a disease in which patients rarely notice the changes being caused by the condition. Another reason cited for poor compliance was the long distances many patients have to travel for treatment because of the limited number of physicians willing to administer the monthly formulation of Sandostatin due to the complexity of the technique involved.

There are approximately 4,400 endocrinologists practicing in the United States, and most of them are located in the same metropolitan areas where Valera is marketing Vantas to urologists. Valera intends to market VP003 by creating an endocrine sales force or by partnering with a company that has an existing endocrine sales force.

In 2004, Valera initiated and completed a Phase I/II pharmacokinetic clinical trial with eleven acromegalic patients to evaluate the release characteristics of VP003 and examine safety and efficacy parameters. The endpoints achieved in this clinical trial were the reductions in GH and IGF-1 levels in the blood in these patients. During the Phase I/II clinical trial, side effects included diarrhea, low blood sugar and implant site reactions. In August 2006, the FDA requested an additional Phase I/II pharmacokinetic (PK) study for the Octreotide implant. In September 2006, Valera submitted an Investigational New Drug Application (IND) with the FDA for the Octreotide implant. The application contained Valera’s proposed six-month Phase I/II PK study in thirty patients. In January 2007, Valera commenced the study and data is expected to be provided to the FDA for review in June 2007. Valera anticipates commencing a Phase III study in the second half of 2007.

VP004 (Naltrexone)

VP004 is an implant utilizing Hydron Technology to deliver naltrexone for the treatment of opioid addiction over a three to six-month period. The National Institute on Drug Abuse estimates that there are approximately one million heroin addicts in the United States of which only 25% seek treatment. Naltrexone is an opiate antagonist currently approved as an oral daily formulation in the United States for the treatment of opiate dependence. Naltrexone competitively binds at the opiate receptor sites in the brain, thereby blocking the euphoric effects of opiates such as heroin.

Although naltrexone is effective, the addict population is typically non-compliant. Valera believes that this creates an attractive opportunity for VP004 because it provides controlled release of naltrexone over a six-month period. There are over 200 registered addiction medicine specialists practicing in the United States. Further, a significant number of primary care providers treat opioid addicts. In addition to opioid addiction, naltrexone is also currently approved in the United States for the treatment of alcoholism.

In May 2006, Valera submitted an Investigational New Drug Application (IND) for VP004 to the FDA and that filing has been accepted by the agency. In November 2006, Valera finalized all administrative arrangements with Johns Hopkins and commenced clinical studies for VP004. The three month Phase I/II study involves an open label study of the naltrexone implant in approximately a dozen healthy volunteers with a history of opioid abuse. A primary objective of the study is to investigate several dosing regimens for the extent of opiate blockade following morphine challenges. The lead investigator is the pioneering addiction researcher and renowned authority on naltrexone, Donald Jasinski, M.D., Professor of Medicine, Chief Center for Chemical Dependence, Johns Hopkins Bayview Medical Center. The data related to the study is expected to be provided to the FDA for review in the third quarter of 2007. Valera expects to commence a Phase III clinical trial in the first half of 2008.

VP005 (Anti-inflammatory)

VP005 is a proprietary polymer solution instillation for the treatment of symptoms associated with interstitial cystitis, a chronic inflammatory condition of the bladder. Interstitial cystitis, or IC, affects approximately one million people in the United States. IC is characterized by frequent urination and pain above the pubic region. The cause of IC is unknown but is believed to involve inflammation of the lining of the bladder.

Valera believes that IC is a disease that has been poorly served by the pharmaceutical industry. Elmiron is the only product currently approved for the relief of bladder pain or discomfort associated with IC. Elmiron is marketed by Bayer HealthCare LLC and is an oral formulation containing 100 milligrams of pentosan polysulfate sodium, a semi-synthetic molecule that is taken three times a day. According to IMS Health market data, sales of Elmiron generated revenues in excess of $100 million in the United States in 2004. Valera’s discussions with urologists indicate that Elmiron is only occasionally effective and that many patients require instillation therapy, a more invasive form of treatment utilizing a catheter to fill up the bladder with various solutions. Instillation therapy has been shown to abate the symptoms of IC in some patients. VP005 is an instillation therapy that forms a temporary coating on the internal lining of the bladder and facilitates the slow, controlled release of the drug in VP005 into the bladder. Valera intends to license the drug delivery technology used in VP005 and intends to apply for patent protection for this application of that technology.

VP005 has been successful in animal models in treating what Valera believes to be the major contributing factor in producing the painful symptoms of IC. Valera has drafted a Phase I/II protocol to evaluate VP005 in humans. In March 2005, Valera met with a panel of IC experts from the United States to help refine the protocol. Valera is currently evaluating the development and commercialization strategy for VP005.

VP006 (rapid dissolve desmopressin)

VP006 is a proprietary modified release oral formulation of desmopressin for the treatment of nocturnal enuresis, commonly referred to as bed-wetting. Nocturnal enuresis affects approximately five to seven million children in the United States.

Valera believes that nocturnal enuresis has been poorly served by the pharmaceutical industry. DDAVP, Tofranil and several generics are the products currently approved for the management of nocturnal enuresis. The most common pharmaceutical treatment is DDAVP, which is manufactured and marketed by Sanofi-Aventis.

According to IMS, sales of DDAVP for 2004 were approximately $220 million. It is available as an oral tablet or a nasal spray containing 0.1-0.2 milligrams of desmopressin acetate, an antidiuretic hormone affecting renal water conservation. Valera believes that the rapidly dissolving formulation of desmopressin would be preferred by children and their parents because young children can have difficulty swallowing solid tablets.

VP006 has been evaluated in bio-availability studies and, while not bioequivalent to the reference drug product, VP006 has shown a similar pharmacodynamic response. Valera is presently exploring the regulatory pathway for the approval of VP006 as well as evaluating the commercialization strategy for this product.

Valstar ® (Valrubicin)

In March 2006, Valera completed the acquisition of certain assets from Anthra Pharmaceuticals, Inc. associated with its valrubicin business in the United States and Canada for the purchase price of $600,000 plus future royalties of up to 13.5% of net sales depending upon the product’s formulation, indication and market share plus certain milestone payments based upon achieving certain sales levels. The valrubicin product Valera acquired, formerly marketed in the United States under the trademark Valstar, is a bladder instillation approved to treat bladder cancer that is no longer responsive to conventional treatment such as surgery and/or topical drug application. This product was previously administered and billed as an office procedure, and predominantly covered under Medicare reimbursement. The product is not covered by any patents and its orphan drug status has expired.

According to the National Institutes of Health data, bladder cancer has a prevalence of approximately 500,000 patients in the United States. Market research conducted by Verispan on Valera’s behalf and performed at the May 2002 American Urology Association meeting found that approximately 31% of bladder cancer patients are treated with BCG (Bacillus Calmette-Guerin), the most common form of topical treatment. The research further shows that about 17% of the BCG patients become unresponsive, or refractory, to treatment each year and must now either have a cystectomy, the medical term for bladder removal, or stand the chance of disease progression. Urologists surveyed in the study further stated that 69% of these refractory patients go on to have their bladder removed, resulting in a patient population of approximately 8,200 with this type of cancer who could be candidates for valrubicin.

Anthra’s product was withdrawn from the market in 2002 due to a manufacturing problem and a lack of resources to address the problem. Valera believes that it has identified the cause of the manufacturing problem and that it will be able to correct the problem. In January 2006, the FDA agreed to Valera’s plan to reintroduce the product in the United States. Valera has engaged a third party manufacturer to produce the finished version of Valstar. This manufacturer produced a pilot batch of Valstar, for confirmation of product stability, and in the second quarter of 2007 will initiate validation batches for eventual release and sale. Valera expects to launch the product in the second or third quarter of 2007 depending on the regulatory approval to re-launch the product in the United States.

Endoureteral Stent

On November 8, 2006, Valera announced that it completed proof-of-concept studies on a flexible, biodegradable polymer-based ureteral stent. Ureteral stents are plastic tubes inserted into the ureter to allow urine to drain from the kidney to the bladder when the flow of urine may be obstructed due to a number of conditions, including kidney stones and inflammation. Current available ureteral stents require physician intervention for removal from the body. A biodegradable ureteral stent could be naturally voided by the body, a potentially important advantage over existing stents. In February 2007, Valera announced that it had initiated a porcine model study to establish safety and effectiveness necessary to support the submission of a 510k device application for the polymer-based flexible biodegradable ureteral stent. This study will involve 30 pigs with a primary end point being the dissolution and natural excretion of the stent within several weeks. Depending on the outcome of the porcine model study, Valera believes the 510k submission could occur by the end of 2007.

In connection with the Revised Research and Development Proposal dated April 27, 2005, between Valera and Poly-Med, Inc. and the Advanced Development and Pilot Production Outline issued by Valera and Poly-Med on March 24, 2006 and revised on April 10, 2006, relating to the development of a biodegradable endoureteral stent, on December 4, 2006, Valera entered into a Letter Agreement with Poly-Med, pursuant to which Valera agreed to engage in exclusive negotiations to enter into an agreement (the “License and Supply Agreement”) providing Valera with an exclusive license to use and sell the endoureteral stent in exchange for certain royalty payments. The License and Supply Agreement will also set forth the terms under which Poly-Med will manufacture and supply Valera with the endoureteral stent. The exclusivity period contemplated by the Letter Agreement expires June 30, 2007.

Research and Development Expenditures

Research and development expense for the years ended December 31, 2006, 2005 and 2004 was $7.6 million, $5.9 million and $6.4 million, respectively.

Valera’s Drug Delivery System

Human implantable drug delivery is a relatively new therapeutic drug delivery approach in which drugs are administered directly into the circulatory system through a biocompatible, non-toxic device. Valera believes this type of drug delivery is suitable for certain drugs that are not amenable to oral delivery, such as therapeutic peptides that are destroyed in the gastro-intestinal (GI) tract, or drugs poorly absorbed by the GI tract or destroyed in the liver. In such cases, increasing the dosage of these drugs to increase absorption may result in harmful side effects. As a result, Valera believes that implantable drug delivery systems may provide safer and more effective administration of therapy by delivering the drug directly to the bloodstream at even, controlled rates.

Hydron Technology, Valera’s proprietary drug delivery technology, is the basis of Valera’s patented hydrogel implant, which is inserted under a patient’s skin. This technology, which evolved from similar technology used in soft contact lenses, is flexible and can be adapted to deliver many types of drugs. Currently, Valera only has FDA approval for Vantas. Valera will need to obtain approval for each product Valera develops, including products using Hydron Technology. Valera’s implant is designed to allow release of drugs continuously, at even, controlled rates for up to a 12-month period. Valera believes that such predictable release over a period of 12 months has not been achieved by most other drug delivery systems, including sustained release injections, bioerodible implants and transdermal devices. In addition, implants utilizing Hydron Technology are smaller, softer and more flexible than other implants and eliminate the requirement of multiple physician visits and repeated injections.

Utilizing Valera’s Hydron Technology, Valera is able to manufacture implants to the exact chemical and physical specifications required by the particular drugs to be released. By modifying the geometric characteristics (wall thickness, diameter and length) and the polymer make-up of the implants, Valera can vary the release rates of a broad spectrum of drugs according to the therapeutic levels required for a particular indication. Once filled with an active ingredient, sealed and sterilized, the implant is inserted into a patient in a minor outpatient procedure generally performed in a physician’s office. The procedure to insert the implant takes approximately seven to ten minutes. First, the insertion site is swabbed with an antiseptic. Next, the physician injects an anesthetic immediately under the skin in the upper arm along the path where the implant is to be inserted. Then the physician makes a small incision and inserts the implant using an insertion tool. The tool is then retracted, leaving the implant under the skin. The incision is then closed with adhesive tape and a bandage is applied for one day. Lastly, the patient is given home care instructions and sent home. The physician can easily remove the implant from the body in a similar procedure. The procedure used for Vantas is very similar to the procedure that Valera intends to use for its Supprelin-LA product; however, in Valera’s clinical trials for its Supprelin-LA product Valera evidenced physicians using conscious sedation and general anesthesia on some occasions.

Valera believes that the advantages of its Hydron Technology include:

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Increased Patient Compliance. Valera’s Hydron Technology releases drugs for up to a 12-month period. As a result, the need for multiple physician visits and the inconvenience associated with frequent injections are eliminated, reducing the risk that a patient will miss a treatment.

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Adaptability. Valera’s Hydron Technology can be adapted to deliver many types of drugs. In addition, it provides a controlled and even drug release over a period of time that can result in increased efficacy and safety. Currently, Valera only has FDA approval for Vantas. Valera will need to obtain approval for each additional product it develops including products using its Hydron Technology.

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Decreased Cost. As a result of the reduced number of patient visits to doctors’ offices, the overall costs associated with such visits, including scheduling, office visit and reimbursement claim costs, are significantly lowered. In addition, the use of Valera’s Hydron Technology lessens the administrative burden on private insurance and Medicare by reducing the number of reimbursement claims processed per year.

Finally, since Vantas is based on Valera’s Hydron Technology, Valera believes that the regulatory approval of Vantas may be helpful in obtaining approval of its product candidates that utilize this technology.

Valera’s Hydron Technology is limited by the amount of drug which can be loaded into an implant due to its small size, the inability of the technology to deliver drugs that are water insoluble, the inability to deliver molecules with a large molecular weight and the need for a minor surgical procedure to insert and remove the implant.

Valera’s Business Strategy

In addition to increasing sales of Valera’s approved product, Vantas, and subject to Valera’s proposed merger with Indevus, Valera’s goal is to develop, acquire and commercialize products for the treatment of urological and endocrine conditions, diseases and disorders. To achieve this goal, Valera’s strategy includes the following key elements:

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Continue to Focus on Urological and Endocrine Conditions, Diseases and Disorders. Valera intends to continue to focus on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders. Valera’s aim is to build its urological and endocrine product portfolio and opportunistically acquire or in-license later-stage urological and endocrine products that are currently on the market or require minimal development expenditures, or have some patent protection or potential for market exclusivity or product differentiation. Valera intends to collaborate with major and specialty pharmaceutical companies to develop and commercialize products that are outside of its core urology and endocrinology focus.

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Develop Proprietary Pharmaceutical Portfolio. Valera is building a product portfolio based on its Hydron Technology. Valera has demonstrated the utility of its Hydron Technology through Vantas, and Valera believes that it can utilize this technology to bring additional products to market. Valera intends to apply its Hydron Technology to the delivery of drugs with established safety and efficacy profiles to reduce product development risk and speed time to market.

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License its Implant Technology. Valera has built, and continues to build, a portfolio of intellectual property around its implant technology. Valera intends to make its proprietary technology available for licensing to third parties. Valera may enter into license agreements or collaborative research and development agreements with third parties to develop implant based therapeutics containing new chemical compounds.

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Develop or Acquire New Drug Delivery Technologies. In addition to its Hydron Technology, Valera intends to continue to evaluate other drug delivery technologies as candidates for in-license, acquisition and development, including various implantable technologies and other drug delivery systems. Valera believes that, by devoting our its resources to continued development of new drug delivery technologies, Valera can develop a broader base that will enable it to deliver a greater variety of drugs than would be possible using a single drug delivery technology.

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Leverage Sales and Marketing Expertise. Valera will continue to expand its commercialization efforts by leveraging its existing sales and marketing expertise to market new products as they are approved.

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Partner Outside the United States to Reach New Geographic Markets. To reach markets outside the United States, Valera has pursued a licensing strategy, whereby it has partnered with companies with a local presence and distribution channels in the urology and endocrinology markets for distribution of its products. Valera may retain full or co-marketing rights, however, on a select territory-by-territory basis to further leverage its sales and marketing expertise.

Sales, Marketing and Distribution

As of January 15, 2007, Valera and its co-marketing partner, Indevus, had 105 product specialists promoting Vantas. Valera’s product specialists have a substantial number of years of pharmaceutical sales experience and the majority of Valera’s sales force has sold other LHRH agonist products prior to joining Valera. Each product specialist is responsible for marketing Vantas to physicians in an assigned geographic territory. At present, Valera is calling on the urologists that account for the majority of LHRH agonist products in the United States. Valera continues to analyze physician prescribing habits so that it can direct its product specialists to physicians who maintain the largest prostate cancer practices. By adjusting its current sales force structure slightly, Valera will be able to call on its current physician base and on physicians in additional specialty areas, such as pediatric endocrinology. Further, Valera believes that the direct physician distribution channel of Vantas may present a barrier to the future entry of competition from generic products because generic drug companies do not typically have a field sales force.

Valera’s product specialists utilize various promotional materials when making clinical presentations, including, instructional videos on proper implantation technique. In remote areas where Valera’s product specialists cannot productively make personal visits, Valera conducts direct mail programs. Valera also supplies physicians, health plan administrators and specialty pharmacies with a pharmaco-economic model to demonstrate the cost effectiveness of Vantas compared to other LHRH agonist products due to decreased utilization of staff time for repeated injections and one reimbursement claim per patient per year as opposed to three or four.

Additionally, Valera supports its sales efforts by employing a wide range of marketing programs to promote Vantas, including journal advertising, industry publications, medical educational conferences and Internet initiatives. Valera holds meetings in major cities where a Vantas clinical investigator presents data about Vantas, relates his own impressions and demonstrates proper implantation technique. In addition, Valera’s product specialists utilize local thought leaders as peer influence speakers in their specific markets.

In addition to product specialists, Valera utilizes the services of Besse Medical, an authorized specialty distributor of Vantas. Besse Medical is responsible for services customarily provided by a wholesale distributor, including the stocking, packing and shipping of Valera’s products and is paid a distribution service fee based on the purchases of Vantas through Besse Medical. Valera has also contracted with specialty pharmacies such as Medmark, CuraScript, BioScrip, Caremark and Aetna Specialty to sell Valera’s Vantas product through their organizations.

Outside the United States, Valera has primarily pursued a licensing strategy, whereby Valera has partnered with companies with a local presence and distribution channels in the urology or other market for distribution of Vantas or other products Valera may offer. Valera may retain co-marketing rights, however, on a select territory-by-territory, basis. For example, Valera has executed an agreement with Paladin Labs, Inc., a Canadian company, under which it will distribute Vantas in Canada, and has signed similar agreements with each of Key Oncologics (Pty) Ltd., a South African company, BioPro Pharmaceutical, Inc., an organization specializing in marketing oncology drugs in the pan Asian region, Teva-Tuteur, an organization specializing in marketing oncology drugs in Argentina and Spepharm Holding B.V., an organization specializing in urology products in the European Union, Switzerland and Norway. Valera is actively seeking relationships or distribution arrangements with additional GPOs, specialty pharmacies and local companies abroad.

Reimbursement

Advanced prostate cancer is generally treated by urologists in their offices. LHRH agonist products are usually sold directly from the pharmaceutical manufacturer to the physician and are administered in the office through injections or a 12-month implant. Once a physician acquires and administers the LHRH agonist product, the physician files a claim with Medicare or the patient’s private insurance for reimbursement.

Approximately 70% of patients diagnosed with prostate cancer and receiving LHRH agonist therapy are over the age of 65 and therefore covered by Medicare. In light of this, Valera has retained a group of Medicare experts to monitor pricing of LHRH agonist products and the Medicare reimbursement environment.

Valera’s business is affected by physician utilization, pricing pressure from Valera’s competition and Medicare or third party reimbursement, as well as other factors which may cause variances in Valera’s revenue. Valera’s sales of Vantas from launch in November 2004 through June 30, 2005 were supported, in part, by favorable reimbursement rates, which decreased beginning in the third quarter of 2005. Valera’s initial favorable reimbursement rates were due to the fact that Vantas was a new product that did not yet have an established average selling price or ASP, in connection with Medicare reimbursement. As a result, Vantas was reimbursed at wholesale acquisition price, which is typically higher than ASP. Vantas received an established ASP effective July 2005, which resulted in lower reimbursement rates and a corresponding lower sales price to Valera’s customers. Valera’s historical quarterly net average selling prices to Valera’s customers are:

For the three months ended:	Net Average Selling Price
December 31, 2004	$2,520
March 31, 2005	$2,628
June 30, 2005	$2,586
September 30, 2005	$2,099
December 31, 2005	$1,801
March 31, 2006	$1,620
June 30, 2006	$1,562
September 30, 2006	$1,478
December 31, 2006	$1,370

Valera expects future Medicare reimbursement levels to continue to decline for Vantas, which will have an adverse effect on Valera’s net product sales. Reimbursement levels are currently set by the twenty-three Medicare carriers in the United States which, in the aggregate, cover all fifty states. Certain Medicare carriers have a policy which sets the reimbursement rate for Vantas based on Valera’s ASP. Other Medicare carriers have a policy that applies the least costly alternative, or LCA, methodology to Vantas. LCA is a payment methodology that allows Medicare carriers to pay the same reimbursement for drugs that have been determined by Medicare to be “medically equivalent.” Vantas is currently the least costly alternative in the class of LHRH drugs. Further, certain Medicare carriers have a policy which segregates twelve-month products from all other dosages, including one, three, four and six month injectable products, and reimburses at different rates for these two groups of products, sometimes referred to as a split policy. Finally, there are certain Medicare carriers which state they have a policy which reimburses on an ASP or LCA methodology, but which Valera believes make payments based upon a split policy.

Valera is devoting internal and external resources to determine the impact and fairness of these various policies. In the states where certain Medicare carriers have adopted a split policy, whether in writing or in practice, Valera is at an economic disadvantage to the injectable products which are reimbursed at higher annual rates. Valera is challenging the basis for these reimbursement policies with the Medicare carriers. Valera will deploy its sales resources in markets where it can sell its products on an even par with the other products in the class. Nevertheless, Valera expects its net product sales to continue to decline in the foreseeable future as a result of the declining reimbursement rates for Vantas.

Valera is also pursuing a sales strategy in which Valera will attempt to sell a greater percentage of Vantas to non-Medicare customers. Non-Medicare customers typically pay a greater amount for Vantas than Medicare customers. Thus, selling a greater percentage of Vantas to non-Medicare customers may alleviate the downward pressure on Valera’s net average selling price from the Medicare customers.

Intellectual Property

Valera’s success will depend in large part on Valera’s ability to maintain a proprietary position in its products and product candidates through patents, trade secrets and FDA exclusivity. Valera relies upon patents, trade secrets, know-how and continuing technological innovation to develop and maintain Valera’s competitive position. Valera plans to aggressively protect and defend its proprietary position.

As of December 2006, Valera owned three issued United States patents and 24 issued foreign patents relating to Valera’s Hydron Technology. Valera owns three pending foreign patent applications relating to its Hydron Technology. Valera’s patents and patent applications cover a variety of novel pharmaceutical formulations, methods of use, and processes to manufacture hydrogel polymers and implants incorporating active agents. Within the Hydron Technology patent portfolio, Valera owns two issued United States patents and 23 issued foreign patents relating to Vantas.

The following table sets forth information related to United States and foreign patents and patent applications owned by Valera:

Technology Family	Brief Description of Coverage	No. of Patents	No. of Pending Applications	Date of Grant/ Expiration
Water-Swellable Hydrophilic Articles	Method of preparing a hydrophilic plastic cartridge	15	0	1994/2011

Homogenous Hydrogel Copolymers	Method of preparing homogeneous copolymers having a predetermined equilibrium water content value	10	0	1993/2010

Hydrogel Composition	Method of preparing homogenous porous hydrogel	2	3	2002/2020

Implanting Device	Device for inserting implantable objects under the skin	0	17	Not Applicable/ 2023

Implanting Device Design	Design for an implanting Device	5	0	2004/2017

Compositions and Treatments for Central Precocious Puberty	Controlled delivery of gonadotropin-release hormone agonists for the treatment of central precocious puberty	0	3	Not Applicable/ 2025

Polyurethane Implant Formulations	Polyurethane implant formulations and methods of preparing	0	8	Not Applicable/ 2024

Total		32	31

As noted in the chart above, Valera has filed a United States and two foreign patent applications covering pharmaceutical formulations, processes and methods of use relating to Supprelin-LA. In addition, as of December 2006, Valera also owned five other issued patents and have approximately 25 other patent applications pending worldwide relating to other areas, including implanting devices and designs thereof and polyurethane based implants.

Valera’s commercial success will depend in part on obtaining this patent protection. Other intellectual property and know-how, including the Hydron Technology, that Valera has produced and owns, are safeguarded through copyrights, trademarks, trade secret protections and contractual safeguards such as confidentiality and proprietary information agreements. The development of Valera’s technology and many of Valera’s processes are dependent upon the knowledge, experience and skills of key scientific and technical personnel. To protect Valera’s rights to this proprietary information and technology, which are not patentable, Valera requires all employees, consultants and advisors to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside Valera. As a matter of company policy, all scientific employees are “hired to invent” and all have executed agreements that recognize this policy and generally require disclosure and assignment to Valera of ideas, developments, discoveries and inventions made by employees. However, these agreements may not effectively prevent disclosure of Valera’s confidential information or provide meaningful protection for Valera’s confidential information if there is unauthorized use or disclosure.

Material Agreements

In addition to the merger agreement, Valera is a party to certain material agreements including:

GP Strategies Corporation

In June 2000, Valera entered into a contribution agreement with GP Strategies Corporation, Valera’s former parent. Under this contribution agreement, GP Strategies contributed, assigned, transferred and conveyed to Valera the assets of GP Strategies’ drug delivery business, including all intellectual property and certain agreements with Hydron Technologies, Inc., formerly known as Dento-Med Industries, Inc., The Population Council, Inc., and Shire US, Inc., successor to Roberts Laboratories Inc.

Valera assumed all assets, liabilities and obligations of GP Strategies relating or arising from the operation of the drug delivery business and the assets.

Hydron Technologies, Inc.

In November 1989, GP Strategies Corporation, which was then known as National Patent Development Corporation, entered into an agreement with Dento-Med Industries, Inc., now known as Hydron Technologies. Under the contribution agreement in June 2000 between Valera and GP Strategies, GP Strategies transferred its rights and obligations under the agreement with Hydron Technologies to Valera.

Under the agreement, Hydron Technologies was granted an exclusive, worldwide license, with the right to grant sublicenses, in and to presently owned or subsequently issued patents and the Hydron trademark, to manufacture, market or use products composed of the Hydron polymer or produced with the use of the Hydron polymer in certain consumer and oral health fields, excluding prescription and non-prescription drugs. The agreement purports to continue indefinitely, unless terminated earlier by the parties. Valera has the exclusive right to manufacture, sell or distribute any prescription drug or medical device as defined under the Federal Food, Drug and Cosmetic Act made with the Hydron polymer, however, Valera will not have the right to sell or distribute any Hydron polymer product in the oral health field, except for prescription drug products for lip sores and oral ulcers. Valera also has the exclusive right to manufacture, sell or distribute certain other excepted Hydron products from Hydron Technologies’ license. Neither party is prohibited from manufacturing, exploiting, using or transferring the rights to any new non-prescription drug product containing the Hydron polymer, subject to certain exceptions, for limited exclusivity periods.

In the event Valera withdraws from the business of manufacturing the Hydron polymer, Valera will assign all of its right and interest in the Hydron trademark to Hydron Technologies. Upon request from Hydron Technologies, Valera may provide certain research services, including limited use of Valera’s facilities, for Hydron Technologies’ research activities, for which Valera will be reimbursed a specified amount. In addition, subject to certain conditions and exceptions, Hydron Technologies has the right to purchase from Valera and Valera is obligated to supply to Hydron Technologies certain types of Hydron polymers.

Subject to certain exceptions (including Vantas and Supprelin-LA), each party will pay to the other a 5% royalty on net sales for Hydron polymer products marketed by Valera or Hydron Technology, as applicable, or a third party. Valera’s Naltrexone and Octreotide implants would be subject to the 5% royalty to be paid to Hydron Technology. Subject to certain excepted Hydron polymer products, in the event either party sells any non-prescription Hydron polymer drug products itself, such party will pay a 5% royalty fee on net sales, including research payments, to the other party. Subject to certain Hydron polymer excepted products, if either party sells non-prescription drug products to a third party and receives up-front license fees, royalties or similar payments, such party will pay a 25% royalty on such payments to the other.

The Population Council

In September 1990, GP Strategies Corporation, which was then known as National Patent Development Corporation entered, into a joint development agreement with The Population Council regarding the development of hydrogel implants containing LHRH. Under the contribution agreement entered into in June 2000 between Valera and GP Strategies, GP Strategies transferred its rights and obligations under the agreement with The Population Council to Valera.

By amendment to the agreement dated October 1, 1997, the Joint Development Agreement was terminated in its entirety and superseded by the terms and conditions of the amendment. Under the amendment, The Population Council concluded all ongoing prostate cancer clinical studies and provided Valera with all data and records relating to those trials to enable Valera to advance the clinical trials and seek regulatory approval to commercially develop and market any polymer implant containing any LHRH analog or any polymer implant containing any other active agent, other than an LHRH analog. Valera can enter into licensing and marketing agreements for the commercial development of those implants without the consent of The Population Council. The term of the agreement is the shorter of twenty-five years from the date of the amendment or until the date on which The Population Council receives approximately $40 million in payments from Valera. Either party may terminate the agreement if the other party becomes insolvent or is involved in bankruptcy proceedings or if, after receiving written notice the other party is in default of a material term and such default has not been cured within thirty days of the notice.

By a further amendment to the agreement dated August 2004, The Population Council is entitled to 30% of certain revenues received by Valera from the licensing of Vantas or any other polymer implant containing an LHRH analog and 5% of certain revenues received by Valera from the licensing of any other polymer implant to the extent those revenues are related to the use or sale of implants in all areas other than the European Union and certain Southeast Asian countries. Valera is required to pay to The Population Council 3% of Valera’s net sales of Vantas and any polymer implant containing an LHRH analog and 0.5% of Valera’s net sales of any other polymer implant. The Population Council is also entitled to 4% of any licensee’s net sales of Vantas and any other polymer implant containing an LHRH analog within the European Union and certain Southeast Asian countries and 0.667% of any licensee’s net sales for any other polymer implant within the European Union and certain Southeast Asian countries. In addition, Valera is required to establish a patient assistance program within one year after the first commercial sale of Vantas in the United States and maintain the program for a period ending on the earlier of ten years after establishment of the program or the cessation of the marketing of Vantas.

Shire Pharmaceuticals Group plc

In March 1998, GP Strategies entered into a license agreement and a related manufacturing and supply agreement with Roberts Laboratories Inc. under which Roberts was responsible for conducting Phase III clinical trials, managing the regulatory approval process and marketing the product now known as Vantas. When Roberts was acquired by Shire Pharmaceuticals Group in December 1999, Shire took over the development of Vantas. In December 2001, Valera entered into a termination, license back and option agreement with Shire US, a subsidiary of Shire Pharmaceuticals Group, which terminated and released all claims of the parties under the previous license and manufacturing agreements. Under this agreement, Shire transferred to Valera all on-going activities under the development program for Vantas, including all data, know-how and other information with respect to Vantas generated in connection with the development program, and granted Valera an exclusive license to such data, know-how and information for the development, manufacture, use, supply and sale of Vantas in the designated territory, including, but not limited to, the United States, Canada, and various European and other countries. In December 2006, Valera agreed to amend the definition of territories within the termination, license back and option agreement with Shire US to include the Republic of Ireland.

The term of the license continues for ten years from the date of the first commercial sale of Vantas. Thereafter, Valera will have a fully paid up license in the designated territory with respect to all data, know-how and other information related to Vantas generated under Shire’s previous development program for Vantas.

Valera is required to pay Shire 2% of net sales of Vantas in the designated territory. However, for the purposes of this agreement, net sales are reduced by the amount of any royalty payments Valera makes to The Population Council with respect to sales of Vantas. If Valera sublicenses Vantas to another entity in the designated territory, Valera will pay Shire fees of 20% of royalty income and 20% of any milestone payments Valera receives, up to a maximum of $5 million, relating to any sublicensing of Vantas. Royalty income does not include amounts paid to The Population Council with respect to sales of Vantas by a sub-licensee. However, the $5 million cap on Valera’s royalty’s payments with respect to milestone payments is only applicable if Valera is entitled to receive at least 10% of net sales under the sublicense agreement.

Valera also granted Shire an exclusive, irrevocable option, on a country-by-country basis in the designated territory, to exclusively market and distribute Vantas in each country of the designated territory, other than in the United States. This option, with respect to each country, will expire on the earlier of the date Valera enters into a sublicense agreement for that particular country or 180 days following the date of regulatory approval in that particular country for Vantas. Valera may market Vantas in any country at the expiration of the option with respect to that country. If Shire exercises the option with respect to a particular country, Valera will supply Vantas at the cost of manufacture. Shire will pay Valera 13.5% of its net sales within the option territory. Each marketing and distribution arrangement requested by Shire under its option will have a term of 10 years. Shire has not exercised its right to market Vantas in any of the countries that Valera has entered into a sublicense agreement or received regulatory approval. Either party may terminate if either party becomes insolvent or there is a material breach of the agreement.

Paladin Labs, Inc.

In October 2002, Valera entered into a license and distribution agreement with Paladin Labs under which it granted Paladin Labs an exclusive, royalty bearing license under Valera’s intellectual property, including Valera’s patents, trademarks and know-how, to seek regulatory approval for the marketing, distribution and sale in Canada and its territories of (i) Vantas for the treatment of prostate cancer and (ii) any other Hydron histrelin implant, which is, or may be, developed by Valera for other indications, such as Supprelin-LA, Valera’s histrelin implant for CPP. Paladin Labs is obligated to use commercially reasonable efforts to apply for and maintain regulatory approval for Vantas and any other Hydron histrelin implant and to sell, market and distribute those implants in Canada and its territories. The initial term of the agreement is for fifteen years from March 2006, the date on which regulatory approval for Vantas in Canada was obtained, and will automatically renew for subsequent three year terms, unless terminated earlier. Either party may terminate the agreement if the other party becomes insolvent or is involved in bankruptcy proceedings, or if, after receiving written notice the other party commits a material breach that has not been cured within thirty days of the notice or the other party is unable to fully perform its obligations as a result of a force majeure event. Valera also granted Paladin Labs an exclusive license to use the trademarks owned by Valera, including all trademarks and trade names approved by Valera, in connection with the marketing, distribution and sale of Vantas or any other Hydron histrelin implant in the designated territory. Valera has given Paladin Labs the exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the treatment of prostate cancer in the designated territory. If Paladin Labs does not conduct such trials within one year of Valera’s request to do so, Valera will have the right to conduct such Phase IV clinical trials on its own.

Valera has the sole right and responsibility for the manufacturing, assembling, packaging and labeling of Vantas or any other Hydron histrelin implant in such quantities required for Paladin Labs’ demand forecast and Valera must use all reasonable efforts to supply those products. In addition, Paladin granted Valera a non-exclusive license to use its trademarks on labeling of Vantas or any other Hydron histrelin implant. Valera has agreed not to supply Vantas or any other Hydron histrelin implant for distribution or sale in Canada and its territories for use in any indication to any other party except Paladin Labs. Paladin Labs will pay Valera a flat transfer fee of $190 per unit and a royalty of 8% of its net sales of Vantas or any other Hydron histrelin implant.

Under the terms of the agreement, Valera and Paladin have agreed not to develop, market, distribute or sell in Canada or its territories any products that contain the same active ingredient as that which is contained in Vantas, or any products similar to or competitive with Vantas or any other Hydron histrelin implant approved in Canada during the term of the agreement and for a period of three years following the expiration or termination of the agreement; provided that Valera is permitted to make, market, distribute and sell Vantas in the designated territory for all indications following the expiration or termination of the agreement.

Key Oncologics (Pty) Ltd.

In September 2003, Valera entered into a license and distribution agreement with Key Oncologics, under which Valera appointed Key Oncologics as the exclusive agent to apply for regulatory approval for and distribute Vantas in South Africa and its territories for use in the treatment of prostate cancer. The initial term of the agreement is for five years after the date on which regulatory approval for Vantas for the treatment of prostate cancer is obtained in South Africa, subject to automatic one-year renewal periods unless terminated earlier. Either party may terminate the agreement if the other party becomes insolvent or is involved in bankruptcy proceedings, or if, after receiving written notice, the other party commits a material breach that has not been cured within thirty days of the notice or the other party is unable to fully perform its obligations as a result of a force majeure event. Key Oncologics may terminate the agreement if regulatory approval of Vantas for the treatment of prostate cancer is finally denied by South Africa’s regulatory authority. Terminations with respect to one or more, but not all forms or dosages, will only apply to the affected forms or dosages. Key Oncologics is obligated to use commercially reasonable efforts to apply for and maintain regulatory approval in South Africa for Vantas for use in the treatment of prostate cancer. Key Oncologics is required to use its best efforts to market, distribute and sell Vantas in South Africa.

Valera has agreed to supply Vantas, as well as containers for and components of Vantas, to Key Oncologics exclusively in South Africa. Valera is obligated to supply Key Oncologics with all data and information in Valera’s possession or control as is necessary for the purpose of obtaining regulatory approval of Vantas for use in the treatment of prostate cancer in South Africa. Valera gave Key Oncologics the exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the treatment of prostate cancer in the designated territory. If Key Oncologics does not conduct such trials within one year of Valera’s request to do so, Valera will have the right to conduct such Phase IV clinical trials on its own. Valera will receive a perpetual, fully-paid, royalty-free license to use any data developed by Key Oncologics in the Phase IV trials.

Under the terms of the agreement, Key Oncologics has agreed not to develop, market, distribute or sell in South Africa any products that contain the same active ingredient contained in Vantas, or any products similar to or competitive with Vantas that are used to treat prostate cancer during the term of the agreement and for a period of three years following the expiration or termination of the agreement, except that Key Oncologics may market, distribute and sell a certain product under a previous third party license agreement.

Valera has granted Key Oncologics an exclusive license to use Valera’s trademarks owned by Valera, including all trademarks and trade names approved by Valera, in connection with the marketing, distribution and sale of Vantas in South Africa in connection with the treatment of prostate cancer. Key Oncologics has granted Valera a non-exclusive license to use Key Oncologics’ trademarks on labeling of Vantas. Valera has the sole right and responsibility for manufacturing, assembling, packaging and labeling Vantas and Valera is required to supply Vantas in sufficient quantities to meet Key Oncologics’ demand forecast. Valera has agreed not to supply Vantas for distribution or sale in any of the designated countries for use in the treatment of prostate cancer to any other party except Key Oncologics. For a period of twelve months following the receipt of regulatory approval, Key Oncologics will pay Valera a flat transfer fee of $250 per unit of Vantas, plus 10% of the net sales collected by Key Oncologics. After the end of the first twelve-month period, Valera will have the right to adjust the price per unit once per year, subject to certain exceptions.

BioPro Pharmaceutical, Inc.

In January 2005, Valera entered into an exclusive license and distribution agreement with BioPro. The initial term of the agreement is for ten years after the date on which the first regulatory approval allowing sales of Vantas to proceed in any country of the designated territory is issued, unless terminated earlier and automatically renews for additional periods of one year unless notice of termination is given. Either party may terminate the agreement if the other party becomes insolvent or is involved in bankruptcy proceedings, or if, after receiving written notice, the other party commits a material breach that has not been cured within thirty days of the notice or the other party is unable to fully perform its obligations as a result of a force majeure event. Either party may terminate the agreement on a country-by-country basis if regulatory approval of Vantas for the treatment of prostate cancer is finally denied by the regulatory authority within that country. Terminations with respect to one or more, but not all, forms, dosages, countries or indications will apply to the affected forms, dosages, countries or indications. Additionally, Valera may terminate the agreement if BioPro fails to achieve minimum net sales and then fails to make minimum required payments to Valera, or Valera may terminate the agreement on a country-by-country basis and on an indications-by-indications basis if BioPro fails to file necessary marketing approval applications.

Under the agreement, BioPro will be the exclusive distributor of Vantas in the designated territory consisting of Brunei, Cambodia, China (including Hong Kong), Laos, India, Indonesia, Malaysia, the Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam. BioPro is required to use commercially reasonable efforts to apply for and maintain regulatory approval for Vantas for the treatment of prostate cancer in the designated territory. In connection with obtaining regulatory approval for Vantas, Valera is required to supply BioPro with all data and information in Valera’s possession or control as is necessary for that purpose. Valera also granted BioPro an exclusive license to use the trademarks owned by Valera, including all trademarks and trade names approved by Valera, in connection with the marketing, distribution and sale of Vantas in the designated territory. Valera gave BioPro the non-exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas for the palliative treatment of prostate cancer in each country of the designated territory. BioPro has applied for regulatory approval for the commercialization of Vantas in Thailand, Singapore, Malaysia, Taiwan, Korea, Hong Kong and China.

BioPro granted Valera the right to use BioPro’s trademarks on labeling of Vantas. Valera has the sole right and responsibility to manufacture, assemble, package and label Vantas and is required to supply Vantas in quantities sufficient to meet BioPro’s demand forecast. Valera has agreed not to supply Vantas for distribution or sale in any of the countries in the designated territory for use in any indication to any other party except BioPro. BioPro will pay Valera a flat transfer fee of $250 per unit and a royalty of 25% of net sales of Vantas, in addition to various milestone payments. BioPro must pay Valera a minimum amount if it fails to achieve certain minimum net sales. In addition, BioPro is obligated to pay a royalty of 2% of net sales of Vantas directly to The Population Council or a minimum payment if certain minimum net sales are not achieved. Twelve months following the first commercial sales of Vantas in the designated territory, Valera will have the right, subject to certain exceptions, to adjust the price per unit once per year.

Affiliates of Sanders Morris Harris, Inc., of which James Gale, the Chairman of Valera’s board of directors, is a managing director, own approximately 40% of BioPro. Affiliates of Sanders Morris Harris, Inc. own approximately 37% of the outstanding common stock of Valera.

Alpex Pharma S.A.

In April 2005, Valera entered into a collaboration and development agreement with Alpex Pharma to research and develop a rapid dissolve desmopressin product. Under the agreement, Valera has an exclusive, royalty-bearing license, based in part on Alpex’s intellectual property, including the right to sublicense, to make, use, sell, and otherwise commercialize the rapid dissolve desmopressin product in the United States, Canada, and Mexico. The agreement continues in effect until the expiration of all Alpex patents related to Alpex’s platform technology that cover the rapid dissolve desmopressin product. Upon expiration of all Alpex patents related to

Alpex’s platform technology that cover the rapid dissolve desmopressin product, Valera will have a fully paid-up, royalty-free, non-exclusive, irrevocable license, including the right to sublicense, to make, use, sell, and otherwise commercialize the product in the United States, Canada and Mexico.

Under the agreement, Alpex is obligated to use commercially reasonable efforts to diligently perform its obligations under the agreement, including developing the rapid dissolve desmopressin product. Valera is obligated to use commercially reasonable efforts to perform its obligations under the agreement, including to obtain and maintain all regulatory approval for the rapid dissolve desmopressin product in the United States, Canada, and Mexico. If Valera does not file for regulatory approval in the United States within six months after satisfaction of certain product success criteria, as agreed upon by Valera and Alpex, Alpex may elect to transform Valera’s license into a non-exclusive, royalty-free license. Alpex is required to make all intellectual property and technical information available to Valera as may reasonably be necessary for regulatory approval. Alpex owns all intellectual property related to the platform technology, and will own any intellectual property developed pursuant to the collaboration that relates to the platform technology. Valera will own all intellectual property related to the rapid dissolve desmopressin product in the United States, Canada and Mexico. Alpex will own all intellectual property related to the rapid dissolve desmopressin product outside of the United States, Canada and Mexico.

Valera is obligated to use its commercially reasonable efforts to market, distribute and sell the rapid dissolve desmopressin product in the United States, Canada and Mexico. Alpex has agreed not to, directly or indirectly develop, market, distribute or sell a product that contains desmopressin in the United States, Canada or Mexico. Alpex shall manufacture and supply sufficient quantities of the rapid dissolve desmopressin product for clinical trials and commercial sale to meet Valera’s needs. Both parties must use best efforts to enter into such a manufacturing and supply agreement prior to the first commercial shipment of the rapid dissolve desmopressin product.

Valera may terminate the agreement and obligations of the parties if Valera determines, in its sole discretion, that the development and/or commercialization of the rapid dissolve desmopressin product has been impaired due to (i) difficulties in development or formulation; (ii) unfavorable action by the FDA; (iii) likelihood of failure to obtain regulatory approval; (iv) concerns of possible third party infringement; and (v) unfavorable market conditions for the rapid dissolve desmopressin product. In the event Valera discontinues the development and/or commercialization of the product, Alpex may continue or resume the development and/or commercialization of the rapid dissolve desmopressin product, provided that it reimburses Valera for at least a portion of its development costs, including any license or milestone payments.

Valera is required to pay Alpex one-time milestone payments related to the development of the rapid dissolve desmopressin product and lump-sum payments upon regulatory filing in the United States and upon approval in the United States. Valera is also required to pay Alpex a range of royalty payments based on net sales of the rapid dissolve desmopressin product and a percentage of all sublicensing income. Valera’s royalty payment obligations will expire twenty years from the date of the first commercial shipment of the rapid dissolve desmopressin product, and the license will become a royalty-free, non-exclusive, perpetual, worldwide license to make, have made, use, import, export, sell, offer to sell and otherwise commercialize the rapid dissolve desmopressin product in the United States, Canada and Mexico.

James Gale, the Chairman of Valera’s board of directors, is also on the board of directors of Alpex. Affiliates of Sanders Morris Harris, Inc., of which Mr. Gale is a managing director, own approximately 37% of the outstanding common stock of Valera and more than 90% of the outstanding capital stock of Alpex.

Teva-Tuteur

In December 2005, Valera entered into an exclusive distribution agreement with Teva-Tuteur for distribution of Vantas in Argentina. The initial term of the agreement ends on the date that is ten years after the date on which the first regulatory approval allowing sales of Vantas to proceed in Argentina is granted, unless terminated earlier. The agreement automatically renews for additional periods of one year each unless notice of termination is given. Either party may terminate the agreement if the other party becomes insolvent or is involved in bankruptcy proceedings or if the other party fails to cure a material breach within a specified time period after receipt of notice or the other party is unable to fully perform its obligations for one hundred-fifty days as a result of a force majeure event. Either party may terminate the agreement on an indication-by-indication basis if regulatory approval of Vantas for such indication is finally denied by the regulatory authority within Argentina. Terminations with respect to one or more, but not all, forms, dosages or indications will apply to the affected forms, dosages or indications. Additionally, Valera may terminate the agreement if Teva-Tuteur fails to purchase a specified number of units of Vantas in a calendar year. Valera may also terminate the agreement on an indications-by-indications basis if Teva-Tuteur fails to file necessary marketing approval applications within the required time.

Under the agreement, Teva-Tuteur will be the exclusive distributor of Vantas in Argentina. Teva-Tuteur is required to use commercially reasonable efforts to apply for and maintain regulatory approval for Vantas in Argentina for each indication for which Valera owns or holds a regulatory approval anywhere in the world. In connection with obtaining regulatory approval for Vantas, Valera is required to supply Teva-Tuteur with all data and information in Valera’s possession or control as is necessary for that purpose. Valera also granted Teva-Tuteur an exclusive license to use the trademarks owned and approved by Valera, in connection with the marketing, distribution and sale of Vantas. Valera has given Teva-Tuteur the non-exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of Vantas in each approved indication in Argentina.

Teva-Tuteur granted Valera the right to use Teva-Tuteur’s trademarks on labeling of Vantas. Valera has the sole right and responsibility to manufacture, assemble, package and label Vantas; provided that Teva-Tuteur is responsible for any and all Argentinean-specific labeling. Valera has agreed not to supply Vantas for distribution or sale for use in any indications to any other party except Teva-Tuteur. Teva-Tuteur will pay Valera a flat transfer fee per unit, which fee is subject to an index-based adjustment. Beginning in the first calendar year after the first commercial sale of Vantas in Argentina, Teva-Tuteur must make certain minimum purchases during each calendar year unless it provides written notice one hundred and twenty (120) days prior to the end of any such calendar year, in which case Teva-Tuteur is relieved of the minimum purchase requirement for such calendar year. If Teva-Tuteur provides such notice, Valera has the option to (i) convert the exclusive right granted to Teva-Tuteur into a non-exclusive right effective as early as the date of the receipt of such written notice from Teva-Tuteur or (ii) terminate the agreement effective as early as the date of the receipt of such written notice from Teva-Tuteur.

Valstar ® (Valrubicin)

In March 2006, Valera completed the acquisition of certain assets of Anthra associated with its valrubicin business in the United States and Canada. Anthra’s valrubicin business involved the manufacture and sale of valrubicin for use in the treatment of bladder cancer. The product was distributed in the United States and Canada by third party partners of Anthra. In the United States, the product was distributed under the trademark Valstar. The product is not covered by any patents and its orphan drug status has expired.

Anthra’s valrubicin product was taken off the market in 2002 due to a manufacturing problem and a lack of resources to address the problem. Valera has analyzed the manufacturing issues and believes that it has determined the cause of, and a solution to, the problem. As such, Valera acquired certain assets of Anthra required for the manufacture, marketing and sale of valrubicin in the United States and Canada including the NDA filed with the FDA, the drug master file, the Canadian regulatory submission and all data produced by or on behalf of Anthra in support of the NDA and other governmental approvals, or in any other scientific experiment or clinical trial relating to valrubicin.

The purchase price payable for the product consists of guaranteed payments, totaling approximately $0.6 million, revenue sharing payments of up to 13.5% of Valera’s sales and receipt of license fees and additional payments based on Valera’s sales performance. Subject to certain exceptions, Anthra’s indemnification obligations survive for two years after closing and are funded by setoff against the purchase price payable to Anthra under the agreement.

Plantex

On May 17, 2006, Valera entered into a supply agreement with Plantex USA Inc. whereby Plantex would supply Valera with the active pharmaceutical ingredient N-Trifluroacetyl-adriamycin-14 valerate, otherwise known as Valrubicin (“API”), in connection with Valera’s anticipated launch of the product Valstar for the treatment of bladder cancer. Under the Agreement, Valera will only source API from Plantex in connection with the development, manufacture or sale of, and securing regulatory approval for, Valstar in the United States, its territories and possessions, and Canada (the “Territory”). Subject to certain minimum purchase requirements by Valera, Plantex will manufacture and supply all of Valera’s requirements for API for commercial sale of Valstar in the Territory. Valera is obligated to use commercially reasonable efforts to obtain regulatory approval in the Territory to manufacture the finished product. Plantex will also be required to obtain and maintain all regulatory approvals necessary for its manufacturing obligations under the Agreement. It is intended that API supplied by Plantex will be shipped to another manufacturer for manufacturing, packaging and labeling of the finished product.

The Agreement will expire ten years after the date of the first commercial sale of Valstar by or on Valera’s behalf to an independent third party in the Territory. The Agreement will automatically renew for successive two year periods unless either party provides the other with written notice of its intention not to extend the term of the Agreement at least twelve months before the expiration of the initial term or any renewal term. In addition, the Agreement is subject to termination if: (i) a party commits a breach that has not been cured within thirty days of the notice in the case of a payment default or within ninety days notice in all other cases; (ii) the parties mutually agree to terminate the Agreement; (iii) a party is unable to fully perform its obligations as a result of a force majeure event; (iv) a party becomes involved in bankruptcy proceedings; or (v) Valera fails to obtain regulatory approval of supplementary chemistry, manufacturing and control filings necessary for the launch of Valstar prior to June 30, 2007. Under the terms of the agreement, beginning in the calendar year following the year in which Valera receives regulatory approval for Valstar in the United States, Valera will be required to purchase a minimum of $1,000,000 of Valrubicin each calendar year until the agreement expires.

Spepharm Holding B.V.

On July 17, 2006, Valera entered into an Investment and Shareholders’ Agreement in which Valera received a 19.9% ownership interest in a newly created Dutch company called Spepharm Holding B.V., or Spepharm, for a nominal amount of approximately EUR 3,675 (approximately $4,500) and product distribution rights. The other investors in Spepharm include TVM Life Science Ventures VI L.P., TVM Life Science Ventures VI GmbH & Co. KG, Life Sciences Opportunities Fund (Institutional) II, L.P., Life Sciences Opportunities Fund II, L.P., ARCADE SARL, and Jean-François Labbé, or, collectively, the Investors. The shareholders’ agreement provides a provision for two subsequent capital increases if additional funding is required by Spepharm. Upon the request and approval of the subsequent capital increase, Valera will have the option to purchase at a nominal value, 19.9% of the entire new shares being offered in the capital increase, thus giving Valera the option to keep its 19.9% ownership interest in Spepharm. Spepharm and its European specialty pharmaceutical group of companies are focusing on becoming one of the leading suppliers of specialty urology and endocrinology products to the European market place.

In addition to the 19.9% ownership in Spepharm, Valera entered into a License and Distribution Agreement with Spepharm. Under the terms of the distribution agreement, Valera will give Spepharm the exclusive licensing and distribution rights to Valera’s products under the trademark Vantas and Supprelin-LA, which are referred to in the distribution agreement as the Products, in the European Union as well as Norway and Switzerland for a period of ten years. Valera will supply Spepharm with the Products on an exclusive basis in the territory prior to regulatory approval and following receipt of regulatory approval, for distribution and sale in the territory for the use in each indication, as that term is defined in the distribution agreement. Under the terms of the distribution agreement, Valera will assign to Spepharm all marketing approval applications and any regulatory approval held by Valera with respect to the Products. Spepharm, at its own expense, will be required to use commercially reasonable efforts to apply for and maintain regulatory approval for each Product in each country of the territory for use in each indication. In connection with obtaining regulatory approval for the Products, Valera will be required to supply Spepharm with all data and information in its possession or control as is necessary for that purpose. Valera will also grant Spepharm an exclusive license to use the trademarks owned by Valera, including all trademarks and trade names approved by Valera, in connection with the marketing, distribution and sale of each Product in the territory for each indication. Valera will give Spepharm the non-exclusive right, but not the obligation, to conduct Phase IV clinical trials relating to the use of the Products in each indication in each country of the territory, but only with Valera’s prior written consent. Spepharm will grant Valera the right to use Spepharm’s trademarks on labeling of the Products. Valera will have the sole right and responsibility to manufacture, assemble, package and label the Products and will be required to supply the Products in quantities sufficient to meet Spepharm’s forecast. For a period of five years from the date of the distribution agreement, Spepharm will be prohibited from directly or indirectly developing, marketing, distributing or selling in any country in the territory any Products, any products similar to or competitive with any Product, or any products that are used in any Indication. Spepharm will pay Valera for our supply and Spepharm’s distribution of the Products under the distribution agreement an aggregate amount equal to forty percent (40%) of Net Sales, which is referred to in the distribution agreement as the Royalty Amount, based on an established transfer price. In addition, within thirty (30) days following the end of each calendar quarter, Spepharm will pay Valera an amount equal to the difference between (a) the aggregate Royalty Amount for such calendar quarter minus (b) the aggregate transfer prices paid by Spepharm during such calendar quarter. In addition, according to the terms of the distribution agreement, Spepharm will be required to achieve certain Minimum Net Sales, as defined in the distribution agreement. If Spepharm fails to achieve the Minimum Net Sales in a given calendar year with respect to a Product, then Spepharm will pay Valera an amount equal to (i) the difference between Minimum Net Sales for such Product for such calendar year minus the actual amount of Net Sales of the Product for such calendar year multiplied by (ii) forty percent (40%), less the amount of the aggregate transfer prices paid by Spepharm during such calendar year to the extent such transfer prices have not been taken into account for the purposes of determining the Royalty Payment. Spepharm may notify Valera no later than forty-five (45) days after the completion of the calendar year that it will not pay the amounts required by the Minimum Net Sales provision for the just completed calendar year, in which case, Spepharm shall be relieved from its obligation to pay the amount required. In such event, Valera will have the right either (i) to convert all of the exclusive rights granted to Spepharm in the distribution agreement with respect to such Product into non-exclusive rights effective as of the date of Spepharm’s notice to Valera or such later date as Valera may specify or (ii) to terminate the distribution agreement with respect to such Product effective as of the date of Spepharm’s notice to Valera or such later date as Valera may specify. If Spepharm does not send a notice permitted by the distribution agreement or does so after the period specified in the distribution agreement, Spepharm will not be relieved of its obligations under the distribution agreement and failure to pay such obligation will be considered a Material Breach, as defined in the distribution agreement.

In accordance with the shareholders’ agreement, David S. Tierney, M.D., Valera’s President and Chief Executive Officer and Mr. James Gale, Valera’s chairman of the board of directors, have been appointed as members of Spepharm’s initial supervisory board. LSOFI and LOSF are funds managed by, and affiliates of, Sanders Morris Harris, Inc., or SMH, whose affiliates own approximately 37% of the outstanding common stock of Valera. Mr. Gale is a Managing Director of SMH and the investment manager of such funds that hold shares of Valera and has sole voting and dispositive power over such shares. SMH and TVM Capital, the manager of TVM LP and TVM KG, have committed approximately EUR 20,000,000 to the Spepharm venture.

Poly-Med

In connection with the Revised Research and Development Proposal dated April 27, 2005, between Valera and Poly-Med, Inc. and the Advanced Development and Pilot Production Outline issued by Valera and Poly-Med on March 24, 2006 and revised on April 10, 2006, relating to the development of an biodegradable endoureteral stent, on December 4, 2006, Valera entered into a Letter Agreement with Poly-Med, pursuant to which Valera agreed to engage in exclusive negotiations to enter into a license and supply agreement providing Valera with an exclusive license to use and sell the endoureteral stent in exchange for certain royalty payments. The license and supply agreement will also set forth the terms under which Poly-Med will manufacture and supply Valera with the endoureteral stent. The exclusivity period contemplated by the letter agreement expires June 30, 2007.

Indevus Pharmaceuticals, Inc.

In December 2006, Valera entered into a merger agreement with Indevus pursuant to which Indevus will acquire Valera in a tax-free stock-for-stock merger transaction. Pursuant to the Merger Agreement, upon the closing of the merger, each outstanding share of Valera’s common stock (other than shares held by Valera or Indevus or any stockholders who properly exercise appraisal rights under Delaware law), will automatically be converted into the right to receive a number of shares of Indevus common stock equal to $7.75 divided by the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending on the fifth trading day prior to the date of the Valera stockholders’ meeting to consider the merger, or the Indevus Common Stock Value. The exchange ratio is subject to a collar such that if the Indevus Common Stock Value falls outside of the collar the exchange ratio will become fixed. If the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be 0.9626, and if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be 1.1766. Cash will be paid in lieu of fractional shares. See the sections entitled “The Merger—Material United States Federal Income Tax Consequences” and “The Merger Agreement—Merger Consideration.”

In addition, each share of Valera’s common stock will be converted into three contingent stock rights, or CSRs, relating to three of Valera’s product candidates. One CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Supprelin-LA, provided sufficient quantities of Supprelin-LA are then available, one CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Valera’s biodegradable ureteral stent and one CSR will be convertible into $1.50 of Indevus common stock upon FDA approval of Valera’s octreotide implant. The amount of Indevus common stock into which the CSRs will convert will be determined by a formula based on the average stock price of Indevus prior to achievement of the applicable milestones. The CSRs will convert into Indevus common stock only if the applicable milestones are achieved within three years of the closing of the merger in the case of Supprelin-LA and within five years of the closing of the merger in the case of Valera’s biodegradable ureteral stent and octreotide implant. See the section entitled “The Merger Agreement—Merger Consideration.”

In connection with the merger transaction, certain affiliated funds of Sanders Morris Harris, Valera’s largest shareholder, and one other large shareholder of Valera, entered into voting agreements with Indevus in which they have agreed to vote shares representing approximately 41% of Valera’s outstanding shares of common stock in favor of the merger. The merger has been approved by Valera’s board of directors, as well as Indevus’ board of directors. Valera anticipates the merger will close by the end of April 2007. The merger is subject to certain customary closing conditions, including the approval of Valera’s stockholders and the approval of Indevus’ stockholders. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

James C. Gale, chairman of Valera’s board of directors and chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of Sanders Morris Harris, is expected to join the Indevus board of directors. Sanders Morris Harris is currently Valera’s largest shareholder. Additionally, Dr. David Tierney, Valera’s President and Chief Executive Officer, will provide consulting services during a transition period after the completion of the merger transaction. Valera’s facility in Cranbury, New Jersey, which contains significant manufacturing operations and research and development capabilities, will be maintained and become an integral part of Indevus’ operations.

Separately, in December 2006, Valera entered into a co-promotion agreement with Indevus pursuant to which Indevus’ sales force will co-promote Vantas in the United States. Under the terms of the agreement,

Valera is required to make royalty payments to Indevus of 13.5% on sales of Vantas up to a specified unit level, which will increase to 30% for sales above the specified level. Indevus will also receive royalties of 35% for sales of Vantas to specified specialty pharmacy accounts. Additionally, the co-promotion agreement provides Valera with the option to elect to enter into negotiations with Indevus to grant Indevus a co-exclusive right to co-promote Supprelin-LA. The co-promotion began in January 2007.

Competition

The biotechnology and pharmaceutical industries are very competitive. In particular, competition for the development and marketing of urological and endocrine pharmaceutical products is intense and is expected to increase. Many of Valera’s competitors have substantially greater financial and other resources, larger research and development staffs and more experience developing products, obtaining FDA and other regulatory approval of products and manufacturing and marketing products. Valera competes against all pharmaceutical companies that manufacture or market LHRH agonist products. In addition, Valera competes against biotechnology companies, universities, government agencies, and other research institutions in the development of urological and endocrine products, technologies and processes that are, or in the future may be, the basis for competitive commercial products.

In particular, Valera competes against the following LHRH agonist products for the palliative treatment of advanced prostate cancer: TAP Pharmaceutical Products’ Lupron and Sanofi-Aventis’ Eligard, both multiple injection formulations that deliver leuprolide; Watson Pharmaceuticals’ Trelstar that delivers triptorelin; AstraZeneca’s Zoladex, a biodegradable rod that delivers goserelin for up to three months; and Bayer Pharmaceuticals’ Viadur, a rigid metal implant that releases leuprolide over a 12-month period. With respect to its Supprelin-LA product in late-stage development for the treatment of CPP, Valera’s competitor is TAP Pharmaceutical Products’ Lupron Depot-PED and with regard to VP003, Valera’s octreotide implant for acromegaly, Valera’s competitors include Novartis’ Sandostatin injections and Sandostatin LAR Depots and Pfizer’s Somavert. Valera believes that its implantable products represent a more comfortable and convenient alternative to competing products because it eliminates the requirement of multiple physician visits and repeated injections, and is smaller, softer and more flexible than other implants.

Regulatory Matters

General

The production, distribution and marketing of products employing Valera’s technology, and Valera’s research and development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, Valera’s product candidates are regulated as drugs, and are subject to the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and the regulations promulgated under these statutes, as well as to other federal, state and local statutes and regulations. These laws govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, import, export, storage, record keeping, reporting, advertising and promotion of Valera’s products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violation of regulatory requirements at any stage may result in various adverse consequences, including FDA’s delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and civil or criminal penalties.

Research, Development and Product Approval Process

The research, development and approval process in the United States is intensive and rigorous, and generally takes many years. The typical process required by the FDA before a therapeutic drug may be marketed in the United States includes:

•	pre-clinical laboratory and animal tests and analysis;

•	submission to the FDA of an application for an investigational new drug application, which must become effective before human clinical trials may commence;

•	preliminary human clinical studies to evaluate the drug and its manner of use;

•	adequate and well-controlled human clinical trials to establish whether the drug is safe and effective for its intended uses;

•	FDA review of whether the facility in which the drug is manufactured, processed, packed or held meets standards designed to assure the product’s continued quality; and

•	submission and approval of an appropriate product application to the FDA, and approval of the application by the FDA.

During pre-clinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An investigational new drug application must be submitted to the FDA and become effective before studies in humans may commence.

In the United States, clinical trial programs in humans generally follow a three-phase process:

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Phase I studies are typically conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease, to determine the metabolic and pharmacological action of the product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase II studies are generally conducted in larger groups of patients having the target disease or condition in order to validate the clinical endpoint and to obtain preliminary data on both the effectiveness of the product candidate and optimal dosage. This phase also helps determine further the safety profile of the product candidate.

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Phase III large-scale clinical trials are generally conducted in hundreds of patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate.

In the case of products for cancer and certain other life-threatening diseases, however, the initial Phase I testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will provide results traditionally obtained in Phase II studies. These studies are often referred to as “Phase I/II” studies. Even if patients are used in initial human testing in a Phase I/II study, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.

United States law requires that studies conducted to support approval for product marketing be “adequate and well controlled.” In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with the FDA’s good clinical practice regulations.

The clinical trial process can take up to ten years or more to complete, and the data may not be collected in compliance with good clinical practice regulations, demonstrate that the product is safe or effective, or be sufficient to support FDA approval of the product candidate. The FDA may place clinical trials on hold at any point in this process if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Trials may also be terminated by institutional review boards, which must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing authorization, can result in liability claims against us.

During the course of, and following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, a new drug application must be submitted and approved before commercial marketing may begin. The FDA Center for Drug Evaluation and Research, known as CDER, has responsibility for the review and approval of drugs. The new drug application must include a substantial amount of data and other information concerning the safety and effectiveness of the compound from laboratory, animal and clinical testing, as well as data and information on manufacturing, product stability and proposed product labeling.

Each domestic and foreign biopharmaceutical manufacturing establishment, including any contract manufacturers Valera may decide to use, must be listed in the new drug application and must be registered with the FDA. The application will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug product and determines that the facility is in compliance with the FDA’s current good manufacturing practice requirements. If the manufacturing facilities and processes fail to pass the FDA inspection, Valera will not receive approval to market these products.

Under the Prescription Drug User Fee Act, the FDA receives fees for reviewing a new drug application and supplements thereto, as well as annual fees for both commercial manufacturing establishments and approved products. These fees can be significant. The new drug application review fee alone can exceed $0.9 million, although certain deferrals, waivers and reductions may be available.

Under applicable laws and FDA regulations, each new drug application submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will “file” the new drug application, thereby triggering substantive review of the application. The FDA can refuse to file any new drug application that it deems incomplete or not properly reviewable. If the FDA refuses to file an application, the FDA will retain 25% percent of the user fee as a penalty. The FDA has established performance goals for the review of new drug applications—six months for priority applications and ten months for regular applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an “action letter” that describes additional work that must be done before the application can be approved. The FDA’s review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval or otherwise limit the scope of any approval.

Significant legal and regulatory requirements also apply after FDA approval to market under a new drug application. These include, among other things, requirements related to adverse events and other reporting, product advertising and promotion and ongoing adherence to current good manufacturing practices, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act, which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

Overall research, development and approval times depend on a number of factors, including the period of review at the FDA, the number of questions posed by the FDA during review, how long it takes to respond to the

FDA questions, the severity of life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials and the risks and benefits demonstrated in the clinical trials.

Drugs for Serious or Life-threatening Illnesses

The Federal Food, Drug and Cosmetic Act and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the pre-clinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, new drug applications to be approved on the basis of valid surrogate markers of product effectiveness, thus accelerating the normal approval process. Valera has not applied for fast track status for any of Valera’s current product candidates. However, certain product candidates employing Valera’s Hydron Technology might qualify for this accelerated regulatory procedure. However, the FDA may not agree, and even if the FDA agrees that these products qualify for accelerated approval procedures, the FDA may deny approval of Valera’s drugs or may require that additional studies be required before approval. The FDA may also require Valera to perform post-approval, or Phase IV, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and promotion in connection with any accelerated approval and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product candidates.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale and promotion of drugs may also be subject to regulation by various federal, state and local authorities including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), the United States Department of Health and Human Services and state and local governments. For example, sales, marketing and scientific and educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, and False Claims Act and similar state laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

Moreover, Valera is now, and may become, subject to additional federal state and local laws, regulations and policies relating to safe working conditions, laboratory practices, and experimental use of animals, and the use, storage, handling, transportation and disposal of human tissue, waste and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with Valera’s research work.

European Union Regulatory Requirements

Valera’s ability to market its products outside the United States will be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above.

Under the European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. Under the centralized procedure, a single application to the European Medicines Agency, known as the EMEA, leads to an approval granted by the European Commission which permits the marketing of the product throughout the European Union. Valera assumes that the centralized procedure will apply to Valera’s products that are developed by means of a biotechnology process. The decentralized procedure provides for mutual recognition of nationally approved decisions and is used for products that do not qualify under the centralized procedure. Under the decentralized procedure, the holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states, which will then be requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority. The recognition process should take no longer than 90 days, but if one member state made an objection, which under the legislation can only be based on a possible risk to human health, Valera has the option to withdraw the application from that country or take the application to arbitration by the Committee for Proprietary Medicinal Products, known as CPMP, of the EMEA. If a referral for arbitration is made, the procedure is suspended, and in the intervening time, the only European Union country in which the product can be marketed will be the country where the original authorization has been granted, even if all the other designated countries are ready to recognize the product. The opinion of the CPMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all European Union countries concerned. Arbitration can be avoided if the application is withdrawn in the objecting country, but once the application has been referred to arbitration, it cannot be withdrawn. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.

As with FDA approval, Valera may not be able to secure regulatory approvals in certain European countries in a timely manner, if at all. Additionally, as in the United States, post-approval regulatory requirements, such as those regarding product manufacturers, marketing or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on Valera’s ability to successfully commercialize any product.

There has recently been introduced in Europe new legislation designed to harmonize the regulation of clinical trials across the European Union, and that legislation is currently being implemented on a country-by-country basis. In addition, new proposals are under advanced consideration which, if brought into law, will effect substantial and material changes in the regulation of medicinal products in Europe. Accordingly, in seeking approval for Valera’s products in Europe Valera faces a marked degree of chance and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations.

Valera received regulatory approval to commercialize Vantas in Denmark in November 2005. In July 2006, Valera submitted an application for regulatory approval for Vantas in Germany, Ireland, Italy, Spain and the United Kingdom. Valera has completed the primary stage of the Mutual Recognition Procedure (MRP) process which concluded with a non-approvable status and referral to the Co-ordination Group for Mutual Recognition and Decentralized Procedure-Human, CMD(h). The CMD(h) arbitration failed to reach a consensus on approval and the procedure has been further referred to the Committee for Medicinal Products for Human Use (CHMP) at the European Agency for the Evaluation of Medicinal Products (EMEA). This final CHMP arbitration process will include all twenty-seven countries in the European Union where a majority rule will apply.

Other Foreign Regulatory Requirements

Valera and its collaborative partners are subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, product registration and approval and pharmaceutical sales. Whether or not FDA approval has been obtained, Valera must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are significant restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Employees

As of December 31, 2006, Valera had 101 full-time employees, consisting of 37 individuals in sales and marketing, 20 individuals in manufacturing and distribution, 14 individuals in quality assurance and quality control, 16 individuals in research and development, and 14 individuals in management and administration. From time to time, Valera also employs independent contractors or consultants to support its clinical and regulatory efforts. None of Valera’s employees are represented by a collective bargaining unit and Valera has never experienced a work stoppage. Valera believes that its relations with its employees are good.

Available Information

Valera files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Valera files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Valera) file electronically with the SEC. Valera’s electronic SEC filings are available to the public at the SEC’s Internet site, www.sec.gov.

Valera’s Internet site is www.valerapharma.com. You can access Valera’s Investor Relations webpage through Valera’s Internet site, www.valerapharma.com, by clicking on the “Corporate Information” link to the heading “Investors.” You can also access Valera’s Investor Relations webpage directly at www.valerapharma.com/investors.asp. Valera makes available free of charge, on or through its Investor Relations webpage, its proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Valera also makes available, through Valera Investor Relations webpage, via a link to the SEC’s Internet site, statements of beneficial ownership of Valera’s equity securities filed by its directors, officers, 10% or greater shareholders and others under Section 16 of the Exchange Act.

Valera has a webpage with its Corporate Code of Business Conduct and Ethics and certain Corporate Governance information. You can access this information on Valera’s webpage through Valera’s Internet site, www.valerapharma.com, by clicking on the “Corporate Information” link to the heading “Investors.” Valera will post any amendments to the Code of Business Conduct and Ethics, and any waivers that are required to be disclosed by the rules of either the SEC or The NASDAQ Global Market, on Valera’s Internet site.

You can request a copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations, 7 Clarke Drive, Cranbury, NJ 08512 or (609-235-3000). The information on Valera’s Internet site is not incorporated by reference into this report.

Properties

Valera maintains its headquarters and manufacturing facility in Cranbury, New Jersey in two leased facilities consisting of a total of 51,046 square feet. The following table sets forth more information regarding Valera’s facilities.

Address	Square Feet	Function	Lease Expiration
7 Clarke Drive Cranbury, NJ	21,274	Research and Development; Administration	2015
8 Clarke Drive Cranbury, NJ	29,772	Manufacturing	2015

Valera’s manufacturing facility is subject to periodic inspections by the FDA and other federal and state regulatory agencies and is subject to cGMP regulations. Despite the relative complexity and length of Valera’s manufacturing process, Valera believes that its existing manufacturing facilities are capable of producing commercial quantities of its implants. In order to achieve cost-effective production, Valera has developed proprietary equipment and scalable commercial manufacturing methods that it uses in its production line.

In May 2005, Valera began a construction project at its headquarters to increase the size of its manufacturing facility. As of January 2007, Valera has completed this project and the new manufacturing space is being prepared for use. Valera believes that its current manufacturing facilities, as supplemented by the recently completed manufacturing space will provide sufficient capacity to meet its current needs and support the introduction of new products over the next several years.

Legal Proceedings

Valera is not subject to any pending or, to Valera’s knowledge, threatened material litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VALERA

You should read the following discussion and analysis of Valera’s financial condition and results of operations in conjunction with Valera’s consolidated financial statements and the notes to those consolidated financial statements beginning on page 184 of this joint proxy statement/prospectus. Certain information contained in this discussion and analysis and presented elsewhere in this document includes forward-looking statements that involve risk and uncertainties. In evaluating these statements, you should note that if the merger agreement and the merger are approved, it is possible that certain matters discussed below which concern future periods will be affected in ways that may not be currently known to Valera. You should specifically consider the various risk factors set forth under “Risk Factors” in Valera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and those that are set forth under “Risk Factors” in this joint proxy statement/prospectus that could cause results to differ materially from those expressed in these forward-looking statements.

Overview

Valera is a specialty pharmaceutical company concentrating on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize Valera’s proprietary drug delivery technology. Valera’s first product, Vantas, was approved by the FDA in October 2004. Vantas is a 12-month hydrogel implant based on Valera’s patented Hydron Technology indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, a luteinizing hormone-releasing hormone agonist, or LHRH agonist. Valera began marketing Vantas in the United States in November 2004 utilizing its own sales force. In December 2006, Valera entered into a co-promotion agreement with Indevus and in January 2007, pursuant to the co-promotion arrangement, Valera began to jointly promote Vantas with Indevus with an aggregate sales force of approximately 105 individuals that are currently calling on urologists in the United States that account for the majority of LHRH agonist product sales. Total U.S. sales of LHRH agonist products for the palliative treatment of prostate cancer were approximately $850 million in 2006 based on Valera’s estimates and IMS Health Incorporated data, with the leading products being the three and four-month injection formulations. Valera believes that total U.S. sales of LHRH agonist products declined by 5% in 2006, primarily as a result of lower prices due to changes in Medicare reimbursement rates. Valera expects future reimbursement levels to continue to decline, which will have an adverse effect on Valera’s net product sales. Valera believes that Vantas has a competitive advantage over other LHRH agonist products because it delivers an even, controlled dose of a LHRH agonist over a 12-month period, and is the only product indicated for the palliative treatment of advanced prostate cancer that delivers histrelin, the most potent LHRH agonist available.

Valera plans to seek marketing approvals for Vantas in various countries throughout the world. In November 2005, Valera announced that it received approval to market Vantas in Denmark and in July 2006, Valera submitted an application for regulatory approval in Germany, Ireland, Italy, Spain and the United Kingdom. In July 2006, Valera announced a partnership with Spepharm to market Vantas in Denmark and throughout Europe. Valera has completed the primary stage of the Mutual Recognition Procedure (MRP) process which concluded with a non-approvable status and referral to the Co-ordination Group for Mutual Recognition and Decentralized Procedure-Human, CMD(h). The CMD(h) arbitration failed to reach a consensus on approval and the procedure has been further referred to the Committee for Medicinal Products for Human Use (CHMP) at the European Agency for the Evaluation of Medicinal Products (EMEA). This final CHMP arbitration process will include all twenty-seven countries in the European Union where a majority rule will apply. In March 2006, Valera announced that Paladin Labs, Valera’s marketing partner in Canada, received approval from Health Canada to market Valera’s Vantas product in Canada. Subsequently, Paladin Labs submitted an application for reimbursement to the Canadian Common Drug Review (CDR) and the Conseil du Médicament du Québec and this documentation is under review. As of December 31, 2006, in conjunction with BioPro Pharmaceutical Inc., Valera’s marketing partner for most countries in Asia, Vantas was submitted for regulatory approval in Thailand, Singapore, Malaysia, Taiwan, Korea Hong Kong and China.

In March 2006, Valera acquired Valstar, a product for the treatment of bladder cancer that is no longer responsive to conventional treatment such as surgery or topical drug application. Valera expects to launch this product in the second or third quarter of 2007.

In June 2006, Valera submitted a New Drug Application (NDA) to the United States Food and Drug Administration for Supprelin-LA, a twelve-month implant for the treatment of central precocious puberty. In September 2006, Valera announced that the FDA had accepted the submission of its NDA for Supprelin-LA. Accordingly, under the Prescription Drug User Fee Act (PDUFA) guidelines, the FDA is expected to complete its review and act upon this NDA submission by the PDUFA required date of May 3, 2007. Valera also announced that its Supprelin-LA manufacturing facilities in Cranbury, New Jersey successfully passed a recent FDA pre-approval inspection. In November 2005, the FDA granted Supprelin-LA orphan drug designation which provides seven years marketing exclusivity from date of marketing approval as well as certain economic benefits and tax credits.

In addition to Supprelin-LA, Valstar and Vantas, Valera is developing a pipeline of proprietary product candidates for indications that include acromegaly, opioid addiction, interstitial cystitis and nocturnal enuresis. Several of Valera’s product candidates also utilize Valera’s Hydron Technology delivery system. Valera intends to leverage its existing specialized sales force to market certain of its product candidates, if approved, since the indications of these product candidates are treated by many of the same physicians Valera is calling on for Vantas.

In May 2006, Valera submitted an Investigational New Drug Application (IND) for its VP004 (naltrexone implant) to the FDA and that filing has been accepted by the agency. In November 2006, Valera finalized all administrative arrangements with Johns Hopkins necessary to begin clinical studies for VP004. The three month Phase I/II study will involve an open label study of the naltrexone implant in approximately a dozen health volunteers with a history of opioid abuse. A primary objective of the study is to investigate several dosing regimens for the extent of opiate blockade following morphine challenges. The lead investigator is the pioneering addiction researcher and renowned authority on naltrexone, Donald Jasinski, M.D., Professor of Medicine, Chief Center for Chemical Dependence, Johns Hopkins Bayview Medical Center. The study began in November 2006 and data related to the study is expected to be provided to the FDA for review in the third quarter of 2007. Valera expects to commence a Phase III clinical trial in the first half of 2008.

On November 8, 2006, Valera announced that it completed proof-of-concept studies on a flexible, biodegradable polymer-based ureteral stent. Ureteral stents are plastic tubes inserted into the ureter to allow urine to drain from the kidney to the bladder when the flow of urine may be obstructed due to a number of conditions, including kidney stones and inflammation. Current available ureteral stents require physician intervention for removal from the body. A biodegradable ureteral stent could be naturally voided by the body, a potentially important advantage over existing stents. In February 2007, Valera announced that it had initiated a porcine model study to establish safety and effectiveness necessary to support the submission of a 510k device application for the polymer-based flexible biodegradable ureteral stent. This study will involve 30 pigs with a primary end point being the dissolution and natural excretion of the stent within several weeks. Depending on the outcome of the study, the 510k submission could occur by the end of 2007.

In December 2006, Valera entered into a merger agreement with Indevus Pharmaceuticals pursuant to which Indevus will acquire Valera in a tax-free stock-for-stock merger transaction. Pursuant to the Merger Agreement, upon the closing of the merger, each outstanding share of Valera’s common stock (other than shares held by Valera or Indevus or any stockholders who properly exercise appraisal rights under Delaware law), will automatically be converted into the right to receive a number of shares of Indevus common stock equal to $7.75 divided by the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending on the fifth trading day prior to the date of Valera’s stockholders’ meeting to consider the merger, or the Indevus Common Stock Value. The exchange ratio is subject to a collar such that if the Indevus Common Stock Value falls outside of the collar the exchange ratio will become fixed. If the Indevus Common

Stock Value is greater than $8.05, then the exchange ratio will be 0.9626, and if the Indevus Common Stock Value is less than $6.59, then the exchange ratio will be 1.1766. Cash will be paid in lieu of fractional shares. See the sections entitled “The Merger—Material United States Federal Income Tax Consequences” and “The Merger Agreement—Merger Consideration.”

In addition, each share of Valera’s common stock will be converted into three contingent stock rights, or CSRs, relating to three of Valera’s product candidates. One CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Supprelin-LA, provided sufficient quantities of Supprelin-LA are then available, one CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Valera’s biodegradable ureteral stent and one CSR will be convertible into $1.50 of Indevus common stock upon FDA approval of Valera’s octreotide implant. The amount of Indevus common stock into which the CSRs will convert will be determined by a formula based on the average stock price of Indevus prior to achievement of the applicable milestones. The CSRs will convert into Indevus common stock only if the applicable milestones are achieved within three years of the closing of the merger in the case of Supprelin-LA and within five years of the closing of the merger in the case of Valera’s biodegradable ureteral stent and octreotide implant. See the section entitled “The Merger Agreement—Merger Consideration.”

In connection with the merger transaction, certain affiliated funds of Sanders Morris Harris, Valera’s largest stockholder, and one other large stockholder of Valera, entered into voting agreements with Indevus in which they have agreed to vote shares representing approximately 41% of the outstanding shares of Valera’s common stock in favor of the merger. The merger has been approved by Valera’s board of directors, as well as Indevus’ board of directors. Valera anticipates that the merger will close at the end of April 2007. The merger is subject to certain customary closing conditions, including the approval of Valera’s stockholders and the approval of Indevus’s stockholders. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

James C. Gale, chairman of Valera’s board of directors and chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of Sanders Morris Harris, is expected to join the Indevus board of directors. Sanders Morris Harris is currently Valera’s largest shareholder. Additionally, Dr. David Tierney, Valera’s President and Chief Executive Officer, will provide consulting services during a transition period after the completion of the merger transaction. Valera’s facility in Cranbury, New Jersey, which contains significant manufacturing operations and research and development capabilities, will be maintained and become an integral part of Indevus’ operations.

If the merger is not completed for any reason, Valera’s ongoing business may be adversely affected and will be subject to a number of risks, including:

•

Valera might have to pay Indevus a termination fee of $5.0 million, or Valera might be required to reimburse Indevus for up to $3.0 million of expenses relating to the merger, such as legal, accounting, financial advisory and printing fees;

•	the inability to pursue other beneficial opportunities as a result of the focus of Valera’s management on the merger, without realizing any of the anticipated benefits of completing the merger;

•	the market price of Valera’s common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	Valera’s unreimbursed costs incurred related to the merger, such as legal, accounting, financial advisory and printing fees, must be paid even if the merger is not completed.

If the merger agreement is terminated and Valera’s board of directors seeks another merger or business combination, Valera’s stockholders cannot be certain that Valera will be able to find a party willing to pay an equivalent or more attractive price than the price Indevus has agreed to pay in the merger.

Valera will incur substantial expenses related to the merger whether or not the merger is completed. These expenses include legal, accounting, financial advisory and printing fees. As of December 31, 2006, Valera has incurred approximately $0.8 million related to the merger transaction. Moreover, in the event the merger agreement is terminated, Valera may, under certain circumstances, be required to pay Indevus a $5.0 million termination fee or reimburse Indevus’ out-of-pocket expenses of up to $3.0 million. Also, should the merger agreement be terminated due to a willful breach of the merger agreement by Valera, Valera could owe significant damages to Indevus.

Separately, in December 2006, Valera entered into a co-promotion agreement with Indevus pursuant to which Indevus’ sales force will co-promote Vantas in the United States. Under the terms of the agreement, Valera will be required to make royalty payments to Indevus of 13.5% on sales of Vantas up to a specified unit level, which will increase to 30% for sales above the specified level. Indevus will also receive royalties of 35% for sales of Vantas to specified specialty pharmacy accounts. Additionally, the co-promotion agreement provides Valera with the option to elect to enter into negotiations with Indevus to grant Indevus a co-exclusive right to co-promote Supprelin-LA. The co-promotion began in January 2007.

Valera expects to continue to spend significant amounts on the development and commercialization of its product candidates. While Valera will be focusing on the clinical development of its later stage product candidates in the near term, Valera expects to increase its spending on earlier stage clinical candidates as well. Valera also aims to build its urological and endocrine product portfolio and opportunistically acquire or in-license later-stage urological and endocrine products that are currently on the market or require minimal development expenditures, or have some patent protection or potential for market exclusivity or product differentiation. Further, Valera intends to collaborate with major and specialty pharmaceutical companies to develop and commercialize products that are outside of its core urology and endocrinology focus. Accordingly, Valera will need to generate significant revenues or else need additional financing to fund these efforts.

Drug development in the United States and most countries throughout the world is a multi-stage process controlled by the FDA and similar regulatory authorities in foreign countries. In the United States, the FDA approval process for a new drug involves completion of pre-clinical studies and the submission of the results of these studies to the FDA, together with proposed clinical protocols, manufacturing information, analytical data and other information in an investigational new drug application, which must become effective before human clinical trials may begin. Clinical development typically involves three phases of study: Phase I, II and III. The most significant expenses associated with clinical development are the Phase III clinical trials as they tend to be the longest and largest studies conducted during the drug development stage. In responding to a new drug application, the FDA may refuse to accept the application, or if accepted for filing, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not provide an adequate basis for approval. In order to commence clinical trials or marketing of a product outside the United States, Valera must obtain approval of the applicable foreign regulatory authorities. Although governed by the laws and regulations of the applicable country, clinical trials conducted outside the United States typically are administered in a similar three-phase sequential process.

The successful development of Valera’s product candidates is highly uncertain. Valera cannot reasonably estimate or know the nature, timing and estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence from any of its product candidates due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of Valera’s clinical trials and other research and development activities;

•	future clinical trial results;

•	the expense of clinical trials for additional indications;

•	the terms and timing of any collaborative, licensing and other arrangements that Valera may establish;

•	the expense and timing of regulatory approvals;

•	the expense of establishing clinical and commercial supplies of Valera’s product candidates and any products that Valera may develop;

•	the effect of competing technological and market developments; and

•	the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Research and development expenses consist primarily of costs incurred for clinical trials and manufacturing development costs related to Valera’s clinical product candidates, personnel and related costs related to Valera’s research and product development activities and outside professional fees related to clinical development and regulatory matters. Valera does not disclose estimated research and development costs for product candidates that are not yet in Phase III clinical trials.

Basis of Presentation

Product Sales and Costs

Valera generates revenues from sales of Vantas, its first commercialized product. Valera began commercial sales of Vantas in the United States in November 2004. Prior to June 2006, all sales of Vantas were in the United States. In June 2006, Valera made its first international shipment of Vantas to Paladin Labs in Canada. In the United States, Valera distributes Vantas directly to physicians, or through Besse Medical Distribution Company, or Besse Medical, which is a subsidiary of AmerisourceBergen Corporation.

Valera’s business is affected by physician utilization, pricing pressure from Valera’s competition and Medicare or third party reimbursement, as well as other factors which may cause variances in Valera’s revenue. Valera’s sales of Vantas from launch in November 2004 through June 30, 2005 were supported, in part, by favorable Medicare reimbursement rates, which decreased beginning in the third quarter of 2005. Valera’s initial favorable reimbursement rates were due to the fact that Vantas was a new product that did not yet have an established average selling price, or ASP, in connection with Medicare reimbursement. As a result, Vantas was reimbursed at wholesale acquisition price, which is typically higher than ASP. Vantas received an established ASP effective July 2005, which resulted in lower reimbursement rates and a corresponding lower sales price to Valera’s customers. Valera’s historical quarterly net average selling prices to its customers are:

For the three months ended:	Net Average Selling Price
December 31, 2004	$2,520
March 31, 2005	$2,628
June 30, 2005	$2,586
September 30, 2005	$2,099
December 31, 2005	$1,801
March 31, 2006	$1,620
June 30, 2006	$1,562
September 30, 2006	$1,478
December 31, 2006	$1,370

Valera expects future Medicare reimbursement levels to continue to decline for Vantas, which will have an adverse effect on Valera’s net product sales. Reimbursement levels are currently set by the twenty-three Medicare carriers in the United States which, in the aggregate, cover all fifty states. Certain Medicare carriers have a policy which sets the reimbursement rate for Vantas based on Valera’s ASP. Other Medicare carriers have a policy that applies the least costly alternative, or LCA, methodology to Vantas. LCA is a payment methodology that allows Medicare carriers to pay the same reimbursement for drugs that have been determined by Medicare to be “medically equivalent.” Vantas is currently the least costly alternative in the class of LHRH drugs. Further, certain Medicare carriers have a policy which segregates twelve-month products from all other dosages, including one, three, four and six month injectable products, and reimburses at different rates for these two groups of products, sometimes referred to as a split policy. Finally, there are certain Medicare carriers which state they have a policy which reimburses on an ASP or LCA methodology, but which Valera believes make payments based upon a split policy.

Valera is devoting internal and external resources to determine the impact and fairness of these various policies. In the states where certain Medicare carriers have adopted a split policy, in writing or in practice, Valera is at an economic disadvantage to the injectable products which are reimbursed at higher annual rates. Valera is challenging the basis for these reimbursement policies with the Medicare carriers. Valera will deploy its sales resources in markets where it can sell its products on an even par with the other products in the class. Nevertheless, Valera expects its net product sales to continue to decline in the foreseeable future as a result of the declining reimbursement rates for Vantas.

Valera is also pursuing a sales strategy in which it will attempt to sell a greater percentage of Vantas to non-Medicare customers. Non-Medicare customers typically pay a greater amount for Vantas than Medicare customers. Thus, selling a greater percentage of Vantas to non-Medicare customers may alleviate the downward pressure on Valera’s net average selling price from the Medicare customers.

Valera’s cost of product sales are all related to the production of Vantas and represent the cost of materials, overhead associated with the manufacture of Vantas, direct labor, distribution charges and royalties. Prior to approval of Vantas in October 2004, Valera expensed all of its manufacturing costs as research and development.

Research and Development Expenses

Valera’s research and development expenses consist of costs incurred for company-sponsored and collaborative research and development activities. These expenses consist primarily of direct and research-related allocated overhead expenses such as facilities costs, salaries and benefits and material supply costs. Valera does not track or report its research and development expenses on a project basis as Valera does not have the internal resources or systems to do so.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of sales and marketing personnel compensation, sales force incentive compensation, travel, tradeshows, promotional materials and programs, advertising and healthcare provider education materials and events.

General and Administrative Expenses

Valera’s general and administrative expenses consist primarily of personnel expenses for accounting, human resources, outside consulting, information technology and corporate administration functions. Other costs include administrative facility costs, regulatory fees, and professional fees for legal and accounting services.

Amortization of Intangible Assets

The amortization of intangible assets relates to Valera’s acquisition of the product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada. Valera is amortizing the product rights over 5 years using the straight-line method.

Critical Accounting Policies and Estimates

Valera’s discussion and analysis of its financial condition and results of operations are based on Valera’s financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Valera to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. Valera continually evaluates its judgments, estimates and assumptions. Valera bases its estimates on the terms of underlying agreements, the expected course of development, historical experience and other factors that Valera believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. The list below is not intended to be a comprehensive list of all of Valera’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which the judgment of Valera’s management in selecting an available alternative would not produce a materially different result.

Revenue Recognition

Valera’s revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and SFAS No. 48, “Revenue Recognition When Right of Return Exists” (“SFAS 48”), which provides guidance on revenue recognition in financial statements, and is based on the interpretations and practices developed by the Securities and Exchange Commission. SFAS 48 and SAB 104 require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognition for those transactions will be delayed and Valera’s revenue could be adversely affected.

Allowances have been recorded for any potential returns or adjustments in accordance with Valera policies. Valera historically has recorded allowances based upon a percentage of gross sales. Valera distributes its product directly to physicians or through its distributor, Besse Medical. The majority of Valera’s sales are made directly to physicians by Valera’s product specialists. Valera believes that physicians typically order product on an as needed basis, and, therefore, typically maintain inventory of Valera’s product only to cover their immediate and short-term future requirements. In addition, Valera’s product specialists routinely confirm product utilization and inventory levels, if any, as part of their normal sales calls with physicians. Valera continues to monitor its distribution channels in order to assess the adequacy of its allowances. Valera does not believe that it is reasonably likely that a material change will occur in the allowance as of December 31, 2006.

Pre-clinical Study and Clinical Trial Expenses

Research and development expenditures are charged to operations as incurred. Valera’s expenses related to clinical trials are based on actual and estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on Valera’s behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, Valera modifies its estimates accordingly on a prospective basis.

Stock-Based Compensation

Valera adopted SFAS No. 123(R), “Shared-Based Payment” on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS 123(R), the options Valera granted in prior years as a non-public company (prior to the initial filing of Valera’s Registration Statement in March 2005) that were valued using the minimum value method, will not be expensed in 2006 or future periods. Options granted as a non-public company and accounted for using the intrinsic value method (cheap stock), will continue to be expensed over the vesting period. Valera adopted the prospective transition method for these options. Options granted as a public company are expensed under the modified prospective method.

SFAS No. 123(R) does not change the accounting guidance for how Valera accounts for options issued to non employees. Valera accounts for options issued to non-employees under SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” As such, the value of such options is periodically re-measured and income or expense is recognized during their vesting terms.

Results of Operations

Comparison of the Years Ended December 31, 2006 and 2005

Net Product Sales. Valera’s net product sales for the years ended December 31, 2006 and 2005 were approximately $17.8 million and $26.8 million, respectively. The 33% decrease in net product sales was primarily due to lower net average selling prices due to decreased Medicare reimbursement rates for Valera’s Vantas product as well as increased competition around pricing in the class of LHRH drugs. For the year ended December 31, 2006, Valera sold 11,663 units of Vantas in the United States at a net average selling price of $1,526 per unit as compared to 11,514 units at a net average selling price of $2,327 for the year ended December 31, 2005. As a result of pre-launch shipments of Vantas for Canada, Valera sold 169 units of Vantas to Paladin Labs, Valera’s marketing partner in Canada. Thus, worldwide unit sales of Vantas increased by 3%, or 318 units, for the year ended December 31, 2006, as compared to the year ended December 31, 2005.

Vantas is currently eligible for insurance reimbursement coverage. Sales of Vantas in the year ended December 31, 2005 were supported, in part, by favorable Medicare reimbursement rates, due to the fact Vantas was a new product that did not yet have an established average selling price, or ASP, and it was reimbursed at wholesale acquisition price, which is typically higher than ASP. Effective July 2005, Vantas received an established ASP, which resulted in a lower reimbursement rate.

Valera expects future Medicare reimbursement levels to continue to decline for Vantas, which will have an adverse effect on Valera’s net product sales. Reimbursement levels are currently set by the twenty-three Medicare carriers in the United States which, in the aggregate, cover all fifty states. Certain Medicare carriers have a policy which sets the reimbursement rate for Vantas based on Valera’s ASP. Other Medicare carriers have a policy that applies the least costly alternative, or LCA, methodology to Vantas. LCA is a payment methodology that allows Medicare carriers to pay the same reimbursement for drugs that have been determined by Medicare to be “medically equivalent.” Vantas is currently the least costly alternative in the class of LHRH drugs. Further, certain Medicare carriers have a policy which segregates twelve-month products from all other dosages, including one, three, four and six month injectable products, and reimburses at different rates for these two groups of products, or a split policy. Finally, there are some Medicare carriers which state they have a policy which reimburses on an ASP or LCA methodology, but which Valera believes make payments based upon a split policy.

Valera is devoting internal and external resources to determine the impact and fairness of these various policies. In the states where certain Medicare carriers have adopted a split policy, in writing or in practice, Valera is at an economic disadvantage to the injectable products which are reimbursed at higher annual rates. Valera is challenging the basis for these reimbursement policies with the Medicare carriers. Valera will deploy its sales resources in markets where it can sell its products on an even par with the other products in the class.

Valera is also pursuing a sales strategy in which it will attempt to sell a greater percentage of Vantas to non-Medicare customers. Non-Medicare customers typically pay a greater amount for Vantas than Medicare customers. Thus, selling a greater percentage of Vantas to non-Medicare customers may alleviate the downward pressure on Valera’s net average selling price from the Medicare customers. In addition, Valera continues to review a number of strategic options to broaden the penetration of Vantas into the LHRH market. In December 2006, Valera entered into a co-promotion agreement with Indevus under which Indevus’ sales force will co-promote Vantas in the United States. Terms of the agreement provide Indevus with royalties of 13.5% on sales of Vantas up to a specified unit level and increases to 30% above the specified level. For sales of Vantas to specified specialty pharmacy accounts, Indevus will receive royalties of 35%. The co-promotion began in January 2007.

Licensing Revenue. For the years ended December 31, 2006 and 2005, Valera recorded licensing revenues of approximately $121,000 and $34,000, respectively. In September 2006, Valera received $100,000 from BioPro for licensing revenue related to the submission of Vantas for regulatory approval in Taiwan. This payment is in accordance with the exclusive license and distribution agreement with BioPro to sell Vantas in various countries in Asia. The remaining $21,000 of licensing revenue during the year ended December 31, 2006 was from Hydron Technologies. The entire $34,000 in licensing revenue during the year ended December 31, 2005 was from Hydron Technologies. Valera receives licensing revenue from Hydron Technologies for products marketed or sold by Hydron Technologies that utilize Valera’s patented Hydron polymer technology.

Cost of Product Sales. Valera’s cost of product sales for the years ended December 31, 2006 and 2005 was approximately $5.1 million and $6.0 million, respectively. Gross margins as a percentage of net product sales for the years ended December 31, 2006 and 2005 were 71% and 78%, respectively. The decrease in gross margin percentage was primarily due to a decrease in the net average selling prices which was slightly offset by an inventory reserve charge recorded in prior year. During the year ended December 31, 2005, a $1.0 million inventory reserve was recorded for certain products that failed to meet Valera’s quality control specifications. Lower expected net average selling prices as a result of decreased Medicare reimbursement rates for Valera’s Vantas product as well as higher manufacturing overhead will have a negative impact on Valera’s gross margins going forward. Valera expects the gross margin percentage to be in the mid sixty percent range in 2007.

Research and Development Expense. Valera’s research and development expense for the years ended December 31, 2006 and 2005 was approximately $7.6 million and $5.9 million, respectively. The 28% increase was primarily due to expenses related to development of Valstar, Supprelin-LA, Octreotide, Naltrexone, and the ureteral stent. Valera’s expenses related to clinical trials and research projects pursuant to contracts with research institutions and clinical research organizations represented 47% of Valera’s total research and development expense for the year ended December 31, 2006 compared to 45% of Valera’s research and development expense for the year ended December 31, 2005. Internal research and development expense was approximately 53% and 55% of Valera’s total research and development expense for the years ended December 31, 2006 and 2005, respectively. Valera expects to continue to spend significant amounts, including clinical trial costs, on the development of its product candidates. In August 2006, the FDA requested an additional Phase I/II study for Valera’s Octreotide implant which is expected to cost approximately $0.9 million. Valera expects to commence a Phase III trial for the Octreotide implant in the second half of 2007. The Octreotide Phase III trial is expected to last approximately eighteen months and is expected to cost approximately $6.0 million to $7.0 million.

Selling and Marketing Expense. Valera’s selling and marketing expense for the years ended December 31, 2006 and 2005 was approximately $12.1 million and $10.8 million, respectively. The 13% increase was primarily attributable to an increase in salaries of approximately $0.5 million, stock based compensation expense of approximately $0.1 million, employee benefits of approximately $0.2 million, and travel of approximately $0.3 million related to an increase in the number of employees dedicated to Valera’s sales and marketing efforts. Valera increased its selling and marketing organization by six individuals on average from 2005 to 2006. Valera expects its selling and marketing expenses to increase in the future as a result of the co-promotion arrangement with Indevus Pharmaceuticals which commenced in January 2007. As a result of the co-promotion arrangement, 105 individuals from both companies are currently calling on urologists and promoting Vantas. The increased selling and marketing efforts will yield additional co-promotion marketing and material costs as well as co-promotion fees that will be due to Indevus Pharmaceuticals.

General Administrative Expense. Valera’s general administrative expense for the years ended December 31, 2006 and 2005 was approximately $8.2 million and $5.5 million, respectively. The 48% increase was primarily due to an increase in non-cash stock based compensation expense of approximately $1.0 million, $0.5 million in directors and officer’s liability insurance expense, $0.2 million in rent, $0.2 million in director fees, and $0.8 million of professional fees related to the potential merger transaction with Indevus Pharmaceuticals.

Amortization of Intangible Assets. Valera’s amortization expense for the year ended December 31, 2006 was approximately $79,000. The amortization of intangible assets relates to product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada, which Valera acquired in March of 2006. As such, Valera had no amortization expense for the year ended December 31, 2005.

Net Interest Income. Valera’s net interest income was approximately $941,000 and $49,000 for the years ended December 31, 2006 and 2005, respectively. The increase was primarily due to the increased cash and investments balance resulting from the proceeds of the initial public offering of Valera’s common stock in February 2006.

Income Taxes. Valera’s income tax benefit for the year ended December 31, 2006 was approximately $207,000. As a result of the loss of approximately $14.1 million for the year ended December 31, 2006, as well as the previous net operating losses since Valera’s inception, Valera did not record any federal provision for income taxes during the year ended December 31, 2006. Valera did record a provision of approximately $21,000 during the period for state taxes subject to alternative minimum tax. The provision was offset by approximately $35,000 of tax benefits recorded as a result of the finalizing and filing of Valera’s 2005 federal and state tax returns. In addition, in 2006, the New Jersey Economic Development Authority approved the Company’s application to sell New Jersey State income tax benefits under the New Jersey Technology Tax Transfer Program. During the fourth quarter of 2006, Valera recognized approximately $193,000 from the sale of the State of New Jersey income tax benefits. The Technology Tax Transfer Program requires that Valera maintain certain employment levels in New Jersey and that the proceeds from the sale of the tax benefits be spent in New Jersey. Valera has incurred net operating losses since inception. However, in 2005 Valera generated taxable income as a result of certain temporary and permanent differences between book income and taxable income. As a result Valera recorded an alternative minimum tax provision of $20,000 for federal purposes and $55,000 for state taxes. Valera’s deferred tax assets primarily consist of net operating loss carry forwards and research and development tax credits. Valera has recorded a valuation allowance for the full amount of Valera’s deferred tax asset, as the realization of the deferred tax asset is uncertain.

Comparison of the Years Ended December 31, 2005 and 2004

Net Product Sales. Valera’s net product sales for the year ended December 31, 2005 were $26.8 million, during which period Valera sold 11,514 units of Vantas at a net average selling price per unit of $2,327. Valera’s net product sales for the year ended December 31, 2004 were $5.5 million during which period Valera sold 2,187 units of Vantas at a net average selling price per unit of $2,520. The increase in net product sales of $21.3 million, or 386%, was primarily due to the fact Valera launched Vantas, its only commercialized product, in November 2004 and as a result, Valera had only two months of sales in 2004.

Valera’s net average selling price to its customers was $2,604 for the six months ended June 30, 2005. The net average selling price declined to $2,099 during the three months ended September 30, 2005 and further declined to $1,801 per unit during the three months ended December 31, 2005.

In the second and third quarters of 2005, Valera experienced a disruption in its manufacturing of Vantas due to issues caused by Valera’s supply of histrelin. This manufacturing disruption which occurred in May and June of 2005 limited the amount of finished product available for sale in the third quarter of 2005 to three lots, or approximately 2,400 units. The issue was resolved in June and Valera released approved finished product in August. Valera’s third quarter sales of 1,747 units were less than its sales in the first and second quarters of 2005, in which Valera sold 2,925 units and 3,974 units, respectively. As a result of this decrease in sales, Valera had a net loss in the third quarter of 2005. Valera’s production of Vantas in the fourth quarter of 2005 was sufficient to meet demand as well as to continue to build quantities of finished goods inventory.

Licensing Revenue. During the year ended December 31, 2005, Valera recorded $34,000 in licensing revenue from Hydron Technologies under a licensing arrangement. In addition, in January 2005 Valera received $300,000 from BioPro, Valera’s distribution partner for certain countries in Asia. The BioPro payment is reflected as deferred revenue on Valera’s December 31, 2005 balance sheet. Valera will recognize this payment ratably over a ten-year period once Vantas is approved in the licensed territory. In 2004, back fees of $135,000 were paid, as an agreement with Hydron Technologies to terminate the cross licensing agreement could not be reached.

Cost of Product Sales. Valera’s cost of product sales for the year ended December 31, 2005 was $6.0 million resulting in a gross margin of 78%. In 2004, Valera’s cost of product sales was $0.6 million and the gross margin percentage was 89% due to higher selling prices and lower costs on a per unit level. The 2004 gross margin percentage includes the benefit of the sale of units that were partially manufactured prior to FDA approval and, as such, were previously partially expensed. As discussed previously, during the second quarter of 2005, due to an issue regarding Valera’s supply of histrelin, the active ingredient in Vantas, several lots of Vantas that Valera produced did not meet Valera’s quality control specifications. Specifically, Valera acquired a supply of histrelin in January 2005 from Valera’s single-source supplier and Valera used that histrelin during February, March and April in the production of Vantas. In May and June of 2005, Valera discovered that the histrelin had lower than normal solubility. This caused the lots made with that histrelin to fail to meet Valera’s quality control specifications and, as a result, those lots were not available for sale. This resulted in the write-off of five lots of Vantas in May and June of 2005 which had an unfavorable impact of approximately $1 million. The issue was resolved in June and Valera released approved finished product in August. Valera expects the gross margin percentage to decrease in future periods as Valera expects its net average selling price of Vantas to decrease as a result of declining reimbursement rates.

Valera’s cost of product sales calculation includes royalty expense of $1.3 million and $0.3 million for the years ended December 31, 2005 and 2004, respectively. Freight and distribution expense is also included in the cost of product sales for all periods presented.

Research and Development Expense. Valera’s research and development expense for the years ended December 31, 2005 and 2004 was $5.9 million and $6.4 million, respectively. Expenses related to clinical trials pursuant to contracts with research institutions and clinical research organizations represented 46% of Valera’s total research and development expense for the year ended December 31, 2005 and 23% of Valera’s research and development expense for the year ended December 31, 2004. The overall decrease in research and development expense in 2005 was attributable to lower stock compensation expense and lower material costs as all costs associated with producing Vantas were carried in inventory and expensed to cost of product sales as Vantas was sold.

Selling and Marketing Expense. Valera’s selling and marketing expense for the years ended December 31, 2005 and 2004 was $10.8 million and $5.0 million, respectively. The increase in the 2005 period over the 2004 period was predominantly the result of an increase in payroll and the related expenses of adding employees to Valera’s sales force as well as increased promotional costs resulting from a full year of Vantas promotions. Valera’s commercial organization consisted of 41 individuals at December 31, 2005.

General and Administrative Expense. Valera’s general and administrative expense was $5.5 million for the year ended December 31, 2005, and $5.9 million for the year ended December 31, 2004. The decrease from 2004 to 2005 was attributable to a decrease in stock-based compensation. For the years ended December 31, 2005 and 2004, general and administrative expense included a stock-based compensation charge of ($0.3) million and $2.3 million, respectively. Without stock-based compensation expense, Valera’s general and administrative expenses increased by approximately $2.2 million from 2004 to 2005 because of hiring of additional personnel, increased regulatory fees, increased legal fees associated with pursuing and maintaining patent protection for Valera’s product candidates and other corporate matters, increased accounting fees relative to the increased size of Valera’s business and the scope of the audit, bad debt expense and other professional services required to support the hiring of personnel.

Net Interest Income (Expense). Valera’s net interest income (expense) was $49,000 for the year ended December 31, 2005 and ($6,000) for the year ended December 31, 2004. The variance was primarily attributable to slightly greater cash balances, improved cash management and less borrowing under capital leases.

Income Taxes. Valera has incurred net operating losses since inception. However, in 2005 Valera generated taxable income as a result of certain temporary and permanent differences between book income and taxable income. As a result Valera recorded an alternative minimum tax provision of $20,000 for federal purposes and $55,000 for state taxes.

Valera’s deferred tax assets primarily consist of net operating loss carryforwards and research and development tax credits. Valera has recorded a valuation allowance for the full amount of its deferred tax asset, as the realization of the deferred tax asset is uncertain. As of December 31, 2005, Valera had federal net operating loss carryforwards of approximately $19.4 million. These federal loss carryforwards will begin expiring in 2022 for federal purposes. Annual limitations may result in the expiration of net operating loss and credit carryforwards before they are used. Under the provisions of the Internal Revenue Code, substantial changes in Valera’s ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Liquidity and Capital Resources

As of December 31, 2006, Valera’s cash and cash equivalents were approximately $14.1 million, as compared to $2.3 million at December 31, 2005. The net increases were primarily due to the proceeds Valera received from the initial public offering of its common stock.

Valera’s net cash used in operating activities was approximately $13.7 million for the year ended December 31, 2006. The net cash used in operating activities was attributable to a net loss of approximately $13.9 million, as adjusted for the effect of non-cash items of $2.6 million and changes in operating assets and liabilities of approximately $2.4 million. The changes in operating assets and liabilities consisted of cash inflows from the decrease in accounts receivable and increase in accounts payable, which were more than offset by the building of inventory, increase in prepaid expenses, and decreases in accrued expenses and deferred liabilities.

Valera’s net cash used in investing activities was approximately $4.8 million for the year ended December 31, 2006. The net cash used in investing was attributable to capital expenditures of approximately $4.2 million related to the construction project to expand Valera’s manufacturing capabilities, plus equipment for the increase in production levels. Valera expects to spend an additional $0.1 million in the first half of 2007 on the expansion project. In addition, Valera purchased the product rights associated with Valstar for approximately $0.6 million. Valera purchased and sold approximately $6.0 million in investments consisting of U.S government and agency securities.

Valera’s net cash provided by financing activities was approximately $30.2 million for the year ended December 31, 2006. As a result of Valera’s initial public offering in February 2006, Valera generated approximately $31.6 million of proceeds net of underwriter fees from the issuance of its common stock and approximately $100,000 from the issuance of stock as a result of stock option exercises. Valera paid approximately $1.3 million in offering fees during 2005, resulting in total net proceeds from the initial public offering of $30.3 million. Subsequent to the initial public offering of its common stock, Valera repaid in full the approximately $1.5 million outstanding amount under its line of credit with Merrill Lynch.

Valera expects its cash requirements to continue to increase in the foreseeable future as Valera continues to sponsor additional clinical trials, seek regulatory approvals, and develop, manufacture and market Valera’s current product candidates. As Valera continues to expand its commercial organization, expand its research and development efforts and pursue additional opportunities, Valera anticipates significant cash requirements for the hiring of personnel, capital expenditures and investment in additional internal systems and infrastructure. The amount and timing of cash requirements will depend on market acceptance of Valera’s lead product, Vantas, as well as regulatory approval and market acceptance of Valera’s product candidates, if any. The resources Valera devotes to researching, developing, formulating, manufacturing, commercializing and supporting its product candidates, and Valera’s ability to enter into third-party collaborations will also affect Valera’s cash requirements.

Valera believes that its existing cash, cash generated from future sales of Vantas and Valera’s other product candidates, if approved, and Valera’s line of credit will be sufficient to fund Valera’s operations for at least the next 12 months. Until Valera can generate significant cash from its operations, Valera expects to continue to fund its operations with existing cash resources that were primarily generated from the proceeds of prior offerings of Valera’s equity securities. In addition, Valera may receive revenue from its sublicense agreements.

Valera may finance future cash needs through strategic collaboration agreements, the sale of equity securities or additional debt financing. Valera may not be successful in obtaining collaboration agreements, additional debt or equity financing or in receiving milestone or royalty payments under those agreements. In addition, Valera cannot be sure that in the future its existing cash resources will be adequate or that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to Valera or its stockholders. Insufficient funds may require Valera to delay, scale back or eliminate some or all of its research or development programs or delay the launch of its product candidates.

Contractual Obligations and Commitments

The following table summarizes Valera’s long-term annual contractual obligations as of December 31, 2006 (in thousands):

	Payments Due in
Contractual Obligations	Total	2007	2008	2009	2010	2011	After 2011
Operating leases	$11,658	$1,319	$1,319	$1,315	$1,399	$1,484	$4,822
Capital lease obligations	23	10	10	3	—	—	—
Accrued royalties(1)	251	251	—	—	—	—	—

	$11,932	$1,580	$1,329	$1,318	$1,399	$1,484	$4,822

(1)	Royalty payments have only been determined for 2007 based upon 2006 sales. Future royalties have not been estimated as they are based on future sales levels.

Note: Under the terms of the Plantex agreement, beginning in the calendar year following the year in which Valera receives regulatory approval for Valstar in the United States, Valera will be required to purchase a minimum of $1,000,000 of Valrubicin each calendar year until the agreement expires. This is not reflected in the above table, since Valera has not received regulatory approval to re-launch Valstar in the United States as of December 31, 2006.

Off-balance Sheet Arrangements

As of December 31, 2006, Valera did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, Valera does not engage in trading activities involving non-exchange traded contracts. As such, Valera is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 requires an entity to recognize the benefit of tax positions only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 is not expected to have a material effect on the results of operations or financial position of Valera.

In September 2006, the FASB issued Statement of Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measurements but eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. Valera is evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its financial position, results of operations or cash flows.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2006

The following table sets forth information as of the end of the Valera’s 2006 fiscal year with respect to compensation plans under which Valera is authorized to issue shares.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options ($)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities in 1(st) Column)
Equity compensation plan approved by security holders(1)	1,498,163	$5.29	283,408
Equity compensation plans not approved by security holders(2)	—	—	—

Total	1,498,163	$5.29	283,408

(1)	2003 Equity Incentive Plan.
(2)	Valera does not maintain any equity compensation plans that have not been approved by its stockholders.

In September 2002, Valera adopted its Equity Incentive Plan, which was approved by Valera’s stockholders in May 2003. Valera’s Equity Plan provides for the award of:

•	restricted shares of Valera common stock;

•	incentive stock options;

•	non-qualified stock options; or

•	any combination of the foregoing.

Grants of restricted shares and non-qualified stock options can be made to Valera’s employees, directors, consultants, and other individuals who perform services for Valera. Grants of incentive stock options may only be made to Valera’s employees. The principal features of Valera’s Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to Valera’s Equity Incentive Plan, which was filed as exhibit 10.14 to the Registration Statement in connection with Valera’s initial public offering.

Number of shares of our common stock available under Valera’s Equity Plan

Valera has reserved a total of 1,833,333 shares of its common stock for issuance pursuant to its Equity Incentive Plan. Shares subject to forfeited, cancelled, or expired awards and shares received in satisfaction of the exercise price of an option become available for grant again under its Equity Incentive Plan. In addition, shares withheld in payment of any exercise price or in satisfaction of any withholding obligation arising in connection with an award granted under Valera’s Equity Incentive Plan become available for grant again under its Equity Incentive Plan. In connection with recapitalizations, stock splits, combinations, stock dividends, and other events affecting Valera’s common stock, the compensation committee of Valera’s board of directors may make adjustments or equitable substitutions it deems appropriate in its sole discretion to the maximum number, type and issuer of the securities reserved for issuance under Valera’s Equity Incentive Plan, to the maximum number, type and issuer of shares of Valera’s common stock subject to outstanding options, to the exercise price of the options and to the number, type and issuer of restricted shares.

Administration of Valera’s Equity Incentive Plan

Valera’s compensation committee administers Valera’s Equity Incentive Plan under authority granted to it by Valera’s board of directors in accordance with the terms of Valera’s Equity Incentive Plan. To administer Valera’s Equity Incentive Plan, Valera’s compensation committee must consist of at least two members of Valera’s board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, an “outside director” for the purposes of Section 162(m). Valera’s compensation committee, among other things, interprets Valera’s Equity Incentive Plan, selects award recipients, determines the type of awards to be granted to such recipients and determines the number of shares subject to each award and the terms and conditions thereof. Valera’s compensation committee may also determine if or when the exercise price of an option may be paid in the form of shares of Valera’s common stock and the extent to which shares or other amounts payable with respect to an award can be deferred by the participant. Valera’s board of directors may amend or modify Valera’s Equity Incentive Plan at any time. In addition, Valera’s board of directors is also authorized to adopt, alter and repeal any rules relating to the administration of Valera’s Equity Incentive Plan and to rescind the authority of Valera’s compensation committee and thereafter directly administer Valera’s Equity Incentive Plan. However, subject to certain exceptions, no amendment or modification will impair the rights and obligations of a participant with respect to an award unless the participant consents to that amendment or modification.

Valera’s Equity Incentive Plan will continue in effect until terminated by Valera in accordance with its terms, although incentive stock options may not be granted more than 10 years after the adoption of Valera’s Equity Incentive Plan.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

To date, all of Valera’s sales have been denominated in United States dollars, although Valera does conduct some clinical and safety studies with vendors located outside the United States. All of these expenses are paid in U.S. dollars. If the exchange rate undergoes a change of 10%, Valera does not believe that it would have a material impact on its results of operations or cash flows. Accordingly, Valera believes that there is no material exposure to risk from changes in foreign currency exchange rates.

Valera holds no derivative financial instruments and does not currently engage in hedging activities.

Valera’s exposure to interest rate risk is related to the investment of Valera’s excess cash into highly liquid financial investments with original maturities of three months or less. Valera invests in money market funds in accordance with its investment policy. The primary objectives of Valera’s investment policy are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields. Valera’s investment policy specifies credit quality standards for Valera’s investments. Due to the short term nature of Valera’s investments, Valera has assessed that there is no material exposure to interest rate risk arising from them.

VALERA PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Valera Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of Valera Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valera Pharmaceuticals, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements, in 2006 the Company adopted SFAS No. 123(R), Share-Based Payment.

/s/ Ernst & Young LLP

MetroPark, New Jersey

February 16, 2007

VALERA PHARMACEUTICALS, INC.

BALANCE SHEETS

(in thousands, except par value)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,069	$2,340
Accounts receivable, net of allowances of $257 and $385 at December 31, 2006 and 2005, respectively	2,661	4,488
Inventories, net	5,911	3,191
Prepaid and other current assets	877	726

Total current assets	23,518	10,745

Property, plant and equipment, net	7,849	4,194
Deferred offering costs	—	1,378
Intangible assets, net of accumulated amortization of $79 at December 31, 2006	446	—
Other non-current assets	152	215

Total assets	$31,965	$16,532

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$2,594	$1,421
Accrued liabilities	3,318	4,607
Note payable	—	1,525
Deferred revenue—current	—	329
Capital lease obligations—current	9	18

Total current liabilities	5,921	7,900

Capital lease obligations—long term	13	—
Deferred revenue—long term	300	300

Commitments and contingent liabilities

Series A 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 7,000 shares issued and outstanding; liquidation preference—$0 and $7,598 at December 31, 2006 and 2005, respectively	—	13,604
Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 22,069 shares issued and outstanding; liquidation preference—$0 and $20,221 at December 31, 2006 and 2005, respectively	—	15,082
Series C 6% Cumulative Convertible Preferred Stock, $0.001 par value; 0 and 11,600 shares issued and outstanding; liquidation preference—$0 and $12,590 at December 31, 2006 and 2005, respectively	—	11,239
Shareholders’ equity (deficit):
Common stock, $0.001 par value; 30,000 shares authorized, 14,937 and 1,667 shares issued and outstanding at December 31, 2006 and 2005, respectively	15	2
Additional paid-in capital	79,316	8,696
Deferred stock-based compensation	—	(630)
Accumulated deficit	(53,600)	(39,661)

Total shareholders’ equity (deficit)	25,731	(31,593)

Total liabilities and shareholders’ equity (deficit)	$31,965	$16,532

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Net product sales	$17,845	$26,798	$5,511
Licensing revenue	121	34	135

Total net revenue	17,966	26,832	5,646

Operating costs and expenses:
Cost of product sales	5,107	5,966	608
Research and development	7,574	5,930	6,376
Selling and marketing	12,139	10,754	5,025
General and administrative	8,154	5,500	5,897
Amortization of intangible assets	79	—	—

Total operating expenses	33,053	28,150	17,906

Loss from operations	(15,087)	(1,318)	(12,260)
Interest income	967	70	65
Interest expense	(26)	(21)	(71)

Loss before income taxes	(14,146)	(1,269)	(12,266)
(Benefit from) provision for income taxes	(207)	75	(243)

Net loss	(13,939)	(1,344)	(12,023)
Deemed dividend	—	—	(5,861)

Net loss attributable to common shareholders	$(13,939)	$(1,344)	$(17,884)

Basic and diluted net loss per share	$(1.03)	$(0.81)	$(10.73)

Basic and diluted weighted average number of shares outstanding	13,580	1,667	1,667

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2004, 2005 and 2006

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Par Value
Balance at December 31, 2003	1,667	$2	$5,273		$(20,433)	$(15,158)
Deferred compensation related to stock options, net of cancellations			4,637	$(4,637)		—
Amortization of deferred stock-based compensation				3,104		3,104
Expense related to options granted to non-employees			51			51
Deemed dividend					(5,861)	(5,861)
Net loss					(12,023)	(12,023)

Balance at December 31, 2004	1,667	2	9,961	(1,533)	(38,317)	(29,887)
Exercise of stock options			1			1
Deferred compensation related to stock options, net of cancellations			(1,430)	1,430		—
Amortization of deferred stock based compensation				(527)		(527)
Expense related to options granted to non-employees			164			164
Net loss					(1,344)	(1,344)

Balance December 31, 2005	1,667	2	8,696	(630)	(39,661)	(31,593)
Issuance of common stock from initial public offering	3,863	4	30,201			30,205
Conversion of preferred stock into common stock	9,356	9	39,916			39,925
Exercise of stock options	51		157			157
Elimination of deferred compensation related to adoption of FAS 123(R)			(630)	630		—
Expense related to options granted to non-employees			8			8
Compensation expense related to employee stock options			968			968
Net loss					(13,939)	(13,939)

Balance at December 31, 2006	14,937	$15	$79,316	$—	$(53,600)	$25,731

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Operating activities
Net loss	$(13,939)	$(1,344)	$(12,023)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	673	502	257
Amortization of deferred financing costs	68	11	—
Allowances for accounts receivable	840	294	91
Expense related to options granted to non-employees	8	164	51
Stock-based compensation	968	(527)	3,104
Change in assets and liabilities:
Accounts receivable	987	476	(5,006)
Other accounts receivable	—	—	574
Inventories	(2,720)	(1,826)	(1,365)
Restricted cash	—	100	(100)
Prepaid and other current assets	(151)	(584)	(50)
Security deposits	—	(46)	362
Accounts payable	1,173	(621)	856
Accrued liabilities	(1,289)	3,055	1,107
Deferred revenue	(329)	629	—

Net cash (used in) provided by operating activities	(13,711)	283	(12,142)
Investing activities
Capital expenditures	(4,221)	(2,992)	(1,610)
Purchase of product rights	(525)	—	—
Purchase of investment in Spepharm	(5)	—	—
Purchases of investments held-to-maturity	(6,000)	—	—
Proceeds from the sale of investments held-to-maturity	6,000	—	—

Net cash used in investing activities	(4,751)	(2,992)	(1,610)
Financing activities
Net proceeds from issuance of common stock	31,740	1	—
Payment of capital lease obligations	(24)	(17)	(31)
Proceeds from note payable	—	1,525	—
Payment of notes payable	(1,525)	—	—
Deferred offering costs	—	(1,378)	—
Deferred financing costs	—	(135)	—
Proceeds from officer loan	—	—	200
Repayment of officer loan	—	—	(200)
Net proceeds from issuance of convertible preferred stock	—	—	13,595

Net cash provided by (used in) financing activities	30,191	(4)	13,564

Net increase (decrease) in cash and cash equivalents	11,729	(2,713)	(188)
Cash and cash equivalents at beginning of period	2,340	5,053	5,241

Cash and cash equivalents at end of period	$14,069	$2,340	$5,053

Supplemental Disclosure of Cash Flow Information and Non-Cash Investing and Financing Activities
Cash paid for interest	$26	$20	$65
Cash paid for income taxes	$95	$11	—
Deemed dividends on preferred stock	—	—	$5,861
Conversion of preferred stock into common stock	$39,925	—	—
Acquisition of an asset through a capital lease	$28	—	—

The accompanying notes to the financial statements are an integral part of these statements.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Nature of Operations

Valera Pharmaceuticals, Inc. (“Valera” or the “Company”), is a specialty pharmaceutical company focused on the development, acquisition and commercialization of products for the treatment of urological and endocrine conditions, diseases and disorders, including products that utilize its Hydron implant proprietary technology. The Company’s headquarters and manufacturing operations are located in Cranbury, New Jersey. Valera was incorporated in the state of Delaware on May 30, 2000.

On February 7, 2006, the Company closed its initial public offering. The Company issued 3,862,500 shares at $9.00 per share resulting in net proceeds of $30.3 million after underwriter’s discounts and offering expenses. As a result of the initial public offering, all shares of the Company’s preferred stock converted into 9,355,714 shares of common stock. Thus, immediately following the offering the Company had 14,885,296 common shares outstanding. In February 2006, the Company paid in full its note payable to Merrill Lynch in the amount of $1.5 million.

In December 2006, we entered into a merger agreement with Indevus Pharmaceuticals pursuant to which Indevus will acquire us in a tax-free stock-for-stock merger transaction. Pursuant to the Merger Agreement, upon the closing of the merger, each outstanding share of our common stock (other than shares held by us or Indevus or any stockholders who properly exercise dissenters’ rights under Delaware law), will automatically be converted into the right to receive a number of shares of Indevus common stock equal to $7.75 divided by the volume weighted average of the closing prices of Indevus common stock during the 25 trading days ending on the fifth trading day prior to the date of our stockholders’ meeting to consider the merger, or the Indevus Common Stock Value. The exchange ratio is subject to a collar such that if the Indevus Common Stock Value falls outside of the collar the exchange ratio will become fixed. If the Indevus Common Stock Value is greater than $8.05, then the exchange ratio will be 0.9626, and if it is less than $6.59, then the exchange ratio will be 1.1766. Cash will be paid in lieu of fractional shares.

In addition, each share of the Company’s common stock will be converted into three contingent stock rights, or CSRs, relating to three of the Company’s product candidates. One CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of Supprelin-LA, provided sufficient quantities of Supprelin-LA are then available, one CSR will be convertible into $1.00 of Indevus common stock upon FDA approval of the Company’s biodegradable ureteral stent and one CSR will be convertible into $1.50 of Indevus common stock upon FDA approval of the Company’s octreotide implant. The amount of Indevus common stock into which the CSRs will convert will be determined by a formula based on the average stock price of Indevus prior to achievement of the applicable milestones. The CSRs will convert into Indevus common stock only if the applicable milestones are achieved within three years of the closing of the merger in the case of Supprelin-LA and within five years of the closing of the merger in the case of the Company’s biodegradable ureteral stent and octreotide implant. If the merger is not completed for any reason, the Company might have to pay Indevus a termination fee of $5.0 million, or the Company might be required to reimburse Indevus for up to $3.0 million of expenses related to the merger, such as legal, accounting, financial advisory and printing fees.

Separately, the Company entered into a co-promotion agreement with Indevus pursuant to which Indevus’ sales force will co-promote Vantas in the United States. Under the terms of the agreement, the Company will be required to make royalty payments to Indevus of 13.5% on sales of Vantas up to a specified unit level, which will increase to 30% for sales above the specified level. Indevus will also receive royalties of 35% for sales of Vantas to specified specialty pharmacy accounts. The co-promotion began in January 2007.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Reverse Stock Split

On January 27, 2006, the Company effected a one-for-six reverse stock split. In connection with the reverse stock split, every outstanding six shares of the Company’s common stock were replaced with one share of the Company’s common stock. All references to common stock, common shares outstanding, average number of common shares outstanding and per share amounts in these consolidated financial statements and notes to consolidated financial statements prior to the effective date of the reverse stock split have been restated to reflect the one-for-six reverse stock split on a retroactive basis. Effective upon consummation of the initial public offering, the Company reduced the number of common shares authorized for issuance to 30,000,000 and the number of preferred shares authorized for issuance to 5,000,000.

Note 2. Basis of Presentation and Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the prior period’s financial information to conform to the December 31, 2006 presentation. Deferred financing costs and security deposits in the prior year presentation have been combined into the other non current assets category in the current presentation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash and cash equivalents. At December 31, 2006 and 2005, the Company had substantially all of its cash and cash equivalents deposited with two financial institutions.

Investments Held-to-Maturity

During fiscal 2006, the Company purchased investments in certain debt securities that were classified as investments held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments held-to-maturity are recorded on the balance sheet at cost. Realized gains and losses on sales of investments are determined using the specific identification method. As of December 31, 2006, all investments in certain debt securities that were purchased during the year, matured and were sold. The total amount of investments purchased and sold during fiscal year 2006 was $6,000,000. No realized gains or loss were recognized on the transactions.

Allowances for Accounts Receivable

The Company maintains allowances for accounts receivable, which include an allowance for doubtful accounts related to the estimated losses that may result from the inability of its customers to make required payments. This allowance is determined based upon historical experience and any specific customer collection issues that have been identified. The Company began selling its first product on November 8, 2004 and has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area. Also included in the allowances for accounts receivable is an allowance for early payment discounts.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Inventory

The Company values its inventory at the lower of cost (determined by the first-in, first-out method) or market. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on estimated forecasts of product demand and production requirements. The Company’s estimate of future product demand may prove to be inaccurate, in which case it may have understated or overstated the provision required for excess and obsolete inventory. In the future, if the Company’s inventory is determined to be overvalued, the Company would be required to recognize such costs in costs of product sales at the time of such determination. Likewise, if the inventory is determined to be undervalued, the Company may have recognized excess cost of product sales in previous periods and would be required to recognize such additional operating income at the time of sale.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Leasehold improvements and capitalized leases are recorded at the fair market value at the inception of the leases and are amortized over the shorter period of their estimated useful life or the lease ranging from five to ten years. Amortization of assets recorded under capital leases is included in depreciation and amortization expense.

Deferred Offering and Financing Costs

Costs incurred in relation to the Company’s initial public offering were deferred as of December 31, 2005 and were recognized and netted against gross proceeds raised in the offering that was completed in February 2006. Costs incurred in relation to the Company’s line of credit were deferred and are being amortized over the two-year term of the loan and are included in other non current assets.

Investment—Spepharm

On July 17, 2006, the Company entered into an Investment and Shareholders’ Agreement in which the Company received a 19.9% ownership interest in a newly created Dutch company called Spepharm Holding B.V. (“Spepharm”) for a nominal amount of approximately $5,000. Spepharm and its European specialty pharmaceutical group of companies are focusing on becoming one of the leading suppliers of specialty urology and endocrinology products to the European market place. In accordance with APB 18 “The Equity Method of Accounting for Investment in Common Stock” and FIN 35 “Criteria for Applying the Equity Method of Accounting for Investment in Common Stock” the Company has recorded the investment as a long term investment and is applying the cost method for the accounting of the investment. Under the cost method, the investment is recorded at its original cost. It continues to be carried and reported at cost until it is either partially or entirely disposed, or until some fundamental change in conditions makes it clear that the value originally assigned can no longer be justified. The investment is included in other non current assets.

Net Product Sales

Net product sales are presented net of estimated returns and price adjustments, prompt pay discounts, group purchasing fees and credit card fees.

Revenue Recognition

The Company’s revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”), and

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

SFAS No. 48, “Revenue Recognition When Right of Return Exists” (“SFAS 48”), which provides guidance on revenue recognition in financial statements, and is based on the interpretations and practices developed by the Securities and Exchange Commission. SFAS 48 and SAB 104 require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognition for those transactions will be delayed and the Company’s revenue could be adversely affected.

Allowances have been recorded for any potential returns or adjustments in accordance with the Company’s policy. Returns are allowed for damaged or outdated goods. As of December 31, 2006, we had a reserve of approximately $143,000 for returns and adjustments, of which $143,000 related to sales made in 2006. As of December 31, 2006 and 2005, there was approximately $40,000 and $300,000 of retail value of Vantas, respectively, at distributors.

	Distributors	Physicians	Total
	(In thousands)
Balance at 12/31/2004	$28	$316	$344
Provision related to sales made in current period	20	2,175	2,195
Provision related to sales made in prior periods	—	—	—
Returns and adjustments	(29)	(2,171)	(2,200)

Balance at 12/31/2005	19	320	339
Provision related to sales made in current period	19	1,006	1,025
Provision related to sales made in prior periods	—	58	58
Returns and adjustments	(34)	(1,245)	(1,279)

Balance at 12/31/2006	$4	$139	$143

Customer Sales—Urologists

The Company’s revenue from product sales is recognized when there is persuasive evidence an arrangement exists, the price is fixed in accordance with the Company’s Customer Price List and/or approved exception pricing, or determinable from executed contracts, delivery to the customer has occurred and collectibility is reasonably assured. The Company uses contracts, purchase orders, sales orders directly taken by product specialists and sales order confirmations to determine the existence of an arrangement. Title to the product is taken upon delivery of the product, at which time risk of loss shifts to the customer. Billing does not take place until the day after shipment has occurred. The Company uses shipping documents and, the Company is provided with third party proof of delivery to verify delivery to its customers.

Customer Sales—Distributor Sales

With respect to sales to distributors, revenue is recognized upon shipment, as the title, risks and rewards of ownership of the products pass to the distributors and the selling price of the Company’s product is fixed and determinable at that point, as long as the Company believes the product will be sold by the distributor within one to three months from the shipment of the product by the Company to the distributor. If the Company believes the product will not be resold within three months, revenue will be deferred until the product is sold and the product held by the distributor will be classified as an asset on the Company’s financial statements until it is sold by the

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

distributor. As of December 31, 2006 and 2005, the Company deferred approximately $0 and $329,000 of revenue, respectively, and recorded $0 and $44,000 of inventory on consignment, respectively. The 2005 amounts related to product sold to distributors in the fourth quarter of 2005 that were not resold by distributors in accordance with the Company’s policy. Payment is due based upon the agreed terms of the contract. The distributor is responsible for selling and distributing the product to its customer base and the rights for return are restricted to the Company’s published return policy in effect for all customers.

Royalties

Licensing revenue from royalty arrangements are recorded on a cash basis due to the uncertainties regarding calculations, timing and collections. Royalty expense is recorded as the corresponding revenue is recognized. Royalty expense is included in cost of product sales in the statement of operations.

Shipping and Handling Costs

Shipping and handling costs incurred for inventory purchases and product shipments are included within cost of product sales in the statements of operations.

Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company. Research and development expenditures are charged to operations as incurred. Our expenses related to clinical trials are based on actual and estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee or unit price. Payments under the contracts depend on factors such as the successful enrollment of patients or the completion of clinical trial milestones. Expenses related to clinical trials generally are accrued based on contracted amounts applied to the level of patient enrollment and activity according to the protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates accordingly on a prospective basis.

Advertising Costs

The Company charges advertising costs to selling and marketing expense as incurred. Advertising expense was approximately $1.2 million, $1.0 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively

Intangible Assets

On March 31, 2006, the Company completed its acquisition of the product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada. As of December 31, 2006, the Company has an intangible asset of approximately $446,000 associated with such product rights. The intangible asset was recorded at its original cost of $525,000, less accumulated amortization of approximately $79,000 as of December 31, 2006. Intangible assets are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives using the straight-line method. The Company estimates that the useful life of the Valstar product rights is 5 years. The Company periodically reviews the original estimated useful lives of long-lived assets and their carrying amounts and makes adjustments when appropriate if there are any indications of impairment.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

The Company adopted SFAS No. 123(R), “Shared-Based Payment” on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS 123(R), the options the Company granted in prior years as a non-public company (prior to the initial filing of its Registration Statement in March 2005) that were valued using the minimum value method, were not expensed in 2006 and will not be expensed in future periods. Options granted as a non-public company and accounted for using the intrinsic value method (cheap stock), will continue to be expensed over the vesting period. The Company adopted the prospective transition method for these options. Options granted as a public company are expensed under the modified prospective method.

SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non employees. The Company accounts for options issued to non-employees under SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” As such, the value of such options is periodically re-measured and income or expense is recognized during their vesting terms.

Deferred Stock Compensation

At December 31, 2005, the Company had deferred stock compensation of approximately $630,000. In accordance with the adoption of FAS 123(R), all deferred compensation related to employee stock options has been eliminated. As of December 31, 2006, the deferred compensation balance was $0.

Income Taxes

The Company utilizes the asset and liability method specified by Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Long-lived Assets

The Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. There have been no indicators of impairment through December 31, 2006.

Concentration Risks

The financial instrument that potentially subjects the Company to concentration of credit risk is cash. The Company places its cash with high-credit quality financial institutions. Concentrations of credit risk, with respect to this financial instrument, exist to the extent of amounts presented in the financial statements.

In 2006, 2005 and 2004, the Company generated all of its product sales from Vantas. In addition, for the years ended December 31, 2006 2005 and 2004, one customer accounted for 6%, 6% and 9%, respectively, of the Company’s net unit sales and 5%, 0% and 11.6% of its outstanding receivables at December 31, 2006, 2005 and 2004, respectively.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company is dependent on single suppliers for certain raw materials, including histrelin, the active pharmaceutical ingredient in Vantas and Supprelin-LA, and valrubicin, the active pharmaceutical ingredient in Valstar. The Company does not have an agreement with the supplier of histrelin.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values.

Preferred Stock Dividends

The Company records deemed dividends when modifications to its preferred stock are required in accordance with EITF 98-5 and EITF 00-27. Such modifications occurred in 2004 resulting in deemed dividends of approximately $5.9 million. There were no modifications for the years ended December 31, 2006 and 2005, respectively.

Recent Accounting Pronouncements

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 requires an entity to recognize the benefit of tax positions only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the respective taxing authorities. The tax benefit is measured as the largest benefit that is more than fifty-percent likely of being realized upon final settlement with the respective taxing authorities. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 is not expected to have a material effect on the results of operations or financial position of the Company.

In September 2006, the FASB issued Statement of Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measurements but eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3. Inventory

Inventories consist of the following:

	December 31,
	2006	2005
	(In thousands)
Raw Materials	$583	$463
Work in process	4,411	2,426
Finished goods	917	302

	$5,911	$3,191

The preceding amounts are net of inventory reserves of approximately $1.2 million at December 31, 2006 and 2005, respectively, for certain products that failed to meet the Company’s quality control specifications.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Useful Lives	December 31,
		2006	2005
	(In thousands)
Laboratory equipment	5 years	$1,942	$1,531
Furniture and fixtures	7 years	437	161
Office equipment	5 years	145	108
Computer equipment	3 years	483	417
Computer software	3 years	301	200
Construction in process		3,536	2,526
Leasehold improvements	1-10 years	2,973	625

		9,817	5,568
Less accumulated depreciation and amortization		(1,968)	(1,374)

Property, plant and equipment, net		$7,849	$4,194

Depreciation and amortization expense for property, plant and equipment was approximately $594,000, $502,000, and $257,000, for the years ended December 31, 2006, 2005 and 2004, respectively. There were fixed assets totaling approximately $95,000 and $68,000 at December 31, 2006 and 2005, respectively, subject to capital lease obligations with accumulated amortization of approximately $71,000 and $54,000 as of December 31, 2006 and 2005, respectively.

Note 5. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2006	2005
	(In thousands)
Accrued compensation, bonus and benefits	$587	$587
Accrued clinical fees	532	312
Accrued financial advisory fees	500	—
Accrued other	435	236
Accrued legal fees	358	769
Accrued royalties	238	396
Accrued commissions	231	451
Accrued auditing fees	182	251
Accrual for sales returns and adjustments	143	339
Accrued marketing expenses	108	316
Accrued income taxes	4	75
Accrued distributor chargebacks	—	621
Accrued printing fees	—	254

	$3,318	$4,607

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 6. Capital Lease Obligations

The minimum future lease payments related to capital leases at December 31, 2006 are as follows (in thousands):

2007	$10
2008	10
2009	3

Total minimum lease payments	23
Less amount representing interest payments	1

Present value of minimum lease payments	$22

Note 7. Credit Line Agreement

In October 2005, the Company entered into a two-year, $7,500,000 line of credit with Merrill Lynch Capital. Under the line of credit, the amount the Company may borrow at any given time is dependent upon its accounts receivable balance and related aging of such accounts. In June 2006, the line of credit was amended for interest, covenant and operational terms. Borrowings under the amended line of credit bear an initial interest rate at the sum of the one-month LIBOR rate plus 3.25% (8.58% at December 31, 2006). The Company is subject to certain covenants under the credit agreement. In connection with the credit agreement, the Company pledged all of its assets, with the exception of intellectual property, to Merrill Lynch. As of December 31, 2006 and 2005, the Company had $0 and approximately $1.5 million outstanding under the line of credit. The interest rate on the outstanding balance was 8.14% at December 31, 2005. In February 2006, the Company used a portion of the net proceeds from its initial public offering to repay amounts outstanding under the line of credit.

Note 8. Commitments

The Company leases its facilities and certain equipment under non-cancellable operating lease agreements. The minimum future lease payments under these leases are as follows (in thousands):

Year ending December 31:
2007	$1,319
2008	1,319
2009	1,315
2010	1,399
2011	1,484
Thereafter	4,822

$11,658

Total rent expense was approximately $1.6 million, $1.4 million, and $0.7 million, for the years ended December 31, 2006, 2005 and 2004, respectively. The Company’s building lease expires March 31, 2015, and the equipment lease expires February 2009. The Company’s building lease includes escalation clauses that go into effect in 2009 and 2010, which will result in greater rent payments from 2009 to 2015. The Company records rent expense on a straight-line basis over the term of the lease. The Company has two 5-year renewal options under its building lease.

The Company is a party to certain agreements that require the Company to pay royalties to third parties based on certain net product sales. For the years ended December 31, 2006, 2005 and 2004, the Company incurred royalty expense of approximately $0.9 million, $1.3 million and $0.3 million, respectively. Future royalties are dependent on future sales levels.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Purchase Commitments

On May 17, 2006, the Company entered into a supply agreement with Plantex USA Inc. whereby Plantex would supply the Company with the active pharmaceutical ingredient (“API”) N-Trifluroacetyl-adriamycin-14 valerate, otherwise known as Valrubicin, in connection with the Company’s anticipated launch of the product Valstar for the treatment of bladder cancer. Under the agreement, the Company will only source API from Plantex in connection with the development, manufacture or sale of, and securing regulatory approval for, Valstar in the United States, its territories and possessions, and Canada (the “Territory”). Plantex will manufacture and supply all of the Company’s requirements for API for commercial sale of Valstar in the Territory. Under the terms of the agreement, beginning in the calendar year following the year in which the Company receives regulatory approval to re-launch Valstar in the United States, the Company will be required to purchase a minimum of $1.0 million of Valrubicin each calendar year until the agreement expires. The agreement will expire ten years after the date of the first commercial sale of Valstar.

Note 9. Capitalization

Reverse Stock Split

On January 27, 2006, the Company effected a one-for-six reverse stock split. In connection with the reverse stock split, every outstanding six shares of the Company’s common stock were replaced with one share of the Company’s common stock. All references to common stock, common shares outstanding, average number of common shares outstanding and per share amounts in these financial statements and notes to financial statements prior to the effective date of the reverse stock split have been restated to reflect the one-for-six reverse stock split on a retroactive basis. Effective upon consummation of the initial public offering, the Company reduced the number of common shares authorized for issuance to 30,000,000.

Common Stock

The Company had 14,936,641 and 1,667,082 shares of common stock outstanding at December 31, 2006 and 2005, respectively. The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.001 per share. Each holder of common stock is entitled to one vote of each share of common stock held of record on all matters on which stockholders generally are entitled to vote.

In February 2006, the Company closed its initial public offering in which it issued 3,862,500 shares of its common stock at $9.00 per share. In conjunction with this offering all of the Company’s preferred stock converted into 9,355,714 shares of common stock. As a result, the Company had 14,885,296 shares of common stock outstanding after the closing its initial public offering. During the twelve months ended December 31, 2006, 51,345 shares of common stock were issued as a result of stock option exercises.

Holders of shares of the Company’s common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore subject to the rights of any class of stock having a preference as to dividends. Under the Company’s credit agreement with Merrill Lynch Capital, the Company agreed to not declare or pay any cash dividends.

In the event of a liquidation, dissolution or winding up of us, the holders of the Company’s common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

redemption provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be affected by, the rights of the holders of any shares of preferred stock that we may designate and issue in the future.

Convertible Preferred Stock

All of the Company’s outstanding preferred stock was converted into common stock in conjunction with the initial public offering. In February 2006, the Company filed an amended and restated Certificate of Incorporation that removed the designations, rights and preferences of the convertible preferred stock. Effective upon consummation of the initial public offering, the Company reduced the number of the number of preferred shares authorized for issuance to 5,000,000.

Note 10. Stock-Based Compensation

In September 2002, the Company adopted the Valera Pharmaceuticals Equity Incentive Plan, which provides for the granting of nonqualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of the Company at prices not less than the fair market value at the date of grant for incentive stock options granted. The option price for each share of common stock for non-qualified options is determined by the board of directors and may be more or less than the fair market value of a share of common stock. The options granted by the Company generally have a life of ten years and vest over a period as determined by the board of directors, which is typically four years.

The Company adopted SFAS No. 123(R), “Shared-Based Payment” on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Under SFAS 123(R), the options the Company granted in prior years as a non-public company (prior to the initial filing of its Registration Statement in March 2005) that were valued using the minimum value method, were not expensed in 2006 or will not be expensed in future periods. Options granted as a non-public company and accounted for using the intrinsic value method (cheap stock), will continue to be expensed over the vesting period. The Company adopted the prospective transition method for these options. Options granted as a public company are expensed under the modified prospective method.

SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non employees. The Company accounts for options issued to non-employees under SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” As such, the value of such options is periodically re-measured and income or expense is recognized during their vesting terms.

Under the modified-prospective-transition method, under SFAS No. 123(R), the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the period of adoption. The Company measured stock-based compensation using the Black Scholes option pricing model.

The following ranges of assumptions were used to compute employee stock-based compensation:

Risk- free interest rate	3.90% - 5.01%
Expected volatility	61.1% - 66.15%
Expected dividend yield	0.0%
Expected life (in years)	6.25
Forfeiture rate	0% - 13%
Weighted average fair value at date of grant	$6.10

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Expected volatility is based upon an appropriate peer group within the Company’s industry sector. The expected life of the awards represents the period of time that options granted are expected to be outstanding.

At December 31, 2006, the Company changed its estimated employee forfeiture rate from 4% to 13% as a result of greater than expected actual stock option forfeitures during 2006. The Company used the most up-to-date historical information to estimate forfeitures in the valuation model. As a result of the change in the forfeiture rate, the Company recorded approximately $72,000 of income and decreased the loss per share, basic and diluted by $0.01 as a result of the revised cumulative stock based compensation adjustment.

The risk-free rate for periods within the expected life of the option is based on implied yields on U.S. Government Issues in effect at the time of grant. Compensation cost is recognized using a straight-line method over the vesting or service period and net of estimated forfeitures.

The following table presents all employee stock based compensation costs recognized in the Company’s statements of operations:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Employee Stock-Based Compensation under Intrinsic Value Method	$192	$(527)	$3,104
Employee Stock-Based Compensation under Fair Value Method	776	—	—

Total Employee Stock-Based Compensation	$968	$(527)	$3,104

In 2005, as a result of the Company’s marked to market of previous re-priced options, the Company had to reverse previous recorded stock-based compensation.

The incremental employee stock-based compensation recognized in connection with the adoption of SFAS 123(R) increased the pre-tax and after-tax loss for the year ended December 31, 2006, by approximately $776,000, and increased the loss per share, basic and diluted by $(0.06).

The following table illustrates the pro-forma effect on net income per share if the Company recorded compensation expense based on the fair value method for all employee stock-based compensation awards:

	Year Ended December 31,
	2005	2004
	(in thousands)
Net loss attributable to common stock holders—as reported	$(1,344)	$(17,884)
Add: non-cash employee compensation as reported	(527)	3,104
Deduct: total employee stock-based compensation expense determined under fair value based method for all awards	(750)	(302)

Net income to common stockholders—pro-forma	$(2,621)	$(15,082)

Basic and diluted net loss per share—as reported	$(0.81)	$(10.73)
Basic and diluted net loss per share—pro-forma	$(1.57)	$(9.05)

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions:

	Year Ended December 31,
	2005		2004
	Public	Non-Public
Risk-free interest rate	4.27%	3.90%	4.24%
Dividend yield	0%	0%	0%
Volatility	61%	0%	0%
Expected lives (in years)	6.3	4.0	4.0

The following table summarizes option activity for the Company’s common stock for the years ended December 31, 2004, 2005, and 2006.

	Common Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Contractual Life
			(in thousands)
Outstanding at December 31, 2003	772,193	$3.00
Granted	353,832	$3.00
Exercised	—
Forfeited	(6,600)	$3.00

Outstanding at December 31, 2004	1,119,425	$3.00
Granted	193,594	$11.55
Exercised	(417)	$3.00
Forfeited	(46,753)	$4.45

Outstanding at December 31, 2005	1,265,849	$4.25
Granted	390,200	$8.74
Exercised	(51,345)	$3.05
Forfeited	(106,541)	$6.73

Outstanding at December 31, 2006	1,498,163	$5.29	$607	7.6

Exercisable at December 31, 2006	791,730	$3.51	$279	6.9

The total intrinsic value of the options exercised during the year ended December 31, 2006 was $125,131. The Company received approximately $157,000 of cash from stock option exercises during the year ended December 31, 2006. As of December 31, 2006, there was approximately $2.4 million of total employee unrecognized compensation cost related to non-vested stock-based compensation awards granted under the Plan. That cost is expected to be recognized over a weighted average period of three years.

For the years ended December 31, 2004, 2005 and 2006 the Company granted a total of 5,000, 10,833 and 0 options, respectively, to certain consultants. The Company has accounted for non-employee options in accordance with EITF 96-18 and, accordingly, recorded non-cash expense of approximately $51,000, 164,000 and $8,000 for the years ended December 31, 2004, 2005 and 2006 respectively.

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the twelve month period ended December 31, 2006, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2006	220,600	$9.08	$5.57	—
June 30, 2006	122,100	$8.96	$5.87	—
September 30, 2006	7,500	$7.36	$4.79	—
December 31, 2006	40,000	$6.45	$4.71	—

Total	390,200	$8.74	$5.56	—

During the twelve month period ended December 31, 2005, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2005	14,499	$6.00	$16.20	$10.20
June 30, 2005	143,594	$12.00	$12.00	—
September 30, 2005	4,334	$12.00	$12.00	—
December 31, 2005	31,167	$12.00	$12.00	—

Total	193,594	$11.55	$12.31	—

During the twelve month period ended December 31, 2004, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
March 31, 2004	—	—	—	—
June 30, 2004	833	$3.00	$4.80	$1.80
September 30, 2004	329,666	$3.00	$5.40	$2.40
December 31, 2004	23,333	$3.00	$16.20	$13.20

Total	353,832	$3.00	$6.11	—

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2006:

	Outstanding			Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$3.00	981,331	6.8 years	$3.00	745,393	$3.00
$5.96-$ 8.85	166,666	9.4 years	$8.05	2,294	$6.00
$9.00-$12.00	350,166	8.9 years	$10.38	44,043	$12.00

$3.00-$12.00	1,498,163	7.6 years	$5.29	791,730	$3.51

The following table summarizes information about stock options exercisable:

	December 31,
	2006	2005	2004
Exercisable Stock Options	791,730	605,032	334,164
Weighted Average Exercise Price	$3.51	$3.11	$3.00

As of December 31, 2006, the Company had a total of 1,833,333 shares of its common stock for issuance pursuant to its Equity Plan. This included 1,498,163 of stock options outstanding, 51,762 of previously exercised stock options and 283,408 of stock options available for grant.

Note 11. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and the amount used for income tax purposes. The Company’s deferred tax assets relate primarily to net operating loss carryforwards, research and development tax credits, and non-cash stock-based compensation. At December 31, 2006 and 2005, a valuation allowance was recorded to fully offset the net deferred tax asset. The change in the valuation allowance for the years ended December 31, 2006 and 2005 was approximately $3.9 million and $4.9 million, respectively. Significant components of the Company’s deferred tax assets were as follows:

	December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$12,593	$7,770
Research and development credits	1,604	1,423
Stock-based compensation	—	904
Amortization of stock-based compensation	192	126
Non-employee stock compensation	90	87
Other	811	1,049

Total gross deferred tax assets	15,290	11,359
Deferred tax liabilities:
Depreciation and amortization	197	134

Total gross deferred tax liabilities	197	134
Valuation allowance for deferred tax assets	(15,093)	(11,225)

Net deferred tax assets	$—	$—

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $32.5 million. The net operating loss carryforwards will expire at various dates beginning in 2022, if not utilized. The Company had research and development tax credit carry forwards at December 31, 2006, of approximately $1.6 million, which will begin to expire in 2022. If an ownership change, as defined under Internal Revenue Code Section 382, occurs the use of these carry forwards may be subject to limitation.

(Benefit from) provision for income tax consists of:

	For the Year December 31,
	2006	2005	2004
	(in thousands)
Federal	$—	$20	$—
State	(207)	55	(243)

Total	$(207)	$75	$(243)

In 2006, the New Jersey Economic Development Authority approved the Company’s application to sell New Jersey State income tax benefits under the New Jersey Technology Tax Transfer Program (the “Program”). During the fourth quarter of 2006, the Company recognized approximately $193,000 from the sale of the State of New Jersey income tax benefits. The Program requires that the Company maintain certain employment levels in New Jersey and that the proceeds from the sale of the tax benefits be spent in New Jersey. The Company participated in this program in 2004 as well. During the fourth quarter of 2004, the Company recognized $243,000 from the sale of State of New Jersey income tax benefits.

The Company has incurred net operating losses since inception. However, in 2005 the Company generated taxable income as a result of certain temporary and permanent differences between book income and taxable income. As a result, the Company recorded an alternative minimum tax provision of $20,000 for federal purposes and $55,000 for state purposes.

A reconciliation of the statutory tax rates and the effective tax rates for the periods ended:

	December 31,
	2006	2005	2004
Statutory rate	(34)%	(34)%	(34)%
State and local income taxes (net of federal tax benefit)	(1)	(3)	(6)
Research and development tax credits	(1)	(11)	(2)
Alternative minimum tax	—	2	—
Other permanent items	3	6	—
Other	4	—	—
Change in valuation allowance	28	46	42

	(1)%	6%	0%

Note 12. Net Loss Per Share

The Company computes its basic net loss per share by dividing net loss by the weighted-average number of shares of common stock outstanding. Diluted net loss per share of common stock (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of shares of common stock and dilutive common equivalent shares then outstanding as long as such impact would not be anti-dilutive. All of the common stock equivalent

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

shares for the years ended December 31, 2006, 2005 and 2004 have been excluded from the computation of diluted net loss per share as their effect would be anti-dilutive.

	Year Ended December 31,
	2006		2005		2004
	Net loss (Numerator)	Shares (Denominator)	Net loss (Numerator)	Shares (Denominator)	Net loss (Numerator)	Shares (Denominator)
Basic net loss	$13,939	13,580	$(1,344)	1,667	$(12,023)	1,667
Deemed dividend	—	—	—	—	(5,861)	—

Basic net loss per share factors	$13,939	13,580	$(1,344)	1,667	$(17,884)	1,667
Effect of preferred stock conversion	—	—	—	—	—	—
Effect of dilutive stock options	—	—	—	—	—	—

Diluted net loss per share factors	$13,939	13,580	$(1,344)	1,667	$(17,884)	1,667

Basic and diluted net loss per share	$(1.03)		$(0.81)		$(10.73)

Note 13. Related Party Transactions

In June 2004, David S. Tierney, the Company’s President and CEO, loaned the Company $200,000 at prime plus 1% above the UBS Margin Interest Rate. The loan was repaid in November 2004. Interest in the amount of $2,000 is included in interest expense for 2004.

In August 2004, in connection with the sale of the Company’s Series C Convertible Preferred Stock, the Company paid Sanders Morris Harris, Inc. a fee of $280,000 for its services as placement agent. James C. Gale, the Chairman of the Company’s board of directors, is a managing director of Sanders Morris Harris, Inc.

Sanders Morris Harris, Inc. and its affiliates own approximately 40% of the outstanding equity of BioPro Pharmaceutical, Inc. and over 90% of the outstanding equity of Alpex Pharma S.A., two companies with which the Company has agreements to distribute, develop and market its Vantas product. The Company received payments of approximately $100,000 and $300,000 during the years ended December 31, 2006 and 2005, respectively from BioPro. The Company made payments of approximately $145,000 and $400,000 during the years ended December 31, 2006 and 2005, respectively to Alpex.

On July 17, 2006, the Company entered into the Shareholders’ Agreement pursuant to which the Company received a 19.9% ownership in a newly created Dutch company called Spepharm Holding B.V. In accordance with the Shareholders’ Agreement, David S. Tierney, M.D., Valera’s President and Chief Executive Officer and Mr. James Gale, the Company’s chairman of the board of directors, were appointed as members of Spepharm’s initial supervisory board. Additional investors in Spepharm include Life Sciences Opportunities Fund (Institutional) II, L.P and Life Sciences Opportunities Fund II, L.P. Both funds are funds managed by, and affiliates of, SMH, whose affiliates own approximately 37% of the outstanding common stock of the Company. Mr. Gale is a Managing Director of SMH and the investment manager of such funds that hold shares of Valera and has sole voting and dispositive power over such shares. SMH, along with a third party unaffiliated with the Company, have committed EUR 20,000,000 to the Spepharm venture.

On September 27, 2006, we entered into a License and Distribution Agreement with Spepharm Holding B.V. (“Spepharm”). Under the terms of the agreement, we will give Spepharm the exclusive licensing and

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

distributing rights to our products under the trademark Vantas® and Supprelin-LA in the European Union as well as Norway and Switzerland for a period of ten years, unless sooner terminated as provided by the agreement. Spepharm will pay us for our supply and Spepharm’s distribution of the products under the agreement an aggregate amount equal to forty percent (40%) of Net Sales (“the Royalty Amount”) as defined by the agreement based on an established transfer price. In addition, following the end of each quarter, Spepharm will pay us an amount equal to the difference between (a) the aggregate Royalty Amount for such calendar quarter minus (b) the aggregate transfer prices paid by Spepharm during such calendar quarter.

Note 14. Defined Contribution Plan

The Company sponsors a 401(k) plan for eligible employees. The Company’s contributions to the plan are discretionary and are 50% of the employee’s contribution, not to exceed 5% of total compensation. Under the plan, each employee is fully vested in his or her deferred salary contributions. The Company’s contributions vest over a three year period. The total Company 401(k) contributions amounted to approximately $239,000, $164,000 and $55,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 15. Acquisition of Product

On March 31, 2006, the Company completed its acquisition of the product rights associated with the product known as Valstar (valrubicin) in the United States and Valtaxin in Canada. As of December 31, 2006, the Company has an intangible asset of approximately $446,000 associated with such product rights. The intangible asset was recorded at its original cost of $525,000, less accumulated amortization of approximately $79,000 as of December 31, 2006. Intangible assets are stated at cost, less accumulated amortization, and are amortized over their estimated useful lives using the straight-line method. The Company estimates that the useful life of the Valstar product rights is five years. The Company periodically reviews the original estimated useful lives of long-lived assets and makes adjustments when appropriate.

Note 16. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
2006
Total net revenue	$5,532	$6,220	$3,013	$3,201
Cost of product sales	1,461	1,653	883	1,110
Total operating expenses	7,818	9,246	8,002	7,987
(Loss) from operations	(2,286)	(3,026)	(4,989)	(4,786)
Provision for (benefit) from income taxes	10	10	(36)	(191)
Net (loss) attributable to common shareholders	(2,112)	(2,742)	(4,684)	(4,401)
Basic net (loss) attributable to common shareholders per common share	$(0.22)	$(0.18)	$(0.31)	$(0.29)
Diluted net (loss) attributable to common shareholders per common share	$(0.22)	$(0.18)	$(0.31)	$(0.29)

VALERA PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
2005
Total net revenue	$7,695	$10,286	$3,678	$5,173
Cost of product sales	1,023	2,951	809	1,183
Total operating expenses	5,972	8,777	6,805	6,596
Income (loss) from operations	1,723	1,509	(3,127)	(1,423)
Provision (benefit) for income taxes	160	140	(300)	75
Net income (loss) attributable to common shareholders	1,577	1,382	(2,808)	(1,495)
Basic net income (loss) attributable to common shareholders per common share	$0.95	$0.83	$(1.68)	$(0.90)
Diluted net income (loss) attributable to common shareholders per common share	$0.14	$0.12	$(1.68)	$(0.90)

VALERA PHARMACEUTICALS, INC.

VALUATION AND QUALIFYING ACCOUNTS SCHEDULE

Schedule II

(in thousands)

	Balance at Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
For the year ended December 31, 2006:
Allowance for Sales Returns and Adjustments	$339	1,083		1,279	143
For the year ended December 31, 2005:
Allowance for Sales Returns and Adjustments	$344	$2,195	—	$2,200	$339
For the year ended December 31, 2004:
Allowance for Sales Returns and Adjustments		398	—	54	344
For the year ended December 31, 2006:
Allowance for Doubtful Accounts and Cash Discounts	$385	$840	—	$968	$257
For the year ended December 31, 2005:
Allowance for Doubtful Accounts and Cash Discounts	$91	$557	—	$263	$385
For the year ended December 31, 2004:
Allowance for Doubtful Accounts and Cash Discounts	—	91	—	—	91
For the year ended December 31, 2006:
Tax Valuation Allowance	$11,225	3,868			15,093
For the year ended December 31, 2005:
Tax Valuation Allowance	$10,646	$579	—	—	$11,225
For the year ended December 31, 2004:
Tax Valuation Allowance	5,733	4,913	—	—	10,646
For the year ended December 31, 2006:
Inventory Valuation Reserve	$1,198	140		160	1,178
For the year ended December 31, 2005:
Inventory Valuation Reserve	$91	$1,083	$138	$114	$1,198
For the year ended December 31, 2004:
Inventory Valuation Reserve	—	91	—	—	91

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF INDEVUS

The following table sets forth certain information regarding the beneficial ownership of Indevus’ common stock and preferred stock as of March 1, 2007 for the following:

•	each of Indevus’ named executive officers;

•	each of Indevus’ directors;

•	all of Indevus’ directors and executive officers as a group; and

•	all persons known by Indevus to beneficially own more than 5% of Indevus’ common stock or preferred stock.

Applicable percentage ownership is based on 56,200,285 shares of common stock outstanding as of March 1, 2007, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after March 1, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of Indevus’ common stock who are not insiders, Indevus relies upon the reports filed by such persons or entities on Schedule 13G and Form 4. Unless otherwise noted, the address for each stockholder is 33 Hayden Avenue, Lexington, MA 02421-7966.

	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Class of Stock Owned (20)
Beneficial Holder			Common
Glenn L. Cooper, M.D.	3,121,900	(2)	5.3%

Thomas F. Farb	50,000	(3)	*

Noah D. Beerman	422,501	(4)	*

Mark S. Butler	1,229,775	(5)	2.1%

Michael W. Rogers	1,548,618	(6)	2.7%

Bobby W. Sandage, Jr., Ph.D.	1,473,184	(7)	2.6%

John H. Tucker	339,470	(8)	*

Andrew Ferrara	—		*

Michael E. Hanson	36,251	(9)	*

Stephen C. McCluski	60,000	(10)	*

Cheryl P. Morley	60,000	(11)	*

Malcolm Morville, Ph.D.	153,001	(12)	*

David B. Sharrock	221,002	(13)	*

All directors and executive officers as a group (13 persons)	8,728,202	(14)	13.6%

	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Class of Stock Owned (21)
Beneficial Holder			Common

Joseph Edelman c/o First New York Securities, LLC 850 Third Avenue, 8th Floor New York, NY 10022	8,286,706	(15)	13.6%

OrbiMed Advisors LLC, OrbiMed Capital LLC, Samuel D. Isaly 767 Third Avenue, 30th Floor New York, New York 10017	4,388,500	(16)	7.8%

Quogue Capital LLC 1285 Avenue of the Americas 35th Floor New York, New York 10019	3,287,025	(17)	5.7%

Wayne P. Rothbaum	3,437,265	(18)	6%

Visium Asset Management, LLC Jacob Gottlieb 950 Third Avenue New York, NY 10022	2,981,417	(19)	5.3%

			Preferred
Wyeth Five Giralda Farms Madison, New Jersey 07940	244,425	(20)	100%

*	Less than one percent.
(1)	Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (“S.E.C.”) and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. Share amounts include options which are exercisable within sixty (60) days.
(2)	Includes (i) 266,900 shares, 71,900 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, and (ii) 2,855,000 shares issuable upon exercise of options exercisable within 60 days, but excludes 97,500 shares issuable upon exercise of options held by Dr. Cooper’s spouse, an employee of the Company, as to all of which shares Dr. Cooper disclaims beneficial ownership.
(3)	Includes 50,000 shares, all of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration.
(4)	Includes (i) 31,099 shares, 28,800 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, and (ii) 391,402 Shares issuable upon exercise of options exercisable within 60 days.
(5)	Includes (i) 30,329 shares, 28,800 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, (ii) 2,945 shares owned by Mr. Butler’s children, and (iii) 1,196,501 shares issuable upon exercise of options exercisable within 60 days.
(6)	Includes (i) 151,117 shares, 28,800 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, and (ii) 1,397,501 shares issuable upon exercise of options exercisable within 60 days.
(7)	Includes (i) 61,183 shares, 28,800 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, and (ii) 1,412,001 shares issuable upon exercise of options exercisable within 60 days.
(8)	Includes (i) 35,823 shares, 28,800 of which are shares of restricted stock subject to vesting, transfer restrictions, forfeiture and acceleration, and (ii) 303,647 shares issuable upon exercise of options exercisable within 60 days.

(9)	Consists of 36,251 shares issuable upon exercise of options exercisable within 60 days.
(10)	Consists of 60,000 shares issuable upon exercise of options exercisable within 60 days.
(11)	Consists of 60,000 shares issuable upon exercise of options exercisable within 60 days.
(12)	Includes (i) 22,000 shares and (ii) 131,001 shares issuable upon exercise of options exercisable within 60 days.
(13)	Includes (i) 5,000 shares and (ii) 216,002 shares issuable upon exercise of options exercisable within 60 days.
(14)	Includes (i) 656,396 shares, 265,900 of which are shares of restricted stock subject to transfer restrictions, forfeiture and acceleration, and (ii) 8,071,806 shares issuable upon options exercisable within 60 days.
(15)	Based on information filed with the SEC, comprised of (i) 6.25% Convertible Senior Notes due 2008 (the “Notes”) convertible into 300,480 shares held by Mr. Edelman, (ii) 3,302,250 shares and Notes convertible into 4,549,276 shares held by Perceptive Life Sciences Master Fund Ltd. (“Master Fund”), a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member, and (iii) 134,700 shares held in an account of First New York Trading, LLC, of which Mr. Edelman has sole voting and dispositive power.
(16)	Based on information filed with the SEC, comprised of (i) 2,041,000 shares held by OrbiMed Advisors LLC, and (ii) 2,347,500 held by OrbiMed Capital LLC, and holders are holding the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities, as follows: (i) OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares on behalf of Caduceus Capital Master Fund Limited (1,475,000 shares), Caduceus Capital II, L.P. (880,000 shares), UBS Eucalyptus Fund, LLC (1,045,000 shares), PW Eucalyptus Fund, Ltd. (116,000 shares), HFR SHC Aggressive Master Trust (205,000 shares), and Finsbury Emerging Biotechnology Trust plc (667,500 shares).
(17)	Based on information filed with the SEC, Quogue Capital LLC owns an aggregate of 3,287,025 shares, comprised of (i) 1,484,140 shares and (ii) 1,802,885 shares issuable upon conversion of $12,000,000 in principal amount of the Notes.
(18)	Based on information filed with the SEC, Wayne P. Rothbaum owns an aggregate of 150,240 shares issuable upon conversion of $1,000,000 in principal amount of the Notes. In addition, Mr. Rothbaum is the managing member of Quogue Capital LLC and so may be deemed to beneficially own the 3,287,025 shares of common stock beneficially owned by Quogue Capital LLC. According to the SEC filing, Mr. Rothbaum disclaims such beneficial ownership.
(19)	Based on information filed with the SEC, comprised of (i) by virtue of its position as investment advisor to each of Visium Balanced Fund, LP (“VBF”), Visium Long Bias Fund, LP (“VLBF”), Visium Balanced Offshore Fund, Ltd. (“VBOF”) and Visium Long Bias Offshore Fund, Ltd. (“VLBOF”), Visium Asset Management, LLC may be deemed to beneficially own the 2,981,417 shares beneficially owned by VBF, VLBF, VBOF and VLBOF, (ii) by virtue of Jacob Gottlieb’s position as the principal of Visium Asset Management, LLC, Mr. Gottlieb may be deemed to beneficially own the 2,981,417 shares beneficially owned by Visium Asset Management, LLC.
(20)	Represents shares of preferred stock, which constitute all of the outstanding shares of preferred stock, and which are convertible into 622,222 shares of common stock having the right to cast 568,850 votes on a converted basis on all matters other than the election of directors.
(21)	All beneficial owners own shares, with the exception of Wyeth which owns 244,425 preferred shares (convertible into 622,222 shares of common stock). The percent of class in this column is calculated as follows:

(a)	for beneficial owners of shares of common stock, on the basis of 56,200,285 shares outstanding plus options exercisable within 60 days and shares to be issued upon conversion of the Notes, excluding 622,222 shares of common stock issuable upon conversion of the preferred shares, representing the number of shares outstanding and entitled to vote for the election of directors of the Company.
(b)	for beneficial owners of Preferred Shares, the percent of class is calculated on the basis of 244,425 preferred shares outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF VALERA

The following table sets forth information regarding the beneficial ownership of Valera’s common stock as of March 1, 2007 (except as may otherwise be set forth in the footnotes to the table) for:

•	each of Valera’s named executive officers;

•	each of Valera’s directors;

•	all of Valera’s directors and executive officers as a group; and

•	all persons known by Valera to beneficially own more than 5% of Valera’s common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 1, 2007 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Unless otherwise indicated, the address for each of the stockholders below is 7 Clarke Drive, Cranbury, NJ 08512.

	Number of Shares Beneficially Owned	Options Exercisable within 60 days of March 1, 2007	Ownership %
Five Percent Stockholders:
Sanders Morris Harris, Inc. (1)	5,455,605	5,625	36.4%
MXL Industries, Inc. (2)	2,070,670	—	13.8%
Accipiter Capital Management LLC (3)	755,350	—	5.0%

Directors and Named Executive Officers:
David S. Tierney, M.D.	385,251	378,751	2.5%
Andrew T. Drechsler	48,684	47,084	*
Petr F. Kuzma	64,018	62,918	*
Jeremy D. Middleton	—	—	*
Matthew L. Rue, III	96,667	96,667	*
James C. Gale (4)	5,459,772	9,792	36.4%
David R. Dantzker, M.D.	140,003	11,250	*
Jerome Feldman (5)	2,076,295	5,625	13.9%
Hubert Huckel, M.D.	3,300	—	*
Jeffrey M. Krauss (6)	735,537	7,500	4.9%
Ogden R. Reid	12,917	12,917	*
Howard Silverman	26,250	11,250	*
John T. Spitznagel	25,208	25,208	*
All Directors and Executive Officers as a Group (15 Persons)	9,093,070	688,130	58.0%

*	Less than 1%
(1)	Represents shares held by SMH Hydro Med, LLC, SMH Hydro Med II, LLC, SMH Valera, LLC, Corporate Opportunities Fund, L.P., by Corporate Opportunities Fund (Institutional), L.P., Life Sciences Opportunities Fund, L.P., Life Sciences Opportunities Fund (Institutional), L.P., each an affiliate of Sanders Morris Harris, Inc., or SMH. Mr. Gale has sole voting and dispositive power over the shares held by Sanders Morris Harris Inc. The address for Sanders Morris Harris, Inc. is 3100 JP Morgan Chase Tower, 600 Travis, Suite 3100, Houston, TX 77002.

(2)	MXL Industries, Inc. is a wholly-owned subsidiary of National Patent Development Corporation, a publicly held corporation. Mr. Feldman is the chairman of the board of directors and chief executive officer of National Patent Development Corporation. The address for MXL Industries, Inc. is 777 Westchester Avenue, Fourth Floor, White Plains, NY 10604.
(3)	Based on information filed jointly with the SEC on December 13, 2006 by Accipiter Life Sciences Fund, LP (ALSF), Accipiter Life Sciences Fund (Offshore), Ltd. (Offshore), Accipiter Life Sciences Fund II, LP (ALSF II), Accipiter Life Sciences Fund II (Offshore), Ltd. (Offshore II), Accipiter Life Sciences Fund II (QP), LP (QP II), Accipiter Capital Management LLC (Management), Candens Capital, LLC (Candens), and Gabe Hoffman. Gabe Hoffman is the managing member of Candens, which in turn is the general partner of ALSF, ALSF II and QP II and the managing member of Management, which in turn is the investment manager of Offshore and Offshore II. The address for these persons is 399 Park Avenue, 38th Floor, New York, New York 10022.
(4)	Includes 5,455,605 shares held by Sanders Morris Harris Inc. described in footnote 1 above. The number of options exercisable within 60 days of March 1, 2007 includes 5,625 options held by affiliates of SMH. Mr. Gale is an affiliate of SMH and manages the funds described in footnote 1 above. Mr. Gale disclaims beneficial ownership of the 5,455,605 shares held by SMH except to the extent of his pecuniary interest in the funds described in footnote 1 above.
(5)	Includes 2,070,670 shares held by MXL Industries, Inc. Mr. Feldman is the chairman of the board of directors and chief executive officer of National Patent Development Corporation, the parent of MXL Industries, Inc. Mr. Feldman disclaims beneficial ownership of the 2,070,670 shares held by MXL Industries, Inc.
(6)	Represents 735,537 shares held by Psilos Group. Mr. Krauss is a managing director of Psilos Group. Mr. Krauss disclaims beneficial ownership of the 735,537 shares held by Psilos Group, except to the extent of his pecuniary interest in the fund.

COMPARISON OF RIGHTS OF VALERA STOCKHOLDERS AND INDEVUS STOCKHOLDERS

The following is a summary of the material differences between the rights of Valera stockholders and Indevus stockholders. This section does not include a complete description of all differences between the rights of Valera stockholders and Indevus stockholders, nor does it include a complete description of the specific rights of such holders. This summary is qualified in its entirety by reference to the Delaware General Corporation Law as well as to the respective certificate of incorporation and bylaws of Valera and Indevus, which are available to you upon request. See the section entitled “Where You Can Find More Information” beginning on page 257.

Valera and Indevus are both Delaware corporations governed by the Delaware General Corporation Law, which we refer to as the DGCL. Any differences, therefore, between the rights of the stockholders of Valera and Indevus arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the rights of former Valera stockholders who receive Indevus common stock in the merger will be determined by reference to the provisions of Indevus’ certificate of incorporation and bylaws.

Authorized Capital Stock

Valera. The authorized capital stock of Valera consists of 30,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value of $0.001 per share.

Indevus. The authorized capital stock of Indevus consists of 120,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value of $0.001 per share. An amendment to Indevus’ certificate of incorporation to increase the authorized number of shares of common stock from 120,000,000 to 200,000,000 has been proposed for approval by Indevus stockholders at the Indevus annual and special meeting. If the amendment is approved and a certificate of amendment filed with the State of Delaware, the authorized capital stock of Indevus will consist of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Special Meetings

The DGCL provides that a special meeting of stockholders may be called only by the board of directors or by any persons authorized in the certificate of incorporation or bylaws of the corporation.

Valera. Valera’s bylaws provide that special meetings of stockholders may be called at any time, but only by the chairman of the board, the president or by a resolution adopted by a majority of the board of directors. Valera’s stockholders do not have the right to call a special meeting.

Indevus. Indevus’ bylaws provide that special meetings of the stockholders may be called at any time, by the chairman of the board, the president or by the board of directors upon the written request of the holders of at least 20% of the outstanding stock of the corporation. Any request by the stockholders for a special meeting must specify the purpose of the proposed special meeting.

Quorum Requirements for Stockholder Meetings

The DGCL provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

Valera. Valera’s bylaws provide that unless otherwise provided by law, a majority of the outstanding shares of Valera entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

Indevus. Indevus’ bylaws provide that the holders of a majority of the votes of the shares of Indevus stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class constitute a quorum.

Stockholder Action By Written Consent

The DGCL provides that, unless otherwise provided in the certificate of incorporation of the corporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

Valera. As permitted under the DGCL, Valera’s certificate of incorporation prohibits action by written consent of the stockholders. Any stockholder action must be taken at a duly called annual or special meeting of stockholders.

Indevus. To the extent permitted by law, Indevus’ bylaws permit stockholders to take action by written consent, provided that all of the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken.

Director Nominations and Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a stockholder who satisfies the eligibility requirements of Rule 14a-8 may submit a proposal for inclusion in a company’s proxy statement for consideration at the next annual meeting of its stockholders by submitting the proposal in compliance with the procedural requirements and by the deadline prescribed by Rule 14a-8. A director nomination or a proposal for a new business matter that a stockholder wishes to present for consideration at the next annual meeting of stockholders but does not seek to include in the company’s proxy statement pursuant to Rule 14a-8, must be presented in compliance with Delaware law generally and any advance notice procedures that the company’s bylaws may require.

Valera. Valera’s bylaws allow stockholders who are entitled to vote generally in the election of directors to nominate persons for the election to the board of directors and submit proposals for any new business to be brought before an annual meeting of stockholders. However, nominations and proposals may only be brought before an annual meeting by a stockholder who has given timely notice in proper written form to Valera’s secretary prior to the meeting.

To be timely, the notice must be received by Valera’s secretary at Valera’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be received not less than 60 days nor more than 90 days prior to the annual meeting or the 15th day following the day on which Valera first publicly announces the meeting.

To be in proper written form, a stockholders’ notice must set forth (i) for a director nomination, all information relating to the person to be nominated that is required to be disclosed in solicitations of proxies for the election of directors pursuant to the proxy rules of the SEC, including such person’s written consent to being named as a nominee and to serving as a director if elected; (ii) for any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of the shares, if any , on whose behalf the proposal is made; (iii) for either a nomination or a proposal for new business (A) the name and address, as they appear on Valera’s stock record books, of the stockholder of record making the nomination or proposal, and of the beneficial owner of the shares; (B) the class and number of Valera shares which are owned beneficially and of record by such stockholder and such beneficial owner; and (C) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting.

Indevus. Neither the certificate of incorporation nor the bylaws of Indevus establish any advance notice procedures that must be followed for stockholder nominations of directors or for stockholder proposals to be considered at an annual meeting of stockholders.

Stockholder Access to Corporate Records

The DGCL provides any stockholder with the right to inspect the company’s stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder. A complete list of the stockholders entitled to vote at a stockholders’ meeting must be available for inspection at least 10 days before the meeting.

Valera. Valera’s bylaws provide that the officer or agent in charge of Valera’s stock transfer books must make available for inspection, within two business days after notice of a meeting is given, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of and the number of shares held by each stockholder. The list shall also be available for inspection during the stockholder meeting.

Indevus. The provisions of the DGCL, with respect to stockholder inspection of corporate records, as described above, apply to Indevus.

Amendments to Certificate of Incorporation

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Valera. The provisions of the DGCL, with respect to amendment to a corporation’s certificate of incorporation, as described above, apply to Valera, except that the amendment provision of the certificate of incorporation and those provisions of the certificate of incorporation which address the stockholder vote required to amend Valera’s bylaws, the powers of the board of directors and the prohibition of stockholder action by written consent may not be altered, amended or repealed unless approved by the affirmative vote of the holders of at least 80% in voting power of all the shares of Valera entitled to vote generally in the election of directors, voting together as a single class.

Indevus. The provisions of the DGCL, with respect to amendment to a corporation’s certificate of incorporation, as described above, apply to Indevus, except for restrictive provisions that provide that any amendments to the terms of the outstanding Series B or Series C preferred stock of Indevus may not be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series B or Series C preferred stock, respectively.

Amendments to Bylaws

Under the DGCL, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation’s certificate of incorporation rests concurrent power in the board of directors.

Valera. Valera’s certificate of incorporation provides that Valera’s board of directors is expressly authorized to make, amend, alter and repeal Valera’s bylaws without the assent or vote of the stockholders. In addition,

Valera’s stockholders may alter, amend or repeal Valera’s bylaws with the affirmative vote of the holders of at least 80% in voting power of all the shares of Valera entitled to vote generally in the election of directors, voting together as a single class.

Indevus. Indevus’ certificate of incorporation provides that the stockholders, or the board of directors without the assent or vote of the stockholders, have the power to adopt, alter, amend or repeal the bylaws. The bylaws of Indevus provide that the stockholders may adopt, amend or repeal the bylaws by a majority of the total votes of the stockholders or when stockholders are required to vote by class by a majority of the appropriate class, in person or represented by proxy. The bylaws further provide that the board of directors is also expressly authorized to adopt, amend or repeal the bylaws, provided that any bylaw adopted, amended or repealed by the board may be amended or repealed by the stockholders.

Number and Classification of Directors

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The DGCL further provides that directors need not be stockholders of the corporation unless the corporation’s certificate of incorporation or bylaws so provide. The certificate of incorporation and bylaws may also prescribe other qualifications for directors.

Valera. Valera’s bylaws provide that the number of directors must not be less than three nor more than fifteen, the exact number of directors to be determined by a majority vote of Valera’s board of directors. Pursuant to Valera’s certificate of incorporation, Valera’s directors are divided into three classes, with each class constituting one-third of the total number of directors. Valera currently has nine directors.

Indevus. Indevus’ bylaws provide that the number of directors of Indevus must not be less than three with the exact number of directors to be determined by the board. Indevus’ board is not divided into classes. Indevus currently has seven directors.

Filling Vacancies on the Board of Directors

Under the DGCL, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors (elected by all of the stockholders having the right to vote as a single class) may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. However, in the case of a classified board of directors, as provided by the DGCL, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In addition, under the DGCL, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Valera. Valera’s certificate of incorporation provides that any vacancies or newly-created directorships may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the stockholders unless there are no directors remaining on the board. Any director so chosen shall be a director of the same class as the director as the director whose vacancy he or she fills.

Indevus. Indevus’ bylaws provide that vacancies or newly-created directorships on the board of directors may be filled by a majority vote of the directors then remaining in office. Indevus does not have a classified board of directors.

Removal of Directors

The DGCL provides that a director or directors may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote on the election of directors, except that members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise.

Valera. Valera’s certificate of incorporation provides that directors may be removed without cause but only by the affirmative vote of the holders of at least 80% of the voting power of all shares of Valera entitled to vote generally in the election of directors, voting as a single class. Directors may be removed for cause by the affirmative vote of the holders of a majority of the voting power of all shares of Valera entitled to vote generally in the election of directors, voting as a single class, represented in person or by proxy at a meeting.

Indevus. Indevus’ bylaws provides that a director may be removed, with or without cause, at any time, by the affirmative vote of a majority of the votes of the issued and outstanding shares of stock entitled to vote, or by a majority vote of the board of directors. Any vacancy caused by the removal may be filled by the stockholders or directors, as the case may be, at such meeting. If the stockholders fail to fill the vacancy, the vacancy will be filled in the manner as provided by the bylaws.

DESCRIPTION OF INDEVUS CAPITAL STOCK

The following summary of the capital stock of Indevus is subject in all respects to the applicable provisions of the DGCL, the Indevus restated certificate of incorporation, as amended, its certificate of designation which sets forth the rights and preferences of certain of Indevus’ preferred stock and its bylaws, as amended. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information important to you. Indevus encourages you to read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL, its restated certificate of incorporation, its certificate of designation and its bylaws, which are incorporated by reference in their entirety into this joint proxy/prospectus.

Authorized Capital Stock

Under Indevus’ restated certificate of incorporation, as amended, Indevus is authorized to issue up to 120,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. An amendment to Indevus’ certificate of incorporation to increase the authorized number of shares of common stock from 120,000,000 to 200,000,000 has been proposed for approval by Indevus stockholders at the Indevus annual and special meeting. If the amendment is approved and a certificate of amendment filed with the State of Delaware, the authorized capital stock of Indevus will consist of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Indevus Common Stock

As of March 1, 2007, there were 56,200,285 shares of common stock issued and outstanding held of record by approximately 590 record holders. Holders of common stock are entitled to one vote at all meetings of stockholders for each share held by them. Holders of common stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. Subject to the rights of holders of preferred stock, if any, upon liquidation, all such holders are entitled to participate pro rata in our assets available for distribution. All outstanding shares of our common stock are fully paid and nonassessable.

Indevus Preferred Stock

Indevus’ restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The board of directors, within the limitations and restrictions contained in the certificate of incorporation and without further action by our stockholders, has the authority to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of preferred stock with voting rights are issued, such issuance affects the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of preferred stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and may adversely affect the rights of holders of common stock. Indevus currently has no agreements or arrangements to issue any additional shares of preferred stock or to establish or designate any additional series of preferred stock.

In November 1992 and June 1993, Indevus sold 239,425 shares of Series B preferred stock and 5,000 shares of Series C preferred stock, respectively, to Wyeth, for an aggregate purchase price of $3,500,000. Until the date Wyeth ceases to be the registered holder of all of the outstanding preferred stock of at least one series, Indevus may not, without the approval of the majority of the outstanding shares of all series of preferred stock issued to Wyeth, (i) issue shares of stock having a preference or, except shares issued to Wyeth, ranking pari passu with the outstanding series; (ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to our certificate of incorporation or by-laws adversely affecting the rights of holders of such series; (iv) pay dividends or make any other distribution on any common stock, except a distribution payable entirely in common stock, unless at the same time a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C preferred stock into common stock; (v) repurchase or redeem any shares of Indevus’ common stock; or (vi) guarantee any indebtedness of any third party, except a subsidiary.

In deciding all matters that come before a meeting of stockholders, other than the election of directors for which preferred stock is not entitled to vote, the holders of the Series B Preferred Stock and Series C Preferred Stock are entitled to cast an aggregate of 568,850 votes relating to the 622,222 shares of common stock issuable upon conversion of the respective shares of preferred stock. The holders of the common stock and preferred stock vote together as a single class, except for those matters on which holders of preferred stock are entitled to vote as a separate class.

As of March 12, 2007, Indevus had 239,425 and 5,000 shares of Series B and Series C preferred stock outstanding, respectively.

Options, Restricted Stock Awards and Performance Stock Awards

As of March 1, 2007, approximately 12,382,410 shares of Common Stock were issuable upon exercise of outstanding options, subject to anti-dilution provisions. As of March 1, 2007, there were (i) 265,900 shares of common stock outstanding underlying restricted stock awards, and (ii) performance stock awards outstanding pursuant to which 426,400 shares could be issued.

Transfer Agent And Registrar

American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for Indevus’ common stock.

Nasdaq Global Market Listing

Indevus’ common stock trades on The Nasdaq Global Market under the symbol “IDEV.”

STOCKHOLDER PROPOSALS

Indevus 2008 Annual Meeting of Stockholders

If a stockholder wants Indevus to include a proposal in its proxy statement and form of proxy for presentation at its 2008 annual meeting of stockholders, including a proposal for the election of a director, the proposal must be received by Indevus not later than November 13, 2007 and must comply with the requirements established by the Securities and Exchange Commission and with the laws of the State of Delaware.

In the event Indevus receives notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in the proxy materials of Indevus, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by Indevus to its stockholders intend to exercise their discretion to vote on such stockholder proposal in accordance with their best judgment if notice of the proposal is not received at the main office of Indevus prior to January 29, 2008.

Valera 2007 Annual Meeting of Stockholders

Valera will hold a 2007 annual meeting of stockholders only if the merger is not completed. In the event that the 2007 annual meeting is to be held, any proposals of stockholders intended to be presented at that meeting, including a proposal for the election of a director, must be received by Valera no later than fifteen days following the public announcement of the date of the annual meeting to be considered for inclusion in the Valera proxy materials relating to the meeting. Stockholder proposals must be submitted in accordance with the Exchange Act and the rules and regulations thereunder and with the laws of the State of Delaware and must be in proper written form.

To be in proper written form, a stockholders’ proposal must set forth (i) for a director nomination, all information relating to the person to be nominated that is required to be disclosed in solicitations of proxies for the election of directors pursuant to the proxy rules of the SEC, including such person’s written consent to being named as a nominee and to serving as a director if elected; (ii) for any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of the shares, if any, on whose behalf the proposal is made; (iii) for either a nomination or a proposal for new business (A) the name and address, as they appear on Valera’s stock record books, of the stockholder of record making the nomination or proposal, and of the beneficial owner of the shares; (B) the class and number of Valera shares which are owned beneficially and of record by such stockholder and such beneficial owner; and (C) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting.

THE VALERA SPECIAL MEETING OF STOCKHOLDERS

PROPOSAL #1—TO ADOPT THE MERGER AGREEMENT AMONG INDEVUS PHARMACEUTICALS, INC., HAYDEN MERGER SUB, INC., A WHOLLY-OWNED

SUBSIDIARY OF INDEVUS, AND VALERA.

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this joint proxy statement/prospectus, including the information set forth in “The Merger,” “The Merger Agreement” and “The Valera Special Meeting.”

The affirmative vote of the holders of a majority of the shares of Valera common stock outstanding on the record date and entitled to vote at the special meeting is required for the approval of Proposal #1.

THE VALERA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, VALERA AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT.

THE VALERA BOARD OF DIRECTORS RECOMMENDS THAT VALERA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE AND ADOPT THE MERGER AGREEMENT.

THE INDEVUS ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

PROPOSAL #1—THE ISSUANCE OF INDEVUS COMMON STOCK AND CONTINGENT

STOCK RIGHTS IN CONNECTION WITH THE MERGER OF HAYDEN MERGER SUB, INC.,

A WHOLLY-OWNED SUBSIDIARY OF INDEVUS, WITH AND INTO VALERA PHARMACEUTICALS, INC.

For a summary and detailed information regarding this proposal, see the information about the merger and the issuance of Indevus common stock and contingent stock rights in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in “The Merger” and “The Merger Agreement.”

PROPOSAL #1—REQUIRED VOTE

The affirmative vote of the holders of a majority of the total number of votes cast at the Indevus annual and special meeting on Proposal #1 (with Indevus common stock and preferred stock voting together as a single class) is required to approve the issuance of Indevus common stock and contingent stock rights pursuant to the merger agreement. With respect to the issuance of the Indevus common stock and contingent stock rights, broker non-votes and abstentions will not count for any purpose in determining whether such proposal has been approved. Unless marked to the contary, proxies received will be voted “FOR” this proposal.

THE INDEVUS BOARD OF DIRECTORS HAS DETERMINED THAT THE ISSUANCE OF SHARES OF INDEVUS COMMON STOCK AND CONTINGENT STOCK RIGHTS IN THE MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, INDEVUS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH ISSUANCE. THE INDEVUS BOARD OF DIRECTORS RECOMMENDS THAT INDEVUS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF INDEVUS COMMON STOCK AND CONTINGENT STOCK RIGHTS IN THE MERGER.

PROPOSAL #2—ELECTION OF DIRECTORS

At the annual and special meeting, eight directors will be elected by the stockholders to serve until the next Annual Meeting of stockholders or until their successors are elected and shall qualify. Other than James C. Gale, each of the nominees is currently a director of Indevus. Indevus has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

The following sets forth certain information relating to the eight nominees for election to the Board of Directors.

Glenn L. Cooper, M.D. (54) is the Chairman and Chief Executive Officer of Indevus. Dr. Cooper has been Chairman since January 2000, Chief Executive Officer since May 1993, and was President until Thomas F. Farb’s election as President in 2006. Dr. Cooper joined Indevus in May 1993 as President, Chief Executive Officer and a member of the Board of Directors. In January 2000, Dr. Cooper was appointed Chairman of the Board of Directors. From September 1992 to June 1994, Dr. Cooper was also President and Chief Executive Officer of Progenitor, Inc. Prior to joining Progenitor, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Prior to Sphinx, Dr. Cooper had been associated with Eli Lilly since 1985, from June 1987 to July 1990 as Director, Clinical Research, Europe, of Lilly Research Center Limited; from October 1986 to May 1987 as International Medical Advisor, International Research Coordination of Lilly Research Laboratories; and from June 1985 to September 1986 as Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital and received a B.A. from Harvard College.

Andrew Ferrara (67) has been a director of Indevus since April 2006. In 1993, Mr. Ferrara founded Boston Healthcare Associates, a healthcare consulting company where he continues to serve as president. During the thirteen years since the inception of Boston Healthcare Associates, Mr. Ferrara has advised and been involved in the development of a variety of public and private companies. Prior to founding Boston Healthcare Associates, in 1984 Mr. Ferrara co-founded and served as executive vice president at Polygen Corporation, a computer software company focused on the chemical and pharmaceutical research industries. During Mr. Ferrara’s tenure at Polygen, he was responsible for business development, sales and product development and initiated a number of research and licensing agreements with academic institutions and major healthcare corporations in the U.S., Europe and Japan. Prior to co-founding Polygen, Mr. Ferrara spent the first twenty years of his career with Eli Lilly & Company where he held a number of positions in the U.S. and Europe in business areas including sales and sales management, marketing and public relations. During his last four years at Eli Lilly, he held the position of corporate director of new product planning and licensing. Following Eli Lilly and prior to Polygen, Mr. Ferrara served as group vice president of sales and marketing at Collaborative Research, Inc.

James C. Gale (57) is the Chairman of the board of directors of Valera Pharmaceuticals and has served as a member of the Valera board since December 2001. Mr. Gale is a managing director of Sanders Morris Harris, Inc., a national investment management and investment banking company and affiliate of several stockholders of Valera, and is the managing partner of LOF Partners, an affiliate of Sanders Morris Harris that manages several stockholders of Valera and has served in this capacity since 1998. From 1992 to 1998, Mr. Gale was head of investment banking at Gruntal & Co., L.L.C., a large brokerage and investment banking company. Prior to joining Gruntal, Mr. Gale originated and managed private equity investments for the Home Insurance Co., Gruntal’s parent, from 1989 to 1992. Mr. Gale also serves on the board of directors of Relm Wireless Corporation, as well as several private companies.

Michael E. Hanson (59) has been a director of Indevus since December 2004. Mr. Hanson is a founding partner of Barnard Life Sciences, a health care consulting company founded in 2001. From 2002 to 2006, Mr. Hanson was a member of the board of directors, compensation and audit committees of GlycoGenesis, an oncology-focused company. From 1998-2001, he was a member of the board of directors, compensation and audit committees of MGI Pharma, Inc. Between 1973 and 1997 he was employed in various positions by Eli Lilly and Co., including President of the Internal Medicine Business Unit: Oncology and Cardiovascular Products and a member of the Operations Committee from 1994-1997. Mr. Hanson also serves on the Board of Directors of Z-92 Pharma, ActiveBiotics, Inc., Eleos, Inc. and Optical Vitals, Inc., formerly known as Theron Technologies, Inc. Mr. Hanson received his B.S. in Pharmacy from North Dakota State University in 1970 and his M.S. in Hospital Pharmacy Administration from the University of Minnesota in 1973. He also attended the Babson Consortium at Babson College in 1984 and the Advanced Management Program at Harvard Business School in 1989.

Stephen C. McCluski (54) has been a director of Indevus since June 2003. Since 1995, Mr. McCluski has been Senior Vice President and Chief Financial Officer of Bausch and Lomb Incorporated, a manufacturer of health care products for the eye. During 1994, he was corporate controller of Bausch and Lomb and, in 1993, he was President of Outlook Eyewear, a wholly-owned subsidiary of Bausch and Lomb. Mr. McCluski has also served on the Board of Directors of both Charles River Laboratories and Control Delivery Systems. Mr. McCluski received his B.S. in Accounting from Ithaca College in 1974.

Cheryl P. Morley (52) has been a director of Indevus since June 2003 and Presiding Director since December 2004. Ms. Morley has been Senior Vice President for Corporate Strategy at Monsanto Company since June 2003, and prior to that served as president of the Animal Agricultural Group at Monsanto Company since 1997. She previously led the marketing and business development efforts for Monsanto’s NutraSweet product and prior to that held a number of positions that involve strategic planning, commercial development and financial analysis at G.D. Searle and Nabisco Brands. Ms. Morley was formerly a Certified Public Accountant with Ernst & Young. She holds a B.S.B.A from the University of Arizona.

Malcolm Morville, Ph.D. (61) has been a director of Indevus since February 1993. Dr. Morville has been President and Chief Executive Officer and a director of Ariston Pharmaceuticals, Inc., formerly VitaMed, Inc., a biotechnology company, since December 2003. Dr. Morville has also been a director of Phytera, Inc., a biotechnology company, since March 1993. From March 1993 until February 2004, Dr. Morville was President and Chief Executive Officer of Phytera, Inc. From June 1988 through January 1993, Dr. Morville held various positions with ImmuLogic Pharmaceutical Corporation, including Senior Vice President, Allergic Diseases Strategic Business Unit and Senior Vice President, Development and Preclinical Research. From 1970 to June 1988, Dr. Morville held various positions with Pfizer Central Research, including Director, Immunology and Infectious Diseases and Assistant Director, Metabolic Diseases and General Pharmacology. Dr. Morville received his Ph.D. and his B.Sc. in Biochemistry at the University of Manchester Institute of Science and Technology (U.K.).

David B. Sharrock (70) has been a director of Indevus since February 1995. Mr. Sharrock was associated with Marion Merrell Dow Inc. and its predecessor companies for over thirty-five years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President and Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals, Inc. Mr. Sharrock is also a director of Praecis Pharmaceuticals, Inc., MGI Pharma, Inc. and Cincinnati Bell, Inc., formerly known as Broadwing, Inc.

BOARD OF DIRECTORS STRUCTURE AND COMPENSATION

THE BOARD OF DIRECTORS

Directors are elected by Indevus’ stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has seven current members. Officers of Indevus are appointed by and serve at the discretion of the Board. The current members of the Board and the function of each committee of the Board are described below:

NAME	AGE	POSITIONS AND TENURE
Glenn L. Cooper, M.D.	54	Chief Executive Officer and Director since May 1993 and Chairman since January 2000
Andrew Ferrara	67	Director since April 2006
Michael E. Hanson	59	Director since December 2004
Stephen C. McCluski	54	Director since June 2003
Cheryl P. Morley	52	Director since June 2003, Presiding Director since December 2004
Malcolm Morville, Ph.D.	61	Director since February 1993
David B. Sharrock	70	Director since February 1995

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of Indevus held eight meetings during the fiscal year ended September 30, 2006 (“fiscal 2006”). During fiscal 2006, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director serves. All directors are requested to attend each annual meeting of Indevus’ stockholders and all directors attended the 2006 Annual Meeting of Stockholders. The Board has determined that each of its non-employee members is independent within the meaning of The Nasdaq Global Market (“Nasdaq”) listing standards.

BOARD COMMITTEES

Audit

The Audit Committee consists of Mr. McCluski, the Chairman of the Committee, Ms. Morley and Mr. Hanson. The Board of Directors has determined that Mr. McCluski and Ms. Morley are audit committee financial experts, as defined by the SEC’s rules, and that the members of the Audit Committee are “independent” as defined by the current listing standards of Nasdaq. The Audit Committee met five times during fiscal 2006.

The Audit Committee assists the Board by overseeing the performance of the independent registered public accounting firm and the quality and integrity of Indevus’ internal accounting, auditing and financial reporting practices. The Audit Committee’s other primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor Indevus’ financial reporting process and internal control system; (2) be directly responsible for the selection of Indevus’ independent registered public accounting firm and their compensation; (3) review and appraise the audit efforts of Indevus’ independent registered public accounting firm; and (4) provide an open avenue of communication among the independent registered public accounting firm, Indevus’ financial and senior management and the Board of Directors. The Audit Committee also pre-approves all audit services and permitted non-audit services performed or proposed to be undertaken by the auditors and meets quarterly with representatives of management and Indevus’ independent auditors to review financial statements prior to release of quarterly financial results. The Board has adopted a written charter for the Audit

Committee which was filed as Appendix A to Indevus’ Definitive Proxy Statement filed with the S.E.C. on January 30, 2006, and which also may be accessed and reviewed through Indevus’ website: http://www.indevus.com.

Compensation

The Compensation Committee consists of Mr. Hanson, the Chairman of the Committee, Mr. Sharrock and Dr. Morville. The Compensation Committee met eight times during fiscal 2006. The Board has determined that the members of the Compensation Committee are “independent” as defined by the current listing standards of Nasdaq.

The Compensation Committee reviews and determines the compensation of all executive officers of Indevus. The Compensation Committee’s other primary duties and responsibilities are to: (1) review general policy matters relating to compensation and benefits of employees of Indevus; (2) administer Indevus’ stock option and other employee compensation plans; and (3) consult with management on matters concerning compensation and make recommendations to the Board of Directors on compensation matters where approval of the Board of Directors is required. The Board has adopted a written charter for the Compensation Committee which may be accessed and reviewed through Indevus’ website: http://www.indevus.com.

Nominating and Governance

The Nominating and Governance Committee consists of Ms. Morley, the Chairperson of the Committee, Dr. Morville and Mr. Ferrara. The Board has determined that the members of the Nominating and Governance Committee are “independent” as defined by the current listing standards of Nasdaq. The Nominating and Governance Committee met two times during fiscal 2006.

The Nominating and Governance Committee develops and maintains criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Indevus, recommends director nominees to the Board, and as appropriate, to the stockholders of Indevus. The Nominating and Governance Committee’s other primary duties and responsibilities are to: (1) review and reassess the adequacy of the corporate governance guidelines of Indevus and recommend any proposed changes to the Board for approval; (2) study and review with the Board the overall effectiveness of the Board and its committees and establish director orientation guidelines; (3) review and recommend to the Board from time to time the creation of new Board committees, the directors to be selected for membership on the Board committees, and the responsibilities, organization and membership of existing Board committees; (4) review and report to the Board on management succession planning; (5) oversee jointly with the Compensation Committee the annual Chief Executive Officer evaluation process and report the results of the evaluation to the Board and its Compensation Committee; and (6) review with management any proposed major organizational changes to Indevus. The Board has adopted a written charter for the Nominating and Governance Committee which is included as Appendix D to Indevus’ Definitive Proxy Statement filed with the S.E.C. on January 28, 2005, and may be accessed and reviewed through the Company’s website: http://www.indevus.com.

The Nominating and Governance Committee and the Board will consider director candidates recommended by stockholders. The Nominating and Governance Committee and the Board do not have a written policy for how they will consider such recommendations due to the limited number of such recommendations to date, the need to evaluate such recommendations on a case-by-case basis, and the expectation that recommendations from stockholders would be considered generally in the same manner as recommendations by a director or an officer of Indevus.

The Nominating and Governance Committee and the Board have not established minimum qualifications that must be met by a board-recommended nominee. However, the directors do:

•	consider whether a current board member wishes to be re-elected;

•

determine if a new nominee is needed and the skills and experience desired in a new director, such as marketing or sales experience, financial expertise, business experience, technological knowledge, business development expertise or community involvement;

•	identify potential nominees who have such skills and experience;

•	determine whether the potential nominees are stockholders of Indevus;

•	develop a consensus of the directors with respect to which potential nominee would be best suited for the position;

•	investigate the potential nominee’s background and develop personal knowledge about the candidate; and

•	determine whether the candidate is interested.

A stockholder who wishes to make a recommendation for consideration by the Nominating and Governance Committee must submit a written recommendation to Indevus. Each such written recommendation must state the name, age, business or residence address of the candidate, the principal occupation or employment of the candidate, the number of shares of Indevus common stock and preferred stock owned either beneficially or of record by each such candidate, if any, and the length of time such shares have been so owned. Written recommendations received by September 30 will be considered for the next annual meeting of stockholders held thereafter, while recommendations received after such date will be considered for the annual meeting following the next annual meeting held thereafter unless the Board, in its sole discretion, decides otherwise.

Indevus has entered into a one-year consulting agreement with a former director, which terminates on December 6, 2007, to assist in identifying potential candidates for the Nominating and Governance Committee to consider for recommendation as nominees to Indevus’ Board of Directors. Remuneration is contingent upon successful placement of a candidate to Indevus’ Board of Directors.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board. Stockholders wishing to communicate with the Board or any individual director must mail a communication addressed to the Board or the individual director to the Board of Directors, c/o Indevus Pharmaceuticals, Inc. at 33 Hayden Avenue, Lexington, Massachusetts 02421-7966. Any such communication must state the number of shares of Indevus common stock or preferred stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case Indevus has the authority to discard the communication or take appropriate legal action regarding the communication.

DIRECTOR COMPENSATION

As part of the review of Indevus’ director compensation, the Compensation Committee periodically retains an independent compensation consultant to review whether our non-employee director compensation practices are competitive with those of other biotechnology, pharmaceutical, and comparable peer companies. Based on the consultant’s analyses and recommendations, the Compensation Committee can recommend and the Board can approve changes to the directors’ compensation in order to remain competitive with Indevus’ peer companies. The last such consultant review occurred in August 2006, and certain modifications to the directors’ compensation were approved by the Compensation Committee and the Board at that time. The discussion below reflects the current compensation terms for Indevus’ non-employee directors.

Cash Compensation

Indevus has established an annual role-based compensation program with respect to the cash component of compensation for members of the Board of Directors. Pursuant to such program, non-employee directors of Indevus receive the annualized fees listed below payable on a quarterly basis with respect to each position held. Indevus does not compensate Directors who are also Indevus employees for their service as Directors. Each non-employee director is also reimbursed for expenses actually incurred to attend meetings.

Role	Annual Cash Component ($)
Board Member	40,000
Presiding Director	20,000 (in addition to Board member component)
Audit Committee Member	10,000
Audit Committee Chair	7,500 (in addition to Committee member component)
Compensation Committee Member	7,500
Compensation Committee Chair	5,000 (in addition to Committee member component)
Nominating and Governance Committee Member	5,000
Nominating and Governance Committee Chair	5,000 (in addition to Committee member component)

In September 2004, the Board of Directors approved a program under the 2004 Equity Incentive Plan to allow directors to elect to receive, in lieu of the cash compensation payable to Board members and Committee Chairman, deferred stock units. In fiscal 2006 no such elections were made.

Options and Deferred Stock Units

Upon becoming a director, each new director of Indevus is entitled to receive a one time initial grant of an option to purchase 50,000 shares of common stock exercisable at a price equal to the fair market value of Indevus’ Common Stock as determined on the date of grant. Indevus made an initial option grant of 50,000 shares to Andrew Ferrara when he became a director in April 2006.

Subject to the discretion of the Compensation Committee, on the date following each annual meeting of the stockholders, each director of Indevus (except Dr. Cooper) may also receive annual grants of a number of deferred stock units determined by the Committee at the time of grant based on current market conditions and the fair market value of Indevus’ common stock.

TRANSACTIONS WITH RELATED PERSONS

James C. Gale has been nominated for election to Indevus’ board of directors at Indevus’ annual and special meeting. Mr. Gale is chairman of the board of directors of Valera and chief investment officer of the Corporate Opportunities Funds and Life Sciences Opportunities Fund, affiliates of Sanders Morris Harris, referred to herein as SMH. Mr. Gale is a managing director of SMH.

In connection with the execution of the merger agreement between Indevus and Valera, SMH entered into a voting agreement with Indevus. As of the record date for the Indevus annual and special meeting, SMH was the record and/or beneficial owner of 5,449,980 shares of Valera common stock. Such shares represent approximately 36.37% of Valera’s outstanding shares of common stock as of the record date. Pursuant to this voting agreement SMH has agreed, among other things and subject to limited exceptions, to vote all of its Valera shares in favor of adoption of the merger agreement. Indevus anticipates that upon completion of the merger, depending upon the exchange ratio, SMH will own between 7% and 10% of the then outstanding shares of Indevus common stock (not including any shares of Indevus common stock that may be issued upon cancellation of Valera options or conversion of CSRs). Indevus has also granted registration rights covering the shares of Indevus common stock acquired by SMH in connection with the merger with Valera for resale under the Securities Act on a Registration Statement on Form S-3 to be filed by Indevus within 30 days following the effective time of the merger.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth the aggregate compensation paid or accrued by Indevus to the Chief Executive Officer and the five other executive officers of the Company whose annual compensation exceeded $100,000 for fiscal 2006 (collectively, the “named executive officers”) for services during the fiscal years ended September 30, 2006, 2005 and 2004.

Summary Compensation Table

Long-Term Compensation Awards
		Annual Compensation		Securities Underlying Options (#) (2)	Restricted Stock Awards ($) (3) (4)	All Other Compensation ($) (5)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)
Glenn L. Cooper, M.D. Chief Executive Officer and Chairman	2006 2005 2004	477,000 477,000 450,000	168,858 131,509 270,000	— 75,000 150,000	457,284 — —	5,831 5,743 5,760
Noah D. Beerman (6) Executive Vice President, Chief Business Officer	2006 2005 2004	310,000 310,000 236,024	77,500 51,925 114,660	— 25,000 200,000	183,168 — —	1,826 1,654 1,421
Mark S. Butler Executive Vice President, Chief Administrative Officer and General Counsel, Assistant Secretary	2006 2005 2004	333,900 333,900 315,000	83,475 55,928 141,750	— 25,000 60,000	183,168 — —	8,944 7,718 7,808
Michael W. Rogers Executive Vice President, Chief Financial Officer and Treasurer	2006 2005 2004	333,900 333,900 315,000	83,475 55,928 141,750	— 25,000 60,000	183,168 — —	2,267 3,809 3,572
Bobby W. Sandage, Jr., Ph.D. Executive Vice President, Research and Development, Chief Scientific Officer	2006 2005 2004	333,900 333,900 315,000	83,475 55,928 189,000	— 25,000 60,000	183,168 — —	5,388 5,275 2,720
John H. Tucker (7) Executive Vice President, Chief Sales and Marketing Officer	2006 2005 2004	300,000 300,000 207,345	75,000 50,250 114,660	— 25,000 225,000	183,168 — —	3,063 2,872 1,135

(1)	Amounts in this column include compensation paid or accrued in the specified fiscal year. Portions may have been paid in a subsequent fiscal year.
(2)	Consists of stock options granted by Indevus. Excludes certain options that were granted in a prior period to a named executive officer, the expiration dates of which were extended in February 2006. These extensions are discussed in further detail in “The Compensation Committee Report on Executive Compensation.” No stock options were awarded to named executive officers during fiscal 2006.
(3)	Amounts shown in this column consist of the value of the shares of common stock subject to restricted stock awards granted to named executive officers under the 2004 Equity Incentive Plan and were calculated based on the fair market value of shares on the date of the grant of the award as quoted by Nasdaq, multiplied by the number of shares subject to the restricted stock award. For fiscal 2006, the fair market value of the shares was $6.36, representing the closing price of the shares on March 7, 2006. These awards are discussed in further detail in “The Compensation Committee Report on Executive Compensation.”
(4)	In addition to the Restricted Stock Awards discussed in footnote (3) above, each of the named executive officers was also granted performance stock awards under the 2004 Equity Incentive Plan during fiscal 2006. These awards are discussed in further detail in “The Compensation Committee Report on Executive Compensation” and are excluded from this column as the amount and value of such awards is not yet determinable.

(5)	Amounts in this column include the following for fiscal 2006:
(a)	disability insurance premiums, paid on behalf of the named executive officers, in the following amounts: $1,803 for Dr. Cooper, $1,253 for Mr. Butler, $1,257 for Mr. Rogers, $1,255 for Dr. Sandage, $1,160 for Mr. Beerman, and $1,116 for Mr. Tucker.
(b)	group term life insurance premiums, paid on behalf of the named executive officers, in the following amounts: $1,503 for Dr. Cooper, $3,950 for Mr. Butler, $1,010 for Mr. Rogers, $1,547 for Dr. Sandage, $666 for Mr. Beerman, and $654 for Mr. Tucker.
(c)	term life insurance premiums paid to or on behalf of the named executive officers as follows: $2,525 for Dr. Cooper and $3,741 for Mr. Butler.
(d)	Payments made to or on behalf of the named executive officers pursuant to a Company medical examination program in the following amounts: $2,586 for Dr. Sandage and $1,293 for Mr. Tucker.
(6)	On September 14, 2004, Noah D. Beerman became Executive Vice President, Chief Business Officer and a named executive officer of Indevus. Mr. Beerman had been employed as Indevus’ Senior Vice President, Business Development prior to this and during fiscal 2004. Upon becoming an Executive Vice President, Mr. Beerman’s annual salary was increased to $310,000.
(7)	On September 14, 2004, John H. Tucker became Executive Vice President, Chief Marketing Officer and a named executive officer of Indevus. Mr. Tucker had been employed as Indevus’ Senior Vice President of Sales and Marketing prior to this and during fiscal 2004. Upon becoming an Executive Vice President, Mr. Tucker’s annual salary was increased to $300,000.

Option Grants In Last Fiscal Year

No stock options were awarded to named executive officers during fiscal 2006. The expiration date for certain options that were granted in prior periods were extended in February 2006. These extensions are discussed in further detail in “The Compensation Committee Report on Executive Compensation.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth certain information with respect to each exercise of stock options during fiscal 2006 by named executive officers and the number and value of unexercised options held by each of the named executive officers as of September 30, 2006:

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable ($) (1)
Glenn L. Cooper, M.D.	—	—	2,772,971 / 157,029	5,197,902 / 230,198
Noah D. Beerman	—	—	363,276 / 115,625	835,424 / 34,688
Mark S. Butler	—	—	1,171,282 / 52,718	1,689,795 / 68,835
Michael W. Rogers	—	—	1,372,282 / 52,718	2,691,152 / 68,835
Bobby W. Sandage, Jr., Ph.D.	3,000	8,925	1,386,782 / 52,718	2,274,742 / 68,835
John H. Tucker	—	—	272,396 / 123,438	121,654 / 36,016

(1)	Calculated by multiplying the number of unexercised in-the-money options outstanding at September 30, 2006 by the difference between the fair market value of the shares at September 30, 2006, $5.92, and the option exercise price, rounded to the nearest whole dollar.

Securities Authorized for Issuance under Equity Compensation Plans

Provided below is information required by Regulation S-K, Item 201(d) relative to Indevus’ equity compensation plans and arrangements as of September 30, 2006:

	Outstanding Options and Warrants		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category	Number of securities to be issued upon exercise (a)	Weighted- average exercise price (b)
Equity compensation plans approved by security holders	11,781,378	$4.55	2,402,536
Equity compensation plans or arrangements not approved by security holders	—	$—	12,082	(1)

Total	11,781,378	$4.55	2,414,618

(1)	Reflects the number of shares of common stock issuable pursuant to the remaining number of Restricted Stock Awards issuable under our 1997 Equity Incentive Plan which are available for future issuance other than upon the exercise of an option, warrant or right.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

Glenn L. Cooper, M.D.

Effective October 1, 2002, Indevus entered into an employment agreement (the “Cooper Agreement”) with Glenn L. Cooper, M.D. which superseded Indevus’ prior employment agreement with Dr. Cooper. The Cooper Agreement provides for Dr. Cooper to continue to serve as Chief Executive Officer of Indevus for a term of one year, subject to automatic one year renewal periods unless notice of termination is given by either Indevus or Dr. Cooper within sixty (60) days prior to each anniversary date of the Cooper Agreement. The Cooper Agreement provides for an annual base salary currently equal to $503,235, subject to an annual review, plus bonuses pursuant to Indevus’ CEO Bonus Plan and eligibility to receive grants of stock options pursuant to Indevus’ stock option plans, as may be granted from time to time by the Compensation Committee of the Board of Directors. Indevus provides Dr. Cooper with a $1,000,000 life insurance policy payable to the beneficiary of his choice.

The Cooper Agreement provides that Dr. Cooper may not, during the term of the Cooper Agreement and for one year from the date of termination of employment, engage in any business competitive with Indevus or its research activities, unless such termination is by Dr. Cooper for “Just Cause,” as such term is defined in the Cooper Agreement. If Dr. Cooper is terminated by Indevus for reasons other than “Just Cause” or pursuant to a “Change in Control,” as such terms are defined in the Cooper Agreement, he is entitled to receive his base salary plus average bonuses for a period of twelve (12) months from the termination date of the Cooper Agreement, either in a lump sum or installments, at the discretion of Indevus.

Thomas F. Farb

Indevus has entered into an employment agreement (the “Farb Agreement”) with Thomas F. Farb (the “President”). Indevus’ agreement with Mr. Farb, effective October 16, 2006, provides for Mr. Farb to serve as Indevus’ President and Chief Operating Officer. The Farb Agreement provides for a term of one year, subject to automatic one year renewal periods unless notice of termination is given by either Indevus or the President within sixty (60) days prior to each anniversary date of the Farb Agreement. The Farb Agreement provides for an initial annual base salary subject to increase at the discretion of the Board of Directors and for eligibility to participate in Indevus’ Senior Executive Bonus Plan, subject to certain restrictions. Under the Farb Agreement, Indevus will also reimburse the President for the premiums for $1,000,000 additional term life insurance during the term of the President’s employment.

Pursuant to the Farb Agreement, in the event Mr. Farb terminates his respective employment with Indevus for “Just Cause,” including a “Change of Control,” as such terms are defined in the Farb Agreement, or if the Farb Agreement is not renewed by Indevus, the President is entitled to receive his base salary plus pro-rated average bonuses for a period of twelve (12) months following such termination. This amount may be paid either in a lump sum or installments, at the discretion of Indevus, and is subject to set-off from other employment.

Pursuant to the Farb Agreement and upon his employment, Indevus granted Mr. Farb options to purchase 600,000 shares of Indevus’ common stock, 50,000 shares of restricted common stock of Indevus and a performance stock award, all pursuant to Indevus’ 2004 Equity Incentive Plan. The options vest 25% one year from the date of grant and 6.25% every quarter for the next three years thereafter. The Restricted Stock Awards fully vest in three equal annual installments in each of October 2007, 2008 and 2009. The Restricted Stock Awards are subject to transfer restrictions, forfeiture and acceleration provisions. The Performance Stock Awards vest on October 16, 2009 and the amount of such awards is determined in accordance with, and subject to, the achievement of certain milestones related to the market price of Indevus’ common stock, and vesting is dependent on the recipient remaining employed by Indevus on October 16, 2009. The number of shares the recipient is entitled to receive, if any, at such time is dependent on the market price at which Indevus’ common stock trades for 20 consecutive business days at any time during the three year period prior to such vesting date. With regards to the Performance Stock Awards, depending on such prices as may be attained, Mr. Farb could in the aggregate receive either (i) 45,000, (ii) 60,000, (iii) 75,000, or (iv) no shares.

Mark S. Butler, Michael W. Rogers, Bobby W. Sandage, Jr., Ph.D., Noah Beerman and John H. Tucker

Indevus has entered into employment agreements (the “Agreements”) with Mark S. Butler, Michael W. Rogers, Bobby W. Sandage, Jr., Ph.D., Noah D. Beerman and John H. Tucker (individually an “Executive Vice President” and collectively the “Executive Vice Presidents”). Indevus’ agreement with Mr. Butler, effective March 15, 1999, provides for Mr. Butler to continue to serve as Indevus’ Executive Vice President, Chief Administrative Officer and General Counsel. Indevus’ agreement with Mr. Rogers, effective February 23, 1999, provides for Mr. Rogers to serve as Indevus’ Executive Vice President and Chief Financial Officer. Indevus’ agreement with Dr. Sandage, effective March 15, 1999, provides for Dr. Sandage to continue to serve as Indevus’ Executive Vice President, Research and Development and Chief Scientific Officer. Indevus’ agreements with Mr. Beerman and Mr. Tucker, each effective March 31, 2006, respectively provide for Mr. Beerman to continue to serve as Indevus’ Executive Vice President, Chief Business Officer and for Mr. Tucker to continue to serve as Indevus’ Executive Vice President, Chief Sales and Marketing Officer. These agreements replace the prior letter agreement dated March 7, 2002 related to Mr. Tucker’s employment and the prior letter agreement dated July 24, 2000 related to Mr. Beerman’s employment.

Each of the Agreements provide for a term of one year, subject to automatic one year renewal periods unless notice of termination is given by either Indevus or the respective Executive Vice President within sixty (60) days prior to each anniversary date of the respective agreement. The Agreements provided for an initial annual base salary subject to increase at the discretion of the Board of Directors and for eligibility to participate in Indevus’ Senior Executive Bonus Plan, subject to certain restrictions. Under the Agreements, Indevus will also reimburse the Executive Vice Presidents for the premiums for $1,000,000 additional term life insurance during the term of each of the Executive Vice President’s employment.

Pursuant to the Agreements, in the event Mr. Butler, Mr. Rogers, Dr. Sandage, Mr. Beerman and Mr. Tucker terminates his respective employment with Indevus for “Just Cause,” including a “Change of

Control,” as such terms are defined in the respective Agreements, or if an Agreement is not renewed by Indevus, the respective Executive Vice President is entitled to receive his base salary plus pro-rated average bonuses for a period of twelve (12) months following such termination. This amount may be paid either in a lump sum or installments, at the discretion of Indevus, and is subject to set-off from other employment.

In the event of certain transactions, including those which may result in a Change in Control, as defined under Indevus’ 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, as amended (the “1994 Plan”), the 1997 Equity Incentive Plan, the 1998 Employee Stock Option Plan, the 2000 Employee Stock Option Plan, and the 2004 Plan, unvested installments of options to purchase shares or restricted stock awards held by executive officers of Indevus may be subject to accelerated vesting.

CODE OF ETHICS

Indevus has adopted its Code of Ethics and Conduct which is applicable to all directors, officers and employees of Indevus. Indevus has also adopted its “Code of Ethics — Senior Financial Officers including the Chief Executive Officer,” a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Corporate Controller and other senior financial officers. Each of these codes of ethics may be accessed and reviewed through Indevus’ website: http://www.indevus.com. If Indevus makes any substantive amendments to the code of ethics that applies to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Corporate Controller and other senior financial officers or grants any waiver, including any implicit waiver, from a provision of such code to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Corporate Controller, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires Indevus’ executive officers and directors and other persons who beneficially own more than 10% of a registered class of Indevus’ equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of shares and other equity securities of Indevus. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulations to furnish Indevus with copies of all Section 16(a) forms filed by such reporting persons.

Based solely on Indevus’ review of such forms furnished to Indevus, Indevus believes that all filing requirements applicable to Indevus’ executive officers, directors and greater than 10% beneficial owners were complied with for fiscal 2006.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION (1)

General

The Compensation Committee is comprised of Mr. Hanson, the Chairman of the Committee, Mr. Sharrock and Dr. Morville. The Committee’s charter outlines the Committee’s composition and its duties and responsibilities. This report addresses the compensation policies for fiscal 2006 as they affected the executive officers of Indevus generally and Dr. Cooper, in his capacity as Chief Executive Officer and Chairman of the Board.

The goal of Indevus’ executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining qualified executive officers. Accordingly, compensation structures for the named executive officers of Indevus generally include a combination of salary, bonuses and long-term compensation. The Compensation Committee considers a number of factors, which may include:

•

Providing compensation levels competitive with companies in comparable industries which are at a similar stage of development, or undergoing similar corporate events, and which are located in Indevus’ geographic area;

•	Identifying appropriate performance goals for Indevus and providing flexibility in compensation levels with the achievement of such goals;

•	Rewarding above average corporate performance; and

•	Recognizing and providing incentive for individual initiative and achievement.

Compensation Review

In addition to the activities discussed above, during fiscal 2006, the Compensation Committee retained an independent compensation consultant specializing in compensation of directors of public companies to assist in the evaluation of Indevus’ overall director compensation. The consultant reviewed current compensation elements and provided recommendations relating to role based versus activity based compensation, type and amount of annual and periodic grants, as well as an overview of equity trends and best practices. The consultant utilized proprietary data as well as data regarding comparable pharmaceutical, biotechnology and other peer companies in formulation of a competitive compensation philosophy and recommendations for the Compensation Committee. In September 2006, based on such data and analyses, the Compensation Committee determined to adopt (i) a role-based compensation policy with respect to the cash compensation component in lieu of all current cash compensation practices, and (ii) a revised equity compensation policy relating to the long term incentive component with initial and annual awards of options and deferred stock units, respectively.

Base Salary

In establishing base salary for fiscal 2006, the Committee took into account the general economics of the marketplace, Indevus’ financial position and performance and comparisons to peer companies. The Committee determined to increase base salaries for the executive officers for fiscal 2006 by 5.5%, being the cost of living increase being implemented for all employees of Indevus.

Bonuses

Bonus compensation for fiscal 2006 was made pursuant to the CEO Bonus Plan and the Senior Executive Bonus Plan for fiscal 2006 adopted by the Compensation Committee and approved by the Board. In formulating

(1)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of Indevus under the Securities Act or the Exchange Act, whether made before or after the date of this joint proxy statement/prospectus and irrespective of any general incorporation language in such filing.

the CEO Bonus Plan and Senior Executive Bonus Plan for fiscal 2006 for executive officers of Indevus, including Dr. Cooper, the Compensation Committee established business and financial objectives to be achieved during fiscal 2006 and assigned relative weight to each objective. The CEO Bonus Plan and the Senior Executive Bonus Plan for fiscal 2006 entitled the named executive officers of the Company to a bonus equal to varying percentages of base salary contingent upon achieving these pre-determined objectives which included:

•	Certain defined clinical or regulatory product development milestones;

•	In-licensing and acquiring new products;

•	Out-licensing existing products; and

•	Maintaining certain levels of cash.

The Committee considered Indevus’ performance under these measures for fiscal 2006 and used their subjective judgment and discretion, in accordance with the parameters of the CEO Bonus Plan and Senior Executive Bonus Plan for fiscal 2006, to make a recommendation to the Board of Directors in approving individual compensation. Under the terms of the CEO Bonus Plan and Senior Executive Bonus Plan for fiscal 2006, the Board approved a bonus to Dr. Cooper of $168,858, Mr. Beerman of $77,500, Mr. Butler of $83,475, Mr. Rogers of $83,475, Dr. Sandage of $83,475, and Mr. Tucker of $75,000.

Long-term Incentive Compensation

Long-term incentive compensation, generally in the form of stock option and restricted stock award grants, allows officers and other employees to share in any appreciation in the value of Indevus’ Common Stock. The Compensation Committee believes that long-term incentive awards: (1) align the employee’s interests with the interests of the stockholders by creating a direct link between compensation and stockholder return; (2) give employees a significant, long-term interest in Indevus’ success; and (3) help retain talented employees in a competitive market.

The number of awards granted to the executive officers is based on various subjective factors including corporate performance, responsibilities of the individual officers, their expected future contributions and the amount, vesting, expiration and price of prior grants. All grants are made at a level intended to be competitive within a group of comparable companies.

The Compensation Committee met on several occasions during the last quarter of fiscal 2005 to evaluate and address executive compensation for fiscal 2006 in conjunction with analyses conducted by and recommendations of the independent compensation consulting firm retained by the Committee. At these meetings the Compensation Committee expressed its philosophy regarding long-term incentive compensation that a combination of restricted shares and performance shares be awarded to Indevus’ executive officers. The Compensation Committee did not take action on granting any awards at these meetings as they determined there were insufficient shares available under Indevus’ existing equity compensation plans, when also considering the desire to be able to award long-term incentive compensation to new employees. Upon stockholder approval of the increase to the shares available for issuance under the 2004 Equity Incentive Plan at the Annual Meeting of stockholders held in March 2006, the Committee then granted restricted stock awards and performance-based stock awards to Indevus’ executive officers

The number of shares of common stock subject to restricted stock awards granted in fiscal 2006 to the named executive officers were 71,900 shares to Dr. Cooper and 28,800 shares each to Messrs. Beerman, Butler, Rogers, Tucker and Dr. Sandage. The awards are subject to transfer restrictions, forfeiture and acceleration and vest in equal annual installments such that the transfer restrictions are removed relating to the shares as follows: one third annually for three years commencing one year from the date of grant. The shares subject to the restricted stock awards may be sold immediately upon their vesting which is subject to automatic extension during a black-out period pursuant to the terms of the awards. Prior to vesting and satisfaction of any other required conditions, no dividends are payable with respect to the shares subject to the restricted stock awards.

In addition to the restricted stock awards, each named executive officer was granted the right to receive shares of common stock subject to (i) achievement of certain milestones related to the market price of Indevus’ common stock, and (ii) the recipient remaining employed by Indevus on March 7, 2009, the three year anniversary of the date of grant. The number of shares the recipient is entitled to receive, if any, at such time is dependent on the market price at which Indevus’ common stock trades for 20 consecutive business days at any time during the three year period prior to the vesting date. Depending on such prices as may be attained, Dr. Cooper could receive either (i) 70,100, (ii) 93,500, (iii) 116,900 or (iv) 0 shares, while Messrs. Beerman, Butler, Rogers, Tucker and Dr. Sandage could each receive either (i) 28,100, (ii) 37,500, (iii) 46,900, or (iv) 0 shares. Subject to certain acceleration events, if such market prices are not attained during such three year period, the recipient will not receive any shares under these awards.

In February 2006, the Compensation Committee also considered issues relating to a number of in-the-money options held by Mr. Rogers that were scheduled to expire shortly, but were unable to be exercised and sold due to a number of factors, including corporate developments, black-out periods imposed on the executives and related factors. The Compensation Committee evaluated the impact on Mr. Rogers, Indevus’ and its stockholders of an extension of the expiration date of such options. At such time, based on an assessment of these issues as well as previous discussions and analysis of option extensions, related accounting charges, provisions of the underlying stock option plan and the appropriate time period for any extension, the Compensation Committee recommended and the Board of Directors of Indevus approved the extension of the expiration date of 375,000 options held by Mr. Rogers from February 23, 2006 to August 23, 2007. The SEC has considered the extension of the expiration date of an option to be the cancellation of the old option and the granting of a new option for reporting purposes.

Glenn L. Cooper, M.D.

The compensation received during fiscal 2006 by Dr. Cooper was determined substantially in accordance with the policies described above relating to all executive officers. In addition, in adopting the CEO Bonus Plan for fiscal 2006 and establishing the percentage of salary used in calculating the bonus payment to Dr. Cooper, and recommending approval of such bonus, members of the Compensation Committee and the Nominating and Governance Committee also considered a subjective evaluation of Dr. Cooper’s performance and ability to influence the Company’s near and long-term growth. The Compensation Committee and the Nominating and Governance Committee considered the consultant’s analyses and recommendations in granting Dr. Cooper the restricted stock awards and performance stock awards discussed above. In fiscal 2006, the Compensation Committee and the Nominating and Governance Committee jointly participated in the evaluation of the Chief Executive Officer’s bonus payment under the CEO Bonus Plan for fiscal 2006. The decision-making process with respect to the Chief Executive Officer’s compensation is conducted without the Chief Executive Officer present.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the ability of Indevus to deduct for tax purposes compensation over $1,000,000 to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by Indevus’ stockholders. No such limitation on deductibility was applicable to fiscal 2006.

Michael E. Hanson, Chairman

David B. Sharrock

Malcolm Morville, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, the members of the Compensation Committee were: Harry J. Gray (a former director who was a committee member until March 7, 2006), Mr. Hanson (from March 7, 2006), Dr. Morville and Mr. Sharrock. In fiscal 2006, none of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries.

AUDIT COMMITTEE REPORT (2)

The Audit Committee consists of Mr. McCluski, the Chairman of the Committee, Ms. Morley and Mr. Hanson. The Board has determined that Mr. McCluski and Ms. Morley are audit committee financial experts, as defined by SEC rules, and that each of the members of the Audit Committee is “independent” pursuant to Nasdaq listing standards. The Audit Committee operates in accordance with its written charter which was adopted by the Board of Directors on December 17, 2002. The Audit Committee met five times during fiscal 2006.

Independent Registered Public Accounting Firm

The Audit Committee assists the Board by overseeing the performance of the independent registered public accounting firm and the quality and integrity of Indevus’ internal accounting, auditing and financial reporting practices. The Audit Committee’s primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor Indevus’ financial reporting process and internal control system; (2) be directly responsible for the selection of Indevus’ independent registered public accounting firm and their compensation; (3) review and appraise the audit efforts of Indevus’ independent registered public accounting firm; and (4) provide an open avenue of communication among the independent registered public accounting firm, Indevus’ financial and senior management and the Board of Directors.

In discharging its oversight responsibility of the audit process, the Audit Committee obtained from the independent registered public accounting firm, PricewaterhouseCoopers LLP, a written statement relating to such accounting firm’s independence from Indevus, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the accounting firm’s independence.

The Audit Committee discussed and reviewed the audited financial statements of Indevus as of and for the fiscal year ended September 30, 2006 with management. The Audit Committee has discussed with its independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that Indevus’ audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for filing with the S.E.C. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm, and the Board concurred in such recommendation.

Stephen C. McCluski, Chairman

Cheryl P. Morley

Michael E. Hanson

(2)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of Indevus under the Securities Act or the Exchange Act, whether made before or after the date of this joint proxy statement / prospectus and irrespective of any general incorporation language in such filing.

STOCK PRICE PERFORMANCE PRESENTATION (3)

The following chart compares the cumulative total stockholder return on shares of Indevus common stock with the cumulative total stockholder return of (i) the Nasdaq Market Index and (ii) a peer group index consisting of companies reporting under the Standard Industrial Classification Code 2834 (Pharmaceutical Preparations):

*	Assumes $100 invested on September 30, 2001 and assumes dividends reinvested, although dividends have never been declared on Indevus’ common stock. Measurement points are at the last trading day of the fiscal years ended September 30, 2001, 2002, 2003, 2004, 2005 and 2006. The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of Indevus under the 1933 Act or the 1934 Act, whether made before or after the date of this joint proxy statement/prospectus and irrespective of any general incorporation language in such filing. A list of the companies included in the Peer Group will be furnished by Indevus to any stockholder upon written request to the Chief Financial Officer.

(3)	This Stock Price Performance Presentation is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of Indevus under the Securities Act or the Exchange Act, whether made before or after the date of this joint proxy statement/prospectus and irrespective of any general incorporation language in such filing.

PROPOSAL #2—REQUIRED VOTE

The affirmative vote of a plurality of votes cast by the holders of shares of Indevus common stock represented at the annual and special meeting and entitled to vote is necessary to elect the directors. Broker non-votes and abstentions will not be counted for any purpose in determining whether a director has been elected. Unless marked to the contrary, proxies received will be voted “FOR” the election as directors of each of the eight persons named above.

THE BOARD OF DIRECTORS OF INDEVUS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

PROPOSAL #3—AMENDMENT TO INDEVUS’ RESTATED CERTIFICATE OF

INCORPORATION, AS AMENDED

On January 24, 2007, the Board of Directors of Indevus adopted and recommended that stockholders approve a proposed amendment to Indevus’ Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 120,000,000 to 200,000,000 (the “Charter Amendment”). The proposed increase in the authorized number of shares has been recommended by the Board of Directors to assure that an adequate supply of authorized unissued shares is available for general corporate needs. A form of Certificate of Amendment to the Restated Certificate is included in Annex I attached hereto.

As of January 23, 2007, in addition to the 56,171,598 shares of common stock outstanding, Indevus had reserved (i) 10,817,308 shares of its common stock for issuance upon conversion of the $72,000,000 Convertible Senior Notes issued in July 2003, which are due in July 2008; (ii) 12,572,607 shares issuable upon exercise of outstanding options; (iii) 622,222 shares of common stock issuable upon conversion of the preferred stock owned by Wyeth, subject to anti-dilution provisions; (iv) 1,695,149 shares of common stock reserved for grant and issuance under Indevus’ stock option, stock purchase and equity incentive plans; and if the merger and related share issuance is approved by the stockholders of Valera and Indevus, (v) estimated based on the pro forma financial statements, 16,587,000 shares of common stock reserved for grant and issuance relating to the consideration to be provided at the closing of the merger; and (vi) estimated based on the pro forma financial statements, 9,222,000 shares of common stock reserved for grant and issuance pertaining to the shares that may be issued under the contingent stock rights granted in connection with the merger. Therefore, there will be only approximately 12,934,000 additional shares of common stock available for issuance by Indevus if the Charter Amendment is not approved. If the Charter Amendment is approved, there will be 92,934,000 authorized shares of common stock available for issuance, on such terms and conditions as may be determined by the Board of Directors.

While Indevus has no specific plans, arrangements or agreements to issue shares of common stock other than those described above, the Board of Directors of Indevus believes it is advisable and in the best interest of Indevus to have available authorized but unissued shares of common stock in an amount adequate to provide for the future needs of Indevus. The additional authorized shares will benefit Indevus by providing flexibility to the Board of Directors without further action or authorization by stockholders (except as required by law), in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These corporate purposes might include acquisitions of assets, technology rights or securities of other corporations, stock dividends, stock splits, employee stock options, convertible debt financings, the obtaining of capital funds through public and private offerings of shares or of securities convertible into technologies or other assets, or to compensate employees or retain consultants. The issuance of any additional shares will be on terms deemed to be, at the time of such issuances, in the best interests of Indevus and its stockholders. If such additional authorized shares are subsequently issued to other than existing stockholders, the percentage interest of existing stockholders in Indevus will be reduced. Holders of shares have no pre-emptive rights with respect to future issuances of shares.

The Board of Directors is not aware of any attempt to gain control of Indevus nor is it recommending this amendment to increase the number of authorized shares in response to any specific effort to obtain control of Indevus. The proposed amendment to increase the number of authorized shares of common stock is neither designed nor intended to be an anti-takeover measure; however the authorized but unissued shares of common stock could be used by incumbent management to make a change in control of Indevus more difficult and time-consuming. Under certain circumstances, such unissued shares of common stock could be used to create obstacles or to frustrate persons seeking to effect a takeover or otherwise gain control of Indevus with a view to instituting a merger, sale of all or part of Indevus’ assets, or other similar transaction which may not be in the best interest of the stockholders.

It is expected that the proposed amendment, if approved by the stockholders, will be made effective on or about April 17, 2007 by the filing and recording of an appropriate Certificate of Amendment as required under Delaware law.

The vote required to approve the Charter Amendment is the affirmative vote, in person or by proxy, of both (i) the holders of a majority in voting power of the outstanding common stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of common stock, voting separately as a class. With respect to this Charter Amendment, broker non-votes and abstentions will be the equivalent of a vote against the Charter Amendment.

PROPOSAL #3—REQUIRED VOTE

Each of the votes specified above is required for the approval of the Charter Amendment. For example, if the affirmative vote of holders of a majority of the outstanding shares of common stock voting separately as a class were not obtained, then the Charter Amendment would not be approved by the required vote of the stockholders of Indevus and the Restated Certificate of Incorporation would not be amended. Unless marked to the contrary, proxies received will be voted “FOR” this proposal.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE CHARTER AMENDMENT IS IN THE BEST INTERESTS OF INDEVUS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT.

PROPOSAL #4—AMENDMENT NO. 5 TO INDEVUS’ 2004 EQUITY INCENTIVE PLAN, AS AMENDED

General

On January 26, 2004, the Board of Directors adopted Indevus’ 2004 Equity Incentive Plan which was subsequently approved by the stockholders on March 9, 2004 (the “2004 Plan”). On January 24, 2007, the Board of Directors authorized, subject to stockholder approval, an additional amendment to the 2004 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 6,000,000 shares of common stock to 9,000,000 shares of common stock (the “2004 Plan Amendment”). Because the Compensation Committee of the Board of Directors determines in its discretion whether to make awards and the terms and conditions of any awards, the number of shares of Indevus common stock to be issued under the 2004 Plan is not determinable at this time.

Indevus’ 2004 Plan is intended to encourage ownership of shares of common stock by selected employees, directors and consultants of Indevus and its affiliates and to provide an additional incentive to such employees, directors and consultants to promote its success. Indevus believes that the 2004 Plan Amendment should prove helpful in attracting, retaining, and motivating valued employees. Further, the increase in shares of common stock reflected in the 2004 Plan Amendment is especially necessary due to the potential increased number in employees eligible to participate in the 2004 Plan, relating to individuals who may become new employees of Indevus if the merger and related share issuance is approved by the stockholders of Valera and Indevus. Through March 1, 2007, awards covering 4,652,301 shares of common stock, net of cancellations, have been made pursuant to the 2004 Plan, all of which were grants of stock options, restricted stock awards and performance-based stock awards.

Approximately 160 employees and directors are currently eligible to participate in the 2004 Plan. While a definitive number of employees cannot in fact be determined at this time, if the merger is completed, this number of eligible employees and directors could increase to approximately 240. The 2004 Plan is administered by Indevus’ Compensation Committee (the “Committee”). A total of 6,000,000 shares of common stock were reserved for issuance under the 2004 Plan and an additional 3,000,000 will be reserved for issuance if the stockholders approve the 2004 Plan Amendment.

Description of Principal Features of the 2004 Plan

The characteristics of the 2004 Plan are discussed below, and a copy of the 2004 Plan, as previously amended, and the 2004 Plan Amendment are attached hereto as Annexes J and K, respectively.

On September 20, 2005, effective as of October 1, 2005, the Board of Directors amended the 2004 Plan to revise the retirement and related exercise provisions applicable to reporting persons. On January 19, 2006, the Board of Directors approved an amendment to the 2004 Plan to increase the annual automatic grant for directors from 10,000 to 15,000 shares of common stock to reflect the increase in such annual automatic grant as approved by the Compensation Committee of the Board of Directors on March 9, 2004. On December 6, 2005, the Board of Directors authorized, and on March 7, 2006 the stockholders approved, an amendment to the 2004 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 3,000,000 shares of common stock to 6,000,000 shares. The Board of Directors also amended the Plan to make various protective modifications relating to options and fair market value, removal of automatic director grants, and compliance with §409A of the Internal Revenue Code of 1986. No other provisions of the 2004 Plan have been amended and all other provisions remain in full force and effect.

Indevus’ may generally grant five types of awards under its 2004 Plan: restricted and performance stock, stock options (including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs), phantom stock, stock bonus awards, and other awards (including stock appreciation rights). In addition, the Committee may, in its discretion, make other awards valued in whole or in part by reference to, or otherwise based on, our common stock.

Indevus’ has reserved a total of 6,000,000 shares of common stock for issuance under its 2004 Plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, reclassification, stock split, subdivision reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event. The maximum number of shares of common stock that may be the subject of awards to a participant in any year is 1,000,000. Other than awards for ISOs, NQSOs whose per share option exercise price is not less than the fair market value of the shares of common stock as determined on the date of grant, and stock appreciation rights, the total number of shares of common stock available for grant to be awarded under the 2004 Plan for other options, restricted stock, phantom stock, stock bonuses, and other awards shall not in the aggregate exceed 20% of the total shares reserved for issuance under the 2004 Plan. The closing price per share of Indevus’ common stock on March 9, 2007 was $6.52.

Officers, including Indevus’ named executive officers, employees, directors, consultants and affiliates are eligible to receive awards under the 2004 Plan, in the discretion of the Committee. Awards will become exercisable or otherwise vest at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement, except that awards of restricted and performance stock, phantom stock, stock bonuses and Other Awards (as defined below) other than stock appreciation rights granted in connection with stock options must vest over the minimum periods, if any, required by the 2004 Plan, as described below. The Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award, provided that the Committee determines that such acceleration is necessary or desirable in light of extraordinary circumstances. Awards also accelerate automatically under the 2004 Plan upon the occurrence of certain events, as described below under “Other Features of the 2004 Plan.” Because awards under the 2004 Plan are discretionary, it is not possible to determine the size of future awards.

Restricted and Performance Stock. The Committee may grant restricted shares to eligible persons, in such amounts, at such price, if any, and subject to such terms and conditions as the Committee may determine in its discretion, except that grants of restricted stock must vest over a period of not less than three years. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions. If a participant’s employment is terminated “For Cause” (as defined in the 2004 Plan), then the participant will immediately forfeit all shares not vested as of the date of termination.

Restricted Stock granted to employees, consultants or directors may also be based on the attainment of performance goals pre-established by the Committee. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria.

Stock Options. Options entitle the holder to purchase shares of common stock during a specified period at a purchase price specified by the Committee. Such price shall not be less than 100% of the fair market value of the shares as determined on the date the option is granted except the Committee may issue a limited number of NQSOs under the 2004 Plan having an exercise price which is less than 100% of the fair market value of the shares as determined on the date such options are granted. Each option granted under the 2004 Plan will be exercisable for a period of 10 years from the date of grant, or such lesser period as the Committee shall determine. Options may be exercised in whole or in part by the payment of cash of the full option price of the shares of common stock purchased. The 2004 Plan provides that the Committee may stipulate in the applicable agreement that the option may be subject to cancellation by Indevus. If a participant’s employment is terminated “For Cause,” then the participant will immediately lose the right to exercise any unexercised options. The 2004 Plan also provides for automatic grants of options to certain directors in the manner set forth below under “Directors’ Options.”

Phantom Stock. A phantom stock award is an award of the right to receive upon the vesting date of the award an amount of cash, shares or other property based upon an increase in the value of the shares during the term of the award. Phantom stock awards will be subject to a minimum one year vesting period. If a participant’s employment is terminated “For Cause,” then the participant will forfeit all unvested phantom stock awards.

Stock Bonus Awards. A stock bonus award is an award of shares of common stock made at the discretion of the Committee. Stock bonus awards will only be granted in lieu of salary or cash bonus otherwise payable to a participant and will be subject to a minimum one year vesting period. Otherwise, stock bonus awards will be made upon such terms and conditions (if any) as the Committee may determine. If a participant’s employment is terminated “For Cause,” then the participant will forfeit all unvested stock.

Other Awards (including Stock Appreciation Rights). Other forms of awards (including any stock appreciation rights, referred to as “Other Awards”) valued in whole or in part by reference to, or otherwise based on, shares may be granted either alone or in addition to other awards under the 2004 Plan. Subject to the provisions of the 2004 Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares to be granted pursuant to such Other Awards and all other conditions of such Other Awards, except that Other Awards (other than stock appreciation rights granted in connection with stock options) will be subject to a minimum one year vesting period. A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option. If a participant’s employment is terminated “For Cause,” then the participant will immediately lose the right to exercise any unexercised stock appreciation rights or Other Awards.

Directors’ Options. The provisions of the 2004 Plan provide for the automatic grant of NQSOs to purchase shares of common stock (“Director Options”) to directors of Indevus who are not employees or principal stockholders of Indevus (“Eligible Directors”). Under the 2004 Plan, future Eligible Directors of Indevus are granted a Director Option to purchase 50,000 shares of common stock on the date that such person is first elected or appointed a director. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the shares as determined on the date of grant.

Other Features of the 2004 Plan

Each member of the Committee is currently, and is expected to be in the future, a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code).

The 2004 Plan may be amended by Indevus’ Board of Directors, subject to stockholder approval where necessary to satisfy applicable laws or regulatory requirements and for amendments which increase the number of shares of common stock available under the 2004 Plan, materially change the class of persons eligible under the 2004 Plan, would have the effect of materially increasing the benefits accruing to participants under the 2004 Plan or materially alter the vesting provisions for awards of restricted stock. No award outstanding under Indevus’ 2004 Plan may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price without the approval of Indevus’ stockholders. The 2004 Plan will terminate on March 10, 2014, unless such term is extended with the consent of Indevus’ stockholders. However, awards granted before the termination of the 2004 Plan may extend beyond that date in accordance with their terms.

The 2004 Plan provides that a participant who terminates employment other than for cause, death, disability or retirement shall generally have three months to exercise the vested portion of his or her award except for NQSOs for which such exercise period shall be six months. If a participant dies or his or her employment ceases due to total and permanent disability (as determined by the Committee), the award shall become fully exercisable and the participant or his or her representative may generally exercise the award within one year of the participant’s cessation.

The 2004 Plan provides that upon the retirement (as defined in the 2004 Plan) of a 2004 Plan participant who is an employee of the Company, awards granted to such participant under the 2004 Plan accelerate and become fully vested for 50% of the number of shares of common stock covered by the unvested awards and for an additional 10% for every full year of employment beyond ten years. Upon retirement, awards may generally be exercised within one year (three years for NQSO’s held by participants who are reporting persons pursuant to Section 16 of the Securities Exchange Act of 1934) of retirement to the extent vested upon retirement.

Awards granted under the 2004 Plan are non-transferable, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted by the Committee.

Awards granted under the 2004 Plan terminate upon our dissolution or liquidation (other than in connection with a merger, consolidation or reorganization). The participant may exercise, immediately prior to the dissolution or liquidation, the award to the extent then exercisable on the date immediately prior to such dissolution or liquidation.

The 2004 Plan provides that if awards are assumed or replaced in a non-hostile change of control and a designated employee (including all of our executive officers) is either terminated other than “For Cause” or leaves for good reason at any time within two years following a non-hostile change of control, his or her awards, as assumed or replaced, will accelerate and become fully vested or exercisable, as the case may be. Options and stock appreciation rights held by the designated employee are then exercisable until the earlier of one year following the designated employee’s termination date and the expiration date of the option or stock appreciation right, as the case may be. The 2004 Plan also provides that if we elect to terminate the 2004 Plan or cash out stock options or stock appreciation rights prior to a non-hostile change of control, then each affected award of executive officers as well as all other employees will accelerate and become fully exercisable immediately prior to the change of control. In the event of a hostile change of control, the 2004 Plan provides that awards to executive officers as well as all other employees, directors and consultants will accelerate and become fully exercisable immediately prior to the change of control.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain United States federal income tax consequences with respect to awards that may be granted pursuant to the 2004 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the 2004 Plan.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an ISO. Shares are issued to participants upon the exercise of options (“Option Shares”). If Option Shares are issued to a participant pursuant to the exercise of an ISO and the participant does not dispose of the Option Shares within the two-year period after the date of grant or within one year after the receipt of such Option Shares by the participant (a “disqualifying disposition”), then, generally (i) the participant will not realize ordinary income with respect to the option and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain. The amount by which the fair market value of the Shares on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant’s “alternative minimum taxable income.”

If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares) over the exercise price paid for the Option Shares.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NQSO as discussed below.

Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares.

In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation after the date on which taxable income is realized by the participant in respect of the option exercise should be taxed as capital gain in an amount equal to the excess of the sales proceeds for the Option Shares over the participant’s basis in such Option Shares. The participant’s basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the NQSO.

Restricted Stock. A participant will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to us. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, we generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares.

Other Types of Awards. The grant of a stock appreciation right will not result in income for the grantee or in a tax deduction for us. Upon the settlement of such a right or the payment of a stock bonus award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

Post Amendment 2004 Plan Benefits

The number of securities to be issued during Indevus’ fiscal year ending September 30, 2007 under the 2004 Plan after giving effect to the Amendment cannot presently be determined. Below is a table listing the number of securities issued under the 2004 Plan during the fiscal year ended September 30, 2006 to the individuals and groups listed below and the value thereof.

2004 PLAN BENEFITS TABLE

Name and Position	Value (1)	Number of Shares(2)(3)
Glenn L. Cooper, M.D., Chief Executive Officer and Chairman	$457,284	71,900
Noah D. Beerman, Executive Vice President and Chief Business Officer	$183,168	28,800
Mark S. Butler, Executive Vice President, Chief Administrative Officer and General Counsel	$183,168	28,800
Michael Rogers, Executive Vice President, Chief Financial Officer and Treasurer	$183,168	28,800
Bobby W. Sandage, Jr. Ph.D., Executive Vice President, Research and Development and Chief Scientific Officer	$183,168	28,800
John H. Tucker, Executive Vice President and Chief Marketing Officer	$183,168	28,800
Current Executive Officers as a Group	$1,373,124	215,900
Non-Executive Directors as a Group	$753,000	125,000
Non-Executive Officers and Employees as a Group	$2,179,387	477,750

(1)	Value is determined using the closing price of Indevus’ Common stock on the grant date.
(2)	With regards to named executive officers, amounts shown in this column consist of the number of shares of common stock subject to restricted stock awards granted to the named executive officers under the 2004 Equity Incentive Plan during fiscal 2006.

(3)	In addition to the restricted stock awards discussed in footnote (2) above, each of the named executive officers was also granted performance stock awards under the 2004 Equity Incentive Plan during fiscal 2006 and these awards are excluded from this table as the amount and value of such awards is not yet determinable.

Below is a table listing the number of options issued under the 2004 Plan (net of cancellations) to the individuals and groups listed below.

2004 PLAN OPTIONS TABLE

Name and Position	Number of Options
Glenn L. Cooper, M.D., Chief Executive Officer and Chairman	225,000
Noah D. Beerman, Executive Vice President and Chief Business Officer	225,000
Mark S. Butler, Executive Vice President, Chief Administrative Officer and General Counsel	85,000
Michael Rogers, Executive Vice President, Chief Financial Officer and Treasurer	85,000
Bobby W. Sandage, Jr. Ph.D., Executive Vice President, Research and Development and Chief Scientific Officer	85,000
John H. Tucker, Executive Vice President and Chief Marketing Officer	225,000
Current Executive Officers as a Group	1,530,000
Non-Executive Directors as a Group	335,000
Andrew Ferrara	50,000
Michael E. Hanson	80,000
Stephen C. McCluski	45,000
Cheryl P. Morley	45,000
Malcolm Morville, Ph.D.	45,000
David B. Sharrock	70,000
Non-Executive Officers and Employees as a Group	2,128,750

Additional Interests of Indevus Directors and Officers in the Proposal to Amend Indevus’ Equity

Incentive Plan

If the proposal to amend Indevus’ equity incentive plan to increase the number of shares of common stock reserved for issuance under the plan is approved by Indevus stockholders, executive officers and directors of Indevus will be eligible to receive additional stock-based awards under the plan, including restricted and performance stock, stock options, phantom stock, stock bonus awards, and other awards (including stock appreciation rights). The additional awards may or may not be based on the performance of Indevus common stock, and no individual is guaranteed to receive any awards under the equity incentive plan.

The Indevus compensation committee and board of directors were aware of these interests and considered them, among other matters, in reaching a decision to approve the amendment to the equity incentive plan and to recommend that Indevus stockholders vote in favor of the amendment.

PROPOSAL #4—REQUIRED VOTE

The affirmative vote of a majority of the total votes cast at the annual and special meeting on Proposal #4 (with Indevus common stock and preferred stock voting together as a single class) is required for the approval of the 2004 Plan Amendment. Broker non-votes and abstentions will not count for any purpose in determining whether such proposal has been approved. Unless marked to the contrary, proxies received will be voted “FOR” this proposal.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE 2004 PLAN AMENDMENT SET FORTH ABOVE IN THIS PROPOSAL #4 IS IN THE BEST INTERESTS OF INDEVUS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS 2004 PLAN AMENDMENT.

PROPOSAL #5—AMENDMENT NO. 6 TO INDEVUS’ 2004 EQUITY INCENTIVE PLAN, AS

AMENDED

On January 24, 2007, the Board of Directors authorized, subject to stockholder approval, an additional amendment to the 2004 Plan for the sole purpose of removing the 20% limitation on the number of certain types of awards that can be made with respect to the additional 3,000,000 shares of common stock proposed to be added to the 2004 Plan as set forth above in Proposal #4.

Currently, the 2004 Plan provides that the total number of shares of common stock available for grant to be awarded under the 2004 Plan for certain options, restricted stock, phantom stock, stock bonuses, and other awards shall not in the aggregate exceed 20% of the total shares of common stock reserved for issuance under the 2004 Plan. Indevus believes that this limitation does not permit its board of directors to grant an effective mix of options and other awards in accordance with current industry compensation practices. By removing the 20% limitation with respect to the additional shares, the board will be able to grant a mix of options and other awards, including restricted stock and other performance based awards, that more effectively further the purposes of the 2004 Plan, including providing an additional incentive to employees, directors and consultants of Indevus to promote its success.

If the stockholders of Indevus approve this amendment and the amendment to increase the shares set forth in Proposal #4, the additional 3,000,000 shares could be issued in any form otherwise permitted under the Plan without regard to the 20% limitation, including in the form of options, restricted stock, phantom stock, stock bonuses, and other awards. The issuance of stock as opposed to options would have a more immediate dilutive effect to current stockholders. With respect to the 2004 Plan, please see the disclosure contained in Proposal #4 above beginning on page 243 of the joint proxy statement/prospectus for the description of the plan, its principal features, certain federal income tax consequences of the plan and post amendment 2004 Plan benefits and options tables.

PROPOSAL #5—REQUIRED VOTE

The affirmative vote of a majority of the total votes cast at the annual and special meeting on Proposal #5 (with Indevus common stock and preferred stock voting together as a single class) is required for the approval of this 2004 Plan amendment. Broker non-votes and abstentions will not count for any purpose in determining whether such proposal has been approved. Unless marked to the contrary, proxies received will be voted “FOR” this proposal.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE 2004 PLAN AMENDMENT SET FORTH ABOVE IN THIS PROPOSAL #5 IS IN THE BEST INTERESTS OF INDEVUS AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS 2004 PLAN AMENDMENT.

PROPOSAL #6—AMENDMENT TO INDEVUS’ 1995 EMPLOYEE STOCK PURCHASE

PLAN, AS AMENDED

General

On February 3, 1995, the Board of Directors adopted Indevus’ 1995 Employee Stock Purchase Plan which was subsequently approved by stockholders on March 22, 1995 (the “1995 Plan”). Effective January 24, 2007, the Board of Directors authorized, subject to stockholder approval, an amendment of the 1995 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 800,000 shares of common stock to 1,050,000 shares (the “1995 Plan Amendment”). No other provision of the 1995 Plan was amended and all other provisions remain in full force and effect.

Indevus’ 1995 Plan is intended to encourage ownership of shares of common stock by employees of Indevus and to provide an additional incentive to such employees to promote Indevus’ success. Indevus believes that the Amendment of the 1995 Plan will benefit Indevus because providing employees of Indevus with an opportunity to purchase additional shares of common stock should prove helpful in attracting, retaining, and motivating valued employees. Further, the increase in shares of common stock reflected in the 1995 Plan Amendment is especially necessary due to the potential increased number in employees eligible to participate in the 1995 Plan, relating to individuals who may become new employees of Indevus if the merger and related share issuance is approved by the stockholders of Valera and Indevus.

Through March 1, 2007, 705,747 shares of common stock have been purchased under the 1995 Plan. Shares to be purchased pursuant to the Amendment to the 1995 Plan are not determinable. Approximately 160 employees are currently eligible to participate in the 1995 Plan. While a definitive number of employees cannot in fact be determined at this time, if the merger is completed, this number of eligible employees could increase to approximately 240. A total of 800,000 shares of common stock were reserved for issuance under the 1995 Plan and an additional 250,000 shares of common stock will be reserved for issuance if the stockholders approve the 1995 Plan Amendment.

Description of Principal Features of the 1995 Plan

The characteristics of the 1995 Plan are discussed below, and a copy of the 1995 Plan, as previously amended, and the Amendment are attached hereto as Annexes M and N, respectively.

Initially, a total of 100,000 shares of common stock were reserved for issuance under the 1995 Plan. On February 21,1996, the Board of Directors authorized an amendment to the 1995 Plan solely to amend Section 9(a) dealing with changes to withholding during an offering period. On December 2, 1999, the Board of Directors authorized, subject to stockholder approval, an amendment of the 1995 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 100,000 shares of common stock to 250,000 shares. That amendment was approved by Indevus’ stockholders on March 8, 2000. On June 6, 2001, the Board of Directors amended the 1995 Plan to increase the number of shares of common stock that may be purchased by any participant during any offering period under the 1995 Plan from 3,000 shares of common stock to 10,000 shares. On December 17, 2002, the Board of Directors authorized, subject to stockholder approval, an amendment of the 1995 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 250,000 shares of common stock to 500,000 shares. That amendment was approved by Indevus’ stockholders on March 11, 2003. Effective January 18, 2005, the Board of Directors authorized an amendment of the 1995 Plan for the sole purpose of increasing the number of shares of common stock reserved for issuance thereunder from 500,000 shares of common stock to 800,000 shares. That amendment was approved by Indevus’ stockholders on March 9, 2005. No other provisions of the 1995 Plan have been amended and all other provisions remain in full force and effect.

General Information

The 1995 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, (the “Code”). The purpose of the 1995 Plan is to attract, retain and motivate employees of Indevus by permitting them to participate in the ownership of Indevus.

Administration of the Plan

The 1995 Plan is administered by the Board of Directors or a committee of the Board. Generally, each offering of Common Stock under the Plan (an “Offering”) is for a period of 12 months. Offerings under the Plan commence on April 1 of each year and end on March 31. The first day of an Offering is the “Offering Date” for such Offering. The Board may adjust the Offering Dates and periods, subject to certain limitations. The first Offering under the 1995 Plan began on April 1, 1995, and the 1995 Plan will continue until terminated by the Board of Directors or until all of the shares of common stock reserved for issuance under the 1995 Plan have been issued.

Eligibility

Participation in the 1995 Plan is limited to eligible employees of Indevus and any parent or subsidiary corporation of Indevus designated by the Board of Directors for inclusion in the 1995 Plan (individually, a “Participating Company”) who authorize payroll deductions. Payroll deductions may not exceed 10% of compensation. No person who owns shares of common stock or holds options to purchase, or who as a result of participation in the 1995 Plan would own shares of common stock or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Indevus is entitled to participate in the 1995 Plan. In addition, employees (1) who customarily work fewer than 20 hours per week or (2) who customarily work not more than five months in any calendar year are not eligible to participate. Once an employee becomes a participant in the 1995 Plan (a “Participant”), the employee will automatically participate in each successive Offering until such time as the employee either ceases to be an eligible employee, withdraws from the 1995 Plan or terminates employment.

Generally each 12-month Offering will have two six-month “Purchase Periods”. The Purchase Period beginning on April 1 will end on the following September 30 and the Purchase Period beginning on October 1 will end on the following March 31.

Purchase of and Payment for Securities Offered

On the last day of each Purchase Period (the “Purchase Date”), shares of common stock are purchased based on accumulated payroll deductions. The purchase price per share at which the shares are sold under the 1995 Plan generally will be 85% of the lesser of the fair market value of the shares on the first day of the Offering or the Purchase Date. The 1995 Plan provides that if the fair market value of the shares on a Purchase Date other than the final Purchase Date of an Offering is less than the fair market value of the shares on the Offering Date for such Offering, then every Participant, unless such Participant otherwise elects in accordance with the 1995 Plan, shall automatically be withdrawn from such Offering at the end of such Purchase Date and be enrolled in the Offering commencing on the first business day subsequent to such Purchase Period.

The number of shares of common stock a Participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the Participant’s compensation by the purchase price. Subject to certain limitations, during an Offering each Participant has a “Purchase Right” consisting of the right to purchase the lesser of (i) the whole number of shares determined by dividing $50,000 by the fair market value of a share on the first day of the Offering and (ii) 10,000 shares. However, Participants may not purchase shares of common stock under the 1995 Plan or any other employee stock purchase plan under Section 423 of the Code having a fair market value exceeding $25,000 (as determined for purposes of the Code as of the Offering Date for each Offering) in any calendar year in which such Participant’s Purchase Right with respect to such Offering remains outstanding. Any cash balance remaining in the Participant’s account is refunded to the Participant as soon as practicable after the Purchase Date. If the refund is less than the amount necessary to purchase a whole share, Indevus may maintain the cash in the Participant’s account and apply it toward the purchase of shares of common stock in the subsequent Purchase Period or Offering.

A Participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. In effect therefore, a Participant is given an option which he or she may or may not exercise at the end of a Purchase Period. However, once a Participant withdraws from an Offering, that Participant may not again participate in the same Offering.

In the event of a Transfer of Control of Indevus (as defined in the 1995 Plan), the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the “Acquiring Corporation”) to assume Indevus’ rights and obligations under the 1995 Plan. Purchase Rights which are neither assumed by the Acquiring Corporation nor exercised as of the Transfer of Control terminate as of the date of the Transfer of Control.

The Board may amend or terminate the 1995 Plan but may not affect Purchase Rights previously granted under the 1995 Plan or adversely affect the right of any Participant except as permitted by the 1995 Plan, as necessary to qualify the 1995 Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of common stock under applicable foreign, federal or state securities laws. The stockholders must approve any amendment changing the number of shares of common stock reserved under the 1995 Plan or changing the definition of the employees (or class of employees) eligible for participation in the 1995 Plan or the definition of a corporation that may be designated by the Board as a Participating Company within 12 months of the adoption of such amendment. In addition, the stockholders must approve an amendment to the 1995 Plan if stockholder approval is necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934 (“Exchange Act”).

Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1995 Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. This summary assumes that the exercise of a Purchase Right under the 1995 Plan constitutes an exercise pursuant to an “employee stock purchase plan” under Section 423 of the Code.

Purchase Rights.

Generally, there are no tax consequences to an employee of either becoming a Participant in the 1995 Plan or purchasing shares of common stock under the 1995 Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a Participant disposes of shares within two years of the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the Participant recognizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the Purchase Date (determined without regard to securities law restrictions) over the purchase price. Any additional gain or resulting loss recognized by the Participant from the disposition of the shares is a capital gain or loss.

If the Participant disposes of shares more than two years after the Offering Date or more than one year after the Purchase Date on which the shares are acquired, or dies while holding shares (whether or not within such periods) the Participant recognizes ordinary income in the year of disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition or death over the purchase price or (2) the excess of the fair market value of the shares on the Offering Date over the purchase price. For this purpose, if the purchase price cannot be determined at the date of the option grant, then the purchase price is determined as though the option were exercised when granted. Any additional gain recognized by the Participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price (as so determined), there is no ordinary income and the loss recognized is a capital loss.

If the Participant disposes of the shares in a disqualifying disposition, Indevus is entitled to a deduction equal to the amount of ordinary income recognized by the Participant as a result, subject to the Section 162(m) Deduction Limit discussed below. In all other cases, no deduction is allowed Indevus.

Section 162(m) Deduction Limit. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation (the “Covered Employees “) is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994 (the “Deduction Limit”). Income to a Covered Employee resulting from the disqualifying disposition of shares acquired upon exercise of Purchase Rights under the 1995 Plan is subject to the Deduction Limit.

Adjustments Upon Changes in Capitalization and Other Events

In the event of changes in the common stock of Indevus due to a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or like change in Indevus’ capitalization, or in the event of any merger (including a merger effected for the purpose of changing Indevus’ domicile), sale or other reorganization, appropriate adjustments shall be made by Indevus in the securities subject to purchase under a Purchase Right, the 1995 Plan’s share reserve, the number of shares subject to a Purchase Right, and in the purchase price per share.

Restrictions on Resale of Stock

Employees who are executive officers or directors of Indevus are subject to the reporting and “short swing” profits liability provisions of Section 16 of the Exchange Act. Such provisions may restrict resale of the common stock purchased under the 1995 Plan. In addition, shares so received by a person deemed an “affiliate” of Indevus under the Securities Act must be registered for resale by such person unless such resale complies with the provisions of Rule 144 under the Securities Act. Rule 405 under the Securities Act defines “affiliate” as “a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with” Indevus. The foregoing is not intended to be a complete statement of applicable law and employees should rely on their own legal counsel.

Other Information

Sections 401(a) and 401(k) of the Code and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) are not applicable to the 1995 Plan.

Post Amendment 1995 Plan Benefits

The number of shares of common stock to be purchased during Indevus’ fiscal year ending September 30, 2007 under the 1995 Plan after giving effect to the 1995 Plan Amendment cannot presently be determined. Below is a table listing the number of shares purchased under the 1995 Plan during the fiscal year ended September 30, 2006.

1995 PLAN BENEFITS TABLE

Name and Position	Value (1)	Number of Shares
Glenn L. Cooper, M.D., Chief Executive Officer and Chairman	—	—
Noah D. Beerman, Executive Vice President and Chief Business Officer	—	—
Mark S. Butler, Executive Vice President, Chief Administrative Officer and General Counsel	—	—
Michael Rogers, Executive Vice President, Chief Financial Officer and Treasurer	—	—
Bobby W. Sandage, Jr. Ph.D., Executive Vice President, Research and Development and Chief Scientific Officer	—	—
John H. Tucker, Executive Vice President and Chief Marketing Officer	—	—
Current Executive Officers as a Group	—	—
Non-Executive Officers and Employees as a Group	$1,182,086	193,733

(1)	Value is determined using the closing price of Indevus’ Common stock on the Purchase Date as defined in the 1995 Plan.

Additional Interests of Indevus Directors and Officers in the Proposal to Amend Indevus’ Employee

Stock Purchase Plan

If the proposal to amend Indevus’ employee stock purchase plan to increase the number of shares of common stock reserved for issuance under such plan is approved by Indevus stockholders, executive officers of Indevus will be eligible to purchase additional shares of common stock under the plan.

The Indevus compensation committee and board of directors were aware of these interests and considered them, among other matters, in reaching a decision to approve the amendments to the equity incentive plan and the stock purchase plan and to recommend that Indevus stockholders vote in favor of the amendments.

PROPOSAL #6—REQUIRED VOTE

The affirmative vote of a majority of the total votes cast at the annual and special meeting on Proposal #6 (with Indevus common stock and preferred stock voting together as a single class) is required for the approval of the 1995 Plan Amendment. Broker non-votes and abstentions will not count for any purpose in determining whether such proposal has been approved. Unless marked to the contrary, proxies received will be voted “FOR” this proposal.

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE 1995 PLAN AMENDMENT IS IN THE BEST INTERESTS OF INDEVUS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 1995 PLAN AMENDMENT.

PROPOSAL #7—APPROVAL AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of Indevus recommends a vote for the ratification of the appointment by the audit committee of the board of directors of Indevus of PricewaterhouseCoopers LLP, Certified Public Accountants, as Indevus’ independent registered public accounting firm for the fiscal year ending September 30, 2007.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual and special meeting of stockholders with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

PricewaterhouseCoopers LLP was Indevus’ independent registered public accounting firm for fiscal 2006 and has no direct or indirect financial interest in Indevus.

INDEPENDENT PUBLIC ACCOUNTANTS’ FEES

During the last two fiscal years, PricewaterhouseCoopers LLP billed Indevus the following fees for its services:

	Fiscal year ended September 30, 2005	Fiscal year ended September 30, 2006
Audit Fees (a)	$415,000	$490,000
Audit-Related Fees (b)	23,000	95,000
Tax Fees (c)	233,000	144,000
All Other Fees (d)	—	20,000

Total	$671,000	$749,000

(a)	Includes fees for professional services provided in connection with the annual audit of the company’s financial statements, audits of internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of Indevus’ financial statements, consents required to complete the year-end audits of the financial statements and SEC filings.
(b)	Includes fees for accounting consultation, SEC filings associated with equity offerings and related comfort letter work.
(c)	Includes fees for tax consulting, compliance, planning and advice.
(d)	Includes fees for accounting and SEC reference materials and preparation of Form 5500 filings.

The audit committee of Indevus’ board of directors has considered whether the provision of the above services other than audit services by of PricewaterhouseCoopers LLP is compatible with maintaining such public accounting firm’s independence and the audit committee has satisfied itself as to the public accounting firm’s independence. See also “Report of Audit Committee.”

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Consistent with policies of the SEC regarding auditor independence and the Audit Committee charter, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided or proposed to be taken by the independent registered public accounting firm, except where such services are determined to be de minimis. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the public accounting firm’s independence; whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with Indevus; and whether the service could enhance Indevus’ ability to manage or control risk or improve audit quality.

All of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP in fiscal 2006 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL #7—REQUIRED VOTE

The affirmative vote of the holders of a majority of the total votes cast at the annual and special meeting on Proposal #7 (with Indevus common stock and preferred stock voting together as a single class) is required for the ratification of the appointment of PricewaterhouseCoopers LLP as Indevus’ independent registered public accounting firm. Abstentions will not count for any purpose in determining whether such proposal has been approved. Unless marked to the contrary, proxies received will be voted “FOR” this proposal.

THE BOARD OF DIRECTORS OF INDEVUS HAS DETERMINED THAT THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS IN THE BEST INTERESTS OF INDEVUS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT.

LEGAL MATTERS

The validity of the shares of Indevus common stock to be issued in the merger has been passed upon by Burns & Levinson LLP, legal counsel to Indevus. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Indevus by Skadden, Arps, Slate, Meagher & Flom LLP, and for Valera by Pepper Hamilton LLP.

EXPERTS

The consolidated financial statements of Indevus Pharmeuticals, Inc. and the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2006) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Valera Pharmaceuticals, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in the Proxy Statement of Indevus Pharmaceuticals, Inc., which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Indevus and Valera each file annual, quarterly and special reports, proxy statements and other information with the SEC. Indevus and Valera stockholders may read and copy any reports, statements or other information that Indevus or Valera files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Indevus filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register with the SEC the Indevus common stock issuable pursuant to the merger agreement and the CSRs. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Indevus, Valera and the Indevus common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and Indevus refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

The SEC allows Indevus to “incorporate by reference” information into this joint proxy statement/prospectus, which means that Indevus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Indevus has previously filed with the Commission. These documents contain important information that you should read about Indevus and its finances.

Indevus SEC Filings	Period, Filing or Effective Date

Annual Report on Form 10-K	Year ended September 30, 2006

Annual Report on Form 10-K/A	Filed on January 26, 2007

Quarterly Report on Form 10-Q	Quarter Ended December 31, 2006

Current Reports on Form 8-K	Filed on December 12, 2006 (two reports), December 15, 2006 and January 10, 2007

The description of Indevus’ common stock contained in Indevus’ registration statements on Form 8-A to register such securities under the Exchange Act, including any amendments or reports filed for the purpose of updating such description	Registration Statement on Form 8-A declared effective on March 8, 1990

Indevus stockholders may request a copy of the Indevus documents described above, which will be provided at no cost, by contacting Indevus Pharmaceuticals, Inc., 33 Hayden Avenue, Lexington, MA 02421-7966, Attn: Investor Relations, telephone: (781) 861-8444.

All documents filed by Indevus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the special meetings (other than the portions of those documents not deemed to be filed) shall also be deemed to be incorporated herein by reference.

In addition, Indevus stockholders that have questions about the Indevus stockholders’ meeting, the merger agreement or the proposed merger may contact:

The Altman Group

1200 Wall Street West

Lyndhurst, NJ 07071

800-926-4985

Indevus has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Indevus, and Valera has supplied all information contained in this joint proxy statement/prospectus relating to Valera.

Indevus stockholders and Valera stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to be considered at their respective stockholders’ meetings. Indevus and Valera have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 12, 2007. Indevus stockholders and Valera stockholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than March 12, 2007 (unless the information specifically indicates that another date applies), and neither the mailing of the joint proxy statement/prospectus to Indevus stockholders and Valera stockholders nor the issuance of Indevus common stock and contingent stock rights in the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A—Agreement and Plan of Merger

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INDEVUS PHARMACEUTICALS, INC.,

HAYDEN MERGER SUB, INC.

AND

VALERA PHARMACEUTICALS, INC.

DATED AS OF DECEMBER 11, 2006

A-i

A-ii

EXHIBIT 2.1(a)(ii)	—	Form of Supprelin Contingent Stock Rights Agreement
EXHIBIT 2.1(a)(iii)	—	Form of Stent Contingent Stock Rights Agreement
EXHIBIT 2.1(a)(iv)	—	Form of Octreotide Contingent Stock Rights Agreement
EXHIBIT 2.1(d)(ii)(A)	—	Treatment of Company Stock Options—I
EXHIBIT 2.1(d)(ii)(B)	—	Treatment of Company Stock Options—II
EXHIBIT 5.15	—	Form of Affiliate Agreement
EXHIBIT 8.14(jj)	—	Knowledge of the Company
EXHIBIT 8.14(kk)	—	Knowledge of Parent

A-iii

INDEX OF DEFINED TERMS

409A Authorities	25
Affiliate	78
Affiliate Agreement	62
Agreement	1
AJCA	26
Associate	78
CERCLA	27
Certificate of Merger	2
Certificates	7
Closing	2
Closing Date	2
Code	1
Commonly Controlled Entity	24
Company	1
Company Adverse Recommendation Change	56
Company Benefit Agreements	24
Company Benefit Plans	24
Company Board	13
Company Bylaws	11
Company Certificate of Incorporation	11
Company Common Stock	1
Company Disclosure Letter	10
Company Equity Plan	4
Company Expenses	69
Company Filed SEC Report	15
Company Financial Advisor	13
Company Financial Statements	15
Company IP	75
Company Licensed IP	75
Company Material Adverse Effect	79
Company Material Contract	23
Company Notice of Adverse Recommendation	56
Company Organizational Documents	11
Company Owned IP	75
Company Participant	22
Company Partner	19
Company Pension Plan	23
Company Pension Plans	23
Company Permits	15
Company Preferred Stock	11
Company SEC Reports	15
Company Stock Options	5
Company Stock Rights	11
Company Stockholder Approval	13
Company Stockholders’ Meeting	60
Company Subsidiaries	12
Company Subsidiary	12
Company Takeover Proposal	55, 70
Company Termination Fee	70
Company Welfare Plan	23

A-iv

Company Welfare Plans	23
Competition Laws	53
Confidentiality Agreement	52
Contingent Stock Rights	4
Contingent Stock Rights Agreements	4
Contract	75
Covered Employees	62
D&O Insurance	58
Development Drugs	75
DGCL	2
Dissenting Shares	9
DOJ	54
Effective Time	2
EMEA	14
Environmental Laws	75
Environmental Permits	75
ERISA	23
Exchange Act	14
Exchange Agent	6
Exchange Fund	7
Exchange Ratio	3
FDA	14
FDCA	15
GAAP	16
Good Clinical Practices	75
Good Laboratory Practices	76
Good Manufacturing Practices	76
Governmental Entity	14
Hazardous Substances	76
HSR Act	14
Hydron Technology	76
IND	76
Intellectual Property	77
IP Contract	29
Joint Proxy Statement	59
Judgments	64
known to Company	79
known to Parent	79
Law	13
Liability	16
Liens	12
Litigation	22
Material Adverse Effect	78
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Common Stock	33
Nasdaq	3
NDA	77
New Plan	63
Nonqualified Deferred Compensation Plan	25
Octreotide	77

A-v

Octreotide Contingent Stock Rights	4
Octreotide Contingent Stock Rights Agreement	4
Order	13
Outside Date	67
Parent	1
Parent Adverse Recommendation Change	57
Parent Benefit Plans	43
Parent Board	32
Parent Bylaws	32
Parent Certificate of Incorporation	32
Parent Common Stock	3
Parent Common Stock Value	3
Parent Commonly Controlled Entity	43
Parent Convertible Notes	33
Parent Disclosure Letter	31
Parent Expenses	71
Parent Filed SEC Report	37
Parent Financial Statements	37
Parent IP	77
Parent IP Contracts	45
Parent Licensed IP	77
Parent Material Adverse Effect	79
Parent Material Contract	43
Parent Option	33
Parent Organizational Documents	32
Parent Owned IP	77
Parent Partner	41
Parent Pension Plan	44
Parent Preferred Stock	32
Parent Product IP	77
Parent Products	77
Parent Restricted Shares	32
Parent SEC Reports	37
Parent Stock Plans	33
Parent Stock Rights	33
Parent Stockholder Approval	35
Parent Stockholders’ Meeting	60
Parent Subsidiaries	34
Parent Subsidiary	34
Parent Takeover Proposal	77
Parent Termination Fee	69
Parent Welfare Benefit Plan	44
Parent Welfare Benefit Plans	44
person	78
Primary Company Executives	22
Product IP	77
Products	78
Psilos	1
Registration Statement	59
Regulatory Authority	14
Regulatory Authorizations	78
Release	78

A-vi

Representatives	78
Sarbanes-Oxley Act	15
SEC	9
Securities Act	9
Share Issuance	13
SMH	1
Stent	78
Stent Contingent Stock Right	4
Stent Contingent Stock Rights Agreement	4
Stockholder Voting Agreements	1
Subsidiary	79
Superior Proposal	56
Supprelin	78
Supprelin Contingent Stock Right	4
Supprelin Contingent Stock Rights Agreement	4
Surviving Corporation	2
Tax Return	21
Taxes	21
to the knowledge of Parent	79
to the knowledge of the Company	79
Transaction Agreements	1
Transition Committee	52
Transition Plan	53
WARN Act	63

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 11, 2006, 2006, is by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Hayden Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interest of their respective stockholders and is in furtherance of and consistent with their respective long-term business strategies;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each (a) approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or the Company (and other than Dissenting Shares (as defined in Section 2.3 hereof)) will be converted into the Merger Consideration (as defined in Section 2.1 hereof) and (b) approved this Agreement upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Merger and Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and each of (a) certain affiliated funds of Sanders Morris Harris, Inc. (“SMH”) and (b) Psilos Group Partners II-S, L.P. (“Psilos”) have entered into an agreement, pursuant to which each of SMH and Psilos have agreed to vote the shares of Company Common Stock beneficially owned by such stockholder (constituting, in the aggregate, 41.4% of the outstanding shares of Company Common Stock entitled to vote on the Merger) in favor of this Agreement and the transactions contemplated hereby (including the Merger) and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated hereby (including the Merger) (collectively, the “Stockholder Voting Agreements,”) and together with (i) the Contingent Stock Rights Agreements (as defined in Section 2.1) and (ii) this Agreement, collectively referred to as the “Transaction Agreements”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and by being signed by Parent, Company and Merger Sub is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving Corporation”). The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the third business day after the satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Organizational Documents of the Surviving Corporation. The Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Subject to the provisions of Section 2.1(f) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(c) hereof and Dissenting Shares (as defined in Section 2.3 hereof)) shall be converted into the right to receive:

(i) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio. “Exchange Ratio” means

$7.75 divided by the Parent Common Stock Value; provided that (x) if the Parent Common Stock Value is less than $6.59, the Exchange Ratio will be 1.1766 for all purposes under this Agreement and (y) if the Parent Common Stock Value is greater than $8.05, the Exchange Ratio shall be .9626 for all purposes under this Agreement. “Parent Common Stock Value” means the volume weighted average of the per share daily closing prices on The Nasdaq Global Market (“Nasdaq”), as reported in The Wall Street Journal during the 25 consecutive trading days ending on the fifth trading day prior to the date that the Company Stockholders’ Meeting is held. The Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Common Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent;

(ii) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Supprelin Contingent Stock Rights Agreement”) substantially in the form attached hereto as Exhibit 2.1(a)(ii) (a “Supprelin Contingent Stock Right”);

(iii) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Stent Contingent Stock Rights Agreement”) substantially in the form attached hereto as Exhibit 2.1(a)(iii) (a “Stent Contingent Stock Right”); and

(iv) one contingent stock right which shall be subject to the terms and conditions of a contingent stock rights agreement (the “Octreotide Contingent Stock Rights Agreement” and, collectively with the Supprelin Contingent Stock Rights Agreement and the Stent Contingent Stock Rights Agreement, the “Contingent Stock Rights Agreements”) substantially in the form attached hereto as Exhibit 2.1(a)(iv) (an “Octreotide Contingent Stock Right” and, collectively with the Supprelin Contingent Stock Rights and the Stent Contingent Stock Rights, the “Contingent Stock Rights”; the Contingent Stock Rights, together with the shares of Parent Common Stock referred to in clause (i) above, being referred to herein as the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)) which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

(b) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is held by the Company as treasury shares and each share of Company Common Stock which is owned by the Company or Parent or by any direct or indirect wholly-owned subsidiary of the Company or Parent shall be canceled without any conversion, and no consideration shall be delivered in respect thereof.

(d) Company Stock Options. Effective not later than the Closing, the Company shall take all actions required to provide that, effective as of the Closing, the Company’s Equity Incentive Plan (the “Company Equity Plan”) and all options to purchase the capital stock of the Company (the “Company Stock Options”) outstanding immediately before the Closing shall be cancelled and of no further force or effect.

(i) Except as otherwise provided in paragraph (ii) below, in consideration for the cancellation of Company Stock Options outstanding under the Company Equity Plan immediately before the Closing, the holders thereof (whether or not such Company Stock Options shall otherwise be exercisable at the Effective Time) shall receive effective as of the Closing such number of shares of Parent Common Stock, but not less than zero, equal to (A) the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder multiplied by the excess, if any, of (I) the closing price per share of Company Common Stock on the Nasdaq, as reported in The Wall Street Journal, on the trading day most recently preceding the Closing Date over (II) the per-share exercise price under such Company Stock Option, divided by (B) the closing price per share of Parent Common Stock on the Nasdaq, as reported in The Wall Street Journal, on the trading day most recently preceding the Closing Date; provided that such Company Stock Option holder shall have remitted to the Company or the Surviving Corporation payment by cash or check equal to the aggregate amount of federal, state, local or foreign taxes that Parent, the Company or the Surviving Corporation is required to deduct and withhold with respect to the cancellation of such Company Stock Option in accordance with applicable Law, and the Surviving Corporation shall remit all such withholdings to the appropriate taxing authority.

(ii) Notwithstanding the provisions of paragraph (i) above, to the extent a holder of Company Stock Options outstanding under the Company Equity Plan immediately before the Closing (whether or not such Company Stock Options shall otherwise be exercisable at the Effective Time) consents in writing to the treatment described in this paragraph (ii), such holder shall receive the following:

(A) If the per-share exercise price of such Company Stock Option is less than $7.75, (I) effective as of the Closing such number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by (1) the excess of (x) $7.75 over (y) the per-share exercise price of such Company Stock Option divided by (2) the Parent Common Stock Value (but not less than $6.59 nor more than $8.05) and (II) Parent’s unfunded and unsecured promise to issue in the future, such number of shares of Parent Common Stock as determined by the formula set forth on Exhibit 2.1(d)(ii)(A) attached hereto.

(B) If the per-share exercise price of such Company Stock Option is $7.75 or more, Parent’s unfunded and unsecured promise to issue in the future such number of shares of Parent Common Stock as determined by the formula set forth on Exhibit 2.1(d)(ii)(B) attached hereto.

(iii) All payments described in paragraph (ii) above shall be subject to the withholding of all federal, state, local or foreign taxes in accordance with applicable Law, and the Surviving Corporation (or its successor, as applicable) shall remit all such withholdings to the appropriate taxing authority.

(iv) No fraction of a share of Parent Common Stock will be issued by virtue of this subsection (d), but in lieu thereof, any Company Stock Option holder who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to this subsection (d) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder at such time pursuant to paragraphs (i) and/or (ii), above, as the case may be), shall receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by Parent Common Stock Value (or, with respect to future issuances pursuant to paragraph (ii) above, multiplied by the Current Stock Price (as defined in the applicable Contingent Stock Rights Agreement)) (in each case, subject to the withholding of all federal, state, local or foreign taxes in accordance with applicable Law, which the Surviving Corporation (or its successor, as applicable) shall remit to the appropriate taxing authority).

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof Parent shall pay to each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder (other than those that would be received pursuant to subsection (d) above)), upon surrender of such holder’s Certificate(s), an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Common Stock Value.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to

Section 2.1(e) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). All cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 2.1(e) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the proper number of shares of Parent Common Stock may be issued to a Person (as defined in Section 8.14(ee)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(e) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(e) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(e) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding Taxes (as defined in Section 3.10(g)) that may be required thereon.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and Contingent Stock Rights issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(e) or Section 2.2(c) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(e) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), Contingent Stock Rights or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, Contingent Stock Rights or any dividends or distributions with respect to Parent Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5), any such shares, Contingent Stock Rights, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of the Company after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent.

(h) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and Contingent Stock Rights as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(e) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(j) Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable Law, no certificates representing shares of Parent Common Stock shall be delivered to a Person who may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder until such Person has executed and delivered to Parent an Affiliate Agreement (as defined in Section 5.15).

Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) or (ii) as disclosed in the Company SEC Reports (as defined in Section 3.7(a)) filed with or furnished to the SEC by the Company, and in either case, publicly available on or after January 1, 2006 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement)):

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.14(ff)). The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary (as defined in Section 3.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has furnished or made available to Parent true and complete copies of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Certificate of Incorporation”); the Amended and Restated Bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws” and together with the Company Certificate of Incorporation, “Company Organizational Documents”); and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The Company Organizational Documents are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents, and no Company Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of the Company Subsidiaries, the boards of directors of the Company and each of the Company Subsidiaries and the committees of each such board of directors, in each case held since January 1, 2004 and prior to the date hereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of Company consists of (i) 30,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on December 8, 2006, (A) 14,934,807 shares of Company Common Stock were issued and outstanding, (B) zero shares of the Company Common Stock were held by the Company in its treasury, and (C) 1,783,405 shares of Company Common Stock remain reserved for issuance pursuant to the Company Equity Plan, of which 1,501,292 shares of Company Common Stock were subject to outstanding and unexercised options to purchase Company Common Stock. At the close of business on December 8, 2006, no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held in the treasury of the Company.

(b) Except as set forth in Section 3.2(a) above, at the close of business on December 8, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From February 2, 2006, until the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of December 8,

2006, in accordance with their terms. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, the Company or any Company Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Stock Rights”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Subsidiary or any Company Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list, as of December 8, 2006, of (i) all Company Stock Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, the exercise or base prices and vesting schedules thereof and the names of the holders thereof. Each outstanding Company Stock Option may, pursuant to its terms, be treated at the Effective Time as set forth in Section 2.1.

(d) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 includes all the Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither the Company nor any of the Company Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws (the “Company Stockholder Approval”) is the only vote of the holders of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Company Board of Directors (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that this Agreement is advisable and that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) recommending that the Company’s stockholders adopt this Agreement. Such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the other Transaction Agreements, the Merger, the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement. To the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement or the other Transaction Agreements and the transactions contemplated thereby.

(c) Banc of America Securities LLC (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Company stockholders which are party to the Stockholder Voting Agreements). The Company will make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes after receipt thereof by the Company.

Section 3.4 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not, (a) assuming the Company Stockholder Approval is obtained, conflict with or violate (i) the Company Certificate of Incorporation or the Company Bylaws or (ii) the equivalent organizational documents of any of the Company Subsidiaries, (b) subject to Section 3.5 and assuming the Company Stockholder Approval is obtained, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law (a “Law”) or any charge, order, writ, injunction, judgment, guideline, guidance, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative (an “Order”), or any rule or regulation of any securities exchange on which the Company’s Common Stock is listed for trading, in each case applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of the Company or any of the Company Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of any of them is bound or affected (including any Company Material Contract (as defined in Section 3.13) and any Company Permit (as defined in Section 3.6(b)), or (d) result in the loss of or otherwise impair the right, title or interest of the Company or any Company Subsidiaries in and to any of the material Company IP, except, in the case of clauses (a)(ii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory authority or commission or other governmental or government-authorized authority or agency, domestic or foreign (a “Governmental Entity”), except for (i) applicable requirements, if any, of (A) the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement (each as defined in Section 5.11(a)) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) Delaware Law to file the Certificate of Merger or other appropriate documentation and (D) Nasdaq, (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the filing of customary applications and notices, as applicable with the U.S. Food and Drug Administration ((the “FDA”) or any other federal, state, local or foreign Governmental Entity (such as the European Medicines Agency (“EMEA”) and Health Canada) that is concerned with the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices (each, a “Regulatory Authority”)).

Section 3.6 Compliance; Regulatory Compliance. Other than tax matters, employee benefits matters, labor relations matters, environmental matters or intellectual property matters, which are the subjects of Sections 3.10, 3.14, 3.15, 3.16, and 3.17 respectively:

(a) Each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance with all Laws and Orders applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Company Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of the Company or any of the Company Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law and Order.

(b) Each of the Company, the Company Subsidiaries and their respective employees and, to the Company’s knowledge, business partners, as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities (including all authorizations under the regulations of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority, including the EMEA and Health Canada) and third Persons necessary for the conduct of the Company’s and the Company Subsidiaries’ business and the use of their properties and assets (including the marketing and sale of the Products), as presently conducted and used (the “Company Permits”), and all Company Permits are valid and in full force and effect, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity or third Person that any such Company Permit is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) Each of the Company and the Company Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since February 2, 2006 (the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed or furnished to the SEC by the Company, and in either case, publicly available prior to the date hereof (each, a “Company Filed SEC Report”). None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments.

(c) Neither the Company nor any Company Subsidiary has any material Liabilities except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2005 or on the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2006, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and (iii) Liabilities that are disclosed in the Company SEC Reports. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(ii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(iii) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(iv) Since December 31, 2005, Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

(e) None of the Company Subsidiaries is, or has at any time since December 31, 2005 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports and through the date hereof, each of the Company and the Company Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by the Company, other than as required by Law or GAAP or (ii) any action of the types described in Section 5.1(b) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.9 FDA and Related Matters.

(a) All Regulatory Authorizations from the FDA, EMEA and all other applicable Regulatory Authorities relating to the Company and the Company Subsidiaries, their Products and the conduct of their business are, in all material respects, (i) validly registered and on file with applicable Regulatory Authorities, (ii) in compliance with all formal filing and maintenance requirements, and (iii) in good standing, valid and enforceable. The Company and the Company Subsidiaries have filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, EMEA and all other applicable Regulatory Authorities. The Company and the Company Subsidiaries possess all Regulatory Authorizations required for the conduct of their businesses as currently conducted.

(b) Without limiting the generality of any other representations and warranties made by the Company under this Agreement, including the representations and warranties contained in Sections 3.4 and 3.6, to the Company’s knowledge, the Company and the Company Subsidiaries, the conduct of their business and their Products are in compliance in all material respects with (1) all applicable Laws and Orders of the FDA, EMEA and other Regulatory Authorities and (2) all Regulatory Authorizations. There are no, and have not been, any inspection reports, warning letters, notice of adverse findings, Section 305 notices or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders, or regulatory requirements that have not been fully resolved to the satisfaction of the FDA, the EMEA or any other Regulatory Authorities, as applicable, none of the Company and the Company Subsidiaries has knowledge (or has been notified in writing by a third party) of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company and the Company Subsidiaries, their Products or any manufacturer, developer or distributor of the Products, and, to the Company’s knowledge, there is no basis for any adverse regulatory action. Without limiting the foregoing, (i) there have been no product recalls, warnings, notifications or safety alerts conducted or issued by the Company or Company Subsidiaries, the FDA, the EMEA or any other Regulatory Authorities or otherwise with respect to the Company’s and the Company Subsidiaries’ Products, none of the foregoing has been requested or demanded by the FDA, the EMEA or any other Regulatory Authorities, and there is no reasonable basis for any of the foregoing; and (ii) none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in criminal liability, debarment or disqualification by the FDA, the EMEA or any other Regulatory Authority, no criminal, injunctive, seizure or civil penalty actions have at any time been commenced or threatened by any Regulatory Authority against the Company or any Company Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which the Company or any Company Subsidiaries are bound or which relate to their Products. Neither the Company nor any Company Subsidiary is, to the Company’s knowledge, employing or utilizing the services of any individual who has been debarred, temporarily denied approval or suspended under any applicable Law or Order. To the Company’s knowledge, neither the Company nor any Company Subsidiary has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority nor have they failed to disclose any fact required to be disclosed to the FDA, the EMEA or any other Regulatory Authority, and to the Company’s knowledge, no Company Partner (as defined below) has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority relating to the Products, nor to the Company’s knowledge, has any Company Partner failed to disclose any facts required to be disclosed to the FDA, the EMEA or any other Regulatory Authority relating to the Products.

(c) To the extent of any disclosure in the Company Disclosure Letter with respect to any of the representations and warranties in Section 3.9(b) and otherwise, the Company and each Company Subsidiary is in compliance in all material respects with all written communications and requirements of the FDA, the EMEA and all other Regulatory Authorities relating thereto, including all requirements of the FDA, the EMEA and all other Regulatory Authorities in warning letters, notices of adverse findings and Section 305 notices and similar letters or notices, and in connection with all product recalls, notifications and safety alerts, and any request from the FDA, the EMEA or any Regulatory Authority requesting the Company or any Company Subsidiary to cease to investigate, test or market any product, and all consent decrees (including plea agreements) issued with respect to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has knowledge (or has been notified in writing by a Company Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company, Company Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any Company Subsidiary (each, a “Company Partner”) by the FDA, the EMEA or any other Regulatory Authority.

(e) The Company and the Company Subsidiaries have made available to Parent complete and accurate copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMEA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to the Company or any Company Subsidiary, the conduct of their business, or their Products.

(f) To the Company’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to the Company and the Company Subsidiaries’ Products by the Company, any Company Subsidiary or Company Partner have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and those regulations that relate to the conduct of clinical studies. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Parent.

(g) The manufacture of products by the Company and any Company Subsidiary is, or, in the case of any products manufactured by a Company Partner, to the knowledge of the Company is, being conducted in material compliance with the applicable requirements of Current Good Manufacturing Practices. In addition, the Company and each Company Subsidiary and, to the knowledge of the Company, their respective Company Partners, are in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the knowledge of the Company, no Product sold or in inventory has been adulterated or misbranded. All labeling is in compliance with FDA, EMEA and other Regulatory requirements, and all advertising and promotional materials of the Company or any Company Subsidiary are in material compliance with FDA, EMEA and other applicable Regulatory Authority requirements.

Section 3.10 Taxes.

(a) Each of the Company and the Company Subsidiaries has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have paid (or the Company has paid on its behalf) all taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company Filed SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Liens for any Taxes upon the assets of the Company or the Company Subsidiaries, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or the Company Subsidiaries, and no power of attorney granted by either the Company or any of the Company Subsidiaries with respect to any Taxes is currently in force.

(c) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither the Company nor any of the Company Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(f) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect.

(g) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(h) Neither the Company nor any of the Company Subsidiaries has since January 1, 2006 (A) changed an annual accounting period or changed any accounting method, (B) settled any material Tax claim or assessment, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority.

(i) As used in this Agreement (A) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and (B) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.11 Change of Control Agreement; No Excess Parachute Payment.

(a) Neither the execution and delivery of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement nor compliance with the terms hereof will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The total amount of all payments and the fair market value of all non-cash benefits (other than benefits pursuant to the Company Stock Options) that may become payable or be provided to any Company Participant under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that such individual’s employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof) will not exceed the amount set forth in Section 3.11(a) of the Company Disclosure Letter.

(b) Other than payments that may be made to Persons set forth on Section 3.11(b) of the Company Disclosure Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) by any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment (e.g., any Tax gross up or other payment) from the Company, Parent or any other Person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual. Section 3.11(b) of the Company Disclosure Letter sets forth (i) a complete and accurate list of the Company’s reasonable, good faith estimate of the maximum amount that could be received (whether in cash or property or the vesting of property, and including the amount of any Tax gross up) by each Primary Company Executive as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) under all Company Benefit Agreements and Company Benefit Plans and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive, estimated as of the date of Closing.

Section 3.12 Litigation. Other than tax matters, employee benefits matters, labor relations matters, environmental matters or intellectual property matters, which are the subjects of Sections 3.10, 3.14, 3.15, 3.16 and 3.17, respectively:

(a) There is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding (“Litigation”) pending or, to the knowledge of the Company, threatened against or affecting Company or any of the Company Subsidiaries or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any of the Company Subsidiaries or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

Section 3.13 Material Contracts.

(a) Each of the Contracts filed as an exhibit to a Company Filed SEC Report (each a “Company Material Contract”) is valid and in full force and effect on the date hereof except to the extent such Company Material Contract expired in accordance with its terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Company Material Contracts have been made available to Parent.

(b) Section 3.13(b) of the Company Disclosure Letter identifies each Company Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c) Neither the Company nor any Company Subsidiary (i) is a party to any voting agreement with respect to the voting of any securities of the Company or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Company Subsidiary.

Section 3.14 Employee Benefit Plans.

(a) Section 3.15(a)(i) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act

of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each vacation or paid time off, severance, termination, retention, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings (whether or not legally binding), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, any Company Subsidiary or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”). Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of (i) each employment, deferred compensation, change in control, severance, termination, employee benefit, loan or indemnification agreement between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, and (ii) each contract between the Company or any Company Subsidiary, on the one hand, and any Company Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such contracts under the foregoing clauses (i) and (ii), including any contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”).

(b) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan. Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any Company Welfare Plan or any Company Benefit Agreement that is an employee welfare benefit plan, (A) no such Company Welfare Plan or Company Benefit Agreement is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Company Welfare Plan and Company Benefit Agreement that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) each such Company Welfare Plan and Company Benefit Agreement (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time. No Company Welfare Plan or Company Benefit Agreement that is an employee welfare benefit plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) (i) Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code; (ii) all material contributions, including participant contributions, and benefit payments required under each Company Benefit Plan and Company Benefit Agreement have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law; (iii) no Company Participant has received or is reasonably expected to receive any payment or benefit from the Company or any Company Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law; (iv) each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service with respect to all Tax law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Company Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of the Company, revocation has not been threatened, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA; (v) the Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Company Pension Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received; (vi) there are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan or Company Benefit Agreement) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Company Benefit Plan or Company Benefit Agreement were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination; (vii) only officers, directors and employees of the Company or any Company Subsidiaries are eligible for compensation or benefits under the terms of each Company Benefit Plan and Company Benefit Agreements, and each individual who is classified by the Company or any Company Subsidiary as an “employee” or as an “independent contractor” is properly so classified; and (viii) notwithstanding any oral or written representation to the contrary, no Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(d) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the Proposed Regulations issued thereunder or (B) Internal Revenue Service Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 3.15 Labor and Employment Matters.

(a) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements or any other labor-related agreements that pertain to any of the employees of the Company or the Company Subsidiaries; and no employees of the Company or the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or the Company Subsidiaries.

(b) No labor union, labor organization, works council, or group of employees of the Company or the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and the Company Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or the Company Subsidiaries.

(c) From January 1, 2003 to the date of this Agreement, there has been no actual or, to the knowledge of the Company or the Company Subsidiaries, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or the Company Subsidiaries.

(d) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries are not delinquent in any material respect in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except where such delinquency would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect.

(f) To the Company’s knowledge, no employee of the Company or the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or the Company Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) The Company and the Company Subsidiaries have no knowledge that any of the individuals at or above the level of Vice-President intends to terminate his or her employment.

Section 3.16 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits (as defined in Section 8.14(g)) required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company or any Company Subsidiary to have filed applications to renew any such Environmental Permits, the Company and each such Company Subsidiary has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) There is no pending or, to the Company’s knowledge, threatened claim, lawsuit or administrative proceeding against the Company or any Company Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary has received written notice from any person, including but not limited to any Governmental Entity, alleging that the Company or such Company Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written requests for information from any person, including, but not limited to any Governmental Entity, with respect to any matter that could result in liability pursuant to any Environmental Law, including, but not limited to, written requests for information pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), except with respect to such matters that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) With respect to real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary, to the Company’s knowledge, there have been no Releases of Hazardous Substances (as defined in Section 8.14(k)) on or underneath any of such real property that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(f) The transactions contemplated by this Agreement will not require any filing under any so-called “transaction-triggered” Environmental Laws, including, but not limited to, the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act.

(g) To the knowledge of the Company, there are presently no conditions or circumstances that would be reasonably likely to require the Company or any Company Subsidiary to incur expenditures under any current Environmental Laws for purposes of compliance that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Intellectual Property.

(a) Set forth in Section 3.17(a) to the Company Disclosure Letter is a true and complete list of all (A) patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in the Company Owned IP and (B) patents, patent applications, trademarks and service marks included in the Company Licensed IP that are related to any Products.

(b) The Company has or the Company Subsidiaries have an unrestricted and exclusive ownership interest in all Company Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each application and registration included in the Company Owned IP. The Company IP includes all Intellectual Property, and the Company’s and the Company Subsidiaries’ rights in and to the Company IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Company Owned IP (including any “march in” rights) or any Intellectual Property included in Section 3.18(B) of the Company Disclosure Letter. The Company or a Company Subsidiary has taken commercially reasonable efforts, or contractually requires the Company Partners in those jurisdictions where the Products are marketed or sold solely through Company Partners to take commercially reasonable efforts, to make appropriate submissions of the Company IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMEA or any other Regulatory Authority for jurisdictions in which the Company or any of the Company Subsidiaries sells, markets or authorizes the sale or marketing of the Products.

(c) To the Company’s knowledge, the Contracts under which the Company has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. The Company has provided Parent with access to true and complete copies of all Contracts under which the Company or any Company Subsidiary has obtained or granted any rights, title or interests in or to, or which by their terms expressly restrict the Company or any Company Subsidiaries with respect to any Intellectual Property (each, an “IP Contract”) related to any or all of the Products, other than standard license agreements for commercially-available, off-the-shelf software. The Company or a Company Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Products and neither the Company nor any Company Subsidiaries has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Product or Product IP.

(d) To the knowledge of the Company, no Person, during the past six years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Company IP, nor is any Person currently doing so. To the knowledge of the Company, no Litigations have been brought or threatened against any Person during the past six years, with respect to any Company IP by the Company, any Company Subsidiaries or, with respect to any or all of the Product IP and to the knowledge of the Company, by any of their licensors during the past six years and, to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing.

(e) (A) There has not been any Litigation during the past six years with respect to any Company IP, there is no pending Litigation and, to the knowledge of the Company, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by the Company or any Company Subsidiaries of any Intellectual Property of any Person, (2) challenging the Company’s or any Company Subsidiaries’ ownership or use of, or the registrability or maintenance of, any Company Owned IP, (3) challenging the validity or enforceability of any Company Owned IP, (4) alleging that the use by the Company or any Company Subsidiaries of Company Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Affiliate acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property, and (B) with respect to (1) any or all of the Products and (2) any other material Company IP, to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); no Company IP has been or is being used or enforced by the Company or the Company Subsidiaries or, with respect to any or all of the Product IP, by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Company IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the knowledge of the Company, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in connection with such Intellectual Property.

(g) The Company and the Company Subsidiaries have taken all commercially reasonable measures to obtain patent rights worldwide, to the extent commercially reasonable to do so, under Company Owned IP and Company Licensed IP as to which they have the necessary prosecution rights, and, to the Company’s knowledge, have not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any country in North America or those countries in Europe or Asia where the Company, Company Subsidiaries or Company Partners market, sell, manufacture, develop or distribute the Products, such as by failing to meet any filing deadline or otherwise; the Company and the Company Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Company IP should be less than the scope reflected as of the date hereof in such patents or that the scope of any issued claims under any patent applications under the Company IP will or should be materially less than the scope reflected as of the date hereof in such patent applications.

(h) Neither the Company nor any Company Subsidiary has granted any Person any right to control the prosecution or registration of any Product IP or to bring, defend or otherwise control any Litigations with respect to Product IP.

(i) Neither the Company nor any Company Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict the Company or any Company Subsidiaries with respect to any material Intellectual Property, (B) restrict the Company’s or any Company Subsidiaries’ businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Company IP except as expressly permitted under an IP Contract.

(j) The Company and each Company Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Company IP. No current or former employee or contractor of the Company or any Company Subsidiary owns any right, title or interest in or to any of the Company Owned IP. To the knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any Company Subsidiary (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

Section 3.18 Stockholders’ Rights Agreement. Neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares or any other equity or debt securities of the Company or any of the Company Subsidiaries.

Section 3.19 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated aggregate fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other transactions contemplated by this Agreement (including the fees of Banc of America Securities LLC and the fees of the Company’s legal counsel) are set forth in Section 3.19 of the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities LLC relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.20 Insurance. The Company has delivered to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any of the Company Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of the Company and the Company Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the written disclosure letter (which letter shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) or (ii) as disclosed in the Parent SEC Reports filed with or furnished to the SEC by Parent, and in either case, publicly available on or after January 1, 2006 and on or prior to the date hereof (and without regard to any amendment thereto filed after the date of this Agreement).

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each Parent Subsidiary (as defined in Section 4.2(d)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has furnished or made available to the Company true and complete copies of the Restated Certificate of Incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate of Incorporation”); the Bylaws of Parent, as amended through the date of this Agreement (as so amended, the “Parent Bylaws” and together with the Parent Certificate of Incorporation, the “Parent Organizational Documents”); and the comparable charter and organizational documents of each Parent Subsidiary, in each case as amended through the date of this Agreement. The Parent Certificate of Incorporation and the Parent Bylaws are in full force and effect and have not been amended or otherwise modified. Parent is not in material violation of any provision of the Parent Certificate of Incorporation or the Parent Bylaws, and no Parent Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. Parent has made available to the Company complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Parent, the Parent Board of Directors (the “Parent Board”) and the committees of the Parent Board, in each case held since January 1, 2004 and prior to the date hereof.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 120,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on December 8, 2006, (i) 56,065,456 shares of Parent Common Stock were issued and outstanding, (including 215,900 shares of Parent Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or a right of repurchase by Parent as of such time (shares so subject, “Parent Restricted Shares”)), (ii) zero shares of Parent Common Stock were held by Parent in its treasury, and (iii) an aggregate of 14,516,459 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, 2000 Stock Option Plan, and 2004 Equity Incentive Plan (collectively, the “Parent Stock Plans”), of which (i) 12,340,675 shares of Parent Common Stock were subject to outstanding and unexercised options entitling the holder thereof to purchase a share of Parent Common Stock (each, a “Parent Option”), (ii) up to 426,400 shares of Parent Common Stock were issuable pursuant to outstanding restricted stock awards with service and market-based vesting criteria and (iii) 50,000 shares of Parent Common Stock were issuable pursuant to outstanding restricted stock awards with service-based vesting criteria. At the close of business on December 8, 2006, (A) 244,425 shares of Parent Preferred Stock were issued and outstanding, (B) 622,222 shares of Parent Common Stock are reserved for issuance upon conversion of issued and outstanding Parent Preferred Stock, and (C) 10,817,308 shares of Parent Common Stock are reserved for issuance upon conversion of the 6.25% Convertible Senior Notes due 2008 (“Parent Convertible Notes”).

(b) Except (i) as set forth in Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, at the close of business on December 8, 2006, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. From December 8, 2006, until the date of this Agreement, there have been no issuances by Parent of shares of capital stock of, or other equity or voting interests in, Parent, other than the issuance of shares of Parent Common Stock pursuant to the exercise of Parent Options outstanding as of December 8, 2006, in accordance with their terms. Except (i) as set forth Section 4.2(a) above or (ii) as necessary to give effect to the Merger, the Share Issuance and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Parent Subsidiary (A) relating to any issued or unissued capital stock or equity interest of Parent or any Parent Subsidiary, (B) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in Parent or any Parent Subsidiary or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of Parent or any Parent Subsidiary (each of (A), (B) and (C), collectively, the “Parent Stock Rights”). All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Parent (including any shares of Parent Common Stock) or any Parent Subsidiary or any Parent Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Parent Stock Plans.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), all of which are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding Merger Sub Common Stock. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (i) does not hold, nor has it held, any assets, (ii) does not have, nor has it incurred, any liabilities and (iii) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Common Stock to any Person, other than Parent.

(d) Exhibit 21 to Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 includes all the Subsidiaries of Parent, other than Merger Sub (each a “Parent Subsidiary” and together, the “Parent Subsidiaries”), in existence as of the date hereof. All the outstanding shares of capital stock of, or other equity interests in, each such Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Parent, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Parent nor any of the Parent Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Parent Subsidiaries).

Section 4.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Parent Stockholder Approval (as defined below) in connection with the Merger, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement and the Transaction Agreements to which it is a party or to consummate the Merger or the other transactions contemplated hereby and thereby (other than obtaining the Parent Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Agreements to which it is a party has been, or prior to the Effective Time will be, duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, or prior to the Effective time will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, at the Parent Stockholders Meeting is the only vote of the holders of any capital stock of Parent necessary to approve this Agreement, the Share Issuance and the other Transaction Agreements to which Parent is a party (the “Parent Stockholder Approval”). The affirmative vote of a majority of the total votes cast by holders of Merger Sub Common Stock entitled to vote at a duly called and held meeting of holders of Merger Sub Common Stock is the only vote of the holders of Merger Sub Common Stock necessary to approve this Agreement, the Transaction Agreements to which it is a party, the Merger and the other transactions contemplated hereby and thereby.

(b) The Parent Board, at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger, the Share Issuance and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Share Issuance. Such resolutions are sufficient to render inapplicable to this Agreement and the other Transaction Agreements, the Merger, the Share Issuance and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To Parent’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and other Transaction Agreements, the Merger, the Share Issuance or any other transaction contemplated by this Agreement.

(c) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its stockholders and (iii) recommending that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the Merger.

(d) Parent, in its capacity as sole stockholder of Merger Sub, has unanimously approved and adopted this Agreement and the Merger.

(e) UBS Securities LLC has delivered to the Parent Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to Parent. Parent will make available to the Company a correct and complete copy of such opinion solely for informational purposes after receipt thereof by Parent.

Section 4.4 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement and the Transaction Agreements to which it is a party by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, (a) assuming the Parent Stockholder Approval is obtained, conflict with or violate (i) the Parent Organizational Documents, (ii) the Certificate of Incorporation of Merger Sub or the Bylaws of Merger Sub or (iii) the equivalent organizational documents of any of the Parent Subsidiaries, (b) subject to Section 4.5 and assuming the Parent Stockholder Approval is obtained, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s Common Stock is listed for trading, in each case applicable to Parent or any of the Parent Subsidiaries or by which any property or asset of Parent or any of the Parent Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any of the Parent Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of any of them is bound or affected except, in the case of clauses (a)(iii), (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Required Filings and Consents. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party do not, and the performance by each of Parent and Merger Sub of this Agreement and the Transaction Agreements to which it is a party will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of (A) the Securities Act and the Exchange Act, including, without limitation, the filing with the SEC of the Joint Proxy Statement and of the Registration Statement in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (B) state securities or “blue sky” laws, (C) the DGCL to file the Certificate of Merger or other appropriate documentation and (D) Nasdaq, (ii) those required by the HSR Act, (iii) such filings and approvals as are required to be made or obtained under any foreign antitrust, competition or similar Laws in connection with the consummation of the Merger and the other transactions contemplated by this

Agreement, and (iv) the filing of customary applications and notices, as applicable, with the FDA, the EMEA or any other Regulatory Authority.

Section 4.6 Compliance; Regulatory Compliance. Other than tax matters, employee benefits matters, environmental matters or intellectual property matters, which are the subjects of Sections 4.10, 4.13, 4.14 and 4.15, respectively:

(a) Each of Parent and the Parent Subsidiaries (i) has been operated at all times in compliance with all Laws and Orders applicable to Parent or any of the Parent Subsidiaries or by which any property, business or asset of Parent or any of the Parent Subsidiaries is bound or affected and (ii) is not in default or violation of any governmental licenses, permits or franchises to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any property or asset of Parent or any of the Parent Subsidiaries is bound or affected other than, in the case of clauses (i) and (ii) above, failures to comply, defaults or violations which do not have and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law or Order.

(b) Each of Parent and the Parent Subsidiaries and their respective employees and, to Parent’s knowledge, Parent Partners (as defined below), as applicable, has in effect all required filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, except where such failure has not had, or is not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and neither Parent nor any Parent Subsidiary has received written notice from any Governmental Entity that any such license, permit, certificate, approval or authorization is subject to any adverse action which has had, or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Each of Parent and the Parent Subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since September 30, 2005 (the “Parent SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Parent SEC Report filed or furnished to the SEC by Parent, and in either case, publicly available prior to the date hereof (each, a “Parent Filed SEC Report”). None of the Parent SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Parent SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Parent Filed SEC Report, all of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Parent Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Parent and the Parent Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any Parent Subsidiary has any material Liabilities except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of September 30, 2006, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and (iii) Liabilities that are disclosed in the Parent SEC Reports.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate. Neither Parent nor any of the Parent Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets.

(ii) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(iii) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of the Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Reports.

(iv) Since September 30, 2006, Parent has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Parent’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent.

(e) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, is not expected by Parent to lead to any material change in Parent’s disclosures as set forth in the Parent SEC Reports.

(f) None of the Parent Subsidiaries is, or has at any time since September 30, 2005, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Reports and through the date hereof, each of Parent and the Parent Subsidiaries has conducted its respective businesses only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Reports and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Parent or (ii) any action of the types described in Section 5.2 which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 4.9 FDA and Related Matters.

(a) Except as would not have a Parent Material Adverse Effect, Parent’s and the Parent Subsidiaries’ Regulatory Authorizations from the FDA, the EMEA and other Regulatory Authorities relating to the Parent Products and the conduct of their business (i) are validly registered and on file with the FDA, the EMEA and other Regulatory Authorities, (ii) are in compliance with all formal filing and maintenance requirements, and (iii) are in good standing, valid and enforceable, (iv) have had filed all required notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, the EMEA and all other applicable Regulatory Authorities, and (v) constitute all Regulatory Authorizations required for the conduct of Parent’s and the Parent Subsidiaries’ businesses as currently conducted.

(b) Without limiting the generality of any other representations and warranties made by Parent under this Agreement, including the representations and warranties contained in Sections 4.4 and 4.6, to Parent’s knowledge, Parent and the Parent Subsidiaries, the conduct of their business and the Parent Products are in compliance in all material respects with (1) all applicable Laws and Orders, of the FDA, EMEA and other Regulatory Authorities and (2) all Regulatory Authorizations. There are no, and have not been, any inspection reports, warning letters, notice of adverse findings, Section 305 notices or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders or regulatory requirements that have not been fully resolved to the satisfaction of the FDA, the EMEA or any other Regulatory Authorities, as applicable, neither Parent nor any Parent Subsidiary has knowledge (or has been notified in writing by a third party) of any pending regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against Parent or any Parent Subsidiary, the Parent Products, or any manufacturer, developer, or distributor of the Parent Products, and, to Parent’s knowledge, there is no basis for any adverse regulatory action. Without limiting the foregoing, (i) there have been no product recalls, warnings, notifications or safety alerts conducted or issued by Parent, any Parent Subsidiary, the FDA, the EMEA or any other Regulatory Authorities or otherwise with respect to the Parent Products, none of the foregoing has been requested or demanded by the FDA, the EMEA or any other Regulatory Authorities, and there is no reasonable basis for any of the foregoing; and (ii) none of Parent, the Parent Subsidiaries or, to the knowledge of Parent, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which would reasonably be expected to result in criminal liability, debarment or disqualification by the FDA, the EMEA or any other Regulatory Authority, no criminal, injunctive, seizure or civil penalty actions have at any time been commenced or threatened by any Regulatory Authority against Parent or the Parent Subsidiaries or, to the knowledge of Parent, any of their respective agents or subcontractors, and there are no consent decrees (including plea agreements) or similar actions to which Parent or any Parent Subsidiary are bound or which relate to the Parent Products. Neither

Parent nor any Parent Subsidiary is, to Parent’s knowledge, employing or utilizing the services of any individual who has been debarred, temporarily denied approval or suspended under any applicable Law or Order. To Parent’s knowledge, neither the Parent nor any Parent Subsidiary has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority, nor have they failed to disclose any fact required to be disclosed to the FDA, the EMEA or any other Regulatory Authority, and to the Parent’s knowledge, no Parent Partner (as defined below) has made any untrue statement of fact or fraudulent statement to the FDA, the EMEA or any other Regulatory Authority relating to the Parent Products, nor to the Parent’s knowledge, has any Parent Partner failed to disclose any facts required to be disclosed to the FDA, the EMEA or any other Regulatory Authority relating to the Parent Products.

(c) To the extent of any disclosure in the Parent Disclosure Letter with respect to any of the representations and warranties in Section 3.9(b) and otherwise, Parent and each of Parent’s Subsidiaries is in compliance in all material respects with all written communications and requirements of the FDA, the EMEA and all other Regulatory Authorities relating thereto, including all requirements of the FDA, the EMEA and all other Regulatory Authorities in warning letters, notices of adverse findings and Section 305 notices and similar letters or notices, and in connection with all product recalls, notifications and safety alerts, and any request from the FDA, the EMEA or any Regulatory Authority requesting Parent or any Parent Subsidiary to cease to investigate, test or market any product, and all consent decrees (including plea agreements) issued with respect to Parent or any Parent Subsidiary.

(d) Neither Parent nor any Parent Subsidiary has knowledge (or has been notified in writing by a Parent Partner) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of Parent, the Parent Subsidiaries or any Person which manufactures, develops or distributes products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with Parent or any Parent Subsidiary (each, a “Parent Partner”) by the FDA, the EMEA or any other Regulatory Authority.

(e) Parent and the Parent Subsidiaries have made available to the Company complete and accurate copies of all Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacoviligence reports and data, and all other material Regulatory Authority communications, documents and other information submitted to or received from the FDA, the EMEA or any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Parent or any Parent Subsidiary, the conduct of their business, or the Parent Products.

(f) To Parent’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to the Parent Products by Parent or any Parent Subsidiary or Parent Partner have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and those regulations that relate to the conduct of clinical studies. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company.

(g) The manufacture of products by Parent and any Parent Subsidiary is, or, in the case of any products manufactured by a Parent Partner, to the knowledge of Parent is, being conducted in material compliance with the applicable requirements of Current Good Manufacturing Practices. In addition, Parent and each Parent Subsidiary and, to the knowledge of Parent, their respective Parent Partners, are in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the knowledge of the Parent, no Parent Product sold or in inventory has been adulterated or misbranded. All labeling is in compliance with FDA, EMEA, and other Regulatory Authority requirements, and all advertising and promotional materials of Parent or any Parent Subsidiary are in material compliance with FDA, EMEA and other applicable Regulatory Authority requirements.

Section 4.10 Taxes.

(a) Each of Parent and Merger Sub has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent that all such failures to file, taken together, have not had and are not reasonably expected to have a Parent Material Adverse Effect. Parent and Merger Sub have paid (or Parent has paid on its behalf) all taxes (i) shown as due on such Tax Returns or (ii) otherwise due and payable, except for those Taxes (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Parent Filed SEC Reports in accordance with GAAP or (y) that have not had and are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Liens for any Taxes upon the assets of Parent or Merger, other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy currently in existence with respect to any Taxes or Tax Return of Parent or Merger Sub. Neither Parent nor Merger Sub has received notice of any claim made by a Governmental Entity in a jurisdiction where Parent or Merger Sub, as applicable, does not file a Tax Return, that Parent or Merger Sub is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or Merger Sub, and no power of attorney granted by either Parent or Merger Sub with respect to any Taxes is currently in force.

(c) Neither Parent or Merger Sub has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither Parent or Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither Parent or Merger Sub has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(f) Parent and the Parent Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, except where a failure to comply, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect.

(g) Neither Parent or Merger Sub has any liability for the Taxes of any Person (other than Parent and the Parent Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of any state, local or foreign law), as a transferee or successor, by contract or otherwise that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

(h) Neither Parent nor any of Parent Subsidiary has since January 1, 2006, (A) changed an annual accounting period or changed any accounting method, (B) settled any material Tax claim or assessment, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority.

Section 4.11 Litigation. Other than tax matters, employee benefits matters, environmental matters or intellectual property matters, which are the subjects of Sections 4.10, 4.13, 4.14 and 4.15, respectively:

(a) There is no Litigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their respective assets which, if adversely determined, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

(b) There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective assets that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

Section 4.12 Material Contracts. Each of the Contracts filed as an exhibit to a Parent Filed SEC Report (each a “Parent Material Contract”) is valid and in full force and effect on the date hereof except to the extent such Parent Material Contract expired in accordance with its terms, and neither Parent nor any Parent Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of all Parent Material Contracts have been made available to the Company.

Section 4.13 Employee Benefits.

(a) (i) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code; and (ii) each Parent Benefit Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service with respect to all Tax law changes with respect to which the Internal Revenue Service is currently willing to provide a determination letter to the effect that such Parent Benefit Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the knowledge of Parent, revocation has not been threatened, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Parent Pension Plan that is reasonably expected to adversely affect the qualification of such Parent Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. “Parent Benefit Plans” mean all plans, arrangements, agreements and understandings sponsored, maintained or contributed to by Parent or any Parent Commonly Controlled Entity for the benefit of present and former employees or directors of Parent and the Parent Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of such services provided to any such entity. “Parent Commonly Controlled Entity” means any person that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law. “Parent Pension Plan” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA).

(b) Parent has made available to the Company true and complete copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plan, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Parent Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Parent Benefit Plan. Neither Parent nor any Parent Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code. With respect to any welfare benefit plan (as defined in Section 3(1) of

ERISA) (sometimes referred to individually as a “Parent Welfare Benefit Plan” and collectively as the “Parent Welfare Benefit Plans”), (A) no such Parent Welfare Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (B) each such Parent Welfare Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law and (C) each such Parent Welfare Plan (including any such plan or agreement covering retirees or other former employees) may be amended or terminated without material liability to Parent or any Parent Subsidiary on or at any time after the Effective Time. No Parent Welfare Plan that is an employee welfare benefit plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (2) where the benefit is required by Section 4980B of the Code.

(c) All material contributions, including participant contributions, and benefit payments required under each Parent Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law; (i) no participant has received or is reasonably expected to receive any payment or benefit from Parent or any Parent Subsidiary that would be nondeductible pursuant to Section 162(m) of the Code or any other applicable Law; and (ii) Parent has made available to the Company a copy of the most recent determination letter received with respect to each Parent Benefit Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and a complete and accurate list of all amendments to any Parent Benefit Plan in effect as of the date hereof as to which a favorable determination letter has not yet been received.

Section 4.14 Environmental Matters.

(a) Each of Parent and the Parent Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no pending or, to Parent’s knowledge, threatened claim, lawsuit or administrative proceeding against Parent or any Parent Subsidiary under or pursuant to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c) Neither Parent nor any Parent Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to the Environmental Laws that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Intellectual Property.

(a) Parent has or the Parent Subsidiaries have an unrestricted and exclusive ownership interest in all Parent Owned IP (in each case, free and clear of any Liens) and is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each application and registration included in the Parent Owned IP. The Parent IP includes all Intellectual Property, and Parent’s and the Parent Subsidiaries’ rights in and to the Parent IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of Parent and the Parent Subsidiaries as currently conducted and planned to be conducted. No academic institution or Governmental Entity has any right, title or interest in or to any Parent Owned IP (including any “march in” rights). Parent or a Parent Subsidiary has taken commercially reasonable efforts, or contractually requires the Parent Partners in those jurisdictions where the Parent Products are marketed or sold solely through Parent Partners to take commercially reasonable efforts, to make appropriate submissions of the Parent IP to the FDA’s “Orange Book” and all equivalent documents maintained by the EMEA or any other Regulatory Authority for jurisdictions in which Parent or any of the Parent Subsidiaries sells, markets or authorizes the sale or marketing of the Products.

(b) To Parent’s knowledge, the Contracts under which Parent has been granted rights in any Intellectual Property owned or controlled by a third Person are valid and legally enforceable, and free and clear of all Liens. Parent has provided the Company with access to true and complete copies of all Parent IP Contracts (as defined below) related to any or all Parent Products, other than standard license agreements for commercially-available, off-the-shelf software. Parent or a Parent Subsidiary has the exclusive right to develop, commercialize, manufacture, market, sell, import and otherwise exploit each of the Parent Products and (ii) neither Parent nor any Parent Subsidiary has granted, assigned or otherwise transferred to any Person any right, title or interest in or to any Parent Product or Parent Product IP. “Parent IP Contracts” shall include all material Contracts under which Parent or any Parent Subsidiary has obtained or granted any rights, title or interests in or to, or which by their terms expressly restrict Parent or any Parent Subsidiary with respect to any Intellectual Property.

(c) To the knowledge of Parent, no Person, during the past six years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Parent IP, nor is any Person currently doing so. To the knowledge of Parent, no Litigations have been brought or threatened against any Person during the past six years, with respect to any Parent IP by Parent, any Parent Subsidiary or, with respect to any or all of the Parent Product IP and, to the knowledge of Parent, by any of their licensors during the past six years and, to the knowledge of Parent, there is no basis for any Litigation regarding any of the foregoing.

(d) (A) There has not been any Litigation during the past six years with respect to any Parent IP, there is no pending Litigation and, to the knowledge of Parent, there is no threatened Litigation (1) alleging misappropriation, infringement, dilution or other violation by Parent or any Parent Subsidiary of any Intellectual Property of any Person, (2) challenging Parent’s or any Parent Subsidiary’s ownership or use of, or the registrability or maintenance of, any Parent Owned IP, (3) challenging the validity or enforceability of any Parent Owned IP, (4) alleging that the use by Parent or any Parent Subsidiary of Parent Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which Parent or any Affiliate acquired the right to use such Intellectual Property, or (5) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property, and (B) with respect to (1) any or all of the Products and (2) any other material Parent IP, to Parent’s knowledge, there is no basis for any Litigation regarding any of the foregoing in (A)(1), (A)(2), (A)(3), (A)(4) or (A)(5); no Parent IP has been or is being used or enforced by Parent or the Parent Subsidiaries or, with respect to any or all of the Product IP, by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(e) All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Parent IP (A) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, (B) are subsisting, in full force and effect, (C) to the knowledge of Parent, are valid and enforceable, (D) have not expired, been cancelled or abandoned, and (E) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of Parent and the Parent Subsidiaries in connection with such Intellectual Property.

(f) Parent and the Parent Subsidiaries have taken all commercially reasonable measures to obtain patent rights worldwide, to the extent commercially reasonable to do so, under Parent Owned IP and Parent Licensed IP as to which they have the necessary prosecution rights, and, to Parent’s knowledge, have not forfeited or otherwise lost any right to file any material patent applications or obtain any material patents in any country in North America or in those countries in Europe or Asia where Parent, the Parent Subsidiaries or Parent Partners market, sell, manufacture, develop, or distribute the Parent Products, such as by failing to meet any filing deadline or otherwise; Parent and the Parent Subsidiaries have no reason to believe that the scope of any issued claims under any patents under the Parent IP should be less than the scope reflected as of the date hereof in such patents or that the scope of any issued claims under any patent applications under the Parent IP will or should be materially less than the scope reflected as of the date hereof in such patent applications.

(g) Neither Parent nor any Parent Subsidiary has granted any Person any right to control the prosecution or registration of any Parent Product IP or to bring, defend or otherwise control any Litigations with respect to Parent Product IP.

(h) Neither Parent nor any Parent Subsidiary has entered into nor is subject to any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigations that (A) restrict Parent or any Parent Subsidiary with respect to any material Intellectual Property, (B) restrict Parent’s or any Parent Subsidiary businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (C) permit any Person to use any material Parent IP except as expressly permitted under an Parent IP Contract.

(i) Parent and each Parent Subsidiary has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Parent IP. No current or former employee or contractor of Parent or any Parent Subsidiary owns any right, title or interest in or to any of the Parent Owned IP. To the knowledge of Parent, there has not been any disclosure of any material confidential information of Parent or any Parent Subsidiary (including any such information of any other Person disclosed in confidence to Parent or any Parent Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

Section 4.16 Stockholders’ Rights Agreement. Neither Parent nor any Parent Subsidiary has adopted, or intends to adopt, a stockholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, capital shares or any other equity or debt securities of Parent or any Parent Subsidiary.

Section 4.17 Brokers. No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld or delayed), and except as disclosed in Section 5.1(a) of the Company Disclosure Letter or as otherwise explicitly required by this Agreement, (i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (ii) the Company and the Company Subsidiaries shall use commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which the Company or the Company Subsidiaries have business dealings.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise explicitly required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with

Section 7.1, except as otherwise consented to by Parent in writing (including by electronic mail) (such consent not to be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of the Company Subsidiaries to:

(i) amend the Company Organizational Documents or the equivalent organizational documents of any Company Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Company Stock Rights, other than in connection with (A) the forfeiture or expiration of outstanding Company Stock Options and (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Stock Options pursuant to any obligations contained in the Company Equity Plan;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Stock Rights, other than the issuance of shares upon the exercise of Company Stock Options, in each case outstanding on the date of this Agreement in accordance with their present terms;

(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness, other than in the ordinary course of business consistent with past practices;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries);

(viii) (x) sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (y) enter into, modify or amend any lease of property, except for modifications or amendments that are not adverse to the Surviving Corporation;

(ix) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(x) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xi) except to the minimum extent required in order to comply with applicable Law or to the minimum extent required in order to avoid adverse treatment under Section 409A of the Code: (A) amend any of the terms or conditions of employment for any of its directors or officers, (B) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (C) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Participant, other than annual salary increases and target bonuses to be paid to Company employees in the ordinary course of business consistent with past practice, the maximum amount per Person and the maximum aggregate amount of which shall not exceed the amounts set forth in Section 5.1(b)(xi) of the Company Disclosure Letter, (D) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement on any awards made thereunder, (E) take any action to accelerate the vesting or payment of any compensation or benefits under any contract, Company Benefit Plan or Company Benefit Agreement or (F) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any agreement or contract that would qualify as a Company Material Contract;

(xiii) enter into any contract relating to the development or commercialization of any pharmaceutical product, including but not limited to licensing, development, manufacturing, co-development, marketing or co-marketing agreements, other than development, manufacturing and marketing agreements entered into the ordinary course of business consistent with past practice;

(xiv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors;

(xv) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business that is material to Company and the Company Subsidiaries, taken as a whole;

(xvi) make any material tax election or settle or compromise any material tax liability or refund;

(xvii) (A) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xviii) make or agree to make any new capital expenditure or expenditures which, individually, are in excess of $100,000 or, in the aggregate, are in excess of $250,000;

(xix) fail to take any action necessary or advisable to protect or maintain the Company Owned IP that is material to the conduct of the business of the Company as currently conducted and planned by the Company to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto; or

(xx) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.2 Conduct of Parent’s Business Pending the Merger.

Parent covenants and agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by the Company (such consent not to be unreasonably withheld or delayed) and except as disclosed in Section 5.2 of the Parent Disclosure Letter or as otherwise required by this Agreement, Parent shall not, nor shall Parent permit any of the Parent Subsidiaries to:

(i) amend the Parent Certificate of Incorporation or the Parent Bylaws, except for such amendments that do not impact the capital structure of Parent;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to Parent or another wholly owned Subsidiary;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Parent Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Parent Subsidiary to Parent or another wholly-owned Parent Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any Parent Stock Rights, other than in connection with (A) the redemption of any of Parent’s Convertible Senior Notes due July 2008 or the conversion of Series B convertible preferred stock or Series C convertible preferred stock, (B) the forfeiture or expiration of outstanding Parent Stock Options and (C) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise of Parent Options pursuant to any obligations contained in the Parent Stock Plans;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any Parent Stock Rights, other than (A) the issuance of shares upon the exercise of Parent Options outstanding on the date of this Agreement in accordance with their present terms, (B) the issuance of shares upon conversion of Series B convertible preferred stock or Series C convertible preferred stock, (C) issuances of up to 12,000,000 shares of capital stock in the aggregate (excluding shares described in clauses (A) and (B)) and (D) the issuance of up to $50 million in debt securities convertible into shares of Parent capital stock;

(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness, other than (A) in the ordinary course of business consistent with past practices, (B) for the purpose of refinancing any existing indebtedness, (C) the issuance of up to $50 million in debt securities convertible into shares of Parent capital stock and (D) the incurrence of additional indebtedness of up to $10 million, in the aggregate (excluding indebtedness described in clauses (A), (B) and (C));

(vii) sell, assign, lease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any Parent Product that is material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole; or

(viii) authorize, or commit or agree to take, any of the foregoing actions.

Section 5.3 Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between Parent and the Company, dated August 2, 2006 (the “Confidentiality Agreement”) and applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, full access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties, litigation matters and personnel as Parent may reasonably request, including bi-weekly sales reports, bi-weekly headcount reports, bi-weekly cash reports, bi-weekly accounts receivable reports and bi-weekly reports on the average selling price of Vantas; provided, that nothing in this Section 5.3 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (x) violate applicable Law, (y) violate any of its obligations with respect to confidentiality (provided, that the Company shall, upon the request of Parent, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (z) result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.

(b) As soon as practicable after the date hereof, the parties shall create a joint transition management committee (the “Transition Committee”) consisting of two representatives from each of the parties hereto designated from time to time as agreed by each of the Boards of Directors of Parent and the Company. The initial members of the Transition Committee shall be Noah Beerman, Tessa Cooper, Kevin Pelin, and Alisa Molbert. The Transition Committee shall be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of Parent and the Company and their respective Subsidiaries (the “Transition Plan”) subject to the requirement that control of the management, properties and assets of Parent and the Company, as set forth in this Agreement, shall at all times prior to the Effective Time remain under the control of their respective Boards of Directors. The Transition Committee shall report its findings and make recommendations to the Board of Directors of each of Parent and the Company with respect to transition matters. Noah Beerman will manage and be responsible for the day-to-day activities and operations of the Transition Committee.

Section 5.4 Notification of Certain Matters; Regulatory Communications.

(a) Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect,” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of any change or event having, or which is reasonably likely to have, a Material Adverse Effect, as the case may be, on such party and its Subsidiaries, taken as a whole, or which would be reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(b) The Company: (i) shall keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA, EMEA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person relating to the Company IP and (ii) shall not make any submissions to, or have discussions with, the FDA, EMEA and any other Regulatory Authority without prior disclosure to Parent of the details of such communications or submissions. Parent shall keep the Company informed on a periodic basis of any material communications from the FDA, EMEA and any other Regulatory Agency relating to any of the Products.

Section 5.5 Antitrust Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. “Competition Laws” mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice (the “DOJ”) or any other Governmental Entities, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Entity. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the transactions contemplated by the Agreement. None of the parties shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filings or inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Closing; (ii) to eliminate every impediment under any Competition Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date (as defined herein)); and (iii) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

(b) Subject to Section 5.5(c), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its Affiliates and its subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a) or this Section 5.5(b). Each of Parent and the Company agrees that it will use its reasonable best efforts to obtain prior to the Effective Time each of the consents that are listed in Section 5.5(b) of the Company Disclosure Letter.

(c) Notwithstanding anything to the contrary in this Section 5.5, neither Parent nor the Company shall be required in order to resolve any objections asserted under Competition Laws by any Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or assets, or take or agree to take any other action or agree to any limitation or restriction, that is reasonably likely to result in a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect.

Section 5.6 No Solicitation; Company Board Recommendation.

(a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or its or their Representatives to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiaries and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Company Takeover Proposal that the Company Board determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal, and which Company Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), the Company may, if a majority of the Company Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with this Section 5.6(a) and Section 5.6(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall include a customary “standstill” or similar covenant) not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Parent or is provided to Parent prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for the Company to comply with the terms of this Agreement, including Section 5.6(b), and (y) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.6(a) by the Company.

The term “Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of the Company or any Company Subsidiary or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means a bona fide Company Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Company Takeover Proposal” shall be deemed to be references to 50%) which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Company Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub), the adoption, approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if a majority of the Company Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no such Company Adverse Recommendation Change may be made until after the fifth calendar day following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that (x) any amendment to any material term of such Superior Proposal or (y) with respect to any previous Company Adverse Recommendation Change, any material change in the principal stated rationale by the Company Board for such previous Company Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Company Notice of Adverse Recommendation and a new five (5) calendar day-period). In determining whether to make a Company Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise.

(c) In addition to the obligations of the Company set forth in Section 5.6(a) and 5.6(b), (i) the Company shall promptly advise Parent orally and in writing (and in any case within 24 hours) of any Company Takeover Proposal or any inquiry that is reasonably expected to lead to any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry and (ii) the Company shall (A) keep Parent fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Company Takeover Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of the Company Subsidiaries from any Person that describes any of the terms or conditions of any Company Takeover Proposal or inquiry. In addition, during the period from the date of this Agreement through the Effective Time, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party. During such period, Parent or the Company, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(d) Nothing contained in this Section 5.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by the Company or the Company Board or any committee thereof shall comply with the provisions of Section 5.6(a).

Section 5.7 Parent Board Recommendation.

(a) Neither the Parent Board nor any committee thereof shall withdraw (or qualify or modify in a manner adverse to the Company), or publicly propose to withdraw (or qualify or modify in a manner adverse to the Company), the adoption, approval, recommendation or declaration of advisability by such Parent Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (including the Share Issuance) (any such action being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change if a majority of the Parent Board determines (after receiving the advice of outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law; provided, however, that no such Parent Adverse Recommendation Change may be made until after the fifth calendar day following the Company’s receipt of written notice from Parent advising the Company that the Parent Board intends to take such action and specifying the reasons therefor.

(b) Nothing contained in this Section 5.7 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that all actions taken or agreed to be taken by Parent or the Parent Board or any committee thereof shall comply with the provisions of Section 5.7(a).

Section 5.8 Stockholder Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its affiliates.

Section 5.9 Indemnification; Director and Officer Insurance. For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation and Company By-Laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250 percent of the last annual premium paid prior to the date of this Agreement.

Section 5.10 Public Announcements. The initial press release shall be a joint press release and thereafter the Company and Parent each shall obtain the prior consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Merger, the other transactions contemplated by this Agreement and Products, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq. In addition, the Company and Parent shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the

Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Merger, the other transactions contemplated by this Agreement and Products shall be consistent in all material respects with such joint communications strategy.

Section 5.11 Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholder Approval and Parent Stockholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Parent or the Company without the other party’s prior consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger and the Share Issuance for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information (including any Company Adverse Recommendation Change or Parent Adverse Recommendation Change) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

(b) Each of the Company and Parent shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(c) Each of the Company and Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider, in the case of Parent, the Share Issuance (the “Parent Stockholders’ Meeting”) and, in the case of the Company, the adoption and approval of this Agreement and the Merger (the “Company Stockholders’ Meeting”). Unless there has been a Company Change of Recommendation (in the case of the Company) or Parent Change of Recommendation (in the case of Parent), as the case may be, each of the Company and Parent will use its reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of Parent, the Share Issuance, and, in the case of the Company, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its respective stockholders in advance of a vote on, in the case of Parent, the Share Issuance, and, in the case of the Company, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Unless there has been a Company Adverse Recommendation Change (in the case of the Company) or a Parent Adverse Recommendation Change (in the case of Parent), each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with applicable Law, the rules of Nasdaq and, in the case of the Company, the Company Organizational Documents, and, in the case of Parent, the Parent Organizational Documents. Without the prior written consent of Parent, approval and adoption of this Agreement and the Merger are the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld or delayed), approval of the Share Issuance is the only matter which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholders’ Meeting.

(d) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent), each of the Company and Parent will use its reasonable best efforts to hold the Company Stockholders’ Meeting and Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(e) Unless there has been a Company Change of Recommendation (in the case of the Company) or a Parent Change of Recommendation (in the case of Parent): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting, and, in the case of Parent, the Share Issuance at the Parent Stockholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of (A) Parent has recommended that Parent’s stockholders vote in favor of the Share Issuance at the Parents’ Stockholder Meeting and (B) the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the approval and adoption of this Agreement and the Merger, and, in the case of Parent, the Share Issuance.

Section 5.12 Nasdaq Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable in connection with the Merger and the Share Issuance to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.13 Tax Treatment of Merger. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 5.14 Accountant’s Letters and Consents.

(a) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Registration Statement is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b) Parent and the Company will each use its reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective or a date not more than two days prior to such date, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 5.15 Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.15 hereto (an “Affiliate Agreement”).

Section 5.16 Employees.

(a) For a period of one year following the Effective Time, Parent shall or shall cause the Surviving Corporation to either (i) provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent, the Surviving Corporation or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by the Company and the Company Subsidiaries as of the date hereof or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide Covered Employees who remain employed during such period by Parent, the Surviving Corporation or their respective Subsidiaries with compensation and benefits that, taken as a whole, are not materially less favorable in the aggregate to the Covered Employees than those provided to similarly situated employees of Parent and the Parent Subsidiaries. Effective not later than the Closing Date, Parent will establish a retention program for those Company employees Parent determines to seek to retain. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under, but not for purposes of benefit accrual under, any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) Without limiting the scope of Section 8.5, nothing in this Section 5.16 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns.

(e) The Company and the Company Subsidiaries shall refrain from causing any employees of the Company or the Company Subsidiaries to suffer an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law (collectively, the “WARN Act”), in the ninety (90) days prior to the Effective Time, without the prior consent of Parent. Notwithstanding Section 5.10 of this Agreement, the Company and the Company Subsidiaries, as applicable, shall cooperate with and provide reasonable assistance to Parent or its agents in preparing and delivering any notices required or potentially required pursuant to the WARN Act (as determined by Parent in its sole discretion) to effectuate the termination of the employment of any employees of the Company or the Company Subsidiaries as of the Effective Time in compliance with the WARN Act; provided, however, that all such notices shall indicate that the terminations of employment are contingent upon the consummation of the Merger.

Section 5.17 Rule 16b-3. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 5.18 Development Drugs. From and after the Effective Time, Parent shall use commercially reasonable efforts to develop, in the ordinary course, the Development Drugs; provided, that, with respect to (i) Supprelin, Parent’s obligations under this Section 5.18 shall terminate on the third anniversary of the Effective Time and (ii) with respect to the Stent and Octreotide, Parent’s obligations under this Section 5.18 shall terminate on the fifth anniversary of the Effective Date. For the purposes of this Section 5.18, “commercially reasonable efforts” shall mean efforts and resources normally used by Parent for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

Section 5.19 State Takeover Laws. If any state takeover Law becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) No applicable Law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction (collectively, “Judgments“) shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, subject to Section 5.5, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered;

(d) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC;

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance;

(f) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated; and

(g) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing, of the following conditions:

(a) (i) The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto that are not so qualified shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) The Company shall have delivered to Parent a certificate, signed by the chief executive officer and chief financial officer of the Company, to the effect that each of the conditions specified in (a) and (b) above is satisfied;

(d) Parent shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.2(d) shall not be waivable after receipt of the Parent Stockholder Approval, unless further approval of the stockholders of Parent is obtained with appropriate disclosure;

(e) The total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Company Common Stock as of the Effective Time, and Parent shall have received a certificate to such effect signed by the chief executive officer and chief financial officer of the Company;

(f) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or the operation of all or a material portion of Parent’s or the Company’s businesses or assets (whether held directly or through Subsidiaries), or to compel Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent or the Company (whether held directly or through Subsidiaries) in any such case which is reasonably likely to have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger) or a Company Material Adverse Effect; and

(g) Since the date of this Agreement there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto that are not so qualified shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Parent shall have delivered to the Company a certificate, signed by the chief executive officer and chief financial officer of Parent, to the effect that each of the conditions specified in (a) and (b) above is satisfied; and

(d) The Company shall have received a written opinion from Pepper Hamilton LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization under

Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The opinion condition referred to in this Section 6.3(d) shall not be waivable after receipt of the Company Stockholder Approval, unless further approval of the stockholders of the Company is obtained with appropriate disclosure.

(e) Since the date of this Agreement, there shall not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, as applicable:

(a) by mutual written consent of Parent and the Company;

(b) by either the Parent or the Company:

(i) if the Merger shall not have been consummated by August 11, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or by such date;

(ii) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by or related to Parent’s material breach of the Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by or related to the Company’s material breach of the Agreement; or

(iv) if any Judgment having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable;

(c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by the Company within 20 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(d) by Parent:

(i) at any time prior to obtaining the Company Stockholder Approval, upon a Company Adverse Recommendation Change; or

(ii) if the Company Board fails to reaffirm publicly its recommendation to the Company’s stockholders to vote in favor of the Merger within seven days of Parent’s written request for such reaffirmation;

(e) by Parent, if the Company shall have (i) materially breached any of the provisions of Section 5.6 or (ii) failed to use its reasonable best efforts to solicit proxies in favor of an adoption of this Agreement and to obtain the Company Stockholder Approval and such failure shall have been a material breach of Section 5.11(c);

(f) by the Company:

(i) at any time prior to obtaining the Parent Stockholder Approval, upon a Parent Adverse Recommendation Change; or

(ii) if the Parent Board fails to reaffirm publicly its recommendation to the Parent’s stockholders to vote in favor of the Merger within seven days of the Company’s written request for such reaffirmation;

(g) by the Company, if Parent shall have (i) materially breached any of the provisions of Section 5.7 or (ii) failed to use its reasonable best efforts to solicit proxies in favor or approval of the Share Issuance and to obtain the Parent Stockholder Approval and such failure shall have been a material breach of Section 5.11(c);

(h) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 20 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

(i) by the Company, at any time prior to obtaining the Company Stockholder Approval, to accept and enter into a binding agreement with respect to a Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (h) to be effected, the Company shall have complied with the provisions of Section 5.6(a) and the Company shall have paid the Company Termination Fee (as defined in Section 7.2(d)) and otherwise complied with its obligations under Section 7.2(d).

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the provisions of Section 3.19, Section 4.17, the last sentence of Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any willful breach hereof.

(b) Except as provided in this Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including SEC filing fees).

(c) (i) In the event that: (w) (A) after the date of this Agreement, a Parent Takeover Proposal shall have been made to Parent and such Parent Takeover Proposal becomes publicly known prior to the Parent Stockholders’ Meeting or shall have been made directly to the stockholders of Parent generally prior to the Parent Stockholders’ Meeting and, in either case, such Parent Takeover Proposal shall not have been publicly withdrawn at the time of the Parent Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii) or by the Company pursuant to Section 7.1(g) or Section 7.1(h) and (C) within 12 months after such termination, Parent enters into a definitive agreement to consummate a Parent Takeover Proposal or consummates a Parent Takeover Proposal; or (x) (A) after the date of this Agreement, a Parent Takeover Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Takeover Proposal, (B) this Agreement is terminated by Parent or Company pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Parent Stockholder Approval or the Parent Stockholders’ Meeting has not been held) and (C) within 12 months after such termination, Parent enters into a definitive agreement to consummate a Parent Takeover Proposal or consummates a Parent Takeover Proposal; or (y) this Agreement is terminated by the Company pursuant to Section 7.1(f); then Parent shall pay Parent a fee equal to $5,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (w) or (x) above, Parent shall pay the Company 50% of the Parent Termination Fee upon such termination and 50% of the Parent Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by the Company pursuant to either (x) Section 7.1(b)(ii) or (y) 7.1(h) (and no amount is payable by Parent pursuant to Section 7.2(c)), then Parent shall pay the Company a fee equal to Company’s reasonable, out-of-pocket fees and expenses (including, without limitation, professional fees and expenses) incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Company Expenses”), but not in excess of $3,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any liability of Parent or damages or other remedy to which the Company may be entitled as a result of any willful breach of this Agreement by Parent. Parent will not be obligated to make a payment pursuant to this Section 7.2(c)(ii) if Parent has paid or is required to pay the Parent Termination Fee set forth in Section 7.2(c), and any fees paid by Parent under this Section 7.2(c)(ii) will be credited against any such Parent Termination Fee to the extent that such fee subsequently becomes payable by Parent.

(iii) Parent acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, the Company commences a suit which results in a judgment against Parent for the amount(s) due pursuant to this Section 7.2(c), Parent shall pay to the Company its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) (i) In the event that: (w) (A) after the date of this Agreement, a Company Takeover Proposal shall have been made to the Company and such Company Takeover Proposal becomes publicly known prior to the Company Stockholders’ Meeting or shall have been made directly to the stockholders of the Company generally prior to the Company Stockholders’ Meeting and, in either case, such Company Takeover Proposal shall not have been publicly withdrawn at the time of the Company Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c) or Section 7.1(e) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (solely for purposes of this Section 7.2(d)(w)(C), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (x) (A) after the date of this Agreement, a Company Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Company Stockholder Approval or the Company Stockholders’ Meeting has not been held) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (solely for purposes of this Section 7.2(d)(x)(C), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 5.6(a) except that all references to “15%” shall be deemed references to “50%”); or (y) this Agreement is terminated by Parent pursuant to Section 7.1(d); or (z) this Agreement is terminated by Company pursuant to Section 7.1(i), then the Company shall pay Parent a fee equal to $5,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (w) or (x) above, the Company shall pay Parent 50% of the Company Termination Fee upon such termination and 50% of the Company Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

(ii) In the event that this Agreement is terminated by Parent pursuant to either (x) Section 7.1(b)(iii) or (y) Section 7.1(c) (and no amount is payable by Company pursuant to Section 7.1(d)(i)), then Company shall pay Parent a fee equal to Parent’s out-of-pocket fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby (the “Parent Expenses“), but not in excess of $3,000,000, by wire transfer of same-day funds three (3) business days after the date of such termination of this Agreement as referred to in this sentence; provided that the foregoing shall not limit or be deemed to limit any liability of Company or damages or other remedy to which Parent may be entitled as a result of any willful breach of this Agreement by Company. Company will not be obligated to make a payment pursuant to this Section 7.2(d)(ii) if Company has paid or is required to pay the Company Termination Fee set forth in Section 7.2(d), and any fees paid by Company under this Section 7.2(d)(ii) will be credited against any such Company Termination Fee to the extent that such fee subsequently becomes payable by Company.

(iii) Company acknowledges that the agreements contained in this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount(s) due pursuant to this Section 7.2(d), and, to obtain such payment, Parent commences a suit which results in a judgment against Company for the amount(s) due pursuant to this Section 7.2(d), Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.3 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Parent and the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law otherwise expressly requires the further approval of such stockholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, whether before or after the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, NJ 08512

Fax No.: (609) 409-1650

Attention: President and Chief Executive Officer

with a copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Fax No: (267) 200-0854

Attention: Christopher S. Miller, Esq.

(b) if to Parent or Merger Sub, to it at:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

                 Marc S. Gerber, Esq.

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a Delaware state court.

Section 8.9 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in the Company Disclosure Letter or the Parent Disclosure Letter shall expressly not be deemed to constitute an admission by the Company or Parent, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14 Certain Definitions.

(a) “Company Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to the Company or any Company Subsidiary.

(b) “Company Owned IP” shall mean any Intellectual Property in which the Company or any Company Subsidiary has any ownership interest, whether singly, jointly or otherwise.

(c) “Company IP” shall mean the Company Licensed IP and the Company Owned IP.

(d) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(e) “Development Drugs” shall mean Supprelin, the Stent and Octreotide.

(f) “Drugs” shall mean Supprelin, the Stent and Octreotide.

(g) “Environmental Laws” shall mean all federal, state, local or foreign laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment, including, without limitation, laws relating to Releases or threatened Release of Hazardous Substances, the protection of human health as a result of exposure to Hazardous Substances, the storage, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(h) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(i) “Good Clinical Practices” means with respect to the Company, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(j) “Good Laboratory Practices” means with respect to the Company, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(k) “Good Manufacturing Practices” means (i) with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of the Company, any Company Subsidiary or any Company Partner are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

(l) “Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(m) “Hydron Technology” shall mean the Company’s hydrogel implant technology for subcutaneous drug delivery (currently known as “Hydron”), and any products incorporating or utilizing such technology.

(n) “IND” means an investigational new drug application filed with the FDA, including all documents, data and other information concerning the applicable drug which are necessary for or filed with such application.

(o) “Intellectual Property” shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing in any jurisdiction, including any extension, modification or renewal of any such registration or application; industrial designs, inventions, discoveries, ideas and biological materials, whether patentable or not and whether or not reduced to practice, in any jurisdiction; patents and patent applications (including divisions, continuations, continuations-in-part, reissues and renewals, and applications for any of the foregoing), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any jurisdiction; research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notes, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any Web site), whether copyrightable or not, in any jurisdiction;

computer software (whether in source code or object code form), databases, compilations and data; copyright registrations and applications in any jurisdiction, and any renewals or extensions thereof; any other intellectual property or proprietary rights and the right to sue for past infringement of any of the foregoing.

(p) “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States.

(q) “Octreotide” shall mean VP003 (Octreotide implant) for acromegaly.

(r) “Parent Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to Parent or any Parent Subsidiary.

(s) “Parent Owned IP” shall mean any Intellectual Property in which Parent or any Parent Subsidiary has any ownership interest, whether singly, jointly or otherwise.

(t) “Parent IP” shall mean the Parent Licensed IP and the Parent Owned IP.

(u) “Parent Product IP” shall mean Parent IP relating to any or all of the Parent Products.

(v) “Product IP” shall mean Company IP relating to any or all of the Products.

(w) “Parent Products” shall mean the products and services of Parent and the Parent Subsidiaries, including drugs and medical devices and any services related thereto, and any line extensions, expansions or other modifications thereof.

(x) “Parent Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 50% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Parent and the Parent Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of Parent or any Parent Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Parent or any Parent Subsidiary pursuant to which any Person or the stockholders of any Person would own 50% or more of any class of equity securities of Parent or any Parent Subsidiary or of any resulting parent company of Parent, other than the transactions contemplated by this Agreement.

(y) “Products” shall mean the products and services of the Company and the Company Subsidiaries, including drugs and medical devices and any services related thereto, and any line extensions, expansions or other modifications thereof, including the Hydron Technology, Vantas, Supprelin-LA, VP003 (Octreotide implant), VP004 (Naltrexone implant), VP005 (anti-inflammatory polymer solution instillation), VP006 (rapid dissolve Desmopressin), and Valrubicin (including the products marketed as Valstar and Valtaxin), any ureteral stent, and any other products and services marketed, sold, manufactured, developed or distributed, including products and services manufactured, developed or distributed by Company Partners, or in clinical or preclinical development, by or for the Company, any Company Subsidiaries or any Company Partner.

(z) “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority, including all INDs and NDAs.

(aa) “Release” shall have the meaning set forth in CERCLA.

(bb) “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Parent and the Company.

(cc) “Stent” shall mean the ureteral stent.

(dd) “Supprelin” shall mean Supprelin-LA.

(ee) For purposes of this Agreement, the terms “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(ff) For purposes of this Agreement, the phrase “Material Adverse Effect” means, when used in connection with Parent or Company (including the Surviving Corporation as the successor to Company) means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of such person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Company, as applicable, of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Parent or Company, as applicable, participates, including any changes to reimbursement rates related to any Products, so long as the effects of any of the foregoing do not disproportionately impact Parent or Company, as applicable, (C) any decline in Parent’s or the Company’s net sales after the date of this Agreement, (D) any failure, in and of itself, by Parent or the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, (E) the effect of any change in any applicable Law or GAAP or (F) any events or occurrences directly or indirectly related to the impact of this Agreement (or the Merger) or the announcement or performance of this Agreement (or the Merger) or the transactions contemplated thereby; provided, further, that the Company’s receipt of a nonapprovable letter with regard to Supprelin, taken alone, shall not constitute a Company Material Adverse Effect.

(gg) “Company Material Adverse Effect” means a Material Adverse Effect on the Company and Company Subsidiaries, taken as a whole.

(hh) “Parent Material Adverse Effect” means a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole.

(ii) For purposes of this Agreement, a “Subsidiary” of any person means another person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first person or by any one or more of its Subsidiaries, or by such first person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person) or (ii) of which such first person or any other Subsidiary of such first person is a general partner (excluding partnerships, the general partnership interests of which held by such first person and any Subsidiary of such first person do not have a majority of the voting interests in such partnership).

(jj) For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to Company,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(jj).

(kk) For purposes of this Agreement, the phrases “to the knowledge of Parent”, “known to Parent”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.14(kk).

Section 8.15 Waiver of Jury Trial. EACH OF COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY, PARENT AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Valera Pharmaceuticals, Inc. have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

HAYDEN MERGER SUB, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President

VALERA PHARMACEUTICALS, INC.

By:	/s/ DAVID S. TIERNEY, M.D.
Name:	David S. Tierney, M.D.
Title:	President and Chief Executive Officer

EXHIBIT 2.1(D)(II)(A)

Treatment of Company Stock Options I

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(A) applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(a) If the Supprelin Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Supprelin Contingent Stock Right Agreement),

(b) If the Stent Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Stent Contingent Stock Right Agreement),

(c) If the Octreotide Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Octreotide Contingent Stock Right Agreement).

The shares issuable pursuant to Sections (a), (b) and (c) above shall be issuable within ten (10) days following the applicable Milestone Date (as defined in the applicable Contingent Stock Right Agreement) for such Contingent Stock Right.

A-2.1(I)-1

EXHIBIT 2.1(D)(II)(B)

Treatment of Company Stock Options II

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(B) applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(A) x (B)

(C)

Where:

(A)	=	the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing;

(B)	=	the excess, if any, of (1) the Aggregate Cumulative Value of the Contingent Stock Rights over (2) the sum of (i) the Underwater Amount and (ii) the aggregate of any prior excesses of Aggregate Cumulative Value of the Contingent Stock Rights over the Underwater Amount resulting from the achievement of any Milestone Dates (as defined in the applicable Contingent Stock Rights Agreement) with respect to any other Contingent Stock Rights; and

(C)	=	the Current Stock Price (as defined in the applicable Contingent Stock Rights Agreement).

The “Aggregate Cumulative Value of the Contingent Stock Rights” shall mean the sum, as determined on the applicable Milestone Date (as defined in the applicable Contingent Stock Rights Agreement) for any Contingent Stock Right, of (a) the value of the Contingent Stock Right giving rise to the Milestone Date plus (b) the value of each other Contingent Stock Right that has become exercisable prior to such Milestone Date1.

The “Underwater Amount” shall mean the excess of (x) the per-share exercise price of a Company Stock Option to which Section 2.1(d)(ii)(B) applies over (y) $7.75.

The shares issuable pursuant to the formula set forth on this Schedule B or any portion thereof, shall be issuable within ten (10) days following the applicable Milestone Date.

No shares of Parent Common Stock shall be issuable with respect to any Company Stock Option unless the Aggregate Cumulative Value of the Contingent Stock Rights at such date exceeds the Underwater Amount.

Example

Supprelin

Assume Holder holds Company Stock Options to purchase 100 shares of Company Common Stock at $10.00 per share. The Underwater Amount equals $2.25.

[1]

For example, in the event the Supprelin Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on such date shall equal $1.00. If, subsequent to the date the Supprelin Contingent Stock Right becomes payable, the Octreotide Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on the date the Octreotide Contingent Stock Right becomes payable shall equal $2.50. If, subsequent to the date the Stent Contingent Stock Right becoming payable, the Stent Contingent Stock Right becomes payable, the Aggregate Value of the Phantom Contingent Stock Rights shall equal $3.50.

A-2.1(II)-1

Assume Supprelin Contingent Stock Right ($1.00 value) becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($1.00-$2.25))/$6.00] = 0 shares

Octreotide

Assume further that Octreotide Contingent Stock Right ($1.50 value) later becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($2.50-$2.25))/$6.00] = 4 shares (plus payment in cash equal to fractional shares)

Stent

Assume further that Stent Contingent Stock Right ($1.00 value) later becomes payable and the Current Stock Price equals $8.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($3.50-($2.25+$0.25)))/$8.00] = 12 shares (plus payment in cash equal to fractional shares)

A-2.1(II)-2

Annex B—Opinion of Indevus’ Financial Advisor

[LETTERHEAD OF UBS SECURITIES LLC]

December 11, 2006

The Board of Directors

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421

Dear Members of the Board:

We understand that Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), is considering a transaction whereby Hayden Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Indevus, will merge with and into Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), as a result of which Valera will become a wholly owned subsidiary of Indevus (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 11, 2006 (the “Merger Agreement”), among Indevus, Merger Sub and Valera, each outstanding share of the common stock, par value $0.001 per share, of Valera (“Valera Common Stock”) will be converted into the right to receive a number of shares of the common stock, par value $0.001 per share, of Indevus (“Indevus Common Stock”) equal to the quotient of $7.75 divided by the volume weighted average per share closing price of Indevus Common Stock on The Nasdaq Global Market during the 25 trading days ending on the fifth trading day prior to the date of the Valera stockholders’ meeting to vote on the Transaction (such average, the “Indevus Average Stock Price” and, such number of shares of Indevus Common Stock issuable in the Transaction, the “Non-Contingent Consideration”); provided that, in lieu of Non-Contingent Consideration, (a) if the Indevus Average Stock Price is less than $6.59, then each outstanding share of Valera Common Stock will be converted into the right to receive 1.1766 shares of Indevus Common Stock and (b) if the Indevus Average Stock Price is greater than $8.05, then each outstanding share of Valera Common Stock will be converted into the right to receive 0.9626 of a share of Indevus Common Stock. The Merger Agreement provides that each outstanding share of Valera Common Stock also will be converted into the right to receive separate contingent stock rights, each with respect to one of three specified product candidates of Valera (each, a “Specified Product Candidate”), entitling the holder thereof, contingent on the occurrence of specified milestones, the right to receive a number of shares of Indevus Common Stock equal to, depending on the Specified Product Candidate, the quotient of $1.00, $1.00 or $1.50 divided by the average per share closing price of Indevus Common Stock on The Nasdaq Global Market during the 10 trading days ending on the third trading day prior to the date on which the applicable milestones are achieved (such contingent stock rights, collectively, the “Contingent Stock Rights” and, together with the Non-Contingent Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and contingent stock rights agreements, forms of which are attached as exhibits to the Merger Agreement (the “Contingent Stock Rights Agreements” and, together with the Merger Agreement, the “Agreements”).

You have requested our opinion as to the fairness, from a financial point of view, to Indevus of the Consideration to be paid by Indevus in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to Indevus in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS also is currently providing, and will continue to provide following the consummation of the Transaction, general financial advisory services to Indevus, for which UBS will receive additional compensation upon the consummation of the Transaction. As you are aware, UBS in the past acted as a financial advisor to Valera in connection with the Transaction and has waived the fees payable by Valera to UBS for such services. In the past, UBS also provided investment banking services to Indevus and Valera unrelated to the proposed Transaction, for which UBS has

The Board of Directors

Indevus Pharmaceuticals, Inc.

December 11, 2006

received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Indevus and Valera and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Indevus or the underlying business decision of Indevus to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreements or the form of the Transaction. We express no opinion as to what the value of Indevus Common Stock or any Contingent Stock Right will be when issued pursuant to the Transaction or the prices at which Indevus Common Stock or Valera Common Stock will trade, or the value at which any Contingent Stock Right may be transferable, at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed forms of the Contingent Stock Rights Agreements will not differ in any material respect from the forms that we have reviewed, (ii) Indevus, Merger Sub and Valera will comply with all material terms of the Agreements, and (iii) the Transaction will be consummated in accordance with the terms of the Agreements without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Indevus, Valera or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Indevus and Valera; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Valera that were provided to us by the managements of Valera and Indevus and not publicly available, including financial forecasts and estimates (inclusive of potential synergies) prepared by the management of Indevus with respect to Valera and the Specified Product Candidates (including forecasts and estimates as to the timing and probability of achieving certain milestones with respect to the Specified Product Candidates) after giving effect to the Transaction; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Indevus that were provided to us by the management of Indevus and not publicly available, including financial forecasts and estimates prepared by the management of Indevus; (iv) considered certain pro forma effects of the Transaction on the financial statements of Indevus; (v) conducted discussions with members of the senior managements of Indevus and Valera concerning the businesses and financial prospects of Indevus and Valera; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Indevus Common Stock and Valera Common Stock; (ix) reviewed the Agreements; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Indevus or Valera, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates, including potential synergies, and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Indevus as to the future performance of Indevus and Valera after giving effect to the Transaction and such pro forma effects. In addition,

B-2

The Board of Directors

Indevus Pharmaceuticals, Inc.

December 11, 2006

we have assumed, with your approval, that the financial forecasts and estimates (inclusive of potential synergies) referred to above will be achieved at the times and in the amounts projected. We have relied, at your direction, without independent verification or investigation, upon the assessments of the management of Indevus as to the products and product candidates of Indevus and Valera, including the Specified Product Candidates, and the risks associated with such products and product candidates (including, without limitation, the potential impact of drug competition, the timing and probability of successful testing, development and marketing, and of approval by appropriate governmental authorities, of such products and product candidates and, accordingly, the timing and probability of the issuance of Indevus Common Stock pursuant to the Contingent Stock Rights). We have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Indevus in the Transaction is fair, from a financial point of view, to Indevus.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

B-3

Annex C—Opinion of Valera’s Financial Advisor

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

December 11, 2006

Board of Directors

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Valera Pharmaceuticals, Inc. (“Valera”), other than the Principal Stockholders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 11, 2006 (the “Agreement”), among Valera, Indevus Pharmaceuticals, Inc. (“Indevus”) and Hayden Merger Sub, Inc., a wholly owned subsidiary of Indevus (“Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into Valera (the “Merger”) and each outstanding share of common stock, par value $0.001 per share, of Valera (“Valera Common Stock”) will be converted into the right to receive a number of shares (the “Per Share Stock Consideration”) of common stock, par value of $0.001 per share, of Indevus (“Indevus Common Stock”) equal to $7.75 divided by the volume weighted average of the per share daily closing prices on The Nasdaq Global Market of Indevus Common Stock as reported in The Wall Street Journal during the 25 consecutive trading days ending on the fifth trading day prior to the date that the Valera Stockholders’ Meeting is held (the “Indevus 25-Day Average Stock Price” and, such resulting ratio, the “Exchange Ratio”); provided however, that (i) if the Indevus 25-Day Average Stock Price is less than $6.59, then the Exchange Ratio will be 1.1766 and (ii) if Indevus 25-Day Average Stock Price is greater than $8.05, then the Exchange Ratio will be 0.9626. The Agreement also provides that each outstanding share of Valera Common Stock will receive (i) one contingent stock right which, upon approval by the U.S. Food and Drug Administration (“FDA Approval”) of Valera’s product candidate Supprelin LA, provided that such FDA Approval is received prior to the third anniversary of the effective date of the Merger and Indevus possesses an inventory of 1,482 commercially saleable units of Supprelin at the time of such FDA Approval, entitles the holder thereof to receive a number of shares of Indevus Common Stock equal to $1.00 divided by the average of the per share daily closing prices on The Nasdaq Global Market of Indevus Common Stock during the 10 consecutive trading days ending three trading days prior to the date of such FDA Approval (such average, the “Indevus 10-Day Average Stock Price”), (ii) one contingent stock right which, upon FDA Approval of Valera’s ureteral stent, provided such FDA Approval is received prior to the fifth anniversary of the effective date of the Merger, entitles the holder thereof to receive a number of shares of Indevus Common Stock equal to $1.00 divided by the Indevus 10-Day Average Stock Price three trading days prior to the date of such FDA Approval, and (iii) one contingent stock right, which upon FDA Approval of Valera’s octreotide implant VP003 for acromegaly, provided such FDA Approval is received prior to the fifth anniversary of the effective date of the Merger, entitles the holder thereof to receive a number of shares of Indevus Common Stock equal to $1.50 divided by the Indevus 10-Day Average Stock Price three trading days prior to the date of such FDA Approval (such contingent stock rights, the “CSRs” and, together with the Per Share Stock Consideration, the “Consideration”). The CSRs are subject to the terms and conditions set forth in separate contingent stock rights agreements (the “CSR Agreements”). In addition, the Agreement provides that concurrently with the execution of the Agreement, certain stockholders of Valera will enter into a voting agreement in connection with the Merger (the “Principal Shareholders”). The terms and conditions of the Merger are more fully set forth in the Agreement and the CSR Agreements.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Valera and Indevus, respectively;

Board of Directors

Valera Pharmaceuticals, Inc.

December 11, 2006

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Valera and Indevus, respectively;

(iii)	reviewed certain financial forecasts relating to Indevus prepared by the management of Indevus (the “Indevus Forecasts”) and certain financial forecasts relating to Indevus prepared by the management of Valera (the “Valera/Indevus Forecasts”) and discussed with the management of Valera its assessments as to the relative likelihood of achieving the future financial results reflected in the Indevus Forecasts and the Valera/Indevus Forecasts;

(iv)	reviewed certain financial forecasts relating to Valera prepared by the management of Valera under alternative business scenarios reflecting varying assumptions of such management as to the future financial performance of Valera (the “Valera Forecasts”);

(v)	reviewed and discussed with the managements of Valera and Indevus certain net operating losses relating to Valera and Indevus (the “Valera NOLs” and “Indevus NOLs”, respectively), the benefits of which are anticipated by the respective managements of Valera and Indevus to be utilized on a standalone basis;

(vi)	discussed the past and current operations, financial condition and prospects of Valera with senior executives of Valera and discussed the past and current operations, financial condition and prospects of Indevus with senior executives of Valera and Indevus;

(vii)	reviewed certain information prepared by the management of Valera relating to the relative financial contributions of Valera and Indevus to the combined company;

(viii)	reviewed the reported prices and trading activity for Valera Common Stock and Indevus Common Stock;

(ix)	compared the financial performance of Valera and Indevus and the prices and trading activity of Valera Common Stock and Indevus Common Stock with that of certain other publicly traded companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi)	participated in discussions and negotiations among representatives of Valera and Indevus and their respective advisors;

(xii)	reviewed the Agreement and the CSR Agreements;

(xiii)	considered the results of our efforts to solicit, at the direction of Valera, indications of interest and proposals from third parties with respect to a possible acquisition of Valera and the fact that Valera held discussions with certain third parties with respect to a potential co-promotion arrangement with respect to certain of Valera’s products as an alternative to the Merger; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Indevus Forecasts and the Indevus NOLs, we have assumed, upon the advice of Indevus, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Indevus as to the future financial performance of Indevus and other matters covered thereby. With respect to the Valera/Indevus Forecasts, the Valera Forecasts and the Valera NOLs, we have assumed, at the direction of Valera, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith

C-2

Board of Directors

Valera Pharmaceuticals, Inc.

December 11, 2006

judgments of the management of Valera as to the future financial performance of Valera, Indevus and the other matters covered thereby and, based on the assessments of the management of Valera as to the relative likelihood of achieving the future financial results reflected in the Indevus Forecasts and the Valera/Indevus Forecasts, we have relied, at the direction of Valera, on the Valera/Indevus Forecasts for purposes of our opinion. We have not made any independent valuation or appraisal of the assets or liabilities of Valera or Indevus, nor have we been furnished with any such valuation or appraisals. We have assumed, with the consent of Valera, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with the consent of Valera, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent specifically specified herein) or related transactions, including, without limitation, the form or structure of the Merger or the Consideration. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Valera or in which Valera might engage or as to whether any transaction might be more favorable to Valera as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Valera to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Indevus Common Stock actually will be when issued or the prices at which Indevus Common Stock or Valera Common Stock may trade at any time.

We have acted as financial advisor to the Board of Directors of Valera in connection with the Merger and will receive fees for our services contingent upon the consummation of the Merger. We or our affiliates have provided and in the future may provide financial advisory and financing services to Valera, for which services we and our affiliates have received and expect to receive compensation, including having acted as joint book-running manager to Valera in connection with its initial public offering. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of Valera and Indevus for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Valera in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of Valera and Indevus should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received by the holders of Valera Common Stock (other than the Principal Stockholders) in the proposed Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

C-3

Annex D-1—Valera Voting Agreement—Sanders Morris Harris, Inc. and affiliates

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Hayden Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholder party hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Merger Agreement”) is being entered into by and among Parent, Merger Sub and Valera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub has agreed to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, as a condition to, and in consideration for, Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent and Merger Sub have required that the Stockholder enter into this Agreement and certain other stockholders to enter into similar agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“Company Securities” shall mean the Company’s common stock, par value $0.001 per share.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Stockholder Shares” shall mean (i) the Existing Securities (as defined in Section 5(a)(i) hereof) set forth on Schedule I hereto, (ii) any shares of Company Securities distributed prior to the termination of this Agreement in respect of the Stockholder Shares by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise and (iii) any other shares of the Company Securities of which the Stockholder acquires ownership, either directly or indirectly, after the date of this Agreement and prior to the Effective Time.

“Voting Agreement Stockholders” shall mean certain affiliated funds of Sanders Morris Harris, Inc. and Psilos Group Partners II-S, L.P.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. Agreement to Vote Shares.

(a) The Stockholder shall, at any meeting of the holders of any class or classes of Company Securities, however such meeting is called and regardless of whether such meeting is a special or annual meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) the Stockholder Shares, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action, proposal or transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any stockholder contained in this Agreement and (iii) against the following actions or proposals (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Takeover Proposal; (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (C) a sale, lease or transfer of a material amount of assets of the Company or a reorganization, recapitalization, dissolution or liquidation of the Company; (D) (I) any change in the majority of the Company Board; (II) any material change in the present capitalization of the Company or any amendment of the Company Organizational Documents or similar governing document of the Company; (III) any other material change in the corporate structure or business of the Company; or (IV) any other action or proposal, which in the case of matters referred to in clauses (I), (II) or (III) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Parent or Merger Sub of the Merger or the transactions contemplated by the Merger Agreement or this Agreement or could reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. Each Stockholder agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

(b) The Stockholder agrees that the obligations of the Stockholder specified in this Section 2 shall not be affected by (i) any Company Adverse Recommendation Change, or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement; provided, however, that, in the event of a Company Adverse Recommendation Change, the obligation of the Stockholder to vote the Stockholder Shares in the manner set forth in Section 2(a) shall only apply to one half of the total number of Stockholder Shares which are entitled to vote in respect of such matter and the Stockholder shall cause the remaining Stockholder Shares to be voted in a manner that is proportionate to the manner in which all holders of Company Securities (other than the Voting Agreement Stockholders) vote in respect of such matter.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints Parent and any designee of Parent, the Stockholder’s proxy and attorney-in-fact (with full power of substitution or resubstitution), for and in the name, place and stead of the Stockholder, to vote (or cause to be voted) or act by written consent the Stockholder Shares held at the time of the relevant stockholder vote as set forth in Section 2 hereof. The Stockholder will cause any record holder of Stockholder Shares to grant substantially similar proxies as requested in accordance with Section 8(e) hereof.

(b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder Shares are not irrevocable, and that any such proxies are hereby revoked.

(c) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the “DGCL”). The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

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4. Covenants of the Stockholders. The Stockholder hereby agrees and covenants that:

(a) Restrictions. Except as may otherwise be agreed by Parent in writing and as contemplated by the terms of this Agreement, the Stockholder shall not (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Stockholder Shares or (ii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares.

(b) Restrictions on Proxies and Voting Arrangements. Except as otherwise provided herein, the Stockholder shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Stockholder Shares or (ii) deposit the Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Stockholder Shares.

(c) Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Existing Securities (as defined in Section 6(a)(i) hereof), unless such transfer is made in compliance with this Agreement. In the event of any dividend or distribution, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term “Existing Securities” shall refer to and include the Existing Securities as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Existing Securities may be changed, exchanged or converted.

(d) Waiver of Appraisal Rights. The Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL and, to the extent permitted by applicable Law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

(e) No Inconsistent Arrangements. The Stockholder shall not take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

5. Representations and Warranties.

(a) The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(i) Ownership of Securities. On the date hereof, the Stockholder owns, directly or indirectly, or has the power to direct the voting of, the Company Securities set forth next to the Stockholder’s name on Schedule I hereto (the “Existing Securities”), and the Existing Securities are owned of record by the Stockholder or certain of the Stockholder’s subsidiaries or nominees (together, the “Record Holders”). On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of the Company owned of record or otherwise by such Stockholder or as to which such Stockholder has the power to direct the voting of the shares. Each Record Holder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Record Holder’s Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(ii) Power; Binding Agreement. The Stockholder has the power (or, if applicable, corporate power) and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and

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constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Stockholder with the terms hereof.

(iii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except in connection, or in compliance, with the provisions of (A) Section 16 and Section 13D or 13G of the Exchange Act and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (x) conflict with, or result in any breach of, any organizational documents applicable to the Stockholder, (y) result in, or give rise to, a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder Shares or properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.

(iv) No Liens. Except as established hereby, the Existing Securities are now and, at all times during the term hereof, will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(v) No Solicitation. The Stockholder hereby agrees, in the Stockholder’s capacity as stockholder of the Company, that neither the Stockholder nor any of the Stockholder’s subsidiaries, if applicable, shall (and the Stockholder shall use best efforts to cause the Stockholder’s officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents, advisors or representatives not to), directly or indirectly, take any action, nor shall the Stockholder act in concert with or permit any Affiliate or Representative to act in concert with any Person to, directly or indirectly, solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Parent, Merger Sub or any of their Affiliates or representatives) concerning any Takeover Proposal, or provide any non-public information or data to, any third party that has made, or to the Stockholder’s knowledge, is considering making a Takeover Proposal or any matter that relates to, supports or could reasonably be expected to lead to any Takeover Proposal; provided that nothing contained in this Section 5(a)(v) shall restrict any officer, director or employee of the Stockholder or the Stockholder’s subsidiaries, if applicable, from taking any action in his or her capacity as a director, officer or employee of the Company which is permitted to be taken pursuant to Section 5.6 of the Merger Agreement.

(vi) Acquisition Proposal. The Stockholder represents that it is not, and no Affiliate or Representative of Stockholder is, engaged in any discussions or negotiations with any third party with respect to any Takeover Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Takeover Proposal.

(vii) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

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(b) Parent and Merger Sub jointly and severally hereby represent and warrant to the Stockholder as follows:

(i) Power; Binding Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not violate any material agreement to which Parent or Merger Sub, as the case may be, is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

(ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by each of Parent and Merger Sub and the consummation by each of them of the transactions contemplated hereby, except in connection, or in compliance, with the provisions of (A) Section 16 and Section 13D or 13G of the Exchange Act and (B) the HSR Act, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby or compliance by each of them with any of the provisions hereof shall (x) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub, respectively, (y) result in, or give rise to, a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

6. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement; provided that nothing contained in this Section 6 shall restrict any officer, director or employee of the Stockholder or the Stockholder’s Subsidiaries from taking any action in his or her capacity as a director, officer or employee of the Company which is permitted to be taken pursuant to Section 5.6 of the Merger Agreement.

7. Termination. Other than Section 8 hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall terminate upon the earliest to occur of (i) the mutual consent of Parent, Merger Sub and the Stockholder, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or Affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided, further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

8. Miscellaneous.

(a) Disclosure. The Stockholder hereby permits the Company and Parent to publish and disclose in the Joint Proxy Statement (including all documents and schedules filed with the SEC) and in any other SEC

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filings made by the Company or Parent such Stockholder’s identity and ownership of shares of Company Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

(b) Specific Performance. Each party hereto recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

(c) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, with respect to any provision of this Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties’ intention that such provision nevertheless be enforced to the fullest extent which it may be enforced.

(d) Fees and Expenses; Attorneys’ Fees. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement; provided, however, if any action at law or equity, including an action for declaratory relief, is brought by a party to this Agreement to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(f) Further Assurances. From time to time, at the request of Parent or Merger Sub, the Stockholder shall execute and deliver to Parent and Merger Sub or cause other Record Holders to execute and deliver to Parent and Merger Sub such additional instruments containing grants of proxy with respect to the Stockholder Shares (which grants of proxy will be in substantially the form of Section 3(a) hereof) as Parent or Merger Sub may reasonably request in connection with the Stockholder’s obligations under this Agreement.

(g) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

(i) Consent to Jurisdiction, Etc. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the State of Delaware

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(unless such courts assert no jurisdiction, in which case the parties hereto consent to the exclusive jurisdiction of the courts of the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(j) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Stockholder, to:

126 E. 56th Street, 28th Floor

New York, New York 10022

Attn: James C. Gale

Fax No.: (212) 419-3956

with copies to:

Sanders Morris Harris Group Inc.

600 Travis, Suite 3100

Houston, Texas 77002

Attn: John T. Unger, Senior Vice President and General Counsel

Fax No.: (713) 220-5182

(ii)	if to Parent or Merger Sub, to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Attn: Mark S. Butler, Esq.

Fax No.: (781) 861-3830

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn.: Eileen T. Nugent, Esq.

          Marc S. Gerber, Esq.

Fax No.: (212) 735-2000

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(k) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(l) Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that Parent and Merger Sub shall be permitted to assign, in whole or in part, this Agreement or any of the rights, interests or obligations hereunder to any of their Subsidiaries or Affiliates.

(m) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS THEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

HAYDEN MERGER SUB, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President

CORPORATE OPPORTUNITIES FUND (INSTITUTIONAL), L.P.

By: SMM Corporate Management, LLC, its General Partner

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

CORPORATE OPPORTUNITIES FUND, L.P.

By: SMM Corporate Management, LLC, its General Partner

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

SMH HYDRO MED, LLC

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

SMH HYDRO MED II, LLC

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

SMH VALERA, LLC

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

LIFE SCIENCES OPPORTUNITY FUND (INSTITUTIONAL), L.P.

By: SMH Life Sciences Management, LLC, its General Partner

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

LIFE SCIENCES OPPORTUNITY FUND, L.P.

By: SMH Life Sciences Management, LLC, its General Partner

By:	/s/ JAMES C. GALE
Name:	James C. Gale
Title:	Manager

Schedule I

List of Existing Securities

Stockholder’s Holdings of Company Common Stock*

Registered Holder	Number of Shares Held
Corporate Opportunities Fund (Institutional), L.P.	301,647
Corporate Opportunities Fund, L.P.	1,625,815
SMH Hydro Med, LLC	1,456,075
SMH Hydro Med II, LLC	947,547
SMH Valera, LLC*	728,037
Life Sciences Opportunity Fund (Institutional), L.P.	71,775
Life Sciences Opportunity Fund, L.P.	319,084

Total	5,449,980

*	SMH Valera, LLC is in the process of having 9,100 shares distributed to a member of SMH Valera, LLC. The remaining 718,937 will be re-issued to SMH Valera, LLC.

Annex D-2—Valera Voting Agreement—Psilos Group Partners II-S, L.P.

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Hayden Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholder party hereto (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, an Agreement and Plan of Merger (as such agreement may be amended from time to time, the “Merger Agreement”) is being entered into by and among Parent, Merger Sub and Valera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub has agreed to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, as a condition to, and in consideration for, Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent and Merger Sub have required that the Stockholder enter into this Agreement and certain other stockholders to enter into similar agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“Company Securities” shall mean the Company’s common stock, par value $0.001 per share.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Stockholder Shares” shall mean (i) the Existing Securities (as defined in Section 5(a)(i) hereof) set forth on Schedule I hereto, (ii) any shares of Company Securities distributed prior to the termination of this Agreement in respect of the Stockholder Shares by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise and (iii) any other shares of the Company Securities of which the Stockholder acquires ownership, either directly or indirectly, after the date of this Agreement and prior to the Effective Time.

“Voting Agreement Stockholders” shall mean certain affiliated funds of Sanders Morris Harris, Inc. and Psilos Group Partners II-S, L.P.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. Agreement to Vote Shares.

(a) The Stockholder shall, at any meeting of the holders of any class or classes of Company Securities, however such meeting is called and regardless of whether such meeting is a special or annual meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, vote (or cause to be voted) the Stockholder Shares, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action, proposal or transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any stockholder contained in this Agreement and (iii) against the following actions or proposals (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Takeover Proposal; (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (C) a sale, lease or transfer of a material amount of assets of the Company or a reorganization, recapitalization, dissolution or liquidation of the Company; (D) (I) any change in the majority of the Company Board; (II) any material change in the present capitalization of the Company or any amendment of the Company Organizational Documents or similar governing document of the Company; (III) any other material change in the corporate structure or business of the Company; or (IV) any other action or proposal, which in the case of matters referred to in clauses (I), (II) or (III) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Parent or Merger Sub of the Merger or the transactions contemplated by the Merger Agreement or this Agreement or could reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. Each Stockholder agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

(b) The Stockholder agrees that the obligations of the Stockholder specified in this Section 2 shall not be affected by (i) any Company Adverse Recommendation Change, or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement; provided, however, that, in the event of a Company Adverse Recommendation Change, the obligation of the Stockholder to vote the Stockholder Shares in the manner set forth in Section 2(a) shall only apply to one half of the total number of Stockholder Shares which are entitled to vote in respect of such matter and the Stockholder shall cause the remaining Stockholder Shares to be voted in a manner that is proportionate to the manner in which all holders of Company Securities (other than the Voting Agreement Stockholders) vote in respect of such matter.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints Parent and any designee of Parent, the Stockholder’s proxy and attorney-in-fact (with full power of substitution or resubstitution), for and in the name, place and stead of the Stockholder, to vote (or cause to be voted) or act by written consent the Stockholder Shares held at the time of the relevant stockholder vote as set forth in Section 2 hereof. The Stockholder will cause any record holder of Stockholder Shares to grant substantially similar proxies as requested in accordance with Section 8(e) hereof.

(b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder Shares are not irrevocable, and that any such proxies are hereby revoked.

(c) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the “DGCL”). The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

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4. Covenants of the Stockholders. The Stockholder hereby agrees and covenants that:

(a) Restrictions. Except as may otherwise be agreed by Parent in writing and as contemplated by the terms of this Agreement, the Stockholder shall not (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Stockholder Shares or (ii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares.

(b) Restrictions on Proxies and Voting Arrangements. Except as otherwise provided herein, the Stockholder shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the Stockholder Shares or (ii) deposit the Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Stockholder Shares.

(c) Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Existing Securities (as defined in Section 6(a)(i) hereof), unless such transfer is made in compliance with this Agreement. In the event of any dividend or distribution, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term “Existing Securities” shall refer to and include the Existing Securities as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Existing Securities may be changed, exchanged or converted.

(d) Waiver of Appraisal Rights. The Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL and, to the extent permitted by applicable Law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

(e) No Inconsistent Arrangements. The Stockholder shall not take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

5. Representations and Warranties.

(a) The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(i) Ownership of Securities. On the date hereof, the Stockholder owns, directly or indirectly, or has the power to direct the voting of, the Company Securities set forth next to the Stockholder’s name on Schedule I hereto (the “Existing Securities”), and the Existing Securities are owned of record by the Stockholder or certain of the Stockholder’s subsidiaries or nominees (together, the “Record Holders”). On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of the Company owned of record or otherwise by such Stockholder or as to which such Stockholder has the power to direct the voting of the shares. Each Record Holder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Record Holder’s Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(ii) Power; Binding Agreement. The Stockholder has the power (or, if applicable, corporate power) and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and

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constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Stockholder with the terms hereof.

(iii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except in connection, or in compliance, with the provisions of (A) Section 16 and Section 13D or 13G of the Exchange Act and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (x) conflict with, or result in any breach of, any organizational documents applicable to the Stockholder, (y) result in, or give rise to, a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder Shares or properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.

(iv) No Liens. Except as established hereby, the Existing Securities are now and, at all times during the term hereof, will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(v) No Solicitation. The Stockholder hereby agrees, in the Stockholder’s capacity as stockholder of the Company, that neither the Stockholder nor any of the Stockholder’s subsidiaries, if applicable, shall (and the Stockholder shall use best efforts to cause the Stockholder’s officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents, advisors or representatives not to), directly or indirectly, take any action, nor shall the Stockholder act in concert with or permit any Affiliate or Representative to act in concert with any Person to, directly or indirectly, solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Parent, Merger Sub or any of their Affiliates or representatives) concerning any Takeover Proposal, or provide any non-public information or data to, any third party that has made, or to the Stockholder’s knowledge, is considering making a Takeover Proposal or any matter that relates to, supports or could reasonably be expected to lead to any Takeover Proposal; provided that nothing contained in this Section 5(a)(v) shall restrict any officer, director or employee of the Stockholder or the Stockholder’s subsidiaries, if applicable, from taking any action in his or her capacity as a director, officer or employee of the Company which is permitted to be taken pursuant to Section 5.6 of the Merger Agreement.

(vi) Acquisition Proposal. The Stockholder represents that it is not, and no Affiliate or Representative of Stockholder is, engaged in any discussions or negotiations with any third party with respect to any Takeover Proposal or any matter that relates to, supports, or could reasonably be expected to lead to any Takeover Proposal.

(vii) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

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(b) Parent and Merger Sub jointly and severally hereby represent and warrant to the Stockholder as follows:

(i) Power; Binding Agreement. Each of Parent and Merger Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not violate any material agreement to which Parent or Merger Sub, as the case may be, is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

(ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution of this Agreement by each of Parent and Merger Sub and the consummation by each of them of the transactions contemplated hereby, except in connection, or in compliance, with the provisions of (A) Section 16 and Section 13D or 13G of the Exchange Act and (B) the HSR Act, and none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby or compliance by each of them with any of the provisions hereof shall (x) conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub, respectively, (y) result in, or give rise to, a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

6. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement; provided that nothing contained in this Section 6 shall restrict any officer, director or employee of the Stockholder or the Stockholder’s Subsidiaries from taking any action in his or her capacity as a director, officer or employee of the Company which is permitted to be taken pursuant to Section 5.6 of the Merger Agreement.

7. Termination. Other than Section 8 hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall terminate upon the earliest to occur of (i) the mutual consent of Parent, Merger Sub and the Stockholder, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the Effective Time. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or Affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided, further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement.

8. Miscellaneous.

(a) Disclosure. The Stockholder hereby permits the Company and Parent to publish and disclose in the Joint Proxy Statement (including all documents and schedules filed with the SEC) and in any other SEC

D2-5

filings made by the Company or Parent such Stockholder’s identity and ownership of shares of Company Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

(b) Specific Performance. Each party hereto recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

(c) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, with respect to any provision of this Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties’ intention that such provision nevertheless be enforced to the fullest extent which it may be enforced.

(d) Fees and Expenses; Attorneys’ Fees. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement; provided, however, if any action at law or equity, including an action for declaratory relief, is brought by a party to this Agreement to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(f) Further Assurances. From time to time, at the request of Parent or Merger Sub, the Stockholder shall execute and deliver to Parent and Merger Sub or cause other Record Holders to execute and deliver to Parent and Merger Sub such additional instruments containing grants of proxy with respect to the Stockholder Shares (which grants of proxy will be in substantially the form of Section 3(a) hereof) as Parent or Merger Sub may reasonably request in connection with the Stockholder’s obligations under this Agreement.

(g) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(h) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

(i) Consent to Jurisdiction, Etc. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the State of Delaware

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(unless such courts assert no jurisdiction, in which case the parties hereto consent to the exclusive jurisdiction of the courts of the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(j) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to the Stockholder, to:

Psilos Group Managers, LLC

625 Avenue of the Americas, 4th Floor

New York, New York 10011

Attn.: Jeffrey M. Krauss, Managing Member

Fax No.: (212) 242-8855

with copies to:

Foley Hoag & Eliot

155 Seaport Boulevard

Boston, MA 02210

Attn.: Bruce Kinn, Esq.

Fax No.: (617) 832-7000

(ii)	if to Parent or Merger Sub, to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Attn: Mark S. Butler, Esq.

Fax No: (781) 861-3830

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn.: Eileen T. Nugent, Esq.

          Marc S. Gerber, Esq.

Fax No.: (212) 735-2000

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(k) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(l) Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that Parent and Merger Sub shall be permitted to assign, in whole or in part, this Agreement or any of the rights, interests or obligations hereunder to any of their Subsidiaries or Affiliates.

(m) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS THEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

HAYDEN MERGER SUB, INC.

By:	/s/ GLENN L. COOPER, M.D.
Name:	Glenn L. Cooper, M.D.
Title:	President

PSILOS GROUP PARTNERS II-S, L.P.

By: Psilos Group Investors II-S, LLC, its General Partner

By:	/s/ JEFFREY M. KRAUSS
Name:	Jeffrey M. Krauss
Title:	Managing Member

Schedule I

List of Existing Securities

Stockholder’s Holdings of Company Common Stock

Registered Holder	Number of Shares Held
Psilos Group Partners II-S, L.P.	728,037

Total	728,037

Annex E-1—Form of Supprelin Contingent Stock Rights Agreement

FORM OF

SUPPRELIN

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

[RIGHTS AGENT]

as

Rights Agent

Dated as of [                    ]

Page
Section 1.	Appointment of Rights Agent	E1-1
Section 2.	No Certificates	E1-1
Section 3.	Registration by the Rights Agent	E1-1
Section 4.	Rights of CSR Holder	E1-2
Section 5.	Non-transferability	E1-2
Section 6.	Transfer of CSRs	E1-2
Section 7.	Exercisability of CSRs	E1-3
Section 8.	Conversion Procedures.	E1-4
Section 9.	Payment of Taxes	E1-4
Section 10.	Reservation of Indevus Common Stock	E1-4
Section 11.	Listing of Common Stock	E1-5
Section 12.	Adjustment of CSRs	E1-5
Section 13.	No Fractional Shares	E1-6
Section 14.	Dividends or Other Distributions	E1-6
Section 15.	Notices to CSR Holders	E1-7
Section 16.	Notices to the Company and Rights Agent	E1-7
Section 17.	Supplements and Amendments; Actions	E1-8
Section 18.	Enforcement of Rights of Holders	E1-9
Section 19.	Certain Rights of the Rights Agent	E1-9
Section 20.	Designation; Removal; Successor Rights Agent	E1-10
Section 21.	Successors	E1-11
Section 22.	Termination	E1-11
Section 23.	Governing Law	E1-11
Section 24.	Benefits of this Agreement	E1-11
Section 25.	Counterparts	E1-11
Section 26.	Headings	E1-11

E1-i

INDEX OF DEFINED TERMS

Agreement	1
Business Day	5
Company	1
CSR	1
Current Stock Price	4
Effective Time	1
Exchange Ratio	4
Expiration Date	4
FDA	4
Holder	2
Indevus Common Stock	1
Issuance Order	5
Legal Holiday	5
Letter of Conversion	5
Merger	1
Merger Agreement	1
Merger Sub	1
Milestone Date	4
Permitted Transfer	3
Reorganizations	8
Rights Agent	1
Supprelin	4
Termination Date	4
Transfer Agent	7
Valera	1
Valera Common Stock	1

E1-ii

This SUPPRELIN CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], is entered into by and between Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [RIGHTS AGENT], as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2006 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Merger Sub will be merged (the “Merger”) with and into the Valera, with Valera continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each share of Common Stock, par value $0.001 per share, of Valera (the “Valera Common Stock”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.001 per share, of the Company (the “Indevus Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. 333-[            ]) (the “Registration Statement”) with respect to, among other securities, the CSRs and the shares of Indevus Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, all things necessary have been done to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms; and

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Appointment of Rights Agent. The Company hereby appoints [                    ] as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agents. In the event of the appointment of a Co-Rights Agent pursuant to this Section 1, the Company shall cause such Co-Rights Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

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(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of Valera Common Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CSRs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Indevus Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

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Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which both of the following states of affairs exists: (i) the Company (or any of its subsidiaries) has received the approval letter from the U.S. Food and Drug Administration (the “FDA”) with respect to its New Drug Application for Supprelin-LA (“Supprelin“); and such approval remains in effect and (ii) the Company possesses an inventory of 1,482 commercially saleable units of Supprelin; provided, however, that if the Milestone Date does not occur on or before the third anniversary of the Effective Time (the “Expiration Date”), the CSRs shall be terminated and all rights thereunder and all rights in respect thereof under this Agreement shall cease.

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof, upon satisfaction of the procedures described in Section 8, after the Milestone Date and until 5:00 p.m., New York City time, on the five year anniversary of the Effective Time (the “Termination Date”), to receive from the Company the number of fully paid and nonassessable shares of Indevus Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof. The “Exchange Ratio” shall equal (A) $1.00 divided by (B) the Current Stock Price; provided, however, that in no event shall the sum of the number of shares of Indevus Common Stock issuable pursuant to this Agreement, together with the number of shares of Indevus Common Stock issued and issuable prior to the Milestone Date, if any, pursuant to the Stent Contingent Stock Rights Agreement and the Octreotide Contingent Stock Rights Agreement (each as defined in the Merger Agreement), exceed the number of shares of Indevus Common Stock issued as part of the Merger Consideration at the Effective Time and, if the Exchange Ratio calculated without regard to this proviso would result in a violation of this proviso, the Exchange Ratio shall be recalculated so that it results in the maximum number of shares of Indevus Common Stock becoming issuable without violating this proviso. The “Current Stock Price” shall equal the average of the per share closing sale prices of Indevus Common Stock as reported by the Nasdaq Global Market for the 10 trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place.

(c) Each CSR for which a Letter of Conversion (as defined in Section 8) is not submitted prior to the Termination Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(d) In addition to the notices required by Section 15 hereof, the Company shall give prompt written notice to the Rights Agent that the Milestone Date has occurred and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 5 Business Days after such notification is received by the Rights Agent, to mail by first class mail, postage prepaid, to each Holder: (i) a notice specifying that the Milestone Date has occurred and that the CSR has converted pursuant to its terms, (2) a Letter of Conversion (the “Letter of Conversion”) with instructions for completing the Letter of Conversion and delivering it to the Rights Agent in exchange for a certificate representing shares of Indevus Common Stock and for cash in lieu of fractional shares and, if applicable, cash payable pursuant to Section 14. In addition, the Company shall post an appropriate notice of the Milestone Date on its Internet website and issue a press release announcing the occurrence of the Milestone Date. A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally recognized holiday or a day on which banking institutions are not required to be open in the State of New York.

(e) From and after the Effective Time, the Company shall use commercially reasonable efforts to develop, in the ordinary course, Supprelin; provided, that the Company’s obligations under this Section 7(e) shall terminate on the third anniversary of the Effective Time. For the purposes of this Section 7(e), “commercially reasonable efforts” shall mean efforts and resources normally used by the Company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The parties further acknowledge that the failure to obtain such FDA approval, either at all or on or before a certain date, shall not be deemed a breach by the Company of the provisions hereof.

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Section 8. Conversion Procedures.

(a) Upon delivery by the Holder of a properly completed Letter of Conversion to the Rights Agent, the Rights Agent shall deliver a written order to the Company (the “Issuance Order”), specifying the issuance to such Holder of: (i) a certificate representing that number of whole shares of Indevus Common Stock into which the CSRs of such Holder shall have been converted pursuant to the provisions of Section 7 hereof, and (ii) a check in the amount of any cash due pursuant to Section 13 or Section 14 hereof. No interest shall be paid or shall accrue on any such amounts. Until proper delivery of a Letter of Conversion in accordance with the provisions of this Section, each CSR shall represent for all purposes only the right to receive shares of Indevus Common Stock and cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14.

(b) Subject to the provisions of Section 6 hereof, upon delivery of the Issuance Order by the Rights Agent to the Company, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may have designated in the Letter of Conversion a certificate or certificates for the number of full shares of Indevus Common Stock issuable upon the conversion of such CSRs together with cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Such certificate or certificates for shares of Indevus Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Indevus Common Stock as of the date of delivery of the Issuance Order by the Rights Agent to the Company.

(c) The Rights Agent shall promptly record in the CSR Register those Holders that have delivered Letters of Conversion and have been issued Indevus Common Stock in exchange with respect to converted CSRs.

(d) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the Termination Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(e) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 9. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Indevus Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any certificates for shares of Indevus Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 10. Reservation of Indevus Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Indevus Common Stock or the authorized and issued Indevus Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Indevus Common Stock upon conversion of CSRs, the maximum number of shares of Indevus Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

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(b) The Company will keep a copy of this Agreement on file with the transfer agent for Indevus Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Rights Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding CSRs upon the conversion thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Indevus Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Indevus Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Indevus Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) If, during the period of time used to determine the Current Stock Price, there is a change in the number of issued and outstanding shares of Indevus Common Stock as the result of a reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the number of shares of Common Stock issuable upon the conversion of each CSR in effect immediately prior to such action shall be proportionately adjusted, as necessary, such that the Holder of any CSR thereafter converted may receive the aggregate number and kind of shares of capital stock of the Company that such Holder would have owned immediately following such action if such CSR had been converted immediately prior to such action.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 12(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Indevus Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

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(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 12(b) and Section 12(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 12, the Company shall provide the notices required by Section 15 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 12 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 12(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 12.

(g) For purpose of this Section 12, the term “shares of Indevus Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 12, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Indevus Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Indevus Common Stock issuable hereunder contained in Section 12(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Indevus Common Stock issuable hereunder or Indevus Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Indevus Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Indevus Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Indevus Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Indevus Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Indevus Common Stock with a record date after the Milestone Date shall be paid to Holders of CSRs until such Holders deliver a Letter of Conversion. Upon delivery of a Letter of Conversion in accordance with Section 8, there shall be paid to such Holders, promptly after such delivery, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to deliver the Letter of Conversion.

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Section 15. Notices to CSR Holders.

(a) Upon any adjustment pursuant to Section 12 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 10 days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

(b) In case the Milestone Date has occurred and:

(i) the Company shall authorize the issuance to all holders of shares of Indevus Common Stock of rights, options or warrants to subscribe for or purchase shares of Indevus Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Indevus Common Stock of evidences of its indebtedness or assets or cash;

(iii) the Company shall enter into any definitive agreement with respect to a consolidation or merger involving the Company and for which approval of stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Indevus Common Stock issuable upon conversion of the CSRs (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Indevus Common Stock;

(iv) the Company shall file for the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) the Company proposes to take any action that would require an adjustment to pursuant to Section 12 hereof;

then the Company shall give prompt written notice to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company to give to each Holder of a CSR at his, her or its address appearing on the CSR Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the initial expiration date set forth in any tender offer or exchange offer for shares of Indevus Common Stock, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Indevus Common Stock shall be entitled to exchange such shares for securities, cash or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company or the Rights Agent to give such notice or any defect therein shall not affect the legality or validity of any consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

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and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

                 Marc S. Gerber, Esq.

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

[RIGHTS AGENT]

[ADDRESS]

Fax No: [                ]

Attention: Corporate Trust Division

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders; or

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Indevus Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

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(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in the Notice and form of Letter of Conversion shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement, to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all

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liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of the Rights Agent’s negligence or bad faith.

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Indevus Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Indevus Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company 30-days’ notice in writing. The Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor rights agent 30-days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out

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by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the earlier of (i) the Expiration Date or (ii) the Termination Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all CSRs have been converted pursuant to this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:
Title:

[RIGHTS AGENT] as Rights Agent

By:
Name:
Title:

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Annex E-2—Form of Stent Contingent Stock Rights Agreement

FORM OF

STENT

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

[RIGHTS AGENT]

as

Rights Agent

Dated as of [                    ]

Page
Section 1.	Appointment of Rights Agent	E2-1
Section 2.	No Certificates	E2-1
Section 3.	Registration by the Rights Agent	E2-1
Section 4.	Rights of CSR Holder	E2-2
Section 5.	Non-transferability	E2-2
Section 6.	Transfer of CSRs	E2-2
Section 7.	Exercisability of CSRs	E2-3
Section 8.	Conversion Procedures	E2-4
Section 9.	Payment of Taxes	E2-4
Section 10.	Reservation of Indevus Common Stock	E2-4
Section 11.	Listing of Common Stock	E2-5
Section 12.	Adjustment of CSRs	E2-5
Section 13.	No Fractional Shares	E2-6
Section 14.	Dividends or Other Distributions	E2-6
Section 15.	Notices to CSR Holders	E2-7
Section 16.	Notices to the Company and Rights Agent	E2-7
Section 17.	Supplements and Amendments; Actions	E2-8
Section 18.	Enforcement of Rights of Holders	E2-9
Section 19.	Certain Rights of the Rights Agent	E2-9
Section 20.	Designation; Removal; Successor Rights Agent	E2-10
Section 21.	Successors	E2-11
Section 22.	Termination	E2-11
Section 23.	Governing Law	E2-11
Section 24.	Benefits of this Agreement	E2-11
Section 25.	Counterparts	E2-11
Section 26.	Headings	E2-11

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INDEX OF DEFINED TERMS

Agreement	1
Business Day	5
Company	1
CSR	1
Current Stock Price	4
Effective Time	1
Exchange Ratio	4
FDA	4
Holder	2
Indevus Common Stock	1
Issuance Order	5
Legal Holiday	5
Letter of Conversion	5
Merger	1
Merger Agreement	1
Merger Sub	1
Milestone Date	4
Permitted Transfer	3
Reorganizations	8
Rights Agent	1
Stent	4
Termination Date	4
Transfer Agent	7
Valera	1
Valera Common Stock	1

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This STENT CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], is entered into by and between Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [RIGHTS AGENT], as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2006 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Merger Sub will be merged (the “Merger”) with and into the Valera, with Valera continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each share of Common Stock, par value $0.001 per share, of Valera (the “Valera Common Stock”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.001 per share, of the Company (the “Indevus Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. 333-[            ]) (the “Registration Statement”) with respect to, among other securities, the CSRs and the shares of Indevus Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, all things necessary have been done to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms; and

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Appointment of Rights Agent. The Company hereby appoints [            ] as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agents. In the event of the appointment of a Co-Rights Agent pursuant to this Section 1, the Company shall cause such Co-Rights Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

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(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of Valera Common Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CSRs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Indevus Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

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Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which the Company (or any of its subsidiaries) receives the approval letter from the U.S. Food and Drug Administration (the “FDA”) with respect to its Premarket Application or 510k Application for the ureteral stent (the “Stent”).

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof, upon satisfaction of the procedures described in Section 8, after the Milestone Date and until 5:00 p.m., New York City time, on the five year anniversary of the Effective Time (the “Termination Date”), to receive from the Company the number of fully paid and nonassessable shares of Indevus Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof. The “Exchange Ratio” shall equal (A) $1.00 divided by (B) the Current Stock Price; provided, however, that in no event shall the sum of the number of shares of Indevus Common Stock issuable pursuant to this Agreement, together with the number of shares of Indevus Common Stock issued and issuable prior to the Milestone Date, if any, pursuant to the Supprelin Contingent Stock Rights Agreement and the Octreotide Contingent Stock Rights Agreement (each as defined in the Merger Agreement), exceed the number of shares of Indevus Common Stock issued as part of the Merger Consideration at the Effective Time and, if the Exchange Ratio calculated without regard to this proviso would result in a violation of this proviso, the Exchange Ratio shall be recalculated so that it results in the maximum number of shares of Indevus Common Stock becoming issuable without violating this proviso. The “Current Stock Price” shall equal the average of the per share closing sale prices of Indevus Common Stock as reported by the Nasdaq Global Market for the 10 trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place.

(c) Each CSR for which a Letter of Conversion (as defined in Section 8) is not submitted prior to the Termination Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(d) Without limiting the foregoing, in the event the Termination Date (as defined below) occurs before the Milestone Date, each CSR shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(e) In addition to the notices required by Section 15 hereof, the Company shall give prompt written notice to the Rights Agent that the Milestone Date has occurred and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 5 Business Days after such notification is received by the Rights Agent, to mail by first class mail, postage prepaid, to each Holder: (i) a notice specifying that the Milestone Date has occurred and that the CSR has converted pursuant to its terms, (2) a Letter of Conversion (the “Letter of Conversion”) with instructions for completing the Letter of Conversion and delivering it to the Rights Agent in exchange for a certificate representing shares of Indevus Common Stock and for cash in lieu of fractional shares and, if applicable, cash payable pursuant to Section 14. In addition, the Company shall post an appropriate notice of the Milestone Date on its Internet website and issue a press release announcing the occurrence of the Milestone Date. A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally recognized holiday or a day on which banking institutions are not required to be open in the State of New York.

(f) From and after the Effective Time, the Company shall use commercially reasonable efforts to develop, in the ordinary course, the Stent; provided, that the Company’s obligations under this Section 7(f) shall terminate on the fifth anniversary of the Effective Time. For the purposes of this Section 7(f), “commercially reasonable efforts” shall mean efforts and resources normally used by the Company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the

E2-3

profitability of the applicable products, and other relevant factors. The parties further acknowledge that the failure to obtain such FDA approval, either at all or on or before a certain date, shall not be deemed a breach by the Company of the provisions hereof.

Section 8. Conversion Procedures.

(a) Upon delivery by the Holder of a properly completed Letter of Conversion to the Rights Agent, the Rights Agent shall deliver a written order to the Company (the “Issuance Order”), specifying the issuance to such Holder of: (i) a certificate representing that number of whole shares of Indevus Common Stock into which the CSRs of such Holder shall have been converted pursuant to the provisions of Section 7 hereof, and (ii) a check in the amount of any cash due pursuant to Section 13 or Section 14 hereof. No interest shall be paid or shall accrue on any such amounts. Until proper delivery of a Letter of Conversion in accordance with the provisions of this Section, each CSR shall represent for all purposes only the right to receive shares of Indevus Common Stock and cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14.

(b) Subject to the provisions of Section 6 hereof, upon delivery of the Issuance Order by the Rights Agent to the Company, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may have designated in the Letter of Conversion a certificate or certificates for the number of full shares of Indevus Common Stock issuable upon the conversion of such CSRs together with cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Such certificate or certificates for shares of Indevus Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Indevus Common Stock as of the date of delivery of the Issuance Order by the Rights Agent to the Company.

(c) The Rights Agent shall promptly record in the CSR Register those Holders that have delivered Letters of Conversion and have been issued Indevus Common Stock in exchange with respect to converted CSRs.

(d) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the Termination Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(e) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 9. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Indevus Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any certificates for shares of Indevus Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 10. Reservation of Indevus Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Indevus Common Stock or the authorized and issued Indevus Common

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Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Indevus Common Stock upon conversion of CSRs, the maximum number of shares of Indevus Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

(b) The Company will keep a copy of this Agreement on file with the transfer agent for Indevus Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Rights Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding CSRs upon the conversion thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Indevus Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Indevus Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Indevus Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) If, during the period of time used to determine the Current Stock Price, there is a change in the number of issued and outstanding shares of Indevus Common Stock as the result of a reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the number of shares of Common Stock issuable upon the conversion of each CSR in effect immediately prior to such action shall be proportionately adjusted, as necessary, such that the Holder of any CSR thereafter converted may receive the aggregate number and kind of shares of capital stock of the Company that such Holder would have owned immediately following such action if such CSR had been converted immediately prior to such action.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 12(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Indevus Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the

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provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 12(b) and Section 12(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 12, the Company shall provide the notices required by Section 15 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 12 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 12(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 12.

(g) For purpose of this Section 12, the term “shares of Indevus Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 12, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Indevus Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Indevus Common Stock issuable hereunder contained in Section 12(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Indevus Common Stock issuable hereunder or Indevus Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Indevus Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Indevus Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Indevus Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Indevus Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Indevus Common Stock with a record date after the Milestone Date shall be paid to Holders of CSRs until such Holders deliver a Letter of Conversion. Upon delivery of a Letter of Conversion in accordance with Section 8,

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there shall be paid to such Holders, promptly after such delivery, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to deliver the Letter of Conversion.

Section 15. Notices to CSR Holders.

(a) Upon any adjustment pursuant to Section 12 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 10 days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

(b) In case the Milestone Date has occurred and:

(i) the Company shall authorize the issuance to all holders of shares of Indevus Common Stock of rights, options or warrants to subscribe for or purchase shares of Indevus Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Indevus Common Stock of evidences of its indebtedness or assets or cash;

(iii) the Company shall enter into any definitive agreement with respect to a consolidation or merger involving the Company and for which approval of stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Indevus Common Stock issuable upon conversion of the CSRs (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Indevus Common Stock;

(iv) the Company shall file for the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) the Company proposes to take any action that would require an adjustment to pursuant to Section 12 hereof;

then the Company shall give prompt written notice to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company to give to each Holder of a CSR at his, her or its address appearing on the CSR Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the initial expiration date set forth in any tender offer or exchange offer for shares of Indevus Common Stock, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Indevus Common Stock shall be entitled to exchange such shares for securities, cash or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company or the Rights Agent to give such notice or any defect therein shall not affect the legality or validity of any consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or

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made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

                 Marc S. Gerber, Esq.

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

[RIGHTS AGENT]

[ADDRESS]

Fax No: [            ]

Attention: Corporate Trust Division

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders; or

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any

E2-8

way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Indevus Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in the Notice and form of Letter of Conversion shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the

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Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement, to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of the Rights Agent’s negligence or bad faith.

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Indevus Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Indevus Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company 30-days’ notice in writing. The

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Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor rights agent 30-days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the Termination Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all CSRs have been converted pursuant to this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:
Title:

[RIGHTS AGENT] as Rights Agent

By:
Name:
Title:

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Annex E-3—Form of Octreotide Contingent Stock Rights Agreement

FORM OF

OCTREOTIDE

CONTINGENT STOCK RIGHTS AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

[RIGHTS AGENT]

as

Rights Agent

Dated as of [                    ]

Page
Section 1.	Appointment of Rights Agent	E3-1
Section 2.	No Certificates	E3-1
Section 3.	Registration by the Rights Agent	E3-1
Section 4.	Rights of CSR Holder	E3-2
Section 5.	Non-transferability	E3-2
Section 6.	Transfer of CSRs	E3-2
Section 7.	Exercisability of CSRs	E3-3
Section 8.	Conversion Procedures	E3-4
Section 9.	Payment of Taxes	E3-4
Section 10.	Reservation of Indevus Common Stock	E3-4
Section 11.	Listing of Common Stock	E3-5
Section 12.	Adjustment of CSRs	E3-5
Section 13.	No Fractional Shares	E3-6
Section 14.	Dividends or Other Distributions	E3-6
Section 15.	Notices to CSR Holders	E3-7
Section 16.	Notices to the Company and Rights Agent	E3-7
Section 17.	Supplements and Amendments; Actions	E3-8
Section 18.	Enforcement of Rights of Holders	E3-9
Section 19.	Certain Rights of the Rights Agent	E3-9
Section 20.	Designation; Removal; Successor Rights Agent	E3-10
Section 21.	Successors	E3-11
Section 22.	Termination	E3-11
Section 23.	Governing Law	E3-11
Section 24.	Benefits of this Agreement	E3-11
Section 25.	Counterparts	E3-11
Section 26.	Headings	E3-11

E3-i

INDEX OF DEFINED TERMS

Agreement	1
Business Day	5
Company	1
CSR	1
Current Stock Price	4
Effective Time	1
Exchange Ratio	4
FDA	4
Holder	2
Indevus Common Stock	1
Issuance Order	5
Legal Holiday	5
Letter of Conversion	5
Merger	1
Merger Agreement	1
Merger Sub	1
Milestone Date	4
Octreotide	4
Permitted Transfer	3
Reorganizations	8
Rights Agent	1
Termination Date	4
Transfer Agent	7
Valera	1
Valera Common Stock	1

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This OCTREOTIDE CONTINGENT STOCK RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], is entered into by and between Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [RIGHTS AGENT], as Rights Agent (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (“Valera”), have entered into an Agreement and Plan of Merger, dated as of December 11, 2006 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, at the Effective Time (as defined in the Merger Agreement, the “Effective Time”), Merger Sub will be merged (the “Merger”) with and into the Valera, with Valera continuing as the surviving corporation and as a wholly-owned subsidiary of the Company;

WHEREAS, the consideration to be paid by the Company pursuant to the Merger Agreement includes one contingent stock right as hereinafter described (a “CSR” and collectively, the “CSRs”) for each share of Common Stock, par value $0.001 per share, of Valera (the “Valera Common Stock”) issued and outstanding immediately prior to the Effective Time;

WHEREAS, each person who from time to time holds one or more CSRs shall be entitled to the conversion of such CSRs for such number of shares of Common Stock, par value $0.001 per share, of the Company (the “Indevus Common Stock”), in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, a registration statement on Form S-4 (No. 333-[            ]) (the “Registration Statement”) with respect to, among other securities, the CSRs and the shares of Indevus Common Stock issuable pursuant to the CSRs, has been prepared and filed by the Company with the Securities and Exchange Commission (the “Commission”) and has become effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, all things necessary have been done to make the CSRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with its terms; and

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to act in connection with the issuance, transfer, exchange and conversion of CSRs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Rights Agent hereby agree as follows:

Section 1. Appointment of Rights Agent. The Company hereby appoints [            ] as the Rights Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agents. In the event of the appointment of a Co-Rights Agent pursuant to this Section 1, the Company shall cause such Co-Rights Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent.

Section 2. No Certificates. The CSRs shall not be evidenced by a certificate or other instrument.

Section 3. Registration by the Rights Agent.

(a) The Company and the Rights Agent may deem and treat the registered holder (the “Holder”) of a CSR as the absolute owner thereof for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

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(b) The Company shall cause to be kept at the Rights Agent’s principal office a register (the “CSR Register”) in which the Rights Agent shall provide for the registration of CSRs. CSRs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of Valera Common Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. A Holder may make a written request to the Rights Agent or the Company to change such Holder’s address of record in the CSR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Rights Agent or the Company, the Rights Agent shall promptly record the change of address in the CSR Register. The Rights Agent shall provide a copy of the CSR Register to the Company upon request.

Section 4. Rights of CSR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CSR, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.

Section 5. Non-transferability. The CSRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CSRs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CSRs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CSRs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Rights Agent shall, from time to time, register the transfer of any outstanding CSRs upon the CSR Register, upon delivery to the Rights Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Company and the Rights Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CSR shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Rights Agent to permit the transfer of a CSR. The Rights Agent shall not permit the transfer of a CSR until it is so authorized by the Company. No transfer of a CSR shall be valid until registered in the CSR Register and any transfer not duly registered in the CSR Register will be void ab initio. All transfers of CSRs registered in the CSR Register shall be the valid obligations of the Company, representing the same rights to receive shares of Indevus Common Stock as the CSRs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. No fractional CSRs will be registered.

(b) No service charge shall be made for any registration of transfer of CSRs, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CSR of applicable taxes and charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid.

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Section 7. Exercisability of CSRs.

(a) As used herein, “Milestone Date” shall mean the date on which the Company (or any of its subsidiaries) receives the approval letter from the U.S. Food and Drug Administration (the “FDA”) with respect to its New Drug Application for VP003 (Octreotide implant) for acromegaly (“Octreotide”).

(b) Subject to the terms of this Agreement, each CSR shall become convertible and shall entitle the Holder thereof, upon satisfaction of the procedures described in Section 8, after the Milestone Date and until 5:00 p.m., New York City time, on the five year anniversary of the Effective Time (the “Termination Date”), to receive from the Company the number of fully paid and nonassessable shares of Indevus Common Stock equal to the Exchange Ratio (as defined below) together, if applicable, with cash payable in lieu of fractional shares as provided in Section 13 hereof and any dividends or distributions payable as provided in Section 14 hereof. The “Exchange Ratio” shall equal (A) $1.50 divided by (B) the Current Stock Price; provided, however, that in no event shall the sum of the number of shares of Indevus Common Stock issuable pursuant to this Agreement, together with the number of shares of Indevus Common Stock issued and issuable prior to the Milestone Date, if any, pursuant to the Supprelin Contingent Stock Rights Agreement and the Stent Contingent Stock Rights Agreement (each as defined in the Merger Agreement), exceed the number of shares of Indevus Common Stock issued as part of the Merger Consideration at the Effective Time and, if the Exchange Ratio calculated without regard to this proviso would result in a violation of this proviso, the Exchange Ratio shall be recalculated so that it results in the maximum number of shares of Indevus Common Stock becoming issuable without violating this proviso. The “Current Stock Price” shall equal the average of the per share closing sale prices of Indevus Common Stock as reported by the Nasdaq Global Market for the 10 trading days ending three trading days prior to the Milestone Date, rounded to the fourth decimal place.

(c) Each CSR for which a Letter of Conversion (as defined in Section 8) is not submitted prior to the Termination Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(d) Without limiting the foregoing, in the event the Termination Date (as defined below) occurs before the Milestone Date, each CSR shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the Termination Date.

(e) In addition to the notices required by Section 15 hereof, the Company shall give prompt written notice to the Rights Agent that the Milestone Date has occurred and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 5 Business Days after such notification is received by the Rights Agent, to mail by first class mail, postage prepaid, to each Holder: (i) a notice specifying that the Milestone Date has occurred and that the CSR has converted pursuant to its terms, (2) a Letter of Conversion (the “Letter of Conversion”) with instructions for completing the Letter of Conversion and delivering it to the Rights Agent in exchange for a certificate representing shares of Indevus Common Stock and for cash in lieu of fractional shares and, if applicable, cash payable pursuant to Section 14. In addition, the Company shall post an appropriate notice of the Milestone Date on its Internet website and issue a press release announcing the occurrence of the Milestone Date. A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally recognized holiday or a day on which banking institutions are not required to be open in the State of New York.

(f) From and after the Effective Time, the Company shall use commercially reasonable efforts to develop, in the ordinary course, Octreotide; provided, that the Company’s obligations under this Section 7(f) shall terminate on the fifth anniversary of the Effective Time. For the purposes of this Section 7(f), “commercially reasonable efforts” shall mean efforts and resources normally used by the Company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The parties further acknowledge that the

E3-3

failure to obtain such FDA approval, either at all or on or before a certain date, shall not be deemed a breach by the Company of the provisions hereof.

Section 8. Conversion Procedures.

(a) Upon delivery by the Holder of a properly completed Letter of Conversion to the Rights Agent, the Rights Agent shall deliver a written order to the Company (the “Issuance Order”), specifying the issuance to such Holder of: (i) a certificate representing that number of whole shares of Indevus Common Stock into which the CSRs of such Holder shall have been converted pursuant to the provisions of Section 7 hereof, and (ii) a check in the amount of any cash due pursuant to Section 13 or Section 14 hereof. No interest shall be paid or shall accrue on any such amounts. Until proper delivery of a Letter of Conversion in accordance with the provisions of this Section, each CSR shall represent for all purposes only the right to receive shares of Indevus Common Stock and cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14.

(b) Subject to the provisions of Section 6 hereof, upon delivery of the Issuance Order by the Rights Agent to the Company, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may have designated in the Letter of Conversion a certificate or certificates for the number of full shares of Indevus Common Stock issuable upon the conversion of such CSRs together with cash in lieu of fractional shares as provided in Section 13 hereof and, if applicable, amounts payable pursuant to Section 14. Such certificate or certificates for shares of Indevus Common Stock shall be deemed to have been issued and any person so named therein shall be deemed to have become a holder of record of such shares of Indevus Common Stock as of the date of delivery of the Issuance Order by the Rights Agent to the Company.

(c) The Rights Agent shall promptly record in the CSR Register those Holders that have delivered Letters of Conversion and have been issued Indevus Common Stock in exchange with respect to converted CSRs.

(d) Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Company to the Rights Agent as a reserve for purposes of payments to Holders of cash in lieu of fractional shares pursuant to Section 13 hereof and, if applicable, amounts payable pursuant to Section 14 that remains unclaimed after the Termination Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any person previously entitled thereto.

(e) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Company shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 9. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Indevus Common Stock upon the conversion of any CSR; provided, however, that neither the Company nor the Rights Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer of a CSR or, upon conversion of a CSR, issuance of any certificates for shares of Indevus Common Stock in a name other than that of the Holder of a CSR as recorded in the CSR Register, and the Company shall not be required to issue or deliver such CSR unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 10. Reservation of Indevus Common Stock.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Indevus Common Stock or the authorized and issued Indevus Common

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Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue shares of Indevus Common Stock upon conversion of CSRs, the maximum number of shares of Indevus Common Stock which may then be deliverable upon conversion of all outstanding CSRs.

(b) The Company will keep a copy of this Agreement on file with the transfer agent for Indevus Common Stock (the “Transfer Agent”) and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon conversion of the CSRs. The Rights Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding CSRs upon the conversion thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 13 and Section 14 hereof. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to Section 15 hereof.

(c) The Company covenants that all shares of Indevus Common Stock which may be issued upon conversion of CSRs will, upon issue, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

Section 11. Listing of Common Stock. The Company shall from time to time use its reasonable best efforts so that immediately upon their issuance upon the conversion of any CSR the shares of Indevus Common Stock will be listed on the principal national securities exchange in the United States of America, if any, on which the Company’s other shares of Indevus Common Stock is then listed.

Section 12. Adjustment of CSRs.

(a) If, during the period of time used to determine the Current Stock Price, there is a change in the number of issued and outstanding shares of Indevus Common Stock as the result of a reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend, then the number of shares of Common Stock issuable upon the conversion of each CSR in effect immediately prior to such action shall be proportionately adjusted, as necessary, such that the Holder of any CSR thereafter converted may receive the aggregate number and kind of shares of capital stock of the Company that such Holder would have owned immediately following such action if such CSR had been converted immediately prior to such action.

(b) In case of (i) any capital reorganization, other than in the cases referred to in Section 12(a) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property, or (ii) the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Indevus Common Stock into shares of other stock or other securities or property), or (iii) the sale of all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of any CSR in accordance with the terms hereof (in lieu of the number of shares of Indevus Common Stock theretofore deliverable) the number of shares of stock or other securities, property or cash to which a holder of the number of shares of Indevus Common Stock that would otherwise have been deliverable upon the conversion of such CSR would have been entitled upon such Reorganization if the Milestone Date had occurred and such CSR had been converted in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the

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provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities, property or cash thereafter deliverable upon conversion of CSRs.

(c) The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental contingent stock rights agreement or other acknowledgment executed and delivered to the Rights Agent, the obligation to deliver to the Rights Agent and to cause the Rights Agent to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to in accordance with the terms hereof upon the occurrence of the Milestone Date, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Agreement to be performed and observed by the Company in the manner prescribed herein. The provisions of Section 12(b) and Section 12(c) shall apply to successive Reorganization transactions.

(d) Irrespective of any adjustments in the number or kind of shares issuable upon the conversion of the CSRs, CSRs theretofore or thereafter issued may continue to express the same dollar value and number and kind of shares as are stated in the CSRs initially issuable pursuant to this Agreement.

(e) Whenever an adjustment is made to the terms of the CSRs pursuant to this Section 12, the Company shall provide the notices required by Section 15 hereof.

(f) The Rights Agent has no duty to determine when an adjustment under this Section 12 should be made, how it should be made or what it should be. The Rights Agent has no duty to determine whether any provisions of a supplemental contingent stock rights agreement under Section 12(b) are correct. The Rights Agent makes no representation as to the validity or value of any securities or assets issuable upon conversion of CSRs. The Rights Agent shall not be responsible for the Company’s failure to comply with this Section 12.

(g) For purpose of this Section 12, the term “shares of Indevus Common Stock” shall mean (i) shares of the class of stock designated as Common Stock, par value $0.001 per share, of the Company as of the date of this Agreement, and (ii) shares of any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 12, the Holders of CSRs shall become entitled to receive any securities of the Company other than, or in addition to, shares of Indevus Common Stock, thereafter the number or amount of such other securities so issuable upon conversion of each CSR shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Indevus Common Stock issuable hereunder contained in Section 12(a), and the provisions of Section 6, Section 7, Section 8, Section 9, Section 10 and Section 13 with respect to the shares of Indevus Common Stock issuable hereunder or Indevus Common Stock shall apply on like terms to any such other securities.

Section 13. No Fractional Shares. The Company shall not be required to issue fractional shares of Indevus Common Stock upon conversion of CSRs. If more than one CSR shall be convertible at the same time with respect to the same Holder, the number of full shares of Indevus Common Stock which shall be issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Indevus Common Stock issuable upon the conversion of the CSRs. If any fraction of a share of Indevus Common Stock would, except for the provisions of this Section 13, be issuable on the conversion of any CSRs, the Company shall pay, without interest, an amount determined by the Current Stock Price.

Section 14. Dividends or Other Distributions. No dividend or other distribution declared with respect to Indevus Common Stock with a record date after the Milestone Date shall be paid to Holders of CSRs until such

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Holders deliver a Letter of Conversion. Upon delivery of a Letter of Conversion in accordance with Section 8, there shall be paid to such Holders, promptly after such delivery, the amount of dividends or other distributions, without interest, declared with a record date after the Milestone Date and not paid because of the failure to deliver the Letter of Conversion.

Section 15. Notices to CSR Holders.

(a) Upon any adjustment pursuant to Section 12 hereof, the Company shall give prompt written notice of such adjustment to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company, within 10 days after notification is received by the Rights Agent of such adjustment, to mail by first class mail, postage prepaid, to each Holder a notice of such adjustment(s) and shall deliver to the Rights Agent a certificate of the Chief Financial Officer of the Company, setting forth in reasonable detail (i) the terms of such adjustment(s), (ii) a brief statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 15.

(b) In case the Milestone Date has occurred and:

(i) the Company shall authorize the issuance to all holders of shares of Indevus Common Stock of rights, options or warrants to subscribe for or purchase shares of Indevus Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of shares of Indevus Common Stock of evidences of its indebtedness or assets or cash;

(iii) the Company shall enter into any definitive agreement with respect to a consolidation or merger involving the Company and for which approval of stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Indevus Common Stock issuable upon conversion of the CSRs (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Indevus Common Stock;

(iv) the Company shall file for the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) the Company proposes to take any action that would require an adjustment to pursuant to Section 12 hereof;

then the Company shall give prompt written notice to the Rights Agent and shall cause the Rights Agent, on behalf of and at the expense of the Company to give to each Holder of a CSR at his, her or its address appearing on the CSR Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the initial expiration date set forth in any tender offer or exchange offer for shares of Indevus Common Stock, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Indevus Common Stock shall be entitled to exchange such shares for securities, cash or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company or the Rights Agent to give such notice or any defect therein shall not affect the legality or validity of any consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action.

Section 16. Notices to the Company and Rights Agent. Any notice or demand authorized by this Agreement to be given or made by the Rights Agent or by any Holder to or on the Company shall be sufficiently given or

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made when received at the office of the Company expressly designated by the Company as its office for purposes of this Agreement (until the Rights Agent is otherwise notified in accordance with this Section 16 by the Company), as follows:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, MA 02421-7971

Fax No: (781) 861-3830

Attention: Mark S. Butler, Esq.

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No: (212) 735-2000

Attention: Eileen T. Nugent, Esq.

                 Marc S. Gerber, Esq.

Any notice pursuant to this Agreement to be given by the Company or by any Holder(s) to the Rights Agent shall be sufficiently given when received by the Rights Agent at the address appearing below (until the Company is otherwise notified in accordance with this Section 16 by the Rights Agent).

[RIGHTS AGENT]

[ADDRESS]

Fax No: [            ]

Attention: Corporate Trust Division

Section 17. Supplements and Amendments; Actions.

(a) Without the consent of any Holders, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders; or

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the rights of Holders.

In addition to the foregoing, upon the request of the Company, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CSRs delivered to the Company, the Company may enter into one or more amendments hereto for the purpose of

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adding, eliminating or changing any provision of this Agreement if such addition, elimination or change is in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 17(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) The consent of each Holder affected shall be required for any amendment pursuant to which the number of shares of Indevus Common Stock issuable upon conversion of CSRs would be decreased (not including adjustments contemplated hereunder).

(d) Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 17, the Company shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CSR Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment under this Section 17, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Rights Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

Section 18. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Holders of a majority of the issued and then outstanding CSRs.

Section 19. Certain Rights of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of CSRs, shall be bound:

(a) The statements contained herein and in the Notice and form of Letter of Conversion shall be taken as statements of the Company, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or any action taken by it. The Rights Agent assumes no responsibility with respect to the distribution of the CSRs except as herein otherwise provided.

(b) The Rights Agent shall not be responsible for any failure of the Company to comply with the covenants contained in this Agreement or in the CSRs to be complied with by the Company.

(c) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Rights Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Rights Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the

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Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the performance of its duties under this Agreement, to reimburse the Rights Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent (including reasonable fees and expenses of the Rights Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Rights Agent in the performance of its duties under this Agreement, except as a result of the Rights Agent’s negligence or bad faith.

(g) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Rights Agent with reasonable security and indemnity satisfactory to the Rights Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the CSRs may be enforced by the Rights Agent, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any other securities of the Company or become pecuniarily interested in any transactions in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity including, without limitation, acting as Transfer Agent or as a lender to the Company or an affiliate thereof.

(i) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

(j) The Rights Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity of any CSR; nor shall the Rights Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Indevus Common Stock (or other stock) to be issued pursuant to this Agreement or any CSR, or as to whether any shares of Indevus Common Stock (or other stock) will, when issued, be validly issued, fully paid and nonassessable.

(l) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 20. Designation; Removal; Successor Rights Agent. The Rights Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company 30-days’ notice in writing. The Company may remove the Rights Agent or any successor rights agent by giving to the Rights Agent or successor

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rights agent 30-days’ notice in writing. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any Holder (who shall with such notice submit his, her or its CSR for inspection by the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. Pending appointment of a successor rights agent, either by the Company or by such court, the duties of the Rights Agent shall be carried out by the Company. Any successor rights agent, whether appointed by the Company or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as rights agent a combined capital and surplus of at least $10,000,000. After appointment, the successor rights agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor rights agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Company or the successor rights agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor rights agent. Failure to file any notice provided for in this Section 20, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor rights agent, as the case may be.

Section 21. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Rights Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 22. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the Termination Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all CSRs have been converted pursuant to this Agreement.

Section 23. Governing Law. THIS AGREEMENT AND EACH CSR ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the Holders.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

Section 26. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:
Title:

[RIGHTS AGENT] as Rights Agent

By:
Name:
Title:

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Annex F—Treatment of Valera Stock Options—I

Treatment of Company Stock Options I

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(A) of the Merger Agreement applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(a) If the Supprelin Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Supprelin Contingent Stock Right Agreement),

(b) If the Stent Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Stent Contingent Stock Right Agreement),

(c) If the Octreotide Contingent Stock Right becomes exercisable, the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing multiplied by the Exchange Ratio (as defined in the Octreotide Contingent Stock Right Agreement).

The shares issuable pursuant to Sections (a), (b) and (c) above shall be issuable within ten (10) days following the applicable Milestone Date (as defined in the applicable Contingent Stock Right Agreement) for such Contingent Stock Right.

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Annex G—Treatment of Valera Stock Options—II

Treatment of Company Stock Options II

With respect to the holders of Company Stock Options to which Section 2.1(d)(ii)(B) of the Merger Agreement applies, if the Contingent Stock Rights granted under any Contingent Stock Rights Agreement become exercisable, Parent shall issue to such holder such number of shares of Parent Common Stock equal to:

(A) x (B)

(C)

Where:

(A)	=	the number of shares of Company Common Stock subject to each such Company Stock Option held by such holder immediately before the Closing;

(B)	=	the excess, if any, of (1) the Aggregate Cumulative Value of the Contingent Stock Rights over (2) the sum of (i) the Underwater Amount and (ii) the aggregate of any prior excesses of Aggregate Cumulative Value of the Contingent Stock Rights over the Underwater Amount resulting from the achievement of any Milestone Dates (as defined in the applicable Contingent Stock Rights Agreement) with respect to any other Contingent Stock Rights; and

(C)	=	the Current Stock Price (as defined in the applicable Contingent Stock Rights Agreement).

The “Aggregate Cumulative Value of the Contingent Stock Rights” shall mean the sum, as determined on the applicable Milestone Date (as defined in the applicable Contingent Stock Rights Agreement) for any Contingent Stock Right, of (a) the value of the Contingent Stock Right giving rise to the Milestone Date plus (b) the value of each other Contingent Stock Right that has become exercisable prior to such Milestone Date1.

The “Underwater Amount” shall mean the excess of (x) the per-share exercise price of a Company Stock Option to which Section 2.1(d)(ii)(B) applies over (y) $7.75.

The shares issuable pursuant to the formula set forth on this Schedule B or any portion thereof, shall be issuable within ten (10) days following the applicable Milestone Date.

No shares of Parent Common Stock shall be issuable with respect to any Company Stock Option unless the Aggregate Cumulative Value of the Contingent Stock Rights at such date exceeds the Underwater Amount.

Example

Supprelin

Assume Holder holds Company Stock Options to purchase 100 shares of Company Common Stock at $10.00 per share. The Underwater Amount equals $2.25.

[1]

For example, in the event the Supprelin Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on such date shall equal $1.00. If, subsequent to the date the Supprelin Contingent Stock Right becomes payable, the Octreotide Contingent Stock Right becomes payable, the Aggregate Cumulative Value of the Contingent Stock Rights on the date the Octreotide Contingent Stock Right becomes payable shall equal $2.50. If, subsequent to the date the Stent Contingent Stock Right becoming payable, the Stent Contingent Stock Right becomes payable, the Aggregate Value of the Phantom Contingent Stock Rights shall equal $3.50.

Assume Supprelin Contingent Stock Right ($1.00 value) becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($1.00-$2.25))/$6.00] = 0 shares

Octreotide

Assume further that Octreotide Contingent Stock Right ($1.50 value) later becomes payable and the Current Stock Price equals $6.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($2.50-$2.25))/$6.00] = 4 shares (plus payment in cash equal to fractional shares)

Stent

Assume further that Stent Contingent Stock Right ($1.00 value) later becomes payable and the Current Stock Price equals $8.00.

Holder would be entitled to receive the number of shares of Parent Common Stock equal to:

[(100 x ($3.50-($2.25+$0.25)))/$8.00] = 12 shares (plus payment in cash equal to fractional shares)

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Annex H—Delaware Appraisal Statute

APPRAISAL RIGHTS OF VALERA STOCKHOLDERS

UNDER DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex I—Form of Certificate of Amendment of Restated Certificate of Incorporation, as Amended of Indevus Pharmaceuticals, Inc.

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

INDEVUS PHARMACEUTICALS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being the President of Indevus Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:	The name of the Corporation is Indevus Pharmaceuticals, Inc.

SECOND:	The Corporation hereby amends its Restated Certificate of Incorporation, as amended (the “Restated Certificate”) as follows:

Paragraph (A)(1) of Article FOURTH of the Restated Certificate related to the authorized capital stock of the Corporation, is hereby deleted in its entirety and amended to read as follows:

“The aggregate number of shares which the Corporation shall have the authority to issue is one hundred eighty five million (185,000,000), of which five million (5,000,000) shares of the par value of $.001 per share shall be designated “Preferred Stock” and one hundred eighty million (180,000,000) shares of the par value of $.001 per share shall be designated “Common Stock”.”

THIRD:	This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary, as of the          day of                     , 2007.

INDEVUS PHARMACEUTICALS, INC.

By:
Glenn L. Cooper
Chief Executive Officer and Chairman of the Board

ATTEST:

Jill M. Cohen, Secretary

I-1

Annex J—2004 Equity Incentive Plan, as Amended of Indevus

2004 EQUITY INCENTIVE PLAN, AS AMENDED

INDEVUS PHARMACEUTICALS, INC.

1.	Purpose; Establishment

The Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan (the “Plan”) is intended to encourage ownership of shares of the Company’s Common Stock by selected Employees, Directors, and Consultants of the Company and its Affiliates and to provide an additional incentive to those Employees, Directors, and Consultants to promote the success of the Company and its Affiliates. The Plan has been adopted and approved by the Board of Directors and the stockholders of the Company and is effective as of March 10, 2004.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliate” means any entity if, at the time of granting of an Award (A) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (B) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(b) “Agreement” shall mean either the written agreement between the Company and a Participant or a written notice from the Company to a Participant evidencing an Award.

(c) “Award” shall mean any Option, Restricted Stock, Phantom Stock, Stock Bonus, Stock Appreciation Right or Other Award granted pursuant to the terms of the Plan.

(d) “Board of Directors” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean, at the discretion of the Board of Directors, the full Board of Directors or a committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3.

(g) “Company” shall mean Indevus Pharmaceuticals, Inc., a Delaware corporation.

(h) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

(i) “Consultant” shall mean any individual or entity who is performing advisory or other consulting services for the Company.

(j) A “Corporate Change in Control” shall be deemed to have occurred upon:

(i) the acquisition of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities by a person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding for this purpose, the Company or its Affiliates, or any employee benefit plan of the Company), pursuant to a transaction or series of related transactions which the Board of Directors does not approve; or

(ii) at such time as individuals who as of January 1, 2004 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute a majority of the Board of Directors, provided that any person becoming a director subsequent to January 1, 2004 whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall, for purposes of the Plan, be considered as though such person were a member of the Incumbent Board (unless such individual is an individual whose initial assumption of office is in connection with an actual or threatened election contest related to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) the occurrence of any other event which the Incumbent Board in its sole discretion determines should be considered a Corporate Change in Control.

(k) “Corporate Transaction” shall mean the following unless and until the transaction becomes a Corporate Change in Control:

(i) a reorganization, recapitalization, merger or consolidation unless more than fifty percent (50%) of the Company’s outstanding voting stock or the voting stock of the corporation resulting from the transaction (or the parent of such corporation) is held subsequent to the transaction by the persons who held the stock of the Company immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company to a successor in interest to the business of the Company.

(l) “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(m) “Designated Employee” shall mean an Employee designated by the Committee, in its sole discretion, as a “Designated Employee” for purposes of the Plan at any time prior to the effective date of a Corporate Transaction.

(n) “Director” shall mean a member of the Board of Directors.

(o) “Effective Date” shall mean March 10, 2004.

(p) “Employee” shall mean an individual employed by the Company or an Affiliate as a common law employee (determined under the regular personnel policies, practices and classifications of the Company or the Affiliate, as applicable). An individual is not considered an Employee for purposes of the Plan if the individual is classified as a consultant or contractor under the Company or an Affiliate’s regular personnel classifications and practices, or if the individual is a party to an agreement to provide services to the Company or an Affiliate without participating in the Plan, notwithstanding that such individual may be treated as a common law employee for payroll tax, coverage requirements under Section 410(b) of the Code, nondiscrimination requirements under Section 401(a)(4) of the Code or other legal purposes.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r) “Fair Market Value” of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange (including the Nasdaq National Market) on which such shares are traded on the date of grant, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the date of grant. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board of Directors or the Committee. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

(s) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an incentive stock option.

(t) “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(u) “Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 7.

(v) “Other Award” shall mean an award granted pursuant to Section 11.

(w) “Participant” shall mean an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan.

(x) “Phantom Stock” shall mean the right, granted pursuant to Section 9, to receive in cash, shares or other property an amount, the value of which is related to the Fair Market Value of a share of Common Stock.

(y) “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to the terms of Section 8 and which is subject to restrictions as set forth in Section 8(d).

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(bb) “Stock Appreciation Right” shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock (as determined on the date of exercise), over (i) if the Stock Appreciation Right is not related to an Option, the purchase price of a share of Common Stock on the date the Stock Appreciation Right was granted, or (ii) if the Stock Appreciation Right is related to an Option, the purchase price of a share of Common Stock specified in the related Option, and pursuant to such further terms and conditions as are provided under Section 11.

(cc) “Stock Bonus” shall mean a bonus payable in shares of Common Stock granted pursuant to Section 10.

(dd) “Vesting Date” shall mean the date established by the Committee on which an Award shall vest.

3.	Stock Subject to the Plan

(a) Shares Available for Awards. The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 6,000,000 shares (subject to adjustment as provided herein). Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b) Individual Limitation. The total number of shares of Common Stock subject to Awards (including Awards which may be payable in cash but denominated as shares of Common Stock), awarded to any Participant shall not exceed 1,000,000 shares in any tax year of the Company (subject to adjustment as provided herein).

(c) Adjustment for Change in Capitalization. In the event that any dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, unless otherwise determined by the

Committee in its sole and absolute discretion, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any outstanding Award, and (4) the maximum number of shares subject to Awards which may be awarded to any Participant during any tax year of the Company shall be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

(d) Adjustment for Change or Exchange of Shares for Other Consideration. In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event (“Transaction”), then, unless otherwise determined by the Committee in its sole and absolute discretion, (1) each outstanding Option shall thereafter become exercisable for the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option, and (2) each outstanding Award that is not an Option and that is not automatically changed in connection with the Transaction shall represent the number and/or kind of shares of capital stock, and/or the amount of cash, securities or other property so distributed, into which the number of shares of Common Stock covered by the outstanding Award would have been changed or exchanged had they been held by a shareholder of the Company.

(e) Reuse of Shares. The following shares of Common Stock shall again become available for Awards: (1) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such award for any reason whatsoever; (2) any shares of Restricted Stock forfeited and (3) any previously owned or withheld shares of Common Stock obtained by the Participant pursuant to an Award and received by the Company in exchange for Option shares upon a Participant’s exercise of an Option, as permitted under Section 7(c)(ii).

(f) Limitations on Certain Awards. Other than awards for Incentive Stock Options, Nonqualified Stock Options whose per share option exercise price is not less than the Fair Market Value of the Common Stock as determined on the date of grant, and Stock Appreciation Rights, the total number of shares available for grant to be awarded under the Plan for other Options, Restricted Stock, Phantom Stock, Stock Bonuses, and Other Awards shall not in the aggregate exceed 20% of the total shares reserved for issuance under the Plan.

4.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in any applicable performance goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (a) accelerate the date on which any Award granted under the Plan becomes exercisable or (b) accelerate the Vesting Date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a Transaction or other change in the Company’s capitalization) without the approval of the Company’s stockholders.

5.	Eligibility

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such Employees (including officers of the Company, whether or not they are members of the Board of Directors), Directors and Consultants as the Committee shall select from time to time. The grant of an Award hereunder in any year to any Employee, Director or Consultant shall not entitle such person to a grant of an Award in any future year.

6.	Awards Under the Plan; Agreements

The Committee may grant Options, shares of Restricted Stock, shares of Phantom Stock, Stock Bonuses, Stock Appreciation Rights and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.	Options

(a) Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Each Option shall state the number of shares of the Common Stock to which it pertains. Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. Each Agreement with respect to an Option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the Option. Subject to Section 7(d) (if applicable), the option exercise price per share shall be determined by the Committee at the time of grant and unless otherwise determined by the Committee, shall be the Fair Market Value on the date of grant; provided, however, that in no event shall the Option price in the case of an Incentive Stock Option be less than the Fair Market Value of the Common Stock as determined on the date of grant. Unless otherwise determined by the Committee and subject to the limitations set forth in Section 3(f), the per share option exercise price for a Nonqualified Stock Option shall in no event be less than the Fair Market Value of the Common Stock as determined on the date of grant.

(c) Term and Exercise of Options.

(i) Each Option shall become exercisable at the time or times determined by the Committee or upon the achievement of the performance objectives determined by the Committee, in each case as set forth in the applicable Agreement. Subject to Section 7(d) (if applicable), the expiration date of each Option shall be ten (10) years from the date of the grant thereof, or at such earlier or later time as the Committee shall expressly state in the applicable Agreement.

(ii) An Option shall be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. The option exercise price shall be payable upon the exercise of the Option. It shall be payable in United States dollars in cash or by check.

(iii) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(iv) An Agreement may stipulate that an Option which becomes exercisable shall be subject to cancellation. In such event, the Committee shall determine the date or dates, or event or events, upon which such cancellation shall become effective, as the case may be, and those provisions shall be set forth in the applicable Agreement.

(d) Limitations on Incentive Stock Options.

(i) The exercise price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be not less than the Fair Market Value of a share of Common Stock as determined on the date of grant.

(ii) To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(e) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

8.	Restricted Stock

(a) Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b) Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. Except as otherwise provided herein (including the provisions of Section 12, 13 and 14 hereof), no shares of Restricted Stock shall have a final Vesting Date that is earlier than the third anniversary of the date of grant of such Award. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(h), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 8(d) shall lapse.

(c) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

(d) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

(e) Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f) Issuance of Certificates. (1) Following the date of grant with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in or imposed pursuant to the Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan.

Such legend shall not be removed until such shares vest pursuant to the terms hereof.

Each certificate issued pursuant to this Section 8(f), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

(g) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 8(f).

(h) Effect of Termination of Employment or Service. Except as set forth in Section 12(c), (d) or (e) or as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s authority under Section 4, upon the termination of a Participant’s employment or service, for any reason other than For Cause, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company together with any dividends paid on such shares; provided that if the Committee, in its sole and absolute discretion, shall within thirty (30) days after such termination of employment or service, notify the Participant in writing of its decision not to terminate the Participant’s rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

(i) In the event of the termination of a Participant’s employment or service For Cause, any and all shares which have not vested shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company, together with any dividends paid on such shares, in return for which the Company shall repay to the Participant any amount paid by the Participant for such shares.

(j) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 8 to Covered Employees, Consultants or Directors may be based on the attainment of performance goals pre-established by the Committee. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Such shares of Restricted Stock shall be released from restrictions only after the attainment of such performance measures has been certified by the Committee.

9.	Phantom Stock

(a) General. Grants of units of Phantom Stock may be granted by the Committee in its discretion, provided that any such Award shall (except as otherwise provided in Section 12, 13 or 14 hereof) have a final Vesting Date not earlier than the first anniversary of the date of grant of the Award.

(b) Vesting Date. At the time of the grant of units of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such units (subject to the provisions of Section 9(a) hereof). The Committee may divide such units into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such unit shall vest.

(c) Benefit Upon Vesting. Upon the vesting of a unit of Phantom Stock, the Participant shall be paid, within 30 days of the date on which such unit vests, an amount, in cash and/or shares of Common Stock, as determined by the Committee, equal to the sum of (1) the Fair Market Value of a share of Common Stock on the date on which such share of Phantom Stock vests and (2) the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the unit of Phantom Stock was granted and terminating on the date on which such unit vests.

(d) Conditions to Vesting. At the time of the grant of units of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, to be contained in the Agreement.

(e) Effect of Termination of Employment or Service. Except as set forth in Section 12(c), (d) or (e) or as the Committee in its sole and absolute discretion may otherwise provide in the applicable Agreement, and subject to the Committee’s amendment authority pursuant to Section 4, units of Phantom Stock that have not vested, together with any dividends credited on such units, shall be forfeited upon the Participant’s termination of employment or service, for any reason.

(f) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 9 to Covered Employees, Consultants or Directors may be based on the attainment of performance criteria as described in Section 8(j), in each case, as determined in accordance with generally accepted accounting principles. No payment in respect of any such Phantom Stock award shall be paid to a Covered Employee, Consultant or Director, until the attainment of the respective performance measures have been certified by the Committee.

10.	Stock Bonuses

Stock Bonus Awards may be granted by the Committee in its discretion, provided that any such Award shall be granted only in lieu of salary or cash bonuses payable to the Participant and shall (except as otherwise provided in Section 12, 13 or 14 hereof) have a final Vesting Date not earlier than the first anniversary of the date of grant of the Award. In the event that the Committee grants a Stock Bonus, a certificate for the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. Each Stock Bonus Award granted hereunder shall be granted within the earlier of (i) two and one half months after the end of the fiscal year of the Company, or (ii) the date the related salary or cash bonus was otherwise to be paid.

11.	Other Awards; Stock Appreciation Rights

(a) Other forms of Awards (including any Stock Appreciation Rights, hereinafter “Other Awards”) valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Other Awards may be granted by the Committee in its discretion, provided that any such Other Award shall (except as otherwise provided in Section 12, 13 or 14 hereof or with respect to Stock Appreciation Rights granted in connection with an Option) have a final Vesting Date not earlier than the first anniversary of the date of grant of the Award. Subject to the provisions of the Plan (including those set forth in the preceding sentence), the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

(b) A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option, or may be granted unrelated to an Option.

(c) A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 11(f). Such Option will, to the extent surrendered, then cease to be exercisable.

(d) In the case of Stock Appreciation Rights granted in relation to Options, if the Appreciation Right covers as many shares as the related Option, the exercise of a related Option shall cause the number of shares covered by the Stock Appreciation Right to be reduced by the number of shares with respect to which the related Option is exercised. If the Stock Appreciation Right covers fewer shares than the related Option, when a portion of the related Option is exercised, the number of shares subject to the unexercised Stock Appreciation Right shall be reduced only to the extent necessary so that the number of remaining shares subject to the Stock Appreciation Right is not more than the remaining shares subject to the Option.

(e) Subject to Section 11(k) and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

(f) Upon the exercise of a Stock Appreciation Right related to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

(i) The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

(ii) The number of shares as to which such Stock Appreciation Rights will have been exercised.

Notwithstanding anything herein to the contrary, payment of any Stock Appreciation Rights shall comply with §409A of the Internal Revenue Code of 1986, as amended.

(g) A Stock Appreciation Right granted without relationship to an Option will be exercisable as determined by the Committee but in no event after ten years from the date of grant.

(h) A Stock Appreciation Right granted without relationship to an Option will entitle the holder, upon exercise of the Stock Appreciation Right, to receive payment of an amount determined by multiplying:

(i) The difference obtained by subtracting the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

(ii) the number of shares as to which such Stock Appreciation Rights will have been exercised.

(i) Notwithstanding subsections (f) and (h) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted on the instrument evidencing the Participant’s Stock Appreciation Right granted hereunder.

(j) Payment of the amount determined under subsections (f) and (h) above may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares.

If the Committee decides that full payment will be made in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

(k) The Committee may impose such additional conditions or limitations on the exercise of a Stock Appreciation Right as it may deem necessary or desirable to secure for holders of Stock Appreciation Rights the benefits of Rule 16b-3, or any successor provision in effect at the time of grant or exercise of a Stock Appreciation Right or as it may otherwise deem advisable.

12.	Termination of Employment or Service

(a) A Participant who ceases (for any reason other than death, total and permanent disability, Retirement or termination of employment For Cause) to be an Employee, Consultant or Director of the Company or of an Affiliate may exercise any Option, Stock Appreciation Right or Other Award to the extent that such Award has vested on the date of such termination. Except for Nonqualified Stock Options which shall be exercisable only within six (6) months after such date of termination, and except as set forth in the next sentence or as otherwise set forth in the Plan, such Option, Stock Appreciation Right or Other Award shall be exercisable only within three (3) months after such date of termination, or, if earlier, within the originally prescribed term of the Award, unless the Committee shall set forth a different period in the applicable Agreement. For purposes of the Plan, employment or service shall not be deemed terminated by reason of a transfer to another employer which is the Company or an Affiliate. If any Option, Stock Appreciation Right or Other Award is not exercised following the Participant’s termination within the time specified, the Award shall terminate and the shares covered by such Option, Stock Appreciation Right or Other Award shall revert to the Plan.

(b) A Participant whose employment or service with the Company or an Affiliate is terminated For Cause shall forthwith immediately upon notice of such termination cease to have any right to exercise any Award, and the Award shall terminate and the shares covered by such Award shall revert to the Plan. For purposes of the Plan, termination “For Cause” shall be deemed to include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by a Participant of any provision of any employment, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or an Affiliate. The determination of the Committee as to the existence of circumstances warranting a termination For Cause shall be conclusive. Any definition in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of For Cause and which is in effect at the time of such termination, shall supersede the definition in the Plan with respect to the Participant.

(c) If a Participant ceases to be an Employee, Consultant or Director of the Company or of an Affiliate by reason of total and permanent disability, as determined by the Committee, any Award held by him or her on the date of disability shall be fully exercisable as of the date of such cessation. A disabled Participant may exercise such Award only within a period of one (1) year after the date of such cessation or within such different period as may be determined by the Committee and set forth in the applicable Agreement, or, if earlier, within the originally prescribed term of the Award. If any Award is not exercised following the Participant’s total and permanent disability within the time specified, the Award shall terminate and the shares covered by such Award shall revert to the Plan. For purposes of the Plan, a Participant shall be deemed to have a total and permanent disability if such Participant is entitled to receive benefits under the applicable long-term disability program of the Company, or, if no such program is in effect with respect to such Participant, if the Participant has become totally and permanently disabled within the meaning of Section 22(e)(3) of the Code.

(d) If a Participant dies while the Participant is an Employee, Consultant or Director of the Company or of an Affiliate, any Award held by him at the date of death shall be fully exercisable as of the date of the Participant’s death. A deceased Participant’s legal representatives or one who acquires the Award by will or by the laws of descent and distribution may exercise such Award only within a period of one (1) year after the date of death or within such different period as may be determined by the Committee and set forth in the applicable Agreement, or, if earlier, within the originally prescribed term of the award. If any Award is not exercised following the Participant’s death within the time specified, the Award shall terminate and the shares covered by such Award shall revert to the Plan.

(e) Unless otherwise set forth in the applicable Agreement and to be applicable only to Participants who are Employees, immediately upon a Participant’s Retirement, such individual’s then unvested Awards, including those held by a permitted transferee of such individual, shall automatically accelerate and become fully vested for fifty percent (50%) of the number of shares covered by such unvested Awards and for an additional ten percent (10%) of the number of shares covered by such unvested Awards for every full year of employment by the Company or any of its Affiliates beyond ten (10) years, up to the remaining amount of the unvested Award.

Except as set forth in the following paragraph, upon Retirement of a Participant, such retired Participant (or permitted transferee of such individual) may exercise any then outstanding Awards to the extent vested only within a period of one (1) year after the date of Retirement or within such different period as may be determined by the Committee and set forth in the applicable Agreement or, if earlier, within the originally prescribed term of the Award. If any Award is not exercised following the Participant’s Retirement within the time specified, the Award shall terminate and the shares covered by such Award shall revert to the Plan. For purposes of this second paragraph of Section 12(e), the term “Retirement” as to any Employee of the Company or any of its Affiliates shall mean such person’s leaving the employment of the Company and its Affiliates after reaching age 55 with ten (10) years of service with the Company or its Affiliates, but not including pursuant to any termination For Cause or pursuant to any termination for insufficient performance, as determined by the Company.

Upon Retirement of a Participant who is required to file statements with respect to securities of the Company pursuant to Section 16 of the Securities Exchange Act of 1934, such retired Participant (or permitted transferee of such individual) may exercise any then outstanding options held by such Participant, to the extent vested as of the retirement date, that are Nonqualified Stock Options for a period equal to the shorter of (x) the remaining term of the applicable option on the retirement date; or (y) three (3) years from the retirement date. If any such option is not exercised following the Participant’s Retirement within the time specified, such Nonqualified Stock Option shall terminate and the shares covered by such Nonqualified Stock Option shall revert to the Plan. For purposes of this third paragraph of Section 12(e), the term “Retirement” shall mean such termination of his or her service or employment with the Company and its affiliates after reaching age 55 and having either (i) ten (10) years of total service with the Company or its affiliates or (ii) reached any age limit over the age of 55 that has been established by the Board of Directors of the Company as the required age for retirement, but not including pursuant to any termination For Cause, as determined by the Company.

(f) Leave of Absence. A Participant to whom an Award has been granted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability, or who is on a permitted leave of absence for any purpose, shall not, during the period of any such absence, be deemed by virtue of such absence alone, to have terminated his employment with the Company or with an Affiliate except as the Committee may otherwise expressly provide in the applicable Agreement.

13.	Effect of Corporate Transaction

(a) Options. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Option under the Plan either (i) make appropriate provisions for the Options to be assumed by the successor corporation or its parent or be replaced with a comparable options to purchase shares of the capital stock of the successor corporation or its parent; or (ii) upon written notice to the Participants provide that all Options must be exercised and the Plan will terminate (all Options having been made fully exercisable as set forth below in this Section 13(f); or (iii) terminate all Options in exchange for a cash payment equal to the excess of the then aggregate Fair Market Value of the shares subject to such Options (all Options having been made fully exercisable as set forth below in this Section 13) over the aggregate Option price thereof. Each outstanding Option under the Plan which is assumed in connection with a Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of the Common Stock as are subject to such Option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Option price payable per share, provided the aggregate Option price payable for such securities shall remain the same.

(b) Other Awards. In the event of a Corporate Transaction, the Committee shall, prior to the effective date of the Corporate Transaction, as to each outstanding Award (other than an Option) under the Plan either (i) make appropriate provisions for the Awards to be assumed by the successor corporation or its parent or be replaced with comparable Awards with respect to the successor corporation or its parent; (ii) provide that such Awards shall be fully vested and exercisable, as applicable, prior to such Corporate Transaction and, to the extent that such Awards (other than awards of Restricted Stock) are not exercised prior to such Corporate Transaction, shall terminate upon the consummation of the Corporate Transaction or (iii) terminate all such Awards in exchange for a cash payment equal to the then aggregate Fair Market Value of the shares subject to such Award (all Awards having been made fully exercisable as set forth below in this Section 13), less any applicable exercise price.

(c) Involuntary Employment Action. If at any time within two (2) years of the effective date of a Corporate Transaction there is an Involuntary Employment Action with respect to any Designated Employee, each then outstanding Award assumed or replaced under this Section and held by such Designated Employee (or a permitted transferee of such person) shall, upon the occurrence of such Involuntary Employment Action, automatically accelerate so that each such Award shall immediately become fully vested or exercisable, as applicable. Upon the occurrence of an Involuntary Employment Action with respect to a Designated Employee, any outstanding Options or Stock Appreciation Right held by such Designated Employee (and his or her permitted transferees) shall be exercisable within one (1) year of the Involuntary Employment Action or, if earlier, within the originally prescribed term of the Option or Stock Appreciation Right. An “Involuntary Employment Action” as to an Designated Employee shall mean the involuntary termination of the Designated Employee’s employment with the Company or an Affiliate other than For Cause, or the termination by the Designated Employee of his employment with the Company and its Affiliates upon the occurrence, without the Participant’s express written consent, of any of the following circumstances unless such circumstances are corrected (provided such circumstances are capable of correction): (i) any adverse and material alteration and diminution in the Participant’s position, title or responsibilities (other than a mere change in title or reporting relationship) as they existed immediately prior to the Corporate Transaction or as the same may be increased from time to time thereafter, (ii) a reduction of the Participant’s annual base salary or targeted bonus opportunity, in each case as in effect on the date prior to the Corporate Transaction or as the same may be increased from time to time thereafter, or (iii) relocation of the offices at which the Participant is employed which increases the Participant’s daily commute by more than 100 miles on a round trip basis.

(d) Determination of Comparability. The determination of comparability under this Section shall be made by the Committee and its determination shall be final, binding and conclusive.

(e) Other Adjustments. The class and number of securities available for issuance under the Plan on both an aggregate and per participant basis shall be appropriately adjusted by the Committee to reflect the effect of the Corporate Transaction upon the Company’s capital structure.

(f) Termination of the Plan. In the event the Company terminates the Plan or elects to cash out Options or Stock Appreciation Rights in accordance with clauses (ii) and (iii) of paragraph (a) or (b) of this Section 13, then the exercisability of each affected Award outstanding under the Plan shall be automatically accelerated so that each such Award shall immediately prior to such Corporate Transaction, become fully vested and may be exercised prior to such Corporate Transaction for all or any portion of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing sentence.

14.	Acceleration Upon Corporate Change in Control

In the event of a Corporate Change in Control then the exercisability or vesting of each Award outstanding under the Plan shall be automatically accelerated so that each such Award shall immediately prior to such Corporate Change in Control, become fully vested or exercisable for the full number of shares of the Common Stock purchasable under an Option to the extent not previously exercised and may be exercised for all or any portion of such shares within the originally prescribed term of the Option. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing sentence. However, an outstanding Award under the Plan shall not be accelerated under this Section if and to the extent one or more limitations imposed by the Committee at the time of grant preclude such acceleration upon a Corporate Change in Control.

15.	Rights as a Shareholder

No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 3(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

16.	No Employment Rights; No Right to Award

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or an Affiliate or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

17.	Securities Matters

(a) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Common Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

18.	Withholding Taxes

Whenever cash is to be paid pursuant to an Award, the Company or Affiliate by which the Participant is employed shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company or Affiliate by which the Participant is employed in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

19.	Notification of Election Under Section 83(b) of the Code

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

20.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

With respect to an Incentive Stock Option, the Participant holding such Option shall notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition. Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

21.	Amendment or Termination of the Plan

No amendment to the Plan which (i) increases the number of shares of Common Stock issuable under the Plan (ii) materially changes the class of persons eligible to participate in the Plan, (iii) would have the effect of materially increasing the benefits accruing under the Plan to Participants or (iv) materially alters the provisions of the second paragraph of Section 4 shall be effective without approval by the stockholders of the Company. Except as set forth in the preceding sentence, the Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that shareholder approval shall also be required for any such amendment if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law or the requirements of any securities exchange upon which the securities of the Company trade. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award. Notwithstanding anything herein to the contrary, any amendment shall be invalid if it triggers taxation under §409A or otherwise violates sections of the Internal Revenue Code of 1986, as amended, under which the Plan otherwise intends to comply, including, but not limited to §83, §421 and §422.

22.	Transferability

Awards granted under the Plan shall not be transferable by a participant other than (i) by will or by the laws of descent and distribution, or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a qualified domestic relations order, as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder, or (iii) as otherwise determined by the Committee. The designation of a beneficiary of an Award by a Participant shall not be deemed a transfer prohibited by this Section. Except as provided in the preceding sentence, an Award shall be exercisable, during a Participant’s lifetime, only by the Participant (or by his or her legal representative) and shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any Award contrary to the provisions of this Section, or the levy of any attachment or similar process upon an Award, shall be null and void. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

23.	Dissolution or Liquidation of the Company

Upon the dissolution or liquidation of the Company other than in connection with transactions to which Section 13 is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights hereunder of a Participant or one who acquired an Award by will or by the laws of descent and distribution have not otherwise terminated and expired, the Participant or such person shall have the right immediately prior to such dissolution or liquidation to exercise any Award granted hereunder to the extent that the right to exercise such Award has accrued as of the date immediately prior to such dissolution or liquidation. Awards of Restricted Stock that have not vested as of the date of such dissolution or liquidation shall be forfeited as of the date of such dissolution or liquidation.

24.	Effective Date and Term of Plan

The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless extended or earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. No extension of the Plan shall operate to permit the grant of Incentive Stock options following the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

25.	Applicable Law

The Plan shall be construed and enforced in accordance with the law of the State of Delaware, without reference to its principles of conflicts of law.

26.	Participant Rights

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any shares covered by any Award until the date of the issuance of a Common Stock certificate to him or her for such shares.

27.	Unfunded Status of Awards

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

28.	No Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

29.	Beneficiary

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

30.	Interpretation

The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

31.	Severability

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

32.	Miscellaneous

The foregoing Plan was duly adopted by the Board of Directors of the Company on the 26th day of January, 2004, and amended by the Board of Directors on October 1, 2005, January 19, 2006, March 7, 2006, and February 5, 2007.

Annex K—Amendment No. 5 To 2004 Equity Incentive Plan of Indevus

INDEVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 5 TO 2004 EQUITY INCENTIVE PLAN

This Amendment No. 5 to the Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan, as amended (the “2004 Plan”) is effective as of                     , 2007.

Pursuant to the authorization granted by the stockholders and the Board of Directors of Indevus Pharmaceuticals, Inc., the 2004 Plan is hereby amended as follows:

1.	Section 3(a) of the 2004 Plan is hereby amended by deleting the number “6,000,000” and replacing such number with “9,000,000”;

2.	A new section 32 shall be added to the 2004 Plan and shall read as follows:

“32. Miscellaneous

The foregoing Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan was duly adopted by the Board of Directors of the Company on the 26th day of January, 2004, amended on October 1, 2005, January 19, 2006, March 7, 2006, February 5, 2007, and                     .”; and

3.	Except as expressly amended hereby, the 2004 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 5 to be effective as the date first above written.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:	Glenn L. Cooper
Title:	Chief Executive Officer and Chairman of the Board

K-1

Annex L—Amendment No. 6 To 2004 Equity Incentive Plan of Indevus

INDEVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 6 TO 2004 EQUITY INCENTIVE PLAN

This Amendment No. 6 to the Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan, as amended (the “2004 Plan”) is effective as of                     , 2007.

Pursuant to the authorization granted by the stockholders and the Board of Directors of Indevus Pharmaceuticals, Inc., the 2004 Plan is hereby amended as follows:

1.	Section 3(f) of the 2004 Plan is hereby deleted in its entirety and replaced with the following in its stead:

“(f) Limitations on Certain Awards. Other than awards for Incentive Stock Options, Nonqualified Stock Options whose per share option exercise price is not less than the Fair Market Value of the Common Stock as determined on the date of grant, and Stock Appreciation Rights, the total number of shares available for grant to be awarded under the Plan for other Options, Restricted Stock, Phantom Stock, Stock Bonuses, and Other Awards shall not in the aggregate exceed 20% of the total shares reserved for issuance under the Plan, provided that the limitation contained in this Section 3(f) shall not apply to the 3,000,000 shares added to the Plan pursuant to Amendment No. 5 thereof increasing the shares available for grant to be awarded under the Plan from 6,000,000 to 9,000,000 shares.”

2.	A new section 32 shall be added to the 2004 Plan and shall read as follows:

“32. Miscellaneous

The foregoing Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan was duly adopted by the Board of Directors of the Company on the 26th day of January, 2004, amended on October 1, 2005, January 19, 2006, March 7, 2006, February 5, 2007, and                      (two amendments).”; and

3.	Except as expressly amended hereby, the 2004 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 6 to be effective as the date first above written.

INDEVUS PHARMACEUTICALS, INC.

By:

Name:	Glenn L. Cooper
Title:	Chief Executive Officer and
Chairman of the Board

L-1

Annex M—1995 Employee Stock Purchase Plan, as Amended of Indevus

INDEVUS PHARMACEUTICALS, INC.

1995 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

1. Purpose. The Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan (the “Plan”) is established to provide eligible employees of Indevus Pharmaceuticals Inc., a Delaware corporation, and any successor corporation thereto (collectively, “Indevus”), and any current or future parent corporation or subsidiary corporations of Indevus as the Board of Directors of Indevus (the “Board”) shall from time to time designate (collectively referred to as the “Company” and individually referred to as a “Participating Company”), with an opportunity to acquire a proprietary interest in the Company by the purchase of common stock of Indevus. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

Indevus intends that the Plan shall qualify as an “employee stock purchase plan” under section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of section 423 of the Code shall have the same definition herein.

An employee participating in the Plan (a “Participant”) may withdraw such Participant’s accumulated payroll deductions (if any) and terminate participation in the Plan or any Offering (as defined below) therein at any time during a Purchase Period (as defined below). Accordingly, each Participant is, in effect, granted an option pursuant to the Plan (a “Purchase Right”) which may or may not be exercised at the end of a Purchase Period.

2. Administration. The Plan shall be administered by the Board and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee if a committee has been appointed. All questions of interpretation of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan and/or any Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3. Share Reserve. The maximum number of shares which may be issued under the Plan shall be Eight Hundred Thousand (800,000) shares of Indevus’ authorized but unissued common stock, $.001 par value (the “Shares”). In the event that any Purchase Right for any reason expires or is canceled or terminated, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right.

4. Eligibility. Any employee of a Participating Company is eligible to participate in the Plan except employees who:

(a) customarily work less than 20 hours per week;

(b) customarily work not more than five months in any calendar year; or

(c) as of the start of an Offering, own stock of Indevus (or any parent or subsidiary corporations) and/or own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of Indevus (or any parent or subsidiary corporations), possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Indevus (or any parent or subsidiary corporations) within the meaning of section 423(b)(3) of the Code.

Notwithstanding anything herein contained to the contrary, any individual performing services for a Participating Company solely through a leasing agency or employment agency shall not be deemed an “employee” of such Participating Company.

5. Offering Dates.

(a) Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by offerings (individually, an “offering”) of approximately twelve (12) months duration (an “Offering Period”). The “Initial Offering Date” is April 1, 1995. The Initial Offering shall be of twelve (12) months duration, shall commence on the Initial Offering Date and shall end on March 31, 1996 (the “Initial Offering Period”). Subsequent Offerings shall commence on April 1 of each year and end on the March 31 occurring thereafter. Notwithstanding the foregoing, the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Offering. Eligible employees may not participate in more than one Offering at a time. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the first and/or last day of an Offering Period is not a business day, Indevus shall specify the business day that will be deemed the first or last day, as the case may be, of the Offering Period.

(b) Purchase Periods. Each Offering Period, shall consist of two (2) consecutive purchase periods of six (6) months duration (individually, a “Purchase Period”). The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. The Purchase Period commencing on the Initial Offering Date of April 1, 1995 shall end on September 30, 1995. Each Purchase Period commencing on October 1 shall end on the next March 31 and each Purchase Period commencing on April 1 shall end on the next September 30. Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencing dates and/or Purchase Dates for such Purchase Periods. In the event the first and/or last day of a Purchase Period is not a business day, Indevus shall specify the business day that will be deemed the first or last day, as the case may be, of the Purchase Period.

(c) Governmental Approval; Stockholder Approval. Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of the Purchase Rights and/or the Shares, and (ii) obtaining stockholder approval of the Plan. Notwithstanding the foregoing, stockholder approval shall not be necessary in order to grant any Purchase Right granted in the Plan’s Initial Offering Period; provided, however, that the exercise of any such Purchase Right shall be subject to obtaining stockholder approval of the Plan.

6. Participation in the Plan.

(a) Initial Participation. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company’s payroll office not later than the close of business for such payroll office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company’s payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for proper administration of the Plan.

(b) Continued Participation. A Participant shall automatically participate in the Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates until such time as such Participant (i) ceases to be eligible as provided in paragraph 4,

(ii) withdraws from the Plan pursuant to paragraph 11(b) or (iii) terminates employment as provided in paragraph 12. If a Participant is automatically withdrawn from an Offering at the end of a Purchase Period of such Offering pursuant to paragraph 11(d), then the Participant shall automatically participate in the next Offering Period. If a Participant automatically may participate in a subsequent Offering Period pursuant to this paragraph 6(b), then the Participant is not required to file any additional subscription agreement for such subsequent Offering Period in order to continue participation in the Plan. However, a Participant may file a subscription agreement with respect to a subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7. Right to Purchase Shares. Except as set forth below, during an Offering Period each Participant in such Offering Period shall have a Purchase Right consisting of the right to purchase the lesser of:

(a) that number of whole Shares arrived at by dividing Fifty Thousand Dollars ($50,000.00) by the fair market value of a share of the common stock of Indevus on the Offering Date of such Offering Period; and

(b) 10,000 Shares.

The fair market value of Shares shall be determined in accordance with paragraph 8 below. Shares may only be purchased through a Participant’s payroll withholding pursuant to paragraph 9 below. In no event shall a Participant’s Purchase Right permit such Participant to acquire more shares in any calendar year than is permitted under Section 10(a) hereof.

8. Purchase Price. The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (i) the fair market value of the Shares on the Offering Date of the Offering Period of which the Purchase Period is a part, or (ii) the fair market value of the Shares on the Purchase Date for such Purchase Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be eighty-five percent (85%) of the lesser of (i) the fair market value of the Shares on the Offering Date of such Offering Period or (ii) the fair market value of the Shares on the given Purchase Date. The fair market value of the Shares on the applicable dates shall be the closing sales price on the Nasdaq National Market (or the average of the closing bid and asked prices if the Shares are so quoted instead) or as reported on such other national or regional securities exchange or market system if the Shares are traded on such other exchange or system instead, or as determined by the Board if the Shares are not so reported. If the relevant date does not fall on a day on which the common stock of Indevus is quoted on the Nasdaq National Market or such other national or regional securities exchange or market, the date on which the fair market value per Share shall be established shall be the last day on which the common stock of Indevus was so quoted to such relevant date.

9. Payment of Purchase Price. Shares which are acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation during the Offering Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering (i) shall include the Participant’s base salary before deduction for any contributions to any plan maintained by a Participating Company and described in section 401(k) or section 125 of the Code, commissions, overtime and bonuses and (ii) shall not include annual awards, other incentive payments, shift premiums, long-term disability, worker’s compensation or any other payments not specifically referenced in (i). Except as set forth below, the amount of Compensation to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement.

(a) Election to Decrease, Increase or Stop Withholding. During an Offering Period, a Participant may elect to decrease the amount withheld, or stop withholding, from his or her Compensation by filing as amended subscription agreement with the Company on or before the “Change Notice Date.” The “Change Notice Date” shall initially be the seventh (7th) day prior to the end of the first pay period for which such election is to be effective; however, the Company may change such Change Notice Date from time to time. A Participant may elect to increase the amount withheld from the Participant’s Compensation once during a Purchase Period.

(b) Limitations on Payroll Withholding. The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be in one percent (1%) increments not to exceed ten percent (10%) of the Participant’s Compensation for such pay period. Notwithstanding the foregoing, the Board may change the limits on payroll withholding effective as of a future Offering Date, as determined by the Board. Amounts withheld shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under section 423 of the Code.

(c) Payroll Withholding. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

(d) Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(e) No Interest Paid. Interest shall not be paid on sums withheld from a Participant’s Compensation, unless the Board elects to make such payments to all Participants on a non-discriminatory basis.

(f) Exercise of Purchase Right. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Offering Exercise Price; provided, however, in no event shall the number of Shares purchased by the Participant exceed the number of Shares subject to the Participant’s Purchase Right or the limitations imposed by Section 10(a) hereof. No Shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

(g) Return of Cash Balance. Any cash balance remaining in the Participant’s account shall be refunded to the Participant as soon as practicable after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount necessary to purchase a whole Share, the Company may establish procedures whereby such cash is maintained in the Participant’s account and applied toward the purchase of Shares in the subsequent Purchase Period or Offering Period.

(h) Tax Withholding. At the time the Purchase Right is exercised, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon exercise of the Purchase Right and/or upon disposition of Shares, respectively. The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(i) Company Established Procedures. The Company may, from time to time, establish or change (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, (v) the date(s) and manner by which the fair market value of the Shares is determined for purposes of administration of the Plan and/or (vi) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of section 423 of the Code.

(j) Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

10. Limitations on Purchase of Shares; Rights as a Stockholder.

(a) Fair Market Value Limitation. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (and under all other employee stock purchase plans which are intended to meet the requirements of section 423 of the Code sponsored by the Company or a parent or subsidiary corporation of the Company) at a rate which exceeds $25,000 in fair market value, which fair market value is determined for Shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which such Participant’s Purchase Right with respect to such Offering Period remains outstanding under the Plan (and under all other employee stock purchase plans described in this sentence).

(b) Pro Rata Allocation. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

(c) Rights as a Stockholder and Employee. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a stock certificate(s) for the Shares being purchased pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued. Nothing herein shall confer upon a Participant any right to continue in the employ of the Company or interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

11. Withdrawal.

(a) Withdrawal From an Offering. A Participant may withdraw from an Offering by signing and delivering to the Company’s payroll office, a written notice of withdrawal on form provide by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, if a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Shares acquired by the Participant in such Purchase Period. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. By withdrawing from an Offering effective as of the close of a given Purchase Date, a Participant may have Shares purchased on such Purchase Date and immediately commence participation in the next Offering commencing after such Purchase Date. A Participant is prohibited from again participating in an Offering at any time upon withdrawal from such Offering. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from an Offering.

(b) Withdrawal from the Plan. A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Company’s payroll office. Withdrawals made after a Purchase Date for a Purchase Period shall not affect Shares acquired by the Participant on such Purchase Date. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company’s payroll office for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

(c) Return of Payroll Deductions. Upon withdrawal from an Offering or the Plan pursuant to paragraphs 11(a) or 11(b), respectively, the withdrawn Participant’s accumulated payroll deductions which have not been applied toward the purchase of Shares shall be returned as soon as practicable after the withdrawal, without the payment of any interest (unless the Board decides otherwise pursuant to paragraph 9(e) above), to the Participant, and the Participant’s interest in the Offering and/or the Plan, as applicable, shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

(d) Automatic Withdrawal From an Offering. If the fair market value of the Shares on a Purchase Date of an Offering (other than the final Purchase Date of such Offering) is less than the fair market value of the Shares on the Offering Date for such Offering, then every Participant shall automatically (i) be withdrawn from such Offering at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period and (ii) be enrolled in the next Offering commencing subsequent to such Purchase Period. A Participant may elect not to be automatically withdrawn from an Offering Period pursuant to this paragraph 11(d) by delivering to the Company not later than the close of business on the last day before the Purchase Date a written notice indicating such election.

(e) Participation Following Withdrawal. An employee who is also an officer or director of the Company subject to section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who is deemed to “cease participation” in the Plan within the meaning of Rule 16b-3 promulgated under the Exchange Act as amended from time to time or any successor rule or regulation (“Rule 16b-3”) as a consequence of his or her withdrawal from an Offering pursuant to paragraph 11(a) above or withdrawal from the Plan pursuant to paragraph 11(b) above shall not again participate in the Plan for at least six months after the date of such withdrawal.

(f) Waiver of Withdrawal Right. The Company may, from time to time, establish a procedure pursuant to which a Participant may elect (an “Irrevocable Election”), at least six (6) months prior to a Purchase Date, to have all payroll deductions accumulated in his or her Plan account as of such Purchase Date applied to purchase Shares under the Plan, and (i) to waive his or her right to withdraw from the Offering or the Plan and (ii) to waive his or her right to increase, decrease, or cease payroll deductions under the Plan from his or her Compensation during the Purchase Period ending on such Purchase Date. Such election shall be made in writing on a form provided by the Company for such purpose and must be delivered to the Company not later than the close of business on the day preceding the date which is six (6) months before the Purchase Date for which such election is to first be effective.

12. Termination of Employment. Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s right under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this paragraph 12 unless the Board elects otherwise pursuant to paragraph 9(e) above. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6(a) above.

13. Transfer of Control. A “Transfer of Control” shall be deemed to have occurred in the event any of the following occurs with respect to Indevus.

(a) a merger or consolidation in which Indevus is not the surviving corporation;

(b) a merger or consolidation in which Indevus is the surviving corporation where the stockholders of Indevus before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Indevus;

(c) the sale, exchange, or transfer of all or substantially all of Indevus’ assets other than a sale, exchange, or transfer to one (1) or more subsidiary corporations (as defined in section 1, above) of Indevus;

(d) the direct or indirect sale or exchange by the stockholders of Indevus of all or substantially all of the stock of Indevus where the stockholders of Indevus before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Indevus after such sale or exchange; or

(e) the liquidation or dissolution of Indevus;

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be (the “Acquiring Corporation”), for the Acquiring Corporation to assume Indevus’ rights and obligations under the Plan. All Purchase Rights shall terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the Acquiring Corporation.

14. Capital Changes. In the event of changes in the common stock of Indevus due to a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, or like change in Indevus capitalization, or in the event of any merger (including a merger effected for the purpose of changing Indevus’ domicile), sale or other reorganization, appropriate adjustments shall be made by Indevus in the securities subject to purchase under a Purchase Right, the Plan’s share reserve, the number of Shares subject to a Purchase Right, and in the purchase price per Share.

15. Transferability. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Indevus, in its absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of a Purchase Right as it deems appropriate, and any such restriction shall be set forth in the respective subscription agreement and may be referred to on the certificates evidencing such Shares.

16. Reports. Each Participant who exercised all or part of his or her Purchase Right for a Purchase Period shall receive, as soon as practicable after the Purchase Date of such Purchase Period, a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 9(g) above, if any. In addition, each Participant shall be provided information concerning Indevus equivalent to that information generally made available to Indevus’s common stockholders.

17. Plan Term. This Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued.

18. Restriction on Issuance of Shares. The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to Indevus, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, Indevus may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

19. Legends. The Company may at any time place legends or other identifying symbols referencing any applicable foreign, federal and/or state securities restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of Indevus, promptly present to Indevus any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this subparagraph. Unless otherwise specified by Indevus, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER THE EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF MADE ON OR BEFORE                     . THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE.”

20. Notification of Sale of Shares. Indevus may require the Participant to give Indevus prompt notice of any disposition of Shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. Indevus may require that until such time as a Participant disposes of Shares acquired upon exercise of a Purchase Right, the Participant shall hold all such Shares in the Participant’s name (and not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. Indevus may direct that the certificates evidencing Shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

21. Amendment or Termination of the Plan. The Board may at any time amend or terminate the Plan, except that such termination shall not affect Purchase Rights previously granted under the Plan, nor may any amendment make any change in a Purchase Right previously granted under the Plan which would adversely affect the right of any Participant (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to section 423 of the Code or to obtain qualification or registration of the Shares under applicable foreign, federal or state securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would change the number of Shares authorized for issuance under the Plan or would change the definition of the employees (or class of employees) eligible to participate in the Plan, including the corporations that may be designated by the Board as Participating Companies. Furthermore, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under section 16 of the Exchange Act.

The foregoing Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan was duly adopted by the Board of Directors of the Company on the 3rd day of February, 1995, and amended on February 21, 1996, March 8, 2000, June 6, 2001, and March 11, 2003, and March 9, 2005.

Annex N—Amendment No. 5 To 1995 Employee Stock Purchase Plan of Indevus

INDEVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 5 TO 1995 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

This Amendment No. 5 to the Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan, as amended (the “1995 Plan”) is effective as of                     , 2007.

Pursuant to the authorization granted by the stockholders and the Board of Directors of Indevus Pharmaceuticals, Inc., the 1995 Plan is hereby amended as follows:

1.	Section 4 of the 1995 Plan is hereby amended by deleting the words “Eight Hundred Thousand (800,000)” and replacing such words with “One Million Fifty Thousand (1,050,000)”;

2.	The last paragraph of the plan is deleted in its entirety and placed with the following:

“The foregoing Indevus Pharmaceuticals, Inc. 1995 Employee Stock Purchase Plan was duly adopted by the Board of Directors of the Company on the 3rd day of February, 1995, and amended on February 21, 1996, March 8, 2000, June 6, 2001, March 11, 2003, March 9, 2005 and                     ”; and

3.	Except as expressly amended hereby, the 1995 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 5 to be effective as the date first above written.

INDEVUS PHARMACEUTICALS, INC.

By:
Name:	Glenn L. Cooper
Title:	Chief Executive Officer and
Chairman of the Board

N-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Under Section 145(a) of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145(e) also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. With respect to former directors and officers, such expenses (including attorneys’ fees) incurred by such persons may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145 additionally provides that the indemnification and advancement of expenses provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise; and that the scope of indemnification under Section 145 extends to the directors and officers of a constituent corporation absorbed in a consolidation or merger and persons serving at the request of the constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the extent that the constituent corporation or such person, as applicable, would have had such power or rights if the separate existence of the constituent corporation had continued.

Article Seventh of Indevus’ Restated Certificate of Incorporation, as amended, provides that Indevus shall indemnify any person to the full extent permitted by the DGCL. In addition, Article V of Indevus’ By-Laws provides that Indevus shall, to the fullest extent permitted by Delaware law, indemnify any and all persons whom it shall have the power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by such persons by reason of having been officers or directors of Indevus, any subsidiary of Indevus or of any other corporation for which such person acted as officer or director at the request of Indevus. Indevus has entered into indemnification agreements with its directors and officers. These agreements provide for full indemnification, including indemnification for judgments or settlements against a director or officer in favor of Indevus, with certain exceptions. This indemnity could apply to liabilities under the Securities Act of 1933 in certain circumstances.

Section 102(b)(7) of the DGCL empowers a corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article SIXTH of Indevus’ Restated Certificate of Incorporation, as amended, provides that no director of Indevus shall be liable to Indevus or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Indevus or its stockholders; (ii) for acts or commissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (involving improper dividend payments, stock repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. Indevus maintains insurance policies under which the directors and officers of Indevus are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers, which could include liabilities under the Securities Act of 1933.

Item 21. Exhibits and Financial Data Schedules

The following is a list of all the exhibits filed herewith or incorporated by reference as part of the registration statement.

2.1	-	Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Valera Pharmaceuticals, Inc. (1)(2)

3.1	-	Restated Certificate of Incorporation, as amended, of Indevus Pharmaceuticals, Inc. (3)

3.2	-	By-Laws of Indevus Pharmaceuticals, Inc. (4)

4.1	-	Form of Indevus Pharmaceuticals, Inc. Common Stock Certificate (5)

4.2	-	Form of Supprelin Contingent Stock Rights Agreement (included as Annex E-1 to the joint proxy statement/prospectus contained in this registration statement)

4.3	-	Form of Stent Contingent Stock Rights Agreement (included as Annex E-2 to the joint proxy statement/prospectus contained in this registration statement)

4.4	-	Form of Octreotide Contingent Stock Rights Agreement (included as Annex E-3 to the joint proxy statement/prospectus contained in this registration statement)

5.1	-	Opinion of Burns & Levinson LLP as to the validity of the securities being registered (7)

8.1	-	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters (7)

8.2	-	Opinion of Pepper Hamilton LLP as to certain U.S. federal income tax matters (7)

10.1	-	Voting Agreement, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and certain affiliated funds of Sanders Morris Harris, Inc. (1)

10.2	-	Voting Agreement, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Psilos Group Partners II-S, L.P. (1)

10.3	-	Side Letter dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc. and certain affiliated funds of Sanders Morris Harris, Inc. (6)

23.1	-	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (7)

23.2	-	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (7)

23.3	-	Consent of Burns & Levinson LLP (included in Exhibit 5.1)

23.4	-	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.5	-	Consent of Pepper Hamilton LLP (included in Exhibit 8.2)

24.1	-	Powers of Attorney (6)

99.1	-	Form of Proxy Card for Indevus Pharmaceuticals, Inc. (7)

99.2	-	Form of Proxy Card for Valera Pharmaceuticals, Inc. (7)

99.3	-	Consent of UBS Securities LLC (6)

99.4	-	Consent of Banc of America Securities LLC (6)

(1)	Incorporated by reference to Registrant’s Form 8-K filed December 12, 2006.
(2)	Except for Exhibits 2.1(d)(ii)(A) and 2.1(d)(ii)(B) to the Agreement and Plan of Merger, all other exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Indevus will furnish the omitted exhibits to the Securities and Exchange Commission upon request by the Commission.
(3)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.
(4)	Incorporated by reference to Registrant’s Form 8-K filed July 3, 2003.
(5)	Incorporated by reference to Registrant’s Amendment No. 3 to Registration Statement on Form 8-A filed March 20, 1990.
(6)	Previously filed with the initial filing of this Registration Statement on Form S-4 on January 29, 2007.
(7)	Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the 12th day of March, 2007.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper, M.D.
Glenn L. Cooper, M.D. Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 12, 2007.

Name	Title

/s/ Glenn L. Cooper, M.D. Glenn L. Cooper, M.D.	Chief Executive Officer and Chairman (Principal Executive Officer)

* Andrew J. Ferrara	Director

* Michael E. Hanson	Director

* Stephen C. McCluski	Director

* Cheryl. P. Morley	Director

* Malcolm Morville	Director

* David B. Sharrock	Director

* Michael W. Rogers	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

* Dale Ritter	Senior Vice President, Finance. (Principal Accounting Officer)

*By:	/s/ Glenn L. Cooper, M.D.
Glenn L. Cooper, M.D.
Attorney-in-Fact

EXHIBIT INDEX

2.1	-	Agreement and Plan of Merger, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Valera Pharmaceuticals, Inc. (1)(2)

3.1	-	Restated Certificate of Incorporation, as amended, of Indevus Pharmaceuticals, Inc. (3)

3.2	-	By-Laws of Indevus Pharmaceuticals, Inc. (4)

4.1	-	Form of Indevus Pharmaceuticals, Inc. Common Stock Certificate (5)

4.2	-	Form of Supprelin Contingent Stock Rights Agreement (included as Annex E-1 to the joint proxy statement/prospectus contained in this registration statement)

4.3	-	Form of Stent Contingent Stock Rights Agreement (included as Annex E-2 to the joint proxy statement/prospectus contained in this registration statement)

4.4	-	Form of Octreotide Contingent Stock Rights Agreement (included as Annex E-3 to the joint proxy statement/prospectus contained in this registration statement)

5.1	-	Opinion of Burns & Levinson LLP as to the validity of the securities being registered (7)

8.1	-	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters (7)

8.2	-	Opinion of Pepper Hamilton LLP as to certain U.S. federal income tax matters (7)

10.1	-	Voting Agreement, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and certain affiliated funds of Sanders Morris Harris, Inc. (1)

10.2	-	Voting Agreement, dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc., Hayden Merger Sub, Inc. and Psilos Group Partners II-S, L.P. (1)

10.3	-	Side Letter dated as of December 11, 2006, by and among Indevus Pharmaceuticals, Inc. and certain affiliated funds of Sanders Morris Harris, Inc. (6)

23.1	-	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (7)

23.2	-	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (7)

23.3	-	Consent of Burns & Levinson LLP (included in Exhibit 5.1)

23.4	-	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.5	-	Consent of Pepper Hamilton LLP (included in Exhibit 8.2)

24.1	-	Powers of Attorney (6)

99.1	-	Form of Proxy Card for Indevus Pharmaceuticals, Inc. (7)

99.2	-	Form of Proxy Card for Valera Pharmaceuticals, Inc. (7)

99.3	-	Consent of UBS Securities LLC (6)

99.4	-	Consent of Banc of America Securities LLC (6)

(1)	Incorporated by reference to Registrant’s Form 8-K filed December 12, 2006.
(2)	Except for Exhibits 2.1(d)(ii)(A) and 2.1(d)(ii)(B) to the Agreement and Plan of Merger, all other exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Indevus will furnish the omitted exhibits to the Securities and Exchange Commission upon request by the Commission.
(3)	Incorporated by reference to Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.
(4)	Incorporated by reference to Registrant’s Form 8-K filed July 3, 2003.
(5)	Incorporated by reference to Registrant’s Amendment No. 3 to Registration Statement on Form 8-A filed March 20, 1990.
(6)	Previously filed with the initial filing of this Registration Statement on Form S-4 on January 29, 2007.
(7)	Filed herewith.